UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 2)

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Securities Exchange Act of 1934

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Zanite Acquisition Corp.

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PRELIMINARY PROXY STATEMENT, DATED

March 18, 2022, SUBJECT TO COMPLETION

ZANITE ACQUISITION CORP.

25101 Chagrin Boulevard

Suite 350

Cleveland, Ohio 44122

Dear Zanite Stockholders:

We cordially invite you to attend a special meeting in lieu of the 2022 annual meeting of the stockholders (the “special meeting”) of Zanite Acquisition Corp., a Delaware corporation (“Zanite”, “we,” “us,” “our” or the “Company”), which will be held on [●] at [●] a.m., New York City time at https://www.cstproxy.com/zaniteacquisition/2022. In light of ongoing developments related to the novel coronavirus (COVID-19), after careful consideration, the Company has determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the special meeting by visiting https://www.cstproxy.com/zaniteacquisition/2022 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement.

On December 21, 2021, the Company, Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), Embraer Aircraft Holding, Inc., a Delaware corporation and a direct wholly owned subsidiary of Embraer (“EAH”), and EVE UAM, LLC, a Delaware limited liability company and a wholly owned subsidiary of EAH that was formed for purposes of conducting the UAM Business (as defined in the accompanying proxy statement) (“Eve”), entered into a Business Combination Agreement (the “Business Combination Agreement”).

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, a series of related transactions occurred, or will occur, including the following (the transactions contemplated by the Business Combination Agreement, the “business combination”): (x) pursuant to the terms of the Contribution Agreement (as defined in the accompanying proxy statement), (i) Embraer transferred certain assets and liabilities relating to the UAM Business to Eve or to EVE Soluções de Mobilidade Aérea Urbana Ltda., a Brazilian limited liability company (sociedade limitada) and a direct wholly owned subsidiary of Eve (the “Brazilian Subsidiary”), in exchange for the issuance of a number of limited liability company interests of Eve (the “Eve Interests”) as specified in the Contribution Agreement to Embraer (such issued Eve Interests, together with the Eve Interests that Embraer owned immediately prior to such issuance, together representing 100% of the issued and outstanding equity interests of Eve at the time of such issuance, the “Transferred Eve Interests”), and (ii) Embraer then transferred the Transferred Eve Interests to EAH in exchange for the issuance of such number of shares of common stock and shares of non-voting preferred stock of EAH as set forth in the Contribution Agreement; (y) entered into a binding agreement with, and subject to the terms and conditions set forth therein, sold and transferred to KPI Jet, LLC (the “Unaffiliated Investor”) such shares of non-voting preferred stock of EAH (the “Preferred Stock Sale”); and (z) upon the terms and subject to the conditions of the Business Combination Agreement, EAH, as the sole beneficial and record holder of all of the Transferred Eve Interests (being all of the issued and outstanding equity interests of Eve at such time), will contribute and transfer to Zanite, and Zanite will receive from EAH, all of the Transferred Eve Interests, as consideration and in exchange for the issuance and transfer by Zanite to EAH of 220,000,000 shares of common stock of Zanite, at the Closing (the “Equity Exchange”). You are being asked to vote on the business combination.

The Business Combination Agreement provides that Eve’s, Embraer’s and EAH’s obligations to consummate the business combination are conditioned on, among other things, the Company having available cash of at least $350,000,000 from (i) the Company’s trust account (the “trust account”) established in connection with the Company’s initial public offering (the “IPO”) (after deducting any amounts required to pay holders (“public stockholders”) who have elected to redeem their shares of Class A common stock included in the units sold by the Company in the IPO (the “public shares”) but prior to the payment of any transaction expenses or deferred compensation owed to the underwriters of the IPO) and (ii) the PIPE Investment (as defined below). The business combination is also subject to the satisfaction or waiver of certain other closing conditions (including, without limitation, certain conditions precedent to the consummation of the business combination) as described in the accompanying proxy statement. If these conditions are not met, and such conditions are not waived, then the Business Combination Agreement could terminate and the proposed business combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

In connection with the transactions contemplated by the Business Combination Agreement, the Company has entered into subscription agreements, each dated December 21, 2021 (collectively, the “Subscription Agreements”) with certain investors, including certain strategic investors, Zanite Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and EAH (collectively, the “PIPE Investors”) pursuant to which the Company agreed to issue and sell to the PIPE Investors in private placements to close immediately prior to the Closing, an aggregate of 34,730,000 shares of Class A common stock of Zanite, par value $0.0001 per share (the “Class A common stock” and, together with the Class B common stock, the “common stock”), at $10.00 per share, for an aggregate purchase price of $347,300,000, which includes the commitment of the Sponsor to purchase 2,500,000 shares of Class A common stock for a purchase price of $25,000,000 and the commitment of EAH to purchase 17,500,000 shares of Class A common stock for a purchase price of $175,000,000 (collectively, the “PIPE Investment”). In connection with the PIPE Investment, EAH has entered into arrangements with certain of such Strategic PIPE Investors to provide them with price protections in the amount of up to their $30 million aggregate commitments in the form of credits for parts and services or cash in exchange for the transfer of their shares to EAH following the closing of the business combination. The obligations of each party to consummate the PIPE Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.

At the special meeting, you will be asked to consider and vote upon the following proposals:

(1)

Proposal No. 1: A proposal to adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement as Annex A, and to approve the transactions contemplated by the Business Combination Agreement (the “business combination”), which provides that, among other things, EAH, as the sole beneficial and record holder of all of the issued and outstanding equity interests of Eve as of immediately prior to the closing of the business combination (the “Closing”), will contribute and transfer to Zanite, and Zanite will receive from EAH, all of the issued and outstanding equity interests of Eve, as consideration and in exchange for the issuance and transfer by Zanite to EAH of 220,000,000 shares of common stock of Zanite at the Closing (the “Business Combination Proposal”);

(2)

Proposal No. 2: Proposals to amend and restate, and further amend, the Company’s certificate of incorporation, dated November 16, 2020 (the “Current Charter”), as follows (such amended and restated and further amended certificate of incorporation referred to herein as the “Proposed Charter”) (collectively, the “Charter Amendment Proposals”):

(A)

Charter Amendment Proposal A: to approve and adopt the Proposed Charter (other than the proposals addressed in Charter Amendment Proposal B), which, if approved, would amend and restate the Current Charter, and which, if approved, would take effect upon the Closing;

(B)

Charter Amendment Proposal B: to approve and adopt a proposed amendment to the Proposed Charter to (i) increase the number of authorized shares of Class A common stock from 100,000,000 to 1,000,000,000, which will become shares of common stock, par value of $0.001 per share, of the combined company upon the Closing, and the total number of authorized shares of common stock from 111,000,000 to 1,000,000,000 and (ii) provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) the General Corporation Law of the State of Delaware (the “DGCL”), which, if approved, will both be in effect upon the Closing;

(3)

Proposal No. 3: Proposals to approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with U.S. Securities and Exchange Commission (the “SEC”) guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as six sub-proposals (collectively, the “Advisory Charter Proposals”);

(A)

Proposal No. 3(A): A proposal to increase the total number of authorized shares of stock to 1,100,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share;

(B)

Proposal No. 3(B): A proposal to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL;

(C)

Proposal No. 3(C): A proposal to require the affirmative vote of the holders of at least two-thirds of the total voting power of all the then outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class to (1) make amendments to certain provisions of the Proposed Charter (Article THIRTEENTH (A)) and (2) amend the proposed bylaws (as defined in the accompanying proxy statement) (Article SIXTH (F));

(D)

Proposal No. 3(D): A proposal to provide that any action required or permitted to be taken by the stockholders of the Company may be taken by written consent until the time the issued and outstanding shares of common stock owned by Embraer entities (as defined in the accompanying proxy statement) represent less than 50% of the voting power of the then outstanding shares of capital stock of the Company;

(E)	Proposal No. 3(E): A proposal to elect not to be governed by Section 203 of the DGCL relating to business combinations with interested stockholders; and

(F)

Proposal No. 3(F): A proposal to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Zanite Acquisition Corp.” to “Eve Holding, Inc.”, (ii) making the Company’s corporate existence perpetual and (iii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company;

(4)

Proposal No. 4: A proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Stock Market (“Nasdaq”), (x) the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination, consisting of the issuance of (i) shares of common stock to EAH pursuant to the terms of the Business Combination Agreement and (ii) shares of common stock to the PIPE Investors in connection with the PIPE Investment, plus any additional shares of common stock or securities convertible into shares of common stock pursuant to Subscription Agreements or similar arrangements that we may enter into prior to the Closing, and (y) the issuance of shares of common stock to EAH in connection with the business combination and the PIPE Investment that would result in EAH owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules (the “Stock Issuance Proposal”);

(5)

Proposal No. 5: A proposal to approve and adopt the Eve Holding, Inc. 2022 Stock Incentive Plan (the “Incentive Plan”), a copy of which is attached to the accompanying proxy statement as Annex K (the “Incentive Plan Proposal”);

(6)

Proposal No. 6: A proposal to elect seven directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, or until such directors’

successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “Director Election Proposal”); and

(7)

Proposal No. 7: A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals (as defined below) or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived (the “Adjournment Proposal”).

Each of these proposals is more fully described in the accompanying proxy statement, which you are encouraged to read carefully. Under the Business Combination Agreement, the Closing is conditioned upon the approval of the Business Combination Proposal, the Charter Amendment Proposals, the Stock Issuance Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) and each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal are not conditioned upon the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the business combination may not be consummated. By contrast, approval of each of the other proposals in the proxy statement (i.e., the Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal) is not a condition to the consummation of the business combination.

Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “ZNTE” and “ZNTEW,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-half of one redeemable warrant, and are listed on Nasdaq under the symbol “ZNTEU.” The units will automatically separate into their component securities upon consummation of the business combination and, as a result, will no longer trade as an independent security. Upon consummation of the transactions contemplated by the Business Combination Agreement, we will change our name to “Eve Holding, Inc.” We intend to apply to obtain the listing of our common stock and warrants on the NYSE under the symbols “EVEX” and “EVEXW,” respectively, upon the Closing.

Only holders of record of shares of our Class A common stock and shares of our Class B common stock at the close of business on March 18, 2022 (the “record date”) are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting and electronically during the special meeting at https://www.cstproxy.com/zaniteacquisition/2022.

We are providing the accompanying proxy statement and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read the accompanying proxy statement carefully and submit your proxy to vote on the business combination. Please pay particular attention to the section entitled “Risk Factors” beginning on page 26 of the accompanying proxy statement.

After careful consideration, our board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the Business Combination Proposal, the Charter Amendment Proposals, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal is in the best interests of the Company and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals and “FOR” each of the director nominees.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Zanite’s Directors and Officers in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement for a further discussion.

Pursuant to the Current Charter, a public stockholder may request that we redeem all or a portion of such public stockholder’s public shares for cash if the business combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 10:00 AM, New York City time, on [●] (two business days prior to the scheduled vote at the special meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, our transfer agent (the “transfer agent”), that we redeem your public shares for cash, and (b) deliver your public shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and warrants included in the units sold by the Company in the IPO (the “public warrants”) prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account (net of amounts which may be withdrawn to pay our taxes (“permitted withdrawals”)), divided by the number of then-outstanding public shares. For illustrative purposes, as of February 3, 2022, this would have amounted to approximately $10.30 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its shares in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the Company instruct our transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Approval of the Business Combination Proposal, each of the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, and the Adjournment Proposal each require the affirmative vote of a majority of the votes cast by holders of shares of our Class A common stock and Class B common stock present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of each of the Charter Amendment Proposals requires the affirmative vote of holders of a majority of the outstanding shares of our Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. In addition, Charter Amendment Proposal B requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock, voting as a class. The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of our Class A common stock and Class B common stock cast by the Company’s stockholders present in person or by proxy at the virtual special meeting and entitled to vote thereon, voting as a single class.

Our “initial stockholders” (consisting of the Sponsor, John B. Veihmeyer, Larry R. Flynn, Ronald D. Sugar and Gerard J. DeMuro) and our other officers and directors entered into a letter agreement with us at the time of the IPO, pursuant to which they agreed (i) to vote the shares of our Class B common stock (the “founder shares”) purchased by them, as well as any public shares purchased by them during or after the IPO, in favor of the Business Combination Proposal and (ii) to waive their redemption rights with respect to any founder shares they hold and any public shares they may acquire in connection with the completion of the business combination. As of the date hereof, our initial stockholders own 20% of our total outstanding shares of common stock.

All our stockholders are cordially invited to attend the special meeting virtually. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible.

If you are a stockholder of record holding shares of common stock, you may also cast your vote virtually at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting virtually, obtain a proxy from your broker or bank.

If you fail to return a proxy card or fail to instruct a broker or other nominee how to vote, and do not attend the special meeting virtually, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Charter Amendment Proposals, but will have no effect on the outcome of any other proposal in the accompanying proxy statement.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

If your shares are held in “street name” or are in a margin or similar account, you should contact your bank or broker to ensure that your shares are represented and voted at the special meeting.

On behalf of our board of directors, we would like to thank you for your support of Zanite Acquisition Corp. and look forward to a successful completion of the business combination.

By Order of the Board of Directors,
Steven H. Rosen Co-Chief Executive Officer and Director	Kenneth C. Ricci Co-Chief Executive Officer and Director

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES

FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARES OF CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT FOR MORE SPECIFIC INSTRUCTIONS.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement, passed upon the merits or fairness of the Business Combination Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●] and is first being mailed to our stockholders on or about [●].

ZANITE ACQUISITION CORP.

25101 Chagrin Boulevard

Suite 350

Cleveland, Ohio 44122

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF ZANITE STOCKHOLDERS

To Be Held on [●]

TO THE STOCKHOLDERS OF ZANITE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2022 annual meeting of the stockholders (the “special meeting”) of Zanite Acquisition Corp., a Delaware corporation (“Zanite”, “we,” “us,” “our” or the “Company”), will be held on [●], at [●] a.m., New York City time at https://www.cstproxy.com/zaniteacquisition/2022. In light of ongoing developments related to the novel coronavirus (COVID-19), after careful consideration, the Company has determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You are cordially invited to attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the special meeting by visiting https://www.cstproxy.com/zaniteacquisition/2022 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement.

At the special meeting, you will be asked to consider and vote upon the following proposals:

(1)

Proposal No. 1: A proposal to adopt the Business Combination Agreement, dated as of December 21, 2021 (the “Business Combination Agreement”), a copy of which is attached to the accompanying proxy statement as Annex A, by and among the Company, Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), EVE UAM, LLC, a Delaware limited liability company and a newly formed direct wholly owned subsidiary of Embraer that was formed for purposes of conducting the UAM Business (as defined in the accompanying proxy statement) (“Eve”), and Embraer Aircraft Holding, Inc., a Delaware corporation and a direct wholly owned subsidiary of Embraer (“EAH”), and approve the transactions contemplated by the Business Combination Agreement (the “business combination”), which provides that, among other things, EAH, as the sole beneficial and record holder of all of the issued and outstanding equity interests of Eve as of immediately prior to the closing of the business combination (the “Closing”), will contribute and transfer to Zanite, and Zanite will receive from EAH, all of the issued and outstanding equity interests of Eve, as consideration and in exchange for the issuance and transfer by Zanite to EAH of 220,000,000 shares of common stock of Zanite at the Closing (the “Business Combination Proposal”);

(2)

Proposal No. 2: Proposals to amend and restate, and further amend, the Company’s certificate of incorporation, dated November 16, 2020 (the “Current Charter”), as follows (such amended and restated and further amended certificate of incorporation referred to herein as the “Proposed Charter”) (collectively, the “Charter Amendment Proposals”):

(A)

Charter Amendment Proposal A: to approve and adopt the Proposed Charter (other than the proposals addressed in Charter Amendment Proposal B), which, if approved, would amend and restate the Current Charter, and which, if approved, would take effect upon the Closing;

(B)

Charter Amendment Proposal B: to approve and adopt a proposed amendment to the Proposed Charter to (i) increase the number of authorized shares of Class A common stock from 100,000,000 to 1,000,000,000, which will become shares of common stock, par value of $0.001 per share, of the combined company upon the Closing, and the total number of authorized shares of common stock from 111,000,000 to 1,000,000,000 and (ii) provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, which, if approved, will both be in effect upon the Closing;

(3)

Proposal No. 3: Proposals to approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with U.S. Securities and Exchange Commission (the “SEC”) guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as six sub-proposals (collectively, the “Advisory Charter Proposals”);

(A)

Proposal No. 3(A): A proposal to increase the total number of authorized shares and classes of stock to 1,100,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share;

(B)

Proposal No. 3(B): A proposal to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL;

(C)

Proposal No. 3(C): A proposal to require the affirmative vote of the holders of at least two-thirds of the total voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class to (1) make amendments to certain provisions of the Proposed Charter (Article THIRTEENTH (A)) and (2) amend the proposed bylaws (as defined in the accompanying proxy statement) (Article SIXTH (F));

(D)

Proposal No. 3(D): A proposal to provide that any action required or permitted to be taken by the stockholders of the Company may be taken by written consent until the time the issued and outstanding shares of common stock owned by Embraer Entities (as defined in the accompanying proxy statement) represent less than 50% of the voting power of the then outstanding shares of capital stock of the Company;

(E)	Proposal No. 3(E): A proposal to elect not to be governed by Section 203 of the DGCL relating to business combinations with interested stockholders; and

(F)

Proposal No. 3(F): A proposal to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Zanite Acquisition Corp.” to “Eve Holding, Inc.”, (ii) making the Company’s corporate existence perpetual and (iii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company;

(4)

Proposal No. 4: A proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Stock Market (“Nasdaq”), (x) the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination, consisting of the issuance of (i) shares of common stock to EAH pursuant to the terms of the Business Combination Agreement and (ii) shares of common stock to the PIPE Investors (as defined below) in connection with the PIPE Investment, plus any additional shares of common stock or securities convertible into shares of common stock pursuant to Subscription Agreements or similar arrangements that we may enter into prior to the Closing, and (y) the issuance of shares of common stock to EAH in connection with the business combination and the PIPE Investment that would result in EAH owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules (the “Stock Issuance Proposal”);

(5)

Proposal No. 5: A proposal to approve and adopt the Eve Holding, Inc. 2022 Stock Incentive Plan (the “Incentive Plan”), a copy of which is attached to the accompanying proxy statement as Annex K (the “Incentive Plan Proposal”);

(6)

Proposal No. 6: A proposal to elect seven directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meetings of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “Director Election Proposal”); and

(7)

Proposal No. 7: A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals (as defined below) or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived (the “Adjournment Proposal”).

Each of these proposals is more fully described in the accompanying proxy statement, which you are encouraged to read carefully. Under the Business Combination Agreement, the Closing is conditioned upon the approval of the Business Combination Proposal, the Charter Amendment Proposals, the Stock Issuance Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) and each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal are not conditioned upon the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the business combination may not be consummated. By contrast, approval of each of the other proposals in the accompanying proxy statement (i.e., the Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal) is not a condition to the consummation of the business combination.

The Business Combination Agreement provides that Eve’s, Embraer’s and EAH’s obligations to consummate the business combination are conditioned on, among other things, the Company having available cash of at least $350,000,000 from (i) the Company’s trust account (the “trust account”) established in connection with the Company’s initial public offering (the “IPO”) (after deducting any amounts required to pay holders (“public stockholders”) who have elected to redeem their shares of Class A common stock included in the units sold by the Company in the IPO (the “public shares”) but prior to the payment of any transaction expenses or deferred compensation owed to the underwriters of the IPO) and (ii) the PIPE Investment (as defined below). The business combination is also subject to the satisfaction or waiver of certain other closing conditions (including, without limitation, certain conditions precedent to the consummation of the business combination) as described in the accompanying proxy statement.

In connection with the transactions contemplated by the Business Combination Agreement, the Company has entered into subscription agreements, each dated December 21, 2021 (collectively, the “Subscription Agreements”) with certain investors, including certain strategic investors, Zanite Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and EAH (collectively, the “PIPE Investors”) pursuant to which the Company agreed to issue and sell to the PIPE Investors in private placements to close immediately prior to the Closing, an aggregate of 34,730,000 shares of Class A common stock of Zanite, par value $0.0001 per share (the “Class A common stock” and, together with the Class B common stock, the “common stock”), at $10.00 per share, for an aggregate purchase price of $347,300,000, which includes the commitment of the Sponsor to purchase 2,500,000 shares of Class A common stock for a purchase price of $25,000,000 and the commitment of EAH to purchase 17,500,000 shares of Class A common stock for a purchase price of $175,000,000 (collectively, the “PIPE Investment”). In connection with the PIPE Investment, EAH has entered into arrangements with certain of such Strategic PIPE Investors to provide them with price protections in the amount of up to their $30 million aggregate commitments in the form of credits for parts and services or cash in exchange for the transfer of their shares to EAH following the Closing. The obligations of each party to consummate the PIPE Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.

Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “ZNTE” and “ZNTEW,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-half of one redeemable warrant, and are listed on Nasdaq under the symbol “ZNTEU.” The units will automatically separate into their component securities upon consummation of the business combination and, as a result, will no longer trade as an independent security. Upon consummation of the transactions contemplated by the Business Combination Agreement, we will change our name to “Eve Holding, Inc.” We intend to apply to obtain the listing of our common stock and warrants on the NYSE under the symbols “EVEX” and “EVEXW,” respectively, upon the Closing.

Only holders of record of shares of our Class A common stock and shares of our Class B common stock at the close of business on March 18, 2022 (the “record date”) are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting and electronically during the special meeting at https://www.cstproxy.com/zaniteacquisition/2022.

Pursuant to the Current Charter, a public stockholder may request that we redeem all or a portion of such public stockholder’s public shares for cash if the business combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 10:00 AM, New York City Time, on [●] (two business days prior to the scheduled vote at the special meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, our transfer agent (the “transfer agent”), that we redeem your public shares for cash, and (b) deliver your public shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and warrants included in the units sold by the Company in the IPO (the “public warrants”) prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account (net of amounts which may be withdrawn to pay our taxes (“permitted withdrawals”)), divided by the number of then-outstanding public shares. For illustrative purposes, as of February 3, 2022, this would have amounted to approximately $10.30 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its shares in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the Company instruct our transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Approval of the Business Combination Proposal, each of the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, and the Adjournment Proposal each require the affirmative vote of a majority of the votes cast by holders of shares of our Class A common stock and Class B common stock present virtually or by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of each of the Charter Amendment Proposals requires the affirmative vote of holders of a majority of the outstanding shares of our Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. In addition, Charter Amendment Proposal B requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock, voting as a class. The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of our Class A common stock and Class B common stock cast by the Company’s stockholders present virtually or by proxy at the virtual special meeting and entitled to vote thereon, voting as a single class.

Our “initial stockholders” (consisting of the Sponsor, John B. Veihmeyer, Larry R. Flynn, Ronald D. Sugar and Gerard J. DeMuro) and our other officers and directors entered into a letter agreement with us at the time of the IPO, pursuant to which they agreed (i) to vote the shares of our Class B common stock (the “founder shares”) purchased by them, as well as any public shares purchased by them during or after the IPO, in favor of the Business Combination Proposal and (ii) to waive their redemption rights with respect to any founder shares they hold and any public shares they may acquire in connection with the completion of the business combination. As of the date hereof, our initial stockholders own 20% of our total outstanding shares of common stock.

All our stockholders are cordially invited to attend the special meeting virtually. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible.

If you are a stockholder of record holding shares of common stock, you may also cast your vote virtually at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting virtually, obtain a proxy from your broker or bank.

If you fail to return a proxy card or fail to instruct a broker or other nominee how to vote, and do not attend the special meeting virtually, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Charter Amendment Proposals, but will have no effect on the outcome of any other proposal in the accompanying proxy statement.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

Our board of directors unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals and “FOR” each of the director nominees

Your attention is directed to the proxy statement accompanying this notice (including the Annexes thereto) for a more complete description of the proposed business combination and related transactions and each of the proposals. We urge you to read the accompanying proxy statement carefully. If you have any questions or need assistance voting your shares of common stock, please contact Morrow Sodali LLC (“Morrow”), our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing

ZNTE.Info@investor.morrowsodali.com. This notice of special meeting and the accompanying proxy statement are available at https://www.cstproxy.com/zaniteacquisition/2022.

By Order of the Board of Directors,

Steven H. Rosen Co-Chief Executive Officer and Director	Kenneth C. Ricci Co-Chief Executive Officer and Director

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [●]: This notice of special meeting and the accompanying proxy statement will be available at https://www.cstproxy.com/zaniteacquisition/2022.

i

TRADEMARKS

This proxy statement contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. The Company does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

CERTAIN DEFINED TERMS

Unless otherwise stated in this proxy statement or the context otherwise requires, references to:

•

“Adjournment Proposal” means the proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived;

•

“Advisory Charter Proposals” means proposals to approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with the SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions;

•

“Amended and Restated Registration Rights Agreement” means the registration rights agreement to be entered into at Closing, by and among the Sponsor, Zanite, EAH and certain other parties thereto, attached to this proxy statement as Annex F, as may be amended or modified from time to time;

•

“Ancillary Agreements” means (a) the Subscription Agreements (b) the Amended and Restated Registration Rights Agreement (c) the Sponsor Support Agreement, (d) the Confidentiality Agreement, (e) the Services Agreements, (f) the Data Access Agreement, (g) the Stockholders Agreement, (h) the Contribution Agreement, (i) the Tax Receivable Agreement and (j) the Tax Sharing Agreement, collectively;

•	“Atech” means Atech—Negócios em Tecnologias S.A., a Brazilian corporation (sociedade anônima) and wholly owned subsidiary of Embraer;

•

“BCA” or “Business Combination Agreement” means the Business Combination Agreement, dated as of December 21, 2021, by and among Eve, Embraer, EAH, and Zanite, as may be amended and modified from time to time, attached to this proxy statement as Annex A, as may be amended or modified from time to time;

•	“board of directors” means the board of directors of the Company;

•	“Brazilian Subsidiary” means Eve Soluções de Mobilidade Aérea Urbana Ltda., a Brazilian limited liability company (sociedade limitada) and a wholly owned subsidiary of Eve;

•	“business combination” means the transactions contemplated by the Business Combination Agreement;

•	“Business Combination Proposal” means the proposal to adopt the Business Combination Agreement and approve the Equity Exchange;

•

“Charter Amendment Proposals” means the proposals to (a) approve and adopt the Proposed Charter (other than the proposals addressed in Charter Amendment Proposal B), which, if approved, would amend and restate the Current Charter, and which, if approved, would take effect upon the Closing; and (b) approve and adopt a proposed amendment to the Proposed Charter to (i) increase the number of authorized shares of Class A common stock from 100,000,000 to 1,000,000,000, which will become shares of common stock, par value of $0.001 per share, of the combined company upon the Closing, and the total number of authorized shares of common stock from 111,000,000 to 1,000,000,000 and (ii) provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, which, if approved, will both be in effect upon the Closing;

•	“Class A common stock” means the Class A common stock of Zanite, par value $0.0001 per share;

•	“Class B common stock” means the Class B common stock of Zanite, par value $0.0001 per share;

•	“Closing” means the closing of the business combination;

•	“Closing Date” means the date of the Closing;

•	“Code” means the United States Internal Revenue Code of 1986;

•	“Combined Financial Statements” means the audited financial statements of the UAM Business as of and for the years ended December 31, 2021, 2020 and 2019;

•	“common stock” means (a) prior to the Closing, Class A common stock and Class B common stock and (b) from and after the Closing, shares of common stock, par value $0.0001 per share, of the Company;

•	“Company”, “we”, “us” and “our” means Zanite, including, where applicable, Holdafter Zanite’s change of name to Eve Holding, Inc.;

•

“completion window” means (i) the period in which the Company must complete its initial business combination, which was extended by the Sponsor on May 18, 2021 until November 19, 2021 and which was further extended by the Sponsor on November 17, 2021 until May 19, 2022, or (ii) such other time period in which the Company must consummate its initial business combination pursuant to an amendment to the Company’s amended and restated certificate of incorporation;

•	“Condition Precedent Proposals” means the Business Combination Proposal, the Charter Amendment Proposals, the Stock Issuance Proposal and the Director Election Proposal;

•	“Contributed Assets” means the assets to be transferred to Eve pursuant to the Contribution Agreement;

•

“Contribution Agreement” means the Contribution Agreement, dated as of December 10, 2021, by and among Embraer, EAH, and Eve, attached to this proxy statement as Annex J, as may be amended or modified from time to time;

•

“Confidentiality Agreement” means the Nondisclosure Letter, dated as of December 11, 2020, by and among Zanite, Embraer and Embraer Aerospace Technology, Inc. (formerly known as Embraer Urban Air Mobility Solutions, Inc.), as assigned by Embraer Aerospace Technology, Inc. to Eve pursuant to that certain Assignment and Assumption Agreement, dated as of September 10, 2021, by and between Embraer, Embraer Aerospace Technology, Inc. and Eve;

•	“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks;

•

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down (including, the shutdown of air transport and cargo routes, shut down of foodservice or certain business activities), closure (including business and border closures), sequester, safety or similar applicable law, directive, guidelines or recommendations promulgated by any applicable Governmental Authority, in each case, in connection with or in response to COVID-19;

•	“Current Charter” means the Company’s amended and restated certificate of incorporation, dated November 16, 2020;

•	“CVM” means the Brazilian Securities Commission (Comissão de Valores Mobiliários);

•

“Data Access Agreement” means the Database Limited Access Agreement, dated as of December 14, 2021 by and among Embraer, Eve and the Brazilian Subsidiary, attached to this proxy statement as Annex M, as may be amended and modified from time to time;

•	“DTC” means the Depository Trust Company;

v

•	“DGCL” means the General Corporation Law of the State of Delaware;

•	“Director Election Proposal” means the proposal to elect the directors who, upon consummation of the business combination, will be the directors of Eve Holding, Inc.;

•	“EAH” means Embraer Aircraft Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Embraer;

•	“EAH Common Stock” means the common stock of EAH;

•	“EAH Preferred Stock” means the non-voting preferred stock of EAH;

•	“Embraer” means Embraer S.A., a Brazilian corporation (sociedade anônima);

•	“Embraer Entities” means the Embraer and any of its Subsidiaries (other than the Eve Entities);

•	“Embraer Retained Business” means the businesses of Embraer (other than the UAM Business);

•

“EmbraerX” means Embraer’s market accelerator committed to the development of innovative solutions and focused on the promotion of innovative ideas aimed at the development of new businesses, products, technologies, services and processes;

•

“Equity Exchange” means the transfer of all of the issued and outstanding Eve Interests from EAH to Zanite as consideration and in exchange for the issuance and transfer by Zanite to EAH of 220,000,000 shares of the Company’s common stock at the Closing;

•	“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

•	“Eve” means EVE UAM, LLC, a Delaware limited liability company and wholly owned subsidiary of EAH;

•	“Eve Holding” means the Company following the consummation of the business combination, including after its name change to “Eve Holding, Inc.”

•	“Eve Entities” means Eve, the Brazilian Subsidiary and any other subsidiary of Eve, from time to time;

•	“Eve Interests” means the limited liability company interests of Eve designated as “Common Units”;

•	“eVTOL” means a passenger or cargo aircraft with electric propulsion with vertical take-off and landing capabilities, with maximum range of up to 200 nautical miles (370.4 kilometers);

•	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

•	“GAAP” means generally accepted accounting principles in the United States as in effect from time to time;

•	“GDP” means the gross domestic product;

•

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal;

•	“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority;

•	“Group” means the Embraer Entities, on the one hand, or the Eve Entities, on the other hand, as the case may be;

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“Incentive Plan” means the Eve Holding, Inc. 2022 Stock Incentive Plan, a copy of which is attached to this proxy statement as Annex K, as may be amended and modified from time to time;

•	“Incentive Plan Proposal” means the proposal to adopt the Eve Holding, Inc. 2022 Stock Incentive Plan;

•	“initial stockholders” means Zanite Sponsor LLC, John B. Veihmeyer, Larry R. Flynn, Ronald D. Sugar and Gerard J. DeMuro.

•	“IPO” means the initial public offering of Zanite;

•	“IRS” means the U.S. Internal Revenue Service;

•	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

•

“Lease Agreements” means (a) the lease agreement, dated as of August 2, 2021, entered into by and between Embraer and the Brazilian Subsidiary, and (b) the sublease agreement, dated as of December 15, 2021, entered into by and between Eve and Embraer Engineering & Technology Center USA, Inc., in each case, on or prior to the Closing Date, pursuant to which the Brazilian Subsidiary or Eve leases or subleases certain Embraer or third-party properties, in each case, as may be amended or modified from time to time;

•

“Master Services Agreements” or “MSAs” means (a) the Master Services Agreement, dated as of December 14, 2021, entered into by and between Eve and Embraer, (b) the Master Services Agreement, dated as of December 14, 2021, entered into by and between Eve and Atech and (c) the Services Agreement, dated as of December 14, 2021, entered into by and between Eve and the Brazilian Subsidiary, pursuant to which, in the case of (a) and (b), the Embraer Entities will provide certain services to the Eve Entities and, in the case of (c), the Brazilian Subsidiary will provide certain services to Eve, attached to this proxy statement as Annexes G, H and I, respectively, in each case, as may be amended or modified from time to time;

•	“Minimum Cash Condition” means the Trust Amount and the PIPE Investment Amount, in the aggregate, being equal to or greater than $350,000,000 as of Closing;

•	“Morrow” means Morrow Sodali LLC, the proxy solicitor to Zanite;

•	“Nasdaq” means the Nasdaq Capital Market;

•

“new warrants” means the warrants to acquire an aggregate of up to 35,650,000 shares of common stock pursuant to the terms of the Strategic Warrant Agreements, which will be issued on or after the consummation of the Transactions, subject to certain triggering events, to certain Strategic PIPE Investors;

•	“NYSE” means the New York Stock Exchange;

•	“PIPE Investment” means the purchase of shares of our common stock by the PIPE Investors pursuant to the Subscription Agreements, for a total aggregate purchase price of at least $347,300,000;

•	“PIPE Investment Amount” means the aggregate gross purchase price received by Zanite prior to or substantially concurrently with the Closing for the shares in the PIPE Investment;

•	“PIPE Investors” means those certain investors (including EAH, the Sponsor and the Strategic PIPE Investors) participating in the PIPE Investment pursuant to the Subscription Agreements;

•

“Pre-Closing Restructuring” means the series of transactions effected pursuant to the Contribution Agreement including, among other things, the transfer by Embraer of certain assets and liabilities relating to the UAM Business to the Eve Entities;

•

“Preferred Stock Purchase Agreement” means the purchase agreement, dated as of December 9, 2021, by and between Embraer and the Unaffiliated Investor, pursuant to which Embraer sold to the Unaffiliated Investor, and the Unaffiliated Investor purchased from Embraer, all of the issued and outstanding shares of EAH Preferred Stock for or an aggregate purchase price of $9,973,750.

•	“private placement warrants” means the warrants to purchase the Company’s Class A common stock purchased in a private placement in connection with the IPO;

•	“Proposed Bylaws” means the second amended and restated bylaws of the Company, a copy of which is attached to this proxy statement as Annex D;

•	“Proposed Charter” means the amended and restated certificate of incorporation of the Company, a copy of which is attached to this proxy statement as Annex C;

•

“public shares” means the shares of our Class A common stock included in the units sold in the IPO (whether they were purchased in such offering or thereafter in the secondary market, and including the shares included as part of the additional units sold in connection with the underwriters’ election to exercise their over-allotment option in full);

•	“public stockholders” means the holders of Zanite’s public shares, whether acquired in Zanite’s IPO or acquired in the secondary market;

•	“public warrant holders” means the holders of Zanite’s public warrants, whether acquired in Zanite’s IPO or acquired in the secondary market;

•	“public warrants” means the warrants included in the units sold in the IPO, each of which is exercisable for one share of our Class A common stock, in accordance with its terms;

•	“Regulation S-K” means Regulation S-K under the Securities Act;

•	“Regulation S-X” means Regulation S-X under the Securities Act;

•	“Sarbanes Oxley Act” means the Sarbanes-Oxley Act of 2002;

•	“SEC” means the United States Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“Services Agreements” means the Master Services Agreements and the Shared Services Agreement;

•	“Stock Issuance Proposal” means the proposal to issue shares of common stock in connection with the business combination and the PIPE Investment;

•

“Strategic PIPE Investors” means Acciona Logistica, S.A., Azorra Aviation Holdings, LLC, BAE Systems plc, Falko Regional Aircraft Limited, Falko eVTOL LLC, Republic Airways Inc., Rolls-Royce plc, Space Florida, Strong Fundo de Investimento em Cotas de Fundos de Investimento Multimercado, SkyWest Leasing, Inc. and Thales USA, Inc.

•

“Strategic Warrant Agreements” means the Warrant Agreements, dated as of December 21, 2021, each by and between or among the Company and (i) Republic Airways Inc., (ii) SkyWest Leasing, Inc., (iii) Falko Regional Aircraft Limited and Falko eVTOL LLC, (iv) BAE Systems plc, (v) Azorra Aviation Holdings, LLC, (vi) Rolls-Royce PLC or (vii) Strong Fundo de Investimento em Cotas de Fundos de Investimento Multimercado, and the Warrant Agreement, dated as of March 16, 2022, by and between the Company and Acciona Logistica, S.A., three forms of which are attached to this proxy statement as Annexes P, Q and R, as may be amended or modified from time to time;

•

“Shared Services Agreement” means the Shared Services Agreement, dated as of December 14, 2021, entered into by and among Embraer, EAH, Eve and the Brazilian Subsidiary, pursuant to which the Embraer Entities have agreed to provide certain services to the Eve Entities, attached to this proxy statement as Annex N, as may be amended or modified from time to time;

•

“special meeting” means the meeting to be held on [●], [●], 2022, at [●] a.m., New York City time at https://www.cstproxy.com/zaniteacquisition/2022 in lieu of the 2022 annual meeting of the stockholders of Zanite;

•	“Sponsor” means Zanite Sponsor LLC, a Delaware limited liability company;

•	“Sponsor Parties” means Zanite Sponsor LLC, John B. Veihmeyer, Larry R. Flynn, Gerard J. DeMuro and Ronald D. Sugar;

•

“Sponsor Support Agreement” means that certain Support Agreement, dated as of December 21, 2021, by and among the Sponsor, Zanite, Embraer, EAH and certain other parties thereto, attached to this proxy statement as Annex B, as may be amended or modified from time to time;

•

“Stockholders Agreement” means the Stockholders Agreement to be entered into by and among the Company, the Sponsor and EAH at the Closing, the form of which is attached to this proxy statement as Annex E, as may be amended or modified from time to time;

•

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated, the form of which is attached to this proxy statement as Annex S, as may be amended or modified from time to time;

•

“Subsidiary” means, with respect to a person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such person;

•

“Tax Receivable Agreement” means the Tax Receivable Agreement to be entered into by and between the Company and EAH at the Closing, the form of which is attached to this proxy statement as Annex O, as may be amended or modified from time to time;

•

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into by and between the Company and EAH at the Closing, the form of which is attached to this proxy statement as Annex T, as may be amended or modified from time to time;

•

“Transaction Proposals” means, collectively, the Business Combination Proposal, the Charter Amendment Proposals, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal, and the Adjournment Proposal;

•

“Transactions” means, collectively, the business combination, including the Pre-Closing Restructuring, the PIPE Investment, the Equity Exchange, the Preferred Stock Sale and the other transactions contemplated by the Business Combination Agreement and Ancillary Agreements;

•	“Transfer Agent” means Continental Stock Transfer & Trust Company;

•	“trust account” means the Company’s trust account;

•

“Trust Amount” means the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy Zanite’s obligations to its stockholders (if any) that exercise their redemption rights (but prior to the payment or reimbursement, as applicable, of any (x) deferred underwriting commissions being held in the trust account and (y) transaction expenses of Embraer and its subsidiaries (including Eve) and Zanite);

•

“UAM” means a system for commercial or non-commercial passenger or cargo air travel or transportation services, in each case, which involves an eVTOL vehicle and onboard/ground-piloted or autonomous piloting or operations;

•

“UAM Business” means all activities by or on behalf of Embraer or its Subsidiaries (or, upon the Closing, the Company or the Brazilian Subsidiary) related to the research, design, development, testing, engineering, licensing, certification, manufacturing, procurement, assembling, packaging, sales support and after-sales support of, marketing, promotion, advertising, qualification, distribution, importation, fulfillment, offering, sale, deployment delivery, provision, exploitation, configuration, installation, integration, analysis, support, maintenance, repair, service, and other commercialization of or provision of services with respect to eVTOL and related products and services and the UATM for the UAM market, in each case, excluding any of the following applications or uses whether or not in connection with eVTOL: crop dusting, defense or security businesses;

•

“UAM Material Adverse Effect” means a material adverse effect with respect to the UAM Business, Eve or the Brazilian Subsidiary as set forth in the section entitled “The Business Combination Proposal — Material Adverse Effect”;

•

“UATM” means the collection of systems and services (including organizations, airspace structures and procedures, environment and technologies) that support the integrated operation of UAM vehicles in low level airspace, which systems and services are directed to supporting UAM operations and enhancing the performance of UAM and low-level air travel, which for avoidance of doubt does not include general air traffic management systems;

•	“Unaffiliated Investor” means KPI Jet, LLC;

•

“units” the units sold in the IPO (including the units sold in connection with the underwriters’ election to exercise their over-allotment option in full), each of which consists of one share of Class A common stock and one-half of one redeemable warrant;

•	“Warrant Agreement” means the Warrant Agreement, dated as of November 16, 2020, by and between Zanite and Continental Stock Transfer & Trust Company, as warrant agent;

•	“Zanite” means Zanite Acquisition Corp., a Delaware corporation;

•	“Zanite Material Adverse Effect” means a material adverse effect with respect to Zanite as set forth in the section entitled “The Business Combination Proposal — Material Adverse Effect”;

•	“warrants” means the public warrants, the private placement warrants and the new warrants, as applicable.

x

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes statements that are, or may be deemed to be, “forward-looking statements” within the meaning of the U.S. federal securities laws, including statements under the headings “Summary of the Proxy Statement,” “Risk Factors,” “Zanite’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Eve’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” are statements of future expectations and other forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “plan,” “potential,” “predict,” “projected,” “should,” “strategy,” “suggests,” “targets,” “will,” “will be” or “would” or similar expressions or the negatives thereof, or other variations thereof, or comparable terminology, or by discussions of strategy, plans or intentions. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement and include statements regarding the intentions, beliefs or current expectations of Zanite’s or Eve’s management teams concerning, among other things, their respective results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which they operate.

You are cautioned that forward-looking statements are not guarantees of future performance and that Zanite’s and Eve’s actual results of operations, financial condition and liquidity, and the development of the industry in which Eve operates, may differ materially from those made in or suggested by the forward-looking statements contained in this proxy statement. In addition, even if Zanite’s and Eve’s results of operations, financial condition and liquidity, and the development of the industry in which Eve operates are consistent with the forward-looking statements contained in this proxy statement, those results or developments may not be indicative of results or developments in subsequent periods.

By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and Zanite’s and Eve’s actual financial condition, results of operations and cash flows. The development of the industry in which Eve operates may differ materially from (and be more negative than) those made in, or suggested by, the forward-looking statements contained in this proxy statement.

These statements are based on Zanite’s or Eve’s management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those anticipated by such statements. You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, Eve’s actual results or performance following the business combination may be materially different from those expressed or implied by these forward-looking statements. Factors that could cause such differences in actual results include:

•	the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the BCA;

•	the inability to complete the PIPE Investment;

•	the outcome of any legal proceedings that may be instituted against Zanite or Eve following announcement of the execution of the BCA;

•

the inability to complete the business combination due to the failure to obtain approval of the stockholders of Zanite of the BCA or to satisfy other conditions to the closing in the BCA, or the failure to complete the business combination for any reason within the completion window;

•

the amount of cash available in Zanite’s trust account, after deducting the amount required to satisfy Zanite’s obligations to its stockholders (if any) that exercise their rights to redeem their public shares (but prior to the payment or reimbursement, as applicable, of any (a) deferred underwriting commissions being held in the Zanite’s trust account and (b) transaction expenses of Embraer and its subsidiaries (including Eve) and Zanite), plus the PIPE Investment Amount, may not be sufficient to satisfy the Minimum Cash Condition, in which case the business combination may not be able to be completed unless such condition is waived by Embraer, EAH and Eve;

•	the inability to obtain the listing of our shares of common stock on the NYSE following the Equity Exchange;

•	the risk that the business combination disrupts current plans and operations of Eve as a result of the announcement and consummation of the transactions described herein;

•

Eve’s ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Eve to grow and manage growth profitably following the Equity Exchange;

•	costs related to the business combination;

•	changes in applicable laws or regulations;

•	the impact of the COVID-19 pandemic;

•	the risk of global and regional economic downturns;

•	competition from other manufacturers and operators of eVTOL and other methods of air or ground transportation;

•	the projected financial information, anticipated growth rate, and market opportunity of Eve;

•	foreign currency, interest rate, exchange rate and commodity price fluctuations;

•	various environmental requirements;

•	retention or recruitment of executive and senior management and other key employees;

•	the possibility that Zanite or Eve may be adversely affected by other economic, business, and/or competitive factors;

•	the risk that the proposed business combination disrupts current plans and operations of Eve as a result of the announcement and pendency of the business combination;

•	the ability of the Company to maintain an effective system of internal controls over financial reporting;

•	the ability of the Company to grow market share in its existing markets or any new markets it may enter;

•	the ability of the Company to respond to general economic conditions;

•	the ability of the Company to manage its growth effectively;

•	the ability of the Company to achieve and maintain profitability in the future;

•	the ability of the Company to access sources of capital to finance operations and growth;

•	the success of strategic relationships with third parties;

•	reliance on services to be provided by Embraer and other third parties; and

•	other risks and uncertainties described in this proxy statement, including those under “Risk Factors”.

The Company and Eve undertake no obligations to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events, other than as required by law.

The foregoing factors and others described under “Risk Factors” should not be construed as exhaustive. There are other factors that may cause our actual results to differ materially from the forward-looking statements contained in this proxy statement. Moreover, new risks emerge from time to time and it is not possible for the Company and Eve to predict all such risks. The Company and Eve cannot assess the impact of all risks on their respective business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. The Company and Eve urge you to read the sections of this proxy statement entitled “Summary of the Proxy Statement,” “Risk Factors,” “Zanite’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Eve’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for a more complete discussion of the factors that could affect their respective future performance and the industry in which we operate.

The forward-looking statements are based on plans, estimates and projections as they are currently available to the management of the Company and Eve, and neither undertakes any obligation, and neither expects, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to the Company and Eve or to persons acting on behalf of the Company and Eve are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this proxy statement.

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers for Stockholders of Zanite” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section entitled “Certain Defined Terms.”

•

Zanite is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•

There are currently 28,750,000 shares of our common stock outstanding, consisting of 23,000,000 shares of our Class A common stock and 5,750,000 shares of our Class B common stock, held of record by 6 holders, no shares of preferred stock outstanding and 25,750,000 warrants outstanding, consisting of 11,500,000 public warrants held of record by 2 holders and 14,250,000 private placement warrants held of record by one holder, our Sponsor. Each public warrant entitles its holder to purchase one share of our Class A common stock at an exercise price of $11.50 per share, to be exercised only for a whole number of shares of our Class A common stock. The public warrants will become exercisable on the later of 30 days after the Closing of our business combination or 12 months from the closing of the IPO, provided in each case that we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The public warrants expire five years after the Closing of our business combination or earlier upon redemption or liquidation. Once the public warrants become exercisable, we may redeem the outstanding public warrants at a price of $0.01 per warrant, if the last sale price of our class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third business day before the Company sends the notice of redemption to the warrant holders. Except as otherwise provided in the warrant agreement, the private placement warrants, however, are non-redeemable so long as they are held by the Sponsor or its permitted transferees. For more information regarding the warrants, please see the section entitled “Description of Securities.”

•

The UAM Business that has been contributed to Eve as part of the contemplated transaction has been incubated for nearly four years within EmbraerX, a business unit within Embraer. In April 2021, Embraer formed EVE Urban Air Mobility Solutions, Inc., a Delaware corporation, which was later converted into a limited liability company and renamed “EVE UAM, LLC,” for purposes of conducting the UAM Business as an independent company. The UAM Business is developing a comprehensive UAM solution that includes: the design and production of electric vertical takeoff and landing vehicles (“eVTOLs”); a portfolio of maintenance and support services focused on Eve and third-party eVTOLs; fleet operations services conducted in collaboration with partners; and a new Urban Air Traffic Management (“UATM”) system designed to allow eVTOLs to operate safely and efficiently in dense urban airspace alongside conventional aircraft and drones. The UAM Business expects to achieve type certification of its eVTOL in 2025 and reach entry-into-service in 2026. To date, the UAM Business has established an initial order pipeline of 1,735 vehicles valued at $5.2 billion from 17 launch customers based on non-binding letters of intent, consistent with common aviation practices. The UAM Business believes that it is well positioned to achieve certification and volume production of its UAM solution due to the experience of its team, its portfolio of technologies, its network of leading partners and its strategic relationship with Embraer, among other factors.

•

In accordance with the terms and subject to the conditions of the Business Combination Agreement, Zanite has agreed to pay consideration in the form of 220,000,000 shares of common stock valued at $10.00 per share to EAH in exchange for all of the issued and outstanding equity interests of Eve. The following table summarizes the sources and uses of funds for the business combination. These figures assume (i) that no public stockholders of Zanite exercise their redemption rights in connection with the business combination and (ii) that Zanite issues 34,730,000 shares of common stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the below figures will be different.

Sources			Uses
Cash and investment held in trust account	$236,926,076.00	(1)	Cash to balance sheet	$543,341,076.00
PIPE Investment Amount	$347,300,000.00		Estimated transaction costs(2)	$19,725,000.00
			Cash disbursement(3)	$21,160,000.00

Total sources	$584,226,076.00		Total uses	$584,226,076.00

(1)

Assumes no shares of Class A common stock are redeemed by the public stockholders in connection with the business combination. For every 100,000 shares of Class A common stock that are redeemed, the total sources and total uses would be reduced by $1.03 million to satisfy such redemption obligations to Zanite’s public stockholders.

(2)

Includes deferred underwriting commissions of $8,050,000 due to the underwriters of Zanite’s IPO and Zanite’s estimated transaction expenses of $11,675,000. The underwriters have agreed that up to $2,012,500 of their deferred underwriting commissions may be reallocated by Zanite to the payment of Zanite’s other advisors’ fees.

(3)

Reflects a disbursement of cash to Embraer, pursuant to the terms of the Business Combination Agreement, in the amount of $21,160,000 as payment for incurred transaction expenses which are unrelated to Eve or Eve’s subsidiaries and which are payable upon Closing.

•

In connection with the transactions contemplated by the Business Combination Agreement, the Company has entered into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the Company agreed to issue and sell to the PIPE Investors in private placements to close immediately prior to the Closing, an aggregate of 34,730,000 shares of Class A common stock at $10.00 per share, for an aggregate purchase price of $347,300,000. The PIPE Investors include, among others, the Sponsor, which subscribed to purchase 2,500,000 shares of common stock for a purchase price of $25,000,000, EAH, which subscribed to purchase 17,500,000 shares of common stock for a purchase price of $175,000,000 and the other PIPE Investors, which subscribed to purchase 11,500,000 shares of common stock for a purchase price of $115,000,000. The obligations of each party to consummate the PIPE Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The PIPE Investment is expected to close substantially concurrently with the Closing. In connection with the Closing, all of the issued and outstanding shares of our Class A common stock, including the shares of Class A common stock issued to the PIPE Investors, will be converted into, on a one-for-one basis, shares of common stock of Eve Holding. In addition, the Company has also entered into warrant agreements with certain of the Strategic PIPE Investors, pursuant to which, and subject to the terms and conditions of each applicable warrant agreement, the Company has agreed to issue to the Strategic PIPE Investors warrants to purchase an aggregate amount of (i) 18,650,000 shares of common stock with an exercise price of $0.01 per share, (ii) 12,000,000 shares of common stock with an exercise price of $15.00 per share and (iii) 5,000,000 shares of common stock with an exercise price of $11.50 per share. The warrant agreements provide for the issuance of such warrants upon the Closing and/or achievement of certain UAM Business milestones (which milestones include, as applicable, (a) receipt of the first type certification for eVTOL in compliance with certain airworthiness authorities, (b) receipt of the first binding commitment from a third party to purchase eVTOL jointly developed by Embraer and a certain Strategic Investor for the defense and security technology market, (c) the eVTOL’s successful entry into service, (d) the completion of the initial term of a certain engineering services agreement to be entered into with a certain Strategic Investor (e) receipt of binding commitments from certain Strategic Investors for an aggregate of 500 eVTOLs, (f) receipt of an initial deposit to purchase 200 eVTOLs from a certain Strategic Investor, (g) the mutual agreement to continue to collaborate beyond December 31, 2022 with a certain Strategic Investor and (h) the time at which ten vertiports that have been developed or implemented with the services of a certain Strategic Investor have entered operation or are technically capable of entering operation). In connection with the PIPE Investment, EAH has entered into arrangements with certain of such Strategic PIPE Investors to provide them with price protections in the amount of up to their $30 million aggregate commitments in the form of credits for parts and services or cash in exchange for the transfer of their shares to EAH following the Closing. Pursuant to the terms of the Subscription Agreements, a PIPE Investor, including the Sponsor and EAH, may assign all or a portion of its obligation to purchase its shares of Common Stock in the PIPE Investment with Zanite’s prior consent.

The table below presents the trust value per share to a public stockholder that elects not to redeem across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still allow for the satisfaction of the Minimum Cash Condition. This trust value per share includes the per share cost of the deferred underwriting commission.

As of December 31, 2021
Trust Value	$236,926,076
Total shares of Class A common stock	23,000,000
Trust Value per share of Class A common stock	$10.30

	Assuming no Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Possible Redemptions
Redemptions ($)	$-	$59,231,519	$118,463,038	$177,694,557	$234,225,779
Redemptions (Shares)	-	5,750,000	11,500,000	17,250,000	22,737,864
Deferred underwriting commission(1)	$8,050,000	$8,050,000	$8,050,000	$8,050,000	$8,050,000
Cash left in Trust Account post redemption minus deferred underwriting commission	$228,876,076	$169,644,557	$110,413,038	$51,181,519	$-
Class A common stock post redemption	23,000,000	17,250,000	11,500,000	5,750,000	262,136

Trust Value Per Share	$9.95	$9.83	$9.60	$8.90	N/A

(1)	The underwriters have agreed that up to $2,012,500 of their deferred underwriting commissions may be reallocated by Zanite to the payment of Zanite’s other advisors’ fees.

The table below presents possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still allow for the satisfaction of the Minimum Cash Condition. In an effort to illustrate the extent of such dilution, the table below assumes (i) the exercise of all 11,500,000 public warrants and 14,250,000 private placement warrants, (ii) the conversion of all 5,750,000 founder shares into shares of common stock on a one-for-one basis, (iii) the issuance of 220,000,000 shares of common stock to EAH in the Equity Exchange, (iv) the issuance of 34,730,000 shares of common stock to the PIPE Investors (including 17,500,000 and 2,500,000 shares of common stock EAH and the Sponsor have each committed to purchase in connection with the PIPE Investment), and (v) the issuance and exercise of all of the 35,650,000 new warrants (including 24,200,000 new warrants to be issued on the Closing and 11,450,000 new warrants that may be issued subject to certain triggering events, as described under the heading “Summary of the Proxy Statement”), but does not assume the issuance of any equity awards under the Incentive Plan.

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public shares	23,000,000	6.67%	17,250,000	5.09%	11,500,000	3.45%	5,750,000	1.76%	262,136	0.08%
Shares issued to EAH(1)	237,500,000	68.86%	237,500,000	70.03%	237,500,000	71.24%	237,500,000	72.49%	237,500,000	73.73%
Shares issued to Zanite’s initial stockholders(2)	8,250,000	2.39%	8,250,000	2.43%	8,250,000	2.47%	8,250,000	2.52%	8,250,000	2.56%
Shares issued to third-party PIPE Investors	14,730,000	4.27%	14,730,000	4.34%	14,730,000	4.42%	14,730,000	4.50%	14,730,000	4.57%
Shares underlying public warrants	11,500,000	3.33%	11,500,000	3.39%	11,500,000	3.45%	11,500,000	3.51%	11,500,000	3.57%
Shares underlying private placement warrants	14,250,000	4.13%	14,250,000	4.20%	14,250,000	4.27%	14,250,000	4.35%	14,250,000	4.42%
Shares underlying new warrants	35,650,000	10.34%	35,650,000	10.51%	35,650,000	10.69%	35,650,000	10.88%	35,650,000	11.07%
Shares outstanding	344,880,000	100%	339,130,000	100%	333,380,000	100%	327,630,000	100%	322,142,136	100%

(1)	Includes 17,500,000 shares of common stock to be subscribed for and purchased by EAH as part of the PIPE Investment at a purchase price of $10.00 per share.
(2)

Includes 5,050,000 founder shares held by the Sponsor, 250,000 founder shares held by Ronald D. Sugar, 150,000 founder shares held by John B. Veihmeyer, 150,000 founder shares held by Larry R. Flynn and 150,000 founder shares held by Gerard J. DeMuro. Also includes the 2,500,000 shares of common stock the Sponsor committed to purchase in connection with the PIPE Investment at a purchase price of $10.00 per share.

The deferred underwriting commissions in connection with the IPO will be released to the underwriters only on completion of the business combination. The deferred underwriting commission is payable if a business combination is consummated without regard to the number of public shares redeemed by holders in connection with a business combination. The underwriters have agreed that up to $2,012,500 of their deferred underwriting commissions may be reallocated by Zanite to the payment of Zanite’s other advisors’ fees. The following table presents the deferred underwriting commission as a percentage of the cash left in the Trust Account following redemptions across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still provide for the satisfaction of the Minimum Cash Condition.

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Deferred Underwriting Commission	$8,050,000	$8,050,000	$8,050,000	$8,050,000	$8,050,000
Deferred Underwriting Commission as a percentage of cash left in the Trust Account Following Redemptions	3.4%	4.5%	6.8%	13.6%	298.1%

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Our management and board of directors considered various factors in determining whether to approve the Business Combination Agreement and the business combination. For more information about our decision-making process, see the section entitled “The Business Combination Proposal — Zanite’s Board of Directors’ Reasons for the Approval of the Business Combination”.

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Pursuant to the Current Charter, in connection with the business combination, holders of our public shares may elect to have their Class A common stock redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter. As of February 3, 2022, this would have amounted to approximately $10.30 per share. If a holder exercises his, her, or its redemption rights, then the holder will exchange his, her, or its public shares for cash and will no longer own shares of the post-business combination Company and will not participate in the future growth of the post-business combination Company, if any. Such a holder will be entitled to receive cash for his, her, or its public shares only if he, she, or it properly demands redemption and delivers his, her, or its shares (either physically or electronically) to the Transfer Agent at least two business days prior to the scheduled vote at the special meeting. Please see the section entitled “Special Meeting of Zanite Stockholders — Redemption Rights.”

•	In addition to voting on the Business Combination Proposal, stockholders are being asked to vote on the following proposals at the special meeting:

(1)	Proposal No. 2 — The Charter Amendment Proposals: Proposals to amend and restate, and further amend, the Current Charter as follows:

(A)

Charter Amendment Proposal A: to approve and adopt the Proposed Charter (other than the proposals addressed in Charter Amendment Proposal B), which, if approved, would amend and restate the Current Charter, and which, if approved, would take effect upon the Closing;

(B)

Charter Amendment Proposal B: to approve and adopt a proposed amendment to the Proposed Charter to (i) increase the number of authorized shares of Class A common stock from 100,000,000 to 1,000,000,000, which will become shares of common stock, par value of $0.001 per share, of the combined company upon the Closing, and the total number of authorized shares of common stock from 111,000,000 to 1,000,000,000 and (ii) provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, which, if approved, will both be in effect upon the Closing;

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Proposal No. 3 — The Advisory Charter Proposals: Proposals to approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with the SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as six sub-proposals;

•

Proposal No. 3(A): A proposal to increase the total number of authorized shares and classes of stock to 1,100,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share;

•

Proposal No. 3(B): A proposal to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL;

•

Proposal No. 3(C): A proposal to require the affirmative vote of the holders of at least two-thirds of the total voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class to (1) make amendments to certain provisions of the Proposed Charter (Article THIRTEENTH (A)) and (2) amend the Proposed Bylaws (Article SIXTH (F));

•

Proposal No. 3(D): A proposal to provide that any action required or permitted to be taken by the stockholders of the Company may be taken by written consent until the time the issued and outstanding shares of common stock owned by Embraer Entities represent less than 50% of the voting power of the then outstanding shares of capital stock of the Company;

•	Proposal No. 3(E): A proposal to elect not to be governed by Section 203 of the DGCL relating to business combinations with interested stockholders; and

•

Proposal No. 3(F): A proposal to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Zanite Acquisition Corp.” to “Eve Holding, Inc.”, (ii) making the Company’s corporate existence perpetual and (iii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company;

•

Proposal No. 4 — The Stock Issuance Proposal: A proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq, (x) the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination, consisting of the issuance of (i) shares of common stock to EAH pursuant to the terms of the Business Combination Agreement and (ii) shares of common stock to the PIPE Investors in connection with the PIPE Investment, plus any additional shares of common stock or securities convertible into shares of common stock pursuant to Subscription Agreements or similar arrangements that we may enter into prior to the Closing, and (y) the issuance of shares of common stock to EAH in connection with the business combination and the PIPE Investment that would result in EAH owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules;

•	Proposal No. 5 — The Incentive Plan Proposal: A proposal to approve and adopt the Incentive Plan, a copy of which is attached to this proxy statement as Annex K;

•

Proposal No. 6 — The Director Election Proposal: A proposal to elect seven directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal; and

•

Proposal No. 7 — The Adjournment Proposal: A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived.

Please see sections entitled “The Business Combination Proposal,” “The Charter Amendment Proposals,” “The Advisory Charter Proposals,” “The Incentive Plan Proposal,” “The Director Election Proposal” and “The Adjournment Proposal.” Under the Business Combination Agreement, the Closing is conditioned upon the approval of the Condition Precedent Proposals and each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal are not conditioned upon the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the business combination may not be consummated. By contrast, approval of each of the other proposals in this proxy statement (i.e., the Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal) is not a condition to the consummation of the business combination.

•

Our board of directors has decided to increase the size of the board of directors from six to seven directors if the business combination is completed. For more information, please see the section entitled “Management of the Company following the Business Combination.”

•

Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the Closing is subject to a number of conditions set forth in the Business Combination Agreement including, among others, the receipt of certain stockholder approvals contemplated by this proxy statement. For more information about the closing conditions to the business combination, please see the section entitled “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Completion of the Business Combination.”

•

The Business Combination Agreement may be terminated at any time prior to the consummation of the business combination upon agreement of the parties thereto, or by the Company or Embraer in specified circumstances. For more information about the termination rights under the Business Combination Agreement, please see the section entitled “The Business Combination Proposal — Termination; Effectiveness.

•	The business combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•

When you consider the recommendation of our board of directors that you vote in favor of approval of the business combination, you should be aware that the initial stockholders, including the Company’s directors and officers, have interests in the business combination that may be different from, or in addition to, the interests of the Company’s other stockholders and warrant holders. These interests include:

•	The Sponsor and our officers and directors will lose their entire investment in us if we do not complete a business combination within the completion window.

On August 7, 2020, the Sponsor paid $25,000 in consideration for 5,750,000 founder shares, or approximately $0.004 per share, to cover certain of our offering costs in connection with the IPO. On October 15, 2020, the Sponsor transferred 250,000 founder shares to Ronald D. Sugar, our senior advisor, and 150,000 founder shares to each of John B. Veihmeyer, Larry R. Flynn and Gerard J. DeMuro, our then directors, resulting in the Sponsor holding 5,050,000 founder shares. In September 2021, in connection with his appointment to the board of directors, Patrick M. Shanahan was made a member of the Sponsor, pursuant to which Mr. Shanahan may be entitled to distributions of the Company’s securities held by the Sponsor following the consummation of the business combination. The 5,750,000 founder shares have an aggregate market value of approximately $58,650,000 based upon the closing per share price of $10.20 on Nasdaq on February 3, 2022.

On November 19, 2020, in connection with the closing of the IPO, the Sponsor purchased 9,650,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $9,650,000. Each private placement warrant entitles the holder thereof to purchase one share of common stock at $11.50 per share. On May 18, 2021, the Sponsor purchased 2,300,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $2,300,000, to extend the period of time the Company has to consummate its initial business combination by 6 months from the prior deadline of May 19, 2021 until November 19, 2021. On November 16, 2021, the Sponsor purchased 2,300,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $2,300,000, to extend the period of time it the Company has to consummate its initial business combination by 6 months from the prior deadline of November 19, 2021 until May 19, 2022. The 14,250,000 private placement warrants have an aggregate market value of approximately $10,545,000 based upon the closing per public warrant price of $0.74 on Nasdaq on February 3, 2022. We would need to seek and obtain the requisite consent of our stockholders to extend the period of time Zanite has to consummate its initial business combination beyond May 19, 2022.

On December 21, 2021, the Sponsor committed to purchase 2,500,000 shares of common stock for $25,000,000 at $10.00 per share in connection with the PIPE Investment. Such shares would have an aggregate market value of approximately $25,500,000 based upon the closing per share price of $10.20 on Nasdaq on February 3, 2022. As described in the Subscription Agreement, the PIPE Investment will only be funded in connection with the closing of the business combination.

In the event that the Company does not complete a business combination within the completion window, the 5,750,000 founder shares and 14,250,000 private placement warrants, for which the Sponsor and our officers and directors have invested a total of $14,275,000 and which have an approximate aggregate market value of $69,130,875 as of February 3, 2022, will expire worthless, the Company may be unable to pay $31,698 in aggregate out-of-pocket expenses expected to be repaid by the Company to the Sponsor and our officers and directors upon consummation of the business combination. In February 2022, the Company issued an unsecured promissory note to the Sponsor (the “New Promissory Note) pursuant to which the Company may borrow up to $2,000,000.00, related to ongoing expenses reasonably related to the business of the Company and the consummation of the business combination. The Company may be unable to repay the up to $2,000,000 that may be borrowed by the Company from the Sponsor pursuant to the New Promissory Note. As a result, the Sponsor and our officers and directors have an aggregate of up to $71,162,573 at risk that depends on the completion of a business combination within the completion window.

•

The initial stockholders and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of the business combination. In addition, the initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if the Company fails to complete a business combination within the completion window. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if we fail to complete our initial business combination within the completion window. Our initial stockholders and our officers and directors did not receive separate consideration for their waiver of redemption rights other than the receipt of founder shares for a nominal purchase price.

•

The nominal purchase price paid by the Sponsor and our officers and directors for the founder shares may result in significant dilution to the implied value of the public shares upon consummation of the business combination. In addition, the value of the founder shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of our common stock is substantially less than $10.00 per share. As a result, the Sponsor and our officers and directors are likely able to recoup their investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, the Sponsor and our officers and directors may have an economic incentive that differs from that of our public stockholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the trust account to the public stockholders, even if that business combination were with a riskier or less-established target business.

•	Following the consummation of the business combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•

Upon the Closing, Kenneth C. Ricci is expected to serve on the Company’s board of directors and Gerard J. DeMuro, a former member of our board of directors and Eve’s Co-Chief Executive Officer, is expected to serve as the Co-Chief Executive Officer of the Company. As such, in the future they may receive any cash fees, stock options or stock awards that the Company and its board of directors determines to pay to its directors and/or officers.

•

In connection with the Closing, we will enter into the Amended and Restated Registration Rights Agreement, which will provide certain of the Company’s stockholders, including the holders of the founder shares, private placement warrants and shares of common stock issuable upon conversion of the founder shares and private placement warrants, with registration rights.

•

Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Company’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of February 3, 2022, the total aggregate amount of out-of-pocket expenses expected to be repaid by the Company upon consummation of the business combination is $31,698.

•

Upon the completion of the business combination, BTIG and I-Bankers Securities, Inc., who acted as Zanite’s underwriters in the IPO, will be entitled to an aggregate deferred underwriting commission of $8,050,000, up to $2,012,500 of which the underwriters have agreed may be reallocated by Zanite to the payment of Zanite’s other advisors’ fees. Additionally, Jefferies, Raymond James and Banco Santander (Brasil) S.A. will receive customary financial advisory fees, Cowen, Inc. will receive a capital markets advisory fee, for a transaction of this nature, and Jefferies, BTIG, Bradesco BBI and Banco Itaú International and its affiliates are entitled to receive customary placement agent and referral fees, as applicable, for a transaction of this nature, representing an aggregate of $18,100,000 in fees. As of December 30, 2021, the total aggregate amount of transaction expenses expected to be paid or repaid by Zanite upon consummation of the business combination is approximately $40.56 million, inclusive of the financial advisory, private placement and referral fees and the deferred underwriting commission payable to Zanite’s underwriters in the IPO. If we were to fail to complete a business combination by May 19, 2022, BTIG, I-Bankers, Jefferies, Bradesco BBI, Banco Itaú International and its affiliates, Cowen, Inc., Raymond James and Banco Santander (Brasil) S.A. would not receive their expected $24,137,000 in aggregate compensation for their respective roles as underwriters, financial advisor, placement agent, capital markets advisor and/or referee, as applicable, unless we seek and obtain the requisite consent of our shareholders to extend the period of time Zanite has to consummate its initial business combination.

•

In connection with the Closing, the Sponsor and our officers and directors would be entitled to the repayment of any working capital loans and advances that have been made to the Company and remain outstanding. As of the date of this proxy statement, there are no such loans or advances outstanding. If we do not complete an initial business combination within the completion window, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay any working capital loans.

•

In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or Business Combination Agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

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Kenneth C. Ricci, Zanite’s Co-Chief Executive Officer, is the controlling owner of Directional Capital LLC. Directional Capital LLC’s portfolio companies include Flexjet, LLC (“Flexjet”), where Mr. Ricci serves as a Manager and as Chairman and President of its parent, and Halo Aviation Ltd. (“Halo”), where Mr. Ricci serves as a director. On June 1, 2021, Eve announced a partnership with Halo pursuant to which Halo has agreed to order 200 eVTOL from Eve and has agreed to work with Eve to develop a new eVTOL operation in the U.S. and the U.K. Flexjet is a customer of Embraer Executive Aircraft, Inc. (“Embraer Executive Jets”) and has agreed to purchase 68 fixed-wing aircraft from Embraer Executive Jets.

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Each of our officers and directors has fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

•

None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF ZANITE

The questions and answers below highlight only selected information from this proxy statement and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the business combination. The following questions and answers do not include all the information that is important to our stockholders. Stockholders are urged to read carefully this entire proxy statement, including the Annexes and the other documents referred to herein, to fully understand the business combination and the voting procedures for the special meeting.

Q: Why am I receiving this proxy statement?

A: Our stockholders are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the business combination, among other proposals. As contemplated by the terms of the Business Combination Agreement and the Contribution Agreement, on December 10, 2021, Embraer effected a series of transactions that resulted in (i) certain assets and liabilities of the UAM Business being transferred to and owned or licensed by Eve or one of its subsidiaries in exchange for newly issued limited liability company interests of Eve and (ii) Eve becoming a wholly owned subsidiary of EAH. At the Closing of the business combination, (x) EAH will contribute and transfer to Zanite all of the Eve Interests held by it in exchange for the issuance to EAH of 220,000,000 shares of common stock of Zanite (y) Eve will become a wholly-owned subsidiary of Zanite and (z) Zanite will change its name to “Eve Holding, Inc.” A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

This proxy statement and its Annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its Annexes.

Q: When and where is the special meeting?

A: The special meeting will be held on [●], at [●], New York City time at https://www.cstproxy.com/zaniteacquisition/2022.

In light of ongoing developments related to COVID-19, and the related protocols that governments have implemented, the board of directors determined that the special meeting will be a virtual meeting conducted exclusively via live webcast. The board of directors believes that this is the right choice for the Company and its stockholders at this time, as it permits stockholders to attend and participate in the special meeting while safeguarding the health and safety of the Company’s stockholders, directors and management team. You will be able to attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting https://www.cstproxy.com/zaniteacquisition/2022. To participate in the virtual meeting, you will need a 12-digit control number assigned by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at [●], New York City time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the special meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual special meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to Morrow. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual special meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Q: What are the specific proposals on which I am being asked to vote at the special meeting?

A: At the special meeting, you will be asked to consider and vote upon the following proposals:

(1)

Proposal No. 1 — The Business Combination Proposal: A proposal to adopt the Business Combination Agreement, dated as of December 21, 2021, a copy of which is attached as Annex A, by and among the Company, Eve, Embraer, and EAH, and approve the transactions contemplated by the Business Combination Agreement, which provides that, among other things, EAH, as the sole beneficial and record holder of all of the issued and outstanding equity interests of Eve at such time, will contribute and transfer to Zanite, and Zanite will receive from EAH, all of the issued and outstanding equity interests of Eve, as consideration and in exchange for the issuance and transfer by Zanite to EAH of 220,000,000 shares of common stock of Zanite at the Closing;

(2)	Proposal No. 2 — The Charter Amendment Proposals: Proposals to amend and restate, and further amend, the Current Charter as follows:

(A)

Charter Amendment Proposal A: to approve and adopt Proposed Charter (other than the proposals addressed in Charter Amendment Proposal B), which, if approved, would amend and restate the Current Charter, and which, if approved, would take effect upon the Closing;

(B)

Charter Amendment Proposal B: to approve and adopt a proposed amendment to the Proposed Charter to (i) increase the number of authorized shares of Class A common stock from 100,000,000 to 1,000,000,000, which will become shares of common stock, par value of $0.001 per share, of the combined company upon the Closing, and the total number of authorized shares of common stock from 111,000,000 to 1,000,000,000 and (ii) provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, which, if approved, will both be in effect upon the Closing;

(3)

Proposal No. 3 — The Advisory Charter Proposals: Proposals to approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with the SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as six sub-proposals;

(A)

Proposal No. 3(A): A proposal to increase the total number of authorized shares and classes of stock to 1,100,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share;

(B)

Proposal No. 3(B): A proposal to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL;

(C)

Proposal No. 3(C): A proposal to require the affirmative vote of the holders of at least two-thirds of the total voting power of all the then outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class to (1) make amendments to certain provisions of the Proposed Charter (Article THIRTEENTH(A)) and (2) amend the Proposed Bylaws (Article SIXTH (F));

(D)	Proposal No. 3(D): A proposal to provide that any action required or permitted to be taken by the stockholders of the Company may be taken by written consent until the time the issued and outstanding shares of common stock owned by Embraer Entities represent less than 50% of the voting power of the then outstanding shares of capital stock of the Company;

(E)	Proposal No. 3(E): A proposal to elect not to be governed by Section 203 of the DGCL relating to business combinations with interested stockholders; and

(F)

Proposal No. 3(F): A proposal to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Zanite Acquisition Corp.” to “Eve Holding, Inc.”, (ii) making the Company’s corporate existence perpetual and (iii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company;

(4)

Proposal No. 4 — The Stock Issuance Proposal: A proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq, (x) the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination, consisting of the issuance of (i) shares of common stock to EAH pursuant to the terms of the Business Combination Agreement and (ii) shares of common stock to the PIPE Investors in connection with the PIPE Investment, plus any additional shares of common stock or securities convertible into shares of common stock pursuant to Subscription Agreements or similar arrangements that we may enter into prior to the Closing, and (y) the issuance of shares of common stock to EAH in connection with the business combination and the PIPE Investment that would result in EAH owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules;

(5)	Proposal No. 5 — The Incentive Plan Proposal: A proposal to approve and adopt the Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex K;

(6)

Proposal No. 6 — The Director Election Proposal: A proposal to elect seven directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meetings of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal; and

(7)

Proposal No. 7 — The Adjournment Proposal: A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived.

Q: Are the proposals conditioned on one another?

A: Yes. Under the Business Combination Agreement, the Closing is conditioned upon the approval of the Condition Precedent Proposals and each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal are not conditioned upon the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the business combination may not be consummated. By contrast, approval of each of the other proposals in this proxy statement (i.e., the Advisory Charter Proposals, the Incentive Plan Proposal, and the Adjournment Proposal) is not a condition to the consummation of the business combination.

Q: Why is the Company providing stockholders with the opportunity to vote on the business combination?

A: Under the Current Charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote, rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the Closing. The adoption of the Business Combination Agreement is required under Delaware law and the approval of the business combination is required under the Current Charter. In addition, such approval is also a condition to the Closing under the Business Combination Agreement.

Q: What will happen in the business combination?

A: As contemplated by the terms of the Business Combination Agreement and the Contribution Agreement, on December 10, 2021, Embraer effected a series of transactions that resulted in (i) certain assets and liabilities of the UAM Business being transferred to and owned or licensed by Eve or one of its subsidiaries in exchange for newly issued limited liability company interests of Eve and (ii) Eve becoming a wholly owned subsidiary of EAH. At the Closing of the business combination, (x) EAH will contribute and transfer to Zanite all of the Eve Interests held by it in exchange for the issuance to EAH of 220,000,000 shares of common stock of Zanite, (y) Eve will become a wholly-owned subsidiary of Zanite and (z) Zanite will change its name to “Eve Holding, Inc.”

Q: Following the business combination, will the Company’s securities continue to trade on a stock exchange?

A: Yes. We intend to apply to obtain listing of the post-business combination Company’s common stock and warrants on the NYSE under the symbols “EVEX” and “EVEXW,” respectively, upon the Closing. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

Q: How has the announcement of the business combination affected the trading price of the Company’s common stock?

A: On December 20, 2021, the trading date before the public announcement of the business combination, the Company’s units, Class A common stock and warrants closed at $10.45, $10.15 and $0.65, respectively. On March 17, 2022, the trading date immediately prior to the date of this proxy statement, the Company’s units, Class A common stock and warrants closed at $10.50, $10.24 and $0.62, respectively.

Q: How will the business combination impact the shares of the Company outstanding after the business combination?

A: Immediately after the business combination and the consummation of the transactions contemplated thereby, including the PIPE Investment, the amount of common stock issued and outstanding will increase to approximately 283,480,000 shares of common stock (excluding any shares of common stock issuable upon the exercise of any warrants which may be exercisable immediately following the Closing and assuming that no shares of common stock are redeemed). Additional shares of common stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding. The issuance and sale of these shares in the public market could adversely impact the market price of our common stock, even if our business is doing well.

Q: Is the business combination the first step in a “going private” transaction?

A: No. The Company does not intend for the business combination to be the first step in a “going private” transaction. One of the primary purposes of the business combination is to provide a platform for Eve to access the U.S. public markets.

Q: Will the management of Eve change in the business combination?

A:

We anticipate that all of the executive officers of Eve will remain with Eve Holding. The current directors of the Company, other than Kenneth C. Ricci, will resign at the time of the business combination. Kenneth C. Ricci will be appointed to serve as a director of Eve Holding upon completion of the business combination. The remaining director nominees will be designated by EAH in accordance with the terms of the Business Combination Agreement, except for one director who will be designated by Acciona Logistica, S.A., one of the Strategic Investors, which nominee will be subject to EAH’s and the Sponsor’s mutual good-faith approval. Please see the sections entitled “Management of the Company Following the Business Combination” and “The Director Election Proposal” for additional information.

Q:	What happens if a substantial number of the Zanite public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Zanite stockholders who vote in favor of the business combination may also nevertheless exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public stockholders are reduced as a result of redemptions by public stockholders. The consummation of the business combination is conditioned upon, among other things, Zanite having an aggregate cash amount of at least $350,000,000 available at Closing from the trust account and PIPE Investors. Zanite intends to notify Zanite stockholders by press release promptly after it becomes aware that Eve has waived this condition. In addition, with fewer public shares and public stockholders, the trading market for Class common stock may be less liquid than the market for Class A common stock was prior to consummation of the business combination and Eve may not be able to meet the listing standards for the NYSE or another national securities exchange. In addition, with less funds available from the trust account, the working capital infusion from the trust account into Eve’s business will be reduced. As a result, the proceeds will be greater in the event that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account as opposed to the scenario in which Zanite’s public stockholders exercise the maximum allowed redemption rights.

For more information, please see the sections entitled “Summary of the Proxy Statement — Ownership of the Company following the Business Combination and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The table below presents the trust value per share to a public stockholder that elects not to redeem across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still allow for the satisfaction of the Minimum Cash Condition. This trust value per share includes the per share cost of the deferred underwriting commission.

As of December 31, 2021
Trust Value	$236,926,076
Total shares of Class A common stock	23,000,000
Trust Value per share of Class A common stock	$10.30

	Assuming no Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Possible Redemptions
Redemptions ($)	$-	$59,231,519	$118,463,038	$177,694,557	$234,225,779
Redemptions (Shares)	-	5,750,000	11,500,000	17,250,000	22,737,864
Deferred underwriting commission	$8,050,000	$8,050,000	$8,050,000	$8,050,000	$8,050,000
Cash left in Trust Account post redemption minus deferred underwriting commission	$228,876,076	$169,644,557	$110,413,038	$51,181,519	$-
Class A common stock post redemption	23,000,000	17,250,000	11,500,000	5,750,000	262,136

Trust Value Per Share	$9.95	$9.83	$9.60	$8.90	N/A

The table below presents possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still allow for the satisfaction of the Minimum Cash Condition. In an effort to illustrate the extent of such dilution, the table below assumes (i) the exercise of all 11,500,000 public warrants and 14,250,000 private placement warrants, (ii) the conversion of all 5,750,000 founder shares into shares of common stock on a one-for-one basis, (iii) the issuance of 220,000,000 shares of common stock to EAH in the Equity Exchange, (iv) the issuance of 34,730,000 shares of common stock to the PIPE Investors (including 17,500,000 and 2,500,000 shares of common stock EAH and the Sponsor have each committed to purchase in connection with the PIPE Investment), and (v) the issuance and exercise of all of the 35,650,000 new warrants (including 24,200,000 new warrants to be issued on the Closing and 11,450,000 new warrants that may be issued subject to certain triggering events, as described under the heading “Summary of the Proxy Statement”), but does not assume the issuance of any equity awards under the Incentive Plan.

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public shares	23,000,000	6.67%	17,250,000	5.09%	11,500,000	3.45%	5,750,000	1.76%	262,136	0.08%
Shares issued to EAH(1)	237,500,000	68.86%	237,500,000	70.03%	237,500,000	71.24%	237,500,000	72.49%	237,500,000	73.73%
Shares issued to Zanite’s initial stockholders(2)	8,250,000	2.39%	8,250,000	2.43%	8,250,000	2.47%	8,250,000	2.52%	8,250,000	2.56%
Shares issued to third-party PIPE Investors	14,730,000	4.27%	14,730,000	4.34%	14,730,000	4.42%	14,730,000	4.50%	14,730,000	4.57%
Shares underlying public warrants	11,500,000	3.33%	11,500,000	3.39%	11,500,000	3.45%	11,500,000	3.51%	11,500,000	3.57%
Shares underlying private placement warrants	14,250,000	4.13%	14,250,000	4.20%	14,250,000	4.27%	14,250,000	4.35%	14,250,000	4.42%
Shares underlying new warrants	35,650,000	10.34%	35,650,000	10.51%	35,650,000	10.69%	35,650,000	10.88%	35,650,000	11.07%
Shares outstanding	344,880,000	100%	339,130,000	100%	333,380,000	100%	327,630,000	100%	322,142,136	100%

(1)	Includes 17,500,000 shares of common stock to be subscribed for and purchased by EAH as part of the PIPE Investment at a purchase price of $10.00 per share.
(2)

Includes 5,050,000 founder shares held by the Sponsor, 250,000 founder shares held by Ronald D. Sugar, 150,000 founder shares held by John B. Veihmeyer, 150,000 founder shares held by Larry R. Flynn and 150,000 founder shares held by Gerard J. DeMuro. Also includes the 2,500,000 shares of common stock the Sponsor committed to purchase in connection with the PIPE Investment at a purchase price of $10.00 per share.

The deferred underwriting commissions in connection with the IPO will be released to the underwriters only on completion of the business combination. The deferred underwriting commission is payable if a business combination is consummated without regard to the number of public shares redeemed by holders in connection with a business combination. The following table presents the deferred underwriting commission as a percentage of the cash left in the Trust Account following redemptions across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still provide for the satisfaction of the Minimum Cash Condition.

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Deferred Underwriting Commission	$8,050,000	$8,050,000	$8,050,000	$8,050,000	$8,050,000
Deferred Underwriting Commission as a percentage of cash left in the Trust Account Following Redemptions	3.4%	4.5%	6.8%	13.6%	298.1%

Q:	Will the Company obtain new financing in connection with the business combination?

A:

Yes, in connection with the transactions contemplated by the Business Combination Agreement, the Company has entered into Subscription Agreements, each dated December 21, 2021, with the PIPE Investors pursuant to which the Company agreed to issue and sell to the PIPE Investors in private placements to close immediately prior to the Closing, an aggregate of 34,730,000 shares of common stock at $10.00 per share, for an aggregate purchase price of $347,300,000. The PIPE Investors include, among others, the Sponsor, which subscribed to purchase 2,500,000 shares of common stock for a purchase price of $25,000,000, EAH, which subscribed to purchase 17,500,000 shares of common stock for a purchase price of $175,000,000, and the other PIPE Investors, which subscribed for 11,500,000 shares of common stock for a purchase piece of $115,000,000. Pursuant to the terms of the Subscription Agreements, a PIPE Investor, including the Sponsor and EAH, may assign all or a portion of its obligation to purchase its shares of Common Stock in the PIPE Investment with Zanite’s prior consent. At the Closing, the PIPE Investors and the Company will consummate the PIPE Investment pursuant to and in accordance with the terms of the Subscription Agreements.

In addition, the Company has also entered into warrant agreements with certain of the Strategic PIPE Investors, pursuant to which, and subject to the terms and conditions of each applicable warrant agreement, the Company has agreed to issue to the Strategic PIPE Investors warrants to purchase an aggregate amount of (i) 18,650,000 shares of common stock with an exercise price of $0.01 per share, (ii) 12,000,000 shares of common stock with an exercise price of $15.00 per share and (iii) 5,000,000 shares of common stock with an exercise price of $11.50 per share. The warrant agreements provide for the issuance of such warrants upon the Closing and achievement of certain UAM Business milestones (which milestones include, as applicable, (a) receipt of the first type certification for eVTOL in compliance with certain airworthiness authorities, (b) receipt of the first binding commitment from a third party to purchase eVTOL jointly developed by Embraer and a certain Strategic Investor for the defense and security technology market, (c) the eVTOL’s successful entry into service, (d) the completion of the initial term of a certain engineering services agreement to be entered into with a certain Strategic Investor, (e) receipt of binding commitments from certain Strategic Investors for an aggregate of 500 eVTOLs, (f) receipt of an initial deposit to purchase 200 eVTOLs from a certain Strategic Investor, (g) the mutual agreement to continue to collaborate beyond December 31, 2022 with a certain Strategic Investor and (h) the time at which ten vertiports that have been developed or implemented with the services of a certain Strategic Investor have entered operation or are technically capable of entering operation). In connection with the PIPE Investment, EAH has entered into arrangements with certain of such Strategic PIPE Investors to provide them with price protections in the amount of up to their $30 million aggregate commitments in the form of credits for parts and services or cash in exchange for the transfer of their shares to EAH following the Closing.

The Company does not currently anticipate obtaining any new debt financing to fund the business combination.

Q:	What conditions must be satisfied to complete the business combination?

A:

There are a number of closing conditions that must be satisfied or waived in the Business Combination Agreement, including, among others, the approval of the Condition Precedent Proposals by the stockholders of the Company and the satisfaction of the Minimum Cash Condition. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, please see the section entitled “The Business Combination Proposal — The Business Combination Agreement.”

Q:	Why is the Company proposing the Charter Amendment Proposals?

A:

We are proposing the Charter Amendment Proposals in order to approve the Proposed Charter, substantially in the form attached to this proxy statement as Annex C. In the judgment of the board of directors, the proposed charter is necessary to address the needs of the post-business combination Company.

Pursuant to Delaware law and the Business Combination Agreement, we are required to submit the Charter Amendment Proposals to the Company’s stockholders for approval. Please see the section entitled “The Charter Amendment Proposals” for more information.

Q:	Why is the Company proposing the Advisory Charter Proposals?

A:

We are requesting that our stockholders vote upon, on a non-binding advisory basis, a series of proposals to approve certain amendments contained in the Proposed Charter that materially affect stockholder rights, which are those amendments that will be made to the Current Charter as reflected in the Proposed Charter if the Charter Amendment Proposals are approved.

This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposals, but pursuant to SEC guidance, the Company is required to submit these provisions to our stockholders separately for approval. Please see the section entitled “The Advisory Charter Proposals” for additional information.

Q:	Why is the Company proposing the Stock Issuance Proposal?

A:

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d), which require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. Assuming no redemptions, we expect that approximately (i) 220,000,000 shares of common stock will be issued to EAH in connection with the business combination and (ii) 34,730,000 shares of Zanite Class A common stock will be issued to the PIPE Investors (inclusive of the 17,500,000 shares of common stock that will be issued to EAH in connection with the PIPE Investment and the 2,500,000 shares of common stock that will be issued to the Sponsor in connection with the PIPE Investment), plus any additional shares of common stock or securities convertible into shares of common stock we may issue pursuant to subscription agreements or similar arrangements that we may enter into prior to the Closing. Because we may issue 20% or more of our outstanding common stock as consideration in the business combination and the PIPE investment, which would constitute 20% or more of the voting power, and therefore a “change of control” under Nasdaq Listing Rules 5635(a), (b) and (d), we are required to obtain stockholder approval of such issuance. For more information, please see the section entitled “The Stock Issuance Proposal.” For more information, please see the section entitled “Proposal No. 2 — The Nasdaq Proposal.”

Q:	Why is the Company proposing the Incentive Plan Proposal?

A:

The purpose of the Incentive Plan is to further align the interests of the eligible participants with those of stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company. Please see the section entitled “The Incentive Plan Proposal” for additional information.

Q:	Why is the Company proposing the Director Election Proposal?

A:

Upon the Closing, our stockholders are being asked to consider and vote upon a proposal to elect seven directors to our board of directors, effective immediately upon the Closing of the business combination, with each Class I director having a term that expires at our annual meeting of stockholders in 2023, each Class II director having a term that expires at our annual meeting of stockholders in 2024 and each Class III director having a term that expires at our annual meeting of stockholders in 2025, or, in each case, when his or her respective successor is duly elected and qualified, or upon his or her earlier death, resignation, retirement or removal.

The Company believes it is in the best interests of stockholders to allow stockholders to vote upon the election of newly appointed directors. Please see the section entitled “The Director Election Proposal” for additional information.

Q:	Why is the Company proposing the Adjournment Proposal?

A:

We are proposing the Adjournment Proposal to allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived. Please see the section entitled “The Adjournment Proposal” for additional information.

Q:	What happens if I sell my shares of Class A common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of Class A common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A common stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination. If you transfer your shares of Class A common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:	What constitutes a quorum at the special meeting?

A:

A majority of the issued and outstanding shares of common stock entitled to vote as of the record date at the special meeting must be present, in person (which would include presence at the virtual special meeting) or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. For Charter Amendment Proposal B, a quorum will be present at the special meeting if the holders of a majority of the Class A common stock outstanding and entitled to vote at the special meeting is represented in person (which would include presence at a virtual meeting) or by proxy at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. Shares held by the Sponsor, who currently beneficially owns approximately 20% of our issued and outstanding shares of common stock, will count towards this quorum. In the absence of a quorum, the chairman of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 14,375,001 shares of our common stock would be required to achieve a quorum.

Q:	What vote is required to approve the proposals presented at the special meeting?

A:

Approval of the Business Combination Proposal, the Advisory Charter Proposals (each of which is a non-binding vote), the Stock Issuance Proposal, the Incentive Plan Proposal, and the Adjournment Proposal each requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Approval of each of the Charter Amendment Proposals requires the affirmative vote of holders of a majority of the outstanding shares of our Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. In addition, Charter Amendment Proposal B requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock, voting as a class.

The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote on the election of directors. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.

A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting) and an abstention from voting on any of the Business Combination Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal will have no effect on the outcome of any such proposal, but will have the same effect as a vote “AGAINST” the Charter Amendment Proposals.

Q:	What happens if the Business Combination Proposal is not approved?

A:

If the Business Combination Proposal is not approved and we do not consummate a business combination within the completion window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Q:	May the Sponsor, the initial stockholders or the Company’s directors or officers or their affiliates purchase shares or public warrants in connection with the business combination?

A:

In connection with the PIPE Investment, the Sponsor has agreed to purchase 2,500,000 shares of common stock for $25,000,000 at a price of $10.00 per share. Our initial stockholders and our directors, officers, advisors and their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions. In the event that the Sponsor, the initial stockholders and our directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. The purpose of any such purchases of shares could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding. Any such purchases of our securities may result in the completion of the business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our Class A common stock or public warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on the NYSE.

Q:	How many votes do I have at the special meeting?

A:

Our stockholders are entitled to one vote on each proposal presented at the special meeting for each share of common stock held of record as of March 18, 2022, the record date for the special meeting. As of the close of business on the record date, there were 28,750,000 outstanding shares of our common stock.

Q:	What interests do the Sponsor and the Company’s officers and directors have in the business combination?

A:

When you consider the recommendation of our board of directors that you vote in favor of approval of the business combination, you should be aware that the initial stockholders, including the Company’s directors and officers, have interests in the business combination that may be different from, or in addition to, the interests of the Company’s other stockholders and warrant holders. Our board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination, and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting, including the Business Combination Proposal. Please see the section entitled “The Business Combination Proposal — Interests of Zanite’s Directors and Officers in the Business Combination” for additional information.

Q:	Did the board of directors obtain a third-party fairness opinion in determining whether or not to proceed with the business combination?

A:

No. The Current Charter does not require our board of directors to seek a third-party fairness opinion in connection with a business combination unless the target business is affiliated with the Sponsor or our directors or officers.

Q:	What happens if I vote against the Business Combination Proposal?

A:

If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the requisite vote at the special meeting, then the Business Combination Proposal will be approved and, assuming the approval of the other Condition Precedent Proposals and the satisfaction or waiver of the other conditions to closing, the business combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of a majority of the votes cast by our stockholders at the special meeting, then the Business Combination Proposal will fail and we will not consummate the business combination.

Q:	Do I have redemption rights?

A:

Under the Current Charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. If you are a holder of public shares, you may redeem your public shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest not previously released to us to pay our taxes, by (ii) the total number of then-outstanding public shares; provided, that, the Company will not redeem any shares of Class A common stock issued in the IPO to the extent that the redemption would result in the Company having net tangible assets of less than $5,000,001. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of our Class A common stock included in the units sold in our IPO without the prior consent of the Company. Holders of our outstanding public warrants do not have redemption rights in connection with the business combination. The Sponsor and our directors and officers have agreed to waive their redemption rights with respect to any public shares they may hold in connection with the consummation of the business combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the fair value of the assets held in the trust account of approximately $236,926,076 as of December 31, 2021, the estimated per share redemption price would have been approximately $10.30.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to [●], New York City time, on [●] (two business days prior to the scheduled vote at the special meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account, including interest not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses) in connection with the liquidation of the trust account, unless we complete an alternative business combination within the completion window.

Q:	Can the initial stockholders and our officers and directors redeem their founder shares in connection with consummation of the business combination?

A:

No. The initial stockholders and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they may hold in connection with the consummation of our business combination.

Q:	Is there a limit on the number of shares I may redeem?

A:

Yes. A public stockholder, together with any affiliate of the stockholder or any other person with whom the stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our IPO without the prior consent of the Company. Accordingly, all shares in excess of 15% owned by a holder will not be redeemed for cash without the prior consent of the Company. On the other hand, a public stockholder who holds less than 15% of the public shares of Class A common stock may redeem all of the public shares held by the stockholder for cash.

Q:	Is there a limit on the total number of shares that may be redeemed?

A:

Yes. The Current Charter provides that we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. Other than this limitation, the Current Charter does not provide a specified maximum redemption threshold.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your shares of common stock for or against, or whether you abstain from voting on the Business Combination Proposal or any other proposal described by this proxy statement.

Q: How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must: (i) (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and (ii) prior to [●], New York City time, on [●] (two business days prior to the scheduled vote at the special meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

The Transfer Agent’s address is as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of common stock. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his, her, or its or any other person with whom he, she, or it is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the shares of Class A common stock included in the units sold in our IPO without the prior consent of the Company, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash without the prior consent of the Company.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their shares to our Transfer Agent prior to the date set forth in these proxy materials, or up to two business days prior to the scheduled vote on the proposal to approve the business combination at the special meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s Deposit/Withdrawal At Custodian (DWAC) system, at the stockholder’s option. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the business combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not we require stockholders seeking to exercise redemption rights to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when delivery must be effectuated.

Q:	What are the U.S. material federal income tax consequences of exercising my redemption rights?

A:

The U.S. material federal income tax consequences of exercising your redemption rights depends on the particular facts and circumstances. Please see the section entitled “U.S. Material Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	How do the public warrants differ from the private placement warrants and what are the related risks for any public warrant holders post business combination?

A:

The public warrants are identical to the private placement warrants in material terms and provisions, except that the private placement warrants will not be transferable, assignable or salable until 30 days after the

Closing (except in limited circumstances) and will not be redeemable by Zanite so long as they are held by the initial stockholders or any of their permitted transferees. If the private placement warrants are held by holders other than the initial stockholders or any of their permitted transferees, they will be redeemable by Zanite and exercisable by the holders on the same basis as the public warrants. The initial stockholders agreed not to transfer, assign or sell any of the private placement warrants, including the Class A common stock issuable upon exercise of the warrants (except to certain permitted transferees), until 30 days after the Closing.

Following the Closing, we may redeem your public warrants prior to their exercise at a time that is disadvantageous to you. We will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant, provided that the closing price of Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to proper notice of such redemption, provided that certain other conditions are met. If and when the public warrants become redeemable by us, we may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. None of the private placement warrants will be redeemable by us so long as they are held by the initial stockholders or their permitted transferees.

Historical trading prices for our shares of common stock have varied between a low of approximately $9.82 per share on March 25, 2021 to a high of approximately $14.95 per share on February 8, 2021 but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). In the event that the Company elects to redeem all of the redeemable warrants as described above, the Company will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption by our posting of the redemption notice to DTC.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my public warrants?

A:	No. The holders of the public warrants have no redemption rights with respect to the public warrants.

Q:	Do I have appraisal rights if I object to the business combination?

A:	No. Appraisal rights are not available to holders of our common stock in connection with the business combination.

Q:	What happens to the funds held in the trust account upon consummation of the business combination?

A:

If the business combination is consummated, the funds held in the trust account will be used to: (i) pay our stockholders who properly exercise their redemption rights; (ii) pay $8,050,000 in deferred underwriting commissions to the underwriters of the IPO in connection with the business combination (of which up to $2,012,500 may be reallocated by Zanite to the payment of Zanite’s other advisors’ fees); and (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and other parties to the Business Combination Agreement in connection with the business combination.

Q:	What happens if the business combination is not consummated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated by the parties thereto and certain conditions that must be satisfied or waived to consummate the business combination. Please see the section entitled “The Business Combination Proposal — The Business Combination Agreement” for information regarding the parties’ specific termination rights and such conditions that must be satisfied or waived.

If we fail to complete an initial business combination within the completion window, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In addition, if we fail to complete a business combination within the completion window, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless.

Q:	When is the business combination expected to be completed?

A:

The Closing is expected to take place in the second quarter of 2022, subject to the satisfaction or waiver of the conditions described in the section entitled “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Completion of the Business Combination.” The Business Combination Agreement may be terminated by the parties thereto if the Closing has not occurred by June 21, 2022. For a description of the conditions to the completion of the business combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Completion of the Business Combination.”

Q:	What happens if the business combination is not completed by the end of Zanite’s completion window?

A:

Our completion window to complete an initial business combination will end on May 19, 2022, unless our stockholders vote to amend our amended and restated certificate of corporation to further extend the amount of time we have to complete an initial business combination.

If we are unable to complete our initial business combination within the completion window, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the completion window.

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement, including the Annexes, and to consider how the business combination will affect you as a stockholder.

You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were the record holder of shares of our common stock as of the record date, you may submit your proxy to vote such shares by mail or at the special meeting.

To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

If you vote by mail, your proxy card must be received no later than [●].

Please carefully consider the information contained in this proxy statement and, whether or not you plan to virtually attend the special meeting, please vote by mail so that your shares will be voted in accordance with your wishes even if you later decide not to virtually attend the special meeting.

We encourage you to vote by mail. If you virtually attend the special meeting, you may also submit your vote at the special meeting via the special meeting website at https://www.cstproxy.com/zaniteacquisition/2022, in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the special meeting. If your proxy is properly completed and submitted, and if you do not revoke it prior to or at the special meeting, your shares will be voted at the special meeting in the manner set forth in proxy statement or as otherwise specified by you. Again, your paper proxy card must be received by mail no later than 11:59 p.m., New York City time, on [●].

If your shares are held in an account at a broker, bank, or nominee (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank, or nominee. See the section entitled “Special Meeting of Zanite Stockholders — Voting Shares Held in Street Name” for more information.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:

If your shares are registered directly in your name with the transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials are being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” The proxy materials are being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all of the proposals presented to the stockholders at this special meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

A stockholder’s failure to vote by proxy or to vote at the virtual special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy, the failure to vote at the virtual special meeting and an abstention from voting on any of the Business Combination Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal will have no effect on the outcome of any such proposal, but will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders and “FOR” each of the director nominees. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:

If you are a stockholder of record of our common stock as of the close of business on the record date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the special meeting. Please note that if you are a beneficial owner of our common stock, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q:	May I change my vote after I have returned my proxy card or voting instruction form?

A:	Yes. If you are a holder of record of our common stock as of the close of business on the record date, you can change or revoke your proxy before it is voted at the special meeting by:

•

delivering a signed written notice of revocation to our Secretary at Zanite Acquisition Corp., 25101 Chagrin Boulevard, Suite 350, Cleveland, Ohio 44122, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date; or

•	virtually attending and voting at the special meeting and voting, although attendance at the special meeting will not, by itself, revoke a proxy.

If you are a beneficial owner of our common stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the special meeting?

A:

The Company will pay the cost of soliciting proxies for the special meeting. The Company has engaged Morrow to assist in the solicitation of proxies for the special meeting. The Company has agreed to pay Morrow a fee of $32,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the business combination or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

Zanite Acquisition Corp.

25101 Chagrin Boulevard

Suite 350

Cleveland, Ohio 44122

Attn: Michael A. Rossi

Tel: (212) 739-7860

You may also contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call: (203) 658-9400)

Email: ZNTE.info@investor.morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our Transfer Agent prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact our Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the special meeting.

Information about the Parties to the Business Combination

Zanite Acquisition Corp.

25101 Chagrin Boulevard, Suite 350

Cleveland, Ohio 44122

(216) 292-0200

Zanite Acquisition Corp. is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Eve

Eve is a Delaware limited liability company, incorporated on April 21, 2020 as a corporation, and later converted into a limited liability company, and as a direct wholly owned subsidiary of Embraer solely in contemplation of the business combination. As part of the transactions, certain assets and liabilities related to the UAM Business, which has been incubated within Embraer since 2017, has been transferred from Embraer and its Subsidiaries to Eve and its Subsidiaries. Since the consummation of the Pre-Closing Restructuring on December 10, 2021, Eve has been a wholly owned subsidiary of EAH.

The UAM Business is developing a comprehensive UAM solution that includes: the design and production of eVTOLs; a portfolio of maintenance and support services focused on Eve and third-party eVTOLs; fleet operations services conducted in collaboration with partners; and a new UATM system designed to allow eVTOLs to operate safely and efficiently in dense urban airspace alongside conventional aircraft and drones.

Eve’s mission is to bring affordable air transportation to all passengers, improve quality of life, unleash economic productivity, save passengers time and reduce global carbon emissions.

Eve’s principal executive office is located at 1400 General Aviation Drive, Melbourne, FL 32935. Its telephone number is (321) 751-5050.

EAH

EAH is a Delaware corporation and a direct subsidiary of Embraer. EAH is a holding company which was formed for the purpose of holding the interests of the Embraer operating companies in the United States. As such, EAH currently owns all of the issued and outstanding Eve Interests. Upon completion of the business combination, assuming no redemptions and excluding (i) the exercise of any warrants that will vest at Closing and (ii) the issuance of any equity awards which are expected to be issued at Closing, EAH will own approximately 85% of the outstanding shares of common stock of Eve Holding.

Embraer

Embraer is the leading manufacturer of jets with up to 150 seats in the world, based on the number of deliveries over the last decade. Embraer is a franchise footprint represented by its global customer base.

Embraer’s focus is to achieve customer satisfaction with a range of products and services addressing the commercial airline, executive jets and defense and security markets. Embraer has grown from a government-controlled company established to develop and produce products for the Brazilian Armed Forces into a publicly held company that produces aircraft for commercial and executive aviation, and for defense and security purposes and related services.

Embraer is a publicly held corporation (sociedade anônima) duly incorporated under the laws of Brazil. Embraer’s principal executive office is located at Avenida Dra. Ruth Cardoso, 8,501, 30th floor (part), Eldorado Business Tower, Pinheiros 05425-070, city of São Paulo, state of São Paulo, Brazil. Embraer’s telephone number is +55-11- 3040-6874, and internet address is ri.embraer.com.br. Until consummation of the business combination, Eve will be wholly owned by EAH, which in turn is wholly owned (other than the non-voting preferred stock sold to the Unaffiliated Investor) by Embraer.

The Business Combination and the Business Combination Agreement

The terms and conditions of the business combination are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement. We encourage you to read the Business Combination Agreement carefully and in its entirety, as it is the legal document that governs the business combination.

If the Business Combination Agreement is approved and adopted and the business combination is consummated, EAH, as the sole beneficial and record holder of all of the issued and outstanding equity interests of Eve at such time, will contribute and transfer to Zanite, and Zanite will receive from EAH, all of the issued and outstanding equity interests of Eve, as consideration and in exchange for the issuance and transfer by Zanite to EAH of 220,000,000 shares of common stock, at the Closing.

Structure of the Business Combination

Pursuant to the terms of the Business Combination Agreement, the business combination will be effected in three steps, as follows:

1.

The Pre-Closing Restructuring: Pursuant to the Contribution Agreement, Embraer has effected a series of transactions that resulted in certain assets and liabilities related to the UAM Business being owned by Eve and its subsidiaries in exchange for the issuance to Embraer of a number of Eve Interests. In connection with such contribution of the UAM Business, Embraer transferred all of the Eve Interests held by it to EAH in exchange for the issuance of shares of common stock and non-voting preferred stock of EAH.

2.	The Preferred Stock Sale: Embraer has sold to the Unaffiliated Investor all such shares of EAH non-voting preferred stock for an aggregate purchase price of $9,973,750.

3.	The Equity Exchange: At the Closing, EAH will contribute and transfer to Zanite all of the Eve Interests held by it in exchange for the issuance to EAH of 220,000,000 shares of common stock.

Upon consummation of the Equity Exchange, Eve will become a wholly-owned subsidiary of the Company. In addition, immediately prior to the consummation of the business combination, the Company will amend and restate the Current Charter to be the Proposed Charter which will, among other things, change the name of the Company to “Eve Holding, Inc.”, as described in the sections of this proxy statement titled “Description of Securities” and “The Charter Amendment Proposal.”

It is intended that, for U.S. federal income tax purposes, the transfer of the Eve Interests by Embraer to EAH is intended to be integrated with the Preferred Stock Sale and, accordingly, the transfer of the Eve Interests to EAH is intended to be treated as a taxable disposition described in Section 1001 of the Code.

The following diagrams illustrate in simplified terms the current structure of Zanite and Eve and the expected structure of the Company upon the Closing.

Simplified Pre-Business Combination Structure

The following diagram depicts a simplified version of the current ownership structure of Zanite.

Simplified Ownership Structure of Eve Following the Pre-Closing Restructuring

The following diagram depicts a simplified version of the ownership structure of Eve, after giving effect to the Pre-Closing Restructuring but before giving effect to the Preferred Stock Sale.

(1)

For more information about the ownership interests of initial stockholders, including the Sponsor, prior to the business combination, please see the section entitled “Beneficial Ownership of Securities.”

Simplified Ownership Structure of Eve Following the Preferred Stock Sale

The following diagram depicts a simplified version of Eve’s organizational structure after giving effect to the Preferred Stock Sale and immediately before the consummation of the Equity Exchange.

Simplified Post-Business Combination Structure

The diagram below depicts a simplified version of the Company’s organizational structure immediately following the consummation of the PIPE and the Equity Exchange, assuming no redemptions by Zanite’s public stockholders.

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement, Zanite has agreed to pay consideration in the form of 220,000,000 shares of common stock valued at $10.00 per share to EAH in exchange for all of the issued and outstanding equity interests of Eve.

The following table summarizes the sources and uses of funds for the business combination. These figures assume that (i) no public stockholders of Zanite exercise their redemption rights in connection with the business combination and (ii) that Zanite issues 34,730,000 shares of common stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the below figures will be different.

Sources			Uses

Cash and investment held in trust account	$236,926,076	(1)	Cash to balance sheet	$543,341,076
PIPE Investment Amount	$347,300,000		Estimated transaction costs(2)	$19,725,000
			Cash disbursement(3)	$ 21,160,000

Total sources	$584,226,076		Total uses	$584,226,076

(1)

Assumes no shares of Class A common stock are redeemed by the public stockholders in connection with the business combination. For every 100,000 shares of Class A common stock that are redeemed, the total sources and total uses would be reduced by $1.03 million to satisfy such redemption obligations to Zanite’s public stockholders.

(2)

Includes deferred underwriting commissions of $8,050,000 due to the underwriters of Zanite’s IPO and Zanite’s estimated transaction expenses of $11,675,000. The underwriters have agreed that up to $2,012,500 of their deferred underwriting commissions may be reallocated by Zanite to the payment of Zanite’s other advisors’ fees.

(3)

Reflects a disbursement of cash to Embraer, pursuant to the terms of the Business Combination Agreement, in the amount of $21,160,000 as payment for incurred transaction expenses which are unrelated to Eve or Eve’s subsidiaries and which are payable upon Closing.

The PIPE Investment

The Company entered into Subscription Agreements with the PIPE Investors, including EAH and the Sponsor, pursuant to which, among other things, the Company agreed to issue and sell to such PIPE Investors in private placements to close immediately prior to the Closing, an aggregate of 34,730,000 shares of Class A common stock at $10.00 per share, for an aggregate purchase price of $347,300,000. In connection with the PIPE Investment, EAH has entered into arrangements with certain of such strategic investors to provide them with price protections in the amount of up to their $30 million aggregate commitments in the form of credits for parts and services or cash in exchange for the transfer of their shares to EAH following the Closing. The obligations of each party to consummate the PIPE Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. Pursuant to the terms of the Subscription Agreements, a PIPE Investor, including the Sponsor and EAH, may assign all or a portion of its obligation to purchase its shares of Common Stock in the PIPE Investment with Zanite’s prior consent.

The PIPE Investment is expected to close substantially concurrently with the Closing. In connection with the Closing, all of the issued and outstanding shares of Class A common stock, including the shares of Class A common stock issued to the PIPE Investors, will be exchanged, on a one-for-one basis, for shares of the Company’s common stock.

Ownership of the Company following the Business Combination

As of the date of this proxy statement, there are 28,750,000 shares of common stock issued and outstanding, which includes 5,750,000 shares of Class B common stock held by the Sponsor and the directors of Zanite and 23,000,000 shares of Class A common stock held by the public stockholders. As of the date of this proxy statement, there is an aggregate of 25,750,000 warrants issued and outstanding (including warrants underlying the units), which includes the 14,250,000 private placement warrants held by the Sponsor and 11,500,000 public warrants. As of the date of this proxy statement, there are 1,100 Eve Interests issued and outstanding, all of which are held by EAH.

In connection with the business combination, Embraer has transferred all of the issued and outstanding Eve Interests to EAH in exchange for the issuance of shares of common stock and shares of non-voting preferred stock of EAH and has sold all such non-voting preferred stock to the Unaffiliated Investor. Immediately prior to the Equity Exchange, each share of Class B common stock that is issued and outstanding as of such time will automatically convert into one (1) share of Class A common stock. At the Closing Date, EAH will contribute and transfer to Zanite, and Zanite will receive from EAH, all of the issued and outstanding Eve Interests, as consideration and in exchange for the issuance and transfer to EAH of 220,000,000 shares of common stock. Following the Equity Exchange, Eve will be a direct wholly owned subsidiary of Zanite.

It is anticipated that, immediately following the Equity Exchange and related transactions, (1) existing public stockholders of Zanite will own approximately 6.82% of all outstanding common stock, (2) EAH will own approximately 70.44% of all outstanding common stock, (3) the Sponsor will own approximately 2.45% of all outstanding common stock (assuming the 5,750,000 shares of common stock converted from Class B common stock), (4) the PIPE Investors (other than EAH and the Sponsor) will own approximately 16.88% of all outstanding common stock, and (5) the Company will own 100% of all Eve Interests. These percentages assume (i) that no public stockholders of Zanite exercise their redemption rights in connection with the business combination (ii) that Zanite issues 34,730,000 shares of common stock to the PIPE Investors pursuant to the PIPE Investment, (iii) that the new warrants that will become exercisable at Closing will not be exercised immediately thereafter and (iv) that no equity awards will be issued Closing. The PIPE Investors have agreed to purchase 34,730,000 shares of common stock, at $10.00 per share, for approximately $347,300,000 of gross proceeds. If the actual facts are different from these assumptions, the percentage ownership in Zanite immediately following the consummation of the business combination will be different.

The following table illustrates varying ownership levels in Zanite immediately following the consummation of the business combination based on the assumptions above.

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%br
Public shares	23,000,000	6.67%	17,250,000	5.09%	11,500,000	3.45%	5,750,000	1.76%	262,136	0.08%
Shares issued to EAH(1)	237,500,000	68.86%	237,500,000	70.03%	237,500,000	71.24%	237,500,000	72.49%	237,500,000	73.73%
Shares issued to Zanite’s initial stockholders(2)	8,250,000	2.39%	8,250,000	2.43%	8,250,000	2.47%	8,250,000	2.52%	8,250,000	2.56%
Shares issued to third-party PIPE Investors	14,730,000	4.27%	14,730,000	4.34%	14,730,000	4.42%	14,730,000	4.50%	14,730,000	4.57%
Shares underlying public warrants	11,500,000	3.33%	11,500,000	3.39%	11,500,000	3.45%	11,500,000	3.51%	11,500,000	3.57%
Shares underlying private placement warrants	14,250,000	4.13%	14,250,000	4.20%	14,250,000	4.27%	14,250,000	4.35%	14,250,000	4.42%
Shares underlying new warrants	35,650,000	10.34%	35,650,000	10.51%	35,650,000	10.69%	35,650,000	10.88%	35,650,000	11.07%
Shares outstanding	344,880,000	100%	339,130,000	100%	333,380,000	100%	327,630,000	100%	322,142,136	100%

(1)	Includes 17,500,000 shares of common stock to be subscribed for and purchased by EAH as part of the PIPE Investment at a purchase price of $10.00 per share.
(2)

Includes 5,050,000 founder shares held by the Sponsor, 250,000 founder shares held by Ronald D. Sugar, 150,000 founder shares held by John B. Veihmeyer, 150,000 founder shares held by Larry R. Flynn and 150,000 founder shares held by Gerard J. DeMuro. Also includes the 2,500,000 shares of common stock the Sponsor committed to purchase in connection with the PIPE Investment at a purchase price of $10.00 per share.

Ancillary Agreements

In connection with the transactions contemplated by the Business Combination Agreement, the parties have also entered into, or will enter into in connection with the Closing, the following ancillary agreements.

Contribution Agreement

On December 10, 2021, Embraer, EAH and Eve entered into a Contribution Agreement, pursuant to which Embraer and its Subsidiaries (other than Eve and its Subsidiaries) have effected the Pre-Closing Restructuring through a series of transactions that resulted in, among other things, Eve owning, directly or indirectly through its Brazilian Subsidiary, certain assets and liabilities related to the UAM Business.

For more information about the Contribution Agreement, see the section entitled “The Business Combination Proposal — Ancillary Agreements —Contribution Agreement.”

Services Agreements

On December 14, 2021, Eve entered into three Services Agreements: one with Embraer, one with Atech and one with the Brazilian Subsidiary. Pursuant to the Master Services Agreements with Embraer and Atech, the Embraer Entities supply certain products and perform certain services relating to the development, certification, manufacturing and support of eVTOL to Eve and its subsidiaries. Pursuant to the Master Services Agreement with the Brazilian Subsidiary, the Brazilian Subsidiary develops and facilitates the execution of a commercial business plan for the strategic development of the UAM Business on behalf of Eve. The initial term of each Services Agreement is expected to end on the 15th anniversary of its respective effective date.

In addition, on December 14, 2021, Eve and the Brazilian Subsidiary entered into a Shared Services Agreement with Embraer and EAH, pursuant to which the Embraer Entities provide certain corporate and administrative services to Eve and the Brazilian Subsidiary. The initial term of the Shared Services Agreement is expected to end on the 15th anniversary of its effective date.

For more information about the Services Agreements, see the section entitled “The Business Combination Proposal — Ancillary Agreements — Services Agreements.”

Data Access Agreement

In connection with the completion of the business combination, on December 14, 2021, Embraer, Eve and the Brazilian Subsidiary entered into a Data Access Agreement, pursuant to which Embraer has agreed to provide the Brazilian Subsidiary with access to certain of its intellectual property and proprietary information in order to facilitate the execution of the specific activities that are set out in certain of the statements of work entered into pursuant to the Services Agreements.

For more information about the Data Access Agreement, see the section entitled “The Business Combination Proposal — Ancillary Agreements — Data Access Agreement.”

Stockholders Agreement

In connection with the completion of the business combination, at the Closing, the Company, EAH and the Sponsor will enter into a Stockholders Agreement pursuant to which, among other things, (a) EAH will have the right to nominate five directors to our initial board of directors, three of whom shall satisfy the independence requirements of Nasdaq, (b) the Sponsor will have the right to nominate one director to our initial board of directors, and (c) EAH and Sponsor will jointly nominate one director to our initial board of directors, who shall satisfy the independence requirements of the NYSE. In addition, for so long as EAH directly or indirectly through any of its affiliates holds at least 10% of the outstanding shares of common stock of the Company, EAH will also have the right to: (i) nominate a number of directors to our board of directors at least proportional to the number of shares of common stock owned by EAH; and (ii) appoint a number of representatives to each committee of our board of directors that is at least proportional to the number of outstanding shares of common stock owned by EAH directly or indirectly through any of its affiliates. For so long as EAH directly or indirectly through any of its affiliates holds at least 20% of the outstanding shares of common stock of Zanite, EAH will also have the right to designate the chairperson of our board of directors (who need not be a nominee of EAH).

In addition, for so long as EAH directly or indirectly through any of its affiliates holds at least 35% of the outstanding shares of common stock, the following actions may not be taken (or agreed to be taken) by the Company without the prior written consent of EAH: (a) the sale of greater than 30% of the assets or voting securities of the Company (with certain exceptions); (b) the voluntary liquidation or dissolution of the Company; (c) any amendment of the Company’s organizational documents that materially and adversely affects EAH in its capacity as a stockholder; (d) the relocation of the Company’s domicile; (e) any change to the Company’s corporate name; or (f) any change to the size of the Company’s board of directors.

For additional information, see the section entitled, “The Business Combination Proposal — Ancillary Agreements — Stockholders Agreement.”

Sponsor Support Agreement

In connection with the entry into the Business Combination Agreement, the Sponsor, John B. Veihmeyer, Larry R. Flynn, Gerard J. DeMuro and Ronald D. Sugar (collectively, the “Sponsor Parties”), the Company, Embraer and EAH entered into the Sponsor Support Agreement, in the form attached as Annex B to this proxy statement. Pursuant to the terms of the Sponsor Support Agreement, the Sponsor Parties agreed to, among other things, (i) vote all of its or his shares of common stock in favor of the Business Combination Proposal and each of the other proposals presented by the Company at the special meeting, (ii) waive their redemption rights with respect to their shares of common stock in connection with the business combination, (iii) not transfer any securities of the Company until the Closing or termination of the Business Combination Agreement (except in limited circumstances) and (iv) waive any adjustment to the conversion ratio set forth in the Current Charter or any other anti-dilution or similar protection with respect to the founder shares (whether resulting from the PIPE Investment or otherwise).

Amended and Restated Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, EAH, the Sponsor and Zanite and certain other parties thereto will enter into the Amended and Restated Registration Rights Agreement, which provides customary demand and piggyback registration rights. Pursuant to Amended and Restated Registration Rights Agreement, Zanite will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of common stock of Zanite and other equity securities of Zanite that are held by the parties thereto from time to time. The Amended and Restated Registration Rights Agreement will contain a three-year lock-up period, pursuant to which, subject to certain exceptions, EAH, the Sponsor and certain other parties thereto will be restricted from transferring the shares of common stock of Zanite and warrants they own immediately following the Closing until the date that is three years after the Closing Date. The Amended and Registration Rights Agreement amends and restates the registration rights agreement that was entered into by Zanite, the Sponsor and the other parties thereto in connection with Zanite’s IPO.

For additional information, see the section entitled, “The Business Combination Proposal — Ancillary Agreements — Amended and Restated Registration Rights Agreement.”

Tax Receivable Agreement

The Business Combination Agreement contemplates that, at the Closing, we will enter into the Tax Receivable Agreement, substantially in the form attached as Annex O to this proxy statement, with EAH. The Tax Receivable Agreement will generally provide for the payment by us to EAH of 75% of the cash tax savings realized (or deemed realized) in periods after the closing of the business combination as a result of certain tax assets and attributes of the UAM Business existing or created in the Pre-Closing Restructuring. We expect to retain the benefit of the remaining 25% of these cash tax savings.

For additional information, see the section entitled, “The Business Combination Proposal — Ancillary Agreements — Tax Receivable Agreement.”

Tax Sharing Agreement

The Business Combination Agreement and the Stockholders Agreement contemplate that, at the Closing, the Company will enter into a tax sharing agreement (the “Tax Sharing Agreement”) with EAH or an affiliate of EAH. The Tax Sharing Agreement will generally provide that it will be effective for taxable periods when the Company is treated as a member of a consolidated, combined, affiliated or other group for U.S. federal or state income tax purposes of which EAH or an affiliate of EAH is the common parent. In the event the Company is a member of such a group, generally the parent of such group would be liable for the income taxes of the group members (including the Company), rather than the Company being required to pay such income taxes itself. The Tax Sharing Agreement provides for payments from the Company to such parent based on the increase to parent’s income tax liability as a result of the Company being a member of such group (which calculations are determined in a manner that takes into account the intended sharing of the benefits of the tax attributes created in the Pre-Closing Restructuring that otherwise would have been governed by the Tax Receivable Agreement if the Company were not treated as a member of a consolidated, combined affiliated or other group of which EAH or an affiliate of EAH is the parent).

For additional information, see the section entitled, “The Business Combination Proposal — Ancillary Agreements — Tax Sharing Agreement.”

Preferred Sale Agreement

On December 9, 2021, Embraer entered into a preferred stock purchase agreement with the Unaffiliated Investor pursuant to which, on December 13, 2021, the Unaffiliated Investor acquired from Embraer all of the issued and outstanding shares of non-voting preferred stock of EAH for an aggregate purchase price of $9,973,750.

For additional information, see the section entitled, “The Business Combination Proposal — Ancillary Agreements — Preferred Sale Agreement.”

Strategic Warrant, Lock-Up Agreements and Put-Option Agreements

On December 21, 2021, concurrently with the execution of the Business Combination Agreement, and on March 16, 2022, Zanite entered into the Strategic Warrant Agreements, substantially in the forms attached as Annexes P, Q and R, pursuant to which, subject to the consummation of the business combination, Zanite has agreed to issue to the Strategic Investors new warrants to acquire an aggregate of (i) 18,650,000 shares of common stock, each with an exercise price of $0.01 per share, which warrants will be issued at the Closing or in connection with the achievement of the following UAM Business milestones following the Closing, as applicable for each Strategic Investor, after the Closing: (a) receipt of the first type certification for eVTOL in compliance with certain airworthiness authorities, (b) receipt of the first binding commitment from a third party to purchase eVTOL jointly developed by Embraer and a certain Strategic Investor for the defense and security technology market, (c) the eVTOL’s successful entry into service, (d) the completion of the initial term of a certain engineering services agreement to be entered into with a certain Strategic Investor, (e) receipt of binding commitments from certain Strategic Investors for an aggregate of 500 eVTOLs, (f) receipt of an initial deposit to purchase 200 eVTOLs from a certain Strategic Investor, (g) the mutual agreement to continue to collaborate beyond December 31, 2022 with a certain Strategic Investor and (h) the time at which ten vertiports that have been developed or implemented with the services of a certain Strategic Investor have entered operation or are technically capable of entering operation, (ii) 12,000,000 shares of common stock, each with an exercise price of $15.00 per share, which warrants will be issued at the Closing, and (iii) 5,000,000 shares of common stock each with an exercise price of $11.50 per share, which warrants will be issued at the Closing. In general, each warrant is exercisable for a period of five or ten years following its issuance or first permitted exercise date. In addition, certain Strategic PIPE Investors entered into lock-up agreements with Zanite pursuant to which such Strategic PIPE Investors will be restricted from transferring certain new warrants issued at the Closing and the shares of common stock of Zanite issued upon exercise of such new warrants until the date that is two, three or five years after the Closing Date. In addition, certain Strategic PIPE Investors entered into put option agreements with EAH pursuant to which EAH has agreed to provide such strategic investors with price protections in the amount of up to their $30 million aggregate commitments in the form of credits for parts and services or cash in exchange for the transfer of their shares of common stock to EAH following the Closing.

For additional information, see the section entitled, “The Business Combination Proposal — Ancillary Agreements — Strategic Warrant, Lock-Up Agreements and Put Option Agreements.”

Special Meeting of Stockholders and the Proposals

The special meeting will convene on [●] at [●] a.m., Eastern Time, exclusively in virtual format. Stockholders may attend, vote and examine the list of the Company’s stockholders entitled to vote at the special meeting by visiting https://www.cstproxy.com/zaniteacquisition/2022 and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the special meeting is to consider and vote on the Business Combination Proposal, the Charter Amendment Proposals, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

Approval of the Condition Precedent Proposals is a condition to the obligations of the parties to complete the business combination.

Only holders of record of issued and outstanding common stock as of the close of business on March 18, 2022, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. The Company’s stockholders are entitled to one vote for each share of our common stock that they owned as of the close of business on the record date. If their shares are held in “street name” or are in a margin or similar account, they should contact their broker, bank or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the record date, there were 28,750,000 shares of common stock outstanding, of which 23,000,000 are public shares and 5,750,000 are founder shares held by the Sponsor.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the special meeting with respect to each matter to be considered at the special meeting if the holders of a majority of the outstanding shares of common stock as of the record date present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum. As of the record date for the special meeting, 14,375,001 shares of common stock would be required to achieve a quorum. For Charter Amendment Proposal B, a quorum will be present at the special meeting if the holders of a majority of the Class A common stock outstanding and entitled to vote at the special meeting is represented in person (which would include presence at a virtual meeting) or by proxy at the special meeting.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the Company’s stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

Approval of each of the Charter Amendment Proposals requires the affirmative vote of holders of a majority of the outstanding shares of our Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. In addition, Charter Amendment Proposal B requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock, voting as a class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by the Company’s stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the Company’s stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the Company’s stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote on the election of directors. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes have no effect on the outcome of the proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Company’s stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

With respect to each proposal in this proxy statement, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Recommendation of Zanite’s Board of Directors

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of our management team and the Sponsor to identify and acquire one or more target businesses. Our board of directors considered and evaluated several factors in evaluating and negotiating the business combination and the Business Combination Agreement. After careful consideration, our board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the Business Combination Proposal, the Charter Amendment Proposals, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal is in the best interests of the Company and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals and “FOR” each of the director nominees. For additional information relating to our board of directors’ evaluation of the business combination and the factors it considered in connection therewith, please see the section entitled “The Business Combination Proposal — Zanite’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”), and certain waiting period requirements have been satisfied. The business combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the parties’ respective Notification and Report Forms with the Antitrust Division and the FTC, unless early termination is granted. On January 21, 2022, Zanite and Embraer filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The HSR Act waiting period expired on February 22, 2022.

At any time before or after consummation of the business combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the business combination, conditionally approving the business combination upon divestiture of assets, subjecting the completion of the business combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Zanite cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the business combination on antitrust grounds, and, if such a challenge is made, Zanite cannot assure you as to its result.

Neither Zanite nor Eve are aware of any material regulatory approvals or actions that are required for completion of the business combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Conditions to the Completion of the Business Combination

The business combination is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Condition Precedent Proposals by Zanite’s stockholders, (ii) the expiration or early termination of the waiting period or periods under the HSR Act, (iii) the completion of the Pre-Closing Restructuring (which has been effected as of December 10, 2021) in all material respects and (vi) the absence of any injunctions.

Conditions to Zanite’s obligations to consummate the business combination include, among others, that as of the Closing Date, there will not have occurred a UAM Material Adverse Effect after the signing of the Business Combination Agreement, and that Embraer, EAH and/or Eve, as applicable, shall have delivered or cause to be delivered all of the certificates, instruments, Contracts and other documents (including all Ancillary Agreements) specified by Section 2.3(a) of the Business Combination Agreement to be delivered and duly executed by each such party.

Conditions to Embraer’s, EAH’s and Eve’s obligations to consummate the business combination include, among other things, that as of the Closing Date, there will not have occurred a Zanite Material Adverse Effect after the signing of the Business Combination Agreement; and the Minimum Cash Condition shall have been satisfied. The Minimum Cash Condition is for the sole benefit of Embraer, EAH and Eve. If such condition is not met, and such condition is not or cannot be waived under the terms of the Business Combination Agreement, then the Business Combination Agreement could terminate and the business combination may not be consummated. In addition, pursuant to the Current Charter, in no event will Zanite redeem public shares in an amount that would result in the Company having net tangible assets of less than $5,000,001.

For additional information, see the section entitled, “The Business Combination Proposal — Conditions to the Completion of the Business Combination.”

Termination

The Business Combination Agreement may be terminated and the Equity Exchange abandoned at any time prior to the Closing:

•	by mutual written consent of Embraer and Zanite;

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by written notice of Embraer or Zanite if any Governmental Authority having jurisdiction over the Parties with respect to the Transactions will have enacted, issued, promulgated, enforced or entered any Governmental Order that has become final and nonappealable and has the effect of making consummation of the Equity Exchange illegal or otherwise preventing or prohibiting consummation of the Equity Exchange or if there will be adopted any law that permanently makes consummation of the Equity Exchange illegal or otherwise prohibited;

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by written notice of Embraer or Zanite if the approval of the Condition Precedent Proposals will not have been obtained by reason of the failure to obtain the required vote at Zanite Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

•	by Embraer if the Zanite Board of Directors withdraw, amend, qualify or modify its recommendation to the Zanite Stockholders that they vote in favor of the Transaction Proposals;

•	by Embraer or Zanite, if the Closing has not occurred on or before June 21, 2022;

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by written notice to Embraer from Zanite if there is any material breach of any representation, warranty, covenant or agreement on the part of Embraer, EAH or Eve set forth in the Business Combination Agreement, such that the conditions specified in Section 8.2(a) or Section 8.2(b) of the Business Combination Agreement would not be satisfied at the Closing;

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by written notice to Zanite from Embraer if there is any material breach of any representation, warranty, covenant or agreement on the part of Zanite set forth in the Business Combination Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) of the Business Combination Agreement would not be satisfied at the Closing; or

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by written notice to Embraer from Zanite if the written consents of Embraer, as the sole stockholder of EAH and as the sole member of Eve, will not have been delivered to Zanite by the end of the day following the date of the Business Combination Agreement.

For additional information, see the section entitled, “The Business Combination Proposal — Termination; Effectiveness.”

Redemption Rights

Pursuant to the Current Charter, a holder of public shares may demand that Zanite redeem such public shares for cash if the business combination is consummated. Holders of public shares or units who wish to exercise their redemption rights must, (i) if they hold their public shares through units, elect to separate their units into the underlying public shares and warrants and (ii) prior to [●], Eastern Time, on [●], (A) submit a written request to the Transfer Agent that Zanite redeem their public shares for cash and (B) deliver their public shares to the Transfer Agent physically or electronically using DTC’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of public shares will be entitled to demand that such holder’s public shares be redeemed for a full pro rata portion of the amount then in the trust account, including interest earned on the trust account (which, for illustrative purposes, was approximately $236,926,076, or $10.30 per public share, as of December 31, 2021). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the business combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline to submitting redemption requests and thereafter, with Zanite’s consent, until the Closing. If a holder delivers their public shares for redemption to the Transfer Agent and later decides to withdraw such request prior to the deadline for submitting redemption requests, the holder may request that the Transfer Agent return the shares (physically or electronically).

Any corrected or changed written demand of redemption rights must be received by the Transfer Agent prior to the vote taken on the Business Combination Proposal at the special meeting. No demand for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to the Transfer Agent prior to the deadline for submitting redemption requests.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

See the section entitled “Special Meeting of Zanite Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Holders of our warrants will not have redemption rights with respect to the warrants.

No Delaware Appraisal Rights

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Zanite’s stockholders or warrant holders in connection with the business combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Zanite has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the special meeting if it revokes its proxy before the special meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting — Revoking Your Proxy”.

Interests of Zanite’s Directors and Officers in the Business Combination

When you consider the recommendation of our board of directors that you vote in favor of approval of the business combination, you should be aware that the initial stockholders, including the Company’s directors and officers, have interests in the business combination that may be different from, or in addition to, the interests of the Company’s other stockholders and warrant holders. These interests include:

•	The Sponsor and our officers and directors will lose their entire investment in us if we do not complete a business combination within the completion window.

On August 7, 2020, the Sponsor paid $25,000 in consideration for 5,750,000 founder shares, or approximately $0.004 per share, to cover certain of our offering costs in connection with the IPO. On October 15, 2020, the Sponsor transferred 250,000 founder shares to Ronald D. Sugar, our senior advisor, and 150,000 founder shares to each of John B. Veihmeyer, Larry R. Flynn and Gerard J. DeMuro, our then directors, resulting in the Sponsor holding 5,050,000 founder shares. The 5,750,000 founder shares have an aggregate market value of approximately $58,650,000 based upon the closing per share price of $10.20 on Nasdaq on February 3, 2022.

On November 19, 2020, in connection with the closing of the IPO, the Sponsor purchased 9,650,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $9,650,000. Each private placement warrant entitles the holder thereof to purchase one share of common stock at $11.50 per share. On May 18, 2021, the Sponsor purchased 2,300,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $2,300,000, to extend the period of time it the Company has to consummate its initial business combination by 6 months from the prior deadline of May 19, 2021 until November 19, 2021. On November 16, 2021, the Sponsor purchased 2,300,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $2,300,000, to extend the period of time it the Company has to consummate its initial business combination by 6 months from the prior deadline of November 19, 2021 until May 19, 2022. The 14,250,000 private placement warrants, which were purchased for an aggregate purchase price of $14,250,000, have an aggregate market value of approximately $10,545,000 based upon the closing per public warrant price of $0.74 on Nasdaq on February 3, 2022. We would need to seek and obtain the requisite consent of our stockholders to extend the period of time Zanite has to consummate its initial business combination beyond May 19, 2022.

On December 21, 2021, the Sponsor committed to purchase 2,500,000 shares of common stock for $25,000,000 at a purchase price of $10.00 per share in connection with the PIPE Investment. Such shares would have an aggregate market value of approximately $25,500,000 based upon the closing per share price of $10.20 on Nasdaq on February 3, 2022. As described in the Subscription Agreement, the PIPE Investment will only be funded in connection with the closing of the business combination.

Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Company’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of February 3, 2022, the total aggregate amount of out-of-pocket expenses expected to be repaid by the Company upon consummation of the business combination is $31,698.

In connection with the Closing, the Sponsor and our officers and directors would be entitled to the repayment of any working capital loans and advances that have been made to the Company and remain outstanding. As of the date of this proxy statement, there is $0 outstanding under the New Promissory Note, and the Company may borrow up to an aggregate of $2,000,000 under the New Promissory Note. If we do not complete an initial business combination within the completion window, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay any working capital loans.

In the event that the Company does not complete a business combination within the completion window, the 5,750,000 founder shares and 14,250,000 private placement warrants, for which the Sponsor and our officers and directors have invested a total of $14,275,000 and which have an approximate aggregate market value of $69,130,875 as of February 3, 2022, will expire worthless, the Company may be unable to pay $31,698 in aggregate out-of-pocket expenses expected to be repaid by the Company to the Sponsor and our officers and directors upon consummation of the business combination, and the Company may be unable to repay the up to $2,000,000 that may be borrowed by the Company from the Sponsor pursuant to the New Promissory Note. As a result, the Sponsor and our officers and directors have an aggregate of up to $71,162,573 at risk that depends on the completion of a business combination within the completion window.

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The initial stockholders and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of the business combination. In addition, the initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if the Company fails to complete a business combination within the completion window. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if we fail to complete our initial business combination within the completion window. Our initial stockholders and our officers and directors did not receive separate consideration for their waiver of redemption rights other than the receipt of founder shares for a nominal purchase price.

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The nominal purchase price paid by the Sponsor and our officers and directors for the founder shares may result in significant dilution to the implied value of the public shares upon consummation of the business combination. In addition, the value of the founder shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of our common stock is substantially less than $10.00 per share. As a result, the Sponsor and our officers and directors are likely able to recoup their investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, the Sponsor and our officers and directors may have an economic incentive that differs from that of our public stockholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the trust account to the public stockholders, even if that business combination were with a riskier or less-established target business.

•	Following the consummation of the business combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

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Upon the Closing, Kenneth C. Ricci is expected to serve on the Company’s board of directors and Gerard J. DeMuro, a former member of our board of directors and Eve’s Co-Chief Executive Officer, is expected to serve as the Co-Chief Executive Officer of the Company. As such, in the future they may receive any cash fees, stock options or stock awards that the Company and its board of directors determines to pay to its directors and/or officers.

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In connection with the Closing, we will enter into the Amended and Restated Registration Rights Agreement, which will provide certain of the Company’s stockholders, including the holders of the founder shares, private placement warrants and shares of common stock issuable upon conversion of the founder shares and private placement warrants, with registration rights.

•

In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

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Kenneth C. Ricci, Zanite’s Co-Chief Executive Officer, is the controlling owner of Directional Capital LLC. Directional Capital LLC’s portfolio companies include Flexjet, where Mr. Ricci serves as a Manager and as Chairman and President of its parent, and Halo, where Mr. Ricci serves as a director. On June 1, 2021, Eve announced a partnership with Halo, pursuant to which Halo has agreed to order 200 eVTOL from Eve and has agreed to work with Eve to develop a new eVTOL operation in the U.S. and the U.K. Flexjet is a customer of Embraer Executive Jets and has agreed to purchase 68 fixed-wing aircraft from Embraer Executive Jets.

•

Each of our officers and directors has fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

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None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

The Zanite board considered all of these interests together with the factors described in the section entitled “The Business Combination Proposal — Zanite’s Board of Directors’ Reasons for the Approval of the Business Combination” as a whole and, on balance, concluded that they supported a favorable determination that the Business Combination Agreement and the business combination are fair from a financial point of view to and in the best interests of Zanite and its stockholders. In view of the wide variety of factors considered by the Zanite board in connection with its evaluation, negotiation and recommendation of the business combination and related transactions and the complexity of these matters, the Zanite board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Zanite board based its evaluation, negotiation and recommendation of the business combination on the totality of the information presented to and considered by it. The Zanite board evaluated the reasons described above with the assistance of Zanite’s outside advisors. In considering the factors described above and any other factors, individual members of the Zanite board may have viewed factors differently or given different weights to other or different factors.

This explanation of Zanite’s reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” beginning on page xi of this proxy statement and “Risk Factors” beginning on page 26 of this proxy statement.

After careful consideration, the Zanite board unanimously (i) declared the advisability of the business combination, the PIPE Investment and the other transactions contemplated by the Business Combination Agreement, (ii) determined that the business combination, the PIPE Investment and the other transactions contemplated by the Business Combination Agreement are in the best interests of the stockholders of Zanite, (iii) determined that the business combination constitutes a “Business Combination” as such term is defined in the Current Charter and (iv) resolved to recommend that the Zanite stockholders approve the business combination and the other proposals set forth in this proxy statement.

Stock Exchange Listing

Our Class A common stock and warrants are currently listed on Nasdaq under the symbols “ZNTE” and “ZNTEW,” respectively. Certain of our shares of Class A common stock and warrants currently trade as units consisting of one share of Class A common stock and one-half of one redeemable warrant, and are listed on Nasdaq under the symbol “ZNTEU.” The units will automatically separate into their component securities upon consummation of the business combination and, as a result, will no longer trade as an independent security. Upon consummation of the transactions contemplated by the Business Combination Agreement, we will change our name to “Eve Holding, Inc.” We intend to apply to obtain the listing of our common stock and warrants on the NYSE under the symbols “EVEX” and “EVEXW,” respectively, upon the Closing.

Accounting Treatment

This business combination is expected to be accounted for as a reverse recapitalization, equivalent to the issuance of shares by Eve for the net monetary assets of Zanite accompanied by a recapitalization. Accordingly, the consolidated assets, liabilities and results of operations of the UAM Business will become the historical financial statements of Eve, and the assets, liabilities and results of operations of Zanite will be consolidated with Eve beginning on the Closing Date. For accounting purposes, the financial statements of Eve will represent a continuation of the financial statements of the UAM Business. The net assets of Zanite will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the transaction will be presented as those of UAM Business in future reports of Eve.

Comparison of Stockholders’ Rights

Following the consummation of the business combination, the rights of the Company’s stockholders who remain stockholders following the business combination will no longer be governed by the Current Charter and instead will be governed by the Proposed Charter. See the section entitled “Comparison of Stockholders’ Rights” for further details.

Summary of Risk Factors

You should consider all the information contained in this proxy statement in deciding how to vote for the proposals presented in the proxy statement. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may harm Zanite’s and Eve’s business, financial condition and operating results. Such risks include, but are not limited to:

•	The market for Urban Air Mobility (UAM) has not been established with precision, is still emerging and may not achieve the growth potential we expect, or may grow more slowly than expected.

•	There may be reluctance by consumers to adopt this new form of mobility, or unwillingness to pay our projected prices.

•	There may be rejection of eVTOL operation in certain localities due to a perceived risk of safety or burden on local communities from eVTOL operations.

•	If current airspace regulations are not modified to increase air traffic capacity, Eve’s business could be subject to considerable capacity limitations.

•	Urban Air Traffic Management (UATM) may not be able to provide adequate situational awareness and equitable airspace access to eVTOLs or may not allow industrial scalability.

•

Risk that the regulatory environment for third-party service and technology providers (which UATM could be labeled as) may not be specific enough to support Eve’s UATM solution, or may delay its adoption.

•	Eve’s UATM solution may underperform if it has a defect or it is not delivered on the projected timeline.

•	Eve may not be able to launch its eVTOL and related services on the timeline projected.

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Eve may be unable to secure third parties to provide aerial ridesharing services and to make the necessary changes to, and operate, vertiports using our aircrafts, or otherwise make the services sufficiently convenient to drive customer adoption.

•	Eve’s customers’ perception of Eve and Eve’s reputation may be impacted by the broader industry and customers may not differentiate Eve’s aircraft and Eve’s services from our competitors.

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Eve’s prospects and operations may be adversely affected by changes in consumer preferences, discretionary spending and other economic conditions that affect demand for UAM services, including changes resulting from the COVID-19 pandemic.

•	Neither Eve nor Embraer have manufactured or delivered any eVTOL aircraft to customers, which makes evaluating its business and future prospects difficult and increases the risk of investment.

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Eve’s eVTOL aircraft may not perform at the level we expect, and may have potential defects, such as higher than expected noise profile, lower payload than initially estimated, shorter range, higher unit cost, higher cost of operation, perceived discomfort during transition phase and/or shorter useful lives than we anticipate.

•	Eve may not be able to produce aircraft in the volumes and on the timelines projected.

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Crashes, accidents or incidents of eVTOL aircraft or involving UATM solutions, lithium batteries involving Eve or its competitors could have a material adverse effect on its business, financial condition, and results of operations.

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Eve currently relies and will continue to rely on Embraer to provide services, products, parts and components required to develop and certify our aircraft and to supply critical services, components and systems necessary for our operations, which exposes us to a number of risks and uncertainties outside our control.

•	EAH will be a majority stockholder of Eve Holding. The concentration of ownership may affect the market demand for Eve Holding shares.

•	We currently do not have a defined strategy for the manufacturing of our aircraft following type certification, which exposes us to a number of risks and uncertainties outside our control.

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Eve’s agreements with its customers are non-binding and constitutes all of the current orders for our aircraft. If Eve does not enter into definitive agreements with its customers, or the conditions to its customer’s order (if any) are not met, or if such orders (if any) are cancelled, modified or delayed, its prospects, results of operations, liquidity and cash flow will be harmed.

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Eve may be unable to obtain relevant regulatory approvals for the commercialization of our aircraft, including Type Certification, Production Certification, and Operating Certification approvals for permitting new infrastructure or access existing infrastructure or otherwise.

•	Changes in government regulation imposing additional requirements and restrictions on Eve’s operations could increase its operating costs and result in service delays and disruptions.

•	If conflicts arise between Eve and its strategic partners, Eve’s business could be adversely affected or these parties may act in a manner adverse to Eve.

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The failure of certain advances in technology such as autonomy or battery density to mature at the rates Eve projects may impact its ability to increase the volume of its service and/or drive down end-user pricing at the rates it projects.

•	Eve has incurred significant losses since inception, it expects to incur losses in the future and it may not be able to achieve or maintain profitability.

•	Eve is subject to cybersecurity risks to its operational systems, security systems, infrastructure, integrated software in its aircraft and customer data processed by its third-party vendors.

•	Eve’s available capital resources may not be sufficient to meet the requirements for additional capital.

•	Brazilian political and economic conditions have a direct impact on our business, and such conditions could adversely affect our business, financial condition and results of operations.

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Our stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the business combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Company.

•	Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement.

•	The business combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

Emerging Growth Company

Zanite is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Section 102(b)(1) of the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Zanite has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Zanite, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Zanite’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Upon completion of the business combination, Eve Holding will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Zanite’s IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

U.S. Material Federal Income Tax Considerations

For a discussion summarizing the United States material federal income tax considerations of an exercise of redemption rights, please see “U.S. Material Federal Income Tax Considerations.”

COMPARATIVE SHARE INFORMATION

The following table sets forth:

•	the historical comparative share information for Zanite as of and for the year ended December 31, 2021 on a stand-alone basis;

•	the historical comparative share information of the UAM Business as of and for the year ended December 31, 2021 on a stand-alone basis; and

•	pro forma combined per share information after giving effect to the business combination, assuming two redemption scenarios as following:

(1)	assuming no Zanite stockholders exercise redemption rights with respect to their shares of Class A common stock upon the consummation of the Equity Exchange; and

(2)

assuming 22,737,864 shares of Class A common stock are redeemed for their pro rata share of the funds in Zanite’s trust account, which amount is approximately $236.93 million as of December 31, 2021. This scenario gives effect to Zanite’s public stockholder redemptions of 22,737,864 shares for a per share redemption price of $10.30, representing an aggregate redemption payment of $234.23 million, and is based on the Minimum Cash Condition that the amount of cash available in Zanite’s trust account, after deducting the amount required to satisfy Zanite’s obligations to its stockholders (if any) that exercise their rights to redeem their public shares (but prior to the payment or reimbursement, as applicable, of any (a) deferred underwriting commissions being held in the Zanite’s trust account and (b) transaction expenses of Embraer and its subsidiaries (including Eve) and Zanite), plus the PIPE Investment Amount is at least $350,000,000. The Minimum Cash Condition is waivable by Embraer, Eve and EAH, and if so waived, the maximum amount of redemptions could exceed the 22,737,864 public share redemption scenario presented herein.

The Combined Financial Statements of the UAM Business have been prepared on a carve-out basis from the consolidated financial statements of Embraer in accordance with GAAP and in its presentation currency of United States dollars. The UAM Business did not in the past form a separate legal group and therefore it is not possible to show issued share capital or a full analysis of reserves. The historical financial statements of Zanite have been prepared in accordance with GAAP in its functional and presentation currency of United States dollars.

The information is only a summary and should be read in conjunction with the historical financial statements of Zanite and the UAM Business included elsewhere in this proxy statement. The pro forma combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement entitled “The Business Combination — Unaudited Pro Forma Condensed Combined Financial Information.”

The pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project Zanite’s or Eve’s results of operations or earnings per share for any future date or period following the business combination. The pro forma combined shareholders’ equity per share information below does not purport to represent what the value of Zanite and Embraer would have been had the companies been combined during the periods presented.

			Pro Forma Combined
	UAM Business (Historical)	Zanite (Historical)	No Redemptions	Maximum Redemptions
As of and for the Year Ended December 31, 2021
Book value per share	—	$(1.56)	$1.87	$1.15
Cash dividends per share	—	—	—	—
Weighted averages unit:
Weighted average shares outstanding of Zanite Class A common stock -basic and diluted	—	23,000,000	290,906,600	268,168,736
Loss per share:
Earnings (loss) per outstanding shares, basic and diluted	—	$0.51	$(0.28)	$(0.30)

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

The Company

Market Price and Ticker Symbol

The Company’s units, common stock and warrants are currently listed on Nasdaq Capital Market under the symbols “ZNTEU,” “ZNTE,” and “ZNTEW,” respectively.

On December 20, 2021, the trading date before the public announcement of the business combination, the Company’s units, Class A common stock and warrants closed at $10.45, $10.15 and $0.65, respectively. On March 17, 2022, the trading date immediately prior to the date of this proxy statement, the Company’s units, common stock and warrants closed at $10.50, $10.24 and $0.62, respectively.

Holders

As of March 16, 2022, there was 1 holder of record of our units, 1 holder of record of our common stock, and 2 holders of record of our warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, common stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of the post-combination company’s board of directors at such time. We currently expect that the post-combination company will retain future earnings to finance operations and grow its business, and we do not expect the post-combination company to declare or pay cash dividends for the foreseeable future.

RISK FACTORS

Risks Related to Eve’s Business and Industry

Unless the context otherwise requires, references in this subsection “— Risks Related to Eve’s Business and Industry” to “we”, “us”, “our”, and the “Company” generally refer to Eve in the present tense or the Company from and after the business combination, as applicable.

You should carefully consider the following risks. However, the risks set forth below are not the only risks that we face, and we face other risks which have not yet been identified or which are not yet otherwise predictable. If any of the following risks occur or are otherwise realized, our business, financial condition, and results of operations could be materially adversely affected. You should carefully consider the risks described below and all other information in this filing, including our consolidated financial statements and the related notes to consolidated financial statements and schedules thereto.

Market & Service

The market for Urban Air Mobility (UAM) has not been established with precision, is still emerging and may not achieve the growth potential we expect, or may grow more slowly than expected.

The UAM market is still emerging and has not been established with precision. It is uncertain to what extent market acceptance will grow, if at all. We intend to initially launch operations in a limited number of metropolitan areas. The success of these markets and the opportunity for future growth in these markets may not be representative of the potential market for UAM in other metropolitan areas. Our success will depend to a substantial extent on regulatory approval and availability of eVTOL technology, investments and development of the ecosystem infrastructure, community acceptance, as well as the willingness of commuters and travelers to widely-adopt air mobility as an alternative for ground transportation. If the public does not perceive UAM as beneficial, or chooses not to adopt UAM as a result of concerns regarding safety, affordability, value proposition or for other reasons, then the market for our offerings may not develop, may develop more slowly than we expect or may not achieve the growth potential we expect. As a result, the number of potential fliers using our eVTOL cannot be predicted with any degree of certainty, and we cannot assure you that we will be able to operate in a profitable manner in any of our targeted markets. Any of the foregoing could materially adversely affect our business, financial condition and results of operations.

Growth of our business will require significant investments in the development of the UAM ecosystem, infrastructure, technology and marketing and sales efforts. Our current cash flow has not been sufficient to support these needs. If our business does not generate the level of available cash flow required to support these investments, our results of operations will be negatively affected. Further, our ability to effectively manage growth and expansion of our operations will also require us to enhance our research and development, manufacturing, operational systems, internal controls and infrastructure, human resources policies and reporting systems. These enhancements will require significant capital expenditures and allocation of valuable management and employee resources.

There may be reluctance by consumers to adopt this new form of mobility, or unwillingness to pay our projected prices.

Our growth is highly dependent upon the adoption by consumers of an entirely new form of mobility offered by eVTOL aircraft and the UAM market. If consumers do not adopt this new form of mobility or are not willing to pay the prices shared for aerial ridesharing services, our business may never materialize and our prospects, financial condition and operating results will be harmed. This market is new, rapidly evolving, and characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, new aircraft announcements and changing consumer demands and behaviors.

Our success in a given market will depend on the local infrastructure and regulations, on our partners’ ability to develop a network of passengers and accurately assess and predict passenger demand and price sensitivity. Demand and price sensitivity may fluctuate based on a variety of factors, including macroeconomic factors, quality of service, negative publicity, safety incidents, corporate reporting related to safety, quality of customer support, perceived political or geopolitical affiliations, or dissatisfaction with our brand, products and offerings in general. If our commercial partners fail to attract passengers or fail to accurately predict demand and price sensitivity, it would harm our financial performance and our competitors’ products may achieve greater market adoption and may grow at a faster rate than our business.

We expect that a large driver of passenger demand for aerial ridesharing services will be time savings when compared with alternative modes of transportation. Should we or our commercial partners be unable to deliver a sufficient level of time savings for our eVTOL passengers or if expected time savings are impacted by delays or cancellations, it could reduce demand for aerial ridesharing services. If we or our commercial partners are unable to generate demand or demand falls, our business, financial conditions, and results of operations could be adversely affected.

There may be rejection of eVTOL operation in certain localities due to a perceived risk of safety or burden on local communities from eVTOL operations.

We are developing eVTOL to a level of safety that is higher than that of a light aircraft, a level that is perceived by us and the regulators to be adequate for the safe operation of eVTOLs in urban centers. However, the safety record of the fleet will also depend on factors external to the vehicle and the understanding of which is currently being constructed, such as the integration of eVTOL fleets with other aircraft operating in the same urban airspace. If the prediction of important characteristics of the system, such as route placement, vehicle separation and communication protocols, is not accurate, or if these considerations are not properly taken into account, the safety level of the fleet operation may be negatively affected.

The approval of local authorities of the operation of the eVTOLs will be influenced by the public opinion about the burden imposed on that community by the vehicle operations. Local populations, being potential users of the eVTOL service or not, may perceive the external noise of the vehicles, visual pollution and changes in the neighborhood provoked by vertiport operations to be unreasonable with respect to the benefits brought by the vehicles in terms of traffic congestion reduction and decrease in travel times. If that is the case, the demand for the vehicles and its operations may be negatively affected.

If current airspace regulations are not modified to increase air traffic capacity, our business could be subject to considerable capacity limitations.

A failure to increase air traffic capacity at and in the airspace serving key markets, including around major airports, in the United States or overseas, could create capacity limitations for our future operations and could have a material adverse effect on our business, results of operations and financial condition. Weaknesses in airspace and air traffic control system worldwide, including the National Airspace System and the Air Traffic Control (“ATC”) system, such as outdated procedures and technologies, could result in capacity constraints during peak travel periods or adverse weather conditions in certain markets, resulting in delays and disruptions to our service. While our aircraft is designed to operate in the National Airspace System under existing rules, our business at scale will likely require airspace allocation for UAM operations. Our inability to obtain sufficient access to the National Airspace System could increase our costs and reduce the attractiveness of our service.

Urban Air Traffic Management (UATM) may not be able to provide adequate situational awareness and equitable airspace access to eVTOLs or may not allow industrial scalability.

Urban Air Traffic Management (UATM) is a system that will enable UAM scalability and will mature over time to support market requirements. The UATM systems will provide traffic management services to the

UAM ecosystem, including to vehicles, fleet operators, vertiports, pilots, fleet managers, network operating centers and air navigation service providers, with the objective of improving the efficiency and safety of UAM operations. The UATM systems are therefore perceived as an enabler to allow the safe scalability of the industry as the quantity of eVTOL operations increases over time.

An accident or incident resulting from the low performance of one of the UATM systems or its inability to provide adequate safety levels may negatively affect public perception and the UAM industry as whole.

Additionally, if UATM systems do not target appropriate services, it may affect its ability to support increased traffic volume and therefore impact the ability for industrial scalability. This may be the result of collecting the wrong data necessary to support future safety cases required for airspace authorities to approve new regulations and/or the inability to manage traffic equitably for all airspace users, including airspace access for eVTOLs.

There is a risk that the regulatory environment for third-party service and technology providers (which UATM could be labeled as) may not be specific enough to support Eve’s UATM solution, or may delay its adoption.

Every country is on a different journey with a corresponding timetable towards establishing the regulatory environment that will support third-party technology and service providers to buttress the air traffic management industry. As more varied and unique aircraft, each with unique operating characteristics (for instance, drones as compared to general aviation aircraft), are all vying for access to dense, low altitude airspace. Solutions like UATM seek to standardize the way in which such airspace can be safely managed. However, as technology development usually outpaces regulation, it is foreseeable that a certain degree of business risk or regulatory risk is inherent in the investment and deployment of this new technology. Therefore, a lack of necessary regulations to help the industry understand how it may commercialize such third-party offerings, such as UATM, may result in a poor business environment that may make it difficult to achieve the deployment of UATM based on each country’s progress towards regulating similar service providers.

Additionally, competing systems or solution providers may use the lack of regulation to their advantage, leading to an unsafe operating environment that would cause Eve and its UATM solution to consider suspending operations until such time when clarity and an appropriate safety case with the local regulator could be established. This may negatively impact the financial results of the UATM product, its ability to provide a return on its investment, and therefore damage the business model of Eve’s UATM solution.

Eve’s UATM solution may underperform if it has a defect or it is not delivered on the projected timeline.

Eve is developing its own UATM solution. Our UATM systems will include urban aeronautical information management, vertiport information management, flight planning and authorization, traffic flow management, weather management, and collaborative or common situation awareness and any other feature identified during the interaction with stakeholders.

The underperformance of the UATM systems could result from improperly defining the system requirements and system architecture. The inability to accurately define the system requirements would result in an undesirable product by the target users and customers, including but not limited to the fleet operators, vertiport operators and air navigation service providers. By not providing the necessary services at the required time, UATM may negatively impact the ability of UAM to scale at the desired pace. Additionally, by not providing the right services, there is a heightened risk that competitors will capture additional market share. Failing to define and implement the right system architecture will make it more difficult for UATM systems to scale and evolve over time with new requirements and to integrate with other systems.

There can be no assurance that we will be able to detect and fix all defects in the UATM system prior to its entry into service. Defects could occur as a result of incorrectly identifying the standards that the UATM software must be built towards. By failing to build towards the correct standards, the impacted UATM system will not be allowed to enter into service, resulting in significant re-work to meet the qualification with the project incurring schedule delays, cost overrun or, ultimately, causing eVTOL accidents.

Schedule delays of UATM systems may result in losing near-term market share to the competition. Competing service providers will begin generating hours of in-service experience earlier and become more established and desirable to the market, making it more difficult for us to become an established service provider in the future. Additionally, delays of UATM systems currently under development and systems to be developed in the future may impede the industrial scalability of UAM, impacting the volume of vehicle sales and service and support contracts.

We may not be able to launch our eVTOL and related services on the timeline projected.

We will need to address significant regulatory, political, operational, logistical, and other challenges in order to launch our eVTOLs. We do not currently have infrastructure in place to operate the service and such infrastructure may not be available or may be occupied on an exclusive basis by competitors. We also have not yet received U.S. Federal Aviation Administration (“FAA”), the National Civil Aviation Agency of Brazil (Agência Nacional de Aviação Civil – “ANAC”), the European Aviation Safety Agency (“EASA”) or other certifications of our aircraft or other required airspace or operational authority and government approvals, which is essential for aircraft production and operation. In addition, our pre-certification operations may increase the likelihood of discovering issues with our aircraft, which could result in delays to the certification of our aircraft. Any delay in the financing, design, manufacture and launch of our aircraft could materially damage our brand, business, prospects, financial condition and operating results. Aircraft manufacturers often experience delays in the design, manufacture and commercial release of new aircraft. These delays may result in additional costs and adverse publicity for our business. If we are not able to overcome these challenges, our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed.

Our competitors may commercialize their technology before us, either in general or in specific markets.

We expect this industry to be increasingly competitive and it is possible that our competitors could get to market before us, either generally or in specific markets. Even if we are first to market, we may not fully realize the benefits we anticipate, and we may not receive any competitive advantage or may be overcome by other competitors. If new companies or existing aerospace companies launch competing solutions in the markets in which we intend to operate and obtain large scale capital investment, we may face increased competition. Additionally, our competitors may benefit from our efforts in developing a UATM solution, making it easier for them to obtain the permits and authorizations required to manufacture or operate eVTOL aircrafts in the markets in which we intend to launch or in other markets.

Many of our current and potential competitors are larger and have substantially greater resources than we have and expect to have in the future. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or offer lower prices. In particular, our competitors may be able to receive airworthiness certificates or production certificates for their aircraft prior to us receiving such certificates. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future.

We may be unable to secure third parties to provide aerial ridesharing services and to make the necessary changes to, and operate, vertiports using our aircrafts, or otherwise make the services sufficiently convenient to drive customer adoption.

Our business will heavily depend on third-party operators to develop and launch aerial ride sharing services and to make the necessary changes to vertiport infrastructure, including installation of necessary charging equipment, to enable adoption of our eVTOL aircraft. While we expect to be able to develop strategic partnerships with third-parties fleet and vertiport operators to provide a comprehensive UAM passenger service, we cannot guarantee that we will be able to do so effectively, at prices that are favorable to us, or at all. While we do not intend to own or operate vertiports or aerial ride sharing services, our business will rely on such services. Our business and our brand will be affiliated with these third-party ground operators and we may experience harm to our reputation if our third-party ground operators suffer from poor service, negative publicity, accidents, or safety incidents. The foregoing risks could adversely affect our business, financial conditions and results of operations.

Our customers’ perception of us and our reputation may be impacted by the broader industry and customers may not differentiate our aircraft and our services from our competitors.

Customers and other stakeholders may not differentiate between us and the broader aviation industry or, more specifically, the UAM service industry. If our competitors or other participants in this market have problems in a wide range of issues, including safety, technology development, engagement with aircraft certification bodies or other regulators, engagement with communities, target demographics or other positioning in the market, security, data privacy, flight delays, or bad customer service, such problems could impact the public perception of the entire industry, including our business. We may fail to adequately differentiate our brand, our services and our aircraft from others in the market which could impact our ability to attract passengers or engage with other key stakeholders. The failure to differentiate ourselves and the impact of poor public perception of the industry could have an adverse impact on our business, financial condition, and results of operations.

Our prospects and operations may be adversely affected by changes in consumer preferences, discretionary spending and other economic conditions that affect demand for UAM services, including changes resulting from the COVID-19 pandemic.

Our business will be primarily concentrated on commercializing our eVTOL aircraft, providing agnostic UAM capacity by operating a fleet of eVTOLs together with partners and providing a suite of services including maintenance, technical support and training to our and third parties’ eVTOL aircrafts, which we expect may be vulnerable to changes in consumer preferences, discretionary spending and other market changes impacting discretionary purchases. The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability, including the current business disruption and related financial impact resulting from the global COVID-19 health crisis. During such periods, eVTOL passengers may choose not to make discretionary purchases or may reduce overall spending on discretionary purchases. Such changes could result in reduced consumer demand for air transportation, including UAM services, or could shift demand from our UAM services to other methods of air or ground transportation for which we do not offer a competing service. If we are unable to generate demand or there is a future shift in consumer spending away from UAM services, our business, financial condition and results of operations could be adversely affected.

Aircraft and Production

Neither we nor Embraer have yet manufactured or delivered to customers any eVTOL aircraft, which makes evaluating Eve’s business and future prospects difficult and increases the risk of investment.

The UAM Business was launched by Embraer in 2017 and Embraer has a limited operating history in the urban air mobility industry, which is continuously evolving. Our eVTOL aircraft is in the early development stage and we do not expect our first serial vehicle to be produced until 2026, if at all. We have no experience in an organization in high volume manufacturing of the planned eVTOL aircraft. We cannot assure you that we or our partners will be able to develop efficient, automated, cost-efficient manufacturing capability and processes, and reliable sources of component supplies that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our aircraft. You should consider our business and prospects in light of the risks and significant challenges we face as a new entrant into the UAM industry, including, among other things, with respect to our ability to:

•	design and produce safe, reliable and quality eVTOL aircraft on an ongoing basis;

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obtain the necessary regulatory approvals in a timely manner, including receipt of governmental authority for manufacturing the equipment and, in turn, marketing, selling and operating our UAM services;

•	develop a UATM solution;

•	build a well-recognized and respected brand;

•	establish and expand our customer base and strategic partners;

•	successfully market not just our eVTOL aircraft but also the other services we intend to provide, such as maintenance, materials, technical support and training services;

•	successfully service our eVTOL aircraft after sales and maintain a good flow of spare parts and customer goodwill;

•	improve and maintain our operational efficiency;

•

successfully execute our manufacturing and production model and maintain a reliable, secure, high-performance and scalable technology infrastructure; predict our future revenues and appropriately budget for our expenses;

•	attract, retain and motivate talented employees;

•	anticipate trends that may emerge and affect our business;

•	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

•	navigate an evolving and complex regulatory environment.

If we fail to adequately address any or all of these risks and challenges, its business may be harmed.

Our eVTOL aircraft may not perform at the level we expect, and may have potential defects, such as higher than expected noise profile, lower payload than initially estimated, shorter range, higher unit cost, higher cost of operation, perceived discomfort during transition phase of flight and/or shorter useful lives than we anticipate.

Our eVTOL aircraft may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. For example, our eVTOL aircraft may have a higher noise profile than we expect or carry a lower payload or have shorter maximum range than we estimate. Our eVTOL aircraft also uses a substantial amount of software code to operate. Software products are inherently complex and often contain defects and errors when first introduced. The ability of our eVTOL aircraft to perform as expected depends on the development of certain components, such as batteries, the technology of which is currently under development and therefore not yet proven in operation.

While we have performed initial tests with flying vehicles and components in test rigs, in some instances we are still relying on projections and models to validate the projected performance of our aircraft. To date, we have been unable to validate the performance of our eVTOL aircraft over the expected lifetime of the aircraft. There can be no assurance that we will be able to detect and fix any defects in the eVTOL aircraft prior to their use in our service. For example, a flight in an eVTOL aircraft will be unlike anything passengers have experienced before, and due to the aircraft characteristics (including a comparatively light weight, multiple rotors, vertical takeoff, and transition to forward flight) and operation characteristics (flying at low altitudes close to buildings, likely to frequently encounter turbulence), passengers may be susceptible to motion sickness during the transitioning phases.

We expect to introduce new and additional features and capabilities to the aircraft and our service over time. For example, while our vehicles will begin its operation with a pilot onboard, we project that they will evolve to become autonomous vehicles over time. If successful, this would reduce the cost of operation related to hiring the crew, although part of the cost reduction will be offset by the need to introduce additional equipment and sensors needed for autonomous flights. As with other areas of the vehicle, we expect to improve the autonomous capabilities of our aircraft through testing and simulations throughout the vehicle development process, since this technology and capability is currently not available for vehicles of this nature. However, we may be unable to develop or certify these upgrades in a timely manner, or at all, which could have a material adverse impact on our business, financial condition, operating results and prospects

Our business will initially rely on a single aircraft type. Our dependence on our aircraft makes us particularly vulnerable to any design defects or mechanical problems associated with our aircraft or its component parts. Any product defects or any other failure of our aircraft to perform as expected could harm our reputation and result in adverse publicity, delays in or inability to obtain certification, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

We may not be able to produce aircraft in the volumes and on the timelines projected.

There are significant challenges associated with mass producing aircraft in the volumes that we are projecting. The aerospace industry has traditionally been characterized by significant barriers to entry, including large capital requirements, investment costs of designing and manufacturing aircraft, long lead times to bring aircraft to market from the concept and design stage, the need for specialized design and development expertise, extensive regulatory requirements and establishing a brand name and image and the need to establish maintenance and service locations. As a manufacturer of electric aircraft, we face a variety of added challenges to entry that a traditional aircraft manufacturer would not encounter including additional costs of developing and producing an electric powertrain, regulations associated with the transport of lithium-ion batteries and unproven high-volume customer demand for a fully electric aerial mobility service. Additionally, we are relying on Embraer to develop production lines for components and at volumes for which there is little precedent within the traditional aerospace industry. The ability to reach high vehicle production volumes also depend on the supply of components and systems reliably at adequate rates, components which are not manufactured at scale at this moment. Additionally, there may be competition between markets for related products that may affect the ability of suppliers to provide equipment, for example in the case of batteries, which are in high demand by the automotive industry. In addition, as our eVTOL cannot fly longer distances to be delivered, it is pivotal to have the ability to successfully execute the in-factory disassembling just after a unit production. Tests, transportation and assembly close to customer operations need to follow high standards of safety and efficiency in order to deliver the products to different geographic regions. If we are not able to overcome these barriers, our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed.

We are relying on the Embraer Entities to manufacture and assemble our eVTOL aircraft pursuant to our Master Services Agreements with Embraer and Atech. The initial terms of the Master Services Agreements with Atech and Embraer are expected to end on the 10th and 15th anniversaries of the Closing Date, respectively. If

Embraer or Atech terminates, or fails to renew or to comply with the terms of, the Master Services Agreements, we may not be able to engage other manufacturers and suppliers in a timely manner, at an acceptable price or in the necessary quantities.

In addition, our eVTOL will be subject to regulation in Brazil, the U.S., the European Union and in each jurisdiction where our customers are located. ANAC, as well as Civil Aviation Authorities (CAA) in other countries in which our potential customers are located, most notably FAA and the EASA, must certify or validate the design (Type Certificate) of our eVTOL before we can start delivering it to any customers. As a result, we will also need to do extensive testing to ensure that the aircraft is in compliance with applicable local civil aviation regulation (e.g., ANAC, FAA, EASA), safety regulations and other relevant regulations prior to entry into service. In addition to certification of the aircraft (Type Certificate), we will be required to obtain approval from the ANAC, or from local Civil Aviation Authorities where the manufacturing facilities will be located to produce the aircraft according to the approved type design. Our plan involves manufacturing the vehicle in Brazil (under ANAC’s regulations) and, according to the evolution of market demand, other production facilities shall be implemented, which may be located in other countries outside Brazil, such as the U.S. or Europe. Production approval involves local authority manufacturing approval and extensive ongoing oversight of mass-produced aircraft. If we are unable to obtain production approval for the aircraft, or the ANAC, the FAA, the EASA or local Civil Aviation Authority imposes unanticipated restrictions as a condition of approval, our projected costs of production could increase substantially.

The timing of our production ramp is dependent upon finalizing certain aspects of the design, engineering, component procurement, testing, build out, and manufacturing plans in a timely manner and upon our ability to execute these plans within the current timeline. It is also dependent on being able to timely obtain Production Certification from the respective local Civil Aviation Authority.

Crashes, accidents or incidents of eVTOL aircraft or involving UATM solutions, or lithium batteries involving us or our competitors could have a material adverse effect on our business, financial condition, and results of operations.

Test flying prototype aircraft is inherently risky, and crashes, accidents or incidents involving our aircraft are possible. Any such occurrence would negatively impact our development, testing and certification efforts, and could result in re-design, certification delay and/or postponements or delays to our commercial service launch.

The operation of aircraft is subject to various risks, and we expect demand for our eVTOL aircraft and our UAM services to be impacted by accidents or other safety issues regardless of whether such accidents or issues involve our aircraft. Such accidents or incidents could also have a material impact on our ability to obtain ANAC, FAA and EASA certifications for our aircraft, or to obtain such certifications in a timely manner. Such events could impact confidence in a particular aircraft type or the air transportation services industry as a whole, particularly if such accidents or disasters were due to a safety fault. We believe that the regulators and the general public are still forming their opinions about the safety and utility of aircraft that are highly reliant on lithium ion batteries, and/or advanced flight control software capabilities. An accident or incident involving either our aircraft or a competitor’s aircraft during these early stages of opinion formation could have a disproportionate impact on the longer-term view of the emerging UAM market.

We are at risk of adverse publicity stemming from any public incident involving our company, our controlling stockholder, our people, our brand or other companies in our industry. Such an incident could involve the actual or alleged behavior of any of our employees or third-party contractors, including Embraer and its other subsidiaries, or the employees or contractors of our competitors. Further, if our personnel, our aircraft, or other types of aircraft, including Embraer’s aircraft and the aircraft of our competitors, are involved in a public incident, accident, catastrophe or regulatory enforcement action, we could be exposed to significant reputational harm and potential legal liability. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident, catastrophe or action. In the event that our insurance is inapplicable or inadequate, we may be forced to bear substantial losses from an incident or accident. In addition, any such incident, accident, catastrophe or action involving our employees, our aircraft, the aircraft of our competitors or other types of aircraft could create an adverse public perception, which could harm our reputation, result in passengers being reluctant to use our services, and adversely impact our business, results of operations and financial condition.

Unsatisfactory safety performance of our aircraft could have a material adverse effect on our business, financial condition, and results of operation.

While we are building operational processes designed to ensure that the design, testing, manufacture, performance, operation and servicing of our aircraft meet rigorous quality standards, there can be no assurance that we will not experience operational or process failures and other problems, including through flight test accidents or incidents, manufacturing or design defects, pilot error, cyber-attacks or other intentional acts, that could result in potential safety risks. Any actual or perceived safety issues may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise. Such issues could result in delaying or cancelling planned flights, increased regulation or other systemic consequences. Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents, mechanical or operational failures, or other safety incidents could have a material adverse effect on our business, financial condition and results of operation. In addition, our aircraft may be grounded by regulatory authorities due to safety concerns that could have a material adverse impact on our business, financial condition, operating results and prospects.

We currently rely and will continue to rely on Embraer to provide services, products, parts and components required to develop and certify our aircraft and to supply critical services, components and systems necessary for our operations, which exposes us to a number of risks and uncertainties outside our control.

While we will have our own engineering capabilities, we will be substantially reliant on Embraer, our controlling stockholder, to provide us with development, certification and other services and supply our aircrafts, at least initially, pursuant to the Master Services Agreements. Additionally, Embraer will rely on its suppliers and service providers for the parts and components in our aircraft. Embraer is currently our sole supplier of aircraft development and certain other services. We or Embraer are also, in some cases, subject to sole source suppliers for certain parts and other components for which we rely on, or may be reliant on, to achieve our projected type certification. While we believe that we may be able to establish alternate supply relationships and can obtain replacement components, we may be unable to do so in the short term or at all at prices that are favorable to us. These disruptions in our supply chain could lead to delays in aircraft development, type certification and production, which could materially adversely affect our business, prospects and operating results.

We currently do not have a defined strategy for the manufacturing of our aircraft following type certification, which exposes us to a number of risks and uncertainties outside our control.

We have not decided a strategy for the manufacturing of our aircraft following type certification. We may rely on Embraer to provide services, products, parts and components required to manufacture our aircraft to sell to final customers. Depending on our defined manufacturing strategy, we may be subject to sole source suppliers for certain parts and other components for which we may be reliant on to achieve our projected high-volume production numbers. This supply chain may expose us to multiple potential sources of delivery failure or component shortages for our aircraft. While we believe that we may be able to establish alternate supply relationships and can obtain replacement components, we may be unable to do so in the short term or at all at prices that are favorable to us.

If any of our suppliers or service partners were to experience delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, or if they choose to not do business with us, we would have significant difficulty in procuring, producing and delivering our aircraft, and our business prospects would be significantly harmed. These disruptions in our supply chains may cause delays in our production process for both prototype and commercial production aircraft which would negatively impact our revenues, competitive position and reputation. Outside the markets where the manufacturing takes place, we will rely on third parties to transport and reassemble the aircraft close to customer operations. In addition, our suppliers or service partners may rely on certain state tax incentives that may be subject to change or elimination in the future, which could result in additional costs and delays in production if a manufacturing site must be obtained. Further, if we are unable to manage successfully our relationship with our suppliers or service partners, the quality and availability of our aircraft may be harmed. Our suppliers or service partners could, under some circumstances, decline to accept new purchase orders from or otherwise reduce their business with us. If our suppliers or service partners stop manufacturing our aircraft components for any reason or reduced manufacturing capacity, we may be unable to replace the lost manufacturing capacity on a timely and comparatively cost-effective basis, which would adversely impact its operations.

The manufacturing facilities of our suppliers or service partners and the equipment used to manufacture our aircraft would be costly and could require substantial lead time to replace and qualify for use. The manufacturing facilities of our suppliers or service partners may be harmed or rendered inoperable by natural or human-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our aircraft for some period of time. The inability to manufacture our aircraft, our aircraft components or the backlog that could develop if the manufacturing facilities of our suppliers or service partners are inoperable for even a short period of time may result in the loss of customers or harm our reputation.

We do not control Embraer or our other suppliers or service partners or such parties’ labor and other legal compliance practices, including their environmental, health and safety practices. If Embraer or our other current suppliers or service partners, or any other suppliers or service partners which we may use in the future, violates U.S. or foreign laws or regulations, we may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that we are attempting to import or the loss of our import privileges. The effects of these factors could render the conduct of our business in a particular country undesirable or impractical and have a negative impact on our operating results.

Furthermore, if we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of aircraft manufacturing or other services or products, parts or other components will be available when required on terms that are acceptable to us, or at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. These disruptions in our supply chain could lead to delays in aircraft development and production, which could materially adversely affect our business, prospects and operating results.

Our agreements with our customers and strategic partners are non-binding and constitute all of the current orders for our aircraft. If we do not enter into definitive agreements with our customers, or the conditions to our customer’s order (if any) are not met, or if such orders (if any) are cancelled, modified or delayed, our prospects, results of operations, liquidity and cash flow will be harmed.

Our agreements with potential customers and strategic partners for our eVTOL aircraft are non-binding and constitute all of the current orders for our aircraft. Such orders and agreements are subject to conditions, including the parties reaching mutual agreement on certain material terms, such as aircraft specifications, warranties, usage and transfer of the aircraft, performance guarantees, delivery periods and other matters, and entering into definitive agreements. The obligations of such potential customers and strategic partners to consummate any order will arise only after all of such material terms are agreed in the discretion of each party and we enter into definitive agreements with such potential customers. Further, such definitive agreements (if any) will likely be subject to several conditions, including, for example, certification of our aircraft by the ANAC, FAA, EASA or other aviation authorities, and will likely be subject to termination rights. If we do not enter into definitive agreements with our potential customers and strategic partners or, if after entering into definitive agreements, we do not meet any of the agreed conditions or any orders for our aircraft are cancelled, modified or delayed, or otherwise not consummated, or we are otherwise unable to convert our strategic relationships or collaborations into sales revenue, our prospects, results of operations, liquidity and cash flow will be affected.

Our business may be adversely affected by union activities.

Most of our employees will be located in Brazil. It is common throughout the aerospace and airline industries generally and in Brazil for many employees to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Our Brazilian employees are currently represented by one or more labor unions. As we expand our business there can be no assurances that more of our employees will not join or form a labor union or that we will not be required to become a union signatory. We are also directly or indirectly dependent upon companies with unionized work forces, such as Embraer and parts suppliers. Work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs, it could delay the manufacture and sale of our performance electric vehicles and have a material adverse effect on our business, operating results or financial condition.

Regulatory & Airspace

We may be unable to obtain relevant regulatory approvals for the commercialization of our aircraft, including Type Certification, Production Certification, and Operating Certification, approvals for permitting new infrastructure or access existing infrastructure or otherwise.

The commercialization of new aircraft requires certain regulatory authorizations and certifications, including Type Certification issued by the FAA under 14 CFR Part 23 (ANAC RBAC 23, EASA SC-VTOL) with 14 CFR Part 135 (ANAC RBAC 135) operations specifications. While we anticipate being able to meet the requirements of such authorizations and certificates, we may be unable to obtain such authorizations and certifications, or to do so on the timeline we project. Should we fail to obtain any of the required authorizations or certificates, or do so in a timely manner, or any of these authorizations or certificates are modified, suspended or revoked after we obtain them, we may be unable to launch our eVTOL and related services or do so on the timelines we project, which would have adverse effects on our business, prospects, financial condition and/or results of operations.

Changes in government regulation imposing additional requirements and restrictions on our operations could increase our operating costs and result in service delays and disruptions.

Aerospace manufacturers are subject to extensive regulatory and legal requirements that involve significant compliance costs. The ANAC, FAA, EASA and other regulators may issue regulations relating to the operation of eVTOL aircraft that could require significant expenditures. Implementation of the requirements created by such regulations may result in increased costs for our customers and us. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of UAM operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising fares and reducing demand. We cannot assure you that these and other laws or regulations enacted in the future will not harm our business.

The UAM Business is subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation.

Our business is subject to stringent U.S. import and export control laws and regulations as well as economic sanctions laws and regulations. We are required to import and export our products, software, technology and services, as well as run our operations in the United States, in full compliance with such laws and regulations, which may include the EAR, the ITAR, and economic sanctions administered by the Department of State and the Treasury Department’s Office of Foreign Assets Control (OFAC). Similar laws that impact our business exist in other jurisdictions. These foreign trade controls prohibit, restrict, or regulate our ability to, directly or indirectly, export, deemed export, re-export, deemed re-export or transfer certain hardware, technical data, technology, software, or services to certain countries and territories, entities, and individuals, and for end users or uses. If we are found to be in violation of these laws and regulations, it could result in civil and criminal, monetary and non-monetary penalties, the loss of export or import privileges, debarment and reputational harm. While none of our current technologies require us to maintain a registration under ITAR, we may become subject to ITAR in the future, which could have a material adverse effect on our business, financial condition and results of operations.

Pursuant to these international trade control laws and regulations, we are required, among other things, to (i) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (ii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our business. The authorization requirements may include the need to get permission to release controlled technology to certain foreign person employees and other foreign persons. The authorization requirements further include the need to ensure compliance with trade controls as they apply to the cross-border release of products, software, and technology among our personnel located in the U.S. and abroad. Changes in U.S. foreign trade control laws and regulations, or reclassifications of our products or technologies, may restrict our operations. The inability to secure and maintain necessary licenses and other authorizations could negatively impact our ability to compete successfully or to operate our business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. Given the great discretion the government has in issuing or denying such authorizations to advance U.S. national security and foreign policy interests, there can be no assurance we will be successful in our future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.

We will be subject to rapidly changing and increasingly stringent laws, regulations, industry standards, and other obligations relating to privacy, data protection, and data security. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could harm our business.

We are subject to or are affected by a number of federal, state and local laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security, and govern our collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of our employees, customers and others. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, our agreements with certain customers may require Eve to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, result in penalties or fines, result in litigation, may cause our customers to lose confidence in the effectiveness of our security measures and require Eve to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. Privacy, data protection and consumer protection laws may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies and such changes or developments may be contrary to our existing practices. In addition, we may not be able to monitor and react to all developments in a timely manner. For example, the California Consumer Privacy Act of 2018, which took effect on January 1, 2020, gives California residents expanded rights related to their personal information, including the right to access and delete their personal information, and receive detailed information about how their personal information is used and shared. Other laws relating to privacy, data protection, and data security have been passed or been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. Compliance with any applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations. In addition, the enactment of such laws could impose conflicting requirements that would make compliance challenging.

Despite our efforts, we may not be successful in complying with the rapidly evolving privacy, data protection, and data security requirements discussed above. Any actual or perceived non-compliance with such requirements could result in litigation and proceedings against us by governmental entities, passengers, or others, fines, civil or criminal penalties, limited ability or inability to operate our business, offer services, or market our platform in certain jurisdictions, negative publicity and harm to our brand and reputation. We could be required to expend significant capital and other resources to address any such actual or perceived non-compliance which may not be covered or fully covered by our insurance. Such actual or perceived non-compliance could have a material adverse effect on our business, financial condition or results of operations.

Macroeconomic

The eVTOL aircraft industry may not continue to develop, eVTOL aircraft may not be adopted by the market or our independent third-party aircraft operators, eVTOL aircraft may not be certified by transportation authorities or eVTOL aircraft may not deliver the expected reduction in operating costs, any of which could adversely affect our prospects, business, financial condition and results of operations.

eVTOL aircraft involve a complex set of technologies, which we must continue to further develop and rely on our independent third-party aircraft operators to adopt. However, before eVTOL aircraft can fly passengers, we must receive requisite approvals from federal transportation authorities. No eVTOL aircraft are currently certified by the FAA for commercial operations in the United States, by ANAC for commercial operations in Brazil or by the EASA for commercial operations in the European Union, and there is no assurance that our research and development will result in government-certified aircraft that are market-viable or commercially successful in a timely manner or at all. In order to gain government certification, the performance, reliability and safety of eVTOL aircraft must be proven, none of which can be assured. Even if eVTOL aircraft are certified, individual operators must conform eVTOL aircraft to their licenses, which requires FAA approval in the U.S., ANAC approval in Brazil and EASA approval in the European Union, and individual pilots also must be licensed and approved by the FAA, ANAC and EASA to fly eVTOL aircraft in the U.S., Brazil and Europe, respectively, which could contribute to delays in any widespread use of eVTOL aircraft and potentially limit the number of eVTOL aircraft operators available to partner with us.

Additional challenges to the adoption of eVTOL aircraft, all of which are outside of our control, include:

•	market acceptance of eVTOL aircraft;

•	state, federal or municipal licensing requirements and other regulatory measures;

•	third party operators to develop and launch aerial ride sharing services;

•	urban air traffic management system availability;

•	necessary changes to Vertiport infrastructure to enable adoption, including installation of necessary charging equipment; and

•	public perception regarding the noise and safety of eVTOL aircraft.

There are a number of existing laws, regulations and standards that may apply to eVTOL aircraft, including standards that were not originally intended to apply to electric aircraft. Regulatory changes that address eVTOL aircraft more specifically could delay our ability to receive type certification by transportation authorities and thus delay our independent third-party aircraft operators’ ability to utilize eVTOL aircraft for their flights. In addition, there can be no assurance that the market will accept eVTOL aircraft, that we will be able to execute on our business strategy, or that our offerings utilizing eVTOL aircraft will obtain the necessary government operating authority or be successful in the market. There may be heightened public skepticism to this nascent technology and its adopters. In particular, there could be negative public perception surrounding eVTOL aircraft, including the overall safety and the potential for injuries or death occurring as a result of accidents involving eVTOL aircraft, regardless of whether any such safety incidents occur involving us. Any of the foregoing risks and challenges could adversely affect our prospects, business, financial condition and results of operations.

We may be unable to protect our intellectual property rights from unauthorized use by third parties.

Failure to adequately protect our intellectual property rights could result in our competitors offering similar products or services, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which could adversely affect our business, prospects, financial condition and operating results. Our success depends, in part, on our ability to protect our proprietary intellectual property rights, including certain technologies deployed in our aircraft or that we utilize in arranging air transportation. To date, we have relied primarily on patents and trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary technology. Our software may also be subject to certain protection under copyright law, though we have chosen not to register any of our copyrights in our software. We routinely enter into non-disclosure agreements with our employees, consultants, volunteers in usability tests or collaborative sessions, third parties and other relevant persons and take other measures to protect our intellectual property rights, such as limiting access to our trade secrets and other confidential information. We intend to continue to rely on these and other means, including patent protection, in the future. The protection of our intellectual property rights will be important to our future business opportunities. However, the steps we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•	as noted below, any patent applications we submit may not result in the issuance of patents (and some utility patents have not yet been issued to us based on our pending applications);

•	the scope of our utility patents that may subsequently issue may not be broad enough to protect our proprietary rights;

•	any of our patents that have issued or may issue may be challenged or invalidated by third parties;

•	our employees, volunteers or business partners may breach their confidentiality, non-disclosure and non-use obligations to us;

•	third parties may independently develop technologies that are the same or similar to ours;

•	unauthorized parties may attempt to copy aspects of our intellectual property or obtain and use information that we regard as proprietary;

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intellectual property, trade secrets or other proprietary or competitively sensitive information may be improperly obtained through a cyber-attack or other breach of our systems or our vendor’s systems;

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our non-disclosure agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to ours, and there can be no assurance that our competitors or third parties will comply with the terms of these agreements, or that we will be able to successfully enforce such agreements or obtain sufficient remedies if they are breached;

•	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable; and

•	current and future competitors may challenge or circumvent or otherwise design around our patents.

Further, obtaining and maintaining patent, copyright, and trademark protection can be costly, and we may choose not to, or may fail to, pursue or maintain such forms of protection for our technology in the United States,

Brazil or other foreign jurisdictions, which could harm our ability to maintain our competitive advantage in such jurisdictions. It is also possible that we will fail to identify patentable aspects of our technology before it is too late to obtain patent protection, that we will be unable to devote the resources to file and prosecute all patent applications for such technology, or that we will inadvertently lose protection for failing to comply with all procedural, documentary, payment, and similar obligations during the patent prosecution process. The laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate to prevent other parties from infringing our proprietary technology. To the extent we expand our international activities, our exposure to unauthorized use of our technologies and proprietary information may increase. We may also fail to detect unauthorized use of our intellectual property, or be required to expand significant resources to monitor and protect our intellectual property rights, including engaging in litigation, which may be costly, time-consuming, and divert the attention of management and resources, and may not ultimately be successful.

Also, while we have registered and applied for trademarks in an effort to protect our investment in our brand and goodwill with customers, competitors may challenge the validity of those trademarks and other brand names in which we have invested. Such challenges can be expensive and may adversely affect our ability to maintain the goodwill gained in connection with a particular trademark. If we fail to meaningfully establish, maintain, protect and enforce our intellectual property rights, our business, financial condition and results of operations could be adversely affected.

We may need to defend ourselves against intellectual property infringement claims or misappropriation claims, which may be time-consuming and expensive and, if adversely determined, could limit our ability to commercialize our aircraft.

Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that could prevent or limit our ability to make, use, develop or deploy our aircraft and UAM services, which could make it more difficult for us to operate our business. We may receive inquiries from patent, copyright or trademark owners inquiring whether we infringe upon their proprietary rights. We may also be the subject of more formal allegations that we have misappropriated such parties’ trade secrets or other proprietary rights.

Companies owning patents or other intellectual property rights relating to battery packs, electric motors, aircraft configurations, fly-by-wire flight control software or electronic power management systems may allege infringement or misappropriation of such rights. In response to a determination that we have infringed upon or misappropriated a third-party’s intellectual property rights, we may be required to do one or more of the following:

•	cease development, sales or use of its products that incorporate the asserted intellectual property;

•	pay substantial damages;

•	obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or available at all; or

•	re-design one or more aspects or systems of our aircraft or other offerings.

A successful claim of infringement or misappropriation against us could harm our business, prospects, financial condition and operating results. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

We may not be able to secure adequate insurance policies, or secure insurance policies at reasonable prices.

Through Embraer, we maintain general liability insurance, aviation flight testing insurance, aircraft liability coverage, directors and officers insurance and other insurance policies and we believe our level of coverage is customary in the industry and adequate to protect against claims. However, there can be no assurances that it will be sufficient to cover potential claims, that present levels of coverage will be available in the future at reasonable cost or that we will continue to be able to maintain insurance coverage through Embraer. Further, we expect our insurance needs and costs to increase as we manufacture aircraft, establish commercial operations and expand into new markets, and it is too early to determine what impact, if any, the commercial operation of eVTOLs will have on our insurance costs.

If our relations with our strategic partners were to deteriorate or terminate, Eve’s business could be adversely affected or such third parties could act in a manner adverse to Eve.

If our relations with our strategic partners were to deteriorate or terminate, the other party may act in a manner adverse to us and could limit our ability to implement our strategies. Our collaborators or strategic partners may develop, either alone or with others, products in related fields that are competitive with our products. Specifically, conflicts with Embraer may adversely impact our ability to manufacture aircraft or scale production, while conflicts with Atech may adversely impact our ability to successfully provide UAM services. While Embraer has agreed in the Business Combination Agreement not to compete with the Company with respect to certain actions related to the UAM market following the business combination, such non-compete only applies for three years with respect to activities in the European Union and five years with respect to activities elsewhere in the world, and Embraer may still pursue certain investment opportunities related to the UAM Business under the terms of the Business Combination Agreement. Such conflicts with our strategic partners may result in adverse effects on our business, financial condition and results of operations.

The failure of certain advances in technology such as autonomy or battery density to mature at the rates we project may impact our ability to increase the volume of our service and/or drive down end-user pricing at the rates we project.

Our projections rely in part on future advancement of technology, such as aerial and ground-based autonomy and an increase in energy density in batteries. Should these technologies fail to develop, mature or be commercially available within the periods that we project, we may underperform our financial projections, which would materially and adversely affect our business, prospects, operating results and financial condition.

We are an early stage company with a history of losses, and we expect to incur significant losses for the foreseeable future and we may not be able to achieve or maintain profitability.

We have incurred significant losses since inception. We incurred net losses of $15.87 million, $9.63 million, and $7.69 million for the years ended December 31, 2021, 2020 and 2019, respectively. We have not yet started commercial operations, and it is difficult for us to predict our future operating results. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin significant deliveries of our eVTOL aircraft, which are not expected to begin until late 2026 and may occur later or not at all. Even if we are able to successfully develop and sell our aircraft, there can be no assurance that they will be financially successful. Our potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of our aircraft, which may not occur. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability.

We expect our operating expenses to increase over the next several years as we:

•	continue to design, develop, manufacture and move towards marketing our aircraft;

•	expand our production capabilities through Embraer, including costs associated with outsourcing the manufacturing of our aircraft;

•	build up inventories of parts and components for our aircraft;

•	manufacture an inventory of our aircraft;

•	expand our design, development and servicing capabilities;

•	develop commercial and strategic partnerships for fleet operations for a fleet of our eVTOL and/or third parties;

•	continue to develop our air traffic management system;

•	hire more employees;

•	continue research and development efforts relating to new products and technologies;

•	increase our sales and marketing activities and develop our distribution infrastructure; and

•	increase our general and administrative functions to support its growing operations and to operate as a public company.

Because we will incur the costs and expenses from these efforts before we receive any revenue with respect thereto, our losses in future periods will be significant. In addition, these efforts may be costlier than we expect and may not result in any revenue or growth in our business. Any failure to generate revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.

We may in the future invest significant resources in developing new offerings and exploring the application of our proprietary technologies for other uses and those opportunities may never materialize.

While our primary focus is on the design, manufacture and operation of our eVTOL aircraft and related UAM services, we may invest significant resources in developing new technologies, services, products and offerings. However, we may not realize the expected benefits of these investments. Relatedly, if such technologies become viable offerings in the future, we may be subject to competition from our competitors within the aviation industry or other industries, some of which may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies. Such competition or any limitations on our ability to take advantage of such technologies could impact our market share, which could have a material adverse effect on our business, financial condition and results of operations.

Such research and development initiatives may also have a high degree of risk and involve unproven business strategies and technologies with which we have limited operating or development experience. They may involve claims and liabilities, expenses, regulatory challenges and other risks that we may not be able to anticipate. There can be no assurance that consumer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. Further, any such research and development efforts could distract management from current operations and would divert capital and other resources from our more established technologies. Even if we were to be successful in developing new products, services, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that may increase our expenses or prevent us from successfully commercializing new products, services, offerings or technologies.

We may be unable to make certain advances in technology, such as autonomous flying technologies, or such technologies may not mature or be commercially available at the rates projected, which could adversely affect our business, financial condition and results of operations.

Our projections rely in part on future advancement of technology, such as autonomous flying technologies. Should these technologies fail to develop, mature or be commercially available within the periods that we project, we may underperform our financial projections, which would materially and adversely affect our business, financial condition and results of operations.

We are subject to cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in its aircraft and customer data processed by our or third-party vendors.

We are at risk for interruptions, outages and breaches of our: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; (b) facility security systems, owned by us or our third-party vendors or suppliers; (c) aircraft technology including powertrain and avionics and flight control software, owned by us or our third-party vendors or suppliers; (d) the integrated software in our aircraft; or (e) customer data that we process or our third-party vendors or suppliers process on our behalf. Such incidents could: disrupt our operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; result in a loss of competitive advantage over others in our industry; compromise certain information of customers, employees, suppliers, or others; jeopardize the security of our facilities; or affect the performance of in-product technology and the integrated software in our aircraft.

We plan to include avionics and flight control software services and functionality that utilize data connectivity to monitor aircraft performance and to enhance safety and enable cost-saving preventative maintenance. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Our systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm our systems. We intend to use our avionics and flight control software and functionality to log information about each aircraft’s use in order to aid us in aircraft diagnostics and servicing. Our customers may object to the use of this data, which may increase our vehicle maintenance costs and harm its business prospects.

Our aircraft contains complex information technology systems and built-in data connectivity to share aircraft data with ground operations infrastructure. We plan to design, implement and test security measures intended to prevent unauthorized access to our information technology networks, its aircraft and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, aircraft and systems to gain control of or to change our aircraft’s functionality, performance characteristics, or to gain access to data stored in or generated by the aircraft. A significant breach of our third-party service providers’ or vendors’ or our own network security and systems could have serious negative consequences for our business and future prospects, including possible fines, penalties and damages, reduced customer demand for its aircraft or urban aerial ride sharing services and harm to our reputation and brand.

Moreover, there are inherent risks associated with developing, improving, expanding and updating our current systems, such as the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage its data and inventory, procure parts or supplies or manufacture, deploy, deliver and service our aircraft, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that these systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired. Moreover, our proprietary information or intellectual property could be compromised or misappropriated, and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

We are dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including technology, finance, marketing, sales, aftermarket, and support personnel. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and harm our business, financial condition and results of operations. Additionally, our financial condition and results of operations may be adversely affected if we are unable to attract and retain skilled employees to support our operations and growth.

If we or our third-party service providers experience a security breach, or if unauthorized parties otherwise obtain access to our customers’ data, our reputation may be harmed, demand for services may be reduced, and we may incur significant liabilities.

Our services involve the storage, processing and transmission of data, including certain confidential and sensitive information. Any security breach, including those resulting from a cybersecurity attack, phishing attack, or any unauthorized access, unauthorized usage, virus or similar breach or disruption could result in the loss or destruction of or unauthorized access to, or use, alteration, disclosure, or acquisition of, data, damage to our reputation, litigation, regulatory investigations, or other liabilities. These attacks may come from individual hackers, criminal groups, and state-sponsored organizations. If our security measures are breached as a result of third-party action, employee error, a defect or bug in our products or those of our third-party service providers, malfeasance or otherwise and, as a result, someone obtains unauthorized access to our data, including our confidential, sensitive, or other information about individuals, or any of these types of information is lost, destroyed, or used, altered, disclosed, or acquired without authorization, our reputation may be damaged, our business may suffer, and we could incur significant liability. Even the perception of inadequate security may damage our reputation and negatively impact our ability to win new customers and retain and receive timely payments from existing customers. Further, we could be required to expend significant capital and other resources to address any data security incident or breach, which may not be covered or fully covered by our insurance and which may involve payments for investigations, forensic analyses, legal advice, public relations advice, system repair or replacement, or other services.

We engage third-party vendors and service providers to store and otherwise process some of our and our data, including confidential, sensitive, and other information about individuals. Our vendors and service providers may also be the targets of cyberattacks, malicious software, phishing schemes, and fraud. Our ability to monitor our vendors and service providers’ data security is limited, and, in any event, third parties may be able to circumvent those data security measures, resulting in the unauthorized access to, misuse, acquisition, disclosure, loss, alteration, or destruction of our data, including confidential or sensitive information, such as intellectual property and trade secrets, and personal information.

Techniques used to sabotage or obtain unauthorized access to systems or networks are constantly evolving and, in some instances, are not identified until after they have been launched against a target. We and our service providers may be unable to anticipate these techniques, react in a timely manner, or implement adequate preventative and mitigating measures. If we are unable to efficiently and effectively maintain and upgrade our system safeguards, we may incur unexpected costs and certain of our systems may become more vulnerable to unauthorized access or disruption.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

If our operations grow as planned, for which there can be no assurance, we will need to expand our sales, marketing, operations, and the number of partners with whom we do business. Our continued growth could increase the strain on its resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and operational results. The continued expansion of our business may also require additional space for administrative support. If we are unable to drive commensurate growth, these costs, which include lease commitments, marketing costs and headcount, could result in decreased margins, which could have an adverse effect on our business, financial condition and results of operations.

We have been, and may in the future be, adversely affected by health epidemics and pandemics, including the ongoing global COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm our business, prospects, financial condition and operating results.

We face various risks related to public health issues, including epidemics, pandemics and other outbreaks, including the recent pandemic of respiratory illness caused by a novel coronavirus known as COVID-19. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of aircraft manufacturers and suppliers, and has led to a global decrease in aircraft sales and usage in markets around the world. The duration and long-term impact of COVID-19 on our business is currently unknown.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees and operations and the operations of our suppliers, vendors and business partners, and may negatively impact our sales and marketing activities and the production schedule of our aircraft. In addition, various aspects of our business cannot be conducted remotely, including the testing and manufacturing of our aircraft. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our testing, manufacturing plans, sales and marketing activities, business and results of operations.

The spread of COVID-19 has caused us and many of our contractors and service providers to modify our business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in meetings, events and conferences), and we and our contractors and service providers may be required to take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce or contractors and service providers are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be impacted.

The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact and how quickly and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of our customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used in our aircraft. We may also experience an increase in the cost of raw materials used in the commercial production of our aircraft. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of COVID-19’s global economic impact, including any recession that has occurred or may occur in the future.

There are no comparable recent events which may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of COVID-19’s impact on our business, operations, or the global economy as a whole. However, the effects could have a material impact on our results of operations, and we will continue to monitor the situation closely.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

If we complete the business combination and become a public company, we will incur significant legal, accounting and other expenses that we would not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the NYSE. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and may make other activities more time-consuming and costlier, which may increase our net loss. For example, we expect these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

We are or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

We have entered into strategic alliances and may in the future enter into additional strategic alliances or joint ventures or minority equity investments, in each case with various third parties for the production of our aircraft, development of an Urban Air Traffic Management solution, development of agnostic fleet operations and aftermarket services, as well as with other collaborators with capabilities on data and analytics, industrial design and manufacture, user experience and engineering. These alliances subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third-party and increased expenses in establishing new strategic alliances, any of which may adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffer negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to its reputation by virtue of our association with any such third-party.

Strategic business relationships will be an important factor in the growth and success of our business. However, there are no assurances that we will be able to continue to identify or secure suitable business relationship opportunities in the future or our competitors may capitalize on such opportunities before we do. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects, financial condition and operating results could be adversely affected.

When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

If we or Embraer experience harm to our or its reputation and brand, our business, financial condition and results of operations could be adversely affected.

Continuing to increase the strength of our reputation and brand for high-performing, sustainable, safe and cost-effective urban air mobility is critical to our ability to attract and retain customers and partners. Because Embraer is our controlling stockholder and we are highly reliant on Embraer to provide us certain services and products, parts and other components for our eVTOL under the Master Services Agreement, the strength of the “Embraer” brand is also critical to our ability to attract and retain customers. In addition, our growth strategy includes plans for international expansion through joint ventures, minority investments or other partnerships with local companies, as well as event activations and cross-marketing with other established brands, all of which benefit from our reputation and brand recognition. The successful development of our reputation and brand and the maintenance of Embraer’s reputation and brand will depend on a number of factors, many of which are outside its control. Negative perception of our platform or company or of our controlling stockholder and key supplier may harm our reputation and brand, including as a result of:

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complaints or negative publicity or reviews about us, Embraer, independent third-party aircraft operators, fliers, our air mobility services or other brands or events we associate with, even if factually incorrect or based on isolated incidents;

•	changes to our operations, safety and security, privacy or other policies that users or others perceive as overly restrictive, unclear or inconsistent with our values;

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illegal, negligent, reckless or otherwise inappropriate behavior by Embraer, fliers, independent or other third parties involved in the operation of our business or by our management team or other employees;

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actual or perceived disruptions or defects in our flight control software, such as data security incidents, platform outages, payment processing disruptions or other incidents that impact the availability, reliability or security of our offerings;

•	litigation over, or investigations by regulators into, our operations or those of Embraer or our independent third-party aircraft operators;

•	a failure to operate our business in a way that is consistent with our values;

•	negative responses by independent third-party aircraft operators or fliers to new mobility offerings;

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perception of our treatment of employees, contractors or independent third-party aircraft operators and our response to their sentiment related to political or social causes or actions of management; or

•	any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry as a whole.

In addition, changes we may make to enhance and improve our offerings and balance the needs and interests of our independent third-party aircraft operators and fliers may be viewed positively from one group’s perspective (such as fliers) but negatively from another’s perspective (such as independent third-party aircraft operators), or may not be viewed positively by either independent third-party aircraft operators or fliers. If we fail to balance the interests of independent third-party aircraft operators and fliers or make changes that they view negatively, independent third-party aircraft operators and fliers may stop purchasing our aircraft or stop using our platform or take fewer flights, any of which could adversely affect our reputation, brand, business, financial condition and results of operations.

Operations and Infrastructure

There is a shortage of pilots and mechanics which could increase our operating costs and reduce our ability to deploy our service at scale.

There is a shortage of pilots that is expected to exacerbate over time as more pilots in the industry approach mandatory retirement age. Similarly, trained and qualified aircraft mechanics are also in short supply. This will affect the aviation industry, including UAM services and more specifically, our business. Our business is dependent on our operating partners’ ability to recruit and retain pilots qualified to operate our aircraft and mechanics qualified to perform the requisite maintenance activities, either or both of which may be difficult due to the corresponding personnel shortages. If our partners which will operate our fleet of eVTOLs are unable to hire, train, and retain qualified pilots and qualified mechanics, our business could be harmed, and we may be unable to implement our growth plans.

Our aircraft utilization may be lower than expected and our aircraft may be limited in its performance during certain weather conditions.

Our aircraft may not be able to fly safely in poor weather conditions, including snowstorms, thunderstorms, lightning, hail, known icing conditions and/or fog. Our inability to operate in these conditions will reduce our aircraft utilization and cause delays and disruptions in our services. We intend to maintain a high daily aircraft utilization rate which is the amount of time our aircraft spend in the air carrying passengers. High daily aircraft utilization is achieved in part by reducing turnaround times at vertiports so we can fly more hours on average in a day. Aircraft utilization is reduced by delays and cancellations from various factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance events. The success of our business is dependent, in part, on the utilization rate of our aircraft and reductions in utilization will adversely impact our financial performance as well as cause passenger dissatisfaction.

Our aircraft may require maintenance at frequencies or at costs which are unexpected and could adversely impact our business and operations.

Our aircraft are highly technical products that require maintenance and support. We are still developing our understanding of the long-term maintenance profile of the aircraft, and if useful lifetimes are shorter than expected, this may lead to greater maintenance costs than previously anticipated. If our aircraft and related equipment require maintenance more frequently than we plan for or at costs that exceed our estimates, that would disrupt the operation of our service and have a material adverse effect on our business, financial condition, and results of operations.

We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.

The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, fog, mist, freezing conditions, sea-level rise and other climate-related events, could affect our operations, infrastructure and financial results. We could incur significant costs to improve the climate resiliency of our infrastructure and otherwise prepare for, respond to, and mitigate such physical effects of climate change. We are not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.

We are subject to many hazards and operational risks that can disrupt our business, including interruptions or disruptions in service at our facilities, which could have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to many hazards and operational risks inherent to our business, including general business risks, product liability and damage to third parties, our infrastructure or properties that may be caused by fires, floods and other natural disasters, power losses, telecommunications failures, terrorist attacks (including hijacking, use of the aircraft as a weapon, or use of the aircraft to disperse a chemical or biological agent), catastrophic loss due to security related incidents, human errors and similar events. Additionally, our manufacturing operations are hazardous at times and may expose us to safety risks, including environmental risks and health and safety hazards to our employees or third parties.

Financial

We have broad discretion in how we use the net proceeds from the business combination, and we may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from the business combination. Our management will have broad discretion in applying the net proceeds we receive upon consummation of the business combination. We may use the net proceeds for general corporate purposes, including working capital, operating expenses, and capital expenditures, and we may use a portion of the net proceeds to acquire complementary businesses, products, offerings, or technologies. We may also spend or invest these proceeds in a way with which our stockholders disagree. If our management fails to use these funds effectively, our business could be seriously harmed.

If securities or industry analysts either do not publish research about us, or publish inaccurate or unfavorable research about us, our business, or our market, or, if such analysts change their recommendations regarding our common stock adversely, the trading price or trading volume of our common stock could decline.

The trading market for our common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market, or our competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade our common stock, provide more favorable recommendations about our competitors, or publish inaccurate or unfavorable research about our business, our common stock price would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our common stock to decline.

Our available capital resources may not be sufficient to meet the requirements for additional capital.

Prior to the consummation of the business combination, our operations and capital expenditures have been financed primarily with Embraer’s available cash. In the future, we could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. For example, the global COVID-19 health crisis and related financial impact has resulted in, and may continue to result in, significant disruption and volatility of global financial markets that could adversely impact our ability to access capital. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

EAH will be a majority stockholder of Eve Holding. The concentration of ownership may affect the market demand for Eve Holding shares.

Upon Closing, EAH will hold a majority of Eve Holding’s shares of common stock. While EAH maintains such holding, and as a consequence of such holding, EAH will have substantial influence over Eve Holding’s business, including decisions regarding mergers, consolidations, the sale of all or substantially all of its assets, election of directors, declaration of dividends and other significant corporate actions. As the controlling stockholder, EAH may take actions that are not in the best interests of Eve Holding’s other stockholders. These actions may be taken in many cases even if they are opposed by Eve Holding’s other stockholders. In addition, this concentration of ownership may discourage, delay or prevent a change in control which could deprive stockholders of an opportunity to receive a premium to the trading price for the shares as part of a sale of Eve Holding.

Brazil

Developments and the perception of risk in Brazil and other countries, especially other emerging markets, may adversely affect our business, financial condition and results of operations.

While we will be a Delaware corporation following the consummation of the business combination, Embraer, our controlling stockholder and main supplier, as well as our operating subsidiary, will both be

Brazilian companies. As a result, the market value of securities issued by us may be affected by economic and market conditions in Brazil and other countries, including European Union and Latin American countries and other emerging market countries. Although economic conditions in those countries may differ significantly from economic conditions in the U.S., investors’ reactions to developments in other countries may have an adverse effect on the market value of our securities. Crises elsewhere may diminish investor interest in securities of companies with strong ties to Brazil, like us. This could adversely affect the trading price of our securities and could also make it more difficult for us to access the capital markets and finance our operations in the future on acceptable terms, or at all.

To the extent the conditions of the global markets or economy deteriorate, our business may be adversely affected. The weakness in the global economy has been marked by, among other adverse factors, lower levels of consumer and corporate confidence, decreased business investment and consumer spending, increased unemployment, reduced income and asset values in many areas, currency volatility and limited availability of credit and access to capital. Developments or economic conditions in other emerging countries have at times significantly affected the availability of credit to companies with significant operations in Brazil and resulted in considerable outflows of funds from Brazil, decreasing the amount of foreign investments in Brazil, impacting overall growth expectations for the Brazilian economy.

Crises and political instability in other emerging market countries, as well as the United States, Europe or other countries, including increased international trade tensions and protectionist policies, could decrease investor demand for securities offered by companies with significant operations in Brazil, such as ours. Additionally, growing economic uncertainty and news of a potentially recessive economy in the United States may also create uncertainty in the Brazilian economy. These developments, as well as potential crises and other forms of political instability arising therefrom or any other unforeseen development, may adversely affect the United States and the global economy and capital markets, which may, in turn, materially adversely affect our business, financial condition and results of operations.

Brazilian political and economic conditions have a direct impact on our business, and such conditions could adversely affect our business, financial condition and results of operations.

The Brazilian federal government has frequently intervened in the Brazilian economy and occasionally has made significant changes to policy and regulations, including its monetary, fiscal, credit and tariff policies and rules. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, increases or decreases in interest rates, changes in tax policies, wage and price controls, blocking access to bank accounts, foreign exchange rate controls, currency exchange and remittance controls, devaluations, capital controls and import and export restrictions. We have no control over and cannot predict what measures or policies the Brazilian government may take in the future and how these could impact us and our business. Our business, financial condition and results of operations may be adversely affected by changes in policy and regulations at the federal, state or municipal level involving factors such as:

•	expansion or contraction of the Brazilian economy, as measured by gross domestic product, or GDP, rates;

•	interest rates;

•	exchange rates;

•	currency fluctuations;

•	monetary policies;

•	inflation;

•	liquidity of capital and lending markets;

•	import and export controls;

•	exchange control and restrictions on remittances abroad;

•	modifications to laws and regulations according to political, social and economic interests;

•	economic, political and social instability, including general strikes and mass demonstrations;

•	the regulatory framework governing the aeronautical sector;

•	commodity prices;

•	public health, including as a result of epidemics and pandemics, such as the COVID-19 pandemic;

•	fiscal policies and changes in tax laws;

•	labor and social security regulations;

•	energy and water shortages and rationing; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty over whether the Brazilian government would implement changes in policy, regulation or legislation affecting the above mentioned factors and others creates instability in the Brazilian economy, increasing the volatility of the Brazilian market. These uncertainties and other future developments in the Brazilian economy may adversely affect our activities, and consequently our operating results. We cannot predict which policies the Brazilian government will adopt or whether these newly adopted policies or changes in current policies may have an adverse effect on us or the Brazilian economy. These factors are compounded as Brazil emerges from a prolonged recession after a period of a slow recovery, with only meager GDP growth in 2019 and contraction again in 2020.

Since 2011, Brazil’s economy has been weak. The GDP had a contraction rate of (4.1)% in 2020, driven by the COVID-19 pandemic, and growth rates of 1.1% in 2019, 1.3% in 2018, 1.3% in 2017, compared to contraction rates of 3.3% in 2016 and 3.5% in 2015, and GDP growth of 0.5% in 2014, 3.0% in 2013, 1.9% in 2012 and 4.0% in 2011, compared to a GDP growth of 7.5% in 2010. According to the Focus bulletin dated April 1, 2021, the consensus of Brazilian economists was that Brazilian GDP would increase 3.2% in 2021, but we can’t confirm that such results will occur.

Our results of operations and financial condition have been, and will continue to be, affected by the growth rate of the Brazilian GDP. Developments in the Brazilian economy may affect Brazil’s growth rates and, consequently, the use of our products and services.

Further, Brazil’s political environment has historically influenced, and continues to influence, the performance of the country’s economy. The recent economic instability in Brazil has contributed to a decline in market confidence in the Brazilian economy as well as to a deteriorating political environment.

As has been true in the past, the current political and economic environment in Brazil has affected and is continuing to affect the confidence of investors and the general public, which has historically resulted in economic deceleration and heightened volatility in the securities offered by companies with significant operations in Brazil, which may adversely affect the price of our common stock.

Political instability, including as a result of ongoing corruption investigations, may adversely affect our business, financial condition and results of operations.

Brazil’s political environment has historically influenced, and continues to influence, the performance of the country’s economy. Political crises have affected, and continue to affect, the confidence of investors and that of the public in general, resulting in economic downturn and heightened volatility of securities issued by Brazilian companies, like Embraer.

Brazilian markets have experienced heightened volatility due to uncertainties derived from ongoing investigations on money laundering and corruption conducted by the Brazilian Federal Police and the Federal Prosecutor’s Office, and the impact of these investigations on the Brazilian economy and political environment.

The ultimate outcome of these investigations is uncertain, but they had an adverse impact on the image and reputation of the implicated companies, and on the general market perception of the Brazilian economy. We cannot predict the effects of further political developments on the Brazilian economy, including the policies that the Brazilian government may adopt or the outcome and development of any of these investigations, which has affected and may continue to adversely affect the Brazilian economy and may adversely affect our business and results of operations.

In addition, during the month of April 2020, the President of Brazil became involved in political discussions that culminated in the dismissal of the then Minister of Health, Luiz Henrique Mandetta, and the request for exoneration of the then Minister of Justice, Sergio Moro. These former Ministers were considered reliable individuals of the current Brazilian government and, therefore the cabinet changes caused further instability in the Brazilian economy and capital markets. As of the date of this proxy statement, the Brazilian President Jair Bolsonaro is also under investigation by the Brazilian Supreme Court for alleged improprieties based on accusations made by former Justice Minister Sergio Moro. According to the former minister, the president tried to unduly influence the appointment of Brazilian federal police officers. If the president is found to have committed such acts, then any ensuing consequences, including a potential impeachment, may have adverse effects on the political and economic environment in Brazil, as well as businesses operating in Brazil, including us.

Furthermore, Brazilian President Jair Bolsonaro’s COVID-19 responses have been strongly criticized in Brazil and abroad. COVID-19 disruptive effects have enhanced political uncertainty in Brazil, especially considering political discussions that culminated in the dismissal or resignation of Brazilian Federal Ministers, as well as the corruption accusations against President Jair Bolsonaro.

On April 14th, 2021, the Brazilian Senate established a parliamentary commission (Comissão Parlamentar de Inquértio, or CPI), to investigate the alleged mishandling of public funds assigned to combat COVID-19 effects in Brazil. Endorsed by the Brazilian Supreme Court Minister, Luis Roberto Barroso, CPI’s purpose it to investigate actions and omissions by the Federal Government while fighting the pandemic, as well as the healthcare system collapse in the State of Amazonas of early 2021.

In addition, the Brazilian Supreme Court has recently annulled the criminal convictions against former Brazilian President Luiz Inácio Lula da Silva, and subsequently reinstated his political rights, which may enable him to run for presidency in the next election.

There can be no assurance that other political events will not cause further instability in the Brazilian economy, in capital markets and in the trading price of securities issued by us. We cannot guarantee that, as these events unfold, they will not have additional adverse impacts on the economic and political situation in Brazil.

The recent economic instability in Brazil, especially as impacted by the COVID-19 outbreak, has contributed to a decline in market confidence as well as a deterioration in the political environment. The current administration promised during the electoral campaign to be committed to a strong anticorruption agenda and a liberal economic view. However, due to the fragmented legislation and different views within the administration, there are uncertainties in the market regarding the future of these two branches of the government, which can lead to increase in volatility and risks to the economy.

A failure by the Brazilian government to implement necessary economic and structural reforms may result in diminished confidence in the Brazilian government’s budgetary condition and fiscal standing, which could result in downgrade of Brazil’s sovereign foreign credit rating by credit rating agencies, negatively impact Brazil’s economy, and lead to further depreciation of the currency and an increase in inflation and interest rates, which could adversely affect our business, financial condition and results of operations.

Inflation and government efforts to combat inflation may adversely affect the Brazilian economy and lead to heightened volatility in the Brazilian capital markets and, consequently, may adversely affect our business, financial condition and results of operations.

Historically, Brazil has experienced high inflation rates. Inflation and certain actions taken by the Central Bank to curb it have had significant negative effects on the Brazilian economy. According to the National

Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo), or IPCA, which is published by the IBGE, Brazilian inflation rates were 10.06%, 4.52% and 4.3% in 2021, 2020 and 2019, respectively. Brazil may experience high levels of inflation in the future and inflationary pressures may lead to the Brazilian government intervening in the economy and introducing policies that could harm our business and the price of our common stock. In the past, Brazilian government’s interventions included the maintenance of a restrictive monetary policy with high interest rates that restricted credit availability and reduced economic growth, causing volatility in interest rates. For example, the official interest rate in Brazil oscillated from 7.00% as of December 31, 2017 to 2.00% as of December 31, 2020, as established by the Monetary Policy Committee (Comitê de Política Monetária do Banco Central do Brasil—COPOM) in a meeting on August 5th, 2020. In May 2021, these rates increased again to 3.5%. As of the date of this proxy statement, the official Brazilian interest rate is 9.25%. Conversely, more lenient government and Central Bank policies and interest rate decreases have triggered and may continue to trigger increases in inflation, and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect us and increase our indebtedness.

Given that up to 10% of our future revenues are expected to be in reais, we are particularly affected by increased inflation in Brazil, and we may not be able to increase the amount charged to our customers at the same rate as the increase in inflation. Therefore, inflation and the Brazilian government’s measures to combat inflation have had, and may continue to have, significant effects on the Brazilian economy and on our business. Strict monetary policies, with high interest rates and high requirements for compulsory deposits, can restrict Brazil’s growth and the availability of credit. On the other hand, softer government and central bank policies and declining interest rates may trigger increases in inflation and, consequently, the volatility of economic growth and the need for sudden and significant increases in interest rates.

Inflationary pressures may result in government intervention in the economy, including policies that may adversely affect the overall performance of the Brazilian economy, which could, in turn, adversely affect our operations and the price of our common stock. Inflation, measures to contain inflation and speculation about potential measures can also contribute to significant uncertainty in relation to the Brazilian economy and weaken investor confidence, which can affect our ability to access finance, including access to equity of international capital markets.

Future measures by the Brazilian government, including reductions in interest rates, intervention in the foreign exchange market and actions to adjust or fix the value of the real, may trigger increases in inflation, adversely affecting the overall performance of the Brazilian economy.

Inflation can also increase our costs and expenses, and we may not be able to transfer such costs to customers, reducing our profit and net profit margins. In addition, high inflation rates generally increase Brazilian interest rates and, therefore, the debt service of the portion in reais of our debt, which is indexed to floating rates, may also increase. Due to this, net profit may decrease. Inflation and its effects related to Brazilian interest rates could, in addition, reduce liquidity in the Brazilian capital and financial markets, which would affect the ability to refinance our indebtedness in those markets.

Exchange rate volatility may have adverse effects on the Brazilian economy, our business, financial condition and results of operations.

The Brazilian currency (Brazilian real) has, during the last decades, experienced frequent and substantial variations in relation to the U.S. dollar and other foreign currencies. In 2018, the real depreciated against the U.S. dollar in comparison to December 31, 2017, reaching R$3.8748 per US$1.00 as of December 31, 2018. In 2019, the real depreciated against the U.S. dollar in comparison to December 31, 2018, reaching R$4.0307 per US$1.00 as of December 31, 2019. In 2020, the real depreciated against the U.S. dollar in comparison to December 31, 2019, reaching R$5.1967 per US$1.00 as of December 31, 2020. As of December 31, 2021, the real had further depreciated against the U.S. Dollar, reaching R$5.5799 per US$1.00. There can be no assurance that the real will not appreciate or depreciate further against the U.S. dollar or other currencies.

Depreciation of the real against the U.S. dollar creates inflationary pressures in Brazil and causes increases in interest rates, which negatively affects the growth of the Brazilian economy as a whole, curtails access to foreign financial markets and may prompt government intervention, including recessionary governmental policies. Depreciation of the real against the U.S. dollar has also, including in the context of an economic slowdown, led to decreased consumer spending, deflationary pressures and reduced growth of the economy as a whole. On the other hand, appreciation of the real relative to the U.S. dollar and other foreign currencies could lead to a deterioration of the Brazilian foreign exchange current accounts, as well as dampen export-driven growth. Depending on the circumstances, either depreciation or appreciation of the real may materially and adversely affect us.

Depreciation of the real relative to the prevailing rate of inflation, may adversely affect us, mainly due to the fact that Eve has a good amount of its labor and engineering development costs in Brazil linked to the real and fluctuations of the real relative to the inflation, could result in different than expected engineering and SG&A expenses.

Depreciations of the real relative to the U.S. dollar could also adversely affect us, mainly due to the fact that Eve will maintain the majority of its cash denominated in US dollars at the same time that a significant portion of its development costs are linked to the Brazilian real currency. A significant fluctuation of the Brazilian real versus the US dollar may result in different than expected development expenses in dollar terms.

On the other hand, an appreciation of the real relative to the U.S. dollar and other foreign currencies may deteriorate the Brazilian foreign exchange current accounts. We and certain of our suppliers purchase goods and services from countries outside Brazil, and thus changes in the value of the U.S. dollar compared to other currencies may affect the costs of goods and services that we purchase. Depending on the circumstances, either devaluation or appreciation of the real relative to the U.S. dollar and other foreign currencies could restrict the growth of the Brazilian economy, as well as our business, results of operations and profitability. As a result, we may be materially and adversely affected by exchange rate variations.

Infrastructure and workforce deficiency in Brazil may impact economic growth and have a material adverse effect on our business, financial condition and results of operations.

Our performance is affected by the overall health and growth of the global economy, specifically in Brazil. In Brazil, GDP growth has fluctuated over the past few years, with contractions of 3.5% and 3.3% in 2015 and 2016, respectively, followed by growth of 1.1% in both 2017 and 2018. In 2019, Brazilian GDP grew by 1.0%, and in 2020, it contracted 4.1%. In the first quarter of 2021, Brazilian GDP grew by 1.2%. Growth is limited by inadequate infrastructure, including potential energy shortages and deficient transportation, logistics and telecommunication sectors, general strikes, the lack of a qualified labor force (particularly in information technology sectors), and the lack of private and public investments in these areas, which limit productivity and efficiency. Additionally, despite the business continuity and crisis management policies currently in place, travel restrictions or potential impacts on personnel due to the COVID-19 pandemic may disrupt our business and the markets in which we operate. Any of these factors could lead to labor market volatility and generally impact income, purchasing power and consumption levels, which could limit growth and ultimately have a material adverse effect on us.

Any further downgrading of Brazil’s credit rating could adversely affect the market price of our common stock and debt instruments.

Given the current significance of our Brazil operations to our results of operations as a whole, we may be harmed by investors’ perceptions of risks related to Brazil’s sovereign debt credit rating. Rating agencies regularly evaluate Brazil and its sovereign credit ratings, which are based on a number of factors including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the perspective of changes in any of these factors.

The rating agencies began to review Brazil’s sovereign credit rating in September 2015. Subsequently, the three major rating agencies downgraded Brazil’s investment-grade status:

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In 2015, Standard & Poor’s initially downgraded Brazil’s credit rating from BBB-negative to BB-positive and subsequently downgraded it again from BB-positive to BB, maintaining its negative outlook, citing a worse credit situation since the first downgrade. On January 11, 2018, Standard & Poor’s further downgraded Brazil’s credit rating from BB to BB-negative, and on December 11, 2019, the agency affirmed the rating at BB- and revised the outlook on Brazil to positive. In the last update, on April 7, 2020, the rating was reaffirmed as BB- with stable outlook, reflecting uncertainties stemming from the coronavirus pandemic, along with how extraordinary government spending will adversely affect the fiscal performance in 2020.

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In December 2015, Moody’s placed Brazil’s Baa3’s issue and bond ratings under review for downgrade and subsequently downgraded the issue and bond ratings to below investment grade, at Ba2 with a negative outlook, citing the prospect of a further deterioration in Brazil’s debt indicators, taking into account the low growth environment and the challenging political scenario. On April 9, 2018, Moody’s revised the outlook to stable, reaffirming the Ba2 rating.

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Fitch downgraded Brazil’s sovereign credit rating to BB-positive with a negative outlook, citing the rapid expansion of the country’s budget deficit and the worse-than-expected recession. In February 2018, Fitch downgraded Brazil’s sovereign credit rating again to BB-negative, citing, among other reasons, fiscal deficits, the increasing burden of public debt and an inability to implement reforms that would structurally improve Brazil’s public finances.

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In May 2020, Fitch Ratings confirmed Brazil’s long-term foreign currency sovereign credit rating at BB- and revised Brazil’s outlook from stable to negative. In April 2020, Standard & Poor’s confirmed Brazil’s long-term foreign currency sovereign credit rating at BB- and changed the outlook to stable from positive. In May 2020, Fitch revised the outlook from neutral to negative, citing the deterioration of Brazil’s economic and fiscal conditions, renewed political uncertainty and uncertainty over the duration and intensity of COVID-19.

Brazil’s sovereign credit rating is currently rated below investment grade by the three main credit rating agencies. Consequently, the prices of securities offered by companies with significant operations in Brazil have been negatively affected. A prolongation or worsening of the current Brazilian recession and continued political uncertainty, among other factors, could lead to further ratings downgrades. Any further downgrade of Brazil’s sovereign credit ratings could heighten investors’ perception of risk and, as a result, cause the trading price of our common shares to decline.

Additionally, a downgrade of the sovereign credit rating of Brazil may affect our own credit rating, hindering our ability to secure loans at competitive rates compared to our competitors, which may impact our ability to grow our business and consequently, affect the price of our common shares.

Any decrease in Brazilian government-sponsored customer financing, or increases in government-sponsored financing that benefits our competitors, may decrease the competitiveness of our aircraft.

Traditionally, aircraft original equipment manufacturers, or OEMs have received support from governments through governmental export credit agencies, or ECAs, in order to offer competitive financing conditions to their customers, especially in periods of credit tightening from the traditional lending market.

Government support may constitute unofficial subsidies causing market distortions, which may rise to disputes among governments at the World Trade Organization, or WTO. Since 2007, an agreement known as the Aircraft Sector Understanding, or ASU, developed by the Organization for Economic Co-operation and Development, or OECD, has provided guidelines for the predictable, consistent and transparent use of government-supported export financing for the sale or lease of civil aircraft, in order to establish a “level-playing field.” ECAs from signatory countries are required to offer terms and conditions no more favorable than those contained in the ASU’s base financial agreement when financing sales of aircraft that compete with those produced by the OEMs of their respective countries. The effect of the agreement is to encourage aircraft purchasers to focus on the price and quality of aircraft products offered by OEMs rather than on the financial packages offered by their respective governments.

The Brazilian ECA, Brazilian Social and Economic Development Bank (Banco Nacional de Desenvolvimento Econômico e Social), or BNDES, together with the Brazilian National Treasury Export Guarantee Fund, offer financing and export credit insurance to our customers under terms and conditions required by the ASU. Any reduction or restriction to the Brazilian export financing program, and any increase in our customers’ financing costs for participation in this program, above those provided in the ASU’s base financial agreement, may cause the cost-competitiveness of our aircraft to decline. Other external factors may also impact our competitiveness in the market, including, but not limited to, aircraft OEMs from countries which are not signatories to the ASU agreement offering attractive financing packages, or any new government subsidies supporting any of our major competitors.

We may not have enough qualified employees.

Periodically, there is a strong competition in the aerospace sector for qualified employees, especially engineers. Whenever this demand occurs, we may not be able to recruit and retain the necessary number of engineers and other qualified employees. If we are unable to timely coordinate our resources or attract and retain qualified employees, our development efforts could slow down and cause aircraft production and delivery delays, which may adversely affect us.

Risks Related to Zanite and the Business Combination

Unless the context otherwise requires, references in this subsection “— Risks Related to Zanite and the Business Combination” to “we”, “us”, “our”, and the “Company” generally refer to Zanite in the present tense or the Company from and after the business combination.

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this proxy statement, including our consolidated financial statements and related notes.

There are material risks to unaffiliated investors presented by taking Eve public through a business combination rather than through an underwritten offering.

Eve will become a publicly listed company upon the completion of the business combination. The business combination and the transactions described in this proxy statement are not an underwritten initial public offering. Unaffiliated investors are subject to certain material risks as a result of the target going public through a merger rather than through a traditional underwritten offering. These risks include the absence of operational diligence by an underwriter, the absence of financial diligence by an underwriter and the absence of liability for any material misstatements or omissions in a registration statement. All of these differences from an underwritten public offering of Eve’s securities could result in a more volatile price for the post-business combination Company’s common stock. Accordingly, unaffiliated investors in Eve will not receive the benefit of these protections that would be present in a traditional underwritten offering.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-Closing trading of Eve’s common stock on the NYSE. There can be no guarantee that any information made available in this proxy statement and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the Eve’s common stock or sufficient demand among potential investors immediately after the closing, which could result in a more volatile price for the Company’s common stock.

In addition, the Sponsor and our officers and directors as well as their respective affiliates have interests in the business combination that are different from or are in addition to our stockholders and that would not be present in an underwritten public offering of Eve’s securities. Such interests may have influenced our board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Eve became a publicly listed company through an underwritten initial public offering instead of upon completion of the business combination.

The initial stockholders, including the Company’s officers and directors, have interests in the business combination that are different from, or in addition to, the interests of the Company’s other stockholders and warrant holders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement.

When you consider the recommendation of our board of directors that you vote in favor of approval of the business combination, you should be aware that the initial stockholders, including the Company’s directors and officers, have interests in the business combination that may be different from, or in addition to, the interests of the Company’s other stockholders and warrant holders. These interests include:

•	The Sponsor and our officers and directors will lose their entire investment in us if we do not complete a business combination within the completion window.

On August 7, 2020, the Sponsor paid $25,000 in consideration for 5,750,000 founder shares, or approximately $0.004 per share, to cover certain of our offering costs in connection with the IPO. On October 15, 2020, the Sponsor transferred 250,000 founder shares to Ronald D. Sugar, our senior advisor, and 150,000 founder shares to each of John B. Veihmeyer, Larry R. Flynn and Gerard J. DeMuro, our then directors, resulting in the Sponsor holding 5,050,000 founder shares. In September 2021, in connection with his appointment to the board of directors, Patrick M. Shanahan was made a member of the Sponsor, pursuant to which Mr. Shanahan may be entitled to distributions of the Company’s securities held by the Sponsor following the consummation of the business combination. The 5,750,000 founder shares have an aggregate market value of approximately $58,650,000 based upon the closing per share price of $10.20 on Nasdaq on February 3, 2022.

On November 19, 2020, in connection with the closing of the IPO, the Sponsor purchased 9,650,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $9,650,000. Each private placement warrant entitles the holder thereof to purchase one share of common stock at $11.50 per share. On May 18, 2021, the Sponsor purchased 2,300,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $2,300,000, to extend the period of time it the Company has to consummate its initial business combination by 6 months from the prior deadline of May 19, 2021 until November 19, 2021. On November 16, 2021, the Sponsor purchased 2,300,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $2,300,000, to extend the period of time it the Company has to consummate its initial business combination by 6 months from the prior deadline of November 19, 2021 until May 19, 2022. The 14,250,000 private placement warrants have an aggregate market value of approximately $10,545,000 based upon the closing per warrant price of $0.74 on Nasdaq on February 3, 2022.

On December 21, 2021, the Sponsor committed to purchase 2,500,000 shares of common stock for $25,000,000 at a purchase price of $10.00 per share in connection with the PIPE Investment. Such shares would have an aggregate market value of approximately $25,500,000 based upon the closing per share price of $10.20 on Nasdaq on February 3, 2022. As described in the Subscription Agreement, the PIPE Investment will only be funded in connection with the closing of the business combination.

In the event that the Company does not complete a business combination within the completion window, the 5,750,000 founder shares and 14,250,000 private placement warrants, for which the Sponsor and our officers and directors have invested a total of $14,275,000 and which have an approximate aggregate market value of $69,130,875 as of February 3, 2022, will expire worthless, the Company may be unable to pay $31,698 in aggregate out-of-pocket expenses expected to be repaid by the Company to the Sponsor and our officers and directors upon consummation of the business combination, and the Company may be unable to repay the up to $2,000,000 that may be borrowed by the Company from the Sponsor pursuant to the New Promissory Note. As a result, the Sponsor and our officers and directors have an aggregate of up to $71,162,573 at risk that depends on the completion of a business combination within the completion window.

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The initial stockholders and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of the business combination. In addition, the initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if the Company fails to complete a business combination within the completion window. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if we fail to complete our initial business combination within the completion window. Our initial stockholders and our officers and directors did not receive separate consideration for their waiver of redemption rights other than the receipt of founder shares for a nominal purchase price.

•

The nominal purchase price paid by the Sponsor and our officers and directors for the founder shares may result in significant dilution to the implied value of the public shares upon consummation of the business combination. In addition, the value of the founder shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of our common stock is substantially less than $10.00 per share. As a result, the Sponsor and our officers and directors are likely able to recoup their investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, the Sponsor and our officers and directors may have an economic incentive that differs from that of our public stockholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the trust account to the public stockholders, even if that business combination were with a riskier or less-established target business.

•	Following the consummation of the business combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

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Upon the Closing, Kenneth C. Ricci is expected to serve on the Company’s board of directors and Gerard J. DeMuro, a former member of our board of directors and Eve’s Co-Chief Executive Officer, is expected to serve as the Co-Chief Executive Officer of the Company. As such, in the future they may receive any cash fees, stock options or stock awards that the Company and its board of directors determines to pay to its directors and/or officers.

•

In connection with the Closing, we will enter into the Amended and Restated Registration Rights Agreement, which will provide certain of the Company’s stockholders, including the holders of the founder shares, private placement warrants and shares of common stock issuable upon conversion of the founder shares and private placement warrants, with registration rights.

•	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Company’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of February 3, 2022, the total aggregate amount of out-of-pocket expenses expected to be repaid by the Company upon consummation of the business combination is $31,698.

•

Upon the completion of the business combination, BTIG and I-Bankers Securities, Inc., who acted as Zanite’s underwriters in the IPO, will be entitled to an aggregate deferred underwriting commission of $8,050,000, up to $2,012,500 of which the underwriters have agreed may be reallocated by Zanite to the payment of Zanite’s other advisors’ fees. Additionally, Jefferies, Raymond James and Banco Santander (Brasil) S.A. will receive customary financial advisory fees, Cowen, Inc. will receive a capital markets advisory fee, for a transaction of this nature, and Jefferies, BTIG, Bradesco BBI and Banco Itaú International and its affiliates are entitled to receive customary placement agent and referral fees, as applicable, for a transaction of this nature, representing an aggregate of $18,100,000 in fees. As of December 30, 2021, the total aggregate amount of transaction expenses expected to be paid or repaid by Zanite upon consummation of the business combination is approximately $40.56 million, inclusive of financial advisory, placement agent and referral fees and the deferred underwriting commission payable to Zanite’s underwriters in the IPO. If we were to fail to complete a business combination by May 19, 2022, BTIG, I-Bankers, Jefferies, Bradesco BBI, Banco Itaú International and its affiliates, Cowen, Inc., Raymond James and Banco Santander (Brasil) S.A. would not receive their expected $24,137,000 in aggregate compensation for their respective roles as underwriters, financial advisor, placement agent, capital markets advisor and/or referee, as applicable, unless we seek and obtain the requisite consent of our shareholders to extend the period of time Zanite has to consummate its initial business combination.

•

In connection with the Closing, the Sponsor and our officers and directors would be entitled to the repayment of any working capital loans and advances that have been made to the Company and remain outstanding. As of the date of this proxy statement, there are no such loans or advances outstanding. If we do not complete an initial business combination within the completion window, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay any working capital loans.

•

In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

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Kenneth C. Ricci, Zanite’s Co-Chief Executive Officer, is the controlling owner of Directional Capital LLC. Directional Capital LLC’s portfolio companies include Flexjet, where Mr. Ricci serves as a Manager and as Chairman and President of its parent, and Halo, where Mr. Ricci serves as a director. On June 1, 2021, Eve announced a partnership with Halo, pursuant to which Halo has agreed to order 200 eVTOL from Eve and has agreed to work with Eve to develop a new eVTOL operation in the U.S. and the U.K. Flexjet is a customer of Embraer Executive Jets and has agreed to purchase 68 fixed-wing aircraft from Embraer Executive Jets.

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Each of our officers and directors has fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

•

None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

These financial interests of the initial stockholders and our officers and directors may have influenced their decision to approve the business combination. You should consider these interests when evaluating the business combination and the recommendation of the proposal to vote in favor of the business combination and other proposals to be presented to the Company’s stockholders.

The initial stockholders have agreed to vote in favor of the business combination, regardless of how our public stockholders vote.

The initial stockholders and our other officers and directors entered into a letter agreement at the time of the IPO, and the initial stockholders have entered into the Sponsor Support Agreement, pursuant to which they agreed to vote the founder shares purchased by them, as well as any public shares purchased by them during or after the IPO, in favor of the business combination. As of the date hereof, our initial stockholders own 20% of our total outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval for the business combination will be received than would be the case if the initial stockholders agreed to vote their founder shares in accordance with the majority of the votes cast by the Company’s public stockholders.

The Sponsor, the initial stockholders and our directors, officers, advisors and their affiliates may elect to purchase shares or warrants from public stockholders, which may influence a vote on the business combination and reduce the public “float” of the common stock.

The Sponsor, the initial stockholders and our directors, officers, advisors and their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions.

In the event that the Sponsor, the initial stockholders and our directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. The purpose of any such purchases of shares could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding. Any such purchases of our securities may result in the completion of the business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Class A common stock or public warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on the NYSE.

Warrants will become exercisable for the Company’s common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Following the business combination, there will be 11,500,000 outstanding public warrants to purchase

11,500,000 shares of common stock at an exercise price of $11.50 per share, which warrants will become exercisable commencing the later of 30 days following the Closing and 12 months from the closing of the IPO, which occurred on November 19, 2020. In addition, there will be 14,250,000 private placement warrants outstanding exercisable for 14,250,000 shares of common stock at an exercise price of $11.50 per share. Moreover, on or after the Closing Date, there will be certain new warrants outstanding exercisable for (i) 18,650,000 shares of common stock at an exercise price of $0.01 per share, (ii) 12,000,000 shares of common stock at an exercise price of $15.00 per share and (iii) 5,000,000 shares of common stock at an exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the holders of the Company’s common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Company’s common stock, the impact of which is increased as the value of our stock price increases.

To the extent such warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the holders of the Company’s common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Company’s common stock, the impact of which is increased as the value of our stock price increases.

The Company may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

The Company has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to proper notice of such redemption provided that on the date we give notice of redemption. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us for cash so long as they are held by their initial purchasers or their permitted transferees.

Historical trading prices for our shares of common stock have varied between a low of approximately $9.82 per share on March 25, 2021 to a high of approximately $14.95 per share on February 8, 2021 but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). In the event that the Company elects to redeem all of the redeemable warrants as described above, the Company will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption by our posting of the redemption notice to DTC.

Even if we consummate the business combination, there can be no assurance that our public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding public warrants is $11.50 per share of common stock. There can be no assurance that such warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of our common stock purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a warrant.

A provision in the Warrant Agreement may make it more difficult for us to consummate the Business Combination.

If (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination, at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of our existing warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. This may make it more difficult for us to consummate the Business Combination.

Our stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the business combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Company.

Assuming that no public stockholders exercise their redemption rights in connection with the business combination, immediately after the consummation of the business combination, the initial stockholders and the Company’s public stockholders will hold 31,250,000 shares of common stock, or 11.02% of the outstanding common stock. Assuming that our public stockholders holding 22,737,864 public shares exercise their redemption rights in connection with the business combination (which is based on the Minimum Cash Condition that the amount of cash available in Zanite’s trust account, after deducting the amount required to satisfy Zanite’s obligations to its stockholders that exercise their rights to redeem their public shares (but prior to the payment or reimbursement, as applicable, of any (a) deferred underwriting commissions being held in the Zanite’s trust account and (b) transaction expenses of Embraer and its subsidiaries (including Eve) and Zanite), plus the PIPE Investment Amount is at least $350,000,000), immediately after the consummation of the business combination, the initial stockholders and the Company’s public stockholders will hold 8,512,136 shares of common stock, or approximately 3.26% of the outstanding common stock.

There are currently outstanding an aggregate of 25,750,000 warrants to acquire common stock, which is comprised of 14,250,000 private placement warrants held by the Sponsor and 11,500,000 public warrants. Each of the Company’s outstanding warrants is exercisable commencing the later of 30 days following the Closing and 12 months from the closing of the IPO, which occurred on November 19, 2020, for one share of common stock in accordance with its terms. Therefore, as of the date of this proxy statement, assuming that each outstanding whole warrant is exercised and one share of common stock is issued as a result of such exercise, with payment of the exercise price of $11.50 per share, our fully-diluted share capital would increase by a total of 25,750,000 shares, with approximately $269,675,000 paid to us to exercise the warrants.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Staff Statement, our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of December 31, 2020. We identified a material weakness in our internal controls over financial reporting related to the accounting for certain financial instruments issued in connection with the IPO in November 2020.

As a result of such material weakness, the restatement of our financial statements, the change in accounting for the warrants, forward contract to issue additional warrants, and the Class A common stock, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of December 31, 2021, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on the business of the combined company and its results of operations and financial condition.

Subsequent to the consummation of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on Eve, we cannot assure you that this diligence revealed all material issues that may be present in its business, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of our or Eve’s control will not later arise. As a result, the Company may be forced to later write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause the Company to violate net worth or other covenants to which it may be subject. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their ordinary shares of the Company. Such stockholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials, relating to the business combination contained an actionable material misstatement or material omission.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of the Company securities prior to the Closing may decline. The market values of the Company’s securities at the time of the business combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement, or the date on which the Company’s stockholders vote on the business combination. Because the number of shares to be issued pursuant to the Business Combination Agreement will not be adjusted to reflect any changes in the market price of the Company’s common stock, the market value of the Company’s common stock issued in the business combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the business combination, fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the business combination, there has not been a public market for the stock of Eve and trading in the shares of the Company’s common stock has not been active. Accordingly, the valuation ascribed to Eve in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of the Company’s securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about the Company’s operating results;

•	success of competitors;

•	operating results failing to meet the expectations of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the industry in which the Company’s operates in general;

•	operating and stock price performance of other companies that investors deem comparable to the Company;

•	ability to market new and enhanced products and services on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of debt;

•	the volume of shares of the Company’s common stock available for public sale;

•	any major change in the Company’s board or management;

•	sales of substantial amounts of the Company’s common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement.

The unaudited pro forma condensed combined financial information included in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

There can be no assurance that our common stock will be approved for listing on the NYSE following the Closing, or that we will be able to comply with the listing standards of the NYSE.

Our Class A common stock, units and public warrants are currently listed on Nasdaq. Following the Closing, we intend to list our common stock and warrants to be listed on the NYSE. Our eligibility for listing may depend on, among other things, the number of our shares that are redeemed. If, after the business combination, the NYSE does not list our common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A common stock, units and public warrants are listed on Nasdaq, they are covered securities under the statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities, including in connection with the business combination.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to the Company’s public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and up to $100,000 for dissolution expenses, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to the Company, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the trust account to its public stockholders, the Company files a bankruptcy petition or an involuntary bankruptcy petition is filed against the Company that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to its public stockholders, the Company files a bankruptcy petition or an involuntary bankruptcy petition is filed against the Company that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in the Company’s bankruptcy estate and subject to the claims of third-parties with priority over the claims of the Company’s stockholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of Class A common stock for a pro rata portion of the trust account.

Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. In order to exercise their redemption rights, they are required to submit a request in writing, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, and deliver their stock (either physically or electronically) to our transfer agent prior to [●], New York City time, on [●] (two business days prior to the scheduled vote at the special meeting). Stockholders electing to redeem their shares will receive their pro rata portion of the funds held in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, calculated as of two business days prior to the anticipated consummation of the business combination.

The business combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the business combination is subject to a number of conditions. The completion of the business combination is not assured and is subject to risks, including the risk that approval of the business combination by our stockholders is not obtained, subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Completion of the Business Combination”), or that other closing conditions are not satisfied. If we do not complete the business combination, it could be subject to several risks, including:

•	the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

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negative reactions from the financial markets, including declines in the price of our common stock due to the fact that current prices may reflect a market assumption that the business combination will be completed; and

•	the attention of its management will have been diverted to the business combination rather than its own operations and pursuit of other opportunities that could have been beneficial to us.

Delaware law and provisions in the Proposed Charter and Proposed Bylaws could make a takeover proposal more difficult.

If the business combination is consummated, the Company’s organizational documents will be governed by Delaware law. Certain provisions of Delaware law and of the Proposed Charter and Proposed Bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock held by our stockholders. These provisions provide for, among other things:

•	the ability of the Company’s board of directors to issue one or more series of preferred stock;

•	certain limitations on convening special stockholder meetings; and

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings.

These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire the Company, even if the third party’s offer may be considered beneficial by many of the Company’s stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, we may experience negative reactions from the financial markets, including negative impacts on the price of our common stock. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing and to cause us to take other corporate actions that our stockholders desire. See “Description of Securities”.

Eve’s ability to operate its business effectively depends in large part on certain administrative and other support functions provided to it by Embraer pursuant to the Services Agreements. Following the expiration or termination of the Services Agreements, Eve’s ability to operate its business effectively may suffer if it is unable to cost-effectively establish its own administrative and other support functions in order to operate as a stand-alone company.

Eve will rely on certain administrative and other resources of Embraer, including information technology, financial reporting, tax, treasury, human resources, procurement, insurance and risk management and legal services, to operate its business. In connection with the Pre-Closing Restructuring, on or prior to the Closing Date, Eve will enter into three MSAs, including one by and between Eve and Embraer and another by and between Eve and Atech. Pursuant to such MSAs, the Embraer Entities (other than Eve and its Subsidiaries) will supply products and perform certain services, relating to the development, certification, manufacturing and support of eVTOL. The initial term of the MSAs is expected to end on the 10th anniversary, in the case of the MSA with Atech, on the 15th anniversary, and in the case of the MSA with Embraer, of the effective date. Eve will also enter into a Master Services Agreement with the Brazilian Subsidiary pursuant to which the Brazilian Subsidiary will develop and facilitate the execution of a commercial business plan for the strategic development of the UAM Business on behalf of Eve. In addition, Eve and the Brazilian Subsidiary will enter into a Shared Services Agreement with Embraer and EAH pursuant to which the Embraer Entities (other than Eve and its Subsidiaries) will provide certain corporate and administrative services to Eve and the Brazilian Subsidiary. The initial term of the Shared Services Agreement is expected to end on the 15th anniversary of the effective date .See the section entitled ” The Business Combination Proposal — Ancillary Agreements — Services Agreements.” These services may not be sufficient to meet Eve’s needs and may not be provided at the same level as when the entities comprising Eve was part of Embraer. Eve and Embraer will each rely on the other to perform its obligations under the Services Agreements. If Embraer was unable to satisfy its material obligations under the agreement, or if the agreement is terminated as to any services or entirely, Eve may not be able to obtain such services at all or obtain the services on terms as favorable as those in the Services Agreements, and could as a result suffer operational difficulties or significant losses.

In addition, prior to the date on which the Services Agreements were entered into, Eve and its Subsidiaries have received informal support from Embraer as wholly owned subsidiaries of Embraer, and the level of this informal support may diminish following the business combination and as Eve becomes a more independent company. Any failure or significant interruption of Eve’s own administrative systems or in Embraer’s administrative systems during the term of the Services Agreements could result in unexpected costs, impact Eve’s results or prevent it from paying its suppliers or employees and performing other administrative services on a timely basis.

Eve may have received better terms from unaffiliated third parties than the terms it has received in the Services Agreements with Embraer.

The terms of the Services Agreements were agreed while Eve was a wholly owned subsidiary of Embraer and in the context that Embraer will have a controlling interest of Eve following the business combination. Accordingly, during the period in which the Services Agreements were prepared, Eve did not have an independent board of directors or a management team that was independent of Embraer. As a result, the terms of the agreement may not reflect terms that would have resulted from arms-length negotiations between unaffiliated third parties and any such arms-length negotiations with an unaffiliated third party may have resulted in more favorable terms to Eve.

Eve does not have a history as a separate public company.

In the past, Eve’s operations have been a part of Embraer and Embraer provided it with certain financial, operational and managerial resources for conducting its business. Following the business combination, while a number of these resources will continue to be at Embraer and used to provide services to Eve under the Services Agreements, Eve will perform certain of its own financial, operational and managerial functions. There are no assurances that Eve will be able to successfully put in place the financial, operational and managerial resources necessary to perform these functions.

UAM Business’ historical financial results and Combined Financial Statements may not be representative of Eve’s results as a separate company.

UAM Business’ historical financial information included in this proxy statement has been derived on a carve-out basis from the consolidated financial statements and accounting records of Embraer and does not necessarily reflect what Eve’s financial position, results of operations or cash flows would have been had it been a separate company during the periods presented. The historical costs and expenses reflected in the Combined Financial Statements include an allocation for certain corporate functions historically provided by Embraer, most of which will continue to be provided pursuant to the Services Agreements. These allocations were based on what management considered to be reasonable reflections of the historical utilization levels of these services required in support of Eve’s business. The historical information does not necessarily reflect what the cost to Eve of these functions will be in the future, pursuant to the Services Agreements or otherwise. For additional information in relation to materially significant related party transactions during the years ended December 31, 2021, 2020, and 2019, see Note 4 to the Combined Financial Statements as of and for the fiscal years ended December 31, 2021, 2020, and 2019 included elsewhere in this proxy statement. Any further related party transactions in the fiscal years ended December 31, 2021, 2020, and 2019 were both immaterial and no more than incidental in nature.

Our Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to our warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of our warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of, and to have consented to, the forum provisions in our Warrant Agreement.

If any action, the subject matter of which is within the scope of the forum provisions of our warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder of our warrants shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such holder of our warrants in any such enforcement action by service upon such holder’s counsel in the foreign action as agent for such holder of our warrants.

This choice-of-forum provision may limit the ability of a holder of our warrants to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We have not registered the shares of common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws, and registration may not be in place when an investor desires to exercise warrants, thus precluding the investor from being able to exercise his, her or its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

We have not registered the shares of common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the Closing of the business combination, we will use best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of common stock issuable upon exercise of the warrants and thereafter will use best efforts to cause to become effective within 60 business days following the business combination and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares of common stock issuable upon exercise of the warrants are not registered under the Securities Act, under the terms of the Warrant Agreement, holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and, instead, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. If holders exercise their warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our shares of common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, they would receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.

In no event will warrants be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration or qualification is available.

Notwithstanding the above, if our shares of common stock are at the time of any exercise of a warrant not listed on a national securities exchange and are not “covered securities” under Section 18(b)(1) of the Securities Act, we may, at our option, not permit holders of warrants who seek to exercise their warrants to do so for cash and, instead, require them to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, if we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares underlying the warrants under applicable state securities laws, and if we do not so elect, we will use commercially reasonable efforts to register or qualify the shares underlying the warrants under applicable state securities laws to the extent an exemption is not available. Exercising the warrants on a cashless basis could have the effect of reducing the potential “upside” of the holder’s investment in our company because the warrant holder will hold a smaller number of shares of common stock upon a cashless exercise of the warrants they hold than they would have upon a cash exercise. In no event will we be required to net cash settle any warrant, or issue securities (other than upon a cashless exercise as described above) or other compensation in exchange for the warrants if we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of the warrant shall not be entitled to exercise the warrant and the warrant may have no value and expire worthless. In that event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units. There may be a circumstance where an exemption from registration exists for holders of our private placement warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants included as part of units sold in the IPO. In such an instance, our initial stockholders and their permitted transferees (which may include our directors and executive officers) would be able to exercise their warrants and sell the shares of common stock underlying the warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying shares of common stock. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of common stock for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.

You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the shares of common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our shares of common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.

The board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

The board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. In analyzing the business combination, the board of directors and management conducted due diligence on Eve and researched the industry in which Eve operates and concluded that the business combination was in the best interests of our stockholders. Accordingly, investors will be relying solely on the judgment of the board of directors in valuing Eve’s businesses, and the board of directors may not have properly valued such businesses. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the business combination or demand redemption of their public shares for cash, which could potentially impact our ability to consummate the business combination.

The only principal asset of the Company following the business combination will be its interest in Eve and accordingly, it will depend on distributions from Eve to pay taxes and expenses.

Upon consummation of the business combination, the Company will be a holding company and will have no material assets other than its interests in Eve. The Company is not expected to have independent means of generating revenue or cash flow, and its ability to pay taxes and operating expenses, as well as dividends in the future, if any, will be dependent upon the financial results and cash flows of Eve. There can be no assurance that Eve will generate sufficient cash flow to distribute funds to the Company, or that applicable law and contractual restrictions, including negative covenants under any debt instruments, if applicable, will permit such distributions. If Eve does not distribute sufficient funds to the Company to pay its taxes or other liabilities, the Company may default on contractual obligations or have to borrow additional funds. In the event that the Company is required to borrow funds, it could adversely affect the Company’s liquidity and subject it to additional restrictions imposed by lenders.

Pursuant to the Tax Receivable Agreement, the Company will be required to pay to EAH, 75% of the net income tax savings that the Company realizes as a result of increases in tax basis in the assets of the Company or certain of its subsidiaries resulting from the Pre-Closing Restructuring and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement, and those payments may be substantial.

The Pre-Closing Restructuring is expected to result in increases in the Company’s tax basis of its tangible and intangible assets. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that the Company would otherwise be required to pay in the future had such tax basis increase never occurred.

In connection with the business combination, the Company will enter into the Tax Receivable Agreement, which generally provides for the payment by it of 75% of certain net tax benefits, if any, that the Company realizes (or in certain cases is deemed to realize) as a result of these increases in tax basis and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the amount and timing of the recognition of the Company’s income. The Company expects that the payments the Company will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on the Company’s financial condition.

Any payments made by the Company under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to the Company. To the extent that the Company is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, the Company’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement.

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits the Company realizes or be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the Company determines, and the IRS or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that the Company takes, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by the Company are disallowed, EAH will not be required to reimburse the Company for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to EAH will be applied against and reduce any future cash payments otherwise required to be made by the Company, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by the Company may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that the Company might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which such excess can be applied. As a result, in certain circumstances the Company could make payments under the Tax Receivable Agreement in excess of the Company’s actual income or franchise tax savings, which could materially impair the Company’s financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) the Company exercises its early termination rights under the Tax Receivable Agreement, or (ii) the Company in certain circumstances, materially breaches any of its material obligations under the Tax Receivable Agreement, whether as a result of failure to make any payment when due (except for all or a portion of such payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute) or failure to honor any other material obligation required hereunder to the extent not cured within 30 calendar days following receipt by the Company of written notice of such failure from EAH or by operation of law as a result of the rejection of this Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise, unless with respect to clauses (ii) certain liquidity exceptions apply, the Company’s payment obligations will accelerate and the Company will be required to make a lump-sum cash payment to EAH equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement based on certain assumptions (including those relating to the Company’s future taxable income). Additionally, in the case of actions or transactions constituting a change of control or a divestiture of certain assets, the payments due under the Tax Receivable Agreement would be determined using certain valuation assumptions, including that the

Company will generate sufficient taxable income to fully utilize the applicable tax assets and attributes covered under the Tax Receivables Agreement and as a result the Company may be required to make payments under the Tax Receivable Agreement prior to the time when the Company actually realizes cash tax savings. Such lump-sum payment and other advance payments could be substantial and could exceed the actual tax benefits that the Company realizes subsequent to such payment because such payment would be calculated assuming, among other things, that the Company would have certain assumed tax benefits available to it and that the Company would be able to use the assumed and potential tax benefits in future years.

There may be a material negative effect on the Company’s liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that the Company and its direct or indirect subsidiaries realize. Furthermore, the Company’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

If we are unable to complete the business combination with Eve or another business combination within the completion window, we will cease all operations except for the purpose of winding up, dissolving and liquidating. In connection with winding up, we would redeem the public shares and liquidate the trust account in which case, our public stockholders may only receive approximately $10.30 per share and their warrants will expire worthless. In addition, third-parties may bring claims against us and, as a result, the proceeds held in the trust account could be reduced, and the per share liquidation price received by stockholders could be less than $10.00 per share.

Unless we amend the Current Charter to extend the life of the Company and certain other agreements into which we have entered, if we do not complete the business combination within the completion window, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest not released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the initial public offering price per unit in the IPO. In addition, if we fail to complete the business combination within the completion window, there will be no redemption rights or liquidating distributions with respect to our public warrants or the private placement warrants, which will expire worthless, unless we amend the Current Charter to extend the life of the Company and certain other agreements into which we have entered.

The Company and Eve will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on the Company and Eve. These uncertainties may impair the Company’s or Eve’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, the Company’s or Eve’s business could be harmed.

We may waive one or more of the conditions to the business combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the business combination, to the extent permitted by the Current Charter and Current Bylaws and applicable laws. We may not waive the condition that our stockholders approve the business combination. Please see the section entitled “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Completion of the Business Combination” for additional information.

The exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in our stockholders’ best interests.

In the period leading up to the closing of the business combination, events may occur that, pursuant to the Business Combination Agreement, would require us to agree to amend the Business Combination Agreement, to consent to certain actions taken by Eve or to waive rights that we are entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Eve’s businesses, a request by Eve to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Eve’s business and would entitle us to terminate the Business Combination Agreement. In any of such circumstances, it would be at our discretion, acting through our board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in this proxy statement may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for us and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement, we do not believe there will be any material changes or waivers that our directors and officers would be likely to make after the mailing of this proxy statement. We will circulate a new or amended proxy statement if changes to the terms of the Business Combination Agreement would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

We are not required to obtain and have not obtained an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you will have no assurance from an independent source that the terms of the business combination are fair to our company from a financial point of view.

We are not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent valuation or appraisal firm that the consideration we are paying is fair to the Company from a financial point of view. Our board of directors did not obtain a fairness opinion in connection with their determination to approve the business combination. In analyzing the business combination, our board of directors and our management conducted due diligence on Eve and researched the industry in which Eve operates and concluded that the business combination was in the best interest of our stockholders. Accordingly, our stockholders will be relying solely on the judgment of our board of directors in determining the value of the business combination, and our board of directors may not have properly valued the business. The lack of third-party fairness opinion may also lead to an increased number of stockholders to vote against the business combination or demand redemption of their shares, which could potentially impact our ability to consummate the business combination. For more information about our decision-making process, see the section entitled “The Business Combination Proposal — Zanite’s Board of Directors’ Reasons for the Approval of the Business Combination“

We will incur significant transaction and transition costs in connection with the business combination.

We have incurred and expect to incur significant, non-recurring costs in connection with consummating the business combination and recurring costs in connection with operating as a public company following the consummation of the business combination. We may incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby (including the business combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the Company, which will be incurring these fees, expenses and costs.

The Company’s transaction expenses as a result of the business combination are currently estimated at approximately $40.56 million, including $8,050,000 in deferred underwriting commissions to the underwriters of the IPO (of which up to $2,012,500 may be reallocated by Zanite to the payment of Zanite’s other advisors’ fees).

Members of our management team and board of directors have significant experience as founders, board members, officers or executives of other companies. As a result, certain of those persons have been, may be, or may become, involved in proceedings, investigations and litigation relating to the business affairs of the companies with which they were, are, or may in the future be, affiliated. This may have an adverse effect on us, which may impede our ability to consummate the business combination.

During the course of their careers, members of our management team and board of directors have had significant experience as founders, board members, officers or executives of other companies. As a result of their involvement and positions in these companies, certain persons were, are now, or may in the future become, involved in litigation, investigations or other proceedings relating to the business affairs of such companies or transactions entered into by such companies. Any such litigation, investigations or other proceedings may negatively affect our reputation, which may impede our ability to complete the business combination.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are, and following the business combination it is expected that we will initially be, a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K and consequently may take advantage of certain reduced disclosure obligations. However, if the business combination is consummated before June 30, 2022, we will lose our smaller reporting company status as of such date, since, following the business combination, we will be a majority-owned subsidiary of a parent that is not a smaller reporting company and therefore fail to meet the eligibility requirements to be considered a smaller reporting company. To the extent we take advantage of such reduced disclosure obligations while we remain a smaller reporting company, it may also make comparison of our financial statements with other public companies difficult or impossible.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the business combination.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for us to complete the business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities and the business combination will subject us to the Investment Company Act. To this end, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The trust account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which shall be the business combination should it occur); (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the existing governing documents (A) to modify the substance or timing of our obligation to provide holders of our public shareholders the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the completion window or (B) with respect to any other provision relating to the rights of public shareholders; or (iii) absent our completing an initial business combination within the completion window, our return of the funds held in the trust account to our public shareholders as part of our redemption of the public shares.

If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we have not consummated our initial business combination within the completion window, our public shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of our trust account and our warrants will expire worthless.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete our initial business combination with which a substantial majority of our stockholders or warrant holders do not agree.

The Current Charter does not provide a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. As a result, we may be able to complete the business combination even if a substantial portion of our public stockholders or warrant holders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor or our directors, officers or advisors, or any of their respective affiliates. As of the date of this proxy statement, there have not been agreements that were entered into with respect to the private purchase of public shares by the Company or the persons described above with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement) at the special meeting.

If the aggregate cash consideration we would be required to pay for all shares of common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we may not complete the business combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of our common stock issued in the IPO, you (or, if a member of such a group, all of the members of the group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of our common stock issued in the IPO without the prior consent of the Company.

The Current Charter provides that a public stockholder, together with any affiliate of that stockholder or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of common stock included in the units sold in our IPO (the “excess shares”) without the prior consent of the Company. In order to determine whether that stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise redemption rights to certify to the Company whether the stockholder is acting in concert or as a group with any other stockholder. These certifications, together with other public information relating to stock ownership available to the Company at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. Your inability to redeem any excess shares will reduce your influence over our ability to consummate the business combination and you could suffer a material loss on your investment in us if you sell these excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to any excess shares if we consummate the business combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in our IPO and, in order to dispose of excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of the excess shares will appreciate over time following the business combination or that the market price of our common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, our stockholders’ ability to vote all of their shares (including any excess shares) for or against the business combination is not restricted by this limitation on redemption.

There is no guarantee that your decision whether to redeem your shares for a pro rata portion of the trust account will put you in a better future economic position.

We can give no assurance as to the price at which you may be able to sell your public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of the business combination may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not redeemed your shares. Similarly, if you do not redeem your shares, you will bear the risk of ownership of the public shares after the consummation of the business combination, and there can be no assurance that you can sell your shares in the future for a greater amount than the redemption price set forth in this proxy statement. You should consult your own tax and/or financial advisor for assistance on how this may affect your individual situation.

If we are unable to complete the business combination, our public stockholders may receive only approximately $10.30 per share on the liquidation of the trust account (or less than $10.30 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete the business combination within the completion window, our public stockholders may receive only approximately $10.30 per share on the liquidation of the trust account (or less than $10.30 per share in certain circumstances where a third-party brings a claim against us that the Sponsor is unable to indemnify (as described below)) and our warrants will expire worthless.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.30 per share.

Our placing of funds in the trust account may not protect those funds from third-party claims against us. These parties may not execute the agreements, or even if they execute the agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving claims to the funds held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such the party’s engagement would be significantly more beneficial to us than any alternative. WithumSmith+Brown, PC, our independent registered public accounting firm, and the underwriters of the IPO, have not executed agreements with us waiving claims to the monies held in the trust account.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that these entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.30 per share initially held in the trust account, due to claims of these creditors. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided, that, this liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not the waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for these indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy their indemnity obligations and believe that the Sponsor’s only assets our securities. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the business combination and redemptions could be reduced to less than $10.30 per public share. In such event, we may not be able to complete the business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete the business combination within the completion window may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of the stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our public shares as soon as reasonably possible following the end of the completion window if we do not complete our business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of the stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution.

We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of that date. Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares if we do not complete the business combination within the completion window is not considered a liquidating distribution under Delaware law and the redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover the proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying public stockholders from the trust account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information provides additional information regarding the financial aspects of the business combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

Description of the Business Combination

On December 21, 2021, Embraer, Eve, EAH and Zanite entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the transactions contemplated thereby.

As contemplated by the Business Combination Agreement and the Contribution Agreement, on December 10, 2021, Embraer transferred the Contributed Assets and associated liabilities, in the context of the Pre-Closing Restructuring, to Eve and subsidiaries of Eve, in exchange for the issuance of a certain number of Eve Interests. These transactions will be accounted for as a common control transaction.

Following such transactions, Embraer then transferred all of the Eve Interests held by it to EAH in exchange for the issuance of EAH Common Stock and EAH Preferred Stock. Embraer has also entered into the Preferred Stock Purchase Agreement with the Unaffiliated Investor, and, pursuant to the terms and conditions set forth therein, has sold and transferred to the Unaffiliated Investor such shares of EAH Preferred Stock. As a result of these Pre-Closing Restructuring activities, Eve is now a wholly owned subsidiary of EAH.

Subject to the receipt of the Zanite stockholder approval and the satisfaction or (to the extent permitted by law) waiver of certain other closing conditions set forth in the Business Combination Agreement, at the Closing, EAH will contribute and transfer to Zanite, and Zanite will receive from EAH, all of the issued and outstanding Eve Interests as consideration and in exchange for the issuance and transfer to EAH of 220,000,000 shares of the Company’s common stock. As a result, Eve will become a wholly owned subsidiary of Zanite, and Zanite will be controlled by EAH and indirectly by Embraer.

For more information about the business combination, please see the section entitled “The Business Combination Proposal.”

Accounting Treatment of the Business Combination

This business combination is expected to be accounted for as a reverse recapitalization, equivalent to the issuance of shares by Eve for the net monetary assets of Zanite accompanied by a recapitalization. Accordingly, the consolidated assets, liabilities and results of operations of the UAM Business will become the historical financial statements of Eve; the assets, liabilities and results of operations of Zanite will be consolidated with Eve beginning on the Closing Date. For accounting purposes, the financial statements of Eve will represent a continuation of the financial statements of the UAM Business. The net assets of Zanite will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the transaction will be presented as those of the UAM Business in future reports of Eve.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2021, gives pro forma effect to the business combination as if it had been consummated as of December 31, 2021. The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2021 give pro forma effect to the business combination as if it had been consummated as of January 1, 2021. This information should be read in conjunction with the financial statements and notes of the UAM business, and the financial statements and notes of Zanite (as restated), the sections titled “Eve Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Zanite’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “The Business Combination Proposal,” and other financial information included elsewhere in this proxy statement.

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the business combination and the related financing transactions. It sets forth and is derived from:

•	The UAM Business’s historical combined financial statements as of December 31, 2021, as included elsewhere in this proxy statement;

•	Zanite’s historical financial statements as of December 31, 2021, as included elsewhere in this proxy statement.

•

Pro forma transaction accounting and financing adjustments to give effect to business combination and issuance of Eve’s common stock, equity classified stock-based compensation pursuant to the Incentive Plan, and equity classified new warrants contemplated at Closing on Eve’s combined balance sheet as of December 31, 2021, as if the business combination closed on December 31, 2021;

•

Pro forma autonomous entity adjustments to reflect Eve being a standalone entity, and the differences between the combined balance sheet as of December 31, 2021 prepared on a carve-out basis and the balance sheet based on the actual assets and liabilities expected to be contributed to Eve by Embraer;

•

Pro forma adjustments to give effect to business combination and issuance of equity contemplated at Closing on Eve’s combined statement of operations for the year ended December 31, 2021 as if the business combination closed on January 1, 2021, the first day of Eve’s 2021 fiscal year; and

•

Pro forma autonomous entity adjustments to reflect incremental costs of Eve being a standalone entity in its unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021.

Transaction costs that are determined to be directly attributable and incremental to the transaction will be deferred and recorded as other assets in the balance sheet leading up until the Closing. For pro forma purposes, such costs will be recorded as a reduction in cash with a corresponding reduction of additional paid-in capital. These costs also include any costs related to the issuance of new warrants.

This unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is based on assumptions and estimates made and considered appropriate by Embraer management; however, it is not necessarily indicative of what Eve’s consolidated financial condition or results of operations would have been assuming the transaction had been consummated as of the date indicated, nor does it purport to represent the consolidated financial position or results of operations of the combined company for future periods. The audited financial statements of Eve have been derived from Embraer’s historical accounting records and reflect certain allocation of expenses. All the allocations and estimates in such financial statements are based on assumptions that Embraer’s management believes are reasonable. The historical carve-out financial statements of Eve do not necessarily represent the financial position or results of operations of Eve had it been operated as a standalone company during the periods or at the dates presented. As a result, autonomous entity adjustments have been reflected in the pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Eve following the Closing. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and are subject to change. This unaudited pro forma condensed combined financial information does not contemplate any impacts of any synergies for Eve following the business combination. Future results may vary significantly from the results reflected due to various factors, including those discussed in the section entitled “Risk Factors,” beginning on page 26.

The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios, as follows:

•	No Redemptions: This presentation provides that no shares of Class A common stock are redeemed by the public stockholders of Zanite in connection with the business combination.

•

Maximum Redemptions: This presentation assumes 22,737,864 shares of Class A common stock are redeemed for their pro rata share of the funds in Zanite’s trust account, which amount is approximately $236.93 million as of December 31, 2021. This scenario gives effect to Zanite’s public stockholder redemptions of 22,737,864 shares for a per share redemption price of $10.30, representing an aggregate redemption payment of $234.23 million, and is based on the Minimum Cash Condition that the amount of cash available in Zanite’s trust account, after deducting the amount required to satisfy Zanite’s obligations to its stockholders (if any) that exercise their rights to redeem their public shares (but prior to the payment or reimbursement, as applicable, of any (a) deferred underwriting commissions being held in the Zanite’s trust account and (b) transaction expenses of Embraer and its subsidiaries (including Eve) and Zanite), plus the PIPE Investment Amount is at least $350,000,000. The Minimum Cash Condition is waivable by Embraer, Eve and EAH, and if so waived, the maximum amount of redemptions could exceed the 22,737,864 public share redemption scenario presented herein.

The following summarizes the pro forma shares of Eve Common Stock issued and outstanding immediately after the business combination, presented under the under the two scenarios listed above. Further, we anticipate that, upon completion of the business combination, the approximate ownership interests of the Company, exclusive of (i) the exercise of any new warrants that will become exercisable at Closing and (ii) the issuance of any equity awards which are expected to be issued at Closing, will be as set forth in the table below:

	No Redemptions(1)		Maximum Redemptions(2)
Equity Capitalization at Closing	Shares (in millions)%		Shares (in millions)%
EAH(3)	237.50	83.8%	237.50	91.1%
Zanite public stockholders	23.00	8.1%	0.26	0.1%
Zanite initial stockholders(4)	8.25	2.9%	8.25	3.2%
Third party PIPE investors	14.73	5.2%	14.73	5.6%

Total shares of Zanite common stock outstanding at closing of the Transaction	283.48	100%	260.74	100%

(1)

As noted above, 23,000,000 public shares of Zanite Class A common stock are subject to possible redemption by Zanite’s public stockholders. For every 100,000 shares redeemed, pro forma cash of the combined entity would reduce by $1.03 million with a negligible impact on basic and diluted loss per share.

(2)

Assumes additional redemptions of 22,737,864 public shares of Zanite Class A Common Stock in connection with the business combination at approximately $10.30 per share based on Zanite Trust Account figures as of December 31, 2021.

(3)	Includes 17,500,000 shares of common stock to be subscribed for and purchased by EAH as part of the PIPE Investment at a purchase price of $10.00 per share.
(4)

Includes 5,050,000 founder shares held by the Sponsor, 250,000 founder shares held by Ronald D. Sugar, 150,000 founder shares held by John B. Veihmeyer, 150,000 founder shares held by Larry R. Flynn and 150,000 founder shares held by Gerard J. DeMuro. Also includes the 2,500,000 shares of common stock the Sponsor committed to purchase in connection with the PIPE Investment at a purchase price of $10.00 per share.

In addition to the PIPE Investment, new warrants will be issued to certain PIPE Investors in connection with the business combination pursuant to the Strategic Warrant Agreements. At the Closing Date, there will be outstanding new warrants exercisable for (i) 7,200,000 shares of common stock at an exercise price of $0.01 per share without further contingency; (ii) 2,350,000 shares of common stock at an exercise price of $0.01 per share but exercise is contingent on fulfillment of certain milestones; (iii) 12,000,000 shares of common stock at an exercise price of $15.00 per share but exercise is contingent on fulfillment of certain milestones; and (iv) 5,000,000 shares of common stock at an exercise price of $11.50 per share without further contingency. Additionally, certain Strategic Warrant Agreements provide for warrants to be issued contingent on the fulfillment of certain milestones which are exercisable for 9,100,000 shares of common stock at an exercise price of $0.01 per share.

As described in greater detail under “The Business Combination Proposal—Ancillary Agreements—Tax Receivable Agreement” and “The Business Combination Proposal—Ancillary Agreements—Tax Sharing Agreement,” the Company will enter into the following agreements at Closing:

•

A Tax Receivable Agreement, which generally provides for the payment by the Company of 75% of certain federal and state net tax benefits, if any, that the Company realizes (or, in certain cases, is deemed to realize) as a result of these increases in tax basis, tax benefits related to entering into the Tax Receivable Agreement, and tax benefits attributable to payments under the Tax Receivable Agreement; and

•

A Tax Sharing Agreement, which generally applies if EAH and the Company are members of the same consolidated group, as defined under the Internal Revenue Code. The Tax Sharing Agreement governs certain matters related to the resulting consolidated federal income tax returns, as well as state and local returns filed on a consolidated or combined basis. Generally, the consolidated group’s parent would be liable for the income taxes of the group members (including the Company), rather than the Company being required to pay such income taxes itself. The Tax Sharing Agreement provides for payments from the Company to EAH based on the increase to EAH’s income tax liability as a result of the Company being a member of such group. However, the Tax Sharing Agreement will generally disregard 75% of the tax benefits covered by the Tax Receivable Agreement, consistent with the agreed sharing percentages for such tax savings under the Tax Receivable Agreement. Furthermore, the Tax Sharing Agreement provides for a notional recording of a decrease to EAH’s income tax liability as a result of the Company being a member of such group without a payment being made from EAH to the Company. Instead, such notional accumulated benefits may reduce future payments due by the Company under the Tax Sharing Agreement or Tax Receivable Agreement.

As noted in “The Business Combination Proposal—Ancillary Agreements—Tax Sharing Agreement” the Tax Receivable Agreement applies in periods when EAH and the Company are not members of a consolidated tax group. The Tax Receivable Agreement is accounted for as a contingent liability, with amounts accrued when deemed probable and estimable. Such liability would be initially recorded as an offset to equity. All of the effects of future changes in estimates, facts and circumstances related to the Tax Receivable Agreement will be included in the Company’s profit or loss, outside of income tax expense. At this time, all US deferred tax assets of the Company are fully offset by a valuation allowance and there is not an expectation that there will be any cash tax savings. Therefore, no liability related to future Tax Receivable Agreement payments would have been recorded in the unaudited pro forma condensed combined financial information.

The Company considers that the Tax Receivable Agreement will not apply for the purposes of the unaudited pro forma condensed combined financial information because it is currently anticipated that EAH will meet the control requirements, defined under the Internal Revenue Code, at Closing, such that the Company and EAH will be members of the same consolidated group.

Under the Tax Sharing Agreement, EAH will benefit from the anticipated future tax losses generated by the Company but will only credit these amounts against future liabilities owed by the Company. Based on terms of the Tax Sharing Agreement, no tax benefits would accrue to the Company based on a pro forma calculation of the Company’s stand-alone tax return and therefore no benefit has been assumed in the unaudited pro forma condensed combined financial information. As such, no pro forma adjustment related to the Tax Sharing Agreement is necessary. Once the Company begins to generate taxable profits, amounts owed by the Company to EAH under the Tax Sharing Agreement will be offset and reduced by prior losses generated by the Company for which EAH had received a benefit.

The unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company following the business combination. The unaudited pro forma adjustments represent management’s estimates based on information currently available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used, including in respect of the matters further described in Notes 1 and 2, to present the unaudited pro forma condensed combined financial information. Actual amounts as of the date of the consummation of the business combination might differ from the pro forma amounts presented below in the unaudited pro forma condensed statement of financial position below as of December 31, 2021, primarily as a result of the timing and amount of expenditure related to development activities and capital expenditures as discussed elsewhere in this proxy statement. Eve and Zanite have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between them.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2021

(in thousands)

	Eve Historical	Zanite Historical	Transaction Accounting Adjustments (Assuming No Redemptions)		Financing Adjustments		Autonomous Entity Adjustments		Pro Forma Combined (Assuming No Redemptions)	Incremental Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current:
Cash and cash equivalents	$14,377	$475	$196,041	a, b, c, d	$347,300	k	$—		$558,193	$(234,226)	n	$323,967
Related party receivable	220	—	—	—	—	—	—		220	—	—	220
Prepaid expenses	—	93	—		—		—		93	—		93
Derivative financial instruments	—	—	—		—		—		—	—		—
Other current assets	21	—	—		—		(3)	l	18	—		18

Total current assets	14,618	568	196,041		347,300		(3)		558,524	(234,226)		324,298
Noncurrent:
Investments held in trust account	—	236,926	(236,926)	a	—		—		—	—		—
Capitalized software, net	700	—	—		—		—		700	—		700
Deferred tax asset							—	—	—			—
Right of use	—	—	—		—		275	m	275	—		275

Total assets	$15,318	$237,494	$(40,885)		$347,300		$272		$559,499	$(234,226)		$325,273

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$878	$4,741	$(3,916)	c	$—		$—		$1,703	$—		$1,703
Derivative financial instruments	32	—	—	—	—		—		32	—		32
Other payables	616	—	—		—		72	m	688	—		688

Total current liabilities	1,526	4,741	(3,916)		—		72		2,423	—		2,423

Noncurrent Liabilities:
Deferred underwriting fee payable	—	8,050	(8,050)	b	—		—		—	—		—
Derivative liabilities	—	23,575	(10,465)	e	—		—		13,110	—		13,110
Other payables	703	—	—		—		203	m	906	—		906

Total liabilities	$2,229	$36,366	$(22,431)		$—		$275		$16,439	$—		$16,439

Commitments and contingencies
Class A common stock subject to possible redemption, 23,000,000 shares at $10.30 per share redemption value	—	236,900	(236,900)	f	—		—		—	—		—

Stockholders’ equity:
Net parent investment	13,121	—	(13,121)	g	—		—		—	—		—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized	—	—	3	f, h	3	k	—		6	(2)	n	4
Class B common stock, $0.0001 par value; 10,000,000 shares authorized	—	1	(1)	h	—		—		—	—		—
				c, d, e, f, g, i,
Additional paid-in capital	—	—	197,718	j	347,297	k	(3)	l	545,012	(234,224)	n	310,788
Accumulated other comprehensive income/ (loss)	(32)	—	—		—		—		(32)	—		(32)
Accumulated deficit	—	(35,773)	33,847	i, j	—		—	—	(1,926)	—		(1,926)

Total Shareholder’s Equity	13,089	(35,772)	218,446		347,300		(3)		543,060	(234,226)		308,834

Total liabilities, Redeemable Common Stock and Shareholder’s Equity	$15,318	$237,494	$(40,885)		$347,300		$272		$559,499	$(234,226)		$325,273

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

	Eve Historical	Zanite Historical	Transaction Accounting Adjustments		Financing Adjustments	Autonomous Entity Adjustments		Pro Forma Combined (Assuming No Redemptions)	Incremental Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Operating expenses
Research and development	$(13,280)	$—	$(1,271)	aa	$—	$(32,186)	ee	$(46,737)	$—	$(46,737)
General and administrative	(2,510)	(6,101)	(8,414)	aa, bb	—	(29,004)	ee	(46,029)	—	(46,029)

Operating loss	(15,790)	(6,101)	(9,685)		—	(61,190)		(92,766)	—	(92,766)
Interest earned on investments held in Trust Account	—	23	(23)	cc	—	—		—	—	—
Change in fair value of derivative liabilities	—	20,600	(8,970)	dd	—	—		11,630	—	11,630
Transaction costs allocated to warrant issuance	—	—	—		—	—		—	—	—
Foreign currency loss	(77)	—	—		—	—		(77)	—	(77)

Loss before income taxes	(15,867)	14,522	(18,678)		—	(61,190)		(81,213)	—	(81,213)
Income tax benefit / (expense)	—	—	—		—	(401)	ff	(401)	—	(401)

Net loss and comprehensive loss	$(15,867)	$14,522	$(18,678)		$—	$(61,591)		$(81,614)	$—	$(81,614)

Net Loss Per Share
Basic and Diluted Loss per share, Class A Redeemable Common Stock		$0.51						$(0.28)		$(0.30)
Weighted-average shares of common stock outstanding, Class A Redeemable common stock — basic and diluted		23,000,000						290,906,600		268,168,736
Basic and diluted loss per share, Class B Non-redeemable Common Stock		$0.51						$0.00		$0.00
Basic and diluted weighted average shares outstanding, Non-Redeemable Class B Common Stock		5,750,000						—		—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data)

1.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the business combination occurred on the dates indicated.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Eve has elected not to present management adjustments and will only be presenting transaction accounting adjustments, financing adjustments and autonomous entity adjustments in the unaudited pro forma condensed combined financial information. The autonomous entity adjustments are derived from contractual arrangements established with Embraer under a Master Services and Shared Services Agreements and other third parties.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the weighted average number of Eve’s shares outstanding for the year ended December 31, 2021, assuming the business combination occurred on January 1, 2021.

The transaction executed in accordance the Business Combination Agreement will allow Zanite public warrants to be reclassified to equity. As such, the public warrants will be remeasured at fair value at Closing and transferred at that value to equity. The equity classified public warrants will not be subject to subsequent remeasurement.

In connection with the transaction, the Incentive Plan will be established for the combined entity according to which officers, directors and other eligible employees may be granted equity incentive awards and compensation. The pro forma condensed combined financial information reflects adjustments to account for the Incentive Plan. For more information about the Incentive Plan, please see the section entitled “Incentive Plan Proposal.”

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:

Transaction Accounting Adjustments:

a)	Reflects the reclassification of $236.93 million of cash and cash equivalents held in the Company’s trust account that becomes available following the business combination;

b)	Reflects the payment of $8.05 million of deferred underwriters’ fees incurred during the Zanite’s IPO that are due upon completion of the business combination;

c)

Reflects additional Zanite transaction costs in the amount of $11.68 million, a portion of which relates to the payment of accrued transaction costs amounting to $3.92 million that are all paid upon Closing.

d)	Reflects a disbursement of cash in the amount of $21.16 million to Embraer as agreed upon in the Business Combination Agreement and paid upon Closing.

e)	Reflects an adjustment of $10.47 million to account for the reclassification of public warrants from liability to stockholders’ equity.

f)	Reflects the reclassification of $236.90 million of Class A common stock subject to possible redemption to permanent equity upon completion of the business combination;

g)	Reflects the elimination of $13.12 million of net parent investment and shares issued to Embraer as part of the Pre-Closing Restructuring;

h)	Reflects the conversion of $0.58 million of Class B common stock into Class A common stock upon the consummation of the business combination on a one-for-one basis;

i)	Reflects the issuance of $1.93 million of the tranche of the Incentive Plan awards to employees that vest immediately upon Closing;

j)	Reflects the reclassification of $35.77 million of Zanite’s historical accumulated deficit to additional paid-in capital upon consummation of the business combination.

Financing Adjustments:

k)

Reflects the receipt of $347.30 million from the issuance and sale of 34.73 million shares of common stock at $10.00 per share plus equity classified new warrants without further contingency, pursuant to the PIPE Investment entered into with the PIPE Investors. New warrants to be issued contingent upon certain future milestones are considered share-based payment awards to potential customers in anticipation of future supply agreements within the scope of ASU 2019-08, Codification Improvements — Share-Based Consideration Payable to a Customer. The awards will be measured and classified in accordance with ASC 718, Share Based Payment, and recognized under ASC 606, Revenue from Contracts with Customers, as consideration payable to a customer, and would be expected to be accounted for as variable consideration (i.e., a reduction of future revenue). Since the vesting of the warrants is contingent on the execution of future supply agreements, there is currently no accounting for the warrants under ASC 606 and therefore, there are no pro forma adjustments related to these warrants.

Autonomous Entity Adjustments:

l)	Reflects the elimination of the insurance prepaid expenses of $0.003 million;

m)

Reflects the recognition of a right of use asset in the amount of $0.28 million with corresponding lease liability of $0.07 million in other payables and $0.21 million in other noncurrent payables related to the Lease Agreements.

Redemption Adjustments:

n)

Reflects the redemption of the maximum number of 22,737,864 shares of Class A common stock for $234.23 million allocated to shares of Class A common stock and additional paid-in capital using par value $0.0001 per share at a redemption price of $10.30 per share. This redemption assumes the Minimum Cash Condition set forth in the Business Combination Agreement.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 are as follows:

Transaction Accounting Adjustments:

(aa)	Reflects the distribution of $1.93 million of tranche of the Incentive Plan awards to employees that vest immediately after the Closing;

(bb)

Reflects the estimated Zanite transaction costs of approximately $7.76 million as if incurred on January 1, 2021, the date the business combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(cc)	Reflects the elimination of $0.02 million for the year ended December 31, 2021 of the interest earned on investments held in the trust account;

(dd)	Reflects the removal of $8.97 million for the year ended December 31, 2021 for the change in derivative fair value of the warrants, which will be classified in equity after the Closing

Autonomous Entity Adjustments:

(ee) Reflects the following adjustments of $61.19 million for the year ended December 31, 2021 related to the Company being a standalone public company and incurring certain incremental costs resulting from:

•

The establishment of new business functions related to financial reporting and regulatory compliance, and costs associated with accounting, auditing, tax, legal, information technology, human resources, investor relations, risk management, treasury, and other general and administrative related functions of $48.82 million for the year ended December 31, 2021;

•	New insurance premiums of $1.51 million for the year ended December 31, 2021;

•	Software costs of $4.01 million for the year ended December 31, 2021 related to stand up of Eve’s information technology function; and

•

Incentive Plan awards granted by Eve of $6.85 million for the year ended December 31, 2021 to its employees and directors pursuant to the Incentive Plan. The Incentive Plan comprises awards for board members, management, and employees. The board members’ awards contain a service condition and vest over 3 years; the Management awards contain either market and a service condition and vest over 5 years, or performance and service conditions that vest over 2-3 years; and the employee awards contain performance and service conditions and vest over the respective performance period which is estimated to be 6-7 years.

(ff) Reflects the tax effects of $0.40 million for the year ended December 31, 2021 for the pro forma adjustments at the applicable statutory income tax rates.

Earnings (loss) per Share

Net earnings (loss) per share is calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the business combination and other related events, assuming the shares were outstanding since January 1, 2021. As the business combination is being reflected as if it had occurred as of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net earnings (loss) per share assumes the shares issued in connection with the business combination have been outstanding for the entire periods presented. Under the maximum redemption scenario, 22,737,864 shares of Class A common stock assumed to be redeemed by Zanite public stockholders are eliminated as of January 1, 2021.

The unaudited pro forma condensed combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios:

	Year ended December 31, 2021
in thousands, except share data	No Redemptions(1)	Maximum Redemptions(2)
Pro forma net loss	$(81,614)	$(81,614)
Basic and diluted weighted average shares outstanding	290,906,600	268,168,736

Pro forma net loss per share — basic and diluted(3)	$(0.28)	$(0.30)

Weighted average shares outstanding — basic and diluted
EAH(4)	237,500,000	237,500,000
Zanite public stockholders	23,000,000	262,136
Zanite initial stockholders(5)	8,250,000	8,250,000
Third party PIPE investors	14,730,000	14,730,000
Incentive plan awards vested at close(6)	226,600	226,600
Certain new warrants issuable at closing(3)	7,200,000	7,200,000

	290,906,600	268,168,736

(1)

As noted above 23,000,000 public shares of Zanite Class A common stock are subject to possible by Zanite’s public stockholders. For every 100,000 shares redeemed, pro forma cash of the combined entity would reduce by $1.03 million with a negligible impact on basic and diluted loss per share.

(2)

Assumes additional redemptions of 22,737,864 public shares of Class A common stock in connection with the business combination at approximately $10.30 per share based on the trust account figures as of December 31, 2021.

(3)

Outstanding public warrants and private placement warrants are anti-dilutive and are not included in the calculation of diluted net loss per share. Zanite currently has 11,500,000 public warrants and 14,250,000 private placement warrants outstanding. Each warrant entitles the holder to purchase one share of common stock at $11.50 per share. Subject to the terms of the warrant agreement, these warrants are not exercisable until the later of (a) 30 days after the consummation of a business combination or (b) November 19, 2021. 7,200,000 new warrants are included in the basic and diluted net loss per share calculation as they are issuable for little to no consideration upon Closing.

(4)	Includes 17,500,000 shares of common stock to be subscribed for and purchased by EAH as part of the PIPE Investment.
(5)

Includes 5,050,000 founder shares held by the Sponsor, 250,000 founder shares held by Ronald D. Sugar, 150,000 founder shares held by John B. Veihmeyer, 150,000 founder shares held by Larry R. Flynn and 150,000 founder shares held by Gerard J. DeMuro and 2,500,000 shares of Class A common stock to be purchased by the Sponsor in the PIPE Investment.

(6)	Includes 226,000 shares of certain Incentive Plan awards to employees that vest immediately upon the Closing.

SPECIAL MEETING OF ZANITE STOCKHOLDERS

Overview

This proxy statement is being provided to our stockholders as part of a solicitation of proxies by our board of directors for use at the special meeting to be held on [●], and at any adjournment or postponement thereof. This proxy statement contains important information regarding the special meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement is being first mailed on or about [●] to all stockholders of record of the Company as of March 18, 2022, the record date for the special meeting. Stockholders of record who owned common stock at the close of business on the record date are entitled to receive notice of, attend and vote at the special meeting. On the record date, there were 28,750,000 shares of common stock outstanding.

Date, Time and Place of Special Meeting

The special meeting will be a virtual meeting conducted exclusively via live webcast starting at [●] a.m., New York City time, on [●], or another date, time and place to which the meeting may be adjourned or postponed, to consider and vote upon the proposals. You may attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting https://www.cstproxy.com/zaniteacquisition/2022 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Proposals at the Special Meeting

At the special meeting, our stockholders will vote on the following proposals:

•	The Business Combination Proposal;

•	The Charter Amendment Proposals;

•	The Advisory Charter Proposals;

•	The Stock Issuance Proposal;

•	The Incentive Plan Proposal;

•	The Director Election Proposal; and

•	The Adjournment Proposal.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE COMPANY’S STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE AND “FOR” EACH OF THE DIRECTOR NOMINEES.

Record Date; Outstanding Shares; Shares Entitled to Vote

The Company has fixed the close of business on March 18, 2022 as the “record date” for determining stockholders entitled to notice of and attend and vote at the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. On the record date, there were 28,750,000 shares of common stock outstanding and entitled to vote.

Quorum

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will exist at the special meeting with respect to each matter to be considered at the special meeting if the holders of a majority of our shares of common stock are present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum. For Charter Amendment Proposal B, a quorum will be present at the special meeting if the holders of a majority of the Class A common stock outstanding and entitled to vote at the special meeting is represented in person (which would include presence at a virtual meeting) or by proxy at the special meeting.

Vote Required and Board of Directors Recommendation

The Business Combination Proposal

Our stockholders are being asked to consider and vote on a proposal to adopt the Business Combination Agreement and thereby approve the business combination. You should carefully read this proxy statement in its entirety for more detailed information concerning the business combination. In particular, your attention is directed to the full text of the Business Combination Agreement, which is attached as Annex A to this proxy statement.

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the Business Combination Proposal. The business combination cannot be completed unless the Business Combination Proposal is adopted by the affirmative vote of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. The holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law.

The Business Combination Proposal is a condition to the presentation of the other proposals and is conditioned on the approval of the other Condition Precedent Proposals.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The Charter Amendment Proposals

Approval of each of the Charter Amendment Proposals requires the affirmative vote of holders of a majority of the outstanding shares of our Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. In addition, Charter Amendment Proposal B requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock, voting as a class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.

The Charter Amendment Proposals are conditioned on the approval of the other Condition Precedent Proposals.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE CHARTER AMENDMENT PROPOSALS.

The Advisory Charter Proposals

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting) and an abstention from voting will no effect on the Advisory Charter Proposals.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ADVISORY CHARTER PROPOSALS.

The Stock Issuance Proposal

Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the Stock Issuance Proposal.

The Stock Issuance Proposal is conditioned on the approval of the other Condition Precedent Proposals.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

The Incentive Plan Proposal

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the Incentive Plan Proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

The Director Election Proposal

The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote on the election of directors. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.

Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have no effect on the election of directors.

The election of the director nominees in the Director Election Proposal is conditioned on the approval of the other Condition Precedent Proposals.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

Adjournment Proposal

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

Voting Your Shares

Our stockholders may vote electronically at the special meeting by visiting https://www.cstproxy.com/zaniteacquisition/2022 or by proxy. We recommend that you submit your proxy even if you plan to virtually attend the special meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the special meeting.

If your shares of common stock are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the proposals to adopt the Business Combination Agreement and the other proposals presented at the special meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	electronically at the special meeting.

Abstentions will be counted for determining whether a quorum is present for the special meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meeting.

Voting Shares Held in Street Name

If your shares of common stock are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares of common stock, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.

If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

Broker non-votes are shares held by a broker, bank or other nominee or intermediary that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee or intermediary is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not generally have voting power on such proposal. Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of shares of common stock held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the special meeting. We believe all of the proposals presented to the stockholders at the special meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee will not be able to vote your shares without your instruction on any of the proposals presented at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote.

Revoking Your Proxy

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•

delivering a signed written notice of revocation to our Secretary at Zanite Acquisition Corp., 25101 Chagrin Boulevard, Suite 350, Cleveland, Ohio 44122, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and returning by mail a proxy card with a later date so that it is received prior to the special meeting; or

•

virtually attending the special meeting and voting electronically by visiting the website established for that purpose at https://www.cstproxy.com/zaniteacquisition/2022 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the special meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Share Ownership and Voting by the Company’s Officers and Directors

As of the record date, the Sponsor, the Sponsor Parties, the Company’s directors and officers and their affiliates had the right to vote 5,750,000 shares of common stock, representing 20% of the shares of common stock then outstanding and entitled to vote at the meeting. The Sponsor, the Sponsor Parties and our officers and directors have entered into the Sponsor Support Agreement to vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of each of the Charter Amendment Proposals, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the election of each of the director nominees to the board of directors and “FOR” the approval of the Adjournment Proposal.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for or against the proposed business combination or do not vote at the special meeting. Any public stockholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the business combination is consummated, the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the

Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the shares of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and our officers and directors will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

•

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•

prior to [●], New York City time, on [●] (two business days prior to the scheduled vote at the special meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming public stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their public shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its shares in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that the Company instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement.

If the business combination is not approved or completed for any reason, then public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, the Company will promptly return any public shares previously delivered by public stockholders.

For illustrative purposes, based on the cash held in the trust account on December 31, 2021 of $236,926,076, the estimated per share redemption price would have been approximately $10.30 per public share. Prior to exercising redemption rights, public stockholders should verify the market price of shares of common stock as they may receive higher proceeds from the sale of their shares of common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. The Company cannot assure its stockholders that they will be able to sell their shares of common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem your public shares and deliver your shares of common stock (either physically or electronically) to the transfer agent, in each case prior to [●], New York City time, on [●] (two business days prior to the scheduled vote at the special meeting), the deadline for submitting redemption requests, and the business combination is consummated.

Immediately following the Closing, the Company will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights

Neither our stockholders nor warrant holders have appraisal rights in connection with the business combination under the DGCL.

Potential Purchases of Shares and/or Public Warrants

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the Sponsor and our directors, officers, advisors and/or their affiliates, Eve and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares of common stock in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the special meeting are approved and/or (ii) the Company satisfies the conditions to Closing. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the business combination. This may result in the completion of our business combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsors for nominal value.

Costs of Solicitation

The Company will bear the cost of soliciting proxies from our stockholders.

The Company will solicit proxies by mail. In addition, the directors, officers and employees of the Company may solicit proxies from our stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. The Company will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of shares of common stock held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

The Company has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the special meeting. We have agreed to pay Morrow a fee of $32,500, plus disbursements. We will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Other Business

The Company is not aware of any other business to be acted upon at the special meeting. If, however other matters are properly brought before the special meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as our board of directors may recommend.

Attendance

Only our stockholders on the record date or persons holding a written proxy for any stockholder or account of the Company as of the record date may attend the special meeting. The special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically. If you hold your shares of common stock in your name as a stockholder of record and you wish to attend the special meeting, please visit https://www.cstproxy.com/zaniteacquisition/2022 and enter the control number found on your proxy card. If your shares of common stock are held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the special meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically at the special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Morrow, the proxy solicitation agent for the Company, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ZNTE.info@investor.morrowsodali.com.

THE BUSINESS COMBINATION PROPOSAL

Zanite is asking its stockholders to approve by ordinary resolution and adopt the Business Combination Agreement. Zanite stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement. Please see the subsection entitled “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because Zanite is holding a stockholder vote on the business combination, Zanite may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the special meeting.

The Business Combination Agreement

This subsection of the proxy statement describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. This summary is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the business combination. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement as characterizations of the actual state of facts about Zanite, Eve or any other matter.

The Business Combination

On December 21, 2021, Zanite, Embraer, EAH and Eve entered into the Business Combination Agreement, which contains certain representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the transactions contemplated thereby, as summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

Conditions to the Completion of the Business Combination

The consummation of the Equity Exchange is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Equity Exchange may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Minimum Cash Condition

The Business Combination Agreement provides that the obligations of Embraer, Eve and EAH to consummate the Equity Exchange are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy Zanite’s obligations to its stockholders (if any) that exercise their rights to redeem their public shares (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Eve or Zanite), plus the PIPE Investment Amount is at least equal to or greater than $350,000,000. The Minimum Cash Condition is for the sole benefit of Embraer, Eve and EAH.

Conditions to the Obligations of Each Party

The obligations of each party to the Business Combination Agreement to consummate, or cause to be consummated, the Equity Exchange are subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

•	the applicable waiting period or periods under the HSR Act shall have expired or been terminated;

•	the approval of the Condition Precedent Proposals by Zanite’s stockholders will have been obtained (the “Zanite Stockholder Approval”);

•	the Pre-Closing Restructuring (which has been effected as of December 10, 2021) will have been completed in all material respects prior to the Closing; and

•

there shall not be any Governmental Order enjoining or prohibiting the consummation of the Equity Exchange or the other transactions contemplated by the Business Combination Agreement or any law that makes the consummation of the Transactions illegal or otherwise prohibited; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties to the Business Combination Agreement with respect to the Transactions.

Conditions to the Obligations of Zanite

The obligations of Zanite to consummate, or cause to be consummated, the Equity Exchange are subject to the satisfaction of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing by Zanite:

•

each of the fundamental representations and warranties of Embraer, EAH and Eve will be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date;

•

each of the representations and warranties of Embraer, EAH and Eve (other than fundamental representations and warranties referenced above) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and UAM Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a UAM Material Adverse Effect;

•	each of the covenants of Embraer, EAH and Eve to be performed as of or prior to the Closing will have been performed in all material respects;

•	since the date of the Business Combination Agreement, there will not have occurred a UAM Material Adverse Effect; and

•	Embraer, EAH and/or Eve, as applicable, shall have delivered or cause to be delivered all of the certificates, instruments, Contracts and other documents (including all Ancillary Agreements) specified by Section 2.3(a) of the Business Combination Agreement to be delivered and duly executed by each such party.

Conditions to the Obligations of Embraer, Eve and EAH

The obligations of Embraer, EAH and Eve to consummate, or cause to be consummated, the Equity Exchange are subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived in writing by Embraer, Eve and EAH:

•

each of the fundamental representations and warranties of Zanite will be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date;

•

each of the representations and warranties of Zanite (other than fundamental representations and warranties referenced above) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Zanite Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Zanite Material Adverse Effect;

•	each of the covenants of Zanite to be performed as of or prior to the Closing will have been performed in all material respects;

•	the Minimum Cash Condition shall have been satisfied. For more information, see the section entitled, “— Minimum Cash Condition” above;

•	since the date of the Business Combination Agreement, there will not have occurred a Zanite Material Adverse Effect;

•	all of the directors of Zanite (other than Kenneth C. Ricci) shall have resigned or otherwise been removed effective as of the Closing; and

•

Zanite shall have delivered or cause to be delivered all of the certificates, instruments, Contracts and other documents (including all Ancillary Agreements) specified by Section 2.3(b) of the Business Combination Agreement.

The Structure of the Business Combination

Pursuant to the Business Combination Agreement, the parties intend to consummate the business combination. Following the business combination, Eve would become a direct wholly owned subsidiary of the Company. Pursuant to the Business Combination Agreement and subject to the terms and conditions contained therein, each of the following transactions have occurred or will occur in the following order:

•	On December 9, 2021, Embraer entered into a binding agreement with the Unaffiliated Investor agreeing to sell, and obligating the Unaffiliated Investor to purchase, all shares of EAH Preferred Stock;

•

On December 10, 2021, pursuant to the Contribution Agreement by and among Embraer, EAH and Eve and the transactions contemplated thereby, (i) Embraer transferred certain assets and liabilities of the UAM Business to Eve in exchange for the issuance of new Eve Interests to Embraer, and (ii) then transferred all of the Eve Interests to EAH in exchange for the issuance of such number of shares of EAH Common Stock and shares of EAH Preferred Stock as set forth in the Contribution Agreement;

•	On December 13, 2021, Embraer sold and transferred to the Unaffiliated Investor all shares of EAH Preferred Stock for $9,973,750;

•	At the Closing, the PIPE Investors will purchase 34,730,000 shares of common stock for an aggregate purchase price payable to Zanite of $347,300,000; and

•

At the Closing, EAH will contribute and transfer to Zanite, and Zanite will receive from EAH, all of the Eve Interests, as consideration and in exchange for the issuance and transfer to EAH of 220,000,000 shares of common stock.

Organizational Structure

The following diagram shows the current ownership structure of Zanite (excluding the impact of the shares underlying the warrants).

The following diagram depicts a simplified version of the ownership structure of Eve, after giving effect to the Pre-Closing Restructuring but before giving effect to the Preferred Stock Sale.

The following diagram depicts a simplified version of Eve’s organizational structure after giving effect to the Preferred Stock Sale and immediately before the consummation of the Equity Exchange.

The diagram below depicts a simplified version of the Company’s organizational structure immediately following the consummation of the PIPE and the Equity Exchange, assuming no redemptions by Zanite’s public stockholders.

Consideration

Aggregate Equity Exchange Consideration

As a result of and upon the Closing, among other things, EAH will contribute and transfer to Zanite, and Zanite will receive from EAH, all of the Eve Interests, as consideration and in exchange for the issuance and transfer to EAH of 220,000,000 shares of Zanite’s common stock.

An additional 34,730,000 shares of common stock will be purchased (at a price of $10.00 per share) prior to or substantially concurrently with the Closing by certain third-party investors, the Sponsor and EAH, for a total aggregate purchase price of $347,300,000. The proceeds of the PIPE Investment, together with the amounts remaining in the trust account as of immediately following the effective time of the Equity Exchange, will be retained by the Company following the Closing.

Closing

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Closing of the Equity Exchange will take place on the date which is two (2) business days after the first date on which all conditions set forth in the Business Combination Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties.

Ownership of Eve upon Completion of the Business Combination

Following the business combination, Eve shall be a direct wholly owned subsidiary of the Company.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Zanite and each of Embraer, EAH and Eve, certain of which are qualified by materiality and material adverse effect and may be further modified and limited by the disclosure letters, which is described further in the section entitled, “Material Adverse Effect” below. The representations and warranties of Zanite are also qualified by information included in Zanite’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of the Embraer, EAH and Eve

Each of Embraer, EAH and Eve has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Eve and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and defaults thereunder, UAM benefit plans, employment and labor relations, taxes, brokers’ fees, insurance, licenses, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance and sufficiency of assets, proxy statement, insurance, anti-takeover laws, and no outside reliance.

The representations and warranties of Embraer, Eve and EAH, as applicable, which are identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to: the first and second sentences of Section 3.1 of the Business Combination Agreement (Organization), the first, second and third sentences of Section 3.2 of the Business Combination Agreement (Subsidiaries), Section 3.3 of the Business Combination Agreement (Due Authorization), Section 3.6 of the Business Combination Agreement (Capitalization of the Company) and Section 3.24 of the Business Combination Agreement (Brokers’ Fees) (collectively, the “Eve Fundamental Representations”).

Representations and Warranties of Zanite

Zanite has made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing and financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, anti-corruption compliance, undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, employee matters, stock market quotation, proxy statement, anti-takeover laws, and no outside reliance.

The representations and warranties of Zanite identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to the first and second sentences of Section 4.1 of the Business Combination Agreement (Organization), Section 4.2 of the Business Combination Agreement (Due Authorization), Section 4.14 of the Business Combination Agreement (Capitalization of Zanite) and Section 4.15 of the Business Combination Agreement (Brokers’ Fees).

Survival of Representations and Warranties

Except in the case of claims against a person in respect of such person’s Fraud (as defined in the Business Combination Agreement), the representations and warranties of the respective parties to the Business Combination Agreement generally will not survive the Closing.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Embraer, EAH and Eve are qualified in whole or in part by a UAM Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Business Combination Agreement, certain representations and warranties of Zanite are qualified in whole or in part by a Zanite Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, UAM Material Adverse Effect means any event, development, occurrence effect, state of facts, change or circumstance (collectively, “Events”) that (A) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, assets (including the Contributed Assets), results of operations or financial condition of the UAM Business taken as a whole or Eve Entities, taken as a whole, or (B) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Embraer, EAH or Eve to consummate the business combination and related transactions.

However, for the purposes of clause (A) above, in no event would any of the following, alone or in combination with other Events, be deemed to constitute, or be taken into account in determining whether there has been or will be, a UAM Material Adverse Effect:

(i)	general business or economic conditions in or affecting the United States or Brazil, or changes therein, or the global economy generally;

(ii)

any national or international political or social conditions in the United States or any other country, including the engagement by the United States, Brazil or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism;

(iii)

changes in conditions of the financial, banking, capital or securities markets generally in the United States, Brazil or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Brazil or any other country and changes in exchange rates for the currencies of any countries;

(iv)

any change in applicable laws, including the introduction of new laws regulating the UAM Business, or GAAP or any interpretation thereof, in each case following the date of the Business Combination Agreement;

(v)	the taking of any action or inaction expressly required by the Business Combination Agreement (other than Embraer’s, EAH’s or Eve compliance with Section 5.1 of the Business Combination Agreement);

(vi)

any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions, tsunami, natural disaster, mudslides, wild fires or similar occurrences), epidemic, pandemic (including COVID-19 or any COVID-19 Measures) or change in climate or comparable events in the United States, Brazil or any other country or region in the world, or any escalation or worsening of the foregoing;

(vii)

any acts of terrorism, acts of God or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions or comparable events in the United States, Brazil or any other country or region in the world, or any escalation or worsening of the foregoing;

(viii)

any failure of the UAM Business or Eve to meet any projections or forecasts (provided that this clause will not prevent a determination that any Event not otherwise excluded from the definition of UAM Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a UAM Material Adverse Effect);

(ix)

any Events generally applicable to the industries or markets in which the UAM Business or Eve operates (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers);

(x)

the execution or public announcement of the Business Combination Agreement and pendency or consummation of the Transactions, including by reason of the identity of Zanite as a party to the Business Combination Agreement, including any termination of, reduction in or similar adverse impact (in each case, to the extent attributable to such execution, announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the UAM Business;

(xi)

any Event (to the extent specifically disclosed) set forth on the disclosure letter delivered to Zanite by Embraer on the date of the Business Combination Agreement (the “Eve Disclosure Letter”), provided that this clause (xi) will not prevent a determination that any Event occurring, discovered or that becomes known (including any material worsening of any such Event disclosed in the Eve Disclosure Letter) after the date of the Business Combination Agreement in connection with any such Event disclosed in the Eve Disclosure Letter constitutes a UAM Material Adverse Effect;

(xii)

any crash, inflight accident or malfunction or other similar operational events, in each case, involving any vehicle manufactured, assembled or operated by Eve or any of its affiliates or at the direction of Eve, any of its affiliates; or

(xiii)	any action or inaction taken by, or at the written request or with the written approval or consent of, Zanite.

Any Event referred to in clauses (i) through (iv), (vi), (vii) or (ix) above may be taken into account in determining if a UAM Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets (including the Contributed Assets), results of operations or financial condition of the UAM Business, taken as a whole, or Eve Entities, taken as a whole, in each case relative to similarly situated companies in the industry of the UAM Business or Eve Entities, respectively, but only to the extent of such disproportionate effect on the UAM Business or Eve Entities, respectively, taken as a whole.

Pursuant to the Business Combination Agreement, a Zanite Material Adverse Effect is defined as any Event that has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, assets, results of operations or financial condition of Zanite, taken as a whole with other Events; or (B) does or would reasonably be expected to individually or in the aggregate, prevent, materially delay or materially impede the ability of Zanite to consummate the business combination and related transactions.

However, for the purposes of clause (A) above, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Zanite Material Adverse Effect:

(i)	general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally;

(ii)

any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism;

(iii)

changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries;

(iv)

any change in applicable laws, including the introduction of new laws regulating the business of Zanite, or GAAP or any interpretation thereof, in each case following the date of the Business Combination Agreement;

(v)	the taking of any action or inaction expressly required by the Business Combination Agreement (other than Zanite’s compliance with Section 6.3 of the Business Combination Agreement);

(vi)

any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions, tsunami, natural disaster, mudslides, wild fires or similar occurrences), epidemic, pandemic (including COVID-19 or any COVID-19 Measures) or change in climate or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing;

(vii)

any acts of terrorism, acts of God or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing;

(viii)

the execution or public announcement of the Business Combination Agreement and pendency or consummation of the Transactions, including by reason of the identity of Embraer, Eve or EAH as a Party to the Business Combination Agreement, including any termination of, reduction in or similar adverse impact (in each case, to the extent attributable to such execution, announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Zanite;

(i)

any Event (to the extent specifically disclosed) set forth on the disclosure letter delivered to Embraer by Zanite on the date of the Business Combination Agreement (the “Zanite Disclosure Letter”), provided that this clause will not prevent a determination that any Event occurring, discovered or that becomes known (including any material worsening of any such Event disclosed in the Zanite Disclosure Letter, after the date hereof in connection with any such Event disclosed in the Zanite Disclosure Letter) constitutes a Zanite Material Adverse Effect;

(ii)	any action or inaction taken by, or at the written request or with the written approval or consent of, Embraer, Eve or EAH.

Covenants and Agreements

Each of Embraer, EAH and Eve has made covenants relating to, among other things, conduct of the UAM Business, access to information, preparation and delivery of certain audited and unaudited financial statements, acquisition proposals, transactions in Zanite stock and the use of certain names following the Closing.

Zanite has made covenants relating to, among other things, trust account proceeds, no solicitation, conduct of business, access to information, Zanite public filings, stock exchange listing, stockholder litigation and the PIPE Investment.

Conduct of Business by Embraer

Each of Embraer, EAH and Eve has agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise expressly contemplated by the Business Combination Agreement, the Eve Disclosure Letter, the Ancillary Agreements, the Contribution Agreement, required by applicable law or as consented to by Zanite in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to (i) operate the UAM Business in all material respects in the ordinary course of business and (ii) maintain in all material respects the existing business relations and goodwill of the UAM Business, Eve Entities with their key customers, suppliers, partners, contractors, consultants, distributors and creditors; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19 (including any COVID-19 Measures), Embraer Entities (solely with respect to the UAM Business) will not be deemed to be acting outside of the ordinary course of business, so long as such actions or omissions are reasonably designed to protect the health or welfare of employees, directors, officers or agents of the UAM Business or to meet such legal requirements.

During the Interim Period, Embraer has also agreed, except as otherwise explicitly contemplated by the Business Combination Agreement, the Eve Disclosure Letter, the Ancillary Agreements, the Contribution

Agreement, required by applicable law or as consented to by Zanite in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) use commercially reasonable efforts, with respect to the UAM Business, the Contributed Assets (as defined in the Contribution Agreement and as applicable), each of Embraer, Eve and EAH will not, and will cause its respective subsidiaries not to (in the case of each of Embraer and EAH, solely with respect to the UAM Business, including the Contributed Assets):

(i)

change, modify or amend, or seek any approval from their respective equityholders to change, modify or amend, the organizational documents of Eve or the Brazilian Subsidiary or form or cause to be formed any Subsidiary of Eve;

(ii)

make or declare any dividend or distribution to the equityholders of Eve or the Brazilian Subsidiary or make any other distributions in respect of any of the Eve Interests or the equity interests of Eve or the Brazilian Subsidiary;

(iii)	split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Eve’s or the Brazilian Subsidiary’s capital stock or equity interests;

(iv)

purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Eve or the Brazilian Subsidiary;

(v)

(A) modify in any material respect or terminate (other than in accordance with its terms) any contract required to be listed on Section 3.11 of the Eve Disclosure Letter, or (B) other than in the ordinary course, enter into any Contract required to be listed on Section 3.11 of the Eve Disclosure Letter that would be material to Eve Entities, taken as a whole, or the UAM Business, taken as a whole, in each case, other than as required by applicable law;

(vi)

sell, assign, transfer, convey, lease or otherwise dispose, or create or incur any lien (other than certain permitted liens), on any tangible assets or properties of Eve or the Brazilian Subsidiary (including any Contributed Assets), except for (i) dispositions of obsolete or worthless equipment and (ii) transactions in the ordinary course of business;

(vii)	acquire any ownership interest in any real property or, except for the Lease Agreements, enter into any real property lease (or amend any real property lease in any material manner);

(viii)

except as otherwise required by law, any benefit plan or collective bargaining agreement or in connection with the Pre-Closing Restructuring, (i) enter into, adopt or amend any benefit plan that, as of the Closing Date, will be sponsored by Eve or its subsidiaries, (ii) enter into, adopt or amend any material benefit plan that would be a benefit plan for the benefit of the UAM Business employees if in effect on the date of the Business Combination Agreement, other than entering into, adopting or amending benefit plans that, as of the Closing Date, will not be sponsored by Eve or its subsidiaries, are generally applicable to employees of Embraer and its affiliates and do not disproportionately impact UAM Business employees, (iii) increase the compensation, bonus, pension, welfare, fringe or other benefits provided to any UAM Business employee, other than such increases that do not exceed 20% individually or 10% in the aggregate with respect to any UAM Business employees with annual base salary or wages of less than $150,000, (iv) hire or engage any new employee or individual independent contractor who is deemed a UAM Business employee if such new employee or individual independent contractor will receive annual base compensation in excess of $150,000, or (v) terminate (other than for cause) any UAM Business employee that is an executive officer, or give notice of any such action;

(ix)

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(x)

incur or assume any indebtedness for borrowed money, or guarantee any indebtedness for borrowed money of another person, that would be indebtedness of Eve or the Brazilian Subsidiary as of the Closing Date, other than, in each case, in an aggregate amount not to exceed $30,000,000;

(xi)

(A) make, revoke, or change any material election in respect of material taxes of Eve and/or the Brazilian Subsidiary or with respect to the UAM Business or the Contributed Assets, except in the ordinary course of business, (B) materially amend, modify or otherwise change any filed material tax return filed by or with respect to Eve and/or the Brazilian Subsidiary or with respect to the UAM Business or the Contributed Assets, (C) enter into any closing agreement in respect of material taxes of Eve and/or the Brazilian Subsidiary or with respect to the UAM Business or the Contributed Assets executed on or prior to the Closing Date or enter into any tax sharing or similar agreement or (D) settle any claim or assessment in respect of material taxes of Eve and/or the Brazilian Subsidiary or with respect to the UAM Business or the Contributed Assets, except, in the ordinary course of business;

(xii)	issue any shares of capital stock of Eve or any of its Subsidiaries, or securities exercisable for or convertible into shares of capital stock of Eve;

(xiii)	adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Eve or the Brazilian Subsidiary;

(xiv)

waive, release, settle, compromise or otherwise resolve any legal proceeding (A) primarily relating to the UAM Business, the Contributed Assets, Eve or the Brazilian Subsidiary or (B) which would result in a material and adverse impact or material liability on the UAM Business, the Contributed Assets, Eve or the Brazilian Subsidiary;

(xv)

(A) license, sublicense, covenant not to assert, abandon, allow to lapse, fail to maintain, sell, assign, transfer, convey, lease or otherwise dispose, or create or incur any lien (other than certain permitted liens) on, or grant to, or agree to grant to, any person rights in, to, or under any material intellectual of the UAM Business (other than (x) non-exclusive licenses or non-exclusive sublicenses of owned intellectual property granted in the ordinary course of business, and (y) abandonments or lapsing of any rights to any registered intellectual property whose cost of prosecution or maintenance, in the reasonable exercise of Eve’s business judgement, would outweigh any benefit to Eve of prosecution or maintaining such item); (B) subject any owned intellectual property of the UAM Business to copyright terms; or (C) disclose any material trade secrets or other material confidential or proprietary information included in any owned intellectual property of the UAM to any third person (other than pursuant to written non-disclosure agreements (or non-disclosure obligations by operation of law) adequately restricting the use and disclosure thereof);

(xvi)	make or commit to make any capital expenditures in an amount in excess of $5,000,000 in the aggregate;

(xvii)

except as expressly contemplated by the Contribution Agreement, enter into or materially amend any collective bargaining agreement covering any UAM Business employee, other than as required by applicable law, or recognize or certify any labor organization, or group of employees of Eve or its Subsidiaries as the bargaining representative for any UAM Business employee;

(xviii)

terminate without replacement (other than in accordance with its terms) or voluntarily fail to use commercially reasonable efforts to maintain or obtain any license material to the conduct of the UAM Business, taken as a whole;

(xix)	waive the restrictive covenant obligations of any UAM Business employee;

(xx)

(A) enter into any contract that limits the right of any Eve Entity to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person, or (B) grant any exclusive or similar rights to any person with respect to the UAM Business, the Contributed Assets or Eve or any of its subsidiaries;

(xxi)	enter into any line of business or business that is unrelated to the UAM Business;

(xxii)

terminate without replacement, amend in a manner materially detrimental to the UAM Business, Eve or the Brazilian Subsidiary or voluntarily fail to take any action reasonably required to maintain any material insurance policies primarily relating to the UAM Business and/or the Contributed Assets in force (in each case, other than (x) substitution of any such insurance policy by an insurance policy with a substantially similar coverage or (y) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting); or

(xxiii)	enter into any agreement to do any action prohibited under clauses (i) to (xxii) above.

Conduct of Business of Zanite

Zanite has agreed that during the Interim Period, except as otherwise expressly contemplated by the Business Combination Agreement, the Zanite Disclosure Letter or as contemplated by the Ancillary Agreements, as required by applicable law, Governmental Order or other directive by a Governmental Authority (including any COVID-19 Measures) or as consented to by Embraer in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), it will use commercially reasonable efforts to (i) operate its business in all material respects in the ordinary course of business, and (ii) maintain in all material respects the existing business relations of Zanite with its key customers, suppliers, partners, contractors, consultants, distributors and creditors, provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19 (including any COVID-19 Measures), Zanite will not be deemed to be acting outside of the ordinary course of business, so long as such actions or omissions are reasonably designed to protect the health or welfare of employees, directors, officers or agents or to meet such legal requirements.

During the Interim Period, Zanite has also agreed, except as otherwise explicitly contemplated by the Business Combination Agreement (including as contemplated by the PIPE Investment), the Zanite Disclosure Letter or as expressly contemplated by the Ancillary Agreements, as required by applicable law, Governmental Order or other directive by a Governmental Authority (including any COVID-19 Measures) or as consented to by Embraer in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), Zanite will not:

(i)

change, modify or amend, or seek any approval from stockholders to change, modify or amend, the Trust Agreement or the organizational documents of Zanite, or form or cause to be formed any subsidiary of Zanite;

(ii)	make or declare any dividend or distribution to the stockholders of Zanite or make any other distributions in respect of any of Zanite’s capital stock, share capital or equity interests;

(iii)	split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Zanite’s capital stock or equity interests;

(iv)

purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Zanite, other than a redemption of shares of Class A common stock made as part of Zanite’s share redemptions;

(v)

other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Zanite (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)

(A) make, revoke or change any material election in respect of material taxes, except in the ordinary course of business (B) materially amend, modify or otherwise change any filed material tax return, (C) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement, or (D) settle any claim or assessment in respect of material taxes, except in the ordinary course of business;

(vii)

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(viii)

incur or assume any Indebtedness for borrowed money, or guarantee any Indebtedness for borrowed money of another person, other than working capital loans in an aggregate amount not to exceed $3,000,000 made by the Sponsor necessary to finance Zanite’s ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Transactions;

(ix)

(A) issue any securities of Zanite or securities exercisable for or convertible into securities of Zanite, (B) grant any options, warrants or other equity-based awards with respect to securities of Zanite not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(x)	adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the business and operations of Zanite;

(xi)	hire or engage any individual; adopt any Zanite benefit plan or enter into or adopt any collective bargaining agreement (or enter into any other material commitment with any labor organization); or

(xii)	enter into any agreement to do any action prohibited under clauses (i) to (xi) above.

Additionally, Zanite will, during the Interim Period, comply with, and continue performing under, as applicable, Zanite’s organizational documents, the Trust Agreement and all other agreements or Contracts to which Zanite is a party.

Covenants of Zanite

Pursuant to the Business Combination Agreement, Zanite has agreed, among other things, to:

•

during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives acting on its and their behalf not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Business Combination Agreement;

•

subject to confidentiality obligations (whether contractual, imposed by applicable law or otherwise) that may be applicable to information furnished to Zanite or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford Embraer, Eve and their respective accountants, counsel and other representatives reasonable access during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information, in each case solely to the extent concerning the affairs of Zanite and its subsidiaries that are in the possession of Zanite or its subsidiaries as such representatives may reasonably request;

•

during the Interim Period, ensure Zanite remains listed as a public company on Nasdaq, and shall prepare and submit to the NYSE a listing application, if required under the NYSE rules, covering the shares of common stock issuable in the Equity Exchange, and shall use reasonable best efforts to obtain approval for the listing of such shares of common stock and Embraer shall reasonably cooperate with Zanite with respect to such listing;

•

during the Interim Period, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law; and

•

promptly notify and keep Embraer reasonably informed of the status of any litigation brought or, to Zanite’s knowledge, threatened in writing against Zanite or its board of directors by any of Zanite’s stockholders in connection with the Business Combination Agreement, any Ancillary Agreement or the transactions contemplated therein, and provide Eve with the opportunity to participate in the defense

(subject to a customary joint defense agreement) of such litigation and not settle any such litigation if and to the extent all such settlement payments exceed the amounts set forth in the Zanite Disclosure Letter without the prior written consent of Eve (such consent not to be unreasonably withheld, conditioned or delayed).

Covenants of Embraer, Eve and EAH

Pursuant to the Business Combination Agreement, each of Embraer, Eve and EAH has agreed, among other things, to:

•

subject to confidentiality obligations (whether contractual, imposed by applicable law or otherwise) that may be applicable to information furnished to Embraer or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford Zanite and its accountants, counsel and other representatives reasonable access during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of Embraer and its subsidiaries, solely to the extent concerning the UAM Business, the Contributed Assets, Eve or the Brazilian Subsidiary, that are in the possession of Embraer or its subsidiaries as such representatives may reasonably request;

•

during the Interim Period, not, and to use reasonable best efforts to cause its representatives to directly or indirectly not to (a) make any proposal or offer that constitutes an alternative proposal, (b) initiate, solicit, engage in or continue any discussions, negotiations or transactions with any person with respect to, or provide any non-public information or data concerning the UAM Business, the Contributed Assets, Eve or the Brazilian Subsidiary to any person relating to, or cooperate in any way that would otherwise reasonably be expected to lead to, an alternative proposal or afford to any person access to the business, properties, assets or personnel of the UAM Business (including the Contributed Assets), Eve or the Brazilian Subsidiary in connection with an alternative proposal, (c) execute or enter into any acquisition agreement, business combination agreement, Equity Exchange agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an alternative proposal, (d) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (e) encourage, facilitate or respond to any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an alternative proposal, (f) commence, continue or renew any due diligence investigation regarding an alternative proposal; (g) approve, endorse or recommend, or propose to approve, endorse or recommend, an alternative proposal; or (h) resolve, agree or otherwise commit to enter into or engage in any of the foregoing, in each case other than with Zanite and its respective Representatives. From and after the date hereof, each of Embraer, Eve and EAH shall, and shall instruct their respective officers and directors to, and each of Embraer, Eve and EAH shall instruct and cause their respective Representatives acting on their behalf, their respective Subsidiaries and their respective Representatives (acting on their behalf) to, (A) immediately cease and terminate all discussions and negotiations with, and (B) request the prompt return of any due diligence materials, and immediately terminate access to any data room, provided to, in each case of clauses (A) and (B), any person with respect to, or which may reasonably be expected to give rise to or result in, an alternative proposal (other than with Zanite);

•

(i) initiate any negotiations with any person with respect to certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction;

•

during the Interim Period, except as otherwise contemplated by the Business Combination Agreement, not to, directly or indirectly, engage in any transactions involving the securities of Zanite without the prior written consent of Zanite;

•	cause Eve and the Brazilian Subsidiary to exclusively own and have the sole right to use as source identifiers the “Eve” and “EveX” trademarks; and

•

prior to entering into the binding agreement relating to the Preferred Stock Sale, disclose to Zanite the identity of the Unaffiliated Investor and provide Zanite such further information regarding the Unaffiliated Investor as Zanite reasonably requests, subject to confidentiality obligations (whether contractual, imposed by applicable law or otherwise).

Joint Covenants of Zanite and Embraer, EAH and Eve

In addition, each of Zanite, Embraer, EAH and Eve has agreed, among other things, to take certain actions set forth below:

•

each of Zanite, Embraer, EAH and Eve will as promptly as reasonably practicable, obtain, or cause to be obtained, all required governmental consents, authorizations, including expiration of the HSR Act waiting period. Embraer and Eve shall promptly notify Zanite in writing of any material communications, applications, approvals, or rejections with the Aviation Administrations or any other national aviation authority regarding the Contributed Assets, the UAM Business and/or any related licenses or governmental approvals; provided, however, that the Company may redact any information that, in Embraer’s reasonable determination, is competitively sensitive.

•

each of Zanite, Embraer, EAH and Eve will substantially comply with any information or document requests with respect to any required regulatory matters as contemplated by the Business Combination Agreement.

•

Zanite and Embraer will jointly prepare and Zanite will file with the SEC the proxy statement in connection with obtaining the Zanite stockholders approval for the Business Combination Proposal and each of the proposals presented to the Zanite stockholders in this proxy statement.

•

each of Zanite, Embraer, EAH and Eve will use its reasonable best efforts to cause the proxy statement to be filed with the SEC, and once the SEC confirms that it had no further comments on the filing, cause the proxy statement to declared effective under the Securities Act as promptly as practicable after such filing and to keep the proxy statement effective as long as is necessary to consummate the transactions contemplated by the Business Combination Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission.

•

Zanite will, (x) as promptly as practicable (and in any event within seven (7) business days after the definitive proxy statement is filed with the SEC, (A) disseminate the definitive proxy statement to stockholders of Zanite, (B) solely with respect to the Transaction Proposals, give notice, convene and hold a special meeting, in accordance with its governing documents then in effect and Nasdaq Listing Rule 5620(b), for a date no later than thirty (30) business days following the date the definitive proxy statement is filed with the SEC, and (C) solicit proxies from the public stockholders of Zanite to vote in favor of each of the Transaction Proposals, and (y) provide its stockholders with the opportunity to elect to effect a redemption.

•	prior to the Closing, Embraer, EAH and Eve should enter into the Contribution Agreement and effect the Pre-Closing Restructuring (which has been effected as of December 10, 2021).

•

Zanite and Embraer will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties that any of Zanite, Embraer, or their respective affiliates are required to obtain in order to consummate the business combination.

•

in accordance with Zanite’s organizational documents following Closing, take all such actions within its power as may be necessary or appropriate such that immediately following the effective time of the Equity Exchange:

•

the board of directors of Zanite will consist of seven (7) members, which will initially include 1 director nominee of the Sponsor, five (5) director nominees to be designated by EAH and one (1) director nominee designated by Acciona Logistica, S.A., one of the PIPE investors, which nominee will be subject to EAH’s and the Sponsor’s mutual good-faith approval;

•

the board of directors of Zanite will have at least four (4) “independent” directors for purposes of the NYSE listing rules, each of whom will serve in such capacity in accordance with the terms of the governing documents of Zanite following the effective time of the Equity Exchange.

•	the board of directors of Eve will be a classified board with three classes of directors; and

•

the initial officers of Eve will be as set forth in the section entitled “Management of the Company Following the Business Combination,” who will serve in such capacity in accordance with the terms of the governing documents of Eve following the effective time of the Equity Exchange;

•

after the effective time of the Equity Exchange, Zanite will maintain, and cause its subsidiaries to maintain for a period of not less than six (6) years from the effective time of the business combination (i) provisions in their respective governing documents concerning the indemnification and exoneration of Zanite’s and its subsidiaries’ former and current officers and directors, no less favorable than as contemplated by the applicable governing documents of Eve, Zanite or their respective subsidiaries, as applicable, as of the date of the Business Combination Agreement and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by Zanite’s, Eve’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms no less favorable than the terms of such current insurance coverage, except that in no event will Zanite be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Zanite or Eve, as applicable, for such insurance policy for the year ended December 31, 2020;

•	prior to the Closing Date, Eve will approve and adopt, an incentive equity plan;

•

each of Zanite, Embraer, Eve and EAH shall provide the other parties with prompt written notice upon becoming aware of any event, fact or circumstance that would cause or would reasonably be expected to cause any of such party’s conditions set forth in Article VIII of the Business Combination Agreement not to be satisfied;

•	Embraer will approve and adopt the Business Combination Agreement and the Ancillary Agreements and the transactions contemplated thereby as the sole member of Eve and EAH;

•

pursuant to a certain letter agreement, dated as of November 16, 2020, by and among Zanite, the Sponsor and the other parties thereto, each of Steven H. Rosen, Kenneth C. Ricci, Michael A. Rossi, John B. Veihmeyer, Larry R. Flynn and Gerard J. DeMuro and the Sponsor agreed to vote all of the shares of the common stock of Zanite they hold to approve the Transaction Proposals and not to redeem any such shares in connection with the Transactions;

•

during a period commencing on the Closing Date and ending on the date that is three (3) years thereafter, with respect to the European Union, or five (5) years thereafter, with respect to any other territories (the “Restricted Period”), Zanite or its Subsidiaries (including Eve and the Brazilian Subsidiary) will not, directly or indirectly, compete with Embraer and Embraer or its subsidiaries will not directly or indirectly compete with Eve;

•

during the Restricted Period, Eve will not, directly or indirectly, engage certain competitors of Embraer in the development, engineering, certification, manufacturing, services or support of products and services for the UAM Business without the prior written consent of Embraer, which consent may not be unreasonably withheld, conditioned or delayed;

•

for a period of three (3) years following Closing, each of Embraer and Zanite agrees not to, and to cause their respective subsidiaries not to, solicit for employment, hire or employ, or assist any other person in soliciting for employment, hiring or employing any employee of the Company or its subsidiaries (in the case of Embraer) or Embraer and its subsidiaries (other than the Company and its subsidiaries) (in the case of Zanite), subject to certain exceptions;

•

following the Closing Date and for as long as Embraer owns at least fifty percent (50%) of the voting power of Zanite, upon Embraer’s prior written consent, Zanite and its subsidiaries may make claims and receive proceeds under one or more insurance policies maintained by Embraer of which Embraer Entities are beneficiaries; provided that Zanite and its subsidiaries will be responsible for, and will pay or reimburse Embraer for, all costs, premiums and other expenses associated with Zanite’s and Zanite subsidiaries’ reliance on such insurance policies; and

•

the confidentiality obligations of Zanite, Embraer and Eve under the Confidentiality Agreement will remain in full force and effect in accordance with its terms until the Closing Date or, if for any reason the Business Combination Agreement is terminated prior to the Closing, until the date that is two (2) years after such termination.

Termination; Effectiveness

The Business Combination Agreement may be terminated and the Equity Exchange abandoned at any time prior to the Closing:

•	by mutual written consent of Embraer and Zanite;

•

by written notice of Embraer or Zanite if any Governmental Authority having jurisdiction over the Parties with respect to the Transactions will have enacted, issued, promulgated, enforced or entered any Governmental Order that has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions or if there will be adopted any law that permanently makes consummation of the Transactions or otherwise prohibited;

•

by written notice of Embraer or Zanite if the approval of the Condition Precedent Proposals will not have been obtained by reason of the failure to obtain the required vote at the special meeting duly convened therefor or at any adjournment or postponement thereof;

•	by Embraer if the Zanite board of directors withdraws, amends, qualifies or modifies its recommendation to the Zanite stockholders that they vote in favor of the Transaction Proposals;

•	by Embraer or Zanite, if the Closing has not occurred on or before six (6) months after the date of the Business Combination Agreement;

•

by written notice to Embraer from Zanite if there is any breach of any representation, warranty, covenant or agreement on the part of Embraer, EAH or Eve set forth in the Business Combination Agreement, such that the conditions specified in Section 8.2(a) or Section 8.2(b) of the Business Combination Agreement would not be satisfied at the Closing;

•

by written notice to Zanite from Embraer if there is any breach of any representation, warranty, covenant or agreement on the part of Zanite set forth in the Business Combination Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) of the Business Combination Agreement would not be satisfied at the Closing; or

•

by written notice to Embraer from Zanite if the written consents of Embraer, as the sole stockholder of EAH and as the sole member of Eve, will not have been delivered to Zanite by the end of the day following the date of the Business Combination Agreement.

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Zanite, Embraer, EAH or Eve, as the case may be, for fraud or any willful and material breach of the Business Combination Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Business Combination Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Business Combination Agreement.

Waiver; Amendments

Any party to the Business Combination Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties (of another party thereto) that are contained in the Business Combination Agreement or (c) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Business Combination Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.

The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.

Fees and Expenses

If the Closing does not occur, Embraer will be responsible for Embraer’s transaction expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants, and Zanite will be responsible for Zanite’s transaction expenses, in each case, except as set forth in Annex E to the Business Combination Agreement. If the Closing occurs, the Company will, concurrently with the Equity Exchange and release of proceeds from the trust account, pay, reimburse or cause to be paid, as applicable, all accrued and unpaid Zanite Transaction Expenses and Company Transaction Expenses (each as defined in the Business Combination Agreement).

Ancillary Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Ancillary Agreements, or forms thereof, are filed as annexes to this proxy statement, and the following descriptions are qualified in their entirety by the full text of such annexes. Stockholders and other interested parties are urged to read such Ancillary Agreements in their entirety prior to voting on the proposals presented at the special meeting.

PIPE Subscription Agreements

In connection with the execution of the Business Combination Agreement, Zanite entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase newly issued shares of common stock for an aggregate purchase price of at least $347,300,000, such purchases to be consummated prior to or substantially concurrently with the Closing.

The closings under the Subscription Agreements will occur substantially concurrently with the Closing.

The PIPE Investors include, among others, the Sponsor, which subscribed to purchase 2,500,000 shares of common stock for a purchase price of $25,000,000, EAH, which subscribed to purchase 17,500,000 shares of common stock for a purchase price of $175,000,000, and the Strategic PIPE Investors. In connection with the PIPE Investment, EAH has entered into arrangements with certain of such Strategic PIPE Investors to provide them with price protections in the amount of up to their $30 million aggregate commitments in the form of credits for parts and services or cash in exchange for the transfer of their shares to EAH following the Closing. Pursuant to the terms of the Subscription Agreements, a PIPE Investor, including the Sponsor and EAH, may assign all or a portion of its obligation to purchase its shares of Common Stock in the PIPE Investment with Zanite’s prior consent.

The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreements is subject to the following conditions, among others: (a) no applicable governmental authority will have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated by the Subscription Agreement illegal or otherwise restraining or prohibiting consummation of the transactions contemplated thereby, (b) the representations and warranties made by the parties to each of the Subscription Agreements will be true and correct in all material respects as of the Closing Date (subject to certain exceptions described in the Subscription Agreements), (d) the parties to each of the Subscription Agreements will have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreements to be performed, satisfied or complied with by it at or prior to the Closing,

The obligation of investors to consummate the purchase and sale of the shares of common stock pursuant to the Subscription Agreement is subject to the following additional conditions: (i) the terms of the Business Combination Agreement will not have been amended or waived in a manner that would reasonably be expected to materially adversely affect the economic benefits that the investor would reasonably expect to receive under their Subscription Agreement (subject to certain exceptions described in the Subscription Agreements) , (ii) no suspension of the qualification of the shares of common stock for offering or sale or trading in any jurisdiction will have occurred (subject to certain exceptions described in the Subscription Agreements), and the NYSE (as defined below) will have authorized the listing of common stock of Zanite, and (iii) all conditions precedent to the closing of the transactions contemplated by the Business Combination Agreement will have been satisfied or waived.

The Subscription Agreements provide that Eve is required to file with the SEC, within 30 days after the consummation of the transactions contemplated by the Business Combination Agreement, a shelf registration statement and to use its commercially reasonable efforts to have such proxy statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th day following the filing date thereof if the SEC notifies Eve that it will “review” such proxy statement and (ii) the 10th business day after the date Eve is notified (orally or in writing, whichever is earlier) by the SEC that such proxy statement will not be “reviewed” or will not be subject to further review.

The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of Zanite, Eve and the applicable PIPE Investor, (iii) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the Subscription Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the Subscription Agreements), and (iv) September 21, 2022.

Amended and Restated Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, the Company, EAH, the Sponsor and certain other parties thereto will enter into the Amended and Restated Registration Rights Agreement which provides customary demand and piggyback registration rights. Pursuant to the Amended and Restated Registration Rights Agreement, Zanite will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of common stock and other equity securities of Zanite that are held by the parties thereto from time to time. Additionally, the Amended and Restated Registration Rights Agreement will contain certain restrictions on transfer with respect to shares of common stock held by EAH and Sponsor immediately following the Closing.

Subject to certain exceptions, EAH, the Sponsor, John B. Veihmeyer, Larry R. Flynn and Gerard J. DeMuro may not transfer any shares of common stock beneficially owned or owned of record by it during the Lock-Up Period (as defined in the Amended and Restated Registration Rights Agreement). The lock-up provisions are subject to a number of customary exceptions.

Stockholders Agreement

In connection with the completion of the Equity Exchange, at the Closing, the Company, EAH and the Sponsor will enter into a Stockholders Agreement pursuant to which, among other things, (a) EAH will have the right to nominate five directors to the initial board of directors, of whom three shall satisfy the independence requirements of the NYSE, (b) the Sponsor will have the right to nominate one director to the initial board of directors, and (c) EAH and Zanite will jointly nominate one director to the initial board of directors, who shall satisfy the independence requirements of the NYSE. In addition, for so long as EAH directly or indirectly through any of its affiliates holds at least 10% of the outstanding shares of common stock, EAH will also have the right to: (i) nominate a number of directors to the Company’s board of directors at least proportional to the number of shares of common stock owned by EAH directly or indirectly through any of its affiliates; and (ii) appoint a number of representatives to each committee of the board of directors that is at least proportional to the number of outstanding shares of common stock owned by EAH directly or indirectly through any of its affiliates. For so long as EAH directly or indirectly through any of its affiliates holds at least 20% of the outstanding shares of common stock, EAH will also have the right to designate the chairperson of the board of directors (who need not be a nominee of EAH) and will also have certain financial data and information access rights. In addition, for so long as EAH directly or indirectly through any of its affiliates holds at least 35% of the outstanding shares of common stock of Zanite, the following actions may not be taken (or agreed to be taken) by the Company without the prior written consent of EAH: (a) the sale of greater than 30% of the assets or voting securities of the Company (with certain exceptions); (b) voluntary liquidation or dissolution of the Company; (c) any amendment to or modification of the Company’s organizational documents that materially and adversely affects EAH in its capacity as a stockholder of the Company; (d) relocation of the Company’s domicile; (e) any change to the Company’s corporate name; or (f) any change to the size of our board of directors.

Contribution Agreement

On December 10, 2021, Embraer, EAH and Eve entered into the Contribution Agreement, pursuant to which (i) Embraer transferred, or caused its subsidiaries to transfer, certain assets and liabilities related to the UAM Business to Eve or its subsidiaries and (ii) Embraer, EAH and Eve effected the Pre-Closing Restructuring.

The Contribution Agreement contains limited representations and warranties that will survive for twelve (12) months following the Closing of the business combination. Each of Embraer, EAH and Eve has made representations and warranties relating to corporate organization, due authorization, no conflict and valid execution. In addition, Embraer made representations and warranties with respect to its title to the UAM Contributed Assets (as defined in the Contribution Agreement).

The Contribution Agreement requires Eve to indemnify Embraer and its controlled affiliates for losses arising from (i) the UAM Business, the Contributed Assets, the UAM Assumed Liabilities and the UAM Employee Liabilities (each as defined in the Contribution Agreement) and (ii) any breach of any representation or warranty of Eve under the Contribution Agreement, but in each case excluding (a) certain losses relating to the UAM Business which may arise after the Closing of the business combination, (b) the Indemnified UAM Liabilities (as defined in the Contribution Agreement) or (c) any losses arising out of Embraer’s or its controlled affiliates’ common law fraud, gross negligence of willful misconduct.

The Contribution Agreement also requires Embraer to indemnify Eve and its controlled affiliates for losses arising from (i) the Indemnified UAM Liabilities, (ii) the Embraer Retained Business, (iii) the Embraer Retained Assets, (iv) the Embraer Retained IP, (v) the Embraer Retained Names, (vi) the Embraer Retained Employees, (vii) the Embraer Retained Benefit Plans, (viii) the Embraer Retained Employee Liabilities (each as defined in the Contribution Agreement), in each case whether arising before, on or following the Closing of the business combination, as well as any losses arising from any breach of any representation or warranty of Embraer or EAH under the Contribution Agreement. Embraer is not obligated, however, to indemnify Eve or its controlled affiliates for certain losses relating to the UAM Business or the Embraer Retained Business following the Closing of the business combination, or any losses arising out of Eve’s or its controlled affiliates’ common law fraud, gross negligence of willful misconduct. Embraer’s obligation to indemnify Eve and its controlled affiliates for losses arising from the Indemnified UAM Liabilities or any breach of Embraer’s or EAH’s representations or warranties under the Contribution Agreement will (a) survive for 12 months following the Closing, except that claims relating to tax shall survive for 36 months and (b) be capped at $110 million.

Services Agreements

Master Services Agreement – Embraer and Eve

As contemplated by the Business Combination Agreement and in connection with the transfer of the UAM Business to Eve, on December 14, 2021, Eve entered into a Master Services Agreement with Embraer (the “Embraer MSA”), pursuant to which the Embraer Parties (as defined therein) will provide to Eve and its subsidiaries certain products and services relating to the development, certification, manufacturing and support of eVTOL pursuant to certain statements of work that have been or will be entered into from time to time between the parties in connection with the Embraer MSA. Specifically, pursuant to the Embraer MSA, the Embraer Parties have agreed to (i) perform a set of integrated processes and coordinated activities designed to bring eVTOLs to market, including product engineering, testing engineering and product integrity (including airworthiness / regulation and operational standards), manufacturing engineering, quality, tooling, supply chain management, and related service and support and (ii) develop integrated UAM Business Services including services development, parts planning, technical support, aircraft on ground (AOG) support, maintenance and repair overhaul (MRO) planning, training, special programs and technical publications development. After obtaining type certification (TC), Eve also has the right under the Embraer MSA, but not the obligation, to engage the Embraer Parties for certain post-TC engineering services and for eVTOL manufacturing services. In exchange for such services, Eve will pay the Embraer Parties certain fees according to the fee schedule attached to the relevant statement of work, as well as reimburse the Embraer Parties for certain reasonable and documented out-of-pocket costs and expenses incurred by Embraer and its representatives in connection with a statement of work.

Pursuant to the Embraer MSA, Embraer has also agreed to assign to Eve all of Embraer’s right, title and interest to any foreground intellectual property developed by the Embraer Parties in the course of performing services set forth in any statement of work entered into pursuant to the Embraer MSA, to the extent that such intellectual property is (i) expressly described as assigned foreground intellectual property or a deliverable in a statement of work or (ii) primarily used in or primarily related to the UAM Business or the UATM Business, in each case, provided that such intellectual property is neither expressly excluded from assignment under a statement of work nor is it Agnostic IP (as defined in the Embraer MSA). In addition, Embraer has granted to Eve, solely in connection with UAM Business or the UATM solution, (x) an exclusive license to foreground intellectual property not assigned to Eve under the Embraer MSA, (ii) a non-exclusive license to intellectual property created by the Embraer Parties independently of the Embraer MSA and (iii) a non-exclusive license to existing intellectual property owned by the Embraer Parties, in each case, which IP is disclosed or delivered to Eve under a statement of work or which is necessary for Eve to receive services or products under a statement of work pursuant to the Embraer MSA. Each of the licenses pursuant to the Embraer MSA are made on a royalty-free basis.

The Embraer MSA contains certain indemnification obligations related to the services provided thereunder. Pursuant to the Embraer MSA, Eve has agreed to indemnify and hold harmless the Embraer Parties for losses incurred by them from third-party claims which arise out of the provision of products or services pursuant to the Embraer MSA, as well as losses from third-party claims arising out of the conduct of the UAM Business by or on behalf of Eve, its subsidiaries or its representatives, except where such losses are attributable to the fraud, gross negligence or willful misconduct of any Embraer Party. Embraer has also agreed to indemnify and hold harmless Eve and its representatives for losses incurred by them from (i) third-party claims which arise out of an Embraer Party’s fraud, gross negligence or willful misconduct in connection with its provision of products or services under the terms of the Embraer MSA and (ii) Embraer’s failure to provide such products and services in accordance with an agreed-upon standard of care. Other than indemnification obligations which arise out of fraud, willful misconduct or gross negligence, such obligations are capped at 30% of the aggregate amounts paid or payable to Embraer pursuant to the Embraer MSA in the twelve months preceding the event giving rise to such claim.

The initial term of the Embraer MSA is expected to end on the 15th anniversary of its effective date, unless earlier terminated. Subject to customary cure periods, each party may terminate the Embraer MSA or a related statement of work upon a material breach of the other party.

Master Services Agreement – Atech and Eve

As contemplated by the Business Combination Agreement and in connection with the transfer of the UAM Business to Eve, on December 14, 2021, Eve entered into a Master Services Agreement with Atech (the “Atech MSA”), pursuant to which Atech has agreed to provide Eve certain products and services related to the development of the UATM Business pursuant to statements of work that have been or will be entered into from time to time between the parties in connection with the Atech MSA. Specifically, Atech will provide support for conception and system design stages for the elaboration of the UATM Solutions, as well as the development and deployment of the UATM Solution, including qualification, industrialization and production. Eve will also have the right under the Atech MSA, but not the obligation, to engage Atech for the customizations, set ups, implementation, deployment, upgrades, improvements, maintenance, management, training, and sustaining of the UATM products and services that are produced through Atech’s performance of its obligations under the Atech MSA. In exchange for such services, Eve will pay Atech certain fees according to the fee schedule attached to the relevant statement of work, as well as reimburse Atech for certain reasonable and documented out-of-pocket costs and expenses incurred by Atech and its representatives in connection with a statement of work.

Pursuant to the Atech MSA, Atech has agreed to assign to Eve all of Atech’s right, title and interest to all intellectual property developed by the Atech Parties (as defined in the Atech MSA) during the term of the Atech MSA that is exclusively related to the UATM Solutions, to the extent fully-funded by Eve and used by the Eve Parties in the UAM Business during such term, in each case, provided that such intellectual property is developed or otherwise arises from activities carried out by the Atech Parties pursuant to the Atech MSA. Subject to certain exceptions, upon Atech’s request, Eve has agreed to grant to the Atech Parties an exclusive (in Brazil, and non-exclusive outside Brazil) and reasonable royalty-bearing license to all such assigned intellectual property, in each case solely to reproduce any software in or related to such licensed intellectual property for purposes of developing, producing, marketing and selling the Atech Parties’ own products, services and solutions.

The Atech MSA contains certain indemnification obligations related to the services provided thereunder. Pursuant to the Atech MSA, Eve has agreed to indemnify and hold harmless the Atech Parties for losses incurred by them from third-party claims which arise out of the provision of products or services pursuant to the Atech MSA, as well as losses from third-party claims arising out of the conduct of the UAM Business by or on behalf of Eve, its subsidiaries or its representatives, except where such losses are attributable to the fraud, gross negligence or willful misconduct of any Atech Party. Atech has also agreed to indemnify and hold harmless Eve and its representatives for losses incurred by them from third-party claims which arise out of an Atech Party’s fraud, gross negligence or willful misconduct in connection with its provision of products or services under the terms of the Atech MSA. Other than indemnification obligations which arise out of fraud, willful misconduct or gross negligence, such obligations are capped at 30% of the aggregate amounts paid or payable to Atech pursuant to the Atech MSA in the twelve months preceding the event giving rise to such claim.

The initial term of the Atech MSA is expected to end on the 15th anniversary of its effective date, unless earlier terminated. Subject to customary cure periods, each party may terminate the Atech MSA or a related statement of work upon a material breach of the other party.

Services Agreement –Brazilian Subsidiary and Eve

As contemplated by the Business Combination Agreement and in connection with the transfer of the UAM Business to Eve, on December 14, 2021, Eve entered into a Services Agreement with the Brazilian Subsidiary (the “Eve Brazil Services Agreement”), pursuant to which Eve Brazil will perform certain enumerated services for Eve relating to the development of program milestones and timelines, cost assumptions, financial projections and goals, ecosystem and market share assessments, and target markets for the UAM Business (including all strategies related to the eVTOL, UATM Solution and UAM Business Services). Eve Brazil has also agreed to perform additional services related to preparation, strategic analysis and product development related to eVTOL entry into service and operation, including managing partnership contracts, marketing and user experience. In exchange for such services, Eve will pay the Brazilian Subsidiary certain fees according to Brazilian transfer pricing regulations, as well as reimburse the Brazilian Subsidiary for certain reasonable and documented out-of-pocket costs and expenses incurred by it and its representatives in connection with the services performed under the Eve Brazil Services Agreement.

The Eve Brazil Services Agreement contains certain indemnification obligations related to the services provided thereunder. Pursuant to the Eve Brazil Services Agreement, Eve has agreed to indemnify and hold harmless the Brazilian Subsidiary and its representatives for losses incurred by them from third-party claims which arise out of the provision of services pursuant to the Eve Brazil Services Agreement, as well as losses from third-party claims arising out of the conduct of the UAM Business by or on behalf of Eve, its subsidiaries or its representatives, except where such losses are attributable to the fraud, gross negligence or willful misconduct of an Eve Brazil Party (as defined in the Eve Brazil Services Agreement). The Brazilian Subsidiary has also agreed to indemnify and hold harmless Eve and its representatives for losses incurred by them from third-party claims which arise out of an Eve Brazil Party’s fraud, gross negligence or willful misconduct in connection with its provision of services under the terms of the Eve Brazil Services Agreement. Other than indemnification obligations which arise out of fraud, willful misconduct or gross negligence, such obligations are capped at 30% of the aggregate amounts paid or payable to the Brazilian Subsidiary pursuant to the Eve Brazil Services Agreement in the twelve months preceding the event giving rise to such claim.

The initial term of the Eve Brazil Services Agreement is expected to end on the 15th anniversary of its effective date, unless earlier terminated. Subject to customary cure periods, each party may terminate the Eve Brazil Services Agreement upon a material breach of the other party.

Shared Services Agreement

As contemplated by the Business Combination Agreement and in connection with the transfer of the UAM Business to Eve, on December 14, 2021, Eve and the Brazilian Subsidiary, on the one side, entered into a Shared Services Agreement with Embraer and EAH, on the other side, pursuant to which the Embraer Parties (as defined therein) have agreed to provide to the Eve Parties (as defined therein) certain accounting, information technology, compliance, tax, supply chain management, human resources management and other relevant administrative and back-office services, as well as any additional services that the parties may agree to from time to time. In exchange for such services, the Eve Parties will pay the applicable Embraer Parties agreed upon rates for each applicable service, as set forth in the Shared Services Agreement, as well as reimburse the Embraer Parties for certain reasonable and documented out-of-pocket costs and expenses incurred by them and their representatives in connection with the provision of such services.

The Shared Services Agreement contains certain indemnification obligations related to the services provided thereunder. Pursuant to the Shared Services Agreement, the Eve Parties have agreed to indemnify and hold harmless the Embraer Parties and their representatives for losses incurred by them from third-party claims which arise out of the provision of services pursuant to the Shared Services Agreement, as well as losses from third-party claims arising out of the conduct of the UAM Business by or on behalf of the Eve Parties, except where such losses are attributable to the fraud, gross negligence or willful misconduct of the Embraer Parties. The Embraer Parties have also agreed to indemnify and hold harmless the Eve Parties and their representatives for losses incurred by them from third-party claims which arise out of Embraer’s or EAH’s fraud, gross negligence or willful misconduct in connection with its provision of services under the terms of the Shared Services Agreement. Other than indemnification obligations which arise out of fraud, willful misconduct or gross negligence, such obligations are capped at 30% of the aggregate amounts paid or payable to the Embraer Parties pursuant to the Shared Services Agreement in the twelve months preceding the event giving rise to such claim.

The initial term of the Shared Services Agreement is expected to end on the 15th anniversary of its effective date, unless earlier terminated. Subject to customary cure periods, any party may terminate the Shared Services Agreement upon a material breach of a party from which it receives services. The Shared Services Agreement will also terminate automatically upon the termination of the Embraer MSA, and may be terminated for convenience by Eve upon thirty days’ written notice to the Embraer Parties.

Data Access Agreement

In connection with the entry into the Services Agreements, on December 14, 2021, Embraer, Eve and the Brazilian Subsidiary entered into a Data Access Agreement pursuant to which Embraer provides the Brazilian Subsidiary with access to certain of its intellectual property and proprietary information for the sole purpose of executing specific activities, and therefore fulfilling its contractual obligations, which are set out in certain of the statements of work that have been, or will be, entered into pursuant to the Services Agreements (the “Permitted Purpose”). The Brazilian Subsidiary’s access to such Data (as defined in the Data Access Agreement) is strictly limited to the Permitted Purpose, and such Data will at all times remain the property of Embraer. Any intellectual property rights created, invented or developed in the course of performing the Permitted Purpose will follow the applicable terms and conditions established under the relevant statement of work.

The Data Access Agreement provides that Eve will be solely responsible and primarily liable for all use of the Data provided under the Data Access Agreement, and that Embraer and its affiliates will not be liable for any loss arising as a result of any reliance on such Data.

The Data Access Agreement will continue until terminated in accordance with its terms. Embraer may terminate the Data Access Agreement if (i) Eve materially or persistently breaches any term of such agreement, (ii) if Eve is unable to pay its debts as they become due, or becomes subject to a bankruptcy petition or similar liquidation process, (iii) if Eve or the Brazilian Subsidiary comes under direct or indirect control of a competitor of Embraer, (iv) Embraer determines in its reasonable commercial judgment that the termination is necessary to protect Embraer or the Data from operational, business, legal, or security risk or (v) there is no valid statement of work whereby access to the Data is needed for a Permitted Purpose.

Tax Receivable Agreement

At Closing of the business combination, we will enter into the Tax Receivable Agreement, substantially in the form attached as Annex O to this proxy statement. The Tax Receivable Agreement will generally provide for the payment by us to EAH of 75% of certain net tax savings in U.S. federal and state taxes, that we actually realize (or are deemed to realize) in periods after the closing of the business combination as a result of increases in the tax basis of the assets of the UAM Business resulting from the Pre-Closing Restructuring and tax benefits related to entering into the Tax Receivable Agreement. We expect to retain the benefit of the remaining 25% of these tax savings. To the extent we are treated as a member of a consolidated, combined, affiliated or other group filing a joint return for U.S. federal or state income tax purposes of which EAH or an affiliate of EAH is the common parent, taxes included on, and any resulting reduction in taxes on, any such joint return will generally not be taken into account for determining payments under the Tax Receivable Agreement and will instead be governed by the Tax Sharing Agreement, discussed below.

For purposes of the Tax Receivable Agreement, the applicable tax savings will generally be computed by comparing our actual tax liability for a given taxable year to the amount of such taxes that we would have been required to pay in such taxable year without the increase in tax basis in the assets of the UAM Business. Except as described below, the term of the Tax Receivable Agreement will commence upon the closing of the business combination and will continue indefinitely. Payments under the Tax Receivable Agreement are not conditioned on EAH’s continued ownership of our stock.

Under certain circumstances (including a breach of our material obligations under the Tax Receivable Agreement, upon our election to terminate the Tax Receivable Agreement, or upon our commencing of bankruptcy proceedings), payments under the Tax Receivable Agreement will be accelerated and in certain cases will become immediately due in a lump sum. Additionally, in the case of actions or transactions constituting a change of control or a divestiture of certain assets, the payments due under the Tax Receivable Agreement would be determined using certain valuation assumptions, including that we will generate sufficient taxable income to fully utilize the applicable tax assets and attributes covered under the Tax Receivables Agreement and as a result we may be required to make payments under the Tax Receivable Agreement prior to the time when we actually realizes cash tax savings. In the case payments become immediately due in a lump sum, the payments due upon acceleration would be based on the present value of our anticipated future tax savings using the valuation assumptions described in the preceding sentence. Consequently, it is possible in these circumstances that the actual cash tax savings realized by us may be significantly less than the corresponding Tax Receivable Agreement payments we are required to make at the time of acceleration. Furthermore, the acceleration of our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. Additionally, the obligation to make payments under the Tax Receivable Agreement, including the potential acceleration of our obligation to make payments in the event of a change of control as a result of the valuation assumptions described above, could make us a less attractive target for a future acquisition. In certain circumstances, tax benefits that were realized by EAH or an affiliate of EAH that was the common parent of a consolidated, combined, affiliated or other group filing, and that were not otherwise compensated by the Tax Sharing Agreement, as described below, may offset our obligations to make payments to EAH under the Tax Receivable Agreement.

While the timing of any payments under the Tax Receivable Agreement will vary depending upon the amount and timing of our taxable income, we expect that the payments that we will be required to make under the Tax Receivable Agreement could be substantial. Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and such tax reporting positions are subject to challenge by taxing authorities. Payments made under the Tax Receivable Agreement will not be returned upon a successful challenge by a taxing authority to our reporting positions, although such excess payments made to EAH may reduce future payments otherwise to be made to EAH after a final determination of such excess. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us.

Tax Sharing Agreement

At the closing of the business combination, EAH will enter into a Tax Sharing Agreement with Eve Holding governing the allocation of consolidated U.S. income tax liabilities and setting forth agreements with respect to other tax matters. To the extent EAH and Eve Holding are not members of the same consolidated tax group, the allocation of certain tax items will instead be governed by the Tax Receivable Agreement as described above.

Under the Internal Revenue Code, two corporations may form a consolidated tax group, and file a consolidated federal income tax return, if one corporation owns stock representing at least 80% of the voting power and value of the outstanding capital stock of the other corporation. Although not certain, it is expected that following the closing of the business combination, EAH will beneficially own, directly and indirectly, more than 80% of the outstanding shares of Eve Holding’s common stock. In that event, EAH and Eve Holding are expected to be members of the same consolidated tax group. The Tax Sharing Agreement governs certain matters related to the resulting consolidated federal income tax returns, as well as state and local returns filed on a consolidated or combined basis.

The Tax Sharing Agreement provides for certain payments between EAH and Eve Holding. For periods in which Eve Holding has taxable income that contributes to and increases the overall tax liability of the consolidated group of which EAH or an affiliate is the common parent (the “EAH Consolidated Group”), the Tax Sharing Agreement requires Eve Holding to make payments to EAH equal to the tax liability it would have had had it been outside of the consolidated group. For periods in which Eve Holding’s inclusion in the EAH Consolidated Group decreases the tax liability of the EAH Consolidated Group, tax benefits generated by Eve Holding that are realized by EAH will be accounted for and will apply to offset future payments due from Eve Holding to EAH under the Tax Sharing Agreement. If any tax benefits that have accumulated during the period in which EAH is a member of the EAH Consolidated Group have not been applied to offset payments under the Tax Sharing Agreement at the time Eve Holding ceases to be a member of the EAH Consolidated Group, such uncompensated tax benefits can be used to offset amounts payable by Eve Holding to EAH under the Tax Receivable Agreement as described above. For purposes of determining the amount of payments required to be made by Eve Holding pursuant to the foregoing, and for determining the extent to which tax benefits generated by Eve Holding that are realized by the EAH Consolidated Group may offset future payments under the Tax Sharing Agreement or the Tax Receivable Agreement, the Tax Sharing Agreement will generally disregard 75% of the tax benefits arising from tax basis in the assets of Eve Holding created in the Pre-Closing Restructuring, consistent with the agreed sharing percentages for such tax savings under the Tax Receivable Agreement if Eve Holding were not a member of the EAH Consolidated Group.

The Tax Sharing Agreement also contains provisions with respect to tax audits and the filing of tax returns that are customary for tax sharing agreements between members of a consolidated group.

Preferred Sale Agreement

On December 9, 2021, Embraer entered into a preferred stock purchase agreement with the Unaffiliated Investor pursuant to which, subject to the terms and conditions therein set forth, the Unaffiliated Investor has acquired from Embraer 10,000 shares of non-voting preferred stock of EAH for an aggregate purchase price of $9,973,750. The preferred stock has a term of seven years, and dividends accrue on each share of preferred stock at a rate per annum of 10.5%, subject to certain exceptions. Upon the occurrence of a liquidation event (as defined in the certificate of designations setting forth the powers, preferences and other rights of the preferred stock) or the seven-year anniversary of the issue date, the preferred stock will be mandatorily redeemed by EAH, subject to the terms and conditions set forth in such certificate of designations.

Strategic Warrant, Lock-Up Agreements and Put Option Agreements

On December 21, 2021, concurrently with the execution of the Business Combination Agreement, Zanite entered into the Strategic Warrant Agreements, substantially in the forms attached as Annexes P, Q and R, pursuant to which, subject to the consummation of the business combination, Zanite has agreed to issue to the Strategic Investors new warrants to acquire an aggregate of (i) 18,650,000 shares of common stock, each with an exercise price of $0.01 per share (the “penny warrants”), out of which: (x) penny warrants to acquire and aggregate of 7,200,000 shares of common stock will be issued and exercisable at the Closing, (y) penny warrants to acquire and aggregate of 2,350,000 shares of common stock will be issued at the Closing, but will only become exercisable upon the achievement of certain UAM Business milestones following the Closing, as further described in item (ii) of the immediately following paragraph, and (z) penny warrants to acquire and aggregate of 9,100,000 shares of common stock will only be issued and become exercisable upon the achievement of certain

UAM Business milestones following the Closing, as further described in items (iii)-(vii) of the immediately following paragraph, (ii) 12,000,000 shares of common stock, each with an exercise price of $15.00 per share, which warrants will be issued at the Closing, and (iii) 5,000,000 shares of common stock each with an exercise price of $11.50 per share, which warrants will be issued at the Closing. In general, each warrant is exercisable for a period of five or ten years following its issuance or first permitted exercise date. The Strategic Warrant Agreements provide for certain registration rights with respect to the resale of the shares of Common Stock underlying the warrants which are substantially similar to the registration rights provided under the Subscription Agreements. In addition, on December 21, 2021 and on March 16, 2021, certain of the Strategic Investors entered into lock-up agreements with Zanite, pursuant to which such Strategic Investors will be restricted from transferring certain of the new warrants issued at the Closing and the shares of common stock of Zanite issued upon the exercise of such new warrants until the date that is two, three or five years after the Closing Date. The Strategic Warrant Agreement with one of the Strategic Investors, Acciona Logistica, S.A., also provides for the non-transferable right to designate a Class I director (who shall be approved in good faith by EAH and the Sponsor and who shall satisfy the independence requirements of the NYSE) and, solely if the Company, at its sole discretion, creates an advisory committee or other non-Board committee to provide advice and recommendations to the Company’s co-CEOs on strategic and technical matters related to the development of its eVTOL, the non-transferable right to designate a member to such committee. In addition, on December 21, 2021, certain of the Strategic Investors entered into put option agreements with EAH pursuant to which such Strategic Investors were provided with price protections in the amount of up to their $30 million aggregate commitments in the form of credits for parts and services to be used exclusively by the relevant Strategic Investor or its affiliates at the then prevailing price list specific to such Strategic Investor or its affiliates or cash, as applicable, in exchange for the transfer of shares to EAH or one or more of Embraer’s affiliates designated by EAH, as applicable. The put options can be exercised either (A) during a ten year period commencing upon the Closing, or (B) during a six month period commencing on June 30, 2023 if the relevant Strategic Investor has negotiated in good faith a potential commercial partnership in regards to eVTOL application within the defense and security technology market, as applicable, at a price per share of $10.00 or, in the case of up to 2,000,000 shares of common stock to be acquired by a certain Strategic Investor upon exercise of its penny warrants, at a price per share of $0.01. Pursuant to the terms of the Subscription Agreements, a PIPE Investor, including the Sponsor and EAH, may assign all or a portion of its obligation to purchase its shares of Common Stock in the PIPE Investment with Zanite’s prior consent.

Out of the penny warrants that Zanite has agreed to issue to the Strategic Investors pursuant to the Strategic Warrant Agreements, (i) penny warrants to acquire 7,200,000 shares of common stock will be issued and exercisable at the Closing, but all such warrants (including the shares of common stock underlying such warrants) will be subject to restrictions on transfer until the date that is two, three or five years after the Closing Date, (ii) penny warrants to acquire 2,350,000 shares of common stock will be issued at the Closing, but will only become exercisable upon receipt of the first type certification for eVTOL in compliance with certain airworthiness authorities, receipt of the first binding commitment from a third party to purchase eVTOL jointly developed by Embraer and a certain Strategic Investor for the defense and security technology market, eVTOL successful enter into service or completion of initial term of a certain engineering services agreement to be entered into with a certain Strategic Investor, as applicable, (iii) penny warrants to acquire 2,000,000 shares of common stock will be issued and vested upon receipt of the first type certification for eVTOL in compliance with certain airworthiness authorities, (iv) penny warrants to acquire 4,800,000 shares of common stock will be issued and vested upon receipt of binding commitments from certain Strategic Investors for an aggregate of 500 eVTOLs, (v) penny warrants to acquire 300,000 shares of common stock will be issued and vested upon receipt of an initial deposit to purchase 200 eVTOLs from a certain Strategic Investor, (vi) penny warrants to acquire 200,000 shares of common stock will be issued and vested upon mutual agreement to continue to collaborate beyond December 31, 2022 with a certain Strategic Investor and (vii) penny warrants to acquire 1,800,000 shares of common stock will be issued and vested the time at which ten vertiports that have been developed or implemented with the services of a certain Strategic Investor have entered operation or are technically capable of entering operation.

Background of the Business Combination

The business combination was the result of a thorough search by Zanite for a potential transaction utilizing the global network and investing and operating experience of its management team and board of directors. The terms of the business combination were the result of negotiations between Zanite’s independent directors, management team, and Sponsor, in consultation with Zanite’s financial and legal advisors, and representatives of Embraer and Eve, in consultation with their financial and legal advisors. The following is a brief description of the background of these negotiations, the business combination and related transactions.

Zanite is a blank check company incorporated in Delaware on August 7, 2020, and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our intention was to capitalize on the substantial deal sourcing, investing and operating expertise of our founders, directors and management team to identify and combine with one or more businesses with high growth potential.

On November 19, 2020, we consummated our IPO of 23,000,000 units (including 3,000,000 units purchased in connection with our underwriter’s exercise in full of its over-allotment option) at an offering price of $10.00 per unit, with each unit consisting of one share of Class A common stock and one-half of one redeemable warrant, generating total gross proceeds of $230,000,000. Prior to the consummation of our IPO, the Zanite founders purchased 5,750,000 shares of Class B common stock for an aggregate purchase price of $25,000, which will automatically convert into shares of Class A common stock on a one-for-one basis (subject to adjustments) upon the consummation of the business combination. Simultaneously with the consummation of our IPO, our Sponsor purchased 9,650,000 private placement warrants at a price of $1.00 per warrant, generating gross proceeds of approximately $9,650,000.

Prior to the consummation of our IPO, neither Zanite, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any prospective target with respect to an initial business combination with Zanite.

The prospectus for our IPO states that we intended to use the following general criteria and guidelines to evaluate potential acquisition opportunities:

•	Industries/Sectors: Strong preference for businesses in the aviation, aerospace & defense, urban mobility and/or emerging technology industries.

•	Enterprise Value: Businesses with aggregate enterprise values ranging from $600 million to $1.5 billion.

•	Strong Market Position: Businesses with inherent competitive advantages, e.g., high barriers to entry, differentiated technology, entrenched customer relationships or other tangible qualities.

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Non-Auction Process: Strong preference for businesses that are not involved in broadly marketed sale processes, but rather are sourced via our extensive proprietary network of advisors, sponsors and private business owners.

•	Outstanding Existing Management Team: Businesses with exceptional management teams whose interests are aligned with ours and those of our investors.

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Ideal Fit with Our Team and Board Expertise: Businesses that can best make use of the capabilities, connections and other unique differentiators of our management team to create new growth opportunities.

Following our IPO, we searched for business combination candidates. As part of the search process, our representatives contacted and were contacted by a number of individuals and entities with respect to potential business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions.

During that period, our management team, consisting of Kenneth Ricci, Steven Rosen and Michael Rossi:

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Developed a list of over 300 of the most attractive potential companies in the Aviation, Aerospace & Defense, Urban Mobility and/or Emerging Technology industries, with a particular focus on electrification; and

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Had in person, video/telephonic or email discussions with approximately 25 of those companies (collectively, the “Potential Targets”), of which approximately three were actively pursued (including Eve).

Prior to entering into exclusive negotiations with Eve, between November 2020 and February 2021, we conducted preliminary due diligence with a number of Potential Targets. Our preliminary due diligence review of these other Potential Targets progressed to various stages, which included, but were not limited to, the review of their respective operations, financial forecasts, proposed technology or products and management teams, depending in each case on the outcome of earlier discussions with each such Potential Target and the earlier diligence findings. Confidentiality agreements that were entered into with Potential Targets were individually negotiated on customary terms and did not include so-called “don’t ask, don’t waive” provisions or standstill provisions.

The Zanite board believes that Eve provided Zanite with the most attractive potential business combination for four primary reasons: (1) Eve’s product has a simple design, making it more efficient and more certifiable than the competitive products in its market; (2) Eve will be a supplier and not an operator, and will therefore not compete with its customers; (3) Eve’s partnership with Embraer makes successful type and production certifications more likely due to its experience with aircraft certification and existing relationships with aviation regulatory authorities; and (4) Eve, through its partnership with Embraer, already has a worldwide presence, which provides a significant competitive advantage. For the reasons discussed above, and Zanite management’s experience in identifying undervalued opportunities and generating attractive risk-adjusted returns by implementing proactive strategies to maximize operating results, market potential and shareholder returns, and with specific expertise in the Aviation, Aerospace & Defense, Urban Mobility and/or Emerging Technology industries, Zanite focused its resources on the diligence of the business of Eve.

On November 20, 2020, after the closing of the IPO, Mr. Ricci contacted Michael Amalfitano, the CEO of Embraer’s executive aircraft division, to schedule a call to discuss their respective current business plans. Messrs. Ricci and Amalfitano knew each other from their previous business dealings in the aviation space. Later that day, Messrs. Ricci and Amalfitano spoke by phone. In such conversation, Messrs. Ricci and Amalfitano discussed Embraer’s development of Eve and its eVTOL and UAM Business, including a potential direct investment by Directional Aviation Capital or a business combination with Zanite.

On December 1, 2020, Mr. Amalfitano sent Mr. Ricci an email in which he shared a business profile of Eve which was prepared with the assistance of Raymond James & Associates, Inc. (“Raymond James”) and offered to make an introduction to representatives from Raymond James to continue a discussion with Mr. Ricci.

On December 11, 2020, Mr. Ricci received a draft non-disclosure agreement (“NDA”) from Raymond James. The NDA, which did not require substantive negotiation due to its customary and reasonable terms, was ultimately executed on December 29, 2020.

On January 4, 2021, Raymond James coordinated by email a conference call which took place on January 7, 2021 and included representatives from Raymond James, Andre Stein, Luiz Valentini, David Rottblatt, Daniel Moczydlower and Michael Amalfitano from Embraer and Kenneth Ricci from Zanite. The conference call included a discussion of Eve’s business profile and Embraer’s plans relating to Eve’s business, including a potential Series A capital raising round in which Directional Aviation Capital could participate and/or a business combination with Zanite.

On January 28, 2021, a representative from Raymond James sent Mr. Ricci an email to provide, among other things, an update on the proposed capital raising round for Eve. By such time, Zanite had entertained over

20 management presentations by companies across aviation, aerospace, defense, mobility, space and emerging technologies, and had been having conversations with several aviation companies including other eVTOL manufacturers.

As described below under the heading “Timeline of the Negotiations,” Zanite delivered an initial draft letter of intent (“LOI”) to Eve on February 4, 2021, which, as further described below, was negotiated throughout February 2021 and entered into on February 23, 2021.

On February 24, 2021, we entered into exclusive negotiations with Eve generally as a result of: (i) Zanite’s determination that the other Potential Targets did not represent as attractive a business combination partner as Eve due to a combination of product viability, business partnerships and prospects, strategy, projected development and certification timeline, management teams and structure; (ii) differences in valuation expectations between Zanite, on the one hand, and the relevant Potential Target, on the other hand; and (iii) other macroeconomic and industry considerations. Other than as described below with respect to Eve, the discussions with the Potential Targets did not result in substantive negotiations.

Following our selection of Eve, we conducted a due diligence effort that included outside advisors and consultants, which allowed us to confirm our view that Eve is the right opportunity for Zanite. Our diligence team consisted primarily of Kenneth Ricci, Steven Rosen, Michael Rossi and Larry Flynn from Zanite, as well as Dan Nale, PE/PhD, a professor of Civil & Environmental Engineering at The Citadel in Charleston, South Carolina, who was engaged as a consultant through a consulting agreement dated December 14, 2020, by and between Zanite and DDN Consulting, LLC, and Mehdy Barekatin, a battery technology expert, who, together with his team, was engaged by an affiliate of Zanite through a consulting agreement dated March 1, 2021 with Global Consulting LLC, with assistance from KPMG LLP (“KPMG”), and from White & Case (as defined below) lawyers with expertise in intellectual property and aviation matters.

Timeline of the Preliminary Negotiations

Negotiations with Embraer and Eve took place for several months.

Negotiations between the parties were significantly about the terms of the MSA, the physical assets and the intellectual property being contributed to Eve and the global service, support and cost of services being provided by Embraer. As a result, the parties agreed that Embraer would provide services such as testing equipment engineering services. The estimated value for such service is in excess of $500 million. Our diligence of Eve’s business plan showed us a capital need in the range of $500 million to $600 million and an incremental debt financing of $600 million for manufacturing, resulting in a target PIPE Investment range of $300 million to $350 million.

Zanite submitted an initial draft LOI to Eve on February 4, 2021, which outlined certain terms of a potential business combination between Zanite and Eve. The initial draft of the LOI provided for a post-money equity value of $1.5 billion to be paid in shares of common stock valued at the per share redemption price at the Closing and a proposed PIPE Investment of $600 million.

Between February 4, 2021 and February 23, 2021, representatives of Zanite, on the one hand, and representatives of Embraer and Eve, on the other hand, held multiple calls regarding, and exchanged multiple revised drafts of, the LOI. The various revised drafts reflected divergent views on, among other things, the expected timeline, the equity value ascribed to Eve (and any adjustments thereto), quantum of, and application of any discounts relating to, the proposed PIPE Investment, availability of indemnification, and matters related to Eve’s post-closing corporate governance, on which the parties came to agreement over the course of their negotiations. Representatives of Zanite and representatives of Raymond James, in its capacity as an advisor to Embraer, discussed the next steps and a proposed process.

On February 9, 2021, Eve delivered a revised draft of the LOI. Such draft reflected a mutual exclusivity provision which, under the first draft of the LOI, only bound Eve, provided for not only the Sponsor but also our directors to be subject to a lock-up and provided for Eve to reimburse Zanite if Eve were in material breach of the LOI provisions or failed to negotiate the Business Combination Agreement and other related transaction agreements in good faith. The February 9, 2021 draft retained a post-money equity value of $1.5 billion to be paid in shares of common stock valued at the per share redemption price at the Closing and a proposed PIPE Investment of $600 million.

On February 11, 2021, Zanite held a board meeting to discuss the status of discussions with Eve and how its product offering, business plan and ability to bring a vehicle to certification and to the market seemed superior to that of others in the industry. Following this detailed discussion, the board unanimously determined to proceed with pursuing a business combination transaction with Eve on an exclusive basis, subject to entering into the LOI.

On February 20, 2021, following several discussions among representatives of both parties, Eve delivered a further revised draft of the LOI. At such time, based upon Zanite’s due diligence on, and discussions with, other Potential Targets to date, as described above, Zanite decided to discontinue discussions with all Potential Targets other than Eve. Zanite was assisted by BTIG, LLC (“BTIG”) in assessing the valuation of Eve.

The revised draft of the LOI dated February 20, 2021 indicated that Eve’s proposed valuation would be based on a pre-money equity valuation to be discussed among the parties and retained a proposed PIPE Investment of $600 million. In addition, the revised LOI provided for the expected name of the post-Closing company, reflected that there would not be any surviving indemnification obligations, that the time to register the resale of the common stock held by the Sponsor, the private placement warrants and the shares underlying the private placement warrants pursuant to a shelf registration statement would be 15 days instead of 30 days, that the board of the Company would be in proportion to the equity ownership interest of the Company, that the equity holders of Eve would have in place, prior to the Closing, one or more intercompany agreements with Embraer, and that Eve and Zanite would each be responsible of their own expenses. Regarding the PIPE Investment, the revised LOI stated that to the extent a discount is provided to the PIPE Investors as a result of market forces and with Eve’s agreement, then any such discount to be provided by Eve Holding, Inc. and not by Zanite or holders of equity securities of Eve and that the PIPE Investment would be announced concurrently with the announcement of the business combination.

Further, the same draft of the LOI stated that Eve and its affiliates may engage in discussions with third parties with respect to potential participation in the PIPE Investment only subject to appropriate confidentiality restrictions. The revised draft of the LOI also stated that the term of the LOI would not expire with regards to the clause regarding its term and exclusivity, in the event that the Business Combination Agreement has not been executed and Eve continues to pursue the transaction in good faith as of the conclusion of such period.

On February 23, 2021, Eve delivered a further revised draft of the LOI. The revised draft of the LOI provided for a post-money equity value of $3.058 billion, retained a $600 million PIPE Investment and provided for consideration of 220 million shares of common stock. The proposed valuation was agreed upon by Zanite based upon comparable targets that had recently announced the entry into of business combination agreements with special purpose acquisition companies, an assumed certification of eVTOL aircraft in 2025 and continued partnership support and conditional pre-orders from strategic industry players.. This draft of the LOI was signed by Zanite on February 23, 2021 and by Eve on February 24, 2021.

On March 24, 2021, Skadden sent White & Case an initial transaction structure presentation. On May 3, 2021, representatives of White & Case’s tax group contacted Skadden to discuss the potential transaction structure of the business combination, with an emphasis on addressing tax considerations. White & Case, Skadden and Embraer had multiple calls from May 7, 2021 until May 19, 2021 regarding how to structure the transaction, taking into account such considerations.

The business combination was initially structured in a manner intended to give rise to tax assets and attributes with respect to the UAM Business that would reduce the cash tax liabilities of Zanite without giving rise to immediate tax to Zanite’s stockholders and warrant holders or to Embraer.

An initial version of the structure was proposed by Embraer on March 24, 2021 (the “Initial Structure”), which proposed that Embraer would contribute the UAM Business assets to a newly-formed U.S. company (“New Eve Newco”) which in turn would form a U.S. merger subsidiary that would merge into Zanite with Zanite surviving the merger, and Embraer would contribute its New Eve Newco shares to EAH.

As a result of potential adverse tax consequences to Zanite stockholders and warrant holders arising out of the Initial Structure, the parties and their respective representatives participated in a number of conference calls and email exchanges and continued to discuss alternative transaction structures and analyze U.S. and Brazilian tax consequences.

On or around June 3, 2021, the parties agreed upon the final transaction structure as described in this proxy statement under the caption “Structure of the Business Combination,” which, as compared to the Initial Structure, is expected by the parties to mitigate any adverse tax consequences as a result of the business combination to Zanite stockholders and warrant holders and provide certain tax benefits to the combined company.

On May 28, 2021, Zanite sent an amended LOI to Embraer in order to replace the target entity with a new entity that had been formed, add Embraer S.A. as a party solely for purposes of exclusivity, and to extend the term to July 9, 2021. The main reason for such amendment was to add the newly formed entity as a party to the LOI. The first amended LOI was signed by both parties on the same day.

On July 8, 2021, Zanite sent a second amended LOI to Eve in order to extend the term of the LOI to October 31, 2021. The second amended LOI was signed by both parties on the same day. On November 2, 2021, Zanite sent a third amended LOI to Eve in order to extend the term of the LOI to December 31, 2021. The third amended LOI was signed by both parties on the same day.

Timeline of the Due Diligence Review

Over the course of 2021, Zanite conducted due diligence on the prospective business combination with Eve, including, but not limited to, financial, technical, business plan, operational and human resources diligence.

On March 8, 2021, Zanite, with the assistance of its legal counsel, White & Case LLP (“White & Case”), sent extensive written diligence questions and document requests to Eve and Embraer relating to Eve, and to Embraer’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”).

On March 15, 2021, Zanite executed an engagement letter with KPMG and held a kick-off call, pursuant to which KPMG was engaged to provide tax, accounting and financial due diligence on Eve and, in connection with this engagement, Zanite and KPMG held recurring weekly calls from March 22, 2021 through May 10, 2021.

On March 17, 2021, Eve provided Zanite, White & Case and Zanite’s financial advisor, Jefferies LLC (“Jefferies”), with access to an online data room (the “Data Room”) and populated the Data Room with preliminary due diligence items, including a business overview, certain financial information and projections.

Zanite then began working with White & Case and Jefferies to conduct diligence on Eve’s valuation and assess the public markets’ reaction to a business combination with Eve. Jefferies was not engaged to, and did not, prepare, provide or deliver any written presentation, report, opinion or appraisal relating to the business combination for or either Zanite’s management or its board of directors.

Following March 17, 2021, with a heavy concentration on May 19, 2021, Eve provided Zanite, White & Case, Jefferies and its other advisors with detailed due diligence documents and information in the Data Room for purposes of Zanite conducting further business, financial, legal, tax, intellectual property and other due diligence with respect to Eve.

On April 22, 2021, representatives of Zanite reviewed Eve’s Program Milestones with representatives of Embraer and Eve, with representatives of Raymond James also participating during the call. During such call the parties discussed in further detail the Company’s business, competitive strengths and growth strategy. In addition, the parties discussed the process and transaction structure of a potential business combination. Over this period, the Sponsor’s representatives periodically updated Zanite directors with respect to the discussions with the Company’s representatives.

On April 29, 2021, Michael Rossi and John Veihmeyer held a call with KMPG and White & Case to discuss the tax structure of the proposed business combination.

On May 25, 2021, Zanite concluded that the due diligence it had conducted, together with assurances provided by the Eve team, relating to the intellectual property to be owned and/or licensed by Eve, provided Zanite with comfort that the intellectual property being contributed and/or licensed to Eve would be sufficient and appropriate for Eve to conduct its business as projected.

On June 4, 2021, Zanite reviewed a commercial market report (the “Commercial Market Report”) prepared by KPMG on behalf of Eve, which included, among other things, an in-depth analysis of the UAM total addressable market, competitive landscape and potential future geographic profiles (by major metropolitan area).

During several meetings held virtually on June 8, 2021, June 9, 2021 and June 10, 2021, representatives of Zanite met with representatives of Eve to review and validate the Eve product specifications, proposed eVTOL production schedule and the financial model.

On June 20, 2021, representatives of Zanite and representatives of Eve, along with representatives of Raymond James, met virtually for a review of the status of certain Eve program milestones and diligence responses including, but not limited to, eVTOL proofs of concept, testing, certification requirements and development timeline; country-specific Urban Air Traffic Management (UATM) markets, concepts, certifications, configurations and architecture; and suppliers and partnerships.

On June 21, 2021, representatives of Zanite and representatives of Embraer and Eve, along with representatives of Raymond James, met virtually for the review of the status of additional Eve program milestones and diligence responses including, but not limited to, product certification process, specifications, performance goals and test results; research and development costs; engineering reports; employment plans; and battery power and testing including, but not limited to, weight control plans; supplier selection process and component certifications; technical readiness and systems qualifications; production plans and “build vs. buy” analysis; recurring vs. nonrecurring manufacturing costs; and product sales, pricing, terms and distribution plan.

On June 22, 2021, representatives of Zanite and representatives of Embraer and Eve, along with representatives of Raymond James, met virtually for a review of the status of the remaining Eve program milestones and diligence responses.

Throughout the diligence process, from May through November 2021, Eve regularly updated Zanite with regards to Eve entering into various non-binding letters of intent, memorandums of understanding, preliminary agreements and cooperation agreements with dozens of strategic partners for network expansion into the United States, Europe, Latin America and Asia, including with respect to various non-binding agreements for the purchase or supply of aircraft, fixed wings and rotary operators, ride sharing platform services, technology, renewable energy and ground infrastructure.

Throughout October and November 2021, representatives of Zanite, Eve, Raymond James, Jefferies, BTIG, White & Case and Skadden Arps held numerous discussions. Primary topics for discussion included an update on the general transaction timeline and process, the structure of the Proposed Transactions, the PIPE marketing process (including wall-crossing procedures), the PIPE presentation and Subscription Agreements, the audit process, the Business Combination Agreement and other related documentation. Other topics included the division of drafting responsibilities for the transaction documents and an update on legal diligence.

Preparation of the Definitive Documents

On March 22, 2021, Zanite received a proposed engagement letter from Jefferies with respect to financial advisory services in connection with a potential business combination transaction with Eve.

Between March 22, 2021 and May 6, 2021, Zanite negotiated and ultimately executed the engagement letter with both Jefferies and BTIG with respect to the PIPE Investment and certain financial and capital markets advisory services.

On April 13, 2021, Zanite received a proposed engagement letter from Jefferies and BTIG to jointly act as placement agent with respect to the potential PIPE Investment.

On April 14, 2021, Skadden provided initial drafts of the Business Combination Agreement and Registration Rights Agreement to White & Case.

On April 30, 2021, Skadden provided initial drafts of the Stockholders Agreement and the Embraer Master Services Agreement (and related statement of works) to White & Case.

On May 4, 2021, Skadden provided an initial draft of the Contribution Agreement to White & Case.

Between April 24, 2021 and December 20, 2021, White & Case, on the one hand, and Skadden, on the other hand, exchanged numerous revised drafts of the Business Combination Agreement and the related ancillary documents, and participated in a number of conference calls to negotiate such documents and agreements. The various revised drafts reflected divergent views on, among other things, deal structure (including as described above under the heading “Timeline of Preliminary Negotiations” relating to tax considerations in structuring the business combination), certain risk allocation points, interim operating covenants, closing conditionality and deal certainty provisions and certain reorganization steps to be undertaken by Embraer and Eve prior to the closing of the business combination. Over the same period of time, the representatives of and advisors for Zanite, Eve and Embraer held numerous conference calls and came to agreement on various outstanding business issues, including, among others:

(i) structure of the transaction; (ii) certain reorganization steps to be undertaken by Eve and Embraer prior to the closing of the business combination transaction; (iii) closing conditionality and deal certainty provisions; (iv) the terms relating to the services and support to be provided to Eve by Embraer and certain subsidiaries of Embraer pursuant to the MSA, including the scope of exclusivity; and (v) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and the related ancillary documents.

On May 5, 2021, White & Case provided an initial draft of the Subscription Agreement to Skadden.

Between May 20, 2021 and October 19, 2021, Zanite, Eve, Embraer and their respective representatives and advisors collectively negotiated the terms and exchanged drafts of the Subscription Agreement. Such negotiations principally related to the form and type of representations and warranties to be provided by prospective PIPE Investors and Zanite in the Subscription Agreement and the substance and timing of registration rights to be provided to prospective PIPE Investors.

Between March 22, 2021 and May 6, 2021, Zanite negotiated and ultimately executed the engagement letter with Jefferies for advisory services, as well as the engagement letter with both Jefferies and BTIG with respect to the PIPE Investment.

On May 18, 2021, Zanite’s Sponsor purchased an additional 2,300,000 Private Placement Warrants for an aggregate purchase price of $2,300,000, to extend the period of time Zanite has to consummate its initial business combination by 6 months from the deadline of May 19, 2021, until November 19, 2021.

On May 26, 2021, representatives of Zanite met internally to discuss the draft Master Services Agreement (“MSA”) and related statements of work which would establish the relationship between Embraer and Eve with respect to products and services to be provided by Embraer to Eve in the urban air mobility business of Eve.

On June 1, 2021, Zanite met again internally to discuss the proposed MSA. Several drafts of the proposed MSA were exchanged between the parties from and after those internal discussions, representatives of Zanite met with representatives of Embraer and Eve to negotiate certain significant provisions. Of primary concern were ensuring that Eve would have ownership and or access (through licenses) to all intellectual property necessary to operate its business, and that Embraer would be committed to supporting Eve in the areas for which the parties would contract pursuant to statements of work, or would allow Eve to contract with third parties so long as they are not direct competitors of Embraer.

On June 10, 2021, following notification that Embraer had, in response to a request from the CVM, issued a material fact notice regarding negotiations with Zanite, Zanite issued a press release confirming that it was in negotiations with Embraer in connection with a potential business combination with Eve.

On June 24, 2021, representatives from Embraer and Zanite met in person to discuss issues such as risk allocation between Eve and Embraer for product development, definition of Embraer’s standard of care and Embraer’s commitment to support Eve until the eVTOL Type Certification and afterwards, eVTOL definition and Eve’s target market definition (urban air mobility market), non-competition clause, restrictions on both Eve and Embraer to hire services or provide services from and to each other’s direct competitors, intellectual property including assigned IP, licensed IP, retained IP (Embraer as tier 1 supplier to Eve) and licensing back from Eve to Embraer outside of the UAM market, Embraer’s ability to maintain and enforce contributed patents from Embraer to Eve.

On June 29, 2021, Skadden provided to W&C revised drafts of the Business Combination Agreement and certain related ancillary agreements, including the Stockholders Agreement, Contribution Agreement and Sponsor Support Agreement, which revised drafts, among other things, reflected a change in the structure of the business combination from a merger transaction , in which a merger subsidiary of Eve would be be merged with and into Zanite, to an equity exchange transaction, in which the equity interests of Eve would be contributed to Zanite in exchange for shares of Zanite. Such change in structure was driven by tax and other considerations discussed between Embraer and Zanite and their respective representatives and advisors between April 24 and June 29.

On July 21, 2021, representatives from Embraer, Zanite, Skadden and White & Case met virtually to follow up on the meeting of June 24, 2021 and discussed risk allocation, representation and warranties and indemnification.

On August 19, 2021, Zanite’s management team presented to the board an overview of the Proposed Transactions (including the potential benefits and the risks related thereto), the key terms of the definitive documentation related thereto and the due diligence process and findings with respect to Eve, including a brief summary of the key findings from the due diligence review conducted by representatives and advisors of Zanite. The presentation provided to the board on August 19, 2021 was derived from financial, commercial, technical legal and tax due diligence that Zanite’s management team and its advisors conducted on Eve and included: (i) a review of Eve’s financial information and projected financial information; (ii) Eve’s agreements with its strategic partners and their commitment to Eve (including a strategic partnership completed and being negotiated that were soon to be announced); (iii) commercial and market research commissioned by Zanite and Eve from KPMG; (iv) technical due diligence reports commissioned by Zanite; (v) engineering and technical meetings; (vi) discussions with Eve’s management team, strategic partners, and investors; (vii) certain qualitative and quantitative evaluations of Eve by Zanite’s management team; and (viii) the valuations of public companies that are comparable to Eve, including those that have announced definitive business combination agreements with special purpose acquisition companies, in order to enable its board of directors to ascertain the reasonableness of the consideration being paid.

On August 20, 2021 Luis Carlos Affonso, Remo Casarca, Marcela Borella, Marcia Sato and Daniel Moczydlower from Embraer, Kenn Ricci, Mike Rossi, Debra Perelman, Dan Nale and Larry Flynn from Zanite virtually met to follow up on the meeting of July 21, 2021 aiming to close all of the open items on transaction documents, including the Business Combination Agreement, the Contribution Agreement, the Stockholders

Agreement and the Master Services Agreements with Embraer and Atech. The open items included considerations relating to risk allocation between Embraer and Zanite, representation and warranties relating to the UAM Business, indemnification and the scope of the assets and liabilities to be contributed to the Company.

On August 31, 2021, a representative from Embraer sent revised drafts of the Business Combination Agreement, the Contribution Agreement, the Stockholders Agreement and the Master Services Agreements with Embraer and Atech to the representatives of Zanite referred to immediately above, which drafts reflected the results of the discussions between Embraer and Zanite on August 20, as well as additional telephone conversations and emails exchanged between Embraer and Zanite between August 20 and August 31 in respect of the open items. Such drafts reflected substantially final drafts of the Business Combination Agreement and related ancillary documents as agreed between Embraer and Zanite.

Representatives of Zanite, Embraer and the Placement Agents held a series of conference calls in order to discuss the drafting of the PIPE investor presentation and the modelling of prospective financial information of Eve. The parties circulated comments and revised drafts on multiple occasions between September 8, 2021 and December 2, 2021, at which time the final form of investor presentation was agreed.

Beginning in July 2021, members of Eve’s and Embraer’s management had several informal discussions with Gerard J. DeMuro, then a member of the board of directors of Zanite, and Zanite’s management regarding Mr. DeMuro potentially joining Eve as its Co-Chief Executive Officer in connection with the closing of the business combination due to, among other qualifications, his industry experience and fit with Eve’s management. In August 2021, Mr. DeMuro, his employment lawyer, Eve and Embraer exchanged drafts of an employment agreement in consultation with Zanites management in which the timing and nature of Mr. DeMuro’s employment were negotiated, including his cash compensation and equity awards described under the headings “Executive Compensation - Summary compensation Table for 2021” and “The Incentive Plan Proposal - New Plan Benefits,” respectively, resulting in a proposal accepted by Mr. DeMuro that he resign from the Zanite board in order to commence serving as Eve’s Co-CEO.

On September 10, 2021, Gerard J. DeMuro resigned from the board of Zanite. On September 14, 2021, Mr. DeMuro entered into his employment agreement with Eve.

Between September 8, 2021 and November 15, 2021, representatives and advisors of Zanite, Eve and Embraer exchanged numerous drafts of, and held various calls and meetings to discuss, the PIPE roadshow presentation.

In late September 2021, Zanite began work on a tentative PIPE investor presentation with Eve. Zanite shared the first draft of the PIPE investor presentation with White & Case on September 22, 2021.

In mid to late October 2021, Zanite, Jefferies, BTIG, Eve, Embraer, and Raymond James began confidential conversations with prospective investors with respect to the PIPE Investment. Between October 25, 2021 and December 16, 2021, Zanite, Eve, Embraer and their respective representatives and advisors collectively negotiated the terms and exchanged drafts of the Subscription Agreement with the prospective PIPE Investors and their respective representatives and advisors as well as came to an agreement on the proposed size and terms of the PIPE Investment between themselves. On December 17, 2021, a final version of the Subscription Agreement was distributed to the prospective PIPE Investors, which reflected the outcome of negotiations among Zanite, Eve, Embraer and the prospective PIPE Investors and responded to follow up questions and comments related thereto. On December 20, 2021, the prospective PIPE Investors that had chosen to participate in the PIPE Investment indicated their final subscription amounts and delivered executed Subscription Agreements to those who were interested in investing in escrow.

On November 16, 2021, Zanite’s Sponsor purchased an additional 2,300,000 Private Placement Warrants for an aggregate purchase price of $2,300,000, to extend the period of time Zanite has to consummate its initial business combination by 6 months from the deadline of November 19, 2021 to May 19, 2022.

On December 19, 2021, Zanite held a telephonic board meeting to discuss the substantially final draft of the Business Combination Agreement and the ancillary documents. At the end of the meeting, the board (i) determined that the Business Combination Agreement and related transaction agreements, were fair, advisable and in the best interests of Zanite and its stockholders, (ii) adopted and approved the Business Combination Agreement and the related transaction agreements, (iii) recommended that Zanite’s stockholders adopt and approve the Business Combination Agreement, the related transaction agreements and such other proposals that are required for the consummation of the transactions contemplated by the Business Combination Agreement and (iv) directed the officers of Zanite to submit the business combination and related transaction agreements to the Zanite’s stockholders for adoption and approval.

The Zanite board did not obtain a third-party valuation or fairness opinion in connection with the determination to approve the Proposed Transactions but concluded that Zanite management, the board and other representatives of Zanite (including Jefferies and BTIG) had substantial experience in evaluating the operating and financial merits of companies similar to Eve and concluded that the experience and background of Zanite management, the members of the Zanite board and the other representatives of Zanite well-positioned the Zanite board of directors to fully assess the merits of the Proposed Transactions.

On December 21, 2021, the parties executed the Business Combination Agreement and Ancillary Agreements (see “The Business Combination Proposal—Ancillary Agreements”). On the same day, Zanite and Eve issued a joint press release announcing the execution of the Business Combination Agreement. Thereafter, Zanite filed on Current Report on Form 8-K with the SEC the Business Combination Agreement, forms of the Sponsor Support Agreement, other related transaction agreements, the press release and the investor presentation. The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the consummation of the business combination.

Zanite’s Board of Directors’ Reasons for the Approval of the Business Combination

The board of directors considered a wide variety of factors in connection with its evaluation of the business combination. Such factors are described in detail below. The Zanite board considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination that the Business Combination Agreement and the business combination are fair from a financial point of view to and in the best interests of Zanite and its stockholders. In view of the wide variety of factors considered by the Zanite board in connection with its evaluation, negotiation and recommendation of the business combination and related transactions and the complexity of these matters, the Zanite board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Zanite board based its evaluation, negotiation and recommendation of the business combination on the totality of the information presented to and considered by it. The Zanite board evaluated the reasons described above with the assistance of Zanite’s outside advisors. In considering the factors described above and any other factors, individual members of the Zanite board may have viewed factors differently or given different weights to other or different factors.

This explanation of Zanite’s reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” beginning on page xi of this proxy statement and “Risk Factors” beginning on page 26 of this proxy statement.

After careful consideration, the Zanite board unanimously (i) declared the advisability of the business combination, the PIPE Investment and the other transactions contemplated by the Business Combination Agreement, (ii) determined that the business combination, the PIPE Investment and the other transactions contemplated by the Business Combination Agreement are in the best interests of the stockholders of Zanite, (iii) determined that the business combination constitutes a “Business Combination” as such term is defined in the Current Charter and (iv) resolved to recommend that the Zanite stockholders approve the business combination and the other proposals set forth in this proxy statement.

Before reaching its decision, the board of directors reviewed the results of the due diligence conducted by our management and advisors, which included:

•	extensive meetings with Embraer and Eve’s management team to understand and analyze Eve’s product design, development and certification timeline and business prospects;

•	product/technology and proof of concept due diligence by Dan Nale, PhD and Mehdy Barekatin;

•	legal due diligence conducted by White & Case;

•	review of Eve’s financial statements and certain projections provided by Eve;

•	financial, tax and accounting due diligence conducted by KPMG and Jefferies;

•	review of the proposed structure of the business combination and drafts of definitive documents; and

•

research on industry trends, market opportunities, total addressable market, comparable public companies and precedent transactions provided by KPMG and BTIG, respectively, as well as information obtained from publicly available sources.

As noted above under the caption “Background of the Business Combination,” in the prospectus for our IPO, we identified certain general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines. These criteria were not intended to be exhaustive. We stated in the IPO prospectus that any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management team may deem relevant. In the event that we decided to enter into a business combination with a target business that does not meet such criteria and guidelines, we indicated that we would disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination.

The positive factors related to the business combination considered by our board included, but were not limited to, the following:

•	Industries/Sectors: Eve satisfies this criterion as it is in the Urban Air Mobility industry, which is one of the industries targeted by Zanite.

•	Enterprise Value: Eve has a pro forma implied enterprise value of approximately $2.4 billion, which exceeds our target range of $600 million to $1.5 billion.

•

Strong Market Position: While the UAM market is an emerging growth market, the board believes that Eve satisfies this criterion due to its strong strategic partnership with Embraer, an established leader in a number of aviation industry categories, with a proven product certification track record and global resources and service structure.

•	Non-Auction Process: Eve satisfies this criterion as Eve did not conduct an auction/bid process with multiple suitors.

•

Outstanding Existing Management Team: The board believes that Eve has a very technically competent management team, with extensive experience in product development and certification in the aviation industry, and that it is well positioned to capitalize on UAM growth markets around the globe.

•

Ideal Fit with Our Team and Board Expertise: The board believes that Eve fits this criterion, as its management team and culture appears to be a good fit with our Board and strategic advisors, given their similar industry backgrounds and relationships.

•

Large Total Addressable Market (TAM) with Significant Growth Opportunity. The board believes that Eve is uniquely positioned to capture significant TAM in both the United States and internationally. Based on the work done by KPMG for Zanite and Eve, we believe that the TAM for the global passenger UAM industry will grow at an 18% CAGR to approximately $119 billion by 2040

($762 billion cumulatively from 2025 – 2040). The board believes that Eve is well positioned to capitalize on this industry growth. The board also believes that Eve’s strategic partnership with Embraer gives Eve a significant competitive advantage.

•

Reliable Revenue and Good Earnings Visibility. As an emerging growth company, Eve does not have any historical revenue; however, Eve already has a non-binding product order pipeline from more than a dozen launch customers amounting to approximately $5.2 billion.

•

Scaled Cost Structure with High Operating Leverage. The board believes that Eve benefits from significant economies of scale driven by highly scalable technology. The board also believes that Eve’s operations can be efficiently scaled due to its partnership with Embraer, labor cost advantage, collaborations with strategic partners and a partner-by-partner fleet operations growth strategy, among other factors.

•

Market-Leading Software and Technology. The board believes that Eve’s product solution contains a blend of best-in-class, proven UAM technology and new innovations, designed to deliver the lowest operational cost in the UAM market, and that Eve’s core systems can be scaled out to support ongoing sustained growth. As importantly, the board feels that Eve’s product design is the most practical choice for UAM solutions amongst its competitors, and is expected to excel in most performance metrics and at the lowest operational cost.

In the course of its deliberations, our board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the business combination, including the below:

•	Benefits Not Achieved. The risk that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe.

•

Liquidation of Zanite. The risks and costs to Zanite if the business combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Zanite being unable to affect a business combination by May 19, 2022 (or if such date is extended at a duly called special meeting, such later date) and force Zanite to liquidate.

•

Choice of Product Design/Technology. The risk that the Eve’s product solution does not work as intended, does not obtain certification from any aviation authority in a timely manner or at all, or is not ultimately accepted in the marketplace, or that Eve’s choice of battery or other component parts incorporated into its product solution is wrong.

•

Exclusivity. The fact that the Business Combination Agreement includes a provision that generally restricts Zanite from soliciting other business combination proposals, which limits Zanite’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations. In addition, under the Business Combination Agreement, unless required by applicable law, the board may not change or withdraw its recommendation to the Zanite stockholders to vote in favor of the Business Combination Proposal and any other proposals required to consummate the transactions contemplated by the Business Combination Agreement that are submitted to, and require the vote of, the Zanite stockholders.

•	Shareholder Vote. The risk that the Zanite stockholders may fail to provide the votes necessary to effect the business combination.

•	Majority Control. The risk that the board of directors will be majority controlled by Embraer.

•

Post-Business Combination Corporate Governance. The board considered the corporate governance provisions of the Business Combination Agreement and the Stockholders Agreement and the material provisions of the Proposed Charter and Proposed Bylaws. In particular, they considered the nomination rights that certain stockholders would have in the Company and that these rights are not generally available to public stockholders, including stockholders that may hold a large number of shares.

•

Closing Conditions. The fact that completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within Zanite’s control, including approval by Zanite stockholders of the business combination and approval by NYSE of the initial listing application in connection with the business combination.

•

Litigation. The possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination.

•

External Risks. Economic downturns and political and market conditions beyond Eve’s control, including a reduction in discretionary spending and continued or increased social distancing due to COVID-19, could adversely affect its business, financial condition, results of operations and prospects.

•

Reliance on Projections. Eve’s projections, including for revenues and profitability, as well as UAM market projections, are subject to significant risks, assumptions, estimates and uncertainties and Eve’s operating results may vary, which may make future results difficult to predict with certainty.

•	Fees and Expenses. The fees and expenses associated with completing the business combination.

•

Inability to Evolve. Eve’s growth prospects may suffer if it is unable to develop successful product offerings, if it fails to pursue additional product offerings or if it loses any of its key executives or other key employees. In addition, if Eve fails to make the optimal investment decisions in its product offerings and technology platform, it may not attract and retain key customers and its revenue and results of operations may decline.

•

Potential Lack of Appropriate Infrastructure for UAM Business. Eve’s ability to grow at large scale may be impeded by a failure to increase air traffic capacity at and in the airspace serving key markets.

•	Other Risks. Various other risks associated with the business combination, the business of Zanite and the business of Eve described in this proxy statement under the caption “Risk Factors.”

•

Interest of Certain Persons. Some of our officers and directors may have interests in the business combination as individuals that are in addition to, and that may be different from, the interests of Company stockholders. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders. In addition, Jefferies and Raymond James will receive customary financial advisory fees, and Jefferies, BTIG, Bradesco BBI and Itau are entitled to receive customary placement agent and referral fees, in the PIPE Investment. Our independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously approving, as members of the board of directors, the Business Combination Agreement.

In addition to considering the factors described above, the board also considered the interests of Zanite stockholders, mentioned in the paragraph immediately above, which are described in more detail below under the caption “Certain Benefits of Zanite’s Directors and Officers and Others in the Business Combination,” Zanite’s independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and approving, as members of the board, the Business Combination Agreement and the transactions contemplated therein, including the business combination.

In considering the business combination, the board relied on Zanite’s management team’s collective experience in public market transactions in constructing and evaluating financial models and projections and conducting valuations of businesses as assisted by its financial advisors. Zanite’s management also considered a comparable company analysis to assess the potential value that the public markets would likely ascribe to Eve, and this analysis was provided to the board. The comparable companies were considered, in certain respects, to be similar to Eve’s business due to one or more similar operating and financial characteristics and included UAM technology and service providers. Although none of the selected companies reviewed in the analysis were directly comparable to Eve, the companies had one or more similar operating and financial characteristics as Eve. The board considered this analysis and viewed Eve to favorably compare to such other companies. Based on these various factors, the board concluded that an equity value of $2.884 billion is a fair and reasonable valuation given (a) Eve’s non-binding order pipeline, financial plan and projections, and valuations of precedent combination transactions and targets in similar and adjacent sectors, and (b) Eve’s growth prospects, business strategy, strategic partnerships and other relationships in the aviation industry, and other compelling aspects.

Projected Financial Information

Eve does not, as a matter of course, make public projections as to future sales, earnings, or other results. However, the management of Eve has prepared the prospective financial information set forth below to present key elements to the forecasts provided to Zanite. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Eve’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Eve. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

The projected financial information included in this proxy statement has been prepared by, and is the responsibility of, Eve’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to Eve’s previously issued financial statements. It does not extend to the projected financial information and should not be read to do so.

The projections are forward-looking statements that are based on assumptions and estimates that are inherently uncertain and, though considered reasonable by Eve’s management as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, as described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The prospective financial information is subjective in many respects; and since the prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Eve or that actual results will not differ materially from those presented in the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date that information was prepared.

The projections were requested by, and disclosed to, Zanite for use as a component in its overall evaluation of the UAM Business and are included in this proxy statement on that account.

The projections were developed in good faith by Eve’s management based on the best available information, estimates and material assumptions related to the following:

•	Eve receives FAA and ANAC type certification of the aircraft and begins aircraft production in 2025.

•	Eve commences initial revenue operations from eVTOL sales and expands to Europe and other parts of the world in 2026.

•

The UAM market opens and grows to $49 billion by 2040 with an estimated 51,000 vehicles in operation by 2035 and 106,000 by 2040, as further described in the section entitled “Information about Eve—The Development of the Urban Air Mobility Market”.

•	eVTOL list price of $3 million at entry into service in 2026.

•

End-user ticket pricing around $100 at entry into service in 2026 which is competitive with ground transportation for a typical 20-mile trip, based upon analysis from Massachusetts Institute of Technology and Eve.

•	Global UAM market share of 15% by 2030.

•	Passenger load factor of 67% at entry-into-service in 2026.

•	5,600 flight cycles per year, or 1,100 flight hours per vehicle per year.

•	Targeted range of 60 miles (approximately 100 kilometers) at entry-into-service, addressing 99% of urban air mobility missions in cities and metropolitan areas.

•	Partnerships with new or existing operators, including revenue shares.

•	Research and development cost to achieve FAA type and production certification based on Embraer’s experience from previous programs.

•	Production investments and labor rates, including cost savings and assembly labor hours associated with Brazilian operations.

•	Other company operating expenses, which were assumed to be generally in line with Embraer standards.

•

Operating and maintenance assumptions, as well as future cost and production efficiencies, from leveraging Embraer’s resources and infrastructure, such as its global service network, warehouses, regulatory relationships, personnel and sales team.

•	Customer adoption rates and willingness to pay derived from a user assessment study conducted by Eve.

The estimates and assumptions reflected in the projections were developed by Eve management based primarily on:

•	the aviation industry expertise of Eve employees;

•	experience gained through prior aircraft programs and associated services offerings developed by Embraer;

•	feedback from Eve’s potential customers and partners; and

•	market studies and surveys conducting by Eve and third-parties.

Because the UAM industry is at a nascent stage of development, determining accurate estimates and assumptions is challenging. For example, key aircraft assumptions such as passenger load factor, flyable days and utilization rates that are applicable to the traditional commercial aircraft market may vary widely when applied to the UAM market. In addition, Eve’s estimates and assumptions have not yet been proven out in commercial operations over many years, so there are inherent uncertainties that could cause actual results to differ materially from estimates.

Eve’s revenue growth forecast is largely dependent on the Company’s ability to successfully commence aircraft production in 2025. In order to meet this timetable, Eve must successfully complete the design of its eVTOL (which is currently in the development stage), achieve regulatory certification and have the required manufacturing resources, components and materials in place to support production. If Eve encounters delays or technical challenges with any of these tracks, projected revenues related to aircraft sales would be delayed and reduced.

Eve also expects to generate revenues from fleet operations, service and support and UATM systems. Revenues from these eVTOL-related services and solutions are expected to begin prior to the start of aircraft production in 2025. With regard to fleet operations and service and support, Eve is pursuing an agnostic strategy, which means Eve expects to operate and service eVTOLs from both Eve and third-party manufacturers. Despite this agnostic approach, these two revenue streams are highly dependent on Eve aircraft, so any delays in the start of eVTOL production would also have a negative impact on fleet operations and service and support revenues.

Additional information relating to the principal assumptions relating to research and development costs that are expected to be incurred in connection with the development and production of Eve’s eVTOLs and type certification of its aircraft used in preparing the projections is set forth below. For a discussion of various factors that could materially affect Eve’s financial condition, results of operations, business, prospects and securities, see the section entitled, “Risk Factors.”

Eve defines EBITDA as net income (loss), before interest expense, income tax provision (benefits), depreciation and amortization expense. Non-GAAP estimates for EBITDA exclude interest, taxes, depreciation and stock-based compensation which will vary based on borrowing requirements, available interest rates to Eve at the time capital is required, depreciation of assets and any placeholder for stock-based compensation which is dependent on stock-price projections, which are unknown. EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for the net income (loss) prepared in accordance with GAAP.

Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by Embraer, Eve, Zanite or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that Zanite, the Zanite board of directors or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the business combination. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

Eve does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Eve does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Eve does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

The key elements of the projections provided by management of Eve to Zanite are summarized in the table below:

($ in millions)	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Total Revenue(1)	$20.6	$45.5	$305.0	$1,161.4	$1,825.1	$3,047.3	$4,535.9
Growth %	73%	121%	570%	281%	57%	67%	49%

EBITDA(2)	($109.4)	($87.6)	($60.1)	$66.8	$278.2	$517.8	$839.8
Total EBITDA Margin %	NM	NM	NM	6%	15%	17%	19%

Free Cash Flow(3)	($269.0)	($298.7)	($316.4)	($211.1)	$28.4	$202.7	$475.1

Eve eVTOL Deliveries (Annual)	—	—	75	340	481	801	1,117

(1)

Projected revenue in 2024 and 2025 is comprised of fleet operations, service and support and UATM. These eVTOL-related revenue sources are not solely dependent on Eve aircraft, which are not expected to begin production until 2025 and generate revenue until 2026.

(2)	EBITDA is a non-GAAP measure and defined as net income (loss) before depreciation and amortization, income taxes, interest income / (expense) and stock-based compensation.
(3)	Free cash flow is a non-GAAP measure and defined as EBITDA minus income taxes (excluding Tax Receivable Agreement payments), changes in net working capital and capital expenditures.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF THE FINANCIAL PROJECTIONS FOR EVE, EACH OF ZANITE, EMBRAER, EAH AND EVE, AND EACH OF ITS RESPECTIVE REPRESENTATIVES

AND AFFILIATES, UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Satisfaction of 80% Test

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of December 21, 2021, the value of the assets held in the trust account was approximately $228.88 million (excluding $8,050,000 of deferred underwriting commissions and taxes payable on the income earned on the trust account), 80% of which is equal to approximately $183.10 million. In reaching its conclusion that the business combination meets such 80% test, our board of directors reviewed the anticipated enterprise value of Eve of approximately $2.4 billion implied by considering the aggregate equity value of approximately $2.9 billion less approximately $516 million in net cash.

In determining whether the enterprise value described above represents the fair market value of Eve, our board of directors considered all of the factors described above in this section and the fact that the purchase price for Eve was the result of an arm’s length negotiation. As a result, our board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account).

In determining whether the enterprise value described above represents the fair market value of Eve, our board of directors considered all of the factors described in the section entitled “The Business Combination Proposal — Zanite’s Board of Directors’ Reasons for the Approval of the Business Combination,” and our board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the trust account. In light of the financial background and experience of the members of Zanite’s management team and board of directors, our board of directors believes that the members of Zanite’s management team and board of directors are qualified to determine whether the business combination meets the 80% test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Interests of Zanite’s Directors and Officers in the Business Combination

When you consider the recommendation of our board of directors that you vote in favor of approval of the business combination, you should be aware that the initial stockholders, including the Company’s directors and officers, have interests in the business combination that may be different from, or in addition to, the interests of the Company’s other stockholders and warrant holders. These interests include, among other things, the interests listed below:

•	The Sponsor and our officers and directors will lose their entire investment in us if we do not complete a business combination within the completion window.

On August 7, 2020, the Sponsor paid $25,000 in consideration for 5,750,000 founder shares, or approximately $0.004 per share, to cover certain of our offering costs in connection with the IPO. On October 15, 2020, the Sponsor transferred 250,000 founder shares to Ronald D. Sugar, our senior advisor, and 150,000 founder shares to each of John B. Veihmeyer, Larry R. Flynn and Gerard J.

DeMuro, our then directors, resulting in the Sponsor holding 5,050,000 founder shares. In September 2021, in connection with his appointment to the board of directors, Patrick M. Shanahan was made a member of the Sponsor, pursuant to which Mr. Shanahan may be entitled to distributions of the Company’s securities held by the Sponsor following the consummation of the business combination. The 5,750,000 founder shares have an aggregate market value of approximately $58,650,000 based upon the closing per share price of $10.20 on Nasdaq on February 3, 2022.

On November 19, 2020, in connection with the closing of the IPO, the Sponsor purchased 9,650,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $9,650,000. Each private placement warrant entitles the holder thereof to purchase one share of common stock at $11.50 per share. On May 18, 2021, the Sponsor purchased 2,300,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $2,300,000, to extend the period of time it the Company has to consummate its initial business combination by 6 months from the prior deadline of May 19, 2021 until November 19, 2021. On November 16, 2021, the Sponsor purchased 2,300,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $2,300,000, to extend the period of time it the Company has to consummate its initial business combination by 6 months from the prior deadline of November 19, 2021 until May 19, 2022. The 14,250,000 private placement warrants have an aggregate market value of approximately $10,545,000 based upon the closing per public warrant price of $0.74 on Nasdaq on February 3, 2022.

On December 21, 2021, the Sponsor committed to purchase 2,500,000 shares of common stock for $25,000,000 at a purchase price of $10.00 per share in connection with the PIPE Investment. Such shares would have an aggregate market value of approximately $25,500,000 based upon the closing per share price of $10.20 on Nasdaq on February 3, 2022. As described in the Subscription Agreement, the PIPE Investment will only be funded in connection with the closing of the business combination.

In the event that the Company does not complete a business combination within the completion window, the 5,750,000 founder shares and 14,250,000 private placement warrants, for which the Sponsor and our officers and directors have invested a total of $14,275,000 and which have an approximate aggregate market value of $69,130,875 as of February 3, 2022, will expire worthless, the Company may be unable to pay $31,698 in aggregate out-of-pocket expenses expected to be repaid by the Company to the Sponsor and our officers and directors upon consummation of the business combination, and the Company may be unable to repay the up to $2,000,000 that may be borrowed by the Company from the Sponsor pursuant to the New Promissory Note. As a result, the Sponsor and our officers and directors have an aggregate of up to $71,162,573 at risk that depends on the completion of a business combination within the completion window.

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The initial stockholders and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of the business combination. In addition, the initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if the Company fails to complete a business combination within the completion window. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if we fail to complete our initial business combination within the completion window. Our initial stockholders and our officers and directors did not receive separate consideration for their waiver of redemption rights other than the receipt of founder shares for a nominal purchase price.

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The nominal purchase price paid by the Sponsor and our officers and directors for the founder shares may result in significant dilution to the implied value of the public shares upon consummation of the business combination. In addition, the value of the founder shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of our common stock is substantially less than $10.00 per share. As a result, the Sponsor and our officers and directors are likely able to recoup their investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, the Sponsor and our officers and directors may have an economic incentive that differs from that of our public stockholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the trust account to the public stockholders, even if that business combination were with a riskier or less-established target business.

•	Following the consummation of the business combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

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Upon the Closing, Kenneth C. Ricci is expected to serve on the Company’s board of directors and Gerard J. DeMuro is expected to serve as the Co-Chief Executive Officer of the Company. As such, in the future they may receive any cash fees, stock options or stock awards that the Company and its board of directors determines to pay to its directors and/or officers.

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In connection with the Closing, we will enter into the Amended and Restated Registration Rights Agreement, which will provide certain of the Company’s stockholders, including the holders of the founder shares, private placement warrants and shares of common stock issuable upon conversion of the founder shares and private placement warrants, with registration rights.

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Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Company’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of February 3, 2022, the total aggregate amount of out-of-pocket expenses expected to be repaid by the Company upon consummation of the business combination is $31,698.

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Upon the completion of the business combination, BTIG and I-Bankers Securities, Inc., who acted as Zanite’s underwriters in the IPO, will be entitled to an aggregate deferred underwriting commission of $8,050,000, up to $2,012,500 of which the underwriters have agreed may be reallocated by Zanite to the payment of Zanite’s other advisors’ fees. Additionally, Jefferies, Raymond James and Banco Santander (Brasil) S.A. will receive customary financial advisory fees, Cowen, Inc. will receive a capital markets advisory fee, for a transaction of this nature, and Jefferies, BTIG, Bradesco BBI and Banco Itaú International and its affiliates are entitled to receive customary placement agent and referral fees, as applicable, for a transaction of this nature, representing an aggregate of $18,100,000 in fees. As of December 30, 2021, the total aggregate amount of transaction expenses expected to be paid or repaid by Zanite upon consummation of the business combination is approximately $40.56 million, inclusive of financial advisory, placement agent and referral fees and the deferred underwriting commission payable to Zanite’s underwriters in the IPO. If we were to fail to complete a business combination by May 19, 2022, BTIG, I-Bankers, Jefferies, Bradesco BBI, Banco Itaú International and its affiliates, Cowen, Inc., Raymond James and Banco Santander (Brasil) S.A. would not receive its their expected $24,137,000 in aggregate compensation for its their respective roles as underwriters, financial advisor, and placement agent, capital markets advisor and/or referee, as applicable, unless we seek and obtain the requisite consent of our stockholders to extend the period of time Zanite has to consummate its initial business combination.

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In connection with the Closing, the Sponsor and our officers and directors would be entitled to the repayment of any working capital loans and advances that have been made to the Company and remain outstanding. As of the date of this proxy statement, there are no such loans or advances outstanding. If we do not complete an initial business combination within the completion window, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay any working capital loans.

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In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

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Kenneth C. Ricci, Zanite’s Co-Chief Executive Officer, is the controlling owner of Directional Capital LLC. Directional Capital LLC’s portfolio companies include Flexjet, where Mr. Ricci serves as a Manager and as Chairman and President of its parent, and Halo, where Mr. Ricci serves as a director. On June 1, 2021, Eve announced a partnership with Halo pursuant to which Halo has agreed to order 200 eVTOL from Eve and has agreed to work with Eve to develop a new eVTOL operation in the U.S. and the U.K. Flexjet is a customer of Embraer Executive Jets and has agreed to purchase 68 fixed-wing aircraft from Embraer Executive Jets.

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Each of our officers and directors has fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

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None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

Expected Accounting Treatment of the Business Combination

This business combination is expected to be accounted for as a reverse recapitalization, equivalent to the issuance of shares by Eve for the net monetary assets of Zanite accompanied by a recapitalization. Accordingly, the consolidated assets, liabilities and results of operations of the UAM Business will become the historical financial statements of Eve; the assets, liabilities and results of operations of Zanite will be consolidated with Eve beginning on the Closing Date. For accounting purposes, the financial statements of Eve will represent a continuation of the financial statements of the UAM Business. The net assets of Zanite will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the transaction will be presented as those of UAM Business in future reports of Eve.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”), and certain waiting period requirements have been satisfied. The business combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the parties’ respective Notification and Report Forms with the Antitrust Division and the FTC, unless early termination is granted. On January 21, 2022, Zanite and Embraer filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The HSR Act waiting period expired on February 22, 2022.

At any time before or after consummation of the business combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the business combination, conditionally approving the business combination upon divestiture of assets, subjecting the completion of the business combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Zanite cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the business combination on antitrust grounds, and, if such a challenge is made, Zanite cannot assure you as to its result.

Neither Embraer nor Zanite are aware of any material regulatory approvals or actions that are required for completion of the business combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the Business Combination Proposal. The business combination cannot be completed unless the Business Combination Proposal is adopted by the affirmative vote of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. The holders of our Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law.

The Business Combination Proposal is a condition to the presentation of the other proposals and is conditioned on the approval of the other Condition Precedent Proposals.

Recommendation of Zanite’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of Zanite’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Zanite and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Zanite’s Directors and Officers in the Business Combination” for a further discussion.

THE CHARTER AMENDMENT PROPOSALS

Overview

We are asking our stockholders to approve the adoption of the Proposed Charter, substantially in the form attached to this proxy statement as Annex C, to be effective upon the consummation of the business combination. If the business combination and the Charter Amendment Proposals are approved, the Proposed Charter would replace the Current Charter.

Comparison of Current Charter to Proposed Charter

The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter, as well as our board of directors’ reasons for approval of the Charter Amendment Proposals. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, substantially in the form included as Annex C to this proxy statement.

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Change the post-combination company’s name to “Eve Holding, Inc.” Currently, the Company’s name is “Zanite Acquisition Corp.” If the Charter Amendment Proposals are approved, the Company’s name will be changed to “Eve Holding, Inc.” Our board of directors believes the name of the post-combination company should more closely align with the name of the post-business combination operating business and therefore has proposed this name change. In addition, our board of directors believes that having the Eve Holding, Inc. name as our own going forward will strengthen our reputation, brand and, as a result, stockholder value.

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Removal of blank check company provisions. Our board of directors has determined that it is in the best interest of the Company to eliminate provisions of our Current Charter that are specific to our status as a blank check company. Removal of these provisions is desirable because these provisions will serve no purpose following consummation of the business combination, and many of these provisions cease to apply upon the consummation of the Company’s initial business combination. For example, these proposed amendments remove the prohibition on the Company entering into an initial business combination with another blank check company or a similar company with nominal operations. In addition, certain other provisions in our Current Charter require that proceeds from the IPO be held in the trust account until a business combination or liquidation has occurred.

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Change stock classes and increase total number of authorized shares of capital stock to 1,100,000,000 shares. Our Current Charter authorizes the issuance of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock. If Charter Amendment Proposal B passes, the Proposed Charter will increase the number of authorized shares of capital stock from 111,000,000 to 1,100,000,000 shares of capital stock, comprised of 1,000,000,000 shares of common stock and 100,000,000 shares of preferred stock. As part of the transactions contemplated by the Business Combination Agreement, all shares of Class B common stock will be automatically converted on a one-for-one basis into shares of Class A common stock, and all shares of Class A common stock will be renamed as “common stock” for all purposes under the Proposed Charter. Our board of directors determined that there was no longer a need to continue with two classes of common stock and, therefore, the Proposed Charter eliminates the dual classes of our common stock as described above. The Proposed Charter also provides adequate authorized capital and flexibility for future issuances of common stock if determined by our board of directors to be in the best interests of the post-combination company, such as the shares to be issued pursuant to the Business Combination Agreement and the PIPE Investment, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

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Opt out of DGCL 242(b)(2). The Proposed Charter provides that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the

Company’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. Our board of directors believes it is appropriate at this time to remove the separate class vote for increases or decreases of the authorized shares of any class of capital stock to allow all stockholders to vote upon such matters.

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Change stockholder vote required to two-thirds of the total voting power of all the then outstanding shares of common stock entitled to vote thereon, voting together as a single class, to (1) make amendments to certain provisions of the Proposed Charter (Article THIRTEENTH (A)) and (2) amend the Proposed Bylaws (Article SIXTH (F)). The Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares for stockholders to adopt, amend, alter or repeal the Current Bylaws and the Current Charter. The Proposed Charter will require an affirmative supermajority vote of the outstanding shares for the stockholders to adopt, amend, alter or repeal the Proposed Bylaws and to amend certain provisions of the Proposed Charter as follows: Article FIFTH (B), which addresses the issuance of preferred stock; Article SIXTH, which addresses amending or addressing the number, election, terms and removal of the classified board structure and any directors thereof; Article SEVENTH, which addresses the ability of stockholders to take action by written consent and the requirement that special meetings be called only by our board of directors; Article EIGHTH, which addresses the limitation on personal liability for a director’s breach of fiduciary duty; Article NINTH, which addresses the election not to be governed by DGCL Section 203; Article TENTH, which addresses the specification that certain transactions are not “corporate opportunities”; Article ELEVENTH, which addresses the Company’s ability to indemnify, and advance expenses to, any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; Article TWELVTH, which addresses the exclusive forum for certain actions and proceedings; and Article THIRTEENTH, which addresses requirements to amend, alter, change or repeal certain provisions of the Proposed Charter. Our board of directors believes that it is desirable to increase the voting threshold required to amend or repeal certain provisions of the Proposed Charter and to amend or repeal the Proposed Bylaws, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the Eve Holding, Inc. board of directors to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt.

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Provide that stockholders may take action by written consent until the time the issued and outstanding shares of common stock owned by Embraer Entities represent less than 50% of the voting power of the then outstanding shares of capital stock of the Company. The Current Charter permits only holders of Class B common stock to take action by written consent in lieu of taking action at a meeting of stockholders. The Proposed Charter instead provides that stockholders may take action by written consent until the time the issued and outstanding shares of common stock owned by Embraer Entities represent less than 50% of the voting power of the then outstanding shares of capital stock of the Company. Our board of directors believes that it is desirable to limit the ability of stockholders to act by written consent after the time that Embraer Entities no longer beneficially owns at least a majority of the voting power of the capital stock of the Company in order to protect the Company from unwarranted attempts to gain corporate control in its post-business combination phase. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and Proposed Bylaws.

•	Election not to be governed by Section 203 of the DGCL. Under the Current Charter, the Company is subject to Section 203 of the DGCL. The amendment in the Proposed Charter would cause the combined company to not be governed by Section 203 of the DGCL. Our board of directors believes that it is desirable to not be governed by Section 203 of DGCL as the provision is in line with market practice for a company with large stockholders like ours.

Vote Required for Approval

Each of the Charter Amendment Proposals will be voted on separately by the Company’s stockholders as follows:

(A)

Charter Amendment Proposal A: to approve and adopt the Proposed Charter (other than the proposals addressed in Charter Amendment Proposal B), which, if approved, would amend and restate the Current Charter, and which, if approved, would take effect upon the Closing;

(B)

Charter Amendment Proposal B: to approve and adopt a proposed amendment to the Proposed Charter to (i) increase the number of authorized shares of Class A common stock from 100,000,000 to 1,000,000,000, which will become shares of common stock, par value of $0.001 per share, of the combined company upon the Closing, and the total number of authorized shares of common stock from 111,000,000 to 1,000,000,000 and (ii) provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, which, if approved, will both be in effect upon the Closing;

The sole reason that the Company is presenting two separate Charter Amendment Proposals is to provide for a separate Class A common stock vote on Charter Amendment Proposal B, and thereby enable holders of the Company’s Class A common stock to vote separately as a class on the increase in the authorized number of shares of the Company’s Class A common stock.

Approval of each of the Charter Amendment Proposals requires the affirmative vote of holders of a majority of the outstanding shares of our Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. In addition, Charter Amendment Proposal B requires the affirmative vote of holders of a majority of the outstanding shares of Class A common stock, voting as a class. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting) and an abstention from voting will have the effect of a vote “AGAINST” this proposal.

The Charter Amendment Proposals are conditioned upon approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, the Charter Amendment Proposals will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE CHARTER AMENDMENT PROPOSALS.

THE ADVISORY CHARTER PROPOSALS

We are asking our stockholders to vote on separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposals, but pursuant to SEC guidance, the Company is required to submit these provisions to its stockholders separately for approval. However, the stockholder votes regarding these proposals are advisory in nature, and are not binding on the Company or our board of directors (separate and apart from the approval of the Charter Amendment Proposals). Furthermore, the business combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposals). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Company intends that the Proposed Charter will take effect at the Closing (assuming approval of the Charter Amendment Proposals).

Advisory Charter Proposal A: Change in Stock Classes and Authorized Shares

Description of Amendment

The Current Charter authorizes the issuance of 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock. The Proposed Charter authorizes the issuance of 1,000,000,000 shares of common stock and 100,000,000 shares of preferred stock. As part of the transactions contemplated by the Business Combination Agreement, all shares of Class B common stock will be automatically converted on a one-for-one basis into shares of Class A common stock, and all shares of Class A common stock will be renamed as “common stock” for all purposes under the Proposed Charter.

Reasons for the Amendment

Our board of directors determined that there was no longer a need to continue with two classes of common stock and, therefore, the Proposed Charter eliminates the dual classes of our common stock as described above. The increase in the number of authorized of shares of capital stock is important as it allows us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient (i) to support growth and flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions) and (ii) to be issued as consideration for the business combination and the other transactions contemplated by this proxy statement, and for any other corporate proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock plans. The board of directors believes that these additional shares will provide us with the needed flexibility to issue shares in the future in a timely manner and under circumstances considered favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance

Advisory Charter Proposal B: Opt Out of DGCL 242(b)(2)

Description of Amendment

The Proposed Charter provides that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Company’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Reasons for the Amendment

Our board of directors believes it is appropriate at this time to remove the separate class vote for increases or decreases of the authorized shares of any class of capital stock to allow all stockholders to vote upon such matters.

Advisory Charter Proposal C: Change the Stockholder Vote Required to Amend the Proposed Charter and Proposed Bylaws

Description of Amendment

The Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares for stockholders to adopt, amend, alter or repeal the Current Bylaws and the Current Charter. The Proposed Charter will require an affirmative supermajority vote of the outstanding shares for the stockholders to adopt, amend, alter or repeal the Proposed Bylaws and to amend certain provisions of the Proposed Charter as follows: Article FIFTH (B), which addresses the issuance of preferred stock; Article SIXTH, which addresses amending or addressing the number, election, terms and removal of the classified board structure and any directors thereof; Article SEVENTH, which addresses the ability of stockholders to take action by written consent and the requirement that special meetings be called only by our board of directors; Article EIGHTH, which addresses the limitation on personal liability for a director’s breach of fiduciary duty; Article NINTH, which addresses the election not to be governed by DGCL Section 203; Article TENTH, which addresses the specification that certain transactions are not “corporate opportunities”; Article ELEVENTH, which addresses the Company’s ability to indemnify, and advance expenses to, any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; Article TWELVTH, which addresses the exclusive forum for certain actions and proceedings; and Article THIRTEENTH, which addresses requirements to amend, alter, change or repeal certain provisions of the Proposed Charter.

Reasons for the Amendment

Our board of directors believes that it is desirable to increase the voting threshold required to amend or repeal certain provisions of the Proposed Charter and to amend or repeal the Proposed Bylaws, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the Eve Holding, Inc. board of directors to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt.

Advisory Charter Proposal D: Provide that Stockholders May Take Action by Written Consent

Description of Amendment

The Current Charter permits only holders of Class B common stock to take action by written consent in lieu of taking action at a meeting of stockholders. The Proposed Charter instead provides that stockholders may take action by written consent until the time the issued and outstanding shares of common stock owned by Embraer Entities represent less than 50% of the voting power of the then outstanding shares of capital stock of the Company.

Reasons for the Amendment

Our board of directors believes that it is desirable to limit the ability of stockholders to act by written consent after the time that Embraer Entities no longer beneficially owns at least a majority of the voting power of the capital stock of the Company in order to protect the Company from unwarranted attempts to gain corporate control in its post-business combination phase. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and Proposed Bylaws.

Advisory Charter Proposal E: Election not to be Governed by Section 203 of the DGCL

Description of Amendment

Under the Current Charter, the Company is subject to Section 203 of the DGCL, a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the business combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. The amendment in the Proposed Charter would cause the combined company to not be governed by Section 203 of the DGCL.

Reasons for the Amendment

Our board of directors believes that it is desirable to not be governed by Section 203 of DGCL as the provision is in line with market practice for a company with large stockholders like ours, particularly in light of the ongoing service and other arrangements that are expected to continue between Embraer and Eve following the Closing.

Advisory Charter Proposal F: Change the Company’s Name and Remove Blank Check Company Provisions

Description of Amendment

Currently, the Company’s name is “Zanite Acquisition Corp.” If the Charter Amendment Proposals are approved, the Company’s name will be changed to “Eve Holding, Inc.” In addition, the Current Charter has a number of provisions that are specific to our status as a blank check company which would be eliminated by the adoption of the Proposed Charter.

Reasons for the Amendment

Our board of directors believes the name of the post-combination company should more closely align with the name of the post-business combination operating business and therefore has proposed this name change. In addition, our board of directors believes that having the Eve Holding, Inc. name as our own going forward will strengthen our reputation, brand and, as a result, stockholder value. Our board of directors has determined that it is in the best interest of the Company to eliminate provisions of our Current Charter that are specific to our status as a blank check company. Removal of these provisions is desirable because these provisions will serve no purpose following consummation of the business combination, and many of these provisions cease to apply upon the consummation of the Company’s initial business combination. For example, these proposed amendments remove the prohibition on the Company entering into an initial business combination with another blank check company or a similar company with nominal operations. In addition, certain other provisions in our Current Charter require that proceeds from the IPO be held in the trust account until a business combination or liquidation has occurred.

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of Eve Holding, Inc. and thereby protect continuity of or entrench Eve Holding, Inc.’s management, which may adversely affect the market price of Eve’s securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in the best interests of Eve Holding, Inc., authorized but unissued preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Eve Holding, Inc. to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. Eve Holding, Inc. currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Vote Required for Approval

The approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting) and an abstention from voting will no effect on the Advisory Charter Proposals.

As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on the Company or our board of directors. Furthermore, the business combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, the Company intends that the Proposed Charter will take effect upon consummation of the business combination (assuming approval of the Charter Amendment Proposals).

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE ADVISORY CHARTER PROPOSALS.

THE STOCK ISSUANCE PROPOSAL

Overview

The Stock Issuance Proposal is a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq, (x) the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination, consisting of the issuance of (i) shares of common stock to EAH pursuant to the terms of the Business Combination Agreement and (ii) shares of common stock to the PIPE Investors in connection with the PIPE Investment, plus any additional shares of common stock or securities convertible into shares of common stock pursuant to Subscription Agreements or similar arrangements that we may enter into prior to the Closing, and (y) the issuance of shares of common stock to EAH in connection with the business combination and the PIPE Investment that would result in EAH owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules.

If the Stock Issuance Proposal is adopted, subject to the terms and conditions of the Business Combination Agreement, at the Closing (i) 237,500,000 shares of our common stock will be issued to EAH in connection with the business combination (inclusive of the 17,500,000 shares of common stock that will be issued to EAH in connection with PIPE Investment) and (ii) 14,000,000 shares of our common stock will be issued to the PIPE Investors other than EAH (inclusive of the 2,500,000 shares of common stock that will be issued to the Sponsor in connection with PIPE Investment), plus any additional shares of common stock or securities convertible into shares of common stock we may issue pursuant to subscription agreements or similar arrangements that we may enter into prior to the Closing.

Why the Company Needs Stockholder Approval

We are proposing the Stock Issuance Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d), which require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. Assuming no redemptions, we expect to issue approximately (i) 237,500,000 shares of our common stock will be issued to EAH in connection with the business combination (inclusive of the 17,500,000 shares of common stock that will be issued to EAH in connection with PIPE Investment) and (ii) 14,000,000 shares of our common stock will be issued to the PIPE Investors other than EAH (inclusive of the 2,500,000 shares of common stock that will be issued to the Sponsor in connection with PIPE Investment), plus any additional shares of common stock or securities convertible into shares of common stock we may issue pursuant to subscription agreements or similar arrangements that we may enter into prior to the Closing. Because we may issue 20% or more of our outstanding common stock as consideration in the business combination and the PIPE investment, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a), (b) and (d). For more information, please see the section entitled “The Stock Issuance Proposal.”

Effect of Proposal on Current Stockholders

If the Stock Issuance Proposal is adopted, subject to the terms and conditions of the Business Combination Agreement, at the Closing (i) 237,500,000 shares of common stock will be issued to EAH in connection with the business combination (inclusive of the 17,500,000 shares of common stock which will be issued to EAH in connection with the PIPE Investment) and (ii) 14,000,000 shares of common stock will be issued to the PIPE Investors (inclusive of the 2,500,000 shares of common stock that will be issued to the Sponsor in connection with the PIPE Investment), plus any additional shares of common stock or securities convertible into shares of common stock we may issue pursuant to subscription agreements or similar arrangements that we may enter into prior to the Closing, which collectively represents at least approximately 875% of the 28,750,000 shares of our common stock outstanding as of the date hereof. The issuance of these shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in our voting power, liquidation value and aggregate book value.

In the event that the Stock Issuance Proposal is not approved by our stockholders, the business combination may not be consummated. In the event that the Stock Issuance Proposal is approved by our stockholders, but the Business Combination Agreement is terminated (without the business combination being consummated) prior to the issuance of such shares of common stock, the Company will not issue such shares of common stock.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon.

Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting) and an abstention from voting will have no effect on the outcome of this proposal.

The Stock Issuance Proposal is conditioned upon approval of the other Condition Precedent Proposals. If the other Condition Precedent Proposals are not approved, the Stock Issuance Proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

THE INCENTIVE PLAN PROPOSAL

Unless the context otherwise requires, references in this section to “we”, “us”, “our”, “Eve” or the “Company” generally refer to Eve Holding, Inc. from and after the business combination.

Overview

On December 19, 2021, Zanite’s board of directors approved and adopted the Eve Holding, Inc. 2022 Stock Incentive Plan (the “2022 Plan”), effective as of and contingent on the consummation of the business combination, and subject to approval of Zanite stockholders. If the 2022 Plan is approved by Zanite stockholders and the business combination is consummated, Eve will be authorized to grant equity and cash incentive awards to eligible service providers pursuant to the 2022 Plan. Zanite is asking its stockholders to approve the 2022 Plan, the material terms of which are described below.

A copy of the 2022 Plan is attached as Annex K and the description below is qualified in its entirety by reference to the attached plan document.

The 2022 Plan

The purpose of the 2022 Plan is to provide an additional incentive to officers, employees, non-employee directors and consultants of Eve or its affiliates whose contributions are essential to the growth and success of the business of Eve and its affiliates, in order to strengthen the commitment of such persons to Eve and its affiliates, motivate such persons to faithfully and diligently perform their responsibilities, and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of Eve and its affiliates.

Summary of the 2022 Plan

This section summarizes certain principal features of the 2022 Plan.

Administration and Eligibility

Officers, employees, non-employee directors and consultants of Eve and its affiliates will be eligible to receive awards under the 2022 Plan. It is anticipated that there will be approximately 130 employees and 4 non-employee directors eligible to receive awards under the 2022 Plan immediately following the consummation of the business combination.

Eve’s board of directors will administer the 2022 Plan unless they appoint a committee of directors to administer certain aspects of the 2022 Plan. The board of directors or committee administering the 2022 Plan is referred to herein as the “plan administrator.” Subject to applicable laws and regulations, the plan administrator is authorized to delegate its administrative authority under the 2022 Plan to an officer of Eve or other individual or group.

The plan administrator will have the authority to exercise all powers either specifically granted under the 2022 Plan or necessary and advisable in the administration of the 2022 Plan, including, without limitation: (i) to select those eligible recipients who will be granted awards; (ii) to determine whether and to what extent awards are to be granted hereunder to participants; (iii) to determine the number of shares of Eve’s common stock or cash to be covered by each award; (iv) to determine the terms and conditions, not inconsistent with the terms of the 2022 Plan, of each award granted thereunder; (v) to determine the terms and conditions, not inconsistent with the terms of the 2022 Plan, which govern all written instruments evidencing awards; (vi) to determine the fair market value in accordance with the terms of the 2022 Plan; (vii) to determine the duration and purpose of leaves of absence which may be granted to a participant without constituting termination of the participant’s employment or service for purposes of awards; (viii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the 2022 Plan as it will from time to time deem advisable; (ix) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the 2022 Plan; and (x) to construe and interpret the terms and provisions of the 2022 Plan and any award issued under the 2022 Plan (and any award agreement relating thereto), and to otherwise supervise the administration of the 2022 Plan and to exercise all powers and authorities either specifically granted under the 2022 Plan or necessary and advisable in the administration of the 2022 Plan.

Shares Available and Limitation on Awards

The maximum number of shares of common stock reserved for issuance under the 2022 Plan will be 8,730,000 shares (the “Share Reserve”); provided, however, that the Share Reserve will automatically increase on January 1st of each calendar year (each, an “Evergreen Date”), prior to the tenth anniversary of the Effective Date (as such term is defined in the 2022 Plan), in an amount equal to the lesser of (i) 3% of the total number of shares of Eve common stock outstanding on the December 31st immediately preceding the applicable Evergreen Date and (ii) a number of shares of Eve common stock determined by the plan administrator. Up to the number of Eve common stock reserved for issuance under the 2022 Plan as of the Effective Date may be granted as incentive stock options (“ISOs”).

Shares of Eve common stock subject to an award under the 2022 Plan that remain unissued upon the cancellation, termination or expiration of the award will again become available for grant under the 2022 Plan. However, shares of Eve common stock that are exchanged by a participant or withheld by Eve as full or partial payment in connection with any award under the 2022 Plan, as well as any shares of Eve common stock exchanged by a participant or withheld by Eve to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2022 Plan. To the extent an award is paid or settled in cash, the number of shares of Eve common stock previously subject to the award will again be available for grants pursuant to the 2022 Plan. To the extent that an award can only be settled in cash, such award will not be counted against the total number of shares of Eve common stock available for grant under the 2022 Plan.

Equitable Adjustments

The 2022 Plan provides that, in the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend, combination or exchange of shares, change in corporate structure or a similar corporate event affecting the common stock of Eve (in each case, a “Change in Capitalization”), the plan administrator will make, in its sole discretion, an equitable substitution or proportionate adjustment in (i) the number of shares of common stock reserved under the 2022 Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and stock appreciation rights (“SARs”)granted under the 2022 Plan, (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, restricted stock units, stock bonuses and other share-based awards granted under the 2022 Plan and (iv) the performance goals and performance periods applicable to any awards granted under the 2022 Plan. The plan administrator will make other equitable substitutions or adjustments as it determines in its sole discretion.

In addition, in the event of a Change in Capitalization (including a change in control, as described below), the plan administrator may cancel any outstanding awards for the payment of cash or in-kind consideration. However, if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of the shares of Eve common stock, cash or other property covered by such award, the Eve board of directors may cancel the award without the payment of any consideration to the holder.

Awards

Restricted stock units, which we refer to as “RSUs,” and restricted stock may be granted under the 2022 Plan. The plan administrator will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of RSUs and restricted stock. If the restrictions, performance objectives or other conditions determined by the plan administrator are not satisfied, the RSUs and restricted stock will be forfeited. Subject to the provisions of the 2022 Plan and the applicable individual award agreement, the plan administrator may provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances as set forth in the applicable individual award agreement, including the attainment of certain performance goals, a participant’s termination of employment or service, or a participant’s death or disability. The rights of RSU and restricted stock holders upon a termination of employment or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to vote and receive dividends declared with respect to such restricted stock, provided that any dividends declared during the restricted period with respect to such restricted stock will generally only become payable if the underlying restricted stock vests. During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but, if the applicable individual award agreement so provides, may be credited with dividend equivalent rights that will be paid at the time that shares of Eve common stock in respect of the related RSUs are delivered to the participant.

We may issue stock options under the 2022 Plan. Options granted under the 2022 Plan may be in the form of non-qualified options or “incentive stock options” within the meaning of Section 422 of the Code as set forth in the applicable individual option award agreement. Except as set forth in the applicable award agreement, the exercise price of all options granted under the 2022 Plan will be determined by the plan administrator, but in no event may the exercise price be less than 100% of the fair market value of the related shares of Eve common stock on the date of grant. The maximum term of all stock options granted under the 2022 Plan will be determined by the plan administrator, but may not exceed ten years. Each stock option will vest and become exercisable (including in the event of the optionee’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual option agreement.

SARs may be granted under the 2022 Plan either alone or in conjunction with all or part of any option granted under the 2022 Plan. A free-standing SAR granted under the 2022 Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Eve common stock over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of an option under the 2022 Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Eve common stock over the exercise price of the related option. Except as set forth in the applicable award agreement, each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares of Eve common stock on the date of grant. The maximum term of all SARs granted under the 2022 Plan will be determined by the plan administrator, but may not exceed ten years. The plan administrator may determine to settle the exercise of a SAR in shares of Eve common stock, cash, or any combination thereof.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the plan administrator in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other stock-based awards, valued in whole or in part by reference to, or otherwise based on, shares of Eve common stock (including dividend equivalents) may be granted under the 2022 Plan. Any dividend or dividend equivalent awarded under the 2022 Plan will be subject to the same restrictions, conditions and risks of forfeiture as the underlying awards and will only become payable if the underlying awards vest. The plan administrator will determine the terms and conditions of such other stock-based awards, including the number of shares of Eve common stock to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled (e.g., in shares of Eve common stock or cash or other property), and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance objectives).

Bonuses payable in fully vested shares of Eve common stock and awards that are payable solely in cash may also be granted under the 2022 Plan.

The plan administrator may grant equity-based awards and incentives under the 2022 Plan that are subject to the achievement of performance objectives selected by the plan administrator in its sole discretion, including, without limitation, one or more of the following business criteria: (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) stock price or total stockholder return; (xv) cost targets, reductions and savings, productivity and efficiencies; (xvi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, and information technology goals, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xviii) any combination of, or a specified increase in, any of the foregoing. However, non-employee directors may not be granted awards during any calendar year that, when aggregated with such non-employee director’s cash fees during such calendar year, exceed $750,000 in total value.

The business criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to Eve or any of its affiliates, or one of Eve’s divisions or strategic business units or a division or strategic business unit of any of Eve affiliates, or may be applied to Eve’s performance relative to a market index, a group of other companies or a combination thereof, all as determined by the plan administrator. The business criteria may also be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made. The plan administrator will have the authority to make equitable adjustments to the business criteria, as may be determined by the plan administrator in its sole discretion including, without limitation, in the event of acquisitions, dispositions or other corporate events.

Certain Transactions

In the event that a “change in control” (as such term is defined in the 2022 Plan) occurs, each award granted under the 2022 Plan will continue to operate in accordance with its terms, subject to adjustment (including, without limitation, assumption or conversion into equivalent awards of the acquirer’s equity) as described above with respect to Changes in Capitalization.

Except as provided in the applicable award agreement, if (i) a change in control occurs and (ii) either (x) an outstanding award is not assumed or substituted in connection with such change in control or (y) an outstanding award is assumed or substituted in connection with such change in control and a participant’s employment or service is terminated without cause or by the participant for good reason (if applicable) within 12 months following the change in control, then (i) any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award granted under the 2022 Plan will lapse, the awards will vest in full and any performance conditions will be deemed to be achieved at target performance levels.

For purposes of the 2022 Plan, an outstanding award will be considered to be assumed or substituted for if, following the change in control, the award remains subject to the same terms and conditions that were applicable to the award immediately prior to the change in control except that, if the award related to shares of common stock, the award instead confers the right to receive common stock of the acquiring entity (or such other security or entity as may be determined by the plan administrator, in its sole discretion).

Withholding Taxes

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of an amount up to the maximum statutory rates in the participant’s applicable jurisdictions with respect to any award granted under the 2022 Plan, as determined by Eve. Eve has the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have Eve withhold from delivery of shares of Eve common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of Eve common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. Eve may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy Eve’s withholding obligation with respect to any award.

Amendment, Termination and Clawback Provisions

The 2022 Plan provides Eve’s board of directors with the authority to amend, alter or terminate the 2022 Plan, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may adversely affect the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law.

All awards will be subject to the provisions of any clawback policy implemented by Eve to the extent set forth in such clawback policy, and will be further subject to such deductions and clawbacks as may be required to be made pursuant to any law, government regulation or stock exchange listing requirement.

Term

No award will be granted pursuant to the 2022 Plan on or after the tenth anniversary of the effective date, but awards theretofore granted may extend beyond that date.

Transferability and Participant Payments

Until they are fully vested and/or exercisable, awards under the 2022 Plan are generally non-transferrable, subject to the plan administrator’s consent, and are generally exercisable only by the participant. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with awards under the 2022 Plan, generally the plan administrator may, in its discretion, accept cash, shares of Eve common stock that meet specified conditions, or such other consideration as it deems suitable.

U.S. Material Federal Tax Consequences

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, Eve will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by Eve for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonqualified Stock Options

Options not designated or qualifying as ISOs will be nonqualified stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income equal to the amount by which the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Stock Appreciation Rights

In general, no taxable income is reportable when SARs are granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any cash or shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the U.S. Internal Revenue Service no later than 30 days after the date the shares are acquired.

Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of RSUs. A participant who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the plan administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Stock-Based Awards

The tax consequences associated with any other stock-based award of unrestricted shares or an award that is valued by reference to shares granted under the 2022 Plan will vary depending on the specific terms of the award. A participant acquiring unrestricted shares generally will recognize ordinary income equal to the fair market value of the shares on the grant date. The factors that will determine the timing and character of the income include whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Certain types of awards granted under the 2022 Plan may be subject to the requirements of Section 409A of the Code. It is intended that the 2022 Plan and all awards comply with, or be exempt from, the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A of the Code fails to comply with Section 409A’s provisions, Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for Eve

Eve generally will be entitled to a tax deduction in connection with an award under the 2022 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our chief executive officer, chief financial officer and the other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these covered employees, including awards that Eve grants pursuant to the 2022 Plan, whether performance-based or otherwise, will be subject to the $1 million annual deduction limitation. Because of the elimination of the performance-based compensation exemption, it is possible that all or a portion of the compensation paid to covered employees in the form of equity grants under the 2022 Plan may not be deductible by Eve, to the extent that the annual deduction limitation is exceeded.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF CURRENT U.S. MATERIAL FEDERAL INCOME TAXATION UPON PARTICIPANTS AND EVE WITH RESPECT TO AWARDS UNDER THE 2022 Plan. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits

The following table shows information regarding the awards to be made in connection with the business combination. The effectiveness of these awards is subject to the closing of the business combination and stockholder approval of the 2022 Plan. The issuance of additional awards under the 2022 Plan will be at the discretion of Eve’s board of directors. Therefore, it cannot be determined in advance the amount or form of any award that will be granted to any individual in the future, except as set forth below:

Name and Position	Dollar Value ($)(1)	Number of Units
Jerry DeMuro, Co-Chief Executive Officer	4,600,000	460,000	(2)
Andre Duarte Stein, Co-Chief Executive Officer	4,130,000	413,000	(3)
Eduardo Couto, Chief Financial Officer	2,547,000	254,700	(3)
Executive Group	11,277,000	1,127,700	(4)
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	600,000	60,000	(5)

(1)	For purposes of calculating the dollar value of shares to be subject to these awards during 2022, the price per share of our Eve common stock of $10.00 has been used.
(2)

Reflects long-term incentive awards to be granted in 2022 and 2023 pursuant to Mr. DeMuro’s employment agreement, entered into on September 14, 2021 in connection with the Business Combination and effective as of the Closing. For the awards to Mr. DeMuro, 260,000 shares will be granted in the form of restricted shares subject to achievement of service vesting conditions, and 200,000 shares will be granted in the form of performance shares subject to achievement of service and performance vesting conditions.

(3)

Reflects long-term incentive awards to be granted in 2022 in connection with the Business Combination and effective after the Closing. For the awards to Messrs. Duarte and Couto, 50% of the equity awards will be granted in the form of performance shares, subject to achievement of service and performance vesting conditions, 45% of the equity awards will be granted in the form of restricted shares subject to achievement of service and performance vesting conditions, and 5% equity awards will be granted in the form of restricted shares subject to achievement of service vesting conditions.

(4)	Includes the awards to be granted to Messrs. DeMuro, Stein and Couto, as described above. No other awards are anticipated to be granted to Eve’s other executive officers at this time.
(5)	Includes restricted stock units granted to four independent directors, vesting three years following grant.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by Zanite’s stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Failure to submit a proxy at the special meeting, an abstention from voting and a broker non-vote will have no effect on the outcome of the Incentive Plan Proposal. The business combination is not conditioned on the approval and adoption of the Incentive Plan Proposal. The Incentive Plan Proposal is conditioned upon the approval of the Condition Precedent Proposals. If the Condition Precedent Proposals are not approved, the Incentive Plan Proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of the Company and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Zanite’s Directors and Officers in the Business Combination” for a further discussion.

THE DIRECTOR ELECTION PROPOSAL

Overview

The Company’s board of directors is currently divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

Director Nominees

Our board of directors has determined to increase the size of the board from six to seven directors if the business combination is completed.

The Company’s stockholders are being asked to consider and vote upon a proposal to elect seven directors to our board of directors, effective immediately upon the Closing of the business combination, with each Class I director having a term that expires at our annual meeting of stockholders in 2023, each Class II director having a term that expires at our annual meeting of stockholders in 2024 and each Class III director having a term that expires at our annual meeting of stockholders in 2025, or, in each case, when his or her respective successor is duly elected and qualified, or upon his or her earlier death, resignation, retirement or removal.

We are proposing that Sergio Pedreiro and José Manuel Entrecanales serve as the Class I directors, Marion Clifton Blakey and Paul Eremenko serve as Class II directors and Luis Carlos Affonso, Michael Amalfitano and Kenneth C. Ricci serve as Class III directors.

Because our board of directors is currently classified and our directors currently serving in Class I, Class II and Class III have terms that extend beyond the special meeting, these directors have tendered their contingent resignations from their current terms, conditioned upon the approval of the Condition Precedent Proposals. These resignations will take effect immediately prior to the Closing, and if the requisite vote of the stockholders is obtained, each of these directors will begin a new terms as directors on our board of directors.

For biographical information concerning each director nominee, please see the section entitled “Management of the Company Following the Business Combination.”

Vote Required for Approval

The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote on the election of directors. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.

Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting) and an abstention from voting will have no effect on the election of directors.

The election of the seven director nominees under this Director Election Proposal is conditioned on the approval of the other Condition Precedent Proposals. If the other Condition Precedent Proposals, are not approved, our board of directors will remain as currently composed.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows our board of directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived. In no event will Zanite solicit proxies to adjourn the special meeting or consummate the business combination beyond the date by which it may properly do so under the Current Charter.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the special meeting and is not approved by the stockholders, the board of directors may not be able to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived. In such events, the business combination would not be completed.

The approval of the Adjournment Proposal is not a condition to the consummation of the business combination.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the votes cast by holders of our Class A common stock and Class B common stock present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual special meeting) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of Zanite’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Zanite and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Zanite’s Directors and Officers in the Business Combination” for a further discussion.

INFORMATION ABOUT ZANITE

Introduction

We are a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Business Combination Agreement, the Company’s efforts were limited to organizational activities, completion of the IPO and the evaluation of possible business combinations.

Initial Public Offering

We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, the Company is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

On August 7, 2020, the Sponsor paid $25,000 in consideration for 5,750,000 founder shares, or approximately $0.004 per share, to cover certain of our offering costs in connection with the IPO. On October 15, 2020, the Sponsor transferred 250,000 founder shares to Ronald D. Sugar, our senior advisor, and 150,000 founder shares to each of John B. Veihmeyer, Larry R. Flynn and Gerard J. DeMuro, our then directors, resulting in the Sponsor holding 5,050,000 founder shares. In September 2021, in connection with his appointment to the board of directors, Patrick M. Shanahan was made a member of the Sponsor, pursuant to which Mr. Shanahan may be entitled to distributions of the Company’s securities held by the Sponsor following the consummation of the business combination.

On November 19, 2020, we consummated the IPO of 23,000,000 units, including the issuance of 3,000,000 units as a result of the underwriters’ exercise of their over-allotment option in full. The units were sold at a price of $10.00 per unit, generating gross proceeds of $230 million.

On November 19, 2020, in connection with the closing of the IPO, the Sponsor purchased 9,650,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $9,650,000.

Upon the closing of the IPO and the sale of the private placement warrants, $232,300,000 was placed in the trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. The funds held in the trust account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by us.

On May 18, 2021, the Sponsor purchased 2,300,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $2,300,000, to extend the period of time it the Company has to consummate its initial business combination by 6 months from the prior deadline of May 19, 2021 until November 19, 2021. On November 16, 2021, the Sponsor purchased 2,300,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $2,300,000, to extend the period of time it the Company has to consummate its initial business combination by 6 months from the prior deadline of November 19, 2021 until May 19, 2022. The proceeds from such sales were placed in the trust account.

As of December 31, 2021, there was $236,926,076 in investments and cash held in the trust account.

Fair Market Value of Eve’s Business

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination. We will not complete a business combination unless we acquire a controlling interest in a target company or we are otherwise not required to register as an investment company under the Investment Company Act. Our board of directors determined that this test was met in connection with the proposed business combination. For more information, please see the section entitled “The Business Combination Proposal — Satisfaction of 80% Test” for more information.

Stockholder Approval of Business Combination

Under the Current Charter, in connection with any proposed business combination, we must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for the IPO. Accordingly, in connection with the business combination, the Company’s stockholders may seek to redeem the public shares that they hold in accordance with the procedures set forth in this proxy statement.

Voting Restrictions in Connection with Stockholder Meeting

In connection with the entry into the Business Combination Agreement, the Sponsor Parties entered into the Sponsor Support Agreement, pursuant to which each of the Sponsor Parties agreed to, among other things, vote all of its or his shares of common stock in favor of the Business Combination Proposal and each of the other proposals presented by the Company at the special meeting. As of the date hereof, the Sponsor Parties own 20% of the Company’s total outstanding shares of common stock.

At any time prior to the special meeting, the Sponsor, the initial stockholders, our directors, executive officers, advisors and/or their affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares in favor of the Business Combination Proposal. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase public shares or public warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. In the event that the Sponsor, the initial stockholders, our directors, officers, advisors or their affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. The purpose of any such purchases of public shares or other transactions could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or to satisfy a closing condition in the Business Combination Agreement where it appears that such condition would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value. In addition, if such purchases are made, the public “float” of our common stock or warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Liquidation if No Business Combination

We will have only until the expiration of the completion window to complete our initial business combination. If we do not complete our initial business combination within the completion window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the completion window.

The Sponsor and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within the completion window. However, if the Sponsor or our officers or directors acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the completion window.

The Sponsor and our officers and directors have agreed, pursuant to a letter agreement with us, that they will not propose any amendment to the Current Charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within the completion window or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of permitted withdrawals), divided by the number of then outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $475,339 of proceeds held outside the trust account as of December 31, 2021, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expand all of the net proceeds of the IPO and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.30. Such amount will be increased by an anticipated $0.10 per public share pursuant to the Sponsor’s purchase of additional private placement warrants for each 6 month extension of our time to consummate an initial business combination the Sponsor elects to effectuate. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.30.

Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of the IPO will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of the Company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.30 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.10 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10 per share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. As of December 31, 2021, the Company has access to up to approximately $475,339 from the proceeds of the IPO with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the funds in our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within the completion window may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the funds in our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within the completion window, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we do not complete our initial business combination within the completion window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following the expiration of the completion window and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.30 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and the Company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination within the completion window, (ii) in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within the completion window or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Current Charter, like all provisions of the Current Charter, may be amended with a stockholder vote.

Properties

Our executive offices are located at 25101 Chagrin Boulevard, Suite 350, Cleveland, Ohio 44122. Our executive offices are provided to us by the Sponsor and we have agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team. Upon completion of the Company’s initial business combination or liquidation, the Company will cease paying these monthly fees. We consider our current office space adequate for our current operations.

Employees

We currently have three executive officers: Steven H. Rosen, Kenneth C. Ricci and Michael A. Rossi. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our officers and directors are as follows:

NAME	AGE	POSITION
Steven H. Rosen	50	Co-Chief Executive Officer and Director
Kenneth C. Ricci	64	Co-Chief Executive Officer and Director
Michael A. Rossi	66	Chief Financial Officer
Larry R. Flynn	69	Director
Patrick M. Shanahan	59	Director
John B. Veihmeyer	65	Director

Steven H. Rosen, 50, has been our Co-Chief Executive Officer and a member of our board of directors since August 2020. Mr. Rosen has been Co-Chief Executive Officer of Resilience Capital Partners, a private equity firm, since 2001. At Resilience Capital Partners, Mr. Rosen is involved with all aspects of the firm’s operations, including developing and maintaining relationships with investors and investment intermediaries, and the firm’s strategic planning efforts. Mr. Rosen has been a director of Park-Ohio Holdings Corp. since 2011, Crawford United Corporation since 2012 and AmFin Financial Corporation since 2018 and serves on the audit committees of these companies. With his experience in assisting underperforming businesses and his expertise in the dynamics of capital markets, credit markets and mergers and acquisitions, Mr. Rosen provides our board of directors’ insight in diversified areas, such as finance, strategic planning, operations and capital investment. Mr. Rosen graduated from the University of Maryland and received an MBA from the Weatherhead School of Management at Case Western Reserve. Mr. Rosen is a member of many professional organizations, including the Ohio Chapter of the Turnaround Management Association and the Cleveland chapter of the Young Presidents Organization and as an inventor, Mr. Rosen has been granted six patents by The United States Patent and Trademark Office.

Kenneth C. Ricci, 64, has been our Co-Chief Executive Officer and a member of our board of directors since August 2020. Mr. Ricci is a 40-year aviation industry veteran who today is a Principal of Directional Aviation Capital which owns various aviation enterprises, including Flexjet, Sentient Jet, PrivateFly, Tuvoli, Nextant Aerospace, Stonebriar Commercial Finance, Reva Air Ambulance, Corporate Wings, Simcom and Constant Aviation. Mr. Ricci was honored as an Ernst & Young Entrepreneur of the Year in 2000 and has been named one the most influential people in aviation by Aviation International News. In 2005, Mr. Ricci led the restructuring of Mercury Air Centers, a $200 million company operating aircraft support facilities at 24 different airports and sold the company to Macquarie Infrastructure Trust (MIC) in 2007 in a deal valued at $615 million. In 2010, Mr. Ricci received the Harvard Business School’s Dively Entrepreneurship Award. In 2011, Mr. Ricci was the youngest recipient of the prestigious William A. “Bill” Ong Memorial Award for extraordinary achievement and extended meritorious service to the general aviation industry. Mr. Ricci is the founder of Nextant Aerospace, the innovator of aircraft remanufacturing. In 2015, Mr. Ricci received the Aviation Week Laureate Award, a benchmark of industry excellence, recognizing his work and development at Nextant Aerospace. In 2016, Mr. Ricci received the “Lifetime Aviation Entrepreneur Award” from the Living Legends of Aviation. In 2019, Mr. Ricci was inducted as a Living Legend of Aviation. The “Living Legends of Aviation” are

admirable people of remarkable accomplishment in aviation, including entrepreneurs, innovators, industry leaders, record breakers, astronauts and pilots. Mr. Ricci began his aviation career as an Air Force ROTC cadet at the University of Notre Dame, he is an airline transport pilot with extensive international experience and was then-Governor William Clinton’s pilot when he ran for President in 1992. Mr. Ricci graduated from the University of Notre Dame and from the Cleveland Marshall School of Law, where he was named as their distinguished alumni of the year in 2016 and named to their Alumni Hall of fame in 2018. Mr. Ricci is a member of the Board of Trustees for the University of Notre Dame and is also a member of the board of the Smithsonian. He serves on several corporate boards and was an aviation advisor to the Guggenheim Aircraft Opportunity Fund.

Michael A. Rossi, 66, has been our Chief Financial Officer since November 2020. Mr. Rossi has been a principal in Directional Aviation Capital since 2007. Mr. Rossi joined Corporate Wings in 1984 and has been a leader in the development of innovative business strategies in the aviation industry. Mr. Rossi’s extensive experience touches on all areas of general aviation, including jet fractional ownership, jet card programs, fixed-based operations, maintenance facilities, management of aircraft and the buying and selling of corporate aircraft. Mr. Rossi has also been involved in the financing, purchases, mergers and divesting of all facets of general aviation. In 2005, Mr. Rossi served as the Chief Financial Officer of the restructured Mercury Air Centers, where he was instrumental in increasing EBITA by over 200% as a result of acquisitions and operating efficiencies. Mercury Air Centers’ 24 fixed-base operators were ultimately sold to Macquarie Infrastructure Trust in 2007 in a deal valued at $615 million. Currently, Mr. Rossi works with all Directional Aviation’s companies, providing guidance with capital, financing and operational needs and strategies. A graduate of John Carroll University, Mr. Rossi is a Certified Public Accountant.

John Veihmeyer, 66, has been a member of our board of directors since November 2020. Mr. Veihmeyer retired as the global chairman of KPMG International in 2017. He previously held numerous leadership roles at KPMG, including chairman and CEO of KPMG LLP in the United States from 2010-2015, deputy U.S. chairman, global head of Risk Management and Regulatory, and managing partner of KPMG’s Washington, D.C. operations. During his career, Mr. Veihmeyer has advised many of the world’s leading companies on financial reporting, audit quality, risk management, and governance, and is recognized for his leadership on issues of diversity and inclusion, ethical leadership, creating high-performance cultures, and building and directing senior leadership teams. Mr. Veihmeyer currently serves on the board of directors of Ford Motor Co., and the boards of trustees of the University of Notre Dame, the Ladies Professional Golf Association, and Catholic Charities of Washington, D.C. He previously served on the boards of the Financial Accounting Foundation (FAF) from 2015-2019, Catalyst, the mission of which is to expand opportunities for women in business, and the Committee Encouraging Corporate Philanthropy (CECP). Mr. Veihmeyer also previously served as a member of the SEC’s Advisory Committee on Smaller Public Companies. He holds a bachelor’s degree in accounting from the University of Notre Dame.

Larry R. Flynn, 69, has been a member of our board of directors since November 2020. Mr. Flynn is the former President of Gulfstream Aerospace Corporation, a leading manufacturer of business jet aircraft. During his twenty year tenure with Gulfstream, spanning from 1995 to 2015, Mr. Flynn made significant contributions while working in a variety of other capacities, including President of Product Support and Senior Vice President of Marketing and Sales. Prior to joining Gulfstream, Mr. Flynn gained over ten years of experience in managing aircraft service facilities through leadership roles at Stevens Aviation, Signature Flight Support, and AMR Combs. Mr. Flynn currently serves as an advisory board member of Business Aviation Advisor magazine and Duncan Aviation. He is also a Director on the Board of JLL HUT LLC. He holds a Bachelor’s degree in Business Administration from the University of Kansas and a Master’s degree in Manpower Management from the University of Kansas. In 2017 Mr. Flynn was the recipient of the William A. “Bill” Ong Memorial Award from the National Air Transportation Association for his extraordinary achievement and extended meritorious service to the general aviation industry. In 2019 Mr. Flynn received the Living Legends of Aviation award honoring him for his achievements in the aerospace industry. Throughout his career Mr. Flynn gained significant expertise in all facets of business aviation including aircraft management, aircraft charter, product support, spare parts sales and distribution, MRO, worldwide sales and marketing, FBO management, acquisitions and mergers and FBO/MRO/OEM facility design.

Patrick M. Shanahan, 59, has been a member of our Board since September 2021. Mr. Shanahan previously served as the 33rd Deputy Secretary of Defense. He served as Acting Secretary of Defense from January 1, 2019 to June 23, 2019. After joining the Department of Defense, Mr. Shanahan helped lead the development of several key Department of Defense policies and strategies, including the 2018 National Defense Strategy, 2018 Department of Defense Cyber Strategy, 2018 Cyber Posture Review, 2018 Nuclear Posture Review and 2019 Missile Defense Review. Mr. Shanahan was a champion of digital and technological advancement for the department, spearheading modernization in cybersecurity, artificial intelligence (“AI”), cloud computing and command, control and communication. In June 2018, Mr. Shanahan established the Joint Artificial Intelligence Center and published the Department of Defense’s AI Strategy. Additionally, Mr. Shanahan launched two National Mission Initiatives: predictive maintenance and humanitarian assistance and disaster relief. Mr. Shanahan previously served as the Senior Vice President, Supply Chain & Operations at The Boeing Company (NYSE: BA) (“Boeing”). A Washington state native, Mr. Shanahan joined Boeing in 1986 and spent over three decades with the company. He previously worked as senior vice president of Commercial Airplane Programs, managing profit and loss for the 737, 747, 767, 777 and 787 programs and the operations at Boeing’s principal manufacturing sites; as vice president and general manager of the 787 Dreamliner, leading the program during a critical development period; as vice president and general manager of Boeing Missile Defense Systems, overseeing the Ground-based Midcourse Defense system, Airborne Laser and Advanced Tactical Laser; and as vice president and general manager of Boeing Rotorcraft Systems, overseeing the Apache, Chinook and Osprey. Mr. Shanahan is a National Academy of Engineering Member, Royal Aeronautical Society Fellow, Society of Manufacturing Engineers Fellow and American Institute of Aeronautics and Astronautics Associate Fellow. He served as a regent at the University of Washington for over five years. Mr. Shanahan holds a Bachelor of Science degree in mechanical engineering from the University of Washington and two advanced degrees from the Massachusetts Institute of Technology; including a Master of Science degree in mechanical engineering and an MBA from MIT’s Sloan School of Management. In connection with his appointment to the Board, Mr. Shanahan was made a member of the Sponsor, pursuant to which Mr. Shanahan may be entitled to distributions of the Company’s securities held by the Sponsor following the consummation of the Company’s initial business combination.

Senior Advisor

Ronald D. Sugar has served as our senior advisor since the completion of the IPO. Mr. Sugar served as chairman of the board of directors and Chief Executive Officer of Northrop Grumman from 2003 until his retirement in 2010. During his tenure, Northrop Grumman grew to become one of the world’s largest aerospace and defense companies, with 120,000 employees and $35 billion in annual revenues. Prior to joining Northrop Grumman in 2001, Mr. Sugar held senior operating, technical, and financial positions at TRW Inc. and Litton Industries. He is currently a director of Apple Inc., Chevron Corporation and Amgen Inc. and chairman of Uber Technologies. He also serves as senior advisor to the private investment firm Ares Management LLC, Bain & Co., and Singapore’s Temasek Investment Company. He is a trustee of the University of Southern California, where he also holds the Judge Widney as Professor of Management and Technology, member of UCLA Anderson School of Management board of advisors and director of the Los Angeles Philharmonic Association. He is past chairman of the Aerospace Industries Association, a member of the National Academy of Engineering and a fellow of both the American Institute of Aeronautics and Astronautics and the Royal Aeronautical Society. He was appointed earlier by the President of the United States to the National Security Telecommunications Advisory Committee. He received BS (summa cum laude), MS and PhD degrees in engineering from UCLA and was subsequently honored as UCLA Alumnus of the Year.

Our senior advisor (i) assists us in sourcing and negotiating with potential business combination targets, (ii) provides business insights when we assess potential business combination targets and (iii) upon our request, provides business insights as we work to create additional value in the businesses that we acquire. In this regard, he fulfills some of the same functions as our board members. However, he has no written advisory agreement with us. Moreover, our senior advisor is not be under any fiduciary obligations to us nor does he perform board or committee functions, nor does he have any voting or decision-making capacity on our behalf. He also is not be required to devote any specific amount of time to our efforts and is not subject to the fiduciary requirements to which our board members are subject. Accordingly, if our senior advisor becomes aware of a business combination opportunity which is suitable for any of the entities to which he has fiduciary or contractual obligations (including other blank check companies), he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We may modify or expand our roster of senior advisors as we source potential business combination targets or create value in businesses that we may acquire.

Executive and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we will pay the Sponsor for office space, secretarial and administrative services provided to members of our management team $10,000 per month. We intend to reimburse each of our independent director nominees and our senior advisor for up to 10 hours of personal private air travel for an aggregate amount of up to $300,000 for service on our board of directors and as our senior advisor. In addition, the Sponsor, our executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor and our executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from (i) funds held outside the trust account or (ii) interest earned on the trust account and released to us to pay our taxes. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to the Sponsor, officers, directors or senior advisor, or any affiliate of the Sponsor or officers, prior to completion of our initial business combination.

Number and Terms of Office of Officers and Directors

Our board of directors consists of six members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Rossi and Mr. Veihmeyer, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Ricci and Mr. Flynn, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Rosen and Mr. Shanahan, will expire at the third annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to the Current Charter.

In 2020, our board of directors held no meetings. All directors are expected to attend annual meetings of the Company’s stockholders. No annual meeting was held in 2020.

In 2021, our board of directors held four (4) meetings. No annual meeting was held in 2021.

Board Leadership Structure and Role in Risk Oversight

The leadership of our board of directors is structured so that it is led by two our two Co-Chief Executive Officers, Mr. Rosen and Mr. Ricci. Our board of directors believes that such roles help provide strong and consistent leadership for our management team and our board of directors. If our board of directors convenes for a meeting, the non-management directors will meet in executive session if the circumstances warrant. Given the composition of our board of directors with a strong slate of independent directors, our board of directors does not believe that it is necessary to formally designate a lead independent director at this time, although it may consider appointing a lead independent director if the circumstances change.

Our board of directors’ oversight of risk is administered directly through the board of directors, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to our board of directors to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of our financial statements and the independent audit thereof. Management furnishes information regarding risk to our board of directors as requested.

Director Independence

Nasdaq rules require that a majority of our board of directors be independent within one year of the IPO. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Our board of directors has determined that Mr. Veihmeyer, Mr. Flynn and Mr. Shanahan are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Pursuant to Nasdaq’s phase-in rules for newly listed companies, we intend to identify one additional independent director to serve on our board of directors within one year of the IPO. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has established two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Our board of directors has established an audit committee of the board of directors. Mr. Veihmeyer, Mr. Flynn and Mr. Shanahan serve as members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Mr. Veihmeyer, Mr. Flynn and Mr. Shanahan are independent. Mr. Veihmeyer serves as the chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Veihmeyer qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the IPO; and

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reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

During 2020, the audit committee held three meetings. During 2021, the audit committee held eight meetings.

Compensation Committee

Our board of directors has established a compensation committee of our board of directors. The members of our compensation committee are Mr. Shanahan and Mr. Flynn. Mr. Shanahan serves as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have a compensation committee comprised entirely of independent directors. Mr. Shanahan and Mr. Flynn are independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

During 2020, the compensation committee did not hold any meetings. During 2021, the compensation committee held four meetings.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Mr. Flynn and Mr. Shanahan. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Communication with Directors

Our board of directors has established a process for stockholders to send communications to them. Stockholders may communicate with our board of directors generally or a specific director at any time by writing to the Company’s Secretary, c/o Zanite Acquisition Corp., 25101 Chagrin Boulevard, Suite 350, Cleveland, Ohio 44122. We will review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to our board of directors. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to our board of directors generally, to the Co-Chief Executive Officers. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to our board of directors.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees that complies with the rules and regulations of the Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business.

We have previously filed copies of our form of Code of Ethics, our form of Audit Committee Charter and our form of Compensation Committee Charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 25101 Chagrin Boulevard, Suite 350, Cleveland, Ohio 44122 or by telephone at (216) 292-0200.

Conflicts of Interest

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations to present the opportunity to such entity, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We believe, however, that the fiduciary duties or contractual obligations of our officers or directors will not materially affect our ability to complete our initial business combination. The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

In addition, the Sponsor and our officers and directors may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. However, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination.

When you consider the recommendation of our board of directors that you vote in favor of approval of the business combination, you should be aware that the initial stockholders, including the Company’s directors and officers, have interests in the business combination that may be different from, or in addition to, the interests of the Company’s other stockholders and warrant holders. These interests include:

•	The Sponsor and our officers and directors will lose their entire investment in us if we do not complete a business combination within the completion window.

On August 7, 2020, the Sponsor paid $25,000 in consideration for 5,750,000 founder shares, or approximately $0.004 per share, to cover certain of our offering costs in connection with the IPO. On October 15, 2020, the Sponsor transferred 250,000 founder shares to Ronald D. Sugar, our senior advisor, and 150,000 founder shares to each of John B. Veihmeyer, Larry R. Flynn and Gerard J. DeMuro, our then directors, resulting in the Sponsor holding 5,050,000 founder shares. In September 2021, in connection with his appointment to the board of directors, Patrick M. Shanahan was made a member of the Sponsor, pursuant to which Mr. Shanahan may be entitled to distributions of the Company’s securities held by the Sponsor following the consummation of the business combination. The 5,750,000 founder shares have an aggregate market value of approximately $58,650,000 based upon the closing per share price of $10.20 on Nasdaq on February 3, 2022.

On November 19, 2020, in connection with the closing of the IPO, the Sponsor purchased 9,650,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $9,650,000. Each private placement warrant entitles the holder thereof to purchase one share of common stock at $11.50 per share. On May 18, 2021, the Sponsor purchased 2,300,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $2,300,000, to extend the period of time it the Company has to consummate its initial business combination by 6 months from the prior deadline of May 19, 2021 until November 19, 2021. On November 16, 2021, the Sponsor purchased 2,300,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $2,300,000, to extend the period of time it the Company has to consummate its initial business combination by 6 months from the prior deadline of November 19, 2021 until May 19, 2022. The 14,250,000 private placement warrants have an aggregate market value of approximately $10,545,000 based upon the closing per public warrant price of $0.74 on Nasdaq on February 3, 2022.

On December 21, 2021, the Sponsor committed to purchase 2,500,000 shares of common stock for $25,000,000 at a purchase price of $10.00 per share in connection with the PIPE Investment. Such shares would have an aggregate market value of approximately $25,500,000 based upon the closing per share price of $10.20 on Nasdaq on February 3, 2022. As described in the Subscription Agreement, the PIPE Investment will only be funded in connection with the closing of the business combination.

In the event that the Company does not complete a business combination within the completion window, the 5,750,000 founder shares and 14,250,000 private placement warrants, for which the Sponsor and our officers and directors have invested a total of $14,275,000 and which have an approximate aggregate market value of $69,130,875 as of February 3, 2022, will expire worthless, the Company may be unable to pay $31,698 in aggregate out-of-pocket expenses expected to be repaid by the Company to the Sponsor and our officers and directors upon consummation of the business combination, and the Company may be unable to repay the up to $2,000,000 that may be borrowed by the Company from the Sponsor pursuant to the New Promissory Note. As a result, the Sponsor and our officers and directors have an aggregate of up to $71,162,573 at risk that depends on the completion of a business combination within the completion window.

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The initial stockholders and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of the business combination. In addition, the initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if the Company fails to complete a business combination within the completion window. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if we fail to complete our initial business combination within the completion window. Our initial stockholders and our officers and directors did not receive separate consideration for their waiver of redemption rights other than the receipt of founder shares for a nominal purchase price.

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The nominal purchase price paid by the Sponsor and our officers and directors for the founder shares may result in significant dilution to the implied value of the public shares upon consummation of the business combination. In addition, the value of the founder shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of our common stock is substantially less than $10.00 per share. As a result, the Sponsor and our officers and directors are likely able to recoup their investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, the Sponsor and our officers and directors may have an economic incentive that differs from that of our public stockholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the trust account to the public stockholders, even if that business combination were with a riskier or less-established target business.

•	Following the consummation of the business combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•	Upon the Closing, Kenneth C. Ricci is expected to serve on the Company’s board of directors and Gerard J. DeMuro, a former member of our board of directors and Eve’s Co-Chief Executive Officer, is expected to serve as the Co-Chief Executive Officer of the Company. As such, in the future they may receive any cash fees, stock options or stock awards that the Company and its board of directors determines to pay to its directors and/or officers.

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In connection with the Closing, we will enter into the Amended and Restated Registration Rights Agreement, which will provide certain of the Company’s stockholders, including the holders of the founder shares, private placement warrants and shares of common stock issuable upon conversion of the founder shares and private placement warrants, with registration rights.

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Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Company’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of February 3, 2022, the total aggregate amount of out-of-pocket expenses expected to be repaid by the Company upon consummation of the business combination is $31,698.

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Upon the completion of the business combination, BTIG and I-Bankers Securities, Inc., who acted as Zanite’s underwriters in the IPO, will be entitled to an aggregate deferred underwriting commission of $8,050,000, up to $2,012,500 of which the underwriters have agreed may be reallocated by Zanite to the payment of Zanite’s other advisors’ fees. Additionally, Jefferies, Raymond James and Banco Santander (Brasil) S.A. will receive customary financial advisory fees, Cowen, Inc. will receive a capital markets advisory fee, for a transaction of this nature, and Jefferies, BTIG, Bradesco BBI and Banco Itaú International and its affiliates are entitled to receive customary placement agent and referral fees, as applicable, for a transaction of this nature, representing an aggregate of $18,100,000in fees. As of December 30, 2021, the total aggregate amount of transaction expenses expected to be paid or repaid by Zanite upon consummation of the business combination is approximately $40.56 million, inclusive of the financial advisory, placement agent and referral fees and deferred underwriting commission payable to Zanite’s underwriters in the IPO. If we were to fail to complete a business combination by May 19, 2022, BTIG, I-Bankers, Jefferies, Bradesco BBI, Banco Itaú International and its affiliates, Cowen, Inc., Raymond James and Banco Santander (Brasil) S.A. would not receive its their expected $24,137,000 in aggregate compensation for its their respective roles as underwriters, financial advisor, and placement agent, capital markets advisor and/or referee, as applicable, unless we seek and obtain the requisite consent of our shareholders to extend the period of time Zanite has to consummate its initial business combination.

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In connection with the Closing, the Sponsor and our officers and directors would be entitled to the repayment of any working capital loans and advances that have been made to the Company and remain outstanding. As of the date of this proxy statement, there are no such loans or advances outstanding. If we do not complete an initial business combination within the completion window, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay any working capital loans.

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In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.10 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

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Kenneth C. Ricci, Zanite’s Co-Chief Executive Officer, is the controlling owner of Directional Capital LLC. Directional Capital LLC’s portfolio companies include Flexjet, where Mr. Ricci serves as a Manager and as Chairman and President of its parent, and Halo, where Mr. Ricci serves as a director. On June 1, 2021, Eve announced a partnership with Halo pursuant to which Halo has agreed to order 200 eVTOL from Eve and has agreed to work with Eve to develop a new eVTOL operation in the U.S. and the U.K. Flexjet is a customer of Embraer Executive Jets, and has agreed to purchase 68 fixed-wing aircraft from Embraer Executive Jets.

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Each of our officers and directors has fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

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None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

These potential conflicts described above may not be resolved in the Company’s favor.

Limitation on Liability and Indemnification of Officers and Directors

The Current Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Current Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Current Charter. The Current Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any public shares they may acquire (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the trust account, and not to seek recourse against the trust account for any reason whatsoever, including with respect to such indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Audit Fees

The firm of WithumSmith+Brown, PC (“Withum”) acts as our independent registered public accounting firm. The following is a summary of fees paid to Withum for services rendered.

Audit Fees. For the period from August 7, 2020 (inception) through December 31, 2020, fees for our independent registered public accounting firm were approximately $74,160, for the services Withum performed in connection with the IPO, review of the financial information included in our Forms 10-Q for the respective periods and the audit of our December 31, 2020 financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Audit-Related Fees. For the period from August 7, 2020 (inception) through December 31, 2020, our independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of financial statements.

Tax Fees. For the period from August 7, 2020 (inception) through December 31, 2020, our independent registered public accounting firm did not render services to us for tax compliance, tax advice and tax planning.

All Other Fees. For the period from August 7, 2020 (inception) through December 31, 2020, there were no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.

Pre-Approval Policy

Our audit committee was formed upon the consummation of the IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain consolidated financial statements audited and reported on by our independent registered public accounting firm.

ZANITE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Zanite Acquisition Corp. should be read in conjunction with the financial statements and related notes of Zanite included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement.

Overview

We are a blank check company formed under the laws of the State of Delaware on August 7, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our business combination using cash from the proceeds of the IPO and the sale of the private placement warrants, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Recent Developments

On December 21, 2021, we entered into a Business Combination Agreement (the “Business Combination Agreement”) with Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), Embraer Aircraft Holding Inc., a Delaware corporation and a direct wholly-owned subsidiary of Embraer (“EAH”), and EVE UAM, LLC, a Delaware limited liability company and a wholly-owned subsidiary of EAH (“Eve”).

In connection with the execution of the Business Combination Agreement, on December 21, 2021, we entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (each, a “Subscriber” and collectively, the “Subscribers”), pursuant to which the Subscribers agreed to purchase, and we agreed to sell to the Subscribers, an aggregate of 30,500,000 shares of our common stock, for a purchase price of $10.00 per share, or an aggregate purchase price of $305,000,000, in a private placement. On December 24, 2021, we entered into an additional Subscription Agreement with an additional investor to purchase 1,000,000 shares of our common stock, for a purchase price of $10.00 per share, or an aggregate purchase price of $10,000,000. On March 9, 2022, we entered into an additional Subscription Agreement with an additional investor to purchase 230,000 shares of our common stock, for a purchase price of $10.00 per share, or an aggregate purchase price of $2,300,000. On March 16, 2022, we entered into an additional Subscription Agreement with an additional investor to purchase 3,000,000 shares of our common stock, for a purchase price of $10.00 per share, or an aggregate purchase price of $30,000,000. As a result, as of March 16, 2022, we have agreed to sell an aggregate of 34,730,000 shares of common stock for an aggregate purchase price of $347,300,000.

On December 21, 2021, concurrently with the execution of the Business Combination Agreement, and on March 16, 2022, we entered into warrant agreements with the Strategic Investors (the “Strategic Warrant Agreements”), pursuant to which, subject to the consummation of the business combination, the Company has agreed to issue to the Strategic Investors new warrants to acquire an aggregate of (i) 18,650,000 shares of common stock, each with an exercise price of $0.01 per share (the “Penny Warrants”), which warrants will be issued at the closing of our initial business combination (the “Closing”) or in connection with the achievement of certain UAM Business milestones following the Closing, (ii) 12,000,000 shares of common stock, each with an exercise price of $15.00 per share, which warrants will be issued at the Closing, and (iii) 5,000,000 shares of common stock each with an exercise price of $11.50 per share, which warrants will be issued at the Closing. In general, each warrant is exercisable for a period of five or ten years following its issuance or first permitted exercise date. The Strategic Warrant Agreements provide for certain registration rights with respect to the resale of the shares of common stock underlying the warrants which are substantially similar to the registration rights provided under the Subscription Agreements. In addition, on December 21, 2021 and March 16, 2022, we have entered into lock-up agreements with certain of the Strategic Investors, pursuant to which such Strategic Investors will be restricted from transferring certain of the new warrants issued at the Closing and the shares of our common stock issued upon the exercise of such new warrants until the date that is two, three or five years after date of the Closing.

Results of Operations

We have neither engaged in any operations (other than searching for a business combination after our Initial Public Offering) nor generated any revenues to date. Our only activities from inception through December 31, 2021 were organizational activities, those necessary to prepare for the initial public offering, described below, and activities in connection with searching for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on investments held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2021, we had a net income of $14,521,803, which consists of a change in fair value of derivative liabilities of $20,599,500 and interest income on investments held in the trust account of $23,403, offset by general and administrative expenses of $6,101,100.

For the period from August 7, 2020 (inception) through December 31, 2020, we had a net loss of $16,662,667, which consisted of formation and operating costs of $353,539, changes in fair value of derivative liabilities of $15,457,500 and transaction costs allocated to warrant issuance of $854,301, offset by interest earned on investments held in trust account of $2,673.

Liquidity and Capital Resources

On November 19, 2020, we consummated the initial public offering of 23,000,000 Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of 9,650,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement to our stockholders, generating gross proceeds of $9,650,000.

Following the initial public offering, the full exercise of the over-allotment option, and the sale of the private placement warrants, a total of $232,300,000 was placed in the trust account. We incurred $13,143,093 in transaction costs, including $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $493,093 of other offering costs.

For the year ended December 31, 2021, net cash used in operating activities was $1,496,472. Net income of $14,521,803 was affected by changes in fair value of derivative liabilities of $20,599,500 and interest income on investments held in the trust account of $23,403. Changes in operating assets and liabilities provided $4,604,628 of cash for operating activities.

For the period from August 7, 2020 (inception) through December 31, 2020, net cash used in operating activities was $310,096. Net loss of $16,662,667 was affected by transaction costs allocated to warrant issuance of $854,301, changes in fair value of derivative liabilities of $15,457,500 and interest income on investments held in the trust account of $2,673. Changes in operating assets and liabilities provided $43,443 of cash for operating activities.

At December 31, 2021, we had investments held in the trust account of $236,926,076. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account, to complete our business combination. We may withdraw interest to pay taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

At December 31, 2021, we had cash of $475,339 held outside of the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants.

On May 18, 2021, our Sponsor exercised its option to purchase 2,300,000 private placement warrants, for an aggregate purchase price of $2,300,000, in order to extend the time the Company will have to consummate an initial business combination by 6 months, to November 19, 2021. On November 16, 2021, our Sponsor exercised its option to purchase 2,300,000 private placement warrants, for an aggregate purchase price of $2,300,000, in order to extend the time the Company will have to consummate an initial business combination by 6 months, to May 21, 2022.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

On February 3, 2022, the Sponsor issued the New Promissory Note, pursuant to which the Company could borrow up to an aggregate principal amount of $2,000,000. The New Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2022 or (ii) the consummation of our initial business combination. The outstanding balance under the New Promissory Note is $0.

Going Concern

We have until May 19, 2022 to consummate a business combination. In addition, we will require additional funding if we are unable to consummate the currently contemplated initial business combination. We expect to consummate our initial business combination prior to May 19, 2022 (the “Liquidation Date”). If we are unable to consummate our initial business combination or raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily include or be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms or if at all. These conditions raise substantial doubt about our ability to continue as a going concern through the Liquidation Date if an initial business combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2021.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. We began incurring these fees on November 19, 2020 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

On May 6, 2021, we entered into an agreement with a vendor for financial due diligence services related to our initial business combination. The agreement has a contingent fee element whereby 50% of the fees incurred for the services rendered are contingent upon the consummation of the initial business combination. The amount of contingent fees incurred as of December 31, 2021, which would be become payable upon consummation of the initial business combination is $280,500.

On May 6, 2021, we entered into an agreement with a vendor for investment banking services related to our initial business combination. Specifically, the agreement relates to assisting in raising the funds as part of the PIPE Investment. The agreement calls for the vendor to receive a contingent fee equal to 4% of the gross proceeds of securities sold in the PIPE Investment.

On May 6, 2021, we entered into an agreement with a vendor for advisory services related to our initial business combination. The agreement calls for the vendor to receive a contingent fee equal to $5,000,000. If following or in connection with the termination, abandonment or failure to occur of any proposed business combination during the term of the agreement or during the 12-month period following the effective date of termination of the agreement, we are entitled to receive a break-up, termination, “topping,” expense reimbursement, earnest money payment or similar fee or payment (each and together, “termination payments”), the vendor is then entitled to receive a contingent fee equal to 25% of the aggregate amount of those termination payments, payable upon our receipt of such amount.

On December 7, 2021, we entered into an agreement with a vendor for investment banking services related to our initial business combination. Specifically, the agreement relates to assisting in raising the funds as part of the PIPE Investment. The agreement calls for the vendor to receive a contingent fee equal to 2% of the gross proceeds of securities sold in the PIPE Investment.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption, if any, are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

All of the 23,000,000 shares of Class A common stock sold as part of the units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the initial business combination and in connection with certain amendments to the Current Charter. Accordingly, all of the Company’s shares of Class A common stock are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Net Income (Loss) per Common Share

Net loss per common stock is computed by dividing net loss by the weighted average number of common stocks outstanding during the period. We have two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Accretion associated with the redeemable shares of Class A common stocks is excluded from earnings per share as the redemption value approximates fair value.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. The Company’s derivative instruments are recorded at fair value and re-valued at each reporting date, with changes in the fair value reported in the Statement of Operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants and the forward contract for additional warrants are derivatives. As the financial instruments meet the definition of a derivative, the warrants and the forward contract for additional warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting tandards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

INFORMATION ABOUT EVE

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the UAM Business of Embraer and its Subsidiaries prior to the consummation of the business combination.

Our Mission

Our mission is to bring affordable air transportation to all passengers, improve quality of life, unleash economic productivity, save passengers time and reduce global carbon emissions.

Overview

Eve

We are a leading developer of next-generation Urban Air Mobility (“UAM”) solutions. We are developing a comprehensive UAM solution that includes: the design and production of electric vertical takeoff and landing vehicles (“eVTOLs”); a portfolio of maintenance and support services focused on Eve and third-party eVTOLs; fleet operations services conducted in collaboration with partners; and a new Urban Air Traffic Management (“UATM”) system designed to allow eVTOLs to operate safely and efficiently in dense urban airspace alongside conventional aircraft and drones. We believe we are uniquely positioned to develop, certify and commercialize our UAM solution on a global scale given our aviation heritage, our strategic relationship with Embraer, our technology and intellectual property portfolio and the experience of our management team and employees, among other factors.

Our eVTOL has successfully completed important development steps, including engineering simulations, subscale test flights, wind tunnel tests and full-scale ground tests, which have enhanced the technological capability and maturity of our eVTOL. We expect to achieve type certification of our eVTOL in 2025 and reach entry-into-service in 2026. We have also begun validating simulations of our fleet operations services model in Brazil, working with partners and utilizing conventional helicopters, to better understand the needs of passengers, partners and community stakeholders that will benefit from our mobility services. We have also engaged with aviation organizations in various cities including Melbourne, Australia; Rio de Janeiro, Brazil; London, United Kingdom; and Miami, Florida, to develop and simulate a Concept of Operations (“CONOPS”) to help inform the development of our UATM solution.

We plan to market our eVTOLs globally to operators of UAM services, including fixed wing and helicopter operators, as well lessors that purchase and manage aircraft on behalf of operators. In addition, we plan to engage with operators of ride sharing platforms to secure committed hours of operation for our eVTOLs. To date, we have established an initial order pipeline of 1,735 vehicles valued at $5.2 billion from 17 launch customers. Our initial order pipeline is based on non-binding letters of intent and therefore subject to change, consistent with common aviation practices. We plan to participate in the fleet operations market in collaboration with operating partners through various revenue and risk-sharing arrangements. We do not plan to hold eVTOLs on our own balance sheet, and will instead establish joint operations with partners and grow our fleet operations services in a capital efficient manner, partner by partner. To date, we have signed non-binding letters of intent with 18 operating partners to explore the establishment of joint UAM fleet operations services. We expect to offer eVTOL service and support capabilities to UAM fleet operators, and we plan to offer our UATM systems primarily to air navigation service providers, fleet operators and vertiport operators.

Embraer

Embraer is a publicly held joint stock company duly incorporated under the laws of Brazil. Originally formed in 1969 by the Brazilian government, Embraer has grown from a government-controlled company,

established to develop and produce aircraft for the Brazilian Air Force, into a publicly held company that produces aircraft for commercial and executive aviation and for defense and security purposes and provides related services. As part of its evolution, Embraer has obtained, developed and enhanced its engineering and technological capabilities through its own development of products and through joint product development. Embraer is a leader in a number of aviation categories, including commercial jets with up to 150 seats and executive jets. Embraer has an extensive history of designing, delivering and certifying commercial and executive aircraft in the United States, Brazil and Europe, on-time and under-budget.

Embraer has applied its capabilities to develop innovative solutions and maintain its technical leadership position. One of the key contributors to Embraer’s innovation strategy is EmbraerX, a market accelerator committed to the development of new businesses, products, technologies, services and processes. Launched in 2017 as a disruptive business subsidiary of Embraer, EmbraerX has a presence in innovation hubs in Silicon Valley, Boston, the Florida Space Coast and Europe, and is integrated with Embraer’s competencies in Brazil and worldwide. The EmbraerX team of innovators, creators, thought leaders and designers combine the vision of human-centered development with business and engineering expertise to tackle some of society’s most significant mobility challenges. The UAM Business that has been contributed to Eve as part of the contemplated transaction was incubated for nearly four years within Embraer and is the first company to graduate from EmbraerX.

Development of the Urban Air Mobility Market

Demand for urban air mobility services is being driven primarily by urbanization, increasing traffic congestion and the development of autonomous mobility technologies. According to the United Nations, over half of the world’s population lives in urban settings. From 2010 to 2040, urban populations are expected to grow 62%, from 3.6 billion to 5.9 billion people, creating a pressing need for new urban transportation solutions. In addition, traffic congestion imposes a significant cost on society in terms of lost productivity, fuel costs and greenhouse gas emissions. According to the Department of Transportation, congestion in urban road networks is estimated to cost the United States alone $85 billion per year, causing communities to look to air travel for relief from frustrating and costly traffic jams. Finally, advances in autonomous technologies in ground vehicles is expected to pave the way for autonomous air travel in the future. According to a forecast from Deloitte, 33 million autonomous ground vehicles are expected to be shipped in 2040, a significant increase from 1 million units expected to be shipped in 2025.

Global initiatives to reduce carbon emissions are driving a trend towards electrification in transportation, creating favorable conditions for UAM development. According to the Environmental Protection Agency, transportation is the single biggest contributing factor to greenhouse gas emissions in the United States. Fuel costs for both automobiles and aircraft have been increasing steadily in recent years, and fuel cost are the second biggest expense in the aviation industry next to labor costs, according to JPMorgan. Objectives to reduce carbon emissions and save fuel costs are driving rapid growth in electrified vehicles. Based on research by the International Energy Agency (“IEA”), electric and plug-in hybrid electric vehicles sales are expected to increase from 35% of total sales in 2020 to 61% of total sales by 2030. In connection with this growth, rapid advancements in battery technologies used in the automotive sector are opening new applications for electrification in the aviation sector, such as eVTOLs.

Development of the UAM market is also being fueled by a recognition of a compelling consumer value proposition – namely the ability to reduce transit times with a mobility service that is priced competitively with ground transportation alternatives. According to a user assessment study that we conducted, 89% of the over 14,000 consumers we surveyed indicated they would utilize UAM services frequently (either daily, weekly or monthly). In addition, 83% of the consumers we surveyed indicated they would pay a price premium of at least 1.5x over a taxi service to save commuting time by using UAM services.

UAM services also have the opportunity to address many of the shortcomings of helicopter operations, bringing the benefits of vertical air transportation to mainstream consumers in an affordable, safe and community friendly manner. We estimate that our eVTOL can deliver a 65% savings in direct operating costs compared to conventional helicopters on a piloted basis, and an 85% savings after transitioning to autonomous mode in the future. The operating cost advantage of eVTOLs is expected to translate into affordable ticket prices for general public passengers. In addition, the simplified design and redundant propulsion and electrical systems of eVTOLs are designed to deliver much great safety levels when compared to helicopters, providing prospective UAM passengers with increased peace of mind. Finally, while helicopters are prohibited from operating near many populated areas due to unacceptable noise generated by their rotors, our eVTOL is designed to generate a 90% lower noise footprint compared to helicopters, opening the door for vertiport to be conveniently located within urban settings.

The aforementioned factors are expected to contribute to the development of a new Urban Air Mobility ecosystem, resulting in a significant, new global market opportunity. According to the Commercial Market Report the global passenger UAM market is expected to grow from $10 billion in 2025 to $119 billion 2040, representing a cumulative total revenue opportunity of $762 billion over the 15-year forecast period. Based on its research and analysis, KPMG further segments the global passenger UAM market into the following segments:

•	eVTOL Vehicle Sales: Forecasted to grow to $49 billion by 2040 ($300 billion cumulatively) with an estimated 51,000 vehicles in operation by 2035 and 106,000 by 2040.

•	Fleet Operations: Forecasted to grow to $47 billion by 2040 ($302 billion cumulatively) with an estimated 261 million passengers served annually by 2035 and 822 million by 2040.

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eVTOL Service and Support: Forecasted to grow to $16 billion by 2040 ($123 billion cumulatively) with material services, maintenance and training representing 63%, 33% and 4% of the 2040 forecast, respectively.

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Urban Air Traffic Management: Forecasted to grow to $6 billion by 2040 ($38 billion cumulatively), driven by anticipated investments from air navigation service provider, fleet operators and vertiport operators.

KPMG also highlights the non-passenger UAM market opportunity, consisting of cargo, defense and emergency services applications. Taken together, these adjacent UAM markets represent an incremental $82 billion revenue opportunity by 2040.

UAM Execution Requirements

The magnitude of the UAM market opportunity has led to a significant wave of investment from a wide array of industry participants, including aviation incumbents and new, emerging providers. However, industry analysts expect the UAM market will ultimately be led by a more select group of participants, much like the traditional commercial aviation industry. We believe the following factors are essential ingredients to success in the emerging UAM market.

Optimal Aircraft Design. There are a number of eVTOL design configurations currently being pursued, each with tradeoffs in terms of performance characteristics, reliability, cost efficiency and ease of certification. For example, tilt rotor designs are optimized for speed and range, but introduce complexities that can make the vehicle more challenging to certify and operate reliably. Multi-rotor aircraft are the simplest to certify, but with an extremely reduced payload and range given their slow speed and battery consumption. Alternatively, the “lift plus cruise” configuration that we have chosen strikes an ideal balance between performance and operating costs, with a simple design that is easy to maintain and straightforward to certify. Given the heavy upfront costs associated with designing eVTOLs, choosing the right vehicle design for the intended mission is a critical decision that would be extremely difficult for UAM providers to alter in the future.

Certification Experience. Before any aircraft can operate commercially, providers must receive vehicle type certification from the relevant aviation regulatory authorities. This certification process is extremely complicated, time consuming and challenging, even for well-established aircraft developers. Having experience with the certification process and relationships with the regulatory agencies is, therefore, a key advantage for any UAM participant. But type certification is just one step in the evolution of any aircraft program. Developers must also obtain production certification that authorizes the manufacture of aircraft under the type certificate. This critical step requires a robust quality control system capable of ensuring that each aircraft produced conforms to the approved design.

Solution Breadth. UAM is an entirely new market, so it is not enough for industry participants to simply design and manufacture an eVTOL. Leading providers will also need to offer a comprehensive solution, either alone or with partners, that addresses fleet operations, maintenance and support, air traffic management systems and ground-based landing and charging infrastructure, among other elements.

Ability to Scale Globally. UAM is expected to be a global market, with many of the largest markets for UAM services expected to develop outside of North America. For this reason, successful UAM participants will need to have a worldwide presence and extensive capabilities to serve customers and partners wherever they operate.

Financial Strength. Given the capital intensive nature of the UAM industry, successful participants must have access to sufficient investment capital to grow and expand their operations in advance of expected future revenues and profits. In addition, building a healthy order pipeline will be essential for UAM providers to give customers, partners, investors and other stakeholders confidence in their future prospects.

Our UAM Solution

We are developing a comprehensive solution that addresses each of the major elements required to make UAM services reality. Key elements of our solution include the following:

eVTOL Production and Design. We have introduced an eVTOL that is optimized for the UAM mission. Our eVTOL employs a lift plus cruise design that features eight redundant rotors that provide lift for takeoff, hover and landing, two propellers that provide forward propulsion and two wings that enable efficient and quiet cruising. Our eVTOL is designed to initially accommodate four passengers and a pilot, with the expected ability to transport six passengers without a pilot once autonomous capabilities are introduced. Based on an analysis conducted in collaboration with the Massachusetts Institute of Technology, we expect the range of our eVTOL (100 km at entry into service) will enable us to address 99% of UAM missions within cities and metropolitan areas. Our eVTOL is currently in the early development phase with an expected entry into service in 2026.

Service and Support. We plan to offer a full suite of eVTOL service and support capabilities, including material services, maintenance, technical support, training, ground handling and data services. Our services will be offered on an agnostic basis – supporting both our eVTOL and those produced by third-parties. We expect to leverage the global support network of Embraer to deploy our eVTOL services in an efficient, cost-effective and scalable manner. We recognize that vehicle support services are a vital element to enable UAM services to operate effectively and safely, and that high-quality and responsive support is a key purchasing consideration for our targeted customers.

Fleet Operations. We plan to build a fleet operations business in collaboration with selected partners. We do not plan to hold eVTOLs on our own balance sheet, build airline operations ourselves or compete with our customers. Instead, we will form revenue and risk sharing partnerships that will allow us to scale our fleet operations in a capital efficient manner, and grow rapidly in a partner-by-partner manner. We will contribute to these partnerships our expertise in vehicle design, urban operations and vehicle maintenance, while our partners will contribute their expertise in managing route networks, selling tickets and serving passengers. To date we have signed letters of intent with 18 operating partners to evaluate potential joint fleet operations.

Urban Air Traffic Management. We are developing a next-generation UATM system to enable eVTOLs to operate safely and efficiently in dense urban airspace along with conventional fixed wing and rotary aircraft and unmanned drones. Our UATM software platform is being developed in partnership with Embraer’s Atech subsidiary – developer of the air traffic control system used in Brazil and other global markets. We expect to offer our UATM solution primarily as a subscription software offering to customers that include air navigation service providers, fleet operators and vertiport operators. We are currently validating our UATM approach through CONOPS collaborations with stakeholders in Rio de Janeiro, Brazil; London, United Kingdom; Melbourne, Australia; and Miami, Florida.

We are responsible for designing and delivering each of the four elements of our solutions listed above. However, a portion of these solutions will be developed with Embraer through the MSAs and Shared Services Agreement, which will allow us to deliver our solutions more efficiently and cost-effectively. Through these agreements, Embraer will essentially act like a subcontractor to Eve, with Eve remaining ultimately responsible for the Integrated Product Development of the eVTOL. Pursuant to such agreements, we will have access to Embraer’s engineering services, flight test infrastructure, manufacturing resources and established aftermarket network, among other assets, on an as-needed basis at attractive cost-based pricing. In addition, we plan to engage with partners beyond Embraer to assist in delivering our solutions, including our fleet operation services which we plan to design and deliver in collaboration with helicopter and fixed wing operators and ride sharing partners.

As a stand-alone entity, Eve will be ultimately responsible for the program management of all UAM projects and initiatives, including the services provided by Embraer, as well as the creation and execution of our business plan.

Eve will also be the face to the customer, and, as such, will be responsible for all aspects of the business’ sales function, including performing market and user research activities, identifying potential exponential technologies, evaluating consumer insights and analyzing the market forces that impact the UAM ecosystem and its players. Using such insights, Eve will be directly responsible for creating a cohesive user experience and ultimately implementing this vision to accelerate the growth of the UAM market and our business.

Eve will also be responsible for prospecting and engaging new partners across the eVTOL ecosystem—including infrastructure, energy, platform and assets—as well as identifying business innovation and growth opportunities to generate other products and services ideas that will complement our UAM solutions.

Finally, Eve will be the primary point of contact with the applicable airworthiness authorities and will lead the related certification activities. As the holder of the eVTOL Type Certification, Eve will be tasked with maintaining the Type Certification throughout the product life cycle.

Our Customers and Partners

We plan to market our eVTOLs globally to operators of UAM services, including fixed wing and helicopter operators, as well as lessors that purchase and manage aircraft on behalf of operators. In addition, we plan to engage with operators of ride sharing platforms to secure committed hours of operation for our eVTOLs. To date, we have established an initial order pipeline of 1,735 vehicles valued at $5.2 billion from 17 launch customers. (1) Our initial order pipeline is based on non-binding letters of intent, consistent with common aviation practices. As of December 30, 2021, our disclosed eVTOL launch customer list includes the following:

Fixed Wing Operators	Helicopter Operators	Aircraft Lessors	Ride Sharing Platforms
Republic Airways SkyWest	Avantto Bristow Group Halo Aviation Helisul Aviação Nautilus Aviation Omni Helicopters Sydney Seaplanes	Azorra Aviation Falko Regional Aircraft	Ascent Flights Global Blade Air Mobility Flapper Tecnologia Helipass

(1)

Our pipeline is based on launch orders (including purchase options) and capacity deals that are non-binding and subject to material change. Capacity deals are converted from annual hourly commitments to vehicles assuming 1,000 hours per vehicle per year.

To support the development of our fleet operations business, we have established partnerships with 18 operators across the fixed wing, helicopter and ride sharing segments via non-binding letters of intent. In addition to the partners listed above, our disclosed fleet operations partner network, as of December 30, 2021, includes: Kenya Airways, Microflite and Widerøe Zero.

We also recognize that scaling a UAM business requires collaboration from partners spanning the entire ecosystem, including those providing critical technology elements, charging infrastructure, vertiports and financing services. In addition to our launch customers and operating partners listed above, our partner network, as of December 30, 2021, includes the following:

Technology	Renewable Energy	Vertiports	Financing
BAE Systems Rolls-Royce Thales Group	EDP Group Florida Power & Light	Heathrow Airport Jetex London City Airport Pentastar Aviation Rio de Janeiro International Signature Aviation Skyports Universal Aviation	BNDES Bradesco BBI

Our Competitive Strengths

We believe the following competitive strengths distinguish us from our competitors and position us for leadership in the developing UAM market:

Optimal Vehicle Design for the Intended Mission. We have chosen a practical and efficient lift plus cruise eVTOL design that features eight rotors for lift, two propellers for forward propulsion and two wings for efficient and quiet cruising. We believe our lift plus cruise configuration provides the range and speed required to address 99% of intra-city and intra-metro missions, with a simple design that avoids complex moving parts like tilt rotors. The simplicity of our design is expected to make our vehicle highly reliable, reducing downtime and maintenance costs. We also expect our eVTOL design to create a clear pathway to achieve type certification by utilizing existing fixed wing and rotary aircraft certification criteria.

Proven Aircraft Certification Experience. We were formed as a business of Embraer – a recognized leader in the aviation sector with a 50-year track record of success. Embraer has successfully certified over 30 aircraft models during the past 25 years – the most of any aircraft manufacturer. Embraer has proven its ability to certify new aircraft models on time, on spec and under budget. In addition, Embraer has long-standing relationships with global aviation regulatory agencies, with demonstrated success securing “triple certifications” from ANAC in Brazil, the FAA in the United States and EASA in Europe. We expect to benefit from this history of success, the experience of our team and our strategic partnership with Embraer, which includes support and resources to assist with type certification.

Holistic UAM Solution. We have introduced a comprehensive UAM solution that spans four key pillars: eVTOL design and production, eVTOL maintenance and support, fleet operations and UATM systems. Within each of these areas, we believe we have distinct competencies and advantages that uniquely position us for success. By offering a holistic solution, we believe we can accelerate the development of the UAM market, engage UAM stakeholders at a strategic level to help influence the development of the ecosystem and maximize the value we can deliver to our customers and partners. We also believe that our four business segments are highly synergistic, so success in one area will fuel growth in other areas.

Strategic Support from Embraer. We believe our relationship with Embraer will allow us to accelerate and de-risk the development of our UAM solution. Through our Services Agreements with Embraer, we will have access to Embraer’s vast resources at specified cost-based rates. We will have first-priority access to approximately 5,000 Embraer employees, including 1,600 identified engineers with significant design and aeronautical expertise, with the ability to flex up and flex down resource utilization based on demand. In addition, pursuant to the Services Agreements, we will have a royalty-free license to Embraer’s background intellectual property to be used within the UAM market. We also believe our partnership with Embraer provides us with a significant cost advantage because we can utilize existing resources, such as flight test infrastructure, on an as-needed basis without incurring the cost of a greenfield investment.

Powerful Partner Network. We have built a global partner network that we believe provides us with significant commercial leverage, broad market access, substantial resources and strong validation of our business prospects. Our partner network includes dozens of industry leaders spanning fixed wing and rotary operators, ride sharing platform providers, technology specialists, renewable energy providers, ground infrastructure providers and financing partners. Our partner network is also global in scope, providing us with enhanced access to key UAM markets around the world. As we execute our strategic growth plan, we will continue to broaden and deepen our partner ecosystem and operate in an open and collaborative manner.

Significant Revenue Visibility. We have built an order pipeline that consists of 1,735 vehicles valued at $5.2 billion from 17 launch customers, as of December 30, 2021 based on non-binding letters of intent. We believe this order pipeline is the largest in the UAM industry in terms of number of vehicles and number of customers. Our order pipeline provides us with a healthy level of revenue visibility, totaling more than our expected aggregate vehicle shipments over our first four years of shipments. The strength of our order pipeline gives us confidence in making upfront investments to commercialize our solution and also reflects favorably on the market perception of our UAM solution. We are focused on further expanding our order pipeline through continued engagement with current and prospective customers.

Highly Experienced Management Team and Board. We have assembled a senior leadership team and board of directors with significant levels of experience in the aviation industry. Our Co-CEO, Gerard DeMuro, has over 40 years of experience and was previously CEO of BAE Systems, Inc. and EVP of General Dynamics. Our Co-CEO, Andre Stein, has over 25 years of aviation experience, was previously head of strategy for EmbraerX and has led Eve since its inception in 2017 as a business of Embraer. The rest of our senior leadership team has been handpicked from Embraer to join Eve, after having led more than 30 successful aircraft projects over their careers. The individuals who have agreed to join our board at closing of the contemplated transaction include: Luis Carlos Affonso, SVP, Engineering, Technology and Strategy at Embraer; Kenn Ricci, Co-CEO of Zanite Acquisition Corp. and Principal of Directional Aviation Capital; Michael Amalfitano, CEO of Embraer’s highly successful executive aircraft division; Marion Clifton Blakey, Former CEO of Rolls-Royce North America and Former FAA Administrator; and Paul Eremenko, CEO of Universal Hydrogen and Former CTO of Airbus. We believe the experience and caliber of our leadership team and board designees is a unique and compelling advantage.

Our Growth Strategy

The following are key pillars of our growth strategy that we believe will enable us to establish a market leading position in the UAM market:

Combine a Startup Mindset with Established Execution Skills. Embraer established Eve as a separate organization with the goal of providing an ideal combination of the agility and innovation of a technology disrupter with the support and resources of an established industry leader. As we look to grow and expand our operations, we will seek to leverage this unique culture to attract employees with entrepreneurial styles and arm them with scarce and valuable resources to maximize their effectiveness and impact.

Utilize Hybrid Innovation Approach. Our partnership with Embraer provides us with a vast portfolio of background intellectual property to utilize on a royalty free basis. We will continue to design our solutions by combining the best of these established technologies with our own, proprietary innovations. For example, our eVTOL leverages proven, fifth generation fly-by-wire systems developed by Embraer, along with a bespoke man-machine interface developed by Eve. This hybrid design approach allows us to accelerate our development roadmaps, leverage proven technologies and focus our engineering resources on the highest value and most differentiated design elements.

Follow Established Development and Certification Practices. As we design and certify our eVTOL, we are leveraging approaches that have been proven by Embraer over the last 50 years. For example, we make extensive use of proof-of-concept vehicles and subscale models to allow us to rapidly iterate and test core building blocks to ensure thoroughly vetted subsystems and avoid costly and time-consuming redesign as the vehicle matures. We are also engaging with ANAC in Brazil as the primary certification authority, with a bilateral agreement with the FAA, as Embraer has done successfully over many years. While the FAA will likely be processing multiple eVTOL applications and vehicle types over the next few years, we expect to benefit from greater attention from ANAC.

Scale Fleet Operations Partner by Partner. We have elected to build out our fleet operations business in collaboration with partners, thereby sharing both revenue and risk. While some UAM participants have indicated plans to build their own flight operations on a city-by-city basis, we have opted instead to scale our fleet services on a partner-by-partner basis, and avoid making costly upfront investments and competing with our prospective customers. For example, we have announced strategic relationships with both Republic Airways and SkyWest, with the objective of providing us with rapid and comprehensive coverage of most cities in North America as the UAM market develops. As these partners construct their own UAM operations in collaboration with us, we expect to leverage their investments, resources and expertise. We plan to follow a similar strategy to grow our fleet operations business in other global markets.

Leverage Partnerships and Acquisitions. In order to realize the promise of UAM, we believe partnerships will be essential. We plan to leverage our leading partner ecosystem to accelerate our development and commercialization timelines and to create a more complete, end-to-end UAM solution. We also plan to selectively evaluate opportunities for strategic acquisitions to bolster our organic growth strategy, capitalizing on the acquisition experience of our senior leadership team. Upon the completion of the contemplated transactions, we expect to have additional resources to assess synergistic acquisition opportunities as they are identified. We may pursue acquisitions to augment and expand our UAM portfolio, expand our market presence in specific markets or add additional talent to our organization.

eVTOL Technology Considerations

Our technology platform combines a holistic eVTOL aircraft designed for high performance, low operating costs, zero local emissions, low acoustic footprint and a high level of safety. Our aircraft design choice was informed by a view that complex mechanisms, such as the ones used in tilting rotors or wings, significantly increase the challenge of vehicle certification, in addition to increasing unit and operational costs. Additionally, there is an impact on the safety level of a vehicle by adopting tilting mechanisms due to the increased number of failure conditions that the vehicle may experience. Considering that eVTOLs are expected to primarily conduct short missions in metropolitan areas, these safety disadvantages outweigh any energy-efficiency benefits offered by tilting mechanisms, in our view. Therefore, we believe the lift plus cruise configuration that we selected, along with other design choices that aim to simplify our eVTOL, provides a high level of safety with an optimal balance of performance and operational cost.

The necessary lift for hover flights of our vehicle is generated by eight rotors that are supplied by redundant energy paths from a high-voltage battery. Having this number of independent rotors provides redundancy so the vehicle can be operated safely in the unlikely event a failure renders a rotor inoperative. During horizontal flight, additional safety is provided by the fixed wings, which enable the vehicle to have an extended range after any unlikely pusher failure. These characteristics are essential to achieving the safety level needed to operate as an urban mobility vehicle.

The performance and operating cost of an eVTOL is largely dictated by battery pack performance. It is important to maximize the energy of the battery pack while meeting power demands at a low state of charge and end of life, have a fast charge capability and ensure a long cycle life. Achievement of these objectives is influenced by the choice of cell chemistries to meet the vehicle’s energy and power needs to perform its mission and by defining a battery architecture that satisfies the vehicle´s requirements in both normal and abnormal operation (i.e., in the case of failures of electrical propulsion components). Additionally, it is essential that the choice of configuration addresses a balance of features well suited for the mission to be performed. This balance contributes to the robustness of the vehicle in a range of situations that might be encountered during flight operations, including variations in temperature, winds, atmospheric disturbances (including from building wakes or other aircraft traffic), route changes or the need to change destination due to landing zone unavailability. A vehicle that demands high power during hover, for example, will have lower capability to handle the unexpected need of a longer holding period before landing.

Another key criteria of an eVTOL for urban mobility is the noise emitted by the vehicle in operation. The distributed propulsion utilized in our vehicle enables us to reduce the rotor blade tip speeds when compared to helicopters. The blade tip speed is the most important parameter associated with noise generation, followed by blade loading. The configuration chosen for our vehicle enables a large rotor area, which in turn, contributes to lower noise levels than configurations with smaller rotor areas. This approach, combined with the use of electric motors, which are dramatically quieter than internal combustion engines, makes our vehicle quieter than helicopters, bringing benefits to the communities where it will be operated, in addition to the passengers themselves. Additionally, our eVTOL performs the cruise portion of the mission with the rotors turned off, while generating lift from the fixed wings, which significantly decreases vehicle noise during this phase of the flight. Finally, rotor impulsivity, an important contributor to helicopter noise, will not be present in our eVTOL noise signature, which is another significant benefit.

Our eVTOL, as with all eVTOLs with distributed propulsion, need complex fly-by-wire flight control systems in order to be controllable and have stability in all phases of flight. These systems must be “closed loop,” meaning that the pilot commands a response from the vehicle and the control system employs the control surfaces at the necessary rate and deflection for that vehicle response to be achieved and maintained while the pilot maintains the command. Eve and Embraer are uniquely positioned to build eVTOL fly-by-wire control systems based on the experience gained through the development and certification of several conventional aircraft employing similar systems. In these projects, Embraer has been able to increase passenger comfort and vehicle safety and performance through the use of fly-by-wire control systems, a technology that we will also leverage in our eVTOL development.

Finally, our vehicle will begin its operations with a pilot onboard and evolve to an autonomous vehicle once the maturity level of the technology of both onboard systems and air traffic management systems support autonomous flights. We believe that initiating operations with a pilot onboard increases safety and robustness in an ecosystem that will be under development with respect to the air traffic management and technology employed in the vehicles. As the technology, vehicle and ecosystem evolve, pilot functions are expected to be gradually taken over by the aircraft systems, decreasing pilot workload until the vehicle can become fully autonomous safely and effectively.

Research and Development

We are conducting extensive research and development to produce our eVTOL. Today, a significant portion of our team is focused on the development and testing of our concept vehicles. These aircraft serve as technology development testbeds to evaluate candidate system architectures and components for our certified production aircraft. Additionally, we are performing research and development on battery systems and other electric powertrain components in order to maximize the performance of the aircraft through lab bench and rig tests. We are also investing significant effort in simulations, including with pilots in the loop in our development simulator.

Manufacturing

To support our manufacturing needs, we have entered into a Master Services Agreement and a Shared Services Agreement with Embraer and a Master Services Agreement with Atech, pursuant to which Embraer and its subsidiaries will, among other things, provide us with manufacturing services for an initial term of 15 years.

We plan to initially develop our proof-of-concept vehicles, test beds, simulators and other testing tools in one of Embraer’s existing facilities in Brazil in collaboration with local suppliers. The development and manufacturing of our initial flight-test prototypes and, ultimately, the beginning of our aircraft series production is also expected to take place in one of Embraer’s existing facilities.

As our business grows, we plan to transition the serial manufacturing of our aircraft to our own manufacturing modules, each designed to produce up to 360 vehicles per year. The number of modules in operation will be based on anticipated customer demand. The location of our manufacturing modules will be based on economic factors as well as proximity to the markets in which our eVTOLs are expected to be deployed.

Material Agreements

Services Agreements

For information about the Services Agreements, see the section entitled “The Business Combination Proposal — Related Agreements — Services Agreements.”

Regulatory Strategy

Our eVTOL certification basis is being discussed with ANAC (as the certification aviation authority, as further detailed below) and the FAA (as the validating aviation authority), with the expectation that it will fulfill the applicable requirements from 14 CFR Part 23 (amendment 64). Considering the vertical and transition phases of flight, the requirements stablished by 14 CFR Part 27 may also be a part of certification basis as means of compliance (“MOC”) or special conditions. EASA SC-eVTOL may also apply, especially for the category Enhanced, to be applied for commercial purposes. As an initial draft, a preliminary list of requirements has already been compiled, but we will have the final agreement with the authorities after the application for the certification of the aircraft (Type Certificate).

All aspects of our eVTOL operations are being developed in alignment with current aerospace and transportation regulations worldwide. We are working closely with ANAC, FAA and EASA to achieve full compliance of all requirements under the applicable certification basis.

We plan to apply before ANAC as the primary aviation authority to certify our aircraft, followed by FAA and EASA as validating authorities of the primary certification. Historically, Embraer has successfully achieved certification with all three of these agencies, with additional certifications achieved in other countries as needed. Eve may pursue certification in other countries after the three main certifications have been obtained.

According to the guidelines defined in FAA’s Order 8110.4C (Type Certification) and ANAC´s instructions, the certification basis proposal for ANAC and FAA application for aircraft’s type certificate shall be made under 14 CFR Part 21.17(a) considering the 14 CFR Part 23 (amendment 64) as applicable airworthiness requirements, including equivalent level of safety (ELoS) and proposed special conditions from 14 CFR Part 27 applicable to vertical take-off and landing characteristics. The Issue Paper G-1 (FAA) for certification basis, designating the applicable airworthiness and environmental regulations (especially regarding to noise pollution), that must be met for certification – as stated in 14 CFR Part 21 –, has not yet been issued and will be proposed in a timely manner according to the definition order of applications for type certification process mentioned above.

The limitations of operations will be established as a part of the certification process. We anticipate that such limitations will exclude flight into known icing conditions from the initial operational envelope.

Eve will be supported by Embraer, which has vast experience certifying fixed wing aircraft before ANAC, FAA and EASA. Using this experience, together with our strategies to accelerate the development of new products and technologies, we are confident in meeting our proposed certification schedule.

Intellectual Property

Our success depends in part upon our ability to protect our core technology and material intellectual property. To establish and protect our proprietary rights, we rely on a combination of intellectual property rights (e.g., patents, patent applications, trademarks, copyrights, and trade secrets, including know-how and expertise) and contracts (e.g., license agreements, confidentiality and non-disclosure agreements with third parties, employee and contractor disclosure and invention assignment agreements, and other similar contractual rights).

As of December 30, 2021, we had four issued or allowed patents (of which one is a U.S. filing) and 12 pending patent applications (of which five are U.S. filings) primarily related to eVTOL vehicle technology. Our patents and patent applications are directed to, among other things, configurations for eVTOL aircraft, eVTOL aircraft rotor control for performance and safety, and control system for eVTOL aircraft. As of December 30, 2021, we had 25 trademarks granted and three trademark registrations that have been deferred by the U.S. Patent and Trademark Office pending proof of use, as well as nine other trademark registrations which are pending in the U.S., the European Union and Brazil.

We regularly review our development efforts to assess the existence and patentability of new inventions, and we are prepared to file additional patent applications when we determine it would benefit our business to do so.

Our Commitment to Environmental, Social and Governance Leadership

By developing an efficient, electric aircraft with zero local carbon emissions, a low noise footprint and high levels of safety, we believe we can make a meaningful contribution to tackling the dual challenges of traffic congestion and climate change.

We are building a dedicated, diverse and inclusive workforce to achieve this goal while adhering to best practices in risk assessment, mitigation and corporate governance. We plan to report how we oversee and manage ESG factors material to our business, and also evaluate how our ESG objectives align with elements of the United Nations Sustainable Development Goals (“SDGs”).

Our ESG initiative is organized into three pillars, which, in turn, contain focus areas for our attention and action:

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Environmental — Our Environmental pillar is focused on being a good steward of the natural environment through the production and development of innovative designs that reduce resource use and energy consumption, and which have a full life-cycle design approach.

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Social — Our Social pillar is focused on promoting diversity, equity and inclusion, while underpinning all of our activities with a core focus on health and safety. In addition, we strongly believe in the democratization of urban air mobility, which we plan to promote by developing UAM solutions that are affordable, green and accessible.

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Governance — Our Governance pillar focuses on upholding our commitment to ethical business conduct, integrity and corporate responsibility, and integrating strong governance and enterprise risk management oversight across all aspects of our business.

Our Focus on Sustainable Manufacturing and Safety

Our engineering and design standards are intended to ensure that we are operating in an efficient, safe, sustainable and compliant manner, and encourage us to be leaders in pursuing environmentally friendly production practices. Our Sustainability Team works closely with our operating units to track material inputs and outputs, to build strategies for chemical reduction and eliminations, and to review the proper handling and disposal of our materials. We are also pursuing a life cycle assessment of our manufacturing processes in order to build a reliable and transparent data set that will allow us to monitor and mitigate our emissions, waste and natural resource consumption over time.

With safety as our number one value, we emphasize the need for strict compliance with all safety rules and best practices, including mandatory safety training and reporting procedures through our Human Resources and Safety team. We require all employees to participate in company-wide safety initiatives and education, and conduct regular safety audits to ensure proper safety policies, programs, procedures, analysis and training are in place.

Human Capital

As of December 30, 2021, we had 60 full-time employees, over 25 of which were members of our engineering function. We are still in the process of transitioning employees from Embraer to Eve and expect this process to continue throughout 2022. We also note that our direct headcount does not include up to 5,000 Embraer employees, including 1,600 identified engineers, that we have first priority access to under the Master Services Agreement we have entered into with Embraer. Our strategy is to maintain a lean and agile direct employee team at Eve, focused on high value engineering, project management and business development functions, supplemented by a larger pool of Embraer employees available to us on a flexible and cost-effective basis pursuant to the Master Services Agreements.

In Brazil, all of our employees are unionized, according to Brazilian labor laws, salary readjustments and other clauses negotiated in collective bargaining agreements extend to the entire category, resulting in 100% of Brazilian employees covered by clauses negotiated in these agreements. We believe we have good relationships with our employees and have not experienced any interruptions of operations due to labor disagreements with them.

Diversity and Inclusion

We encourage employee engagement on affinity and employee resource groups as well as seminars to discuss gender, age, ethnicity, disability and LGBTQIA+ issues. We are focused on building support across all teams and individuals, ensuring everyone has a voice and treats others with respect.

Competition

We believe the primary sources of competition for our business are the following:

•	Focused UAM developers, including: Archer Aviation, Beta Technologies, Ehang, Joby Aviation, Lilium, Vertical Aerospace, Volocopter and Wisk; and

•	Established aerospace and automotive companies developing UAM businesses, including: Airbus, Bell Textron, Honda and Hyundai.

In addition, we are likely to face competition in our specific business segments from the following:

•	Fleet operations – Fixed wing and helicopter operators that do not partner with us;

•	Service and support – Airbus, Bell Textron and The Boeing Company which have built extensive service and support networks that could compete with our eVTOL support services in the future; and

•

UATM – A number of companies are developing Unmanned Traffic Management (UTM) systems designed to manage unmanned drone flights, which if enhanced to a higher level of safety standard, could potentially compete with our UATM system in the future. However, we do not believe UTM systems are currently designed to perform at the safety level expected for passenger carrying operations or provide the elevated level of capability or assurance regulators and the traveling public will expect from air traffic management software that is used for piloted, passenger-carrying aircraft.

We believe the primary factors that will drive success in the UAM market include the following:

•	performance of our eVTOL aircraft relative to both competitive eVTOL aircraft and traditional aircraft;

•	the ability to certify the aircraft in a timely manner;

•	the ability to manufacture efficiently at scale;

•	the ability to partner with certified third parties to operate our and third parties’ eVTOL aircraft and scale the service adequately to offer affordable end-user pricing;

•	the ability to offer UAM services, directly or indirectly by partnering with third parties, and routes that provide adequate value to customers;

•	the ability to develop or otherwise capture the benefits of next-generation technologies; and

•	the ability to deliver products and services at a high-level of quality, reliability and safety.

Facilities

We operate primarily out of Eugenio de Melo, Brazil, Gavião Peixoto, Brazil and Melbourne, Florida, United States. All of our facilities are located on land that is either owned or leased by Embraer. As part of the Pre-Closing Restructuring, we have entered into the Lease Agreements with Embraer with respect to each of these facilities.

Legal Proceedings

We are, from time to time, subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. We are not currently a party to any such claims, lawsuits or proceedings, the outcome of which, if determined adversely to us, we believe would, individually or in the aggregate, be material to our business or result in a material adverse effect on our future operating results, financial condition or cash flows.

EVE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with, and is qualified in its entirety by reference to the historical audited annual combined financial statements of the UAM Business as of December 31, 2021, 2020 and 2019 and for each of the years ended December 31, 2021, 2020 and 2019, and the related notes that are included elsewhere in this proxy statement. The following discussion and analysis should also be read in conjunction with the pro forma financial information as of and for the year ended December 31, 2021 and 2020, which is available in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to the historical information contained herein, this discussion contains forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions. The UAM Business’s actual results could differ materially from those discussed in such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those discussed below and elsewhere in this proxy statement, particularly in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Unless the context indicates otherwise, when we refer to the UAM Business we do not take into account the effects of the business combination. Some of the measures used in this proxy statement are not measurements of financial performance under GAAP and should not be considered an alternative to cash flow from operating activities as a measure of liquidity or an alternative to operating profit/(loss) or profit/(loss) for the period as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

Overview

The UAM Business that has been contributed to Eve as part of the Pre-Closing Restructuring has been incubated for nearly four years within EmbraerX, a business unit of Embraer. In April 2021, Embraer formed EVE Urban Air Mobility Solutions, Inc. a Delaware corporation, which was later converted into a limited liability company, and renamed EVE UAM, LLC, for purposes of conducting the UAM Business as an independent company.

Eve’s goal is to be a leading company in the UAM market by taking a holistic approach to developing a UAM solution that includes: the design and production of eVTOLs; a portfolio of maintenance and support services focused on Eve’s and third-party eVTOLs; fleet operations services conducted in collaboration with partners; and a new UATM system designed to allow eVTOLs to operate safely and efficiently in dense urban airspace alongside conventional aircraft and drones. Eve’s mission is to bring affordable air transportation to all passengers, improve quality of life, unleash economic productivity, save passengers time and reduce global carbon emissions. Eve plans to leverage its strategic relationship with Embraer to de-risk and accelerate its development plans, while saving costs by utilizing Embraer’s extensive resources.

Eve’s Business Model

Eve plans to fuel the development of the UAM ecosystem by providing a complete portfolio of UAM solutions across four primary offerings:

eVTOL Production and Design. Eve is designing and certifying an eVTOL purpose-built for urban air mobility missions. Eve plans to market its eVTOLs globally to operators of UAM services, including fixed wing and helicopter operators, as well lessors that purchase and manage aircraft on behalf of operators.

Service and Support. Eve plans to offer a full suite of eVTOL service and support capabilities, including material services, maintenance, technical support, training, ground handling and data services. Its services will be offered to UAM fleet operators on an agnostic basis – supporting both its own eVTOL and those produced by third-parties.

Fleet Operations. Eve plans to build a fleet operations business in collaboration with selected partners. Eve plans to establish revenue and risk sharing partnerships that will allow it to scale its fleet operations in a capital efficient manner and grow rapidly in a partner-by-partner manner.

Urban Air Traffic Management. Eve is developing a next-generation UATM system to enable eVTOLs to operate safely and efficiently in dense urban airspace along with conventional fixed wing and rotary aircraft and unmanned drones. Eve expects to offer its UATM solution primarily as a subscription software offering to customers that include air navigation service providers, fleet operators and vertiport operators.

To date, the UAM Business has not generated any revenue, as it continues to develop its eVTOL vehicles and other UAM solutions. As a result, Eve will require substantial additional capital to develop products and fund operations for the foreseeable future. Until Eve can generate any revenue from product sales and services, it expects to finance operations through a combination of existing cash on hand, public offerings, private placements and debt financings. The amount and timing of future funding requirements will depend on many factors, including the pace and results of development efforts.

Business Combination with Zanite and Public Company Costs

On December 10, 2021, as contemplated by the terms of the Business Combination Agreement and pursuant to the terms of the Contribution Agreement, (i) Embraer transferred certain assets and liabilities of the UAM Business to Eve or one of its subsidiaries in exchange for newly issued Eve Interests and (ii) Embraer then transferred all of the Eve Interests held by it to EAH in exchange for newly issued shares of EAH common stock and EAH preferred stock. On December 13, 2021, as contemplated by the terms of the Business Combination Agreement, Embraer sold such shares of EAH preferred stock to the Unaffiliated Investor for an aggregate purchase price of $9,973,750. For tax purposes, the transfer of the Eve Interests to EAH is intended to be integrated with the sale of EAH non-voting preferred stock and, accordingly, the transfer of the Eve Interests to EAH is intended to be treated as a taxable disposition described in Section 1001 of the Code.

On December 21, 2021, Embraer, Eve, EAH and Zanite entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, at the Closing, EAH will contribute and transfer to Zanite all of the Eve Interests held by it in exchange for the issuance to EAH of 220,000,000 shares of common stock of Zanite, Eve will become a wholly owned subsidiary of Zanite, and Zanite will be renamed “Eve Holding, Inc.” Pursuant to the terms of the Subscription Agreements entered into on December 21, 2021, at the Closing, the PIPE Investors will receive 34,730,000 shares of common stock of Zanite for an aggregate purchase price of $347,300,000. Immediately after the consummation of the Transactions and assuming no redemptions by the stockholders of Zanite, Embraer will own approximately 83.8% of the issued and outstanding shares of common stock of Zanite, with the remaining 16.2% being held by the Sponsor, the public stockholders of Zanite and certain PIPE Investors. As a consequence of these capital contribution events, Eve will become a wholly owned subsidiary of Zanite.

Upon consummation of the business combination and the PIPE Investment, the most significant change in Zanite’s future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to Zanite’s balance sheet at December 31, 2021) of approximately $323.49 million, on a pro forma basis assuming maximum redemptions by Zanite’s stockholders of 22.7 million shares of Zanite Class A Common Stock, or $557.72 million, on a pro forma basis assuming no redemptions, including up to $347.3 million in gross proceeds from the PIPE Investment by the investors. Total direct and incremental transaction costs of Zanite are estimated at approximately $19.73 million, of which $8.05 million represents deferred underwriter and legal fees related to Zanite’s IPO, and $11.68 million represent estimated Zanite’s transaction expenses. Additionally, Embraer incurred transaction costs related to the transaction for which Embraer is the primary beneficiary in the amount of $21.16 million. In accordance with the business combination agreement, a cash disbursement will be made upon closing to Embraer in the same amount.

An intercompany revolving facility of up to $30 million with an interest rate of 0.40% per annum is anticipated to be entered into between Eve and Embraer to provide funding to support the UAM Business through the close of the business combination. Any amounts drawn plus interest accrued will be repaid to Embraer as part of the funds flow distribution upon the close of the business combination.

Other Key Agreements

In connection with the Pre-Closing Restructuring (which has been effected as of December 10, 2021), Eve has entered into a Master Services Agreement with Embraer, a Master Services Agreement with Atech, a Services Agreement with the Brazilian Subsidiary, a Shared Services Agreement with Embraer, EAH and the Brazilian Subsidiary. Pursuant to the MSAs with Embraer and Atech, each of Embraer and Atech, either directly or through their respective affiliates, will provide certain services and products to Eve and its subsidiaries, including, among others, product development of eVTOL, services development, parts planning, technical support, AOG support, MRO planning, training, special programs, technical publications development, technical publications management and distribution, operation, engineering, designing and administrative services and in the future eVTOL manufacturing services. Eve expects to collaborate with Embraer and leverage Embraer’s expertise as an aircraft producer, which will help it design and manufacture eVTOLs with low maintenance and operational costs and design systems and processes for maintenance, develop pilot training programs and establish operations. The services provided under the Shared Services Agreement include, among others, corporate and administrative services to Eve. In addition, Eve has also entered into the Data Access Agreement with Embraer and the Brazilian subsidiary, pursuant to which, among other things, Embraer has agreed to provide the Brazilian Subsidiary with access to certain of its intellectual property and proprietary information in order to facilitate the execution of the specific activities that are set out in certain of the statements of work entered into pursuant to the Services Agreements.

Please see the section titled “The Business Combination Proposal — Related Agreements” for further information regarding the Master Services Agreements, the Shared Services Agreement and the Data Access Agreement.

Key Factors Affecting Operating Results

For further discussion on the risks attendant to the Key Factors Affecting Operating Results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the accompanying proxy statement.

Brazilian Economic Environment

The Brazilian government has frequently intervened in the Brazilian economy and occasionally made drastic changes in policy and regulations. The Brazilian government’s actions to control inflation and affect other policies and regulations have often involved, among other measures, increases in interest rates, changes in tax policies and incentives, price controls, currency devaluations, capital controls and limits on imports. Changes in Brazil’s monetary, credit, tariff and other policies could adversely affect our business, as could inflation, currency and interest-rate fluctuations, social instability and other political, economic or diplomatic developments in Brazil, as well as the Brazilian government’s response to these developments.

Rapid changes in Brazilian political and economic conditions that have occurred and may occur require continued assessment of the risks associated with our activities and the adjustment of our business and operating strategy accordingly. Developments in Brazilian government policies, including changes in the current policy and incentives adopted for financing exports of Brazilian goods, or in the Brazilian economy, over which we have no control, may have a material adverse effect on our business.

The following table shows data for real GDP growth, inflation, interest rates and the U.S. dollar exchange rate for and as of the periods indicated.

	As of and for the year ended December 31,
	2021	2020	2019
Real GDP growth (contraction)(1)	4.6%	(4.1)%	1.1%
Inflation (IGP-M)(2)	17.8%	23.1%	7.3%
Inflation (IGP-DI)(2)	17.7%	23.1%	7.7%
Inflation (IPCA)(3)	10.1%	4.5%	4.3%
CDI(4)	4.4%	2.8%	5.9%
TJLP(5)	5.3%	4.6%	6.2%
SELIC Rate	9.25%	2.0%	4.5%
Appreciation (depreciation) of the real against the U.S. dollar	(7.3)%	(28.9)%	(4.0)%
Exchange rate (R$ per US$1.00) at the end of the period(6)	5.5600	5.1967	4.031

Sources: FGV, IBGE, Central Bank and Economática.

(1)	As presented by the Central Bank.
(2)

Accumulated for the years ended December 31, 2021, 2020 and 2019. Inflation (IGP-M) is the general market price index measured by the FGV while IGP-DI is a price index measured by the FGV with respect to prices that directly affect the economic activity of the country, except exports.

(3)

Accumulated for the years ended December 31, 2021, 2020, and 2019. Inflation (IPCA) is a broad consumer price index measured by the IBGE. IPCA is the reference index for the Central Bank inflation-targeting system for the country (which means that it is the official inflation measure of the country) and relates to retail trade prices and household expenditures.

(4)

Accumulated for the years ended December 31, 2021, 2020, and 2019. The interbank deposit certificate (Certificado de Depósito Interbancário), or CDI, rate is an average of interbank overnight rates in Brazil.

(5)	Accumulated for the years ended December 31, 2021, 2020, and 2019. TJLP is the Brazilian long term interest rate.

Inflation and exchange rate variations have had, and may continue to have, substantial effects on our financial condition and results of operations.

Inflation and exchange rate variations affect our monetary assets and liabilities denominated in Brazilian reais. The value of these assets and liabilities as expressed in U.S. dollars declines when the real devalues against the U.S. dollar and increases when the real appreciates. In periods of devaluation of the real, we report (i) a remeasurement loss on real-denominated monetary assets and (ii) a remeasurement gain on real-denominated monetary liabilities. For additional information on the effects of exchange rate variations on our financial condition and results of operations, see the section entitled “— Quantitative and Qualitative Disclosures about Market Risk.”

Development of the Urban Air Mobility market

Our revenue will be directly tied to the continued development and sale of eVTOL and related services. While we believe the market for UAM will be large, it remains undeveloped and there is no guarantee of future demand. We anticipate commercialization of our eVTOL services-and-support business beginning in 2023, followed by the commercialization and initial revenue generation from the sale of our eVTOLs beginning in 2026, and our business will require significant investment leading up to launching passenger services, including, but not limited to, final engineering designs, prototyping and testing, manufacturing, software development, certification, pilot training and commercialization.

We believe one of the primary drivers for adoption of our UAM services is the value proposition and time savings offered by aerial mobility relative to traditional ground-based transportation. Additional factors impacting the pace of adoption of our UAM services include but are not limited to: perceptions about eVTOL quality, safety, performance and cost; perceptions about the limited range over which eVTOL may be flown on a single battery charge; volatility in the cost of oil and gasoline; availability of competing forms of transportation, such as ground or air taxi or ride-hailing services; the development of adequate infrastructure; consumers’ perception about the convenience and cost of transportation using eVTOL relative to ground-based alternatives; and increases in fuel efficiency, autonomy, or electrification of cars. In addition, macroeconomic factors could impact demand for UAM services, particularly if end-user pricing is at a premium to ground-based transportation alternatives or more permanent work-from-home behaviors persist following the COVID pandemic. We anticipate initial operations in selected high-density metropolitan areas where traffic congestion is particularly acute and operating conditions are suitable for early eVTOL operations. If the market for UAM does not develop as expected, this would impact our ability to generate revenue or grow our business.

Competition

We believe that our primary sources of competition are focused UAM developers and established aerospace and automotive companies developing UAM businesses. In addition, we are likely to face competition in our specific business segments from fleet operators that do not partner with us, aviation companies that have built extensive aircraft service and support networks, and potentially providers of Unmanned Traffic Management systems if those systems are enhanced to higher levels of safety to support manned flight operations. We expect the UAM industry to be dynamic and increasingly competitive; our competitors could get to market before us, either generally or in specific markets. Even if we are first to market, we may not fully realize the benefits we anticipate, and we may not receive any competitive advantage or may be overcome by other competitors. If new companies or existing aerospace or automotive companies launch competing solutions in the markets in which we intend to operate and obtain large-scale capital investment, we may face increased competition. Additionally, our competitors may benefit from our efforts in developing consumer and community acceptance for UAM products and services, making it easier for them to obtain the permits and authorizations required to operate UAM services. In the event we do not capture a first mover advantage, or our current or future competitors overcome our advantages, our business, financial condition, operating results and prospects would be harmed.

Government Certification

We plan to obtain authorizations and certifications for our eVTOL with the ANAC, FAA and EASA initially, and will seek certifications from other aviation authorities as necessary. We will also need to obtain authorizations and certifications related to the production of our aircraft and the deployment of our related services. While we anticipate being able to meet the requirements of such authorizations and certifications, we may be unable to obtain such authorizations and certifications, or to do so on the timeline we project. Should we fail to obtain any of the required authorizations or certifications, or do so in a timely manner, or any of these authorizations or certifications are modified, suspended or revoked after we obtain them, we may be unable to launch our commercial service or do so on the timelines we project, which would have adverse effects on our business, prospects, financial condition and/or results of operations.

Initial Business Development Engagement

Since its founding, Eve has been engaged in multiple market and business development projects around the world. Examples of this include two concepts of operation with Airservices Australia as well as with the United Kingdom Civil Aviation Authority. Both of these market and business development initiatives demonstrated Eve’s ability to create new procedures and frameworks designed to enable the safe scalability of Urban Air Mobility together with our partners. Using these initiatives as a guide, Eve hopes to launch additional concepts of operation in the United States, Brazil and around the world.

In addition to our market development initiatives, Eve has signed non-binding letters of intent to sell over 1,700 of our eVTOL aircraft, and we continue to seek additional opportunities for sales partnerships. In addition to these deals, Eve has been actively involved in the UAM ecosystem development by signing Memorandums of Understanding (MOUs) with more than 25 market-leading partners in segments spanning infrastructure, operations, platforms, utilities and others. In the future, we plan to focus on implementation and ecosystem readiness with our existing partners while continuing to seek UATM and support-services partnerships in order to complement our business-model and drive growth.

Impact of COVID-19

The outbreak of the novel coronavirus, known as COVID-19, was first identified in December 2019 in Wuhan, China, and has since spread globally. The COVID-19 outbreak has compelled governments around the world to adopt measures to contain the spread of COVID-19 by means such as lockdowns of cities, restrictions on travel and public transportation, business and store closures, and emergency quarantines, among others, and responses by businesses and individuals to reduce the risk of exposure to infection, including reduced travel, cancellation of meetings and events, and implementation of work-at-home policies, among others, which has caused significant disruptions to the global economy and normal business operations across a growing list of sectors and countries.

Embraer has been monitoring the COVID-19 pandemic situation and its impacts on the UAM Business’ employees, operations, the global economy, the supply and the demand for UAM Business’ products and services. Embraer has implemented contingency plans to act as quickly as necessary as the current situation unfolds.

Since the beginning of the COVID-19 pandemic, Embraer has been engaging in several initiatives supporting the health and safety of the UAM Business employees. The UAM Business’ operations were interrupted for a certain period in order to adapt industrial facilities in relation to health and safety measures. Social distancing measures were taken, as well as the implementation of working from home for a certain group of UAM Business employees. Furthermore, several measures to preserve jobs were taken, including reductions in working hours and pay cuts, collective vacations and temporary furloughs.

The full impact of the COVID-19 pandemic continues to evolve as of the date of this proxy statement, including with respect to the impact of novel viral variants that currently exist and which may continue to develop. As such, it is uncertain as to the full magnitude that the pandemic will have on the UAM Business and Eve’s financial condition, liquidity, and future results of operations. Management is actively monitoring the situation on its financial condition, liquidity, operations, suppliers, industry, and workforce.

Fully-Integrated Business Model

Eve’s business model to serve as a fully-integrated eVTOL transportation solution provider is uncertain. Present projections indicate that payback periods on eVTOL aircraft will result in a viable business model over the long-term as production volumes scale and unit economics improve to support sufficient market adoption. As with any new industry and business model, numerous risks and uncertainties exist. Our financial results are dependent on certifying and delivering eVTOL on time and at a cost that supports returns at prices that sufficient numbers of customers are willing to pay based on value arising from time and efficiency savings from utilizing eVTOL services. Our aircraft include numerous parts and manufacturing processes unique to eVTOL aircraft, in general, and our product design, in particular. Best efforts have been made to estimate costs in our planning projections; however, the variable cost associated with assembling our aircraft at scale remains uncertain at this stage of development. The success of our business also is dependent, in part, on the utilization rate of our aircraft and reductions in utilization will adversely impact our financial performance. Our aircraft may not be able to fly safely in poor weather conditions, including snowstorms, thunderstorms, lightning, hail, known icing conditions and/or fog. Our inability to operate safely in these conditions will reduce our aircraft utilization and cause delays and disruptions in our services. We intend to maintain a high daily aircraft utilization rate which is the amount of time our aircraft spend in the air carrying passengers. High daily aircraft utilization is achieved in part by reducing turnaround times at vertiports so we can fly more hours on average in a day. Aircraft utilization is reduced by delays and cancellations from various factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance events.

Components of Results of Operations

Revenue

Eve is a development stage company and the UAM Business has not generated any revenue and has incurred operating losses since inception. We do not expect to generate relevant revenue from eVTOL sales unless and until we obtain regulatory approval of and commercialize our first eVTOL. Projected revenue in 2024 and 2025 is comprised of fleet operations, service and support and UATM. These eVTOL-related revenue sources are not solely dependent on Eve aircraft, which are not expected to begin production until 2025 and generate revenue until 2026. Our ability to generate revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of our eVTOL.

Operating Expenses

Research and Development Expenses

Research and development activities represent a significant part of Eve’s business. The UAM Business’ research and development efforts focus on the design and development of eVTOLs, the development of services and operations for its vehicles and those operated by third-parties, as well as the development of a UATM software platform. Research and development expenses consist of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for the UAM Business’ employees focused on research and development activities, and costs of consulting, equipment and materials, as well as other related costs, depreciation and amortization and an allocation of the UAM Business’ general overhead, including rent, information technology costs and utilities. Eve expects research and development expenses to increase significantly as it increases staffing to support eVTOL aircraft engineering and software development, builds aircraft prototypes, progresses towards the launch of its first eVTOL aircraft and continues to explore and develop next generation aircraft and technologies.

Eve cannot determine with certainty the timing or duration of, or the completion costs of its eVTOL aircraft due to the inherently unpredictable nature of its research and development activities. Development timelines, the probability of success and development costs can differ materially from expectations.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs, (including salaries, bonuses, benefits, and stock-based compensation) for employees associated with administrative services such as executive management, legal, human resources, information technology, accounting and finance. These expenses also include certain third-party consulting services, including business development, contractor and professional services fees, audit and compliance expenses, certain insurance costs, certain facilities costs, and any corporate overhead costs not allocated to other expense categories, including allocated depreciation, rent, information technology costs and utilities. Eve expects its general and administrative expenses to increase in absolute dollars as Eve ramps up operations to become a public company upon the consummation of the business combination, which is required to comply with the applicable provisions of the Sarbanes-Oxley Act (“SOX”) and other rules and regulations. Eve also anticipates that it will incur additional costs for employees and third-party consulting services related to preparations to become and operate as a public company and to support Eve’s commercialization efforts.

Results of Operations

Comparison of Year Ended December 31, 2021 to the Year Ended December 31, 2020 and Comparison of Year Ended December 31, 2020 to the Year Ended December 31, 2019

The following tables set forth statement of income information for the years ended December 31, 2021, 2020 and 2019:

	Year ended December 31,
	2021	2020	2019
Operating expenses
Research and development	$(13,279,780)	$(8,358,043)	$(5,947,294)
General and administrative	(2,509,859)	(1,233,876)	(1,739,815)

Operating Loss	(15,789,639)	(9,591,919)	(7,687,109)

Foreign currency gain/(loss)	(77,147)	(34,023)	1,590

Loss before income taxes	(15,866,786)	(9,625,942)	(7,685,519)

Income tax benefit/(expense)	—	—	—

Net loss	$(15,866,786)	$(9,625,942)	$(7,685,519)

	Y-o-Y Changes 2021 vs 2020		Y-o-Y Changes 2020 vs 2019
	Changes in $	Changes in %	Changes in $	Changes in %
Operating expenses
Research and development	$(4,921,737)	59%	$(2,410,749)	41%
General and administrative	(1,275,983)	103%	505,939	(30)%

Operating Loss	(6,197,720)	65%	(1,904,810)	25%

Foreign currency gain/(loss)	(43,124)	127%	(35,613)	(2,240)%

Loss before income taxes	(6,240,844)	65%	(1,940,423)	25%

Income tax benefit/(expense)	—	0%	—	0%

Net loss	$(6,240,844)	65%	$(1,940,423)	25%

Research and development expenses

Research and development expenses increased by $4.92 million, from $8.36 million in 2020 to $13.28 million in 2021. This increase in research and development was primarily due to higher engineering expenses and cost of supplies related to the development of the Proof of Concept 1 vehicle, a full-scale model of Eve’s eVTOL, including batteries, motors, thermal management systems and propellers. Further, additional milestone payments and payments for parts, equipment and supplies went to suppliers and outside contractors in connection with the continued development of the Proof of Concept 1 vehicle. Lastly, Eve also started to incur development expenses related to its UATM system in 2021.

General and administrative

General and administrative expenses increased by $1.28 million, from $1.23 million in 2020 to $2.51 million in 2021. The increase in general administrative expenses was largely driven by an increase in Eve’s management team throughout the year, its cost structure, number of contractors as well as an increase in the pro-rata distribution of corporate overhead expenses from Embraer to our company in 2021 as compared to 2020.

Foreign currency gain/(loss)

Foreign currency loss of $34,023 in 2020 increased to $77,147 in 2021. This change was driven by the 7% depreciation of the Brazilian real vs. the U.S. dollar, as well as increases on our accounts payable balances denominated in Brazilian reals. Eve increased its research and development efforts throughout the year, leading to higher real-denominated accounts payable balances.

Loss before income tax

As a result of the aforementioned factors, loss before taxes on income increased by $6.24 million, from a loss of $9.63 million in 2020 to a loss of $15.87 million in 2021.

Net Loss and comprehensive loss

As a consequence of the aforementioned factors, our consolidated net loss after taxes, excluding non-controlling interest, increased by $6.24 million, from a loss of $9.63 million in 2020 to a loss of $15.87 million in 2021. We do not recognize a tax benefit for our losses, as it is not expected that Eve will generate taxable income in the coming years.

Liquidity and Capital Resources

The UAM Business has incurred net losses since its inception and to date has not generated any revenue from the design, development, manufacturing, engineering and sale or distribution of electric aircraft and we expect to continue to incur losses and negative operating cash flows for the foreseeable future until we successfully commence sustainable commercial operations. To date, the UAM Business has funded its operations primarily through Embraer. An intercompany revolving facility of up to $30 million with an interest rate of 0.40% per annum is anticipated to be entered into between Eve and Embraer to provide funding to support the UAM Business through the close of the business combination. Further, Embraer has an agreement with Eve that enables Eve to meet its obligations as they come due for the next 12 months, or until consummation of the proposed business combination transaction. As of December 31, 2021 and as of December 31, 2020, the UAM Business had an accumulated Net parent investment of $13.12 million and $(1.06) million, respectively. For the years ended December 31, 2021 and December 31, 2020, Eve incurred net losses of $15.87 and $9.63 million and has recognized cash outflows from operating activities of $14.89 million and $9.03 million, respectively. Eve expects to incur additional losses and higher operating expenses for the foreseeable future.

Eve had cash of $14.38 million and $0 million as of December 31, 2021 and December 31, 2020 respectively. Upon consummation of the business combination and the closing of the PIPE Investment, Eve expects its cash resources to be sufficient to fund its current operating plan for at least the next twelve months from the date on which our consolidated financial statements were available to be issued.

Eve’s future capital requirements will depend on many factors, including:

•	research and development expenses as it continues to develop its eVTOL aircraft;

•	capital expenditures in the expansion of its manufacturing capacities;

•	additional operating costs and expenses for production ramp-up and raw material procurement costs;

•	general and administrative expenses as Eve scales its operations;

•	interest expense from any debt financing activities; and

•	selling and distribution expenses as Eve builds, brands and markets electric aircraft.

Eve intends to use the proceeds expected to be received from the business combination and the PIPE Investment primarily to fund its research and development activities and other personnel costs, which are the

UAM Business’ principal uses of cash. However, these funds may not be sufficient to enable Eve to complete all necessary development of and commercially launch its eVTOL aircraft. Eve’s future capital requirements will depend on many factors, including our revenue growth rate, the timing and the amount of cash received from its customers, the expansion of sales and marketing activities, and the timing and extent of spending to support development efforts. Until Eve generates sufficient operating cash flow to cover its operating expenses, working capital needs and planned capital expenditures, or if circumstances evolve differently than anticipated, Eve expects to utilize a combination of equity and debt financing to fund any future capital needs. However, Eve may be unable to raise additional funds when needed on favorable terms or at all. If Eve raises funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of holders of common stock. If Eve raises funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of preferred and common stockholders. The terms of debt securities or borrowings could impose significant restrictions on Eve’s operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

In the event that Eve requires additional financing but is unable to raise additional capital or generate cash flows necessary to continue its research and development and invest in continued innovation, Eve may not be able to compete successfully, which would harm its business, results of operations, and financial condition. If adequate funds are not available, Eve may need to reconsider its expansion plans or limit its research and development activities, which could have a material adverse impact on our business prospects and results of operations.

Cash Flows

The following table summarizes cash flows for the period indicated:

	Year ended December 31,
	2021	2020	2019
Net cash (used in) provided by operating activities	$(14,886,010)	$(9,028,789)	$(7,501,396)
Net cash (used in) provided by investing activities	—	—	—
Net cash (used in) provided by financing activities	29,262,533	9,028,789	7,501,396

Net increase (decrease) in cash and cash equivalents	$14,376,523	$—	$—

Net Cash Generated (Used) by Operating Activities

2021 Compared with 2020

Net cash used in operating activities for 2021 was $14.89 million versus net cash used of $9.03 million in 2020, with the change resulting principally from higher losses in the period which was largely driven by increased research and development expenses in 2021 as compared to 2020, as explained above.

2020 Compared with 2019

Net cash used in operating activities in 2020 was $9.03 million versus net cash used of $7.50 million in 2019, with the change resulting principally from higher losses in the period which was largely driven by increased research and development expenses in 2020 as compared to 2019, as explained above.

Net Cash Used in Investing Activities

2021 Compared with 2020

In both 2021 and 2020, there were no cash flows from investing activities for the Company.

2020 Compared with 2019

In both 2020 and 2019, there were no cash flows from investing activities for the Company.

Net Cash Generated (Used) by Financing Activities

2021 Compared with 2020

Net cash provided by financing activities for 2021 was $29.26 million, compared to $9.03 million in 2020. The cash flows from financing activities were related to transfer of cash from our parent company to us in the form of seed capital for the formation of our company subsidiary within the parent company corporate structure. Also, transfers of cash were higher 2021 as compared to 2020 as explained by the higher expenditures on research and development in the current period.

On December 31, 2021, we had no debt on our balance sheet.

2020 Compared with 2019

In 2020, net cash generated by financing activities increased from $7.50 million in 2019 to net cash generated by financing activities of $9.03 million in 2020. The cash flows from financing activities were related to transfer of cash from our parent company to us, which was higher in 2020 as compared to 2019 as explained by the higher expenditures on research and development in the current period.

On December 31, 2020, we had no debt on our balance sheet, which was also the case on December 31, 2019.

Off-Balance Sheet Arrangements

As of December 31, 2021, the UAM Business did not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Functional and presentation currency

The combined financial statements derived from Embraer financial statements and from some Embraer group US based subsidiaries’ financial statements (“Original Financial Statements”). They have defined the US Dollar (“USD” or “Dollar” or “US$”) as their functional currencies. The Company’s functional currency will follow the definition of the functional currency of the Original Financial Statements, therefore management has concluded that the USD is the Company’s functional and presentation currency.

Use of Estimates

The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent liabilities, and the reported amounts of expenses during the reporting period. Eve’s estimates are based on our historical experience and on various other factors that Eve believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While Eve’s significant accounting policies are described in more detail in Note 3 to the UAM Business consolidated financial statements included elsewhere in this, Eve believes the following accounting policies and estimates to be critical to the preparation of the UAM Business consolidated financial statements.

Carve-out allocation

The accompanying combined financial statements have been prepared on a carve-out basis and are derived from Embraer’s consolidated financial statements and accounting records. The combined financial statements reflect the historical results of operations, financial position, and cash flows of the UAM Business, in conformity with GAAP. The combined financial information includes both direct and indirect expenses.

Indirect expenses consist of personnel-related costs (including salaries, labor taxes, profit sharing program, benefits and short and long-term incentives) allocated to the UAM Business, and general and administrative overhead, including expenses for information systems, accounting and other financial services (such as treasury, audit and purchasing), human resources, legal, and facilities, allocated on a per headcount basis considering employees exclusively involved in the UAM Business’ activities compared to the total headcount of all Embraer employees, or using an allocation criterion considered reasonable by management. If the Company’s management had chosen a different allocation criterion, the carved-out amounts could be materially different.

Hedge accounting

The Company applies the cash flow hedge accounting to hedge against the payroll cash flow volatility attributable to a risk of foreign exchange rate fluctuation associated with highly probable forecast transactions that will affect income or loss for the year. The payroll related cash outflow, as well as the exchange rate between the Brazilian real vs. the U.S. dollar, are uncertain and the estimation of such involves significant judgement.

Capitalized Software, net

Software licenses are amortized over their useful lives which is approximately 5 years on a straight-line basis. A different assessment about the software useful life could potentially lead to a material different amortization expense.

Recent Accounting Pronouncements

See Note 3 in the section titled “Recently Adopted Accounting Pronouncements” and “Recently Issued Accounting Pronouncements Not Yet Adopted” as referred to in the UAM Business’ financial statements included elsewhere in this proxy statement for a discussion about accounting pronouncements recently adopted and recently issued not yet adopted.

Quantitative and Qualitative Disclosures about Market Risk

Eve is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact Eve’s financial position due to adverse changes in financial market prices and rates. Eve’s market risk exposure is primarily the result of fluctuations in interest rates.

As of December 31, 2021, Eve did not have any debt or notes outstanding in which fluctuations in the interest rates would affect Eve.

Credit Risk

Financial instruments, which subjects Eve to concentrations of credit risk, consist primarily of cash, cash equivalents, and derivative financial instruments. Eve’s cash and cash equivalents are held at major financial institutions located in the United States of America and Brazil. At times, cash account balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits ($250,000 per depositor per institution). Management believes the financial institutions that hold Eve’s cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Eve has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, Eve is not subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of Eve’s financials to those of other public companies more difficult.

Eve may also take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as it qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Following the business combination, Eve will lose its emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements upon the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the completion of Zanite’s IPO, (b) in which Eve has total annual gross revenue of at least $1.07 billion or (c) in which Eve is deemed to be a large accelerated filer, which requires the market value of Eve’s Common Stock that are held by non-affiliates to exceed $700 million as of the prior June 30th, and (2) the date on which Eve has issued more than $1.0 billion in non-convertible debt during the prior three (3)-year period.

Additionally, it is expected that Eve will initially qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K and may take advantage of certain reduced disclosure obligations. However, if the business combination is consummated before June 30, 2022, Eve will lose its smaller reporting company status as of such date, since it will be majority-owned subsidiary of a parent that is not a smaller reporting company.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this section to “we”, “us”, “our”, and the “Company” generally refer to Eve Holding, Inc. from and after the business combination.

The following sets forth certain information, as of the date of this proxy statement, concerning the persons who are expected to serve as directors and executive officers of the Company following the consummation of the business combination. There are no family relationships among the executive officers or between any executive officer or director. All executive officers are appointed by the board of directors to serve in their roles. Each executive officer is appointed for such term as may be prescribed by the board of directors or until a successor has been chosen and qualified or until such officer’s death, resignation or removal. Unless otherwise indicated, the business address of all executive officers and directors is 1400 General Aviation Drive, Melbourne, FL 32935.

Name	Age	Position
Executive Officers:
Gerard J. DeMuro	65	Co-Chief Executive Officer
André Duarte Stein	47	Co-Chief Executive Officer
Eduardo Couto	40	Chief Financial Officer
Non-Employee Directors:
Luis Carlos Affonso	61	Director
Michael Amalfitano	61	Director
Marion Clifton Blakey	73	Director
Paul Eremenko	42	Director
Kenneth C. Ricci	65	Director
Sergio Pedreiro	57	Director
José Manuel Entrecanales	59	Director

Executive Officers

Gerard J. DeMuro

Mr. DeMuro currently servs as the Co-Chief Executive Officer of Eve. Mr. DeMuro has been executive vice president of strategic initiatives of BAE Systems, Inc. since 2020 and a member of the board of directors of BAE Systems, plc from 2014 through 2020 and BAE Systems, Inc. since 2014. Mr. DeMuro previously served as president and chief executive officer of BAE Systems, Inc. and executive vice president and corporate vice president at General Dynamics. Mr. DeMuro is a senior leader with strategic and operational expertise in transforming businesses into global, Tier-1 enterprises by effectively developing new products/services, expanding into adjacent markets, scaling operational processes, deploying capital and cultivating customer relationships to drive both organic and accretive growth. He has extensive governance experience serving on boards of directors for public, private and non-profit enterprises. His operational strengths have been consistently executed by assembling high-functioning, aligned global teams with a culture of transparency and accountability that have earned market leader position in earnings and return on invested capital. At BAE Systems Inc. and General Dynamics, he secured board approval and successfully managed the acquisition and integration of 25 companies as well as 10 divestitures with a cumulative value of $6 billion. Of significant value is the perspective he has gained serving commercial and military customers in the United States, Australia, Canada, United Kingdom, Continental Europe, NATO, Middle and Far East, India and Africa, and the deep understanding of federal government structure and key relationships. As President and Chief Executive Officer of BAE Systems Inc., Mr. DeMuro was responsible for the leadership and governance of one of the largest U.S. aerospace and defense contractors with 2019 revenues in excess of $11 billion and strong presence in the United States, United Kingdom and numerous markets around the world. He serves as an Officer Director of the independent BAE Systems Inc. board of directors, which provides oversight of the U.S. operations and assures the independence of operations required for participation in U.S. defense programs. He also served a member of the board of directors and executive committee of BAE Systems plc, responsible for determining and delivering the business strategy and governance for the overall group. As Executive Vice President and Corporate Vice President at General Dynamics, Mr. DeMuro directed strategic development and operational performance of the Information Systems and Technology (IS&T) Group, leading 44,000 employees and 6,000 active contracts and providing a diverse portfolio of complex systems, products and services to defense and commercial customers worldwide. In this role, he achieved high levels of financial success by focusing on an overall strategic vision then aligning the portfolio, specific business unit strategies and execution to accelerate growth by expanding commercial and international business and enhancing operational, business development and strategic standards. He joined General Dynamics as President, Communications / Systems and C4 Systems after the company acquired his prior company, GTE Government Systems. In his previous career roles, Mr. DeMuro worked for thirteen years at GTE Government Systems, where in his last position as Vice President and General Manager, he directed all division operations of their communication systems, including strategic planning, business development, profit and loss, research and development, as well as staffing, retention and employee development. Prior to that, he served as an acquisition official for the Department of Defense. Mr. DeMuro has been actively involved with outside organizations, including the Aerospace Industries Association where he serves on the executive committee and board of directors and AFCEA International as a member of the executive, governance and succession committees and as chair of the audit committee. He has also worked with the Association of the United States Army, is a former member of the MILCOM Conference Board and served on the Board of the National Science Center as well as the local Boys and Girls Club. Mr. DeMuro received his MBA from Fairleigh Dickinson University, and his B.A. from the University of Pittsburgh.

André Duarte Stein

Mr. Stein currently serves as the Co-Chief Executive Officer of Eve. Mr. Stein has 25 years of experience in aviation and has led Embraer’s Urban Air Mobility initiative since its inception. Mr. Stein was one of EmbraerX’s co-founders and has served in various leadership roles at Embraer, spanning Strategy, Product Development, New Business, Market Intelligence and Sales. He has led Embraer’s Commercial Aviation Product and Market Strategy, throughout the development and market introduction of the E175+, the leader in regional aviation, as well as the award-winning E-Jets E2 family of commercial jets. Mr. Stein has also sponsored Embraer’s first R&D initiatives towards Electric and Autonomous Aviation. Previously, he has led Embraer strategic marketing efforts in Asia Pacific, achieving Embraer’s first commercial and executive jets sales in the region, and later restructuring Sales & Marketing in Latin America to win the region’s market leadership. Mr. Stein hails from Northwestern University’s Kellogg School of Management and is a Mechanical Engineer from the State University of Campinas (UNICAMP).

Eduardo Couto

Mr. Couto currently serves as the Chief Financial Officer of Eve. Mr. Couto has been an employee of Embraer for seven years and, during such time, has led key finance areas including Treasury, Insurance, Cash Management, Investor Relations, M&A and Sales Finance globally. Prior to his experience at Embraer, Mr. Couto worked as leading sell-side analyst for Morgan Stanley and Goldman Sachs for more than seven years, focusing on Latin American Transportation and Infrastructure companies. Mr. Couto was also a Portfolio Manager at Santander Asset Management for four years. Mr. Couto earned his Bachelor of Science degree in Electronic Engineering from the Aeronautical Institute of Technology (ITA) and also holds the Chartered Financial Analyst designation (CFA).

Non-Employee Directors

Luis Carlos Affonso

Mr. Affonso is currently in charge of Embraer Engineering and Technology Development for Commercial, Executive, Defense and Services Business Units as well as in charge of Corporate Strategy, leading the Embraer Strategic Plan construction and execution since July 2020. Mr. Affonso joined Embraer nearly 40 years ago as an aeronautical engineer, in January 1983. In 1995, after serving at different positions with increasing responsibilities, he became Embraer Vice President of Engineering and Chief Engineer, at age 34. Since then, in different roles, he led the launch and development of all civilian – commercial and executive – Embraer new airplane platforms. As Engineering Vice President, he was in charge of the ERJ145 Regional Jet development and certification, which happened on time in 1996, and allowed for the company turnaround after privatization. Mr. Affonso also led the creation of the Program Management function at Embraer as currently constituted, which is today considered one of main Embraer’s main competitive advantages. Consequently, in 1997 he became the first head of the newly created Program Management organization and was the reporting person for all such Program Directors. Mr. Affonso also served the E-Jets Program Vice President since its inception until entry into service in 2004 and 2005, strongly advancing Embraer’s position in the airline market. The EJets are the most successful Embraer product to date and one of the most successful commercial airplanes in aviation history. Mr. Affonso was President and CEO of Embraer Executive Jets from 2005 to 2011, in which he was responsible for developing the program as an independent business segment within Embraer, including by overseeing the development of business and product strategies, as well as marketing, sales and customer support initiatives for the segment. Embraer significantly expanded in this market under Mr. Affonso’s leadership, including by launching six new products—Phenoms 100/300, Legacy 450/500/650 and Lineage 1000—creating a worldwide sales and service support network and increasing sales revenues from US$250 million to US$1.250 billion. From 2011 to 2017, Mr. Affonso served as Chief Operating Officer (COO) of Embraer’s Commercial Aviation business, leading current and future programs including market intelligence, customer support and services, as well as overseeing the final manufacturing assembly line and the development of the successful E-Jets Second Generation (E2) airplanes. During his tenure as COO of Commercial Aviation, the presence and results of customer support and services for this segment significantly expanded. In 2019, the Project Management Institute named the E-Jets E2 project that Mr. Affonso oversaw as the 2019 Project of the Year. From 2017 to 2020, Mr. Affonso was Senior Vice President of Corporate Strategy, Innovation and Digital Transformation at Embraer. During this period, EmbraerX, a company dedicated to disruptive innovation, was founded, ultimately leading to the conceptualization and creation of Eve. Mr. Affonso also created Embraer’s innovation and strategic governance system, which focuses on developing strategies that aim to drive and manage innovation across the company. Such program helped to create the strategies that are fueling Embraer’s turnaround after the COVID-19 crisis.

Mr. Affonso was a member of the board of directors of Brazilian General Aviation Association, the General Aviation Manufactures Association in the US, OGMA - Industria Aeronautica de Portugal and EmbraerPrev, the Embraer employees’ pension fund. Mr. Affonso currently serves as board member of Atech, a company dedicated to the development of Air Traffic Management systems, as well as member of the Innovation Committee at Vale, one of the biggest mining companies in the world. Mr. Affonso is also a member of the Superior Board of Directors of ANPEI, National Association of Innovative Companies Research and Development, an organization devoted to fostering innovation in the aerospace industry. Mr. Affonso has a Masters degree from University of Sao Paulo Master’s in International Business Administration and graduated from the aeronautical engineering program at Instituto Tecnológico de Aeronáutica (ITA), in São José dos Campos, Brazil. Mr. Affonso has also completed executive programs in management and strategy at the University of Michigan Ross School of Business and MIT Sloan School of Management.

We believe Mr. Affonso is well qualified to serve on the board of directors of the Company due to his extensive experience in the aviation industry and proven history with Embraer of overseeing manufacturing of successful new aircraft as well as the growth and development of new and existing business segments within Embraer.

Michael Amalfitano

Mr. Amalfitano is the President and CEO of Embraer Executive Jets, leading the company’s global business with annual revenues in excess of $1.5 billion and an active fleet of more than 1,500 aircraft with over 940 customers worldwide. He is a voting member of the Embraer SA Executive Leadership Management Board. Prior to joining Embraer, Mr. Amalfitano served as Executive Vice President, Senior Managing Director of Business Aviation at Stonebriar Commercial Finance. Mr. Amalfitano also led as Managing Director, Executive Head of Global Corporate Aircraft Finance at Bank of America Merrill Lynch for over 22 years, following a decade-long tenure in sales management at GE Capital. Mr. Amalfitano is Chairman of the General Aviation Manufacturers Association (GAMA) and currently serves on their Finance, Investment, and Strategic Committees, following his previous role as Chairman of the Communications Committee. He also serves as Chairman of the National Business Aviation Association (NBAA) Advisory Council, and as a Member of the NBAA Board of Directors, Audit Committee, Joint Task Force Committee, and Leadership Council. Mr. Amalfitano is also a member of the Board of Trustees at Embry-Riddle Aeronautical University. Past board positions include former Chairman of the Associate Members Advisory Council for the International Aircraft Dealers Association (IADA) and former two-term President of the National Aircraft Finance Association (NAFA). Past association memberships include European Business Aviation Association (EBAA), Equipment Leasing and Finance Association (ELFA) and the Helicopter Association International (HAI). Mr. Amalfitano graduated with a B.A. in Economics and a Master’s in Financial Management from Fairfield University in Fairfield, Connecticut.

We believe Mr. Amalfitano is well qualified to serve on the board of directors of the Company due to his more than 40 years of executive leadership experience in business aviation and financial services.

Sergio Pedreiro

Mr. Pedreiro has more than 20 years of experience in international finance and business administration across a diverse array of industries. Mr. Pedreiro is the former Chief Operating Officer of Revlon, Inc. Before joining Revlon in January of 2020, Mr. Pedreiro was the Chief Executive Officer of Estre Ambiental Inc, a leading waste management company in Latin America, from May of 2015 to December of 2019. From April 2014 to December 2018, Mr. Pedreiro was an associate partner of BTG Pactual in the Private Equity group. Before joining BTG Pactual, Mr. Pedreiro was the Chief Financial Officer of Coty, the global beauty company with $5 billion in yearly revenues. Mr. Pedreiro was Coty’s Chief Financial Officer from February of 2009 to March of 2014 and led the company’s initial public offering in mid-2013 which raised approximately $1 billion in proceeds. From January 2002 to December 2008, Mr. Pedreiro was the Chief Financial Officer of America Latina Logística SA, which listed on the Brazilian stock exchange (B3) in 2004 to become the largest publicly traded cargo railroad in Brazil. From 2016 to 2017, Mr. Pedreiro served on the board of directors of Advanced Disposal Inc., a U.S.-based waste management company with $1.4 billion in yearly revenues which conducted its initial public offering during Mr. Pedreiro’s time on the board. Mr. Pedreiro began his career as a business consultant at McKinsey & Company in Brazil. Mr. Pedreiro received his B.S. in Aeronautical Engineering from Instituto Tecnológico de Aeronautica in Brazil, and also holds an M.B.A. degree from Stanford University.

We believe Mr. Pedreiro is well qualified to serve on the board of directors of the Company due to his extensive experience in international finance and business administration, which includes leadership positions as a senior executive and board member for various publicly traded companies.

Kenneth C. Ricci

Mr. Ricci is a 40-year aviation industry veteran who today is a Principal of Directional Aviation Capital which owns various aviation enterprises, including Flexjet, Sentient Jet, PrivateFly, Tuvoli, Nextant Aerospace, Stonebriar Commercial Finance, Reva Air Ambulance, Corporate Wings, Simcom and Constant Aviation. Mr. Ricci was honored as an Ernst & Young Entrepreneur of the Year in 2000 and has been named one the most influential people in aviation by Aviation International News. In 2005, Mr. Ricci led the restructuring of Mercury Air Centers, a $200 million company operating aircraft support facilities at 24 different airports and sold the company to Macquarie Infrastructure Trust (MIC) in 2007 in a deal valued at $615 million. In 2010, Mr. Ricci received the Harvard Business School’s Dively Entrepreneurship Award. In 2011, Mr. Ricci was the youngest recipient of the prestigious William A. “Bill” Ong Memorial Award for extraordinary achievement and extended meritorious service to the general aviation industry. Mr. Ricci is the founder of Nextant Aerospace, the innovator of aircraft remanufacturing. In 2015, Mr. Ricci received the Aviation Week Laureate Award, a benchmark of industry excellence, recognizing his work and development at Nextant Aerospace. In 2016, Mr. Ricci received the “Lifetime Aviation Entrepreneur Award” from the Living Legends of Aviation. In 2019, Mr. Ricci was inducted as a Living Legend of Aviation. The “Living Legends of Aviation” are admirable people of remarkable accomplishment in aviation, including entrepreneurs, innovators, industry leaders, record breakers, astronauts and pilots. Mr. Ricci began his aviation career as an Air Force ROTC cadet at the University of Notre Dame, he is an airline transport pilot with extensive international experience and was then-Governor William Clinton’s pilot when he ran for President in 1992. Mr. Ricci graduated from the University of Notre Dame and from the Cleveland Marshall School of Law, where he was named as their distinguished alumni of the year in 2016 and named to their Alumni Hall of fame in 2018. Mr. Ricci is a member of the Board of Trustees for the University of Notre Dame and is also a member of the board of the Smithsonian. He serves on several corporate boards and was an aviation advisor to the Guggenheim Aircraft Opportunity Fund.

We believe Mr. Ricci is well qualified to serve on the board of directors of the Company due to his extensive experience in the aviation industry, as well as his service leading a wide range of aviation companies.

Paul Eremenko

Mr. Eremenko, 42, is currently the Chairman and CEO of Universal Hydrogen Co., positions he has held since the company’s foundation in early 2020. He also serves as an advisor to the New Vista Acquisition Corp. Prior to co-founding Universal Hydrogen, Mr. Eremenko was Senior Vice President and Chief Technology Officer of United Technologies Corp. Before that, Mr. Eremenko was CTO of Airbus SE. Mr. Eremenko joined Airbus as the founding CEO of Acubed, its Silicon Valley innovation center, and also served on the investment committee of Airbus Ventures. While at Airbus, Mr. Eremenko was Chairman of APWORKS GmbH, an aerospace additive manufacturing company. Mr. Eremenko spent several years as Director of Engineering at Google’s Advanced Technology and Projects organization, and prior to that at Motorola Mobility. Before Motorola and Google, Mr. Eremenko was at DARPA, the Defense Advanced Research Projects Agency, first as a Program Manager, and later as the Deputy Director and Acting Director of the Tactical Technology Office, the agency’s large systems and platforms office. For his work at DARPA, Mr. Eremenko was awarded the Distinguished Public Service Medal by the Office of the Secretary of Defense. Mr. Eremenko earned his undergraduate and Master’s degrees in aeronautics from Massachusetts Institute of Technology (MIT) and California Institute of Technology (Caltech), respectively. Mr. Eremenko also holds a J.D. from Georgetown University and is a private pilot.

We believe Mr. Eremenko is well qualified to serve on the board of directors of the Company due to his extensive experience in the aerospace manufacturing and engineering industries, as well as his executive leadership experience in the aerospace industry.

Marion C. Blakey

Ms. Blakey currently serves as a non-executive director for several corporations and organizations, having retired from Rolls-Royce North America Inc. (RRNA) in 2018 as President and Chief Executive Officer. In this role, Ms. Blakey also served as Chairman of the Board of Rolls-Royce North America Holdings Inc. In her three years at Rolls-Royce, she helped shepherd a major investment in the Indianapolis site, oversaw the opening of a new California R&T facility while streamlining Rolls-Royce North America operations and creating an environment conducive to growing the Rolls-Royce business base. Prior to joining Rolls-Royce, Ms. Blakey was President and Chief Executive Officer of the Aerospace Industries Association (AIA) for eight years where she provided the leading voice for the aerospace and defense industry representing more than 270 member companies. From 2002 to 2007, Ms. Blakey was Administrator of the Federal Aviation Administration (FAA) where she operated the world’s largest air traffic control system and managed 44,000 employees and a $14 billion budget. Prior to 2002, she held several senior positions including Chairman of the National Transportation Safety Board (NTSB) and Administrator of the U.S. Department of Transportation’s National Highway Traffic Safety Administration (NHTSA), as well as ran her own consulting firm focusing on transportation and infrastructure issues. Ms. Blakey’s board positions include: Director, New Vista Acquisition Corporation; Trustee, Noblis, a science, technology and strategy organization, where she served as Chairman until 2020; the National Air and Space Museum’s Advisory Board, where she chairs the Advancement Committee; and member of the advisory boards of Aireon, LLC; Radia, Inc.; and Sunrise Transportation Holdings. She recently served on the Board of Alaska Airlines Group; Cobham plc, and NASA’s National Advisory Council. Ms. Blakey has received numerous honorary degrees and awards, including the National Aeronautic Association’s 2011 Henderson Trophy, Aviation Week & Space Technology’s 2013 Laureate Award,

and the National Aeronautic Association’s 2013 Wright Brothers Memorial Trophy, and most recently, the Carol B. Hallett Award from the U. S. Chamber of Commerce and the L.Welch Pogue Award from Aviation Week and Space Technology and the International Aviation Club. Ms. Blakey received her bachelor’s degree with honors in international studies from Mary Washington College of the University of Virginia and has completed graduate work at Johns Hopkins University, School of Advanced International Studies.

We believe Ms. Blakey is well qualified to serve as a member of the board of directors of the Company due to her extensive executive leadership experience, her expertise with respect to aviation regulation and air traffic management and her prior experience serving on the boards of directors of several companies.

José Manuel Entrecanales

Mr. Entrecanales has served as Chairman and Chief Executive Officer of Acciona, S.A. since 2004, a leading group of companies dedicated to renewable energy and sustainable infrastructure solutions, present in more than 60 countries with 40.000 employees. Mr. Entrecanales is also Chairman of ACCIONA Energĺa, the group’s energy division that listed on the Madrid stock exchange in July 2021. ACCIONA Energĺa is the largest pure renewable energy utility in the world. Mr. Entrecanales is actively engaged in some of the leading public-private initiatives supporting sustainable development and the fight against climate change, including United Nations Global Compact, the World Bank’s Carbon Pricing Leadership Coalition, and the World Business Council for Sustainable Development. Mr. Entrecanales is a founding member of the Pro CNIC Foundation, the main public-private initiative for cardiovascular research in Spain, patron of the Princess of Asturias Foundation, of the Prado Museum and of the Alalá Foundation. Mr Entrecanales is also member of the Board of the Instituto de la Empresa Familiar (Spain’s leading organization for family-owned businesses, of which he was Chairman from 2012 to 2014). Mr Entrecanales is Chairman of acciona.org, dedicated to promoting universal access to water and energy.

We believe Mr. Entrecanales is well qualified to serve as a member of the board of directors of the Company due to his extensive executive leadership experience and expertise in the renewable energy and infrastructure industries.

Corporate Governance

Controlled Company

Under the NYSE’s current listing standards, the Company will qualify for and expects to avail itself of the controlled company exemptions under the corporate governance rules of the NYSE. As a controlled company, we will not be required to have (1) a majority of “independent directors” on our board of directors, as defined under the rules of the NYSE, (2) a compensation committee and a nominating and governance committee composed entirely of “independent directors” or (3) an annual performance evaluation of the compensation and nominating and governance committees.

The officers of the Company and the board of directors following the business combination are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. The directors of the Company following the business combination have experience and qualifications that will make them valuable members of the board of directors.

Composition of the Board of Directors

The business and affairs of the Company will be managed under the direction of the board of directors. The Business Combination Agreement provides that, following the Equity Exchange, the board of directors of the Company will consist of 7 directors, as follows: 5 directors will be appointed by EAH, 3 of whom shall qualify as “independent” director under the NYSE listing rules; 1 director will be appointed by the Sponsor; and 1 director will be jointly appointed by EAH and the Sponsor, which nominee shall qualify as “independent” director under the NYSE listing rules.

Pursuant to the Business Combination Agreement, the board of directors of the Company will be divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•

the Class I directors will be Sergio Pedreiro and José Manuel Entrecanales, whose terms will expire at the annual meeting of stockholders to be held in 2023, but any subsequent Class I Directors serving a three (3)-year term;

•

the Class II directors will be Marion Clifton Blakey and Paul Eremenko, whose terms will expire at the annual meeting of stockholders to be held in 2024, but any subsequent Class II Directors serving a three (3)-year term; and

•

the Class III will be Luis Carlos Affonso, Michael Amalfitano and Kenneth C. Ricci, whose terms will expire at the annual meeting of stockholders to be held in 2025, but any subsequent Class III Directors serving a three (3)-year term.

As discussed more fully under the section entitled “The Business Combination Proposal — Related Agreements — Stockholders Agreement”, the Company will enter into a Stockholders Agreement with EAH and the Sponsor at the Closing. Pursuant to such Stockholders Agreement, the Company will agree to nominate seven directors, as follows: five directors designated by EAH, who will be initially Luis Carlos Affonso, Michael Amalfitano, Marion Clifton Blakey, Paul Eremenko and Sergio Pedreiro, one director designated by the Sponsor, who will initially be Kenneth C. Ricci, and one director mutually agreed upon between EAH and the Sponsor, and who shall satisfy the independence requirements of the NYSE, who will initially be José Manuel Entrecanales. As described more fully under the section entitled “The Business Combination Proposal — Ancillary Agreements — Strategic Warrant, Lock-Up Agreements and Put Option Agreements,” on March 16, 2022, the Company and EAH entered into a Strategic Warrant Agreement with Acciona Logistica, S.A., pursuant to which the director to be mutually agreed upon by EAH and the Sponsor has been designated by Acciona Logistica, S.A.

The Proposed Charter and Proposed Bylaws will provide that the board of directors of the Company will consist of one or more members, and the number of directors may be increased or decreased from time to time by a resolution of the board of directors. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors of the Company may have the effect of delaying or preventing changes in control of the Company.

Director Independence

Under the NYSE’s current listing standards, Eve will qualify for and expects to avail itself of the controlled company exemptions under the corporate governance rules of the NYSE. As a controlled company, we will not be required to, among other things, have a majority of “independent directors” on our board of directors, as defined under the rules of the NYSE. Nevertheless, the Company’s initial board of directors will have at least four (4) “independent” directors, as defined under the rules of the NYSE. Prior to the completion of the business combination, the parties undertook a review of the independence of the individuals named above and have determined that each of Marion Clifton Blakey, Paul Eremenko, Sergio Pedreiro and José Manuel Entrecanales qualifies as “independent” as defined under the applicable NYSE rules.

Committees of the Board of Directors

Our board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. The Company will have a standing audit committee which will operate under a written charter. Our board of directors may from time to time establish other committees.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the business combination, current copies of the Company’s committee charters will be posted on its website, www.eveairmobility.com, as required by applicable SEC and NYSE rules. The information on or available through any of such website is not deemed incorporated in this proxy statement and does not form part of this proxy statement.

Audit Committee

Upon the Closing, the Company’s audit committee will consist of Sergio Pedreiro [●] and [●], with Sergio Pedreiro serving as the chair of the committee. Each proposed member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. In addition, each proposed member of the audit committee is able to read and understand financial statements. Our board of directors has also determined that at least one member of the Company’s audit committee has past employment experience in finance and accounting, as required under the rules of the NYSE.

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;

•	discussing with the Company’s independent registered public accounting firm their independence from management;

•	reviewing with the Company’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements that the Company files with the SEC;

•	reviewing and monitoring the Company’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our board of directors will adopt a written charter for the audit committee which will be available on the Company’s website upon the completion of the business combination.

Code of Ethics

The Company will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on the Company’s website, www.eveairmobility.com. The Company intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serve, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Embraer, that has one or more executive officers who also serve as a member of our board of directors.

EXECUTIVE COMPENSATION

This section sets forth the compensation of the Company’s named executive officers (“NEOs”) for the fiscal year ended December 31, 2020. For the fiscal year ended December 31, 2021, André Duarte Stein and Gerard J. DeMuro served as the principal executive officers of the Company and Eduardo Couto served as the principal financial officer of the Company. No other executive officer exceeded the total compensation threshold for inclusion in the “Summary Compensation Table,” below. Unless the context otherwise requires, references in this section to “we”, “us”, “our”, and “the “Company” generally refer to Eve prior to the business combination.

SUMMARY COMPENSATION TABLE FOR 2021

The following table summarizes the total compensation paid to or earned by our NEO in fiscal year 2021.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)(2)(5)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)(3)	Total ($)(1)
André Duarte Stein, Co-Chief Executive Officer	2021	61,210	9,036	—	—	904	—	1,959	73,109
	2020	62,562	—	—	—	6,664	—	1,118	70,344

Gerard J. DeMuro Co-Chief Executive Officer	2021	113,846	—	—	—	—	—	—	113,846

Eduardo Couto(4) Chief Financial Officer	2021	99,584	3,006	—	—	6,125	—	6,808	115,523

(1)	Amounts converted from Brazilian reals to U.S. dollars using a conversion rate of 5.3952 to $1.00, representing the average exchange rate during the year ended December 31, 2021.
(2)

The amount reported in this column represent the annual performance-based cash bonus earned by the NEO with respect to fiscal year performance. For more information relating to these bonuses, see the section entitled “— Narrative to the Summary Compensation Table — Annual Cash Incentive Plan,” below.

(3)	The amounts reported in this column represent the retirement plan matching contribution paid by the Company for the NEO and home office stipends.
(4)

Amounts reflect the compensation attributable to Mr. Couto for the portion of the fiscal year in which he served as the Chief Financial Officer of the Company. Prior to assuming the role of Chief Financial Officer of the Company, in March of 2021, Mr. Couto received a long-term incentive award grant of Embraer shares with a grant date fair market value of $44,484 to vest on the third anniversary of the grant date, subject to partial acceleration upon a qualifying termination of employment.

(5)	The short-term incentive award for fiscal year 2021 was not calculable as of the date of this filing. The short-term incentive award is expected to be determined by April 15, 2022.

Overview of our 2021 Executive Compensation Program

Annual Cash Incentive Plan

Our NEOs, Mr. Stein and Mr. Couto, are entitled to receive an annual cash incentive bonus based on achievement of individual and Company goals. The annual cash incentive bonus is determined by multiplying his annual base salary by the short term incentive target of the position by the level at which the goals were achieved.

Retirement Benefits

All employees are eligible to participate in a retirement plan with matching contributions. Our NEOs are eligible to participate in this plan on the same basis as our other employees. The matching contributions earned by the NEOs in fiscal year 2021 is shown in the “Summary Compensation Table” under “All Other Compensation.”

We do not sponsor or maintain any nonqualified deferred compensation or defined benefit pension plans for, nor have we issued any equity grants or awards to our NEOs.

Director Compensation

In fiscal year 2021, there were no non-employee directors of the Company.

DESCRIPTION OF SECURITIES

The following description of the material terms of the Company’s securities reflects the anticipated state of affairs upon completion of the business combination. In connection with the business combination, the Company will amend and restate the Current Charter and Current Bylaws with the Proposed Charter and Proposed Bylaws, respectively. The following description of the material terms of the Company’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and Proposed Bylaws are attached as Annex C and Annex D to this proxy statement, respectively. We urge you to read the applicable provisions of Delaware law, the Proposed Charter and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of the Company’s securities following the business combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 1,100,000,000 shares, consisting of 1,000,000,000 shares of common stock and 100,000,000 shares of preferred stock. The outstanding shares of our common stock are, and the shares of common stock issuable in connection with the business combination pursuant to the Business Combination Agreement will be, duly authorized, validly issued, fully paid and non-assessable.

As of the record date for the special meeting, there were 28,750,000 shares of common stock outstanding, consisting of 23,000,000 shares of Class A common stock and 5,750,000 shares of Class B common stock, held of record by 6 holders, no shares of preferred stock outstanding and 25,750,000 warrants outstanding, consisting of 11,500,000 public warrants held of record by 2 holders and 14,250,000 private placement warrants held of record by one holder. Such record holders do not include DTC participants or beneficial owners holding shares through nominee names.

After giving effect to the business combination, the Company will have 283,480,000 shares of common stock outstanding (assuming no redemptions), 11,500,000 public warrants outstanding, 14,250,000 private warrants outstanding and new warrants to acquire an aggregate of up to 35,650,000 shares of common stock outstanding.

Common Stock

The Proposed Charter provides that the common stock will have identical rights, powers, preferences and privileges to the current Class A common stock.

Voting Rights

Except as otherwise provided by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock will possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock will be entitled to one vote per share on matters to be voted on by stockholders and will not have the right to cumulate votes in the election of directors.

Dividend Rights

Holders of common stock will be entitled to receive dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by our board of directors from time to time out of assets or funds of the Company legally available therefor.

Liquidation, Dissolution and Winding Up

Holders of common stock will be entitled to receive the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after the rights of the holders of the preferred stock, if any, have been satisfied.

Preemptive or Other Rights

Under the Proposed Charter, our common stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Upon consummation of the business combination, our board of directors will be divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders of the post-combination company) generally serving a term of three years. Assuming the Proposed Charter is approved, Class I directors will serve until the first annual meeting of stockholders following the effectiveness of the Proposed Charter, Class II directors will serve until the second annual meeting of stockholders following the effectiveness of the Proposed Charter and Class III directors will serve until the third annual meeting of stockholders following the effectiveness of the Proposed Charter.

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to establish the number of shares to be included in such series, and fix the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, applicable to the shares of each series. Our board of directors will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the post-combination company or the removal of management of the post-combination company. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Stockholders’ Warrants

There are currently outstanding an aggregate of 11,500,000 public warrants, which, following the consummation of the business combination, will entitle the holder to acquire common stock of the Company.

Each whole warrant will entitle the registered holder to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of our initial business combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant, if not cash settled, will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash

Once the warrants become exercisable, we may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise

In the event that the Company elects to redeem all of the redeemable warrants as described above, the Company will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption by our posting of the redemption notice to DTC.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a share capitalization payable in shares of common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and

(ii) fair market value means the volume weighted average price of shares of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination or extension of the time period in which we must complete an initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination, at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants for cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding common stock (other than those described above or that solely affects the par value of such common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this proxy statement, (ii) adjusting the provisions relating to cash dividends on shares of common stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to our Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our Warrant Agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of holders of our warrants to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing (except in limited circumstances) and they will not be redeemable by us for cash so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Our initial stockholders have agreed not to transfer, assign or sell any of the private placement warrants (including the common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination (except in limited circumstances).

New Warrants

Pursuant to the Strategic Warrant Agreements, subject to the consummation of the business combination, Zanite has agreed to issue to the Strategic Investors new warrants to acquire an aggregate of (i) 18,650,000 shares of common stock, each with an exercise price of $0.01 per share (the “penny warrants”), which warrants will be issued at the Closing or in connection with the achievement of the following UAM Business milestones following the Closing, as applicable for each Strategic Investor, after the Closing: (a) receipt of the first type certification for eVTOL in compliance with certain airworthiness authorities, (b) receipt of the first binding commitment from a third party to purchase eVTOL jointly developed by Embraer and a certain Strategic Investor for the defense and security technology market, (c) the eVTOL’s successful entry into service, (d) the completion of the initial term of a certain engineering services agreement to be entered into with a certain Strategic Investor, (e) receipt of binding commitments from certain Strategic Investors for an aggregate of 500 eVTOLs, (f) receipt of an initial deposit to purchase 200 eVTOLs from a certain Strategic Investor, (g) the mutual agreement to continue to collaborate beyond December 31, 2022 with a certain Strategic Investor and (h) the time at which ten vertiports that have been developed or implemented with the services of a certain Strategic Investor have entered operation or are technically capable of entering operation, (ii) 12,000,000 shares of common stock, each with an exercise price of $15.00 per share, which warrants will be issued at the Closing, and (iii) 5,000,000 shares of common stock each with an exercise price of $11.50 per share, which warrants will be issued at the Closing. In general, each warrant is exercisable for a period of five or ten years following its issuance or first permitted exercise date. The Strategic Warrant Agreements provide for certain registration rights with respect to the resale of the shares of common stock underlying the warrants which are substantially similar to the registration rights provided under the Subscription Agreements. In addition, certain of the Strategic Investors have agreed not to transfer certain of the new warrants issued at the Closing and the shares of common stock issued upon the exercise of such new warrants until the date that is two, three or five years after the Closing Date, as described below.

Out of the penny warrants that Zanite has agreed to issue to the Strategic Investors pursuant to the Strategic Warrant Agreements, (i) penny warrants to acquire 7,200,000 shares of common stock will be issued and exercisable at the Closing, but all such warrants (including the shares of common stock underlying such warrants) will be subject to restrictions on transfer until the date that is two, three or five years after the Closing Date, (ii) penny warrants to acquire 2,350,000 shares of common stock will be issued at the Closing, but will only become exercisable upon receipt of the first type certification for eVTOL in compliance with certain airworthiness authorities, receipt of the first binding commitment from a third party to purchase eVTOL jointly developed by Embraer and a certain Strategic Investor for the defense and security technology market, eVTOL successful enter into service or completion of initial term of a certain engineering services agreement to be entered into with a certain Strategic Investor, as applicable, (iii) penny warrants to acquire 2,000,000 shares of common stock will be issued and vested upon receipt of the first type certification for eVTOL in compliance with certain airworthiness authorities, (iv) penny warrants to acquire 4,800,000 shares of common stock will be issued and vested upon receipt of binding commitments from certain Strategic Investors for an aggregate of 500 eVTOLs, (v) penny warrants to acquire 300,000 shares of common stock will be issued and vested upon receipt of an initial deposit to purchase 200 eVTOLs from a certain Strategic Investor, and (vi) penny warrants to acquire 200,000 shares of common stock will be issued and vested upon mutual agreement to continue to collaborate beyond December 31, 2022 with a certain Strategic Investor and (vii) penny warrants to acquire 1,800,000 shares of common stock will be issued and vested the time at which ten vertiports that have been developed or implemented with the services of a certain Strategic Investor have entered operation or are technically capable of entering operation.

Anti-Takeover Effects of Provisions of the Proposed Charter, the Proposed Bylaws and Applicable Law

Certain provisions of the Proposed Charter, Proposed Bylaws, and laws of the State of Delaware, where the Company is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Company’s common stock. The Company believes that the benefits of increased protection give the Company the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure the Company and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Company’s common stock remains listed on the NYSE require stockholder approval of certain issuances equal to 20% or more of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Number of Directors

The Proposed Charter and the Proposed Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by our board of directors. The initial number of directors will be set at seven.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Proposed Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Limitations on Stockholder Action by Written Consent

The Proposed Charter provides that, subject to the terms of any series of preferred stock, at any time when EAH and its affiliates collectively own at least 50% of the outstanding voting stock of the Company, any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent in lieu of a meeting. From and after the first date that EAH and its affiliates cease to collectively own at least 50% of the outstanding voting stock of the Company, any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the Company’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

The Proposed Charter would cause the combined company to not be governed by Section 203 of the DGCL.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.

Forum Selection Clause

The Proposed Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof (the “chosen courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder arising pursuant to any provision of the DGCL or the Proposed Charter or Proposed Bylaws (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder governed by the internal affairs doctrine. If any action, suit or proceeding the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than a chosen court (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the chosen courts in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. This forum selection clause may also discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While we believe the risk of a court declining to enforce this forum selection clause is low, if a court were to determine the forum selection clause to be inapplicable or unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations and financial condition.

Notwithstanding the foregoing, the forum selection provisions described in the first paragraph of this subheading will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Company (including, but not limited to, shares of capital stock of the Company) shall be deemed to have notice of and consented to the provisions of these forum selection provisions.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The Proposed Bylaws provide that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter and Proposed Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

Under the Proposed Charter, to the fullest extent permitted by law, the Company will renounce any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for any non-employee directors and their respective affiliates and the Company or any of its affiliates. However, the Company will not renounce its interest in any corporate opportunity offered to any non-employee director if such opportunity is expressly offered or presented to, or acquired or developed by, such person solely in his or her capacity as a director or officer of the Company.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company under certain circumstances. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery. There are no appraisal rights available, however, in connection with the business combination.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent, Warrant Agent and Registrar

The transfer agent for the Company’s capital stock will be Continental Stock Transfer & Trust Company. The Company will agree to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of the Company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of the Company for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of the Company’s common stock then outstanding; or

•	the average weekly reported trading volume of the Company’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor, our officers, directors and other affiliates will be able to sell the common stock they receive upon conversion of their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration commencing one year after the Company has completed its initial business combination.

Following the Closing, the Company will no longer be a shell company, and so, once the conditions described above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Registration Rights

The holders of the founder shares, private placement warrants and shares of common stock issuable upon conversion of the founder shares and private placement warrants are entitled to registration rights under the Company’s existing registration rights agreement entered into in connection with the IPO. In connection with the Closing, the Company will enter into the Amended and Restated Registration Rights Agreement, substantially in the form attached as Annex F to this proxy statement, which, among other things, amends and restates the registration rights agreement entered into in connection with the IPO. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, the Company will be obligated to, among other things, register for resale such securities that are held by the parties thereto from time to time. Subject to certain exceptions, the Company will bear all registration expenses under the Amended and Restated Registration Rights Agreement. For more information about the Amended and Restated Registration Rights Agreement, please see the section entitled “The Business Combination Proposal.”

Listing of Common Stock

We intend to apply to obtain the listing of our common stock and warrants on the NYSE under the symbols “EVEX” and “EVEXW,” respectively, upon the Closing.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of our common stock as of March 15, 2022, which is prior to the consummation of the business combination, and (ii) the expected beneficial ownership of our common stock immediately following the consummation of the business combination by:

•	each of our current executive officers and directors, and such persons as a group;

•	each person who is the beneficial owner of more than 5% of any class of the outstanding shares of our common stock;

•	each person who will become an executive officer or director of the Company post-business combination, and such persons as a group; and

•	each person who is expected to be the beneficial owner of more than 5% of the shares of the Company’s common stock post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options or warrants held by such person or entity were deemed outstanding if such securities are currently exercisable, or exercisable within 60 days of February 3, 2022. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The beneficial ownership of our common stock prior to the consummation of the business combination is based on 28,750,000 shares of our common stock outstanding as of March 15, 2022, which includes an aggregate of 5,750,000 shares of our Class B common stock outstanding as of such date.

The expected beneficial ownership of shares of our common stock post-business combination assumes two redemption scenarios as follows:

1.

Assuming No Redemptions Scenario: This scenario assumes that no shares of our Class A common stock are redeemed from the public stockholders in connection with the business combination and that after the business combination, there will be 283,480,000 shares of our common stock outstanding, and an aggregate of 49,950,000 shares of common stock underlying warrants that will become exercisable 30 days following the Closing, including (1) 25,750,000 shares of common stock underlying the Company’s public and private placement warrants, and (2) an aggregate of 24,200,000 shares of common stock underlying the penny new warrants the Company has agreed to issue to the Strategic Investors, including (i) 7,200,000 shares of common stock, each with an exercise price of $0.01 per share, (ii) 12,000,000 shares of common stock, each with an exercise price of $15.00 per share, and (iii) 5,000,000 shares of common stock, each with an exercise price of $11.50 per share.

2.

Assuming Maximum Redemptions Scenario: This presentation assumes 22,737,864 shares of Class A common stock are redeemed for their pro rata share of the funds in Zanite’s trust account, which amount is approximately $234.23 million as of December 31, 2021. This scenario gives effect to Zanite’s public shareholder redemptions of 22,737,864 shares for a per share redemption price of $10.30, representing an aggregate redemption payment of $234.23 million, and is based on the Minimum Cash Condition that the amount of cash available in Zanite’s trust account, after deducting the amount required to satisfy Zanite’s obligations to its stockholders (if any) that exercise their rights to redeem their public shares (but prior to the payment or reimbursement, as applicable, of any (a) deferred underwriting commissions being held in the Zanite’s trust account and (b) transaction expenses of Embraer and its subsidiaries (including Eve) and Zanite), plus the PIPE Investment

Amount is at least $350,000,000. The Minimum Cash Condition is waivable by Embraer, Eve and EAH, and if so waived, the maximum amount of redemptions could exceed the 22,737,864 public share redemption scenario presented herein. This scenario assumes that after the business combination, there will be 260,742,136 shares of our common stock outstanding, and an aggregate of 49,950,000 shares of common stock underlying warrants that will become exercisable 30 days following the Closing, including (1) 25,750,000 shares of common stock underlying the Company’s public and private placement warrants, and (2) an aggregate of 24,200,000 shares of common stock underlying the penny warrants the Company has agreed to issue to the Strategic Investors, including (i) 7,200,000 shares of common stock, each with an exercise price of $0.01 per share, (ii) 12,000,000 shares of common stock, each with an exercise price of $15.00 per share, and (iii) 5,000,000 shares of common stock, each with an exercise price of $11.50 per share.

The information below assumes 34,730,000 shares of our Class A common stock are issued to the PIPE Investors.

	Before the Business Combination			After the Business Combination
				No Redemption Scenario		Maximum Redemption Scenario
Name and Address of Beneficial Owner(1)	Number of Shares of Zanite Class A Common Stock	Number of Shares of Zanite Class B Common Stock	% of Total Voting Power	Number of shares of Eve Holding, Inc. Common Stock	% of Total Voting Power	Number of shares of Eve Holding, Inc. Common Stock	% of Total Voting Power
Officers and Directors Pre-Business Combination
Steven H. Rosen(2)(3)	—	5,050,000	17.57%	21,800,000	6.54%	21,800,000	7.02%
Kenneth C. Ricci(2)(3)	—	5,050,000	17.57%	21,800,000	6.54%	21,800,000	7.02%
Michael A. Rossi(2)(3)	—	—		—		—
John B. Veihmeyer(3)	—	150,000	*	150,000	*	150,000	*
Larry R. Flynn(3)	—	150,000	*	150,000	*	150,000	*
Patrick M. Shanahan(3)	—	—		—		—
All officers and directors as a group (six individuals)	—	5,350,000	18.61%	22,100,000	6.63%	22,100,000	7.11%

Officers and Directors Post-Business Combination
Gerard J. DeMuro	—	150,000	*	150,000	*	150,000	*
André Duarte Stein	—	—		—		—
Eduardo Couto	—	—		—		—
Luis Carlos Affonso	—	—		—		—
Michael Amalfitano	—	—		—		—
Marion Clifton Blakey	—	—		—		—
Paul Eremenko	—	—		—		—
Kenneth C. Ricci	—	5,050,000	17.57%	21,800,000	6.54%	21,800,000	7.02%
Sergio Pedreiro	—	—		—		—
José Manuel Entrecanales(4)	—	—		3,900,000	1.17%	3,900,000	1.26%
All Company directors and executive officers as a group (ten individuals)	—	5,200,000	18.09%	25,850,000	7.75%	25,850,000	8.32%
5% Holders
Zanite Sponsor LLC(2)(3)		5,050,000	17.57%	21,800,000	6.54%	21,800,000	7.02%
Embraer Aircraft Holding, Inc.(5)	—	—		237,500,000	71.23%	237,500,000	76.44%

	Before the Business Combination			After the Business Combination
				No Redemption Scenario		Maximum Redemption Scenario
Name and Address of Beneficial Owner(1)	Number of Shares of Zanite Class A Common Stock	Number of Shares of Zanite Class B Common Stock	% of Total Voting Power	Number of shares of Eve Holding, Inc. Common Stock	% of Total Voting Power	Number of shares of Eve Holding, Inc. Common Stock	% of Total Voting Power
Karpus Investment Management(6)	2,920,380	—	10.16%	2,920,380	*	2,920,380	*
Sculptor Capital LP(7)	1,501,546	—	5.22%	1,501,546	*	1,501,546	*
Security Benefit Life Insurance Company(8)	2,500,000	—	8.70%	2,500,000	*	369,354	*

*	Indicates less than one percent of the outstanding shares of the class of stock.
(1)

Unless otherwise noted, the address of the principal business office of each of those listed in the table above pre-business combination is c/o Zanite Acquisition Corp., 25101 Chagrin Boulevard, Suite 350 Cleveland, Ohio 44122 and post-business combination is c/o Eve Holding, Inc., 1400 General Aviation Drive, Melbourne, Florida 32935.

(2)

Comprised of (i) prior to the business combination, 5,050,000 shares of Class B common stock, and (ii) following the business combination, 7,550,000 shares of common stock, which is comprised of (a) 5,050,000 shares of Class B common stock prior to the business combination converted on a one-to-one basis into 5,050,000 shares of common stock following the business combination and (b) 2,500,000 shares of common stock that the Sponsor agreed to purchase in a private placement that will be issued to the Sponsor at the Closing, and 14,250,000 shares of common stock underlying private placement warrants that will become exercisable 30 days following the Closing.

(3)

Zanite Sponsor LLC is the record holder of the shares reported herein. Mr. Rosen and Mr. Ricci are the managers of Zanite Sponsor LLC and share voting and investment discretion with respect to the common stock held of record by Zanite Sponsor LLC. Each of our directors other than Mr. Flynn are among the members of our Sponsor and may be entitled to distributions of private placement warrants from our Sponsor following the consummation of our initial business combination. Each of Mr. Rosen and Mr. Ricci disclaims any beneficial ownership of the securities held by Zanite Sponsor LLC, other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(4)

Acciona Logistica, S.A. (“Acciona”) is the record holder of shares reported herein, which are comprised of (i) 3,000,000 shares of common stock that Acciona agreed to purchase in a private placement that will be issued to Acciona at the Closing and (ii) 900,000 shares of common stock underlying the new warrants that will be issued to Acciona pursuant to the terms of a Strategic Warrant Agreement, which warrants will be issued and exercisable at the Closing. Mr. Entrecanales is the Chairman and Chief Executive Officer of Acciona, Acciona’s ultimate parent company. The business address of this reporting person is Avenida de Europa, 18, Parque Empresarial La Moraleja, Alcobendas, Madrid, Spain, 28108.

(5)

Comprised of (i) 220,000,000 shares of common stock that will be issued to EAH in connection with the Equity Exchange and (ii) 17,500,000 shares of common stock that EAH agreed to purchase in a private placement that will be issued to EAH at the Closing. Embraer Aircraft Holding, Inc. is controlled by Embraer S.A. The address of the principal business office of Embraer Aircraft Holding, Inc. is 276 S.W. 34th Street Fort Lauderdale, Florida, 33315. The address of the principal business office of Embraer S.A. is Avenida Dra. Ruth Cardoso, 8501, 30th floor (part), Pinheiros, Sao Paulo, SP, 05425-070, Brazil.

(6)

According to a Schedule 13G filed with the SEC on January 12, 2022, Karpus Investment Management has sole voting and dispositive power over 2,920,380 shares of the Company’s Class A common stock. The business address of this reporting person is 183 Sully’s Trail, Pittsford, New York 14534.

(7)

According to a Schedule 13G filed with the SEC on February 11, 2022, Sculptor Capital LP has shared voting and dispositive power over 1,501,546shares of the Company’s Class A common stock. The business address of this reporting person is 9 West 57th Street, New York, New York 10019.

(8)

According to a Schedule 13G filed with the SEC on January 10, 2021 on behalf of Security Benefit Life Insurance Company (“Security Benefit Life”), Eldridge Industries, LLC (“Eldridge”) and Todd L. Boehly (“Mr. Boehly”). Security Benefit Life is indirectly controlled by Eldridge. Mr. Boehly is the indirect controlling member of Eldridge, and in such capacity, may be deemed to have voting and dispositive power with respect to the Company’s Class A common stock. The address of the principal business office of Mr. Boehly and Eldridge is 600 Steamboat Road, Floor 2, Greenwich, CT 06830. The address of the principal business office of Security Benefit Life is One Security Benefit Place, Topeka, KS 66636.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Zanite

Purchase of Founder Shares and Private Placement Warrants

On August 7, 2020, the Sponsor paid $25,000 in consideration for 5,750,000 founder shares, or approximately $0.004 per share, to cover certain of our offering costs in connection with the IPO. On October 15, 2020, the Sponsor transferred 250,000 founder shares to Ronald D. Sugar, our senior advisor, and 150,000 founder shares to each of John B. Veihmeyer, Larry R. Flynn and Gerard J. DeMuro, our then directors, resulting in the Sponsor holding 5,050,000 founder shares. In September 2021, in connection with his appointment to the board of directors, Patrick M. Shanahan was made a member of the Sponsor, pursuant to which Mr. Shanahan may be entitled to distributions of the Company’s securities held by the Sponsor following the consummation of the business combination. As of the date of this proxy statement, the Sponsor owns 5,050,000 founder shares.

On November 19, 2020, in connection with the closing of the IPO, the Sponsor purchased 9,650,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $9,650,000. Each private placement warrant entitles the holder thereof to purchase one share of common stock at $11.50 per share. The private placement warrants are identical to the public warrants, except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by the Company, (ii) may not (including the common stock issuable upon exercise of such private placement warrants), subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of the Company’s initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. No underwriting discounts or commissions were paid with respect to such sales.

On May 18, 2021, the Sponsor purchased 2,300,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $2,300,000, to extend the period of time it the Company has to consummate its initial business combination by 6 months from the prior deadline of May 19, 2021 until November 19, 2021. On November 16, 2021, the Sponsor purchased 2,300,000 private placement warrants from the Company at a price of $1.00 per private placement warrant, for an aggregate purchase price of $2,300,000, to extend the period of time it the Company has to consummate its initial business combination by 6 months from the prior deadline of November 19, 2021 until May 19, 2022. As of the date of this proxy statement, the Sponsor owns 14,250,000 private placement warrants.

Administrative Services Agreement

The Company’s executive offices at 25101 Chagrin Boulevard, Suite 350, Cleveland, Ohio 44122 are provided by the Sponsor. Commencing upon the consummation of the IPO, the Company pays the Sponsor $10,000 per month for office space, utilities and secretarial and administrative services provided to members of the Company’s management team. Upon completion of the Company’s initial business combination or liquidation, the Company will cease paying these monthly fees.

Personal Private Air Travel Reimbursements

The Company has agreed to reimburse each of its independent directors and its senior advisor, for their service on the Company’s board of directors and as the Company’s advisor, for up to 10 hours of personal private air travel for an aggregate amount of up to $300,000. The flight hours may, but will not necessarily, be provided by Flexjet, LLC and/or Sentient Jet, LLC, each of which is a portfolio company of Directional Capital LLC, which is owned by Kenneth C. Ricci, the Company’s Co-Chief Executive Officer, and Michael A. Rossi, one of the Company’s independent directors.

PIPE Investment

Concurrently with the execution of the Business Combination Agreement, we entered into a Subscription Agreement with the Sponsor, pursuant to which the Sponsor has committed to purchase 2,500,000 shares of common stock for $25,000,000 at a purchase price of $10.00 per share in connection with the PIPE Investment.

The PIPE Investment will be consummated substantially concurrently with the closing of the business combination. For additional information, see “The Business Combination Proposal — Ancillary Agreements — PIPE Subscription Agreements.”

Related Party Reimbursements and Loans

The Company’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor or the Company’s officers, directors or its or their affiliates.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required on a non-interest basis. If the Company completes an initial business combination, it would repay such loaned amounts. In the event that the Company’s initial business combination does not close, the Company may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. As of the date of this proxy statement, no such loans are outstanding.

Related Party Promissory Notes

On August 7, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the consummation of the IPO. The Promissory Note was fully paid at the closing of the IPO.

On February 3, 2022, the Company and the Sponsor issued the New Promissory Note, pursuant to which the Company may borrow up to an aggregate principal amount of $2,000,000. The New Promissory Note is unsecured, non-interest bearing and payable in full on the earlier of (i) December 31, 2022 or (ii) the effective date of the business combination. As of the date of this proxy statement, there was $0 in borrowings outstanding under the New Promissory Note.

Registration Rights

The holders of the founder shares, private placement warrants and shares of common stock issuable upon conversion of the founder shares and private placement warrants are entitled to registration rights under the Company’s existing registration rights agreement entered into in connection with the IPO. In connection with the Closing, the Company will enter into the Amended and Restated Registration Rights Agreement, substantially in the form attached as Annex F to this proxy statement, which, among other things, amends and restates the registration rights agreement entered into in connection with the IPO. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, the Company will be obligated to, among other things, register for resale such securities that are held by the parties thereto from time to time. Subject to certain exceptions, the Company will bear all registration expenses under the Amended and Restated Registration Rights Agreement. For more information about the Amended and Restated Registration Rights Agreement, please see the section entitled “The Business Combination Proposal.”

Eve

Certain Agreements Related to the Business Combination

In connection with the business combination, certain agreements were entered into or will be entered into pursuant to the Business Combination Agreement by Eve or the Brazilian Subsidiary. References below are qualified in their entirety by reference to the full text of such agreements and to the descriptions thereof included elsewhere in this proxy statement. These agreements include:

Contribution Agreement

See the section entitled “The Business Combination Proposal — Ancillary Agreements — Contribution Agreement.”

Services Agreements

See the section entitled “The Business Combination Proposal — Ancillary Agreements — Services Agreements.”

Data Access Agreements

See the section entitled “The Business Combination Proposal — Ancillary Agreements — Data Access Agreements.”

PIPE Investment

Concurrently with the execution of the Business Combination Agreement, we entered into a Subscription Agreement with EAH, who is expected to be our controlling stockholder upon consummation of the business combination, pursuant to which EAH has committed to purchase 17,500,000 shares of common stock for $175,000,000 at a purchase price of $10.00 per share in connection with the PIPE Investment.

The PIPE Investment will be consummated substantially concurrently with the closing of the business combination. For additional information, see “The Business Combination Proposal — Ancillary Agreements — PIPE Subscription Agreements.”

Lease Agreements

On August 2, 2021, Embraer entered into a Lease Agreement with the Brazilian Subsidiary, pursuant to which Embraer agreed to lease a portion of its owned real properties in Eugenio de Melo, Brazil and Gavião Peixoto, Brazil to the Brazilian Subsidiary.

On December 15, 2021, Embraer entered into a Sublease Agreement with Embraer Engineering & Technology Center USA, Inc., pursuant to which Embraer Engineering & Technology Center USA, Inc. agreed to sublease a portion of its leased real properties in Melbourne, Florida, United States to Eve.

Intercompany Loan

Pursuant to the Business Combination Agreement and the Contribution Agreement, EAH and/or one of its affiliates may, at EAH’s sole discretion, loan an aggregate amount up to $30,000,000 to Eve and/or the Brazilian Subsidiary, at an interest rate of no more than 0.40% per annum, in which case, Eve or the Brazilian Subsidiary, as applicable, will repay such loan (plus accrued and unpaid interest) in cash as soon as reasonably practicable following the Closing Date.

Additional Related Party Transactions — Historical

For additional information in relation to materially significant related party transactions during the years ended December 31, 2021, 2020 and 2019, see Note 4 to the Combined Financial Statements as of and for the fiscal years ended December 31, 2021, 2020 and 2019 included elsewhere in this proxy statement. Any further related party transactions in the years ended December 31, 2021, 2020 and 2019 were both immaterial and no more than incidental in nature.

Policy Concerning Related Person Transactions

Effective upon the consummation of the business combination, the Company’s board of directors will adopt a written policy, which we refer to as the related party transactions policy, for the review and approval or ratification of related party transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or directors;

•	any person who is known by the post-combination company to be the beneficial owner of more than 5% of the Company’s voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Company’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

The Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

U.S. MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations for holders of common stock that elect to have their common stock redeemed for cash if the business combination is completed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, which could result in U.S. federal income tax consequences different from those described below. This discussion applies only to common stock that is held as a capital asset for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion does not address the alternative minimum tax, the Medicare tax on net investment income or the U.S. federal income tax consequences to holders that are subject to special rules, such as:

•	financial institutions or financial services entities;

•	insurance companies;

•	mutual funds;

•	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

•	persons that actually or constructively own five percent or more (by vote or value) of the outstanding common stock;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	broker-dealers;

•	persons that are subject to the mark-to-market accounting rules;

•	persons holding common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	persons that acquired common stock pursuant to an exercise of employee options, in connection employee incentive plans or otherwise as compensation;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes;

•	regulated investment companies or real estate investment trusts;

•	certain expatriates or former long-term residents of the U.S.;

•	governments or agencies or instrumentalities thereof;

•	controlled foreign corporations and passive foreign investment companies;

•	tax-exempt entities;

•	persons required to accelerate the recognition of any item of gross income with respect to common stock as a result of such income being recognized on an applicable financial statement; or

•	the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state and local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of common stock. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold common stock through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. This discussion also assumes that any distribution made (or deemed made) on common stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of common stock will be in U.S. dollars.

We have not sought, and do not intend to seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consequences described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

HOLDERS OF COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION.

Redemption of Common Stock in General

In the event that a holder’s shares of common stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting of Zanite Stockholders — Redemption Rights” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of common stock, a U.S. holder (as defined below)_will be treated as described below under the section entitled “U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “Non-U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock.” If the redemption does not qualify as a sale of shares of common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. holders — Taxation of Distributions,” and the tax consequences to a non-U.S. holder described below under the section entitled “Non-U.S. holders — Taxation of Distributions.”

Whether a redemption of shares of common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the business combination or the PIPE Investment) relative to all of our shares outstanding both before and after the redemption. The redemption of common stock generally will be treated as a sale of common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of the warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the business combination or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of common stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section entitled “U.S. holders — Taxation of Distributions,” and the tax effects to such Non-U.S. holder will be as described below under the section entitled “Non-U.S. holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s common stock unless special procedures are available to Non-U.S. holders to certify that they are entitled to exemptions from, or reductions in, such withholding tax. However, there can be no assurance that such special certification procedures will be available. A Non-U.S. holder generally may obtain a refund of any such excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

A HOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF A REDEMPTION.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or.

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Taxation of Distributions

If our redemption of a U.S. holder’s shares of common stock is treated as a distribution, as discussed above under the section entitled “Redemption of Common Stock in General,” such distributions generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described below under the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividend income” subject to reduced tax rates. It is unclear whether the redemption rights with respect to the common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the reduced tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock.

If our redemption of a U.S. holder’s shares of common stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “Redemption of Common Stock in General,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of common stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the common stock described in this proxy statement may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the common stock is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of common stock treated as a return of capital.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of common stock unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder.

Taxation of Distributions.

If our redemption of a Non-U.S. holder’s shares of common stock is treated as a distribution, as discussed above under the section entitled “Redemption of Common Stock in General,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S., we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described below under the section entitled “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.”

The withholding tax described above generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U. S. Instead, any such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock.

If our redemption of a U.S. holder’s shares of common stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “Redemption of Common Stock in General,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the U.S.(and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock and, in the case where shares of our common stock are regularly traded on an established securities market, the Non- U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock is or will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock (we would be treated as a buyer with respect to a redemption of common stock) may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the business combination is completed.

Information Reporting and Backup Withholding.

We generally must report annually to the IRS and to each Non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including common stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which common stock is held will affect the determination of whether such withholding is required.

Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, common stock held by an investor that is a non-financial non- U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of common stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including common stock), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Such proposed Treasury Regulations also delayed withholding on any “foreign passthru payment” (which is currently defined in the Code to include certain other payments received from other foreign financial institutions that are attributable to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income) until two years after the date of publication of final Treasury Regulations defining the term “foreign passthru payment.” Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in common stock and the redemption of such common stock.

APPRAISAL RIGHTS

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the business combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the business combination to holders of Class A common stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of Class A common stock). Holders of our Class A common stock may vote against the Business Combination Proposal or redeem their shares of Class A common stock if they are not in favor of the adoption of the Business Combination Agreement or the business combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the business combination to holders of our Class B common stock because they have agreed to vote in favor of the business combination.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Zanite Acquisition Corp., 25101 Chagrin Boulevard, Suite 350, Cleveland, Ohio 44122 or by telephone at (216) 292-0200, to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

If you are a stockholder and you want to include a proposal in the proxy statement for the 2022 annual meeting of stockholders (the “2022 annual meeting”), you must provide it to the Company between [●] and [●]. You should direct any proposals to the Company’s Secretary at the Company’s principal executive offices. If you are a stockholder and you want to present a matter of business to be considered, you must give timely notice of the matter or the nomination, in writing, to the Company’s Secretary at the Company’s principal executive offices. To be timely, the notice must be received by the Secretary at the Company’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. The inclusion of any stockholder proposal in the proxy materials for the 2022 annual meeting will be subject to the applicable rules of the SEC and the Company’s proposed bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the business combination or the proposals to be presented at the special meeting, you should contact the Company at the following address and telephone number:

Zanite Acquisition Corp.

25101 Chagrin Boulevard, Suite 350

Cleveland, Ohio 44122

(216) 292-0200

Attention: Steven H. Rosen

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call: (203) 658-9400)

Email: ZNTE.info@investor.morrowsodali.com

If you are a stockholder of the Company and would like to request documents, please do so no later than five business days before the special meeting in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to the Company has been supplied by the Company, and all such information relating to Eve has been supplied by Eve. Information provided by either the Company or Eve does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of the Company for the special meeting. We have not authorized anyone to give any information or make any representation about the business combination, the Company or Eve that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Zanite Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Zanite Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020 and the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2021 and for the period from August 7, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from August 7, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on May 19, 2022, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

February 14, 2022

PCAOB ID Number 100

ZANITE ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
Current Assets
Cash	$475,339	$1,971,811
Prepaid expenses	93,195	308,608

Total Current Assets	568,534	2,280,419
Investments held in trust account	236,926,076	232,302,673

Total Assets	$237,494,610	$234,583,092

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$4,741,266	$352,051

Total Current Liabilities	4,741,266	352,051
Derivative liabilities	23,575,000	40,057,500
Deferred underwriting fee payable	8,050,000	8,050,000

Total Liabilities	36,366,266	48,459,551

Commitments and contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 23,000,000 shares issued and outstanding at $10.30 and $10.10 per share redemption value as of December 31, 2021 and 2020, respectively	236,900,000	232,300,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued or outstanding	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding at December 31, 2021 and 2020	575	575
Additional paid-in capital	—	—
Accumulated deficit	(35,772,231)	(46,177,034)

Total Stockholders’ Deficit	(35,771,656)	(46,176,459)

Total Liabilities and Stockholders’ Deficit	$237,494,610	$234,583,092

The accompanying notes are an integral part of the financial statements.

ZANITE ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the Period from August 7, 2020 (Inception) Through December 31, 2020
General and administrative expenses	$6,101,100	$353,539

Loss from operations	(6,101,100)	(353,539)
Other income (expense):
Interest earned on investments held in Trust Account	23,403	2,673
Change in fair value of derivative liabilities	20,599,500	(15,457,500)
Transaction costs allocated to warrant issuance	—	(854,301)

Total other income (expense), net	20,622,903	(16,309,128)

Net income (loss)	$14,521,803	$(16,662,667)

Basic and diluted weighted average shares outstanding of Class A common stock	23,000,000	6,616,438

Basic and diluted net income (loss) per share, Class A	$0.51	$(1.56)

Basic and diluted weighted average shares outstanding of Class B common stock	$5,750,000	4,050,532

Basic and diluted net income (loss) per share, Class B	0.51	$(1.56)

The accompanying notes are an integral part of the financial statements.

ZANITE ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — August 7, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000

Immediate remeasurement of the Class A common stock to the redemption amount	—	—	—	—	(24,425)	(29,514,367)	(29,538,792)
Net loss	—	—	—	—	—	(16,662,667)	(16,662,667)

Balance — December 31, 2020	—	$—	5,750,000	$575	$—	$(46,177,034)	$(46,176,459)
Cash paid in excess of fair value of Private Placement Warrants	—	—	—	—	—	483,000	483,000
Accretion of Class A common stock subject to redemption	—	—	—	—	—	(4,600,000)	(4,600,000)
Net income	—	—	—	—	—	14,521,803	14,521,803

Balance — December 31, 2021	—	$—	5,750,000	$575	$—	$(35,772,231)	$(35,771,656)

The accompanying notes are an integral part of the financial statements.

ZANITE ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the Period from August 7, 2020 (Inception) Through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$14,521,803	$(16,662,667)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of derivative liabilities	(20,599,500)	15,457,500
Interest earned on investments held in Trust Account	(23,403)	(2,673)
Transaction costs allocated to warrant issuance	—	854,301
Changes in operating assets and liabilities:
Prepaid expenses	215,413	(308,608)
Accounts payable and accrued expenses	4,389,215	352,051

Net cash used in operating activities	(1,496,472)	(310,096)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(4,600,000)	(232,300,000)

Net cash used in investing activities	(4,600,000)	(232,300,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	225,400,000
Proceeds from sale of Private Placements Warrants	4,600,000	9,650,000
Repayment of promissory note — related party	—	(90,093)
Payment of offering costs	—	(378,000)

Net cash provided by financing activities	4,600,000	234,581,907

Net Change in Cash	(1,496,472)	1,971,811
Cash — Beginning of period	1,971,811	—

Cash — End of period	$475,339	$1,971,811

Non-Cash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of founder shares	$—	$25,000

Offering costs paid through promissory note — related party	$—	$90,093

Accretion of Class A common stock to possible redemption	$4,600,000	$—

Deferred underwriting fee payable	$—	$8,050,000

The accompanying notes are an integral part of the financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Zanite Acquisition Corp. (the “Company”) was incorporated in Delaware on August 7, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from August 7, 2020 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, as well as activities related to identifying potential acquisitions. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds invested in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on November 16, 2020. On November 19, 2020, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,650,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Zanite Sponsor LLC (the “Sponsor”), generating gross proceeds of $9,650,000, which is described in Note 4.

Transaction costs amounted to $13,143,093, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $493,093 of other offering costs.

Following the closing of the Initial Public Offering on November 19, 2020, an amount of $232,300,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and invested only in a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (anticipated to be $10.30 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until May 19, 2022 to consummate a Business Combination. However, the Company may hold a stockholder vote at any time to amend the Certificate of Incorporation to modify the amount of time the Company will have to consummate a Business Combination. The Sponsor and the Company’s executive officers, directors and director nominees have agreed that they will not propose any such amendment unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of permitted withdrawals), divided by the number of then outstanding Public Shares. As used herein, “Combination Period” refers to (i) the 12- or 18-month period from the closing of the Initial Public Offering in which the Company must complete a Business Combination if the Sponsor has extended the period of time for the Company to consummate a Business Combination by purchasing additional Private Placement Warrants, and (ii) such other time period in which the Company must consummate a Business Combination pursuant to an amendment to the Certificate of Incorporation (see Note 4).

If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the amount deposited into the Trust Account ($10.30).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.30 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.30 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity, Capital Resources and Going Concern

As of December 31, 2021, the Company had $475,339 in its operating bank account and a working capital deficit of approximately $4.17 million and the ability to borrow $1.5 million through the Related Party Loans (as defined in Note 5).

The Company’s liquidity needs to date have been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares and the proceeds from the consummation of the Private Placement not held in the Trust Account to provide working capital needed to identify and seek to consummate a Business Combination.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Related Party Loans (as defined in Note 5). As of December 31, 2021, the Company had no borrowings under the Related Party Loans.

If the Company’s estimate of the costs of identifying a target business, undertaking due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because the Company has become obligated to redeem a significant number of its Public Shares upon completion of its Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. In addition, we have until May 19, 2022 (the “Liquidation Date”) to consummate a business combination. The Company will require additional funding if it is unable to close the Business Combination currently contemplated with Embraer (Note 6).

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by the Liquidation Date, then the Company may cease all operations except for the purpose of liquidating. The uncertainty surrounding the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management expects to close the Business Combination prior to the Liquidation Date. If the Company is unable to close the Business Combination or raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily include or be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms or if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through the Liquidation Date if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant and forward contract derivative liabilities. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Investments Held in Trust

At December 31, 2021 and 2020, the assets held in the Trust Account were substantially held in money market funds which are invested primarily in U.S. Treasury Securities.

Offering Costs

Offering costs consist of legal, accounting, underwriting, and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $13,143,093 were recognized, with $854,301 allocated to the Public Warrants, included in the Statement of Operations as a component of other income/(expense) and $12,288,792 included in stockholders’ equity upon completion of the Initial Public Offering. Deferred underwriting commissions are classified as a long-term liability due to their encumbrance to the Trust Account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts presented in the accompanying balance sheets, primarily due to their short-term nature, except for the warrant and the forward contract for additional warrants (see Note 10).

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. The Company’s derivative instruments are recorded at fair value as of the Initial Public Offering (November 19, 2020) and re-valued at each reporting date, with changes in the fair value reported in the Statement of Operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants and the forward contract for additional warrants are derivatives. As the financial instruments meet the definition of a derivative, the warrants and the forward contract for additional warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurements”, with changes in fair value recognized in the Statement of Operations in the period of change.

Fair Value Measurements

The Company complies with ASC 820, “Fair Value Measurements”, for its financial assets and liabilities that arere-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

See Note 10 for additional information on assets and liabilities measured at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption, if any, are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the

Company’s control and subject to occurrence of uncertain future events. Accordingly, shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

As discussed in Note 3, all of the 23,000,000 shares of Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Certificate of Incorporation. Accordingly, all of the Company’s shares of Class A common stock are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of stock. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per common share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 25,750,000 shares of Class A common stock in the aggregate. As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stocks and then share in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Year Ended December 31, 2021		For the Period from August 7, 2020 (Inception) Through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common share
Numerator:
Allocation of net income (loss), as adjusted	$11,617,442	$2,904,361	$(10,335,410)	$(6,327,257)
Denominator:
Basic and diluted weighted average shares outstanding	23,000,000	5,750,000	6,616,438	4,050,532

Basic and diluted net income (loss) per common share	$0.51	$0.51	$(1.56)	$(1.56)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consisted of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

All of the 23,000,000 shares of Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business

Combination and in connection with certain amendments to Company’s Certificate of Incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A common stock was issued with other freestanding instruments (i.e., Public Warrants), the initial carrying value of Class A common stock classified as temporary equity is the allocated proceeds based on the guidance in ASC 470-20.

The Company’s Class A common stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). The Company elected to remeasure the Class A common stock to the redemption amount immediately upon the closing of the Initial Public Offering.

As of December 31, 2021, the Class A common stock reflected on the balance sheet is reconciled in the following table:

As of December 31, 2021
Gross proceeds	$230,000,000
Less:
Proceeds allocated to public warrants	(14,950,000)
Class A common stock issuance costs	(12,288,792)
Plus:
Accretion of Class A common stock to redemption amount	34,138,792

Contingently redeemable Class A common stock	$236,900,000

The Class A common stock subject to redemption amount includes $2,300,000 from net proceeds of the sale of the Units in the Initial Public Offering and an additional $4,600,000 from Private Placement Warrants for the exercise of the two 6-month extensions of the Company’s period to consummate an initial Business Combination.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,650,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant or $9,650,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants. As the fair value of the Private Placement Warrants exceeded the purchase price, the Company recorded an expense of $3,088,000 related to the sale of the Private Placement Warrants. This amount is reflected in the Company’s statement of operations for the period ended December 31, 2020 as part of the change in fair value of derivative liabilities expense.

Additionally, the Company was obligated to issue an additional 2,300,000 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant, or $2,300,000, for each 6-month extension of the Company’s period to consummate an initial Business Combination. The terms of the additional Private Placement Warrants are consistent with the initial 9,650,000 Private Placement Warrants issued to the Sponsors at the Initial Public Offering. The Company recorded an expense of $1,104,000 for the initial recognition of the forward contract derivative liability. This amount is reflected in the Company’s statement of operations as part of the change in fair value of derivative liabilities expense.

On May 18, 2021, the Sponsor exercised its option to purchase 2,300,000 Private Placement Warrants, for an aggregate purchase price of $2,300,000, in order to extend the time the Company will have to consummate an initial Business Combination by 6 months, to November 19, 2021. The transaction resulted in a partial settlement of the forward contract, which resulted in a realized gain of $207,000 during the period. The Private Placement Warrants, issued on May 18, 2021, are identical to the Private Placement Warrants sold to the Sponsor in connection with the Company’s Initial Public Offering.

On November 16, 2021, the Sponsor exercised its option to purchase 2,300,000 Private Placement Warrants, for an aggregate purchase price of $2,300,000, in order to extend the time the Company will have to consummate an initial Business Combination by 6 months, to May 19, 2022. The transaction resulted in a final settlement of the forward contract, which resulted in a realized gain of $276,000 during the period. The Private Placement Warrants, issued on November 16, 2021, are identical to the Private Placement Warrants sold to the Sponsor in connection with the Company’s Initial Public Offering.

The Company has issued a total of 14,250,000 Private Placement Warrants as of December 31, 2021.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

The Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”).

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an administrative services agreement, commencing on November 19, 2020, through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay to the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team. For the year ended December 31, 2021, the Company incurred $120,000 in fees for these services. For the period from August 7, 2020 (inception) through December 31, 2020, the Company incurred $10,000 in fees for these services. At December 31, 2021 and 2020, there is $90,000 and $10,000, respectively, of such fees included in accrued expenses in the accompanying balance sheets.

Promissory Notes — Related Party

On August 7, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $90,093 was subsequently repaid on November 23, 2020. This facility is no longer available.

On February 3, 2022, the Sponsor issued another unsecured promissory note to the Company (the “New Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $2,000,000. The New Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2022 or (ii) the consummation of our initial business combination. The outstanding balance under the New Promissory Note is $0.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021 and 2020, no amounts were outstanding under the Working Capital Loans.

NOTE 6. COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Stockholder Rights

Pursuant to a registration rights agreement entered into on November 16, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Contingent Fee Agreement

On May 6, 2021, the Company entered into an agreement with a vendor for financial due diligence services related to the Business Combination. The agreement has a contingent fee element whereby 50% of the fees incurred for the services rendered are contingent upon the consummation of the Business Combination. The amount of contingent fees incurred as of December 31, 2021, which would be become payable upon consummation of a Business Combination, is $280,500.

On May 6, 2021, we entered into an agreement with a vendor for investment banking services related to our initial business combination. Specifically, the agreement relates to assisting in raising the funds as part of the PIPE Investment. The agreement calls for the vendor to receive a contingent fee equal to 4% of the gross proceeds of securities sold in the PIPE Investment.

On May 6, 2021, we entered into an agreement with a vendor for advisory services related to our initial business combination. The agreement calls for the vendor to receive a contingent fee equal to $5,000,000. If following or in connection with the termination, abandonment or failure to occur of any proposed business combination during the term of the agreement or during the 12-month period following the effective date of termination of the agreement, we are entitled to receive a break-up, termination, “topping,” expense reimbursement, earnest money payment or similar fee or payment (each and together, “termination payments”), the vendor is then entitled to receive a contingent fee equal to 25% of the aggregate amount of those termination payments, payable upon our receipt of such amount.

On December 7, 2021, we entered into an agreement with a vendor for investment banking services related to our initial business combination. Specifically, the agreement relates to assisting in raising the funds as part of the PIPE Investment. The agreement calls for the vendor to receive a contingent fee equal to 2% of the gross proceeds of securities sold in the PIPE Investment.

Business Combination Agreement

On December 21, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), Embraer Aircraft Holding Inc., a Delaware corporation and a direct wholly-owned subsidiary of Embraer (“EAH”), and EVE UAM, LLC, a Delaware limited liability company and a wholly-owned subsidiary of EAH (“Eve”).

The Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), the Company has agreed to pay consideration in the form of 220,000,000 newly issued shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), valued at $10.00 per share (the “Consideration”), to EAH in exchange for the transfer to the Company of all of the issued and outstanding limited liability company interests of Eve. As a result of the transactions contemplated by the Business Combination Agreement (the “business combination”), Eve will become a wholly owned subsidiary of the Company, which will change its name to “Eve Holding, Inc.”

The board of directors of the Company (the “Board”) has unanimously approved and declared advisable the Business Combination Agreement, the business combination and the other transactions contemplated thereby and resolved to recommend approval of the Business Combination Agreement and related matters by the Company’s stockholders.

Subscription Agreements

On December 21, 2021, concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the Company agreed to issue and sell to the PIPE Investors an aggregate of 30,500,000 shares of Common Stock at $10.00 per share, for an aggregate purchase price of $305,000,000, in private placements to close substantially concurrently with the Closing (the “PIPE Investment”). The PIPE Investors include, among others, the Sponsor, which subscribed to purchase 2,500,000 shares of Common Stock for a purchase price of $25,000,000, EAH, which subscribed to purchase 17,500,000 shares of Common Stock for a purchase price of $175,000,000 and certain strategic PIPE Investors and/or investors with existing relationships with Embraer (collectively, the “Strategic Investors”). Certain of the Strategic Investors have also entered into Strategic Warrant Agreements (as defined below) providing for the issuance of warrants to purchase shares of Common Stock upon the Closing and achievement of certain UAM Business milestones. In connection with the PIPE Investment, EAH has entered into arrangements with certain of such strategic investors to provide them with price protections in the amount of up to their $30 million aggregate commitments in the form of credits for parts and services or cash in exchange for the transfer of shares to EAH. Pursuant to the terms of the Subscription Agreements, a PIPE Investor, including the Sponsor and EAH, may assign all or a portion of its obligation to purchase its shares of Common Stock in the PIPE Investment with the Company’s prior consent.

On December 24, 2021, the Company entered into an additional Subscription Agreement with an additional Strategic Investor, pursuant to which such Strategic Investor subscribed to purchase 1,000,000 shares of Common Stock for an aggregate purchase price of $10,000,000. As a result, as of December 24, 2021, the Company has agreed to issue and sell an aggregate of 31,500,000 shares of Common Stock for an aggregate purchase price of $315,000,000 to the PIPE Investors in the PIPE Investment.

Strategic Warrant and Lock-Up Agreements

On December 21, 2021, concurrently with the execution of the Business Combination Agreement, the Company entered into warrant agreements with the Strategic Investors (the “Strategic Warrant Agreements”), pursuant to which, subject to the consummation of the business combination, the Company has agreed to issue to the Strategic Investors new warrants to acquire an aggregate of (i) 14,150,000 shares of common stock, each with an exercise price of $0.01 per share (the “Penny Warrants”), which warrants will be issued at the Closing or in connection with the achievement of certain UAM Business milestones following the Closing, (ii) 12,000,000 shares of common stock, each with an exercise price of $15.00 per share, which warrants will be issued at the Closing, and (iii) 5,000,000 shares of common stock each with an exercise price of $11.50 per share, which warrants will be issued at the Closing. In general, each warrant is exercisable for a period of five or ten years following its issuance or first permitted exercise date. The Strategic Warrant Agreements provide for certain registration rights with respect to the resale of the shares of Common Stock underlying the warrants which are substantially similar to the registration rights provided under the Subscription Agreements. In addition, on December 21, 2021, certain of the Strategic Investors entered into lock-up agreements with the Company, pursuant to which such Strategic Investors will be restricted from transferring certain of the new warrants issued at the Closing and the shares of common stock of the Company issued upon the exercise of such new warrants until the date that is three or five years after the Closing Date, as described below.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2021 and 2020, there were 23,000,000 shares of Class A common stock issued and outstanding.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2021 and 2020, there were 5,750,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 8. WARRANT LIABILITIES

As of December 31, 2020, the Company issued 11,500,000 warrants to purchase Class A shares to investors in the Company’s Initial Public Offering and simultaneously issued 9,650,000 Private Placement Warrants.

On May 18, 2021, the Sponsor exercised its option to purchase 2,300,000 Private Placement Warrants, for an aggregate purchase price of $2,300,000, in order to extend the time the Company will have to consummate an initial Business Combination by 6 months, to November 19, 2021. The Private Placement Warrants issued on May 18, 2021 are identical to the Private Placement Warrants sold to the Sponsor in connection with the Company’s Initial Public Offering.

On November 16, 2021, the Sponsor exercised its option to purchase 2,300,000 Private Placement Warrants, for an aggregate purchase price of $2,300,000, in order to extend the time the Company will have to consummate an initial Business Combination by 6 months, to May 21, 2022. The Private Placement Warrants issued on November 19, 2021 are identical to the Private Placement Warrants sold to the Sponsor in connection with the Company’s Initial Public Offering.

As a result of the additional sales, the Company has a total of 14,250,000 Private Placement Warrants outstanding as of December 31, 2021.

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem for cash the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. INCOME TAX

The Company’s net deferred tax assets are as follows:

	December 31,
	2021	2020
Deferred tax asset
Net operating loss carryforward	$53,413	$16,318
Startup/Organization Expenses	1,296,584	57,364

Total deferred tax assets	1,349,997	73,682
Valuation allowance	(1,349,997)	(73,682)

Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following:

	December 31,
	2021	2020
Federal
Current	$—	$—
Deferred	(1,276,315)	(73,682)
State and Local
Current	$—	$—
Deferred	—	—
Change in valuation allowance	1,276,315	73,682

Income tax provision	$—	$—

As of December 31, 2021, the Company had $254,349 of U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $1,276,315. For the period from August 7, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $73,682.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31,
	2021	2020
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in fair value of derivative liabilities	(29.8)%	(19.5)%
Transaction costs allocated to warrant issuance	0.0%	(1.1)%
Change in valuation allowance	8.8%	(0.4)%

Income tax provision	0.0%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 10. FAIR VALUE MEASUREMENTS

Investments Held in Trust Account

At December 31, 2021 and 2020, assets held in the Trust Account were comprised of $236,926,076 and $232,302,673, respectively, in money market funds which are invested primarily in U.S. Treasury Securities. During the year ended December 31, 2021 and for the period from August 7, 2020 (inception) through December 31, 2020, the Company did not withdraw any interest earned on the Trust Account.

Warrant and Forward Contract Liability

At December 31, 2021 and 2020, the Company’s warrant liability was valued at $23,575,000 and $36,515,500, respectively, and its forward contract to acquire additional warrants liability was settled during the period and does not exist as of December 31, 2021 and was valued as a liability of $3,542,000 as of December 31, 2020.Under the guidance in ASC815-40, the warrants and forward contract do not meet the criteria for equity treatment. As such, the warrants and forward contract must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the warrant valuation will be adjusted to fair value, with the change in fair value recognized in the Company’s Statements of Operations.

Recurring Fair Value Measurements

The following table presents fair value information as of December 31, 2021 and 2020 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s investments held in the Trust Account consist of U. S. Treasury Bills or U.S. Money Market, fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets. The Company’s Forward Contract liability was fair valued based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets through the settlement date of November 16, 2021 and as of December 31, 2020. The Company’s Private Placement Warrant liability as of December 31, 2021 and 2020, and Public Warrant liability as of December 31, 2020 are based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. For the year ended December 31, 2021, the value of the Public Warrant liability was transferred out of Level 3 and into Level 1 classification. The Public Warrant liability moved from Level 3 to Level 1 during the year ended December 31, 2021 after the Public Warrants began active trading.

Description	Level	December 31, 2021	December 31, 2020
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$236,926,076	$232,302,673
Liabilities:
Public Warrants	1	$10,465,000	—
Public Warrants	3	—	$19,435,000
Private Placement Warrants	3	$13,110,000	$17,080,500
Forward Contract	3	—	$3,542,000

Measurement

The Company established the initial fair value for the warrant liability and forward contract liability on November 19, 2020, the date of the consummation of the Company’s Initial Public Offering. On December 31, 2020, the fair value was remeasured. For both periods, neither the Public Warrants nor the Private Placement Warrants were separately traded on an open market. As such, the Company used a Monte Carlo simulation model to value the Public Warrants and a modified Black-Scholes model to value the Private Placement Warrants. The Company valued the forward contract to issue additional Private Placement Warrants by determining the difference between the purchase price and the valuation of the underlying Private Placement Warrants, as described above, and used a probability-weighted average to estimate the number of additional Private Placement Warrants to be issued. For the Public Warrants, the Company allocated the proceeds received from the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant) first to the Public Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption (temporary equity), and Class A common stock (permanent equity). The Private Placement Warrants and forward contract were classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs. As of December 31, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The key inputs into the Monte Carlo simulation model (December 31, 2020 only) and the modified Black-Scholes model were as follows at December 31, 2021 (Private Placement Warrants only) and December 31, 2020:

Input	December 31, 2021		December 31, 2020
Risk-free interest rate		1.29%	0.50%
Expected term (years)		5.0	6.0
Expected volatility		12.3%	25.0%
Exercise price		$11.50	$11.50
Dividend yield		0.0%	0.0%
Expected stock price at De-SPAC		$10.18	$10.00
Probability-weighted average of additional shares to be issued for the forward contract	$	N/A (1)	$4,600,000

(1)	The forward contract liability was settled during the year (Note 4).

The change in the fair value of the derivative liabilities for the year ended December 31, 2021 is summarized as follows:

	Private Placement	Public	Forward Contract	Derivative Liabilities
Fair value as of January 1, 2021	$17,080,500	$19,435,000	$3,542,000	$40,057,500
Sale of 2,300,000 warrants to Sponsor on May 19, 2021	2,093,000	—	—	2,093,000
Sale of 2,300,000 warrants to Sponsor on November 16, 2021	2,024,000	—	—	2,024,000
Change in valuation inputs or other assumptions (1)	(8,087,500)	(8,970,000)	(3,542,000)	(20,599,500)

Fair value as of December 31, 2021	$13,110,000	$10,465,000	$—	$23,575,000

(1)

The change in valuation inputs or other assumptions for the Forward Contract includes a settlement of the Forward Contract related to the Sponsor’s exercise of its option to purchase 4,600,000 Private Placement Warrants. The Company realized a $483,000 gain during the period as part of the settlement of the Forward Contract derivative liability. See Note 4 for additional information.

There were transfers out of Level 3 of the fair value hierarchy into Level 1 totaling $19,435,000 during the year ended December 31, 2021.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 3, 2022, the Company issued the New Promissory Note to the Sponsor, pursuant to which the Company may borrow up to $2,000,000 from the Sponsor related to ongoing expenses reasonably related to the Company and the consummation of the Business Combination. All unpaid principal under the New Promissory Note shall be due and payable in full on the earlier of (i) December 31, 2022 and (ii) the effective date of the Business Combination, unless accelerated upon the occurrence of an event of default as set forth in the note. Any outstanding principal may be prepaid at any time by the Company, at its election and without penalty.

FINANCIAL STATEMENTS AND NOTES OF UAM BUSINESS

The UAM Business of Embraer S.A.

Combined Financial Statements as of and

for the years ended December 31, 2021, 2020 and 2019

Report of Independent Registered Public Accounting Firm

To the Management of Embraer Aircraft Holding, Inc.:

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Urban Air Mobility Business of Embraer S.A. (the “Company”) as of December 31, 2021 and December 31, 2020, and the related statements of operations and comprehensive loss, changes in net parent equity and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and December 31, 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Hallandale Beach, FL

March 18, 2022

We have served as the Company’s auditor since 2021.

The UAM Business of Embraer S.A.

Combined Balance Sheets

(In US Dollars)

	As of December 31,
	2021	2020
Assets
Current:
Cash and equivalents	$14,376,523	—
Related party receivable	220,000	—
Derivative financial instruments	—	$45,438
Other current assets	21,140	4,110

Total current assets	14,617,663	49,548

Capitalized software, net	699,753	23,443

Total assets	$15,317,416	$72,991

Liabilities and Net Parent Equity
Current:
Accounts payable	$877,641	$846,988
Derivative financial instruments	32,226	—
Accruals and other current liabilities	616,156	199,278

Total current liabilities	1,526,023	1,046,266

Other noncurrent liabilities	702,921	40,578

Total liabilities	2,228,944	1,086,844

Net parent equity
Net parent investment	13,120,698	(1,059,291)
Accumulated other comprehensive income (loss)	(32,226)	45,438

Total net parent equity	13,088,472	(1,013,853)

Total liabilities and net parent equity	$15,317,416	$72,991

The accompanying notes are an integral part of these combined financial statements.

The UAM Business of Embraer S.A.

Combined Statements of Operations

(In US Dollars)

	Year Ended December 31,
	2021	2020	2019
Operating expenses
Research and development	$(13,279,780)	$(8,358,043)	$(5,947,294)
General and administrative	(2,509,859)	(1,233,876)	(1,739,815)

Operating loss	(15,789,639)	(9,591,919)	(7,687,109)

Foreign currency gain (loss)	(77,147)	(34,023)	1,590

Loss before income taxes	(15,866,786)	(9,625,942)	(7,685,519)

Income tax benefit (expense)	—	—	—

Net loss	$(15,866,786)	$(9,625,942)	$(7,685,519)

The accompanying notes are an integral part of these combined financial statements.

The UAM Business of Embraer S.A.

Combined Statements of Comprehensive Loss

(In US Dollars)

	Year Ended December 31,
	2021	2020	2019
Net loss	$(15,866,786)	$(9,625,942)	$(7,685,519)
Other comprehensive income (loss)
Derivative financial instruments gains (losses)	(77,664)	46,012	(574)

Total comprehensive loss	$(15,944,450)	$(9,579,930)	$(7,686,093)

The accompanying notes are an integral part of these combined financial statements.

The UAM Business of Embraer S.A.

Combined Statements of Changes in Net Parent Equity

(In US Dollars)

	Net parent investment	Accumulated other comprehensive income/ (loss)	Total
Balance as of December 31, 2018	$(321,207)	$—	$(321,207)

Net loss	(7,685,519)	—	(7,685,519)
Other comprehensive loss	—	(574)	(574)
Net transfer from Parent	7,528,095	—	7,528,095

Balance as of December 31, 2019	(478,631)	(574)	(479,205)

Net loss	(9,625,942)	—	(9,625,942)
Other comprehensive income	—	46,012	46,012
Net transfer from Parent	9,045,282	—	9,045,282

Balance as of December 31, 2020	$(1,059,291)	$45,438	$(1,013,853)

Net loss	(15,866,786)	—	(15,866,786)

Other comprehensive income	—	(77,664)	(77,664)

Net transfer from Parent	30,046,775	—	30,046,775

Balance as of December 31, 2021	$13,120,698	$(32,226)	$13,088,472

The accompanying notes are an integral part of these combined financial statements.

The UAM Business of Embraer S.A.

Combined Statements of Cash Flows

(In US Dollars)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net loss	$(15,866,786)	$(9,625,942)	$(7,685,519)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of capitalized software	107,931	9,056	10,694
Long-term incentive plan expense	150,099	(736)	31,206
Changes in operating assets and liabilities:
Other assets	(17,030)	(1,379)	14,795
Related party receivable	(220,000)	—	—
Accounts payable	30,653	527,376	99,845
Accruals and other liabilities	929,123	62,836	27,583
Net cash used in operating activities	(14,886,010)	(9,028,789)	(7,501,396)
Cash flows from financing activities:
Transfer from Parent	14,262,533	9,028,789	7,501,396
Capital contribution	15,000,000	—	—
Net cash provided by financing activities	29,262,533	9,028,789	7,501,396

Cash and cash equivalents at the beginning of the period	—	—	—

Cash and cash equivalents at the end of the period	$14,376,523	$—	$—

Supplemental disclosure of other noncash investing and financing activities
Additions to capitalized software transferred by Parent	$784,241	$16,494	$26,699

The accompanying notes are an integral part of these combined financial statements

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements

(in US Dollars)

1.	Formation and Nature of Business

Formation and Nature of Business

EVE UAM, LLC (f/k/a Eve Urban Air Mobility Solutions, Inc.), a Delaware limited liability company (the “Company” or “Eve”), was formed on April 21, 2021, in order to effect a reorganization and, subject to its completion, acquire the Urban Air Mobility (“UAM”) business, which focuses on the development and certification of an electric vertical takeoff and landing vehicle (“eVTOL”), the creation of a maintenance and services network for eVTOL and the creation of an air traffic management system for eVTOL otherwise known as Urban Air Traffic Management (“UATM”) (collectively, the “UAM Business”), from Embraer S.A. and its subsidiaries (the “Parent”, “Embraer” or “ERJ”). Prior to the reorganization and throughout the periods presented herein, the UAM Business was owned by ERJ and its subsidiaries. Beginning in August 2021, ERJ has contributed certain assets and employees to Eve to begin Eve’s initial operations.

ERJ is a publicly held company incorporated under the laws of the Federative Republic of Brazil (“Brazil”) with headquarters in São José dos Campos, State of São Paulo. The corporate purpose of ERJ is:

(i)	To design, build and market aircraft and aerospace materials and related accessories, components and equipment, according to the highest standards of technology and quality.

(ii)	To perform and carry out technical activities related to the manufacturing and servicing of aerospace materials.

(iii)	To contribute to the training of technical personnel as necessary for the aerospace industry.

(iv)	To engage in and provide services for other technological, manufacturing and business activities in connection with the aerospace industry.

(v)

To design, build and trade in equipment, materials, systems, software, accessories and components for the defense, security and power industries, and to promote and carry out technical activities related to the manufacturing and servicing thereof, in accordance with the highest technological and quality standards.

(vi)	To conduct other technological, manufacturing, trading and services activities related to the defense, security and power industries.

Through EmbraerX, an independent department within ERJ, ERJ’s market accelerator and disruptive business innovation company, ERJ incubates initiatives that may mature into new business opportunities in the future. One such business that has been incubated is ERJ’s UAM business. The UAM Business has historically operated as part of ERJ and not as a separate stand-alone entity or group.

The Reorganization

On December 10, 2021, ERJ, Eve and Embraer Aircraft Holding Inc. (“EAH”), a wholly owned subsidiary of ERJ, entered into a contribution agreement (the “Contribution Agreement”), pursuant to which, upon the terms and subject to the conditions of the Contribution Agreement, ERJ transferred certain assets and liabilities related to the UAM Business to Eve or to Eve Soluções de Mobilidade Aérea Urbana Ltda., a Brazilian limited liability company (sociedade limitada) and a newly formed direct wholly owned subsidiary of Eve (the “Brazilian Subsidiary”), in exchange for the issuance of 1,000 common units of Eve. Since the consummation of the transactions contemplated by the Contribution Agreement (the “Reorganization”), certain assets and liabilities related to the UAM Business have been owned by Eve.

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

Business Combination Agreement with Zanite

On December 21, 2021, ERJ, Eve and EAH entered into a business combination agreement (the “Business Combination Agreement”) with Zanite Acquisition Corp. (“Zanite” or the “SPAC”). Pursuant to the Business Combination Agreement, among other things, EAH will contribute and transfer to Zanite all of the common units of Eve held by it as consideration and in exchange for the issuance and transfer by Zanite to EAH of 220,000,000 shares of common stock of Zanite. After the consummation of the transactions contemplated by the Business Combination Agreement, Eve will operate as part of a separate, independent, publicly traded company, indirectly controlled by ERJ.

COVID-19 Pandemic

The World Health Organization declared a global emergency on January 30, 2020 with respect to the outbreak of a novel strain of coronavirus, or COVID-19 pandemic. There are many uncertainties regarding the current global COVID-19 pandemic, and ERJ is closely monitoring the COVID-19 pandemic situation and its impacts on its employees, operations, the global economy, the supply and the demand for its products and services, including the UAM Business. ERJ implemented contingency plans to act as quickly as necessary as the current situation unfolds.

Since the beginning of the COVID-19 pandemic, ERJ has been engaging in several initiatives supporting the health and safety of its employees. Social distancing measures were taken, as well as the implementation of working from home for certain group of employees. Furthermore, several measures to preserve jobs were taken, including reductions in working hours and pay cuts, collective vacations, and temporary furloughs.

The full impact of the COVID-19 pandemic continues to evolve as of the date hereof. As such, it is uncertain as to the full magnitude that the pandemic will have on the UAM Business’s financial condition, liquidity, and future results of operations. Management is actively monitoring the situation on its financial condition, liquidity, operations, suppliers, industry, and workforce.

2.	Liquidity and Going Concern

The UAM Business is part of EmbraerX, an independent department within ERJ, and certain funds to conduct its research and development (“R&D”) operations are provided by ERJ. The UAM Business has not generated any revenues and does not anticipate generating any revenues unless and until it successfully completes research and development for the eVTOL and UATM projects, or any future product candidate. Since the UAM Business does not have enough cash on hand to complete its development and has no credit facilities, the UAM Business is dependent upon ERJ to provide services (such as R&D activities, legal, accounting, finance, human resources, information technology, etc.) and funding to support the operations of the UAM Business until the proposed transaction (discussed further in Note 13) is completed, which is intended to provide sufficient capital to support the ongoing operations of the UAM Business. In the interest of funding and supporting the UAM Business, ERJ has an agreement with the Company that enables the Company to meet its obligations as they come due for the next 12 months from the date of the issuance of these combined financial statements, or until the consummation of the proposed transaction described in Note 1.

If the UAM Business is unable to raise sufficient capital when needed or events or circumstances occur such that the UAM Business does not meet its strategic plans, the UAM Business will be required to reduce certain discretionary spending, alter or scale back aircraft development programs, be unable to develop new or enhanced production methods, or be unable to fund capital expenditures, which would have a material adverse effect on the UAM Business’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

The accompanying combined financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The combined financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts except for the deferred tax assets presented in Note 11, or the amounts and classification of liabilities that might result from the outcome of this uncertainty (i.e. going concern). The UAM Business anticipates incurring additional losses until such time, if ever, it can obtain regulatory approval to sell, and then generate significant sales from a product.

3.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements have been prepared on a carve-out basis and are derived from ERJ’s consolidated financial statements and accounting records. The combined financial statements reflect the historical results of the operations, financial position, and cash flows of the UAM Business, in conformity with United States generally accepted accounting principles (“GAAP”).

These combined financial statements of the UAM Business reflect the assets, liabilities, and expenses that management has determined to be specifically attributable to the UAM Business, as well as allocations of certain corporate level assets, liabilities and expenses, deemed necessary to fairly present the financial position, results of operations and cash flows of the UAM Business, as discussed further below. Management believes that the assumptions used as basis for the allocations of expenses, direct and indirect, as well as assets and liabilities in the combined financial statements are reasonable. However, these allocations may not be indicative of the actual amounts that would have been recorded had the UAM Business operated as an independent, publicly traded company for the periods presented.

Historically, the UATM and eVTOL initiatives have been incubated, led and funded as two separate projects, which were comprised of separate related designs and registered patents (the “Intellectual Property” or “IP”), know-how, and principal design teams. The UAM Business is dependent upon ERJ for all of its working capital and financing requirements. Accordingly, debt or related interest expense have not been allocated to the UAM Business in the combined financial statements. Financing transactions related to the UAM Business are accounted for as a component of Net Parent Investment in the combined balance sheets and as a financing activity on the accompanying combined statements of cash flows.

The combined financial information includes both direct and indirect expenses. The historical direct expenses consist primarily of personnel-related costs (including salaries, labor taxes, profit sharing program, benefits, short and long-term incentive) of research and development employees directly involved in the UAM Business’ activities, research expenses, facilities depreciation and others. The indirect expenses consist of personnel-related costs (including salaries, labor taxes, profit sharing program, benefits, short and long term incentive) allocated to the UAM Business and general and administrative overhead, including expenses for information systems, accounting, other financial services (such as treasury, audit and purchasing), human resources, legal, and facilities, allocated as per headcount of employees exclusively involved in the UAM Business’ activities compared to the total headcount of all ERJ employees or using an expense input comparing the total R&D expenses of the UAM Business against the total R&D expenses of EmbraerX. The UAM Business has calculated its income tax amounts using a separate return methodology and it has presented these amounts as if it were a separate taxpayer from ERJ.

The combined balance sheets of the UAM Business include cash and cash equivalents, other assets, capitalized software, accounts payable and other payables that were either allocated on a specific identification

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

basis or contributed to Eve. Derivatives instruments used to hedge the salaries for employees directly involved in the UAM Business’ activities were allocated by comparing the salaries of these employees in Brazilian reais (“BRL” or “R$”) against the total employees’ salaries of ERJ in BRL, and for employees not directly involved in the UAM Business’ activities the expense input approach using R&D metrics, noted above, was used to allocate the Derivatives instruments. Incentive payments received in advance related to service arrangements to process employee payroll were allocated based on a headcount proportion basis. As the UAM Business was not historically held as a single legal entity, Net Parent Investment is shown in lieu of stockholder’s equity in the combined financial statements. Net Parent Investment represents the cumulative investment by ERJ in the UAM Business through the dates presented, inclusive of operating results.

Functional and reporting currency

The combined financial statements are derived from ERJ financial statements and from the financial statements of certain of ERJ’s U.S. based subsidiaries (“Original Financial Statements”). The functional currency of ERJ and the aforementioned subsidiaries is the US Dollar (“USD” or “Dollar” or “US$”). The Company’s functional currency will follow the determination of the functional currency of the Original Financial Statements, therefore management has concluded that the USD is the functional and reporting currency of the UAM Business.

The foreign currency gains and losses are related to transactions with suppliers recognized in the functional currency, USD, but settled in BRL. The impacts were recognized in the “Foreign currency gain/ (loss)” within the combined statements of operations.

Use of Estimates

The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent liabilities, and the reported amounts of expenses during the reporting period. Therefore, estimates and assumptions derived from past experience and other factors deemed relevant were used in preparing accompanying combined financial statements. These estimates and assumptions are reviewed on an ongoing basis and the changes to accounting estimates are recognized in the period in which the estimates are revised on a prospective basis. Actual results could be materially different from those estimates. Significant estimates inherent in the preparation of the combined financial statements include, but are not limited to, useful lives of capitalized software, net, accrued liabilities, and income taxes including deferred tax assets and liabilities.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand, bank deposits and highly liquid short-term investments, usually maturing within 90 days of the investment date, readily convertible into a known amount of cash and subject to an insignificant risk of change in value.

Fair Value Measurements

The UAM Business applies the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, which defines a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurements. The provisions of ASC 820 relate to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring and

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

nonrecurring basis. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 - Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying amounts of the UAM Business’ other assets, accounts payables and other payables, except for the long-term incentive plan, approximate fair value due to the short-term nature of these instruments. The fair value of the liabilities related to the long-term incentive plan included in other payables was determined using the Level 1 inputs. The fair value of the derivative instruments was determined using the Level 2 inputs. There were no assets or liabilities measured at fair value using Level 3 inputs for the periods presented.

Hedge accounting

The UAM Business applies cash flow hedge accounting to hedge against the payroll cash flow volatility attributable to a risk of foreign exchange rate fluctuation associated with highly probable forecast transactions that will affect income or loss for the year.

The UAM Business recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For derivatives designated in hedging relationships changes in the fair value are recognized in Accumulated Other Comprehensive Loss (“AOCI”), to the extent the derivative is effective at offsetting the changes in cash flows being hedged until the hedged item affects earnings. The cash flow impact of the UAM Business’ derivative instruments is included in our combined statement of cash flows in net cash used in operating activities.

The UAM Business only enters into derivative contracts that it intends to designate as a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). For all hedging relationships, the UAM Business formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged transaction, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method used to measure ineffectiveness. The UAM Business also formally assesses, both at the inception of the hedging relationship and on an ongoing basis, whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in cash flows of hedged transactions. For derivative instruments that are designated and qualify as part of a cash flow hedging relationship, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive loss and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

The UAM Business discontinues hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting cash flows attributable to the hedged risk, the derivative expires or is sold, terminated, or exercised, the cash flow hedge is designated because a forecasted transaction is not probable of occurring, or management determines to remove the designation of the cash flow hedge. Additionally, when it is probable that a forecasted transaction will not occur, the UAM Business recognizes immediately in earnings gains and losses that were accumulated in other comprehensive loss related to the hedging relationship.

In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the UAM Business continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.

See Note 8 for additional information on hedge accounting and derivative instruments.

Capitalized software, net

Capitalized software consists of software licenses and are recorded at cost, net of accumulated amortization, and if applicable, impairment charges. Software licenses are amortized over their useful lives which is approximately 5 years on a straight-line basis. The UAM Business reviews capitalized software, net for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Long-term incentive plan

The long-term incentive plan has the objective of retaining and attracting qualified personnel who will make an effective contribution to the UAM Business’ future performance. The plan is a cash-settled phantom shares plan, in which the amounts attributed to the services provided by the participants are converted into virtual share units based on the market value of Embraer’s shares. At the end of the acquisition period the participant receives the quantity of virtual shares converted into BRL, at the shares’ current market value. The UAM Business recognizes the obligation during the acquisition period (quantity of virtual shares proportional to the period) in the same group as the participant’s normal remuneration. This obligation is presented as “Other payable” to employees and the fair value is calculated based on the market price of the shares and registered as “General and administrative” in the combined statements of operations.

Research and Development

R&D efforts are focused on design and development of our eVTOL and UATM projects to achieve manufacturing and commercial stage. R&D costs are expensed as incurred and are primarily comprised of personnel-related costs (including salaries, labor taxes, profit sharing program, benefits, short and long-term incentive) for employees focused on R&D activities, supplies and materials costs, an allocation of general overhead, depreciation and amortization expenses, and fees paid to outsourced contractors.

General and Administrative

General and administrative expenses are primarily composed of allocated expenses of personnel-related costs (including salaries, labor taxes, profit sharing program, benefits, short and long term incentive), information systems, accounting, other financial services (such as treasury, audit and purchasing), human resources, legal, facilities, and other corporate expenses. Such expenses have been allocated to the UAM Business based on the most relevant allocation method for the services provided, primarily based on headcount of employees exclusively involved in the UAM Business’ activities compared to the total headcount of all ERJ employees as this measures reflect the historical utilization levels.

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

The total amount of these allocations from Parent was $1,323,915, $1,167,432 and $1,710,595 for the years ended December 31, 2021, 2020 and 2019, respectively, and was recorded as “General and administrative” in the combined statements of operations.

Income Taxes

The deferred income taxes are generally recognized, based on enacted tax rates, when assets and liabilities have different values for financial statement and tax purposes. The UAM Business has calculated its income tax amounts using a separate return methodology. A valuation allowance is recorded, if it is more likely than not all or a portion of deferred tax assets will not be realized. Under this method, the UAM Business assumes it will file separate returns with tax authorities, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from ERJ. As a result, the UAM Business’ deferred tax balances and effective tax rate as a stand-alone entity will likely differ significantly from those recognized in historical periods. The calculation of income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations.

The tax loss carryforwards and valuation allowances reflected in the combined financial statements are based on a hypothetical stand-alone income tax return basis and may not exist in the ERJ consolidated financial statements.

The UAM Business accounts for uncertain income tax positions recognized in the combined financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to be recognized in the combined financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Segments

Operating segment information is presented in a manner consistent with the internal reports provided to the Chief Operating Decision Maker (“CODM”). The chief operating decision-maker, who is responsible for allocating resources among and assessing the performance of the operating segments and for making strategic decisions, is the UAM Business Chief Executive Officer. Given the UAM Business’ pre-revenue operating stage, it currently has no concentration exposure to products, services or customers. The UAM Business has determined that it operates in two different operating and reportable segments as it CODM assess the operation results by the different R&D projects, as follows:

eVTOL: the aircraft is in the preliminary design stage of development. This vehicle is expected to have eight (8) vertical lift electric motors and two (2) horizontal propulsion electric motors. The UAM Business’ eVTOL has been in an incubation stage for over 4 years. The certification is proposed to be first with ANAC (the National Civil Aviation Agency of Brazil) and in parallel with the U.S. Federal Aviation Administration.

UATM: the segment will provide traffic management services to vehicles operating in the UAM Operating Environment (“UOE”). UATM will be a system of systems focused on improving the efficiency and safety of UAM operations. UATM systems will focus on existing and emerging operators of both the vehicles (fleet operators) and ground infrastructure (vertiport/heliport operators).

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

The CODM receives information related to the operating results based on the directly attributable cost by each R&D project. As the UAM Business was operated within the Embraer Corporate infrastructure, the indirect costs are not included in the information analyzed by the CODM. Assets information by segment is not presented to the CODM. The information provided to the CODM are as follows:

	Year Ended December 31,
Segments R&D expenses	2021	2020	2019
eVTOL	$(11,207,794)	$(7,583,456)	$(5,255,068)
UATM	(2,071,986)	(774,587)	(692,226)

Total segments expenses	(13,279,780)	(8,358,043)	(5,947,294)
Corporate/ Unallocated amounts
Selling, general and administrative	(2,509,859)	(1,233,876)	(1,739,815)

Loss from operations	(15,789,639)	(9,591,919)	(7,687,109)

Foreign currency gain/ (loss)	(77,147)	(34,023)	1,590

Loss before income taxes	$(15,866,786)	$(9,625,942)	$(7,685,519)

Recently adopted accounting pronouncements

The UAM Business is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (“the JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of standards the UAM Business elected to early adopt, when permissible, the UAM Business has elected to adopt new or revised accounting guidance within the same time period as private companies.

In August 2017, the FASB issued ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”), which changes the recognition and presentation requirements of hedge accounting. The ASU eliminates the requirement to separately measure and report hedge ineffectiveness and requires the presentation of all items that affect earnings in the same income statement line as the hedged item. In addition, the ASU permits hedging risk components of nonfinancial assets, provides more flexibility for hedging interest rate risk in cash flow hedges, and creates new accounting alternatives for measuring the change in the fair value of the hedged item in fair value hedges of interest rate risk. The ASU also includes additional disclosure requirements. Additionally, in April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and in November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, to provide further clarifications on certain aspects of ASU 2017-12 and to extend the nonpublic effective date of ASU 2017-12. The provisions of ASU 2017-12 (as amended) were adopted by the UAM Business for annual periods beginning on January 1, 2021, with early application permitted. The adoption of ASU 2017-12 did not have a material effect on the UAM Business’s combined financial statements.

In October 2018, the FASB issued ASU 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes (“ASU 2018-16”), which permits use of the OIS rate based on the SOFR as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to the currently allowable benchmark rates. For entities that have not already adopted ASU 2017-12, ASU 2018-16 is required to be

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

adopted concurrently with ASU 2017-12. The UAM Business has adopted ASU 2017-12 and ASU 2018-16 in its annual periods beginning on January 1, 2021. ASU 2017-12 has been applied prospectively to qualifying new or redesignated hedging relationships entered into on or after the adoption date. The adoption of ASU 2018-16 and ASU 2017-12 did not have a material effect on the UAM Business’s combined financial statements.

Recently issued accounting pronouncements not yet adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which removes certain exceptions for recognizing deferred taxes for investments, performing intra-period allocation and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. ASU 2019-12 is effective for the UAM Business’s annual periods beginning after December 15, 2021. Early adoption is permitted. The UAM Business is currently evaluating the effect the adoption of ASU 2019-12 will have on its combined financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Providing an optional expedients and exceptions for applying generally accepted accounting principles (GAAP) to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. The UAM Business has no contracts, hedging relationships, and other transactions that the LIBOR is applied as reference rate, thus no impact is expected in its combined financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which provides an exception to fair value measurement for contract assets and contract liabilities related to revenue contracts acquired in a business combination. The ASU requires an entity (acquirer) to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. The ASU is effective for the UAM Business for annual and interim periods in fiscal years beginning after December 15, 2023. Early adoption is permitted. The ASU is applied to business combinations occurring on or after the effective date.

4.	Related Party Transactions

Relationship with ERJ

The UAM Business has historically been managed, operated, and funded by ERJ. Accordingly, certain shared costs have been allocated to the UAM Business and reflected as expenses in the UAM Business’ stand-alone combined financial statements. The expenses reflected in the combined financial statements may not be indicative of expenses that will be incurred by the UAM Business in the future.

(a)	Corporate costs

ERJ incurs corporate costs for services provided to the UAM Business. These costs include expenses for information systems, accounting, other financial services (such as treasury, audit and purchasing), human resources, legal, and facilities.

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

A portion of these costs benefit the UAM Business and are allocated to the UAM Business using a pro-rata method based on R&D project related costs, headcount, or other measures that management believes are consistent and reasonable.

The allocated corporate costs included in the combined statement of operations were approximately $1,323,915, $1,167,432 and $1,710,595 for the years ended December 31, 2021, 2020 and 2019, respectively, and were included in general and administrative expenses for each of the years.

(b)	Cash Management and Financing

The UAM Business is responsible for managing its own cash which was originally composed by the $15 million of capital contribution made by ERJ in August 2021 upon the formation of the legal entity. In the event that additional funding is needed, ERJ will provide the required funding as described in Note 2.

(c)	Master Service Agreement and Shared Service Agreement

In connection with the transfer of the UAM Business to Eve, ERJ and Eve entered into a master service agreement (the “MSA”) and Shared Service Agreement (the “SSA”) on December 13, 2021. The MSA has established a fee to be charged by ERJ to Eve so that Eve may be provided with access to ERJ’s R&D and engineering department structure, as well as the ability to access to manufacturing facilities in the future. The SSA has established a cost overhead pool to be allocated, excluding any margin, to Eve so that Eve may be provided with access to certain of ERJ’s administrative services and facilities which are commonly used across the ERJ business such as engineering and testing facilities, as well as back-office shared service centers. During 2021, the UAM Business has incurred $1,109,345 in relation to the MSA and the SSA.

5.	Other Current Assets

The other current assets are comprised of the following items:

	As of December 31,
	2021	2020
Advances to employees	$17,063	$1,867
Director & Officers insurance(i)	2,582	2,243
Other current assets	1,495	—

Total	$21,140	$4,110

(i)	Refers to insurance for two officers allocated to the UAM Business.

6.	Capitalized software, net

Capitalized software, net is comprised of software licenses; the position and changes for the years ended December 31, 2021 and 2020 are as follows:

Capitalized software	Cost	Amortization(i)	Total
At December 31, 2019	26,699	(10,694)	16,005
Additions	16,494	(9,056)	7,438

At December 31, 2020	$43,193	$(19,750)	$23,443

Additions	784,241	(107,931)	676,310

At December 31, 2021	$827,434	$(127,681)	$699,753

(i)	The amortization effect is recorded in “General and administrative” in the combined statements of income.

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

For the existing Capitalized software, net balance as of December 31, 2021, Eve expects the amortization to be as follows:

	2022	2023	2024	2025	2026
Amortization	(147,473)	(147,890)	(138,795)	(126,319)	(122,472)

7.	Other Payables

The other payables are comprised of the following items:

	As of December 31,
	2021	2020
Accruals related to payroll(i)	$455,392	$172,795
Advances from customers	405,000	—
Long-term incentive	183,041	43,818
Social charges payable(ii)	163,384	17,688
Provision for profit sharing program	59,855	2,793
Advanced payments related to service arrangements	52,405	2,762

Total	$1,319,077	$239,856
Current portion	$616,156	$199,278
Non-current portion	$702,921	$40,578

(i)	Refers to accruals related personnel obligations recorded in the financial statements, including mainly vacation expenses and other minor expenses.
(ii)	Refers to social charges and taxes applicable in relation to personnel compensation.

8.	Derivative Financial Instruments

The UAM Business purchases financial instruments in order to protect its cash flows for employee salary costs denominated in BRL, against the risk of foreign currency fluctuations. The financial instrument used by the UAM Business is a zero-cost collar, which consists of the purchasing of a put option and the sale of a call option, contracted with the same counterparty and with a zero-net premium. The fair value of this instrument is determined by the observable market pricing model (through market information providers) and widely used by market participants to measure similar instruments. The UAM Business does not enter into derivative instruments for any purpose other than cash flow hedging. The UAM Business does not speculate using derivative instruments. The maximum length of time for which the UAM Business hedges its exposure to the variability in future cash flows is typically one year.

By using derivative financial instruments to hedge exposures to foreign currency fluctuations the UAM Business exposes itself to credit risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the UAM Business, which creates credit risk for the UAM Business. When the fair value of a derivative contract is negative, the UAM Business owes the counterparty and, therefore, the UAM Business is not exposed to the counterparty’s credit risk in those circumstances. The UAM Business minimizes counterparty credit risk in derivative instruments by entering into transactions with high-quality counterparties financial institutions rated as investment grade by risk rating agencies (Fitch, Moody’s and Standard and Poor’s). The derivative instruments entered into by the UAM Business do not contain credit-risk-related contingent features.

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

Management believes that it is prudent to limit the foreign currency fluctuations of exposures to BRL related to employees’ salary costs. To meet this objective, management purchases put options and sells call options with the same currency, counterparty and expiration date to manage fluctuations in its cash flows by creating a cap and a floor on the currency exchange rate fluctuation.

As of December 31, 2021, the UAM Business has the right, through the purchased put options, to sell US$1,745,687, the total notional outstanding, with an exercise price of R$5.2000 which is equivalent of R$9,077,572. Conversely, the UAM Business has the obligation if exercised, through the sold call options, to sell US$1,745,687 at the weighted average exercise price of R$6.1256 which is equivalent to R$10,693,380, thereby creating a floor for the notional amount of its hedged foreign currency limiting the foreign currency fluctuation. As of December 31, 2020, the UAM Business has the right, through the purchased put options, to sell US$487,702, the total notional outstanding, with an exercise price of R$3.7962 which is equivalent of R$1,851,414. Conversely, the UAM Business has the obligation if exercised, through the sold call options, to sell US$487,702 at the weighted average exercise price of R$4.3999 which is equivalent to R$2,145,840.Changes in the fair value of zero-cost collar designated as hedging instruments that effectively offset the variability of cash flows associated with foreign exchange rate fluctuation are reported in AOCI. These amounts subsequently are reclassified into the line item in our combined statement of income in which the hedged items are recorded in the same period the hedged items affect earnings.

As of December 31, 2021, US$32,226 of deferred losses on derivative instruments accumulated in other comprehensive loss (“OCI”) are expected to be reclassified to earnings during the next 12 months. Transactions and events expected to occur over the next twelve months that will necessitate reclassifying these derivatives’ results to earnings include the employee salary payments. There were no cash flow hedges discontinued during 2021, 2020 or 2019.

On December 31, 2021, the fair value of derivative financial instruments was recognized as a liability in the amount of US$32,226. On December 31, 2020, the fair value of derivative financial instruments was recognized as an asset in the amount of US$45,438.

The effect of derivative instruments on the combined statements of income for the years ended December 31, 2021, 2020 and 2019:

Derivatives in cash flow hedging relationships	Amount of gain (or loss) recognized in OCI on derivative (effective portion)	Location of gain (or loss) reclassified from AOCI into income (effective portion)	Amount of gain (or loss) reclassified from AOCI into income (effective portion)
2021:
Zero-cost collar	$(67,659)	General and administrative	$10,005
2020:
Zero-cost collar	$(10,750)	General and administrative	$(56,762)
2019:
Zero-cost collar	$(4,568)	General and administrative	$(3,994)

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

9.	Research and Development

The R&D expenses are comprised of the following items:

	Year Ended December 31,
	2021	2020	2019
Employees’ compensation	$7,278,999	$4,833,957	$3,083,337
Outsourced service	5,100,980	1,241,479	2,372,248
Test devices and mock-ups	524,062	2,049,390	14,598
Other expenses	265,243	193,250	292,688
Travel & entertainment	110,496	39,967	184,423

Total	$13,279,780	$8,358,043	$5,947,294

10.	General and Administrative

The general and administrative expenses are comprised of the following items:

	Year Ended December 31,
	2021	2020	2019
Employees’ compensation	$1,346,317	$783,023	$1,155,199
Other expenses	523,089	76,488	110,346
Outsourced service	504,108	287,584	235,024
Depreciation/amortization	107,138	14,058	23,004
Travel & entertainment	19,646	33,362	146,890
Short-term leasing arrangements	9,561	39,361	69,352

Total	$2,509,859	$1,233,876	$1,739,815

11.	Income Taxes

Loss before income taxes consisted of the following:

	Year Ended December 31,
	2021	2020	2019
United States	$(4,092,348)	$(1,742,747)	$(3,290,679)
Brazil	(11,774,438)	(7,883,195)	(4,394,840)

Total	$(15,866,786)	$(9,625,942)	$(7,685,519)

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

Income taxes consisted of the following:

	United States (21%)	State and local (5%)	Brazil (34%)	Total	Valuation allowance	Total
2021
Current	—	—	—	—	—	—
Deferred	$(871,006)	$(204,567)	$(3,929,123)	$(5,004,696)	$5,004,696	—
2020
Current	—	—	—	—	—	—
Deferred	$(374,301)	$(87,114)	$(2,680,556)	$(3,141,971)	$3,141,971	—
2019
Current	—	—	—	—	—	—
Deferred	$(734,239)	$(164,534)	$(1,483,969)	$(2,382,742)	$2,382,742	—

A reconciliation of the statutory U.S. federal tax rate and our effective tax rate is as follows:

	Year Ended December 31,
	2021	2020	2019
Statutory U.S. federal tax rate	21%	21%	21%
State and local taxes	5%	5%	5%
Reserves	0%	0%	1%

Valuation allowance	-26%	-26%	-27%

Effective tax rate	0%	0%	0%

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consisted of the following:

	December 31,
	2021	2020	2019
Deferred tax assets:
Net operating loss carryforwards(i)	12,555,225	7,615,613	4,477,240
Federal R&D Credit(ii)	351,985	340,162	331,741
Accrued benefits	63,153	9,892	14,715
Uncertain Tax Position—R&D Reserve	(70,397)	(68,032)	(66,349)

Total deferred tax assets	12,899,966	7,897,635	4,757,347

Less valuation allowance	(12,899,966)	(7,897,635)	(4,757,347)

Net deferred tax assets	—	—	—

(i)	Net operating losses carryforwards do not expire.
(ii)	These credits expire after 20 years after their initial recognition if the entity is not able to utilize them.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The UAM Business considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

assets are deductible, management believes it is not more likely than not that the UAM Business will realize the benefits of its deductible differences. The valuation allowance increased $5,002,331 during the year ended December 31, 2021 primarily due to an increase in the net operating losses.

The UAM Business has no history of tax audits on a standalone basis, nevertheless the UAM Business believes it has provided adequate reserves for all tax deficiencies or reductions in tax benefits that could result from federal, state and foreign tax audits. The UAM Business regularly assesses the likely outcomes of these audits in order to determine the appropriateness of the UAM Business’s tax provision. As a separate taxpayer under a separate return method, the UAM Business would be deemed to file a US federal, US state, and Brazil federal tax returns. Pursuant to these hypothetical filings, uncertain tax benefits are recorded based on largest amount of tax benefit with a greater than 50 percent probability of being realized upon ultimate settlement with the applicable taxing authority, assuming the taxing authority has full knowledge of all relevant information. The UAM Business’s operating results and related tax positions are a component of either a legal entity and/or a larger group of entities that file tax returns. The UAM Business is not considered to be the primary obligor for uncertain tax benefits taken. Therefore, unrecognized tax benefits for uncertain tax positions taken for the years ended December 31, 2021, 2020 and 2019 are reflected in the provision but are deemed to have been assumed by ERJ and not reflected in the UAM Business’s ending balance sheets for the periods reported. The UAM Business has no unrecognized tax benefits as of December 31, 2021 and 2020. The UAM Business will recognize interest and penalties, if any, related to uncertain tax positions in income tax expenses. As of December 31, 2021, 2020 and 2019 no interest or penalties have been accrued due to uncertain tax positions.

The net operating losses for 2021, 2020 and 2019 were generated mainly due to expenditures with R&D projects of the UAM Business and administrative expenses to support the R&D process. Under a separate tax return methodology, the $40,150,911 of net operating losses are deemed “hypothetical” losses of the UAM Business for purposes of these financial statements. This amount is comprised of $13,688,062 in the US (for Federal and State taxes) and $ 26,462,849 in Brazil.

12.	Accumulated other comprehensive income (loss)

The accumulated balances for cash flow hedges in accumulated other comprehensive income/(loss) are as follows:

Cash flow hedges
Balance as of December 31, 2018	$—
Other comprehensive loss before reclassifications	(4,568)
Amount reclassified from AOCI	3,994

Net accumulated other comprehensive loss for 2019	$(574)

Balance as of December 31, 2019	$(574)
Other comprehensive loss before reclassifications	(10,750)
Amount reclassified from AOCI	56,762

Net accumulated other comprehensive income for 2020	$46,012

Balance as of December 31, 2020	$45,438
Other comprehensive loss before reclassifications	$(67,659)
Amount reclassified from AOCI	(10,005)

Net accumulated other comprehensive loss for 2021	(77,664)

Balance as of December 31, 2021	$(32,226)

The UAM Business of Embraer S.A.

Notes to Combined Financial Statements—(Continued)

(in US Dollars)

The comprehensive income/(loss) amounts do not have deferred taxes effects because the values do not generate a difference in assets and liabilities for financial statement purposes and tax purposes.

13.	Subsequent Events

The UAM Business considers events or transactions that have occurred after the balance sheet date of December 31, 2021, but prior to the issuance of the combined financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional recognition or disclosure. The UAM Business evaluated subsequent events and transactions that occurred after the balance sheet date through March 18, 2022, which is the date the combined financial statements were issued. The UAM Business did not identify any subsequent events that would have required adjustment or disclosure in the combined financial statements in accordance with ASC 855—Subsequent events.

ANNEX A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

ZANITE ACQUISITION CORP.,

EVE UAM, LLC,

EMBRAER AIRCRAFT HOLDING, INC.

and

EMBRAER S.A.

dated as of December 21, 2021

A-i

(continued)

A-ii

(continued)

A-iii

Page
Section 10.11.	Company and Zanite Disclosure Letters	A-76
Section 10.12.	Entire Agreement	A-76
Section 10.13.	Amendments	A-76
Section 10.14.	Publicity	A-77
Section 10.15.	Severability	A-77
Section 10.16.	Jurisdiction; Waiver of Jury Trial	A-77
Section 10.17.	Enforcement	A-77
Section 10.18.	Conflicts and Privilege	A-77

Annexes

Annex A	Knowledge of Embraer
Annex B	Knowledge of Zanite
Annex C	Embraer Competitors
Annex D	Shared Transaction Expenses

Exhibits

Exhibit A-1	Form of Zanite Certificate of Incorporation
Exhibit A-2	Form of Zanite Bylaws
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Stockholders Agreement
Exhibit D-1	Form of Embraer Master Agreement
Exhibit D-2	Form of Atech Master Agreement
Exhibit D-3	Form of Brazilian Subsidiary Master Agreement
Exhibit E	Form of Shared Services Agreement
Exhibit F	Form of Data Access Agreement
Exhibit G	Form of Zanite Equity Plan
Exhibit H	Form of Indemnification Agreement
Exhibit I	Form of Tax Receivable Agreement

(continued)

A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of December 21, 2021 (this “Agreement”), is made and entered into by and among Zanite Acquisition Corp., a Delaware corporation (“Zanite”), EVE UAM, LLC, a Delaware limited liability company (the “Company”), Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), and Embraer Aircraft Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Embraer (“EAH”). Zanite, the Company, Embraer and EAH are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Zanite is a blank check company established under the laws of the State of Delaware and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Embraer is undertaking development activities in furtherance of, among other businesses, the UAM Business (as defined below);

WHEREAS, (a) the Company is an indirect wholly owned subsidiary of Embraer that was formed for purposes of conducting the UAM Business and (b) EAH is a direct wholly owned subsidiary of Embraer;

WHEREAS, on December 10, 2021, Embraer, EAH and the Company entered into that certain contribution agreement (with such changes as may be mutually agreed in writing by Zanite and the parties thereto, the “Contribution Agreement”), providing for (i) the transfer of certain assets and liabilities related to the UAM Business by Embraer or one of its Subsidiaries (other than the Company and EVE Soluções de Mobilidade Aérea Urbana Ltda., a Brazilian limited liability company (sociedade limitada) and a direct wholly owned subsidiary of the Company (the “Brazilian Subsidiary”)) to the Company or the Brazilian Subsidiary in exchange for the issuance of such number of Company Units to Embraer as set forth therein and (ii) the transfer of the Transferred Company Units to EAH in exchange for the issuance of such number of shares of common stock and shares of non-voting preferred stock of EAH as set forth in the Contribution Agreement;

WHEREAS, in a series of related transactions, Embraer (a) pursuant to the terms of the Contribution Agreement, (i) has transferred certain assets and liabilities relating to the UAM Business to the Company or to the Brazilian Subsidiary, in exchange for the issuance of a number of Company Units as specified in the Contribution Agreement to Embraer (such issued Company Units, together with the Company Units that Embraer owns immediately prior to such issuance, the “Transferred Company Units,” and the Transferred Company Units representing 100% of the issued and outstanding equity interests of the Company upon such issuance and at the time of the transfer described in the immediately subsequent clause (ii)), and (ii) then transferred the Transferred Company Units to EAH in exchange for the issuance of such number of shares of common stock and shares of non-voting preferred stock of EAH as set forth in the Contribution Agreement, and (b) subject to the terms and conditions set forth in a certain preferred stock sale agreement, dated December 9, 2021, with KPI Jet, LLC, a Delaware limited liability company (the “Unaffiliated Investor”), has sold and transferred to the Unaffiliated Investor such non-voting preferred stock on or prior to the Closing Date (the “Preferred Stock Sale”);

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, on December 14, 2021, (a) the Company and Embraer entered into a Master Services Agreement in the form attached hereto as Exhibit D-1 (the “Embraer Master Agreement”), (b) the Company and Atech entered into a Master Services Agreement in the form attached hereto as Exhibit D-2 (with such changes as may be mutually agreed in writing by Zanite and Embraer, the “Atech Master Agreement”), (c) the Company and the Brazilian Subsidiary entered into a Services Agreement in the form attached hereto as Exhibit D-3 (with such changes as may be mutually agreed in writing by Zanite and Embraer, the “Brazilian Subsidiary Master Agreement”), (d) the

Company, the Brazilian Subsidiary, EAH and Embraer entered into a Shared Services Agreement in the form attached hereto as Exhibit E (with such changes as may be mutually agreed in writing by Zanite and Embraer, the “Shared Services Agreement”), and (e) the Company, Embraer and the Brazilian Subsidiary entered into a Database Limited Access Agreement in the form attached hereto as Exhibit F (with such changes as may be mutually agreed in writing by Zanite and Embraer, the “Data Access Agreement”).

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties desire to effect a business combination transaction whereby EAH, as the sole beneficial and record holder of all of the Transferred Company Units (being all of the issued and outstanding equity interests of the Company at such time), will contribute and transfer to Zanite, and Zanite will receive from EAH, all of the Transferred Company Units, as consideration and in exchange for the issuance and transfer by Zanite to EAH of 220,000,000 shares of Zanite Common Stock at the Closing (the “Equity Exchange”);

WHEREAS, immediately prior to the Closing, each of the then issued and outstanding shares of Zanite Class B Common Stock (as defined below) shall automatically convert, in accordance with Zanite’s then in effect certificate of incorporation, into one share of Zanite Class A Common Stock (as defined below);

WHEREAS, the Brazilian Subsidiary has entered into letters of intent with each of Azorra Aviation Holdings, LLC, BAE Systems plc, Falko Regional Aircraft Limited, Falko eVTOL LLC, Republic Airways Inc., Rolls-Royce plc, Strong Fundo de Investimento em Cotas de Fundos de Investimento Multimercado and SkyWest Leasing, Inc. (collectively, the “Strategic Investors”), pursuant to which, among other things, the Brazilian Subsidiary agreed to cause Zanite to issue and transfer to the Strategic Investors warrants to acquire up to 31,150,000 shares of common stock of Zanite, in the aggregate, subject to the terms and conditions set forth therein (such warrants, collectively, the “New Warrants”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, (a) Zanite entered into warrant agreements with each of the Strategic Investors pursuant to which, among other things, Zanite agreed to issue, and each Strategic Investor agreed to receive, the New Warrants, subject to the terms and conditions of each such warrant agreement and (b) Zanite entered into lock-up agreements with each of the Strategic Investors, pursuant to which, among other things, each Strategic Investor agreed to certain restrictions with respect to the transfer of certain New Warrants and certain shares of common stock of Zanite issued upon exercise of such New Warrants, subject to the terms and conditions of each such lock-up agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Equity Exchange, Zanite entered into subscription agreements, dated on or around the date hereof (as amended or modified from time to time, the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to subscribe for and purchase newly issued shares of Zanite Class A Common Stock for an aggregate purchase price of at least $305,000,000, such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, for U.S. federal income tax purposes, (a) the transfer of the Transferred Company Units to EAH is intended to be integrated with the Preferred Stock Sale and (b) accordingly, the transfer of the Transferred Company Units to EAH is intended to be treated as a taxable disposition described in Section 1001 of the Code;

WHEREAS, as a result of the transactions contemplated hereby, Zanite is expected to become entitled to certain tax attributes, and Zanite and EAH intend to enter into a tax sharing agreement providing certain compensation to EAH for those attributes (the “Tax Receivable Agreement”), in the form attached hereto as Exhibit I (with such changes as may be mutually agreed in writing by Zanite and Embraer);

WHEREAS, (a) each of the Boards of Directors or Board of Managers, as applicable, of Embraer, EAH and the Company has (i) approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) declared it advisable for Embraer, EAH and the Company, as applicable, to enter into this Agreement and the other documents contemplated hereby and (iii) approved the execution and delivery of this Agreement and the documents contemplated hereby; and (b) each of the Boards of Directors or Board of Managers, as applicable, of EAH and the Company has recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the sole member of the Company and the sole stockholder of EAH;

WHEREAS, the Zanite Board has (a) determined that it is advisable for Zanite to enter into this Agreement and the documents contemplated hereby, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby and (c) recommended the approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Zanite Stockholders;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor and certain other parties thereto have executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, including the Amended and Restated Zanite Organizational Documents (as defined below);

WHEREAS, Zanite, Sponsor and certain other parties thereto entered into that certain Registration Rights Agreement, dated as of November 16, 2020 (the “Original RRA”), and that certain letter agreement, dated as of November 16, 2020 (the “Insider Letter”);

WHEREAS, at the Closing, the Sponsor, Zanite, EAH and certain other parties thereto shall enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit B (with such changes as may be mutually agreed in writing by Zanite and Embraer), which shall be effective as of the Closing; and in connection with the execution of the Registration Rights Agreement, the parties to the Original RRA and Insider Letter desire to amend and restate the Original RRA with the Registration Rights Agreement, replace certain of the lock-up provisions contained in Section 7 of the Insider Letter with the lock-up provisions contained in the Registration Rights Agreement and impose certain lock-up provisions on Embraer;

WHEREAS, at the Closing, Zanite, EAH and the Sponsor shall enter into a Stockholders Agreement in the form attached hereto as Exhibit C (the “Stockholders Agreement”), which shall be effective as of the Closing; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Zanite, Embraer, EAH and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation or investigation by or before any Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 6.5.

“Additional Subscription Agreement” means a subscription agreement in respect of the purchase or sale of Zanite Class A Common Stock, warrants or other securities in accordance with Section 7.19.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 9.1(e).

“Alternative Proposal” means, with respect to the UAM Business, the Company or the Brazilian Subsidiary, other than the Transactions and other than the acquisition or disposition by the Company or the Brazilian Subsidiary of equipment or other tangible personal property in the ordinary course of business, any offer, proposal, inquiry or indication of interest (in each case, whether written or oral, binding or nonbinding) relating to, in a single transaction or series of related transactions: (a) any acquisition or purchase, direct or indirect, of (i) (A) the UAM Business or the Transferred Assets or any portion thereof or (B) any portion of the business of the Company and its Subsidiaries, in each case of clauses (A) and (B), that comprises 10% or more of the Company’s and its Subsidiaries’ combined net revenues or net income, (ii) 10% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the board of directors of the Company), or (iii) 10% or more of any class of equity or voting securities of (X) the Company or (Y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company, (ii) the Brazilian Subsidiary holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of the Company and its Subsidiaries or (iii) the UAM Business.

“Amended and Restated Zanite Organizational Documents” has the meaning specified in Section 2.4(b).

“Ancillary Agreements” means (a) the Sponsor Support Agreement, (b) the Confidentiality Agreement, (c) the Registration Rights Agreement, (d) the Master Agreements, (e) the Data Access Agreement, (f) the Stockholders Agreement, (g) the Contribution Agreement, (h) the Tax Receivable Agreement and (i) each other agreement, document, instrument and certificate entered into in connection herewith or therewith and any and all exhibits and schedules hereto or thereto.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, the Anti-Corruption Law of Brazil (Law No. 12,846/2013), the Brazilian Anti-corruption Regulatory Decree (Decree No. 8,420/2015), the Brazilian Conflict of Interest Law (Brazilian Federal Law No. 12,813/2013), the Brazilian Law of Administrative Improbity (Brazilian Federal Law No. 8,429/1992) and the Brazilian Public Procurement Law (Brazilian Federal Law No. 8,666/1993)).

“Approved Stock Exchange” means the New York Stock Exchange or such other national securities exchange that may be agreed upon in writing by Zanite and Embraer.

“Atech” means Atech – Negócios em Tecnologias S.A., a Brazilian corporation (sociedade anônima) and an indirect wholly owned subsidiary of Embraer.

“Atech Master Agreement” has the meaning specified in the Recitals hereto.

“Available Zanite Cash” has the meaning specified in Section 8.3(c).

“Aviation Administrations” means the Federal Aviation Administration of the United States of America, the European Union Aviation Safety Agency or the National Civil Aviation Agency of Brazil, or any successor thereto.

“BCA Proposal” has the meaning specified in Section 7.2(b)(ii).

“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, practice, program, agreement or other arrangement (including, in each case, with respect to any employment, consulting, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, stock option, stock purchase, stock appreciation rights, equity or equity-based compensation, severance, termination, retention, retirement, supplemental retirement, profit-sharing, change in control, vacation, sick, insurance, medical, welfare, fringe or similar plan, policy, practice, program, agreement or other arrangement) providing compensation or other benefits to any current or former director, officer, worker, employee or individual independent contractor, in each case, whether or not (i) subject to the Laws of the United States (including any Non-U.S. Benefit Plan), (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required to be maintained under applicable law or any Governmental Authority.

“Board Election Proposal” has the meaning specified in Section 7.2(b)(ii).

“Brazil” means the Federative Republic of Brazil.

“Brazilian Subsidiary” has the meaning specified in the Recitals hereto.

“Brazilian Subsidiary Master Agreement” has the meaning specified in the Recitals hereto.

“Business Combination” has the meaning specified in Article II of Zanite’s amended and restated certificate of incorporation as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or nonbinding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions) relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York; Cleveland, Ohio; or São Paulo, Brazil, are authorized or required by Law to close.

“Change in Recommendation” has the meaning specified in Section 7.2(b)(ii).

“Class I Directors” has the meaning specified in Section 7.8(c)(i).

“Class II Directors” has the meaning specified in Section 7.8(c)(ii).

“Class III Directors” has the meaning specified in Section 7.8(c)(iii).

“Closing” has the meaning specified in Section 2.2(a).

“Closing Date” has the meaning specified in Section 2.2(a).

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or labor organization, in each case to which the Company is party or by which it is bound.

“Committed PIPE Investment Amount” has the meaning specified in Section 4.14(e).

“Company” has the meaning specified in the Preamble hereto.

“Company Disclosure Letter” has the meaning specified in the introduction to Article III.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 3.1 (Organization), the first, second and third sentences of Section 3.2 (Subsidiaries), Section 3.3 (Due Authorization), Section 3.6 (Capitalization of the Company) and Section 3.24 (Brokers’ Fees).

“Company Marks” has the meaning specified in Section 5.6.

“Company Transaction Expenses” means, as of any determination date, the aggregate amount of out-of-pocket fees, costs, expenses, commissions or other amounts incurred by or on behalf of, and that are paid or payable by, Embraer or any of its Subsidiaries (including the Company) (whether or not billed or accrued for) as a result of or in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the consummation of the Transactions (including due diligence) or Embraer’s or any of its Subsidiaries’ (including the Company’s) pursuit of the Transactions, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including all attorneys’ fees, costs and expenses paid or reimbursed by Embraer or any of its Subsidiaries on behalf of any UAM Business Employee in connection with the negotiation of employment agreements with any such UAM Business Employee; (b) any other reasonable and documented fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including the Pre-Closing Restructuring; (c) change-in-control payments, transaction bonuses, severance, retention payments or similar compensatory payments payable by Embraer or any of its Subsidiaries (including the Company) to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer or director of Embraer or any of its Subsidiaries (including the Company) as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom; (d) any and all filing fees payable by Embraer or any of its Subsidiaries (including the Company) to the Governmental Authorities in connection with the Transactions; and (e) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by Embraer or any of its Subsidiaries (including the Company) to any Affiliate of Embraer or any of its Subsidiaries (including the Company) in connection with the consummation of the Transactions; provided that “Company Transaction Expenses” shall not include any Brazilian withholding, capital gains, or similar Taxes of, or imposed on, Embraer or any of its Subsidiaries (other than Zanite and its Subsidiaries) in connection with the consummation of the Transactions.

“Company Units” means the limited liability company interests of the Company designated as “Common Units” and having the rights and obligations specified with respect to Common Units in the Company’s Organizational Documents.

“Confidentiality Agreement” means the Nondisclosure Letter, dated as of December 11, 2020, by and among Zanite, Embraer and Embraer Aerospace Technology, Inc. (formerly known as EVE Urban Air Mobility Solutions, Inc.), as assigned by Embraer Aerospace Technology, Inc. to the Company pursuant to that Assignment and Assumption Agreement, dated as of September 10, 2021, by and among Embraer, Embraer Aerospace Technology, Inc. and the Company.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Contribution Agreement” has the meaning specified in the Recitals hereto.

“Copyleft Terms” has the meaning specified in Section 3.16(h).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down (including, the shutdown of air transport and cargo routes, shut down of foodservice or certain business activities), closure (including business and border closures), sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any applicable Governmental Authority, in each case, in connection with or in response to COVID-19.

“Data Access Agreement” has the meaning specified in the Recitals hereto.

“D&O Indemnified Parties” has the meaning specified in Section 7.9(a).

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or Zanite Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“EAH” has the meaning specified in the Preamble hereto.

“Effective Time” has the meaning specified in Section 2.2(a).

“Embraer” has the meaning specified in the Preamble hereto.

“Embraer Competitors” mean the Persons set forth in Annex D hereof and any Affiliates thereof, and any successors to any of the foregoing. For purposes of clarity, if any of the foregoing Persons acts directly or indirectly through an Affiliate of such Person, such Affiliate shall also be deemed an Embraer Competitor for such purpose.

“Embraer Cure Period” has the meaning specified in Section 9.1(f).

“Embraer Group” has the meaning specified in Section 10.18(b).

“Embraer Independent Nominee” has the meaning specified in Section 7.8(a)(ii).

“Embraer Master Agreement” has the meaning specified in the Recitals hereto.

“Embraer Nominees” has the meaning specified in Section 7.8(a)(ii).

“Embraer PIPE Investor” means a PIPE Investor that is Embraer, EAH and/or an Affiliate of Embraer to whom the applicable Subscription Agreement with Embraer and/or EAH is totally or partially assigned in accordance with its terms after the date of this Agreement.

“Embraer Restricted Business” has the meaning specified in Section 7.14(a)(i).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Exchange” has the meaning specified in the Recitals hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Events” has the meaning specified in the definition of “UAM Material Adverse Effect.”

“eVTOL” means a passenger or cargo aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 200 nautical miles (370.4 kilometers).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Approvals” has the meaning specified in Section 3.21(a).

“Fraud” means, with respect to a Party to this Agreement, the actual and intentional common law fraud with respect to the making by such Party of the representations and warranties pursuant to Article III or Article IV (as applicable); provided that (and without limiting any of the other elements for establishing such common law fraud, including, without limitation, reasonable or justifiable reliance by the other Party on such representations and warranties) such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals included on Annex A (in the case of Embraer, EAH or the Company) or Annex B (in the case of Zanite) had actual knowledge after reasonable inquiry of the employees that report directly to such individuals (without limiting the foregoing, as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of Embraer, EAH or the Company, Article III as qualified by the Company Disclosure Letter, or, in the case of Zanite, Article IV as qualified by the Zanite Disclosure Letter, were actually breached when made, with the express intention that the other applicable Parties to this Agreement rely thereon to its detriment.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

“Governmental Order” means any order, judgment, injunction, temporary restraining order, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons and (g) other substance, material or waste, in each case, that are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Identified Taxes” has the meaning set forth on Section 1.1(c) of the Company Disclosure Letter.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium or other penalties and any fees, costs, and expenses thereunder due upon repayment thereof), in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, mortgages or other debt instruments or debt securities, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property, equipment and services that have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed or secured by a Lien (other than a Permitted Lien) directly or indirectly, jointly or severally.

“Insider Letter” has the meaning specified in the Recitals hereto.

“Insurance Policies” has the meaning specified in Section 3.25(a)

“Intellectual Property” means any and all right, title and interest in and to intellectual property or industrial property of any kind and nature throughout the world, including U.S. and foreign rights in, to or under the following: (i) patents, patent applications, inventions, invention disclosures and all related patent rights, including provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof and foreign counterparts of the foregoing; (ii) trademarks, logos, service marks, trade dress, trade names, certification marks, slogans, internet domain names, and other similar identifiers or designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (iii) copyrights, design rights, database rights, mask works, works of authorship, and copyrightable subject matter and moral or equivalent rights; (iv) rights in Software, as well as in and to any and all (a) testing, validation, verification and quality assurance materials, (b) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, schematics, flowcharts and other work product used to design, plan, organize and develop any of the foregoing and (d) documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (v) trade secrets and all other confidential or proprietary information, know-how, technology, inventions, designs, processes, formulae, models and methodologies (collectively, “Trade Secrets”); (vi) rights of publicity and privacy and in social media usernames, identifiers and accounts; (vii) other intellectual property rights and other similar proprietary rights and industrial rights, in any jurisdiction, whether registered or unregistered, including foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world; (viii) all applications and registrations, and any renewals, extensions and reversions, of or for any of the foregoing; (ix) all rights to prosecute, sue, enforce, or recover or retain damages, costs or attorneys’ fees with respect to the past, present and future infringement, misappropriation, dilution, unauthorized use or disclosure, or other violation of any of the foregoing and all rights of renewal with respect thereto; and (x) all other rights, privileges and protections of any kind whatsoever accruing under any of the foregoing provided by any applicable Law, treaty or other international convention throughout the world, including all right to all royalties, fees, income, damages, payments and other proceeds now or hereafter due or payable with respect thereto.

“Intended Tax Treatment” has the meaning specified in Section 2.6.

“Interim Period” has the meaning specified in Section 5.1(a).

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export or transfer of software, information, data, goods and technology, including, but not limited to, the Export Administration Regulations (codified at 15 CFR Parts 730-744); any Laws under the authority of or administered by the United States Department of Commerce’s Bureau of Industry and Security (codified at 15 CFR Parts 700-799); the International Traffic in Arms Regulations (codified at 22 CFR 120 et seq.); Laws under the authority of or administered by the United States Department of State’s Directorate of Defense Trade Controls (codified at 22 CFR, Parts 103, 120-130); customs and import Laws administered by United States Customs and Border Protection (codified at 19 CFR, Parts 1-199); the Arms Export Control Act (codified at 22 USC 2278 et seq.); Laws under the authority of or administered by the United States Department of the Treasury’s Office of Foreign Asset Controls (codified at 31 CFR, Parts 500-599); any other export or import controls administered by any agency of the United States government; the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury; and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Intervening Event” means an event that materially and adversely affects the business, assets, results of operations or financial condition of the UAM Business, taken as a whole, and that was not known and was not reasonably foreseeable to Zanite as of the date hereof (or the consequences of which were not reasonably foreseeable to Zanite as of the date hereof), and that becomes known to Zanite after the date of this Agreement, but specifically excluding (and none of the following shall specifically be taken into account in determining whether or not such an event has occurred), in each case, any Event that relates to or is reasonably likely to give rise to or result in any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (other than the Business Combination effectuated by this Agreement); provided, however, that no event, change, effect, development, state of facts, circumstance, condition or occurrence that would fall within clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) or (x) to the definition of “UAM Material Adverse Effect” (other than as contemplated by (A) the language in parenthesis in clause (v), (B) the proviso in clause (viii) and (C) the final proviso, in each case, in the definition of UAM Material Adverse Effect) shall be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event.

“Intervening Event Notice” has the meaning specified in Section 7.2(b)(ii).

“Intervening Event Notice Period” has the meaning specified in Section 7.2(b)(ii).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“IT Systems” means any and all technology devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines and all other information or operational technology, telecommunications or data processing assets, facilities, systems services or equipment.

“JOBS Act” has the meaning specified in Section 4.7(a).

“Joint Nominee” has the meaning specified in Section 7.8(a)(iii).

“Knowledge of Embraer” means the actual knowledge, following reasonable inquiry by such individual of the employees that report directly to such individual, of the individuals identified on Annex A.

“Knowledge of Zanite” means the actual knowledge, following reasonable inquiry by such individual of the employees that report directly to such individual, of the individuals identified on Annex B.

“Labor Organization” has the meaning specified in Section 3.13(a).

“Law” means any statute, act, law, constitution, treaty, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all real property leased, licensed or subleased by the Company or the Brazilian Subsidiary as of the date hereof or upon consummation of the Pre-Closing Restructuring.

“Legal Proceedings” has the meaning specified in Section 3.9.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, rights of first refusal, rights of first offer, easements, covenants, rights-of-way, rights of priority, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Master Agreements” means the Embraer Master Agreement, the Atech Master Agreement, the Brazilian Subsidiary Master Agreement and the Shared Services Agreement.

“Multiemployer Plan” has the meaning specified in Section 3.12(d).

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“New Warrants” has the meaning specified in the Recitals hereto.

“Non-U.S. Benefit Plan” means any Benefit Plan that is maintained outside of the United States primarily for the benefit of any current or former director, officer, worker, employee or individual independent contractor working outside of the United States.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. Open Source Licenses include licenses with Copyleft Terms.

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or that govern(s) its internal affairs. For example, the “Organizational Documents” of a corporation are its certificate of incorporation and bylaws, the “Organizational Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Organizational Documents” of a limited liability company are its operating agreement and certificate of formation and the “Organizational Documents” of an exempted company are its memorandum and articles of association.

“Organizational Documents Proposal” has the meaning specified in Section 7.2(b)(ii).

“Original RRA” has the meaning specified in the Recitals hereto.

“Out-Of-Scope Businesses” means any of the following applications or uses whether or not in connection with eVTOL: crop dusting, defense or security businesses.

“Party” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning specified in Section 5.3.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances of record that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any Lien on the lessor’s interest therein and statutory landlord liens securing payments not yet due, and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) licenses of Intellectual Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (x) Liens arising in the ordinary course that do not, individually or in the aggregate, materially and adversely impair the present use, occupancy or value of the Transferred Assets or the assets of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any political subdivision, agency or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of any Zanite Class A Common Stock, warrants or other securities pursuant to the Subscription Agreements and any Additional Subscription Agreements.

“PIPE Investment Amount” means the aggregate proceeds received by Zanite for the shares issued in the PIPE Investment prior to or substantially concurrently with Closing.

“PIPE Investors” has the meaning specified in the Recitals hereto and shall include, for the avoidance of doubt, investors that are party to any Additional Subscription Agreements.

“Pre-Closing Restructuring” has the meaning specified in Section 7.3.

“Pre-Closing Tax Period” shall mean all taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Preferred Stock Sale” has the meaning specified in the Recitals.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 3.17(a).

“Proxy Statement” has the meaning specified in Section 7.2(a)(i).

“Real Property Leases” has the meaning specified in Section 3.15(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Regulatory Filings” has the meaning specified in Section 7.1(a).

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective professional advisors, directors, officers, members, managers, stockholders, partners, employees, agents and authorized representatives.

“Required Zanite Stockholder Approval” means the approval of the BCA Proposal, the Organizational Documents Proposal, the Share Issuance Proposal and the Board Election Proposal by the affirmative vote of holders of the requisite number of outstanding shares of Zanite Common Stock entitled to vote on such matter, in accordance with Zanite’s Organizational Documents and applicable Law.

“Restricted Businesses” has the meaning specified in Section 7.14(b)(i).

“Restricted Period” has the meaning specified in Section 7.14(a).

“Sanctioned Country” means at any time, a country or territory that is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person who is the target of any sanctions administered or enforced by the (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce’s Bureau of Industry and Security or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union or any European Union member state; (ii) any Person located, organized or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States, including the Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce’s Bureau of Industry and Security, and the United States Department of State, (ii) the European Union or any European Union member state, (iii) the United Nations Security Council, (iv) Her Majesty’s Treasury of the United Kingdom or (v) any other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share Issuance Proposal” has the meaning specified in Section 7.2(b)(ii).

“Shared Services Agreement” has the meaning specified in the Recitals hereto.

“Skadden” has the meaning specified in Section 10.18(b).

“Skadden Privileged Communications” has the meaning specified in Section 10.18(b).

“Software” shall mean any and all computer programs, applications, middleware, firmware, microcode and other software, including operating systems, algorithms, heuristics, models and methodologies, compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms and higher-level or “proprietary” languages, in each case, whether in source code, object code or other form or format, including code, libraries, subroutines and other components thereof, all documentation relating thereto.

“Sponsor” means Zanite Sponsor LLC, a Delaware limited liability company.

“Sponsor Nominee” has the meaning specified in Section 7.8(a)(i).

“Sponsor PIPE Investor” means a PIPE Investor that is the Sponsor and/or an Affiliate of the Sponsor to whom the Sponsor’s Subscription Agreement is totally or partially assigned in accordance with its terms after the date of this Agreement.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Zanite, Embraer, EAH and certain other parties thereto, as amended or modified from time to time.

“Stockholders Agreement” has the meaning specified in the Recitals hereto.

“Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Strategic Investors” has the meaning specified in the Recitals hereto.

“Subscription Agreements” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Proceeding” means any audit, examination, contest, litigation or other Legal Proceeding with or against any Governmental Authority relating to Taxes.

“Tax Receivable Agreement” has the meaning specified in the Recitals hereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty or addition thereto, and shall include any liability for such amounts as a result of (A) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group or (B) a contractual obligation to indemnify any Person (other than any commercial agreement the principal purpose of which is not Taxes).

“Terminating Embraer Breach” has the meaning specified in Section 9.1(f).

“Terminating Zanite Breach” has the meaning specified in Section 9.1(g).

“Title IV Plan” has the meaning specified in Section 3.12(d).

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property.”

“Trademarks” has the meaning specified in the definition of “Intellectual Property.”

“Transaction Proposals” has the meaning specified in Section 7.2(b)(ii).

“Transactions” means, collectively, the Pre-Closing Restructuring, the PIPE Investment, the Equity Exchange, the Preferred Stock Sale and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning specified in Section 7.5(a).

“Transferred Assets” means the assets and properties related to the UAM Business to be transferred by Embraer or one of its Subsidiaries (other than the Company and the Brazilian Subsidiary) to the Company or one of its Subsidiaries pursuant to the Contribution Agreement, which assets and properties are set forth on Section 1.1(a) of the Company Disclosure Letter.

“Transferred Company Units” has the meaning specified in the Recitals hereto.

“Transferring UAM Benefit Plan” means UAM Benefit Plans that, as of the Closing Date, will be sponsored by the Company or any of its Subsidiaries and that are designated as such on Section 3.12(a) of the Company Disclosure Letter.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 10.1.

“Trust Agreement” has the meaning specified in Section 4.9.

“Trustee” has the meaning specified in Section 4.9.

“UAM” means a system for commercial or non-commercial passenger or cargo air travel or transportation services, in each case, that involves an eVTOL vehicle and onboard/ground-piloted or autonomous piloting or operations.

“UAM Benefit Plan” means a Benefit Plan (a) that is sponsored, maintained or contributed to, or is required to be contributed to, by Embraer or any of its Subsidiaries (including the Company) for the benefit of any UAM Business Employee or his or her dependents or beneficiaries or (b) with respect to which the Company has or would reasonably be expected to have any liabilities and obligations.

“UAM Business” means all activities by or on behalf of Embraer or its Subsidiaries (or, upon the Closing, the Company or the Brazilian Subsidiary) related to the research, design, development, testing, engineering, licensing, certification, manufacturing, procurement, assembling, packaging, sales support and after-sales support of, marketing, promotion, advertising, qualification, distribution, importation, fulfillment, offering, sale, deployment delivery, provision, exploitation, configuration, installation, integration, analysis, support, maintenance, repair, service and other commercialization of or provision of services with respect to eVTOL and related products and services and the UATM for the UAM market, in each case, excluding the Out-Of-Scope Businesses.

“UAM Business Employee” means an employee of the Company or any of its Subsidiaries immediately following the Pre-Closing Restructuring. Such individuals are set forth on Section 1.1(b) of the Company Disclosure Letter, which such Section of the Company Disclosure Letter shall be updated by Embraer as necessary prior to the Effective Time to reflect ordinary course changes in employment (including hires to fill open positions) to the extent permitted pursuant Section 5.1(a) to of this Agreement.

“UAM Business IT Systems” shall mean all IT Systems owned, leased, outsourced or licensed by Embraer or one of its Subsidiaries to process, store, maintain, back up or operate data, information and functions that are primarily used (or primarily held for use) in connection with or primarily related to the UAM Business.

“UAM Business Licensed IP” means any and all Intellectual Property owned by a third Person that is primarily used or practiced (or primarily held for use or practice) in or otherwise primarily relating to the UAM Business that is licensed to Embraer or one of its Subsidiaries pursuant to a written Contract that will be transferred to (and assumed by) the Company or the Brazilian Subsidiary pursuant to the Contribution Agreement.

“UAM Business Owned IP” means, collectively, any and all rights, title and interest in or to all Intellectual Property to the extent owned by Embraer or one of its controlled Affiliates that is primarily used or practiced (or primarily held for use or practice) in or otherwise primarily relating to the UAM Business as of the date of this Agreement or the execution date of the Contribution Agreement and that is set forth on Section 1.1(a) of the Company Disclosure Letter.

“UAM Financial Statements” means the unaudited carve-out balance sheet of the UAM Business as of December 31, 2020 and 2019, and related income statements, statements of comprehensive income, changes in stockholders’ equity and statements of cash flows of the UAM Business as of and for each of the years ended December 31, 2020 and 2019, in each case, which have been prepared on a carve-out basis from the audited consolidated financial statements of Embraer to represent the performance and financial position of the UAM Business for each of the years ended December 31, 2020 and 2019, and as at December 31, 2020 and 2019 (together with the notes, if any, relating thereto), and the unaudited condensed combined carve-out balance sheet of the UAM Business as of September 30, 2021, and related condensed combined statements of operations, statements of other comprehensive loss, statements of net parent equity and statements of cash flows of the UAM Business for the nine month period ended September 30, 2021.

“UAM Material Adverse Effect” means, with respect to the UAM Business, the Company or the Brazilian Subsidiary, any event, development, occurrence, effect, state of facts, change or circumstance (collectively, “Events”) that (A) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, assets (including the Transferred Assets), results of operations or financial condition of the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole; or (B) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Embraer, EAH or the Company to consummate the Transactions; provided, however, that for purposes of clause (A) hereof, in no event would any of the following, alone or in combination with other Events, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “UAM Material Adverse Effect”: (i) general business or economic conditions in or affecting the United States or Brazil, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States, Brazil or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Brazil or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Brazil or any other country and changes in exchange rates for the currencies of any countries, (iv) any change in applicable Laws, including the introduction of new Laws regulating the UAM Business, or GAAP or any interpretation thereof, in each case following the date of this Agreement, (v) the taking of any action or inaction expressly required by this Agreement (other than Embraer’s, EAH’s or the Company’s compliance with Section 5.1), (vi) any natural disaster (including hurricanes, storms, tornadoes, flooding, earthquakes, volcanic eruptions, tsunami, natural disaster, mudslides, wild fires or similar occurrences), epidemic, pandemic (including COVID-19 or any COVID-19 Measures) or change in climate or comparable events in the United States, Brazil or any other country or region in the world, or any escalation or worsening of the foregoing, (vii) any acts of terrorism, acts of God or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions or comparable events in the United States, Brazil or any other country or region in the world, or any escalation or worsening of the foregoing, (viii) any failure of the UAM Business or the Company to meet any projections or forecasts (provided that this clause (viii) shall not prevent a determination that any Event not otherwise excluded from this definition of UAM Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a UAM Material Adverse Effect), (ix) any Events generally applicable to the industries or markets in which the UAM Business or the Company operates (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers), (x) the execution or public announcement of this Agreement and pendency or consummation of the Transactions, including by reason of the identity of Zanite as a party to this Agreement, including any termination of, reduction in or similar adverse impact (in each case, to the extent attributable to such execution, announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the UAM Business, (xi) any Event (to the extent specifically disclosed) set forth on the Company Disclosure Letter; provided that this clause (xi) shall not prevent a determination that any Event occurring, discovered or that becomes known (including any material worsening of any such Event disclosed in the Company Disclosure Letter) after the date hereof in connection with any such Event disclosed in the Company Disclosure Letter constitutes a UAM Material Adverse Effect, (xii) any crash, in-flight accident or malfunction or other similar operational events, in each case, involving any vehicle manufactured, assembled or operated by the Company or any of its Affiliates or at the direction of the Company or any of its Affiliates or (xiii) any action or inaction taken by, or at the written request or with the written approval or consent of, Zanite; provided, further, that any Event referred to in clauses (i) through (iv), (vi), (vii) or (ix) above may be taken into account in determining if a UAM Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets (including the Transferred Assets), results of operations or financial condition of the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole, in each case relative to similarly situated companies in the industry of the UAM Business or the Company and its Subsidiaries, respectively, but only to the extent of such disproportionate effect on the UAM Business or the Company and its Subsidiaries, respectively, taken as a whole.

“UAM Registered Intellectual Property” has the meaning specified in Section 3.16(a).

“UATM” means the collection of systems and services (including organizations, airspace structures and procedures, and technologies) that support the integrated operation of UAM vehicles in low level airspace, which systems and services are directed to supporting UAM operations and enhancing the performance of UAM and low-level airspace travel, which for the avoidance of doubt does not include general air traffic management systems.

“Unaffiliated Investor” has the meaning specified in the Recitals hereto.

“U.S.” means the United States of America.

“White & Case” has the meaning specified in Section 10.18(a).

“White & Case Privileged Communications” has the meaning specified in Section 10.18(a).

“Working Capital Loans” means any loan made to Zanite by any of the Sponsor, an Affiliate of the Sponsor, or any of Zanite’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Zanite” has the meaning specified in the Preamble hereto.

“Zanite 10-K/A” has the meaning specified in Section 4.6.

“Zanite Accounting Matters” has the meaning specified in Section 4.6.

“Zanite Benefit Plan” means a Benefit Plan (a) that is sponsored, maintained or contributed to, or is required to be contributed to, by Zanite or any of its Subsidiaries (including the Company) for the benefit of any current or former director, manager, officer, or employee of Zanite, or his or her dependents or beneficiaries or (b) with respect to which Zanite has or would reasonably be expected to have any liabilities and obligations.

“Zanite Board” means the Board of Directors of Zanite.

“Zanite Class A Common Stock” means shares of Class A common stock, par value $0.0001 per share, of Zanite.

“Zanite Class B Common Stock” means shares of Class B common stock, par value $0.0001 per share, of Zanite.

“Zanite Common Stock” means (a), prior to the Closing, Zanite Class A Common Stock and Zanite Class B Common Stock and (b), from and after the Closing following the filing of the Amended and Restated Zanite Organizational Documents, shares of common stock, par value $0.0001 per share, of Zanite.

“Zanite Cure Period” has the meaning specified in Section 9.1(g).

“Zanite Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Zanite Employees” has the meaning specified in Section 4.19.

“Zanite Equity Plan” has the meaning specified in Section 7.10(a).

“Zanite Exchange Stock” has the meaning specified in Section 2.1(a).

“Zanite Financial Statements” has the meaning specified in Section 4.7(d).

“Zanite Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Organization), Section 4.2 (Due Authorization), Section 4.14 (Capitalization of Zanite) and Section 4.15 (Brokers’ Fees).

“Zanite Group” has the meaning specified in Section 10.18(a).

“Zanite Material Adverse Effect” means with respect to Zanite, any Event that (A) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, assets, results of operations or financial condition of Zanite, taken as a whole; or (B) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Zanite to consummate the Transactions; provided, however, that for purposes of clause (A) hereof, in no event would any of the following, alone or in combination with other Events, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Zanite Material Adverse Effect”: (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) any change in applicable Laws, including the introduction of new Laws regulating the business of Zanite, or GAAP or any interpretation thereof, in each case following the date of this Agreement, (v) the taking of any action or inaction expressly required by this Agreement (other than Zanite’s compliance with Section 6.3), (vi) any natural disaster (including hurricanes, storms, tornadoes, flooding, earthquakes, volcanic eruptions, tsunami, natural disaster, mudslides, wild fires or similar occurrences), epidemic, pandemic (including COVID-19 or any COVID-19 Measures) or change in climate or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing, (vii) any acts of terrorism, acts of God or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing, (viii) the execution or public announcement of this Agreement and pendency or consummation of the Transactions, including by reason of the identity of Embraer, EAH or the Company as a Party to this Agreement, including any termination of, reduction in or similar adverse impact (in each case, to the extent attributable to such execution, announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Zanite, (ix) any Event (to the extent specifically disclosed) set forth on the Zanite Disclosure Letter, provided that this clause (ix) shall not prevent a determination that any Event occurring, discovered or that becomes known (including any material worsening of any such Event disclosed in the Zanite Disclosure Letter) after the date hereof in connection with any such Event disclosed in the Zanite Disclosure Letter constitutes a Zanite Material Adverse Effect, or (x) any action or inaction taken by, or at the written request or with the written approval or consent of, Embraer, EAH or the Company.

“Zanite Nasdaq Notice” has the meaning specified in Section 4.7(c)

“Zanite Private Placement Warrant” means a warrant to purchase one share of Zanite Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) issued to the Sponsor.

“Zanite Prospectus” has the meaning specified in Section 10.1.

“Zanite Public Warrant” means a warrant to purchase one share of Zanite Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) that was included in the units sold as part of Zanite’s initial public offering.

“Zanite Q1 2021 10-Q” has the meaning specified in Section 4.6

“Zanite Restricted Business” has the meaning specified in Section 7.14(b)(i).

“Zanite SEC Filings” has the meaning specified in Section 4.6.

“Zanite Securities” has the meaning specified in Section 4.14(a).

“Zanite Share Redemption” means the election of an eligible (as determined in accordance with Zanite’s Organizational Documents) holder of Zanite Class A Common Stock to redeem all or a portion of the shares of

Zanite Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Zanite’s Organizational Documents) in connection with the Transaction Proposals.

“Zanite Share Redemption Amount” means the aggregate amount payable with respect to all Zanite Share Redemptions.

“Zanite Stockholder Approval” means the approval of the Transaction Proposals, at Zanite Stockholders’ Meeting where a quorum is present, (a) in the case of the Organizational Documents Proposal, by the affirmative vote of holders of a majority of the outstanding shares of Zanite Common Stock entitled to vote on such matter and (b) in the case of each of the other Transaction Proposals, by the affirmative vote of the holders of at least a majority of the votes cast by the stockholders of Zanite present in person or represented by proxy at Zanite Stockholders’ Meeting.

“Zanite Stockholders” means the stockholders of Zanite as of the relevant time period (as the context requires) prior to the Closing.

“Zanite Stockholders’ Meeting” has the meaning specified in Section 7.2(b)(i).

“Zanite Transaction Expenses” means, as of any determination date, the aggregate amount of out-of-pocket fees, costs, expenses, commissions or other amounts incurred by or on behalf of, and that are paid or payable by, Zanite or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement, the consummation of the Transactions (including due diligence), Zanite’s or any of its Subsidiaries’ pursuit of the Transactions, Zanite’s initial public offering (including any deferred underwriting fees) or Zanite’s pursuit of a Business Combination, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any other reasonable and documented fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the Transactions; (c) any and all filing fees payable by Zanite or any of its Subsidiaries to the Governmental Authorities in connection with the Transactions; (d) subject to the dollar amount limit set forth in Section 6.3(a)(viii), amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by Zanite or any of its Subsidiaries to any Affiliate of Zanite or any of its Subsidiaries in connection with the consummation of the Transactions; and (e) all fees, costs and expenses paid or payable pursuant to the directors’ and officers’ liability insurance described in Section 7.9(b). Zanite Transaction Expenses shall not include any fees and expenses of Zanite Stockholders or (for the avoidance of doubt, without limiting clause (d) in this definition) any fees and expenses paid or payable with the proceeds of Working Capital Loans made by the Sponsor in accordance with Section 6.3(a)(viii).

“Zanite Units” means a unit of Zanite, each consisting of one share of Zanite Class A Common Stock and one-half of one Zanite Warrant.

“Zanite Warrant Agreement” means the Warrant Agreement, dated as of November 16, 2020, between Zanite and Continental Stock Transfer & Trust Company, as warrant agent.

“Zanite Warrants” means Zanite Public Warrants, the Zanite Private Placement Warrants and the Zanite Working Capital Warrants.

“Zanite Working Capital Warrants” means a warrant to purchase one share of Zanite Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) issued to the Sponsor or an Affiliate of the Sponsor or Zanite’s officers and directors in connection with a Working Capital Loan.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Annex” or “Exhibit” refer to the specified Article, Section, Exhibit or Annex of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) reference to any Person includes such Person’s successors and permitted assigns; (viii) reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder; (ix) references to amounts of currency are references to United States Dollars unless otherwise indicated; and (x) the words “made available,” “provided” or “delivered” to a Party, or similar formulations, means that such materials were (A) provided by electronic transmission directly to a Party’s legal counsel or financial advisors prior to such time or (B) if applicable, available to such Party in the electronic data room hosted by the providing Party in connection with the Transactions prior to the date of this Agreement (and continuously available to such Party and its legal counsel and financial advisors through the date hereof).

(b) Unless the context of this Agreement otherwise requires, (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (ii) all the agreements (including this Agreement), documents or instruments herein defined (excluding any agreements, documents or instruments disclosed in the Disclosure Letters) mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) For the avoidance of doubt, the Pre-Closing Restructuring shall be effected solely pursuant to the actions set forth in Section 7.3 of the Company Disclosure Letter (as may be modified in accordance with the terms and conditions of Section 7.3) and not pursuant to any other Section of this Agreement or the Company Disclosure Letter.

ARTICLE II

THE EQUITY EXCHANGE; CLOSING

Section 2.1. The Equity Exchange.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, EAH shall, as the sole beneficial and record holder of all of the issued and outstanding equity interests of the Company at the

Closing (being the Transferred Company Units), sell, transfer, convey, assign and deliver to Zanite, and Zanite shall purchase and accept from EAH, all of the Transferred Company Units, free and clear of all Liens (other than Liens arising out of the ownership of the Transferred Company Units by Zanite or Liens under any applicable securities related Law or the Company’s Organizational Documents), and, in exchange therefor, Zanite shall issue and deliver to EAH 220,000,000 newly issued, fully paid and non-assessable shares of Zanite Common Stock (the “Zanite Exchange Stock”), free and clear of all Liens (other than Liens arising out of the ownership of the Zanite Exchange Stock by EAH or Liens under any applicable securities related Law, the Registration Rights Agreement or the Amended and Restated Zanite Organizational Documents).

(b) Upon consummation of the Equity Exchange, the Company shall become a direct wholly owned subsidiary of Zanite.

Section 2.2. Closing.

(a) In accordance with the terms and subject to the conditions of this Agreement, the consummation of the PIPE Investment and the closing of the Equity Exchange (the “Closing”) shall take place by electronic delivery of documents (by PDF (portable document format) and/or electronic mail), all of which will be deemed to be originals, at a time to be agreed by the Parties on the date which is two (2) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as the Parties may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date” and the time on which the Closing actually occurs is referred to in this Agreement as the “Effective Time.”

Section 2.3. Closing Deliverables; Closing Transactions.

(a) At the Closing, Embraer, EAH and/or the Company will deliver or cause to be delivered:

(i) to Zanite, an assignment agreement with respect to the transfer of all of the Transferred Company Units, duly executed by EAH and in customary form and substance reasonably satisfactory to Zanite and EAH;

(ii) to Zanite, a certificate duly signed by an authorized officer of Embraer, EAH and the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been fulfilled;

(iii) to Zanite, the Registration Rights Agreement, duly executed by EAH;

(iv) to Zanite, the Stockholders Agreement, duly executed by EAH;

(v) to Zanite, the Embraer Master Agreement, duly executed by Embraer and the Company; the Atech Master Agreement, duly executed by Atech and the Company; the Brazilian Subsidiary Master Agreement, duly executed by the Company and the Brazilian Subsidiary; the Shared Services Agreement, duly executed by Embraer, EAH, the Brazilian Subsidiary and the Company; and the Data Access Agreement, duly executed by the Company, Embraer and the Brazilian Subsidiary, including, in each case of the foregoing, all amendments and supplements thereto, each of which agreements shall continue to be in full force and effect and shall not have been repudiated or terminated;

(vi) to Zanite, the Contribution Agreement and the Conveyance and Assumption Instruments (as defined in the Contribution Agreement), duly executed by the Company, Embraer, EAH and/or the other parties thereto, as applicable, including, in each case of the foregoing, all amendments and supplements thereto, each of which agreements shall continue to be in full force and effect and shall not have been repudiated or terminated;

(vii) to Zanite, evidence, in a form reasonably satisfactory to Zanite, that the Pre-Closing Restructuring has been completed in all material respects prior to the Closing in accordance with the terms of this Agreement (including Section 7.3 of the Company Disclosure Letter) and the Contribution Agreement;

(viii) to Zanite, the Tax Receivable Agreement, duly executed by Embraer and EAH, in the form attached hereto as Exhibit I (with such changes as may be mutually agreed in writing by Zanite and Embraer); and

(ix) to Zanite, a properly completed IRS Form W-9 from EAH.

(b) At the Closing, Zanite will deliver or cause to be delivered:

(i) to EAH, all of the Zanite Exchange Stock;

(ii) to EAH, a certificate duly signed by an authorized officer of Zanite, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(d) have been fulfilled;

(iii) to EAH, the Stockholders Agreement, duly executed by Zanite and the Sponsor;

(iv) to EAH, the Registration Rights Agreement, duly executed by duly authorized representatives of the Sponsor, Zanite and the other parties thereto (other than EAH and Embraer);

(v) to EAH, the written resignations of all of the directors and officers of Zanite (other than those Persons identified as the initial directors and officers, respectively, of Zanite after the Closing, in accordance with the provisions of Section 2.5 and Section 7.8), effective as of, and subject to, the Closing;

(vi) to EAH, copies of the Amended and Restated Zanite Organizational Documents in the form attached hereto as Exhibit A-1 and Exhibit A-2 (with such changes as may be mutually agreed in writing by Zanite and Embraer); and

(vii) to Embraer and EAH, the Tax Receivable Agreement, duly executed by Zanite, in the form attached hereto as Exhibit I (with such changes as may be mutually agreed in writing by Zanite and Embraer).

(c) On the Closing Date, concurrently with the Equity Exchange, Zanite shall:

(i) make, or cause to be made, any payments to the Zanite Stockholders required to be made by Zanite in connection with the Zanite Share Redemption; and

(ii) (A) pay or cause to be paid by wire transfer of immediately available funds, (x) all accrued and unpaid Zanite Transaction Expenses as set forth on a written statement to be delivered by or on behalf of Zanite to the Company not less than two (2) Business Days prior to the Closing Date and (y) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered by or on behalf of the Company to Zanite not less than two (2) Business Days prior to the Closing Date, in each case of clauses (x) and (y), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided that any Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or the Brazilian Subsidiary shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s or the Brazilian Subsidiary’s payroll, as applicable; and (B) pay or cause to be paid by wire transfer of available funds to EAH, an amount equal to all Company Transaction Expenses paid by Embraer or any of its Subsidiaries (other than the Company or the Brazilian Subsidiary) as set forth on a written statement to be delivered by or on behalf of Embraer to Zanite not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof together with corresponding invoices for the foregoing.

Section 2.4. Organizational Documents.

(a) The limited liability company agreement of the Company in effect immediately prior to the Closing Date shall remain the limited liability company agreement of the Company until thereafter amended as provided therein and under the Delaware Limited Liability Company Act.

(b) At the Closing, Zanite shall amend and restate the certificate of incorporation and bylaws of Zanite to read the same as the form attached as Exhibit A-1 and Exhibit A-2 hereto, respectively (with such changes as may be mutually agreed in writing by Zanite and Embraer) (collectively, the “Amended and Restated Zanite Organizational Documents”), which shall be the certificate of incorporation and bylaws of Zanite from and after the Closing, until thereafter amended as provided therein and under the DGCL.

Section 2.5. Directors and Officers.

(a) The members of the board of managers and the officers of the Company as of immediately prior to the Closing Date shall remain the members of the board of managers and the officers, respectively, of the Company from and after the Closing Date, each to hold office in accordance with the Organizational Documents of the Company.

(b) The Parties shall take all actions necessary to ensure that, from and after the Closing, the Persons identified as the initial post-Closing directors and officers of Zanite in accordance with the provisions of Section 7.8 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.5 of the Company Disclosure Letter), respectively, of Zanite, each to hold office in accordance with the Amended and Restated Zanite Organizational Documents.

Section 2.6. Tax Treatment. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, (a) the transfer of Company Units to EAH is intended to be integrated with the Preferred Stock Sale and, accordingly, the transfer of Company Units to EAH is intended to be treated as a taxable disposition described in Section 1001 of the Code (the “Intended Tax Treatment”). Each Party shall, to the extent such Party is required under applicable Law, file all applicable U.S. federal and state income Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code (or analogous provisions of state law). From and after the date of this Agreement, each Party shall use its best efforts to cause the transfer of Company Units to EAH to qualify for the Intended Tax Treatment, and will not knowingly take any action, knowingly cause any action to be taken, knowingly fail to take any action or knowingly cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to adversely affect the Intended Tax Treatment. Embraer and EAH shall provide Zanite with an opportunity to review the documentation related to the Preferred Stock Sale and shall reasonably consider any comments provided by Zanite to such documentation. Following the Closing, each Party shall use its best efforts to cause the transfer of Company Units to EAH to qualify for the Intended Tax Treatment, and will not knowingly take any action, knowingly cause any action to be taken, knowingly fail to take any action or knowingly cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to adversely affect the Intended Tax Treatment.

Section 2.7. Withholding. Notwithstanding any other provision to this Agreement, Zanite, Embraer, EAH, the Company and their respective Affiliates or other Persons making payments on their behalf shall be entitled to deduct and withhold from any consideration payable in cash or otherwise pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Zanite, Embraer, EAH, the Company or their respective Affiliates or other Persons making payments on their behalf, as applicable). Notwithstanding the foregoing, the Parties agree that, under applicable Law currently in effect as of the date of this Agreement, if EAH provides a properly completed IRS Form W-9, no amounts are required to be withheld from any consideration payable in cash or otherwise pursuant to this Agreement to EAH and no amounts will be withheld unless otherwise required pursuant to a change in applicable Law after the date of this Agreement. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding), as reasonably requested by the relevant Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EMBRAER

Except as set forth in the disclosure letter delivered to Zanite by Embraer on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 10.11, qualifies the correspondingly numbered and lettered representations in this Article III), each of Embraer, EAH and the Company represents and warrants to Zanite as follows:

Section 3.1. Organization. Each of Embraer, EAH and the Company has been duly incorporated, formed or organized and is validly existing under the Laws of its jurisdiction of incorporation, formation or organization. Each of Embraer, EAH and the Company has the requisite company, limited liability company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted or as proposed to be conducted immediately following the Pre-Closing Restructuring. Embraer has made available to Zanite true, correct and complete copies of the Organizational Documents of each of Embraer, EAH and the Company, as amended and in effect on the date of this Agreement. Each of Embraer, EAH and the Company is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property (including the applicable Transferred Assets upon the Pre-Closing Restructuring) or the character of its activities (including activities related to the UAM Business) is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

Section 3.2. Subsidiaries. The Company does not have any Subsidiaries other than the Brazilian Subsidiary. The Brazilian Subsidiary has been duly incorporated, formed or organized and is validly existing under the Laws of its jurisdiction of incorporation, formation or organization. The Brazilian Subsidiary has the requisite limited liability company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted or as proposed to be conducted immediately following the Pre-Closing Restructuring. True, correct and complete copies of the Organizational Documents of the Brazilian Subsidiary, as amended and in effect on the date of this Agreement, have been previously made available to Zanite by or on behalf of the Company. The Brazilian Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property (including the applicable Transferred Assets upon the Pre-Closing Restructuring) or the character of its activities (including activities related to the UAM Business) is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be, or would not reasonably be expected to be, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

Section 3.3. Due Authorization.

(a) Each of Embraer, EAH, the Company and the Brazilian Subsidiary has all requisite corporate, company or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and (subject to the approvals described in Section 3.5) to consummate the Transactions and to perform all of its obligations hereunder and thereunder (including the Pre-Closing Restructuring). The execution and delivery of this Agreement and the Ancillary Agreements to which Embraer, EAH, the Company or the Brazilian Subsidiary is a party and the consummation or performance of the Transactions have been duly and validly authorized and approved by each of the Boards of Directors or Board of Managers, as applicable, of Embraer, EAH, the Company and the Brazilian Subsidiary, as applicable, and no other company, corporate or limited liability company proceeding on the part of Embraer, EAH, the Company or the Brazilian Subsidiary is necessary to authorize this Agreement, the Ancillary Agreements to which Embraer, EAH, the Company or the Brazilian Subsidiary is a party, or the Transactions. This Agreement has been, and on or prior to the Closing, the Ancillary Agreements to which Embraer, EAH, the Company or the Brazilian Subsidiary is a party will be, duly and validly executed and delivered by Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable (assuming that this Agreement and such Ancillary Agreements are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other parties thereto), and this Agreement constitutes, and at or prior to the Closing, the Ancillary Agreements to which Embraer, EAH, the Company or the Brazilian Subsidiary is a party will constitute, a legal, valid and binding obligation of Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable, enforceable against Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Boards of Directors or Board of Managers, as applicable, of each of Embraer, EAH, the Company and the Brazilian Subsidiary have duly adopted resolutions (i) determining that this Agreement and the Ancillary Agreements to which Embraer, EAH, the Company and the Brazilian Subsidiary, as applicable, is a party and the Transactions are advisable and fair to, and in the best interests of, Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable, and their respective equityholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by Embraer, EAH, the Company and the Brazilian Subsidiary, as applicable, of this Agreement and the Ancillary Agreements to which Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable, is a party and the Transactions. No other corporate or company action is required on the part of each of Embraer, EAH, the Company or the Brazilian Subsidiary or any of their respective equityholders to enter into this Agreement or the Ancillary Agreements or to approve the Transactions.

Section 3.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5, the execution and delivery by each of Embraer, EAH or the Company of this Agreement, and the execution and delivery by each of Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable, of the Ancillary Agreements to which the Embraer, EAH, Company or the Brazilian Subsidiary, as applicable, is a party and the consummation or performance of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Organizational Documents of Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Embraer, EAH, the Company or the Brazilian Subsidiary, as applicable, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 3.11(a), or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than any Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries (including the Transferred Assets), except, in the case of each of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have a UAM Material Adverse Effect.

Section 3.5. Governmental Authorities; Consents. Except for (i) applicable requirements of the HSR Act, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not be, or would not reasonably be expected to be, material to the UAM Business, taken as a whole, or the

Company and its Subsidiaries, taken as a whole, (iii) applicable requirements for securities Laws or (iv) as may be necessary as a result of any facts or circumstances relating solely to Zanite, and assuming the truth and completeness of the representations and warranties of Zanite contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of Embraer, EAH, the Company or the Brazilian Subsidiary with respect to Embraer’s, EAH’s, the Company’s or the Brazilian Subsidiary’s, as applicable, execution or delivery of this Agreement and the Ancillary Agreements they are party to or the consummation or performance by Embraer, EAH, the Company or the Brazilian Subsidiary of the Transactions.

Section 3.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized limited liability company interests of the Company consist of an unlimited number of Company Units, of which 1,100 are issued and outstanding and owned by EAH as sole record and beneficial owner, and there are no other limited liability company interests or equity interests of the Company that are issued and outstanding. Immediately prior to the consummation of the Equity Exchange, the authorized limited liability company interests of the Company will consist of an unlimited number of shares of Company Units, of which 1,100 Company Units (being the Transferred Company Units) will be issued and outstanding, and there will be no other limited liability company interests or equity interests of the Company that are issued and outstanding. Immediately prior to the Equity Exchange, EAH shall remain the sole record and beneficial owner of the Transferred Company Units, and there will be no other limited liability company interests or equity interests of the Company that are issued and outstanding. Immediately following the Equity Exchange, Zanite shall be the sole record and beneficial owner of the Transferred Company Units, and there will be no other limited liability company interests or equity interests of the Company that are issued and outstanding. All of the issued and outstanding Company Units (i) have been duly authorized and validly issued; (ii) have been offered, sold and issued in compliance in all material respects with the Organizational Documents of the Company and applicable Law; and (iii) are free and clear of any Liens (other than being subject to transfer restrictions under any applicable securities related Laws or under the Company’s Organizational Documents).

(b) All of the issued and outstanding limited liability company interests of the Brazilian Subsidiary are owned directly by the Company.

(c) Other than pursuant to this Agreement or the Contribution Agreement, neither the Company nor the Brazilian Subsidiary has granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Company Units or limited liability company interests of the Brazilian Subsidiary, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of equity interests, or for the repurchase or redemption of equity interests of, the Company or the Brazilian Subsidiary or the value of which is determined by reference to Company Units or other equity interests of the Company or the Brazilian Subsidiary, and there are no voting trusts, proxies or agreements of any kind that may obligate the Company or the Brazilian Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any Company Units or other equity interests of the Company or the Brazilian Subsidiary.

Section 3.7. Financial Statements.

(a) The UAM Financial Statements (i) have been prepared from the books and records of Embraer, (ii) present fairly, in all material respects, the state and the financial position of the UAM Business as at the respective dates thereof and the results of operations and cash flows for the periods then ended, in each case, after giving effect to the Pre-Closing Restructuring as if it had been completed as of the dates thereof (subject, in the case of any financial statements as of and for the nine month period ended September 30, 2021, to normal year-end adjustments and the absence of footnotes or the inclusion of limited footnotes), and (iii) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of any financial statements as of and for the nine month period ended September 30, 2021, the absence of footnotes or the inclusion of limited footnotes). True, correct and complete copies of the UAM Financial Statements are set forth on Section 3.7(a) of the Company Disclosure Letter.

(b) The PCAOB Financial Statement, when delivered in accordance with Section 6.3, shall (i) have been prepared from the books and records of Embraer and be complete and accurate, (ii) present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the UAM Business as of the dates and for the periods indicated, the state and the financial position of the UAM Business as at the respective dates thereof and the results of operations and cash flows for the periods then ended, in each case, after giving effect to the Pre-Closing Restructuring as if it had been completed as of the dates thereof (subject to, in the case of any unaudited financial statements, normal year-end adjustments and the absence of footnotes or the inclusion of limited footnotes), (iii) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated therein or in the notes thereto and, in the case of any unaudited financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iv) solely in the case of any audited financial statements, have been audited in accordance with the auditing standards of the PCAOB applicable to carve-out financial statements.

(c) The UAM Financial Statements are qualified by the fact that the UAM Business has not operated as a separate “stand alone” entity within Embraer. As a result, the UAM Business received certain allocated charges and credits as discussed more fully in the notes accompanying the UAM Financial Statements. Such charges and credits do not necessarily reflect the amounts which would have resulted from arms-length transactions or which the UAM Business would incur on a stand-alone basis.

(d) None of Embraer, the Company, nor the Brazilian Subsidiary has identified or been made aware of (and to the Knowledge of Embraer, none of their employees or independent auditors have identified or been made aware of) (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or the Brazilian Subsidiary or, solely to the extent relevant to the preparation of the UAM Financial Statements, Embraer, (ii) any fraud, whether or not material, that involves the Company or the Brazilian Subsidiary or any of their management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or the Brazilian Subsidiary or, solely to the extent relevant to the preparation of the UAM Financial Statements, Embraer or any of its management or other employees who have a role in the preparation of the UAM Financial Statements, or (iii) any claim or allegation regarding any of the foregoing.

Section 3.8. No Undisclosed Liabilities. None of the UAM Business, the Company nor the Brazilian Subsidiary has any liability, obligation, claim or judgment, except for those liabilities, obligations, claims or judgement (a) reflected or reserved for on the UAM Financial Statements or disclosed in the notes thereto, (b) that have arisen in the ordinary course of business since the date of the most recent balance sheet included in the UAM Financial Statements, (c) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements or the consummation of the Transactions, (d) that will be discharged or paid off prior to or at the Closing or (e) which would not reasonably be expected to be, individually or in the aggregate, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

Section 3.9. Litigation and Proceedings. (a) There are no pending or, to the Knowledge of Embraer, threatened, lawsuits, actions, inquiries, investigations, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company, the Brazilian Subsidiary or the Transferred Assets or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, Embraer or one of its Subsidiaries, or, to the Knowledge of Embraer, any of the Company’s or the Brazilian Subsidiary’s directors, managers, officers or employees (in each case, in their capacity as such); and (b) there is no outstanding Governmental Order imposed upon the Transferred Assets, the Company or the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, Embraer or one of its Subsidiaries, nor are any properties or assets of the Company, the Brazilian Subsidiary or the Transferred Assets, bound or subject to any Governmental Order, except, in the case of each of clauses (a) and (b), as would not have a UAM Material Adverse Effect. For the avoidance of doubt, references in the immediately foregoing sentence to Legal Proceedings against or Governmental Orders imposed upon Embraer or one of its Subsidiaries shall include Legal Proceedings against or Governmental Orders imposed upon the UAM Business to the extent such Legal Proceedings or Governmental Orders primarily involve, or materially and adversely affect, the UAM Business.

Section 3.10. Legal Compliance.

(a) (A) Neither the Company nor the Brazilian Subsidiary is, or has been, in violation of any Laws, except as such violation would not be material to the Company and the Brazilian Subsidiary, taken as a whole, and (B) solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, neither Embraer nor any of its other Subsidiaries, is, or for the past three (3) years has been, in violation of any Laws applicable to the UAM Business or the Transferred Assets, except as such violation would not have a UAM Material Adverse Effect.

(b) Embraer or one of its Subsidiaries (in each case, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets) holds all Licenses necessary under applicable Laws for the conduct of the UAM Business as currently conducted and to own, lease or operate the assets or properties of the UAM Business (including the Transferred Assets) (which Licenses are valid and in full force and effect) and are, and for the past three (3) years have been, in compliance with the terms of such Licenses, except as would not have a UAM Material Adverse Effect. The Company and the Brazilian Subsidiary holds all Licenses necessary under applicable Laws for the conduct of their respective business as currently conducted (which, for the avoidance of doubt, does not include the UAM Business and which instead is addressed by the following sentence) and to own, lease or operate their respective assets or properties (which, for the avoidance of doubt, does not include the Transferred Assets and which instead is addressed by the following sentence) (in each case, which Licenses are valid and in full force and effect) and are, and since their respective incorporation, organization or formation have been, in compliance with the terms of such Licenses, except as would not have a UAM Material Adverse Effect. Immediately following the Pre-Closing Restructuring and at the Closing, the Company or one of its Subsidiaries shall hold all Licenses necessary under applicable Laws for the conduct of the UAM Business and to own, lease or operate the Transferred Assets (which Licenses will be valid and in full force and effect as of the Pre-Closing Restructuring and as of the Closing).

(c) For the past three (3) years, none of Embraer or any of its Subsidiaries (in each case, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets) or, to the Knowledge of Embraer, any of the officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, which would have a UAM Material Adverse Effect. None of the Company or any of its Subsidiaries or any of the officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, which would have a UAM Material Adverse Effect.

(d) Embraer, or any of its Subsidiaries solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, has not received any adverse ruling or rejection from the Aviation Administrations or any other national aviation authority which would be, or would reasonably be expected to be, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

(e) Embraer maintains for itself and its Subsidiaries (in each case, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets) internal controls reasonably designed to assure reasonable compliance with applicable Laws.

Section 3.11. Contracts; No Defaults.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true, complete and correct list, as of the date of this Agreement, of (i) each Contract that will be a Transferred Asset or (ii) each Contract to which the Company or the Brazilian Subsidiary is a party to or is bound as of the date hereof, or will be a party to or bound upon consummation of the Pre-Closing Restructuring, other than any UAM Benefit Plan, in the case of clause (i) and (ii) that is, or is reasonably expected to be, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole. True, correct and complete copies of the Contracts listed on Section 3.11(a) of the Company Disclosure Letter have previously been delivered to or made available to Zanite or its agents or representatives, together with all amendments thereto.

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 3.11(a) in the Company Disclosure Letter (i) are in full force and effect and (ii) represent (or will represent upon consummation of the Pre-Closing Restructuring) the legal, valid and binding obligations of the Company or the Brazilian Subsidiary party thereto and, to the Knowledge of Embraer, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not have a UAM Material Adverse Effect, (x) Embraer or one of its Subsidiaries, as applicable, (in each case, other than with respect to the Company and its Subsidiaries, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets) has performed in all respects all respective obligations required to be performed by it under such Contracts listed pursuant to Section 3.11(a), and none of Embraer or any of its Subsidiaries (in each case, other than with respect to the Company and its Subsidiaries, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets), nor, to the Knowledge of Embraer, any other party thereto is in breach of or default under any such Contract, (y) as of the date hereof or in the twenty-four (24) months prior to the date hereof, none of Embraer or its Subsidiaries (in each case, other than with respect to the Company and its Subsidiaries, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets) has received any written claim or written notice of termination or breach of or a default under any such Contract, and (z) to the Knowledge of Embraer, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by Embraer or one of its Subsidiaries (in each case, other than with respect to the Company and its Subsidiaries, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets) or, to the Knowledge of Embraer, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 3.12. UAM Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material UAM Benefit Plan and each material Transferring UAM Benefit Plan, and with respect to each UAM Benefit Plan or Transferring UAM Benefit Plan that is a Non-U.S. Benefit Plan specifies in a parenthetical the applicable jurisdiction to which such UAM Benefit Plan pertains. With respect to each material UAM Benefit Plan, Embraer has made available to Zanite, to the extent applicable, true, complete and correct copies of (A) such UAM Benefit Plan, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles (or, if not written a written summary of its material terms) and (B) the most recent summary plan description, including any summary of material modifications. With respect to each material Transferring UAM Benefit Plan, Embraer has made available to Zanite, to the extent applicable, true, complete and correct copies of (i) the most recent IRS determination or opinion letter, (ii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto) and (iii) any material non-routine correspondence with any Governmental Authority regarding any Transferring UAM Benefit Plan during the past three (3) years.

(b) Except as would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole, or the UAM Business, taken as a whole, (i) each UAM Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made with respect to any UAM Benefit Plan have been made and all obligations in respect of each UAM Benefit Plan have been accrued for or paid in full when and as required to be paid pursuant to the terms of any such UAM Benefit Plan. Each UAM Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the Knowledge of Embraer, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such UAM Benefit Plan.

(c) All UAM Benefit Plans that are Non-U.S. Benefit Plans comply in all material respects with all applicable Laws, and all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or, to the Knowledge of Embraer, threatened material litigation relating to any such Non-U.S. Benefit Plan.

(d) (i) No UAM Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), (ii) neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, (A) a Multiemployer Plan, (B) Title IV Plan, (C) a “funded welfare plan” within the meaning of Section 419 of the Code, (D) a “multiple employer plan” as defined in Section 413(c) of the Code, or (E) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, in each case, at any time within the previous six (6) years, and (iii) neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(e) With respect to each UAM Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Embraer, threatened, and to the Knowledge of Embraer, in each case, except as would not individually or in the aggregate reasonably be expected to result in material liability to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

(f) No UAM Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) or for UAM Business Employees or former employees of the UAM Business for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law or (ii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(g) Neither the execution and delivery of this Agreement or any Ancillary Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event (such as termination following the consummation of the Transactions), (i) entitle any UAM Business Employee to any severance pay or any other compensation or benefits payable or to be provided by the Company (other than statutory severance or termination payments that are required solely by reason of applicable Law) or any increase in severance pay, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any UAM Business Employee under any UAM Benefit Plan, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any UAM Benefit Plan, (iv) otherwise give rise to any material liability under any UAM Benefit Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any UAM Benefit Plan on or following the Closing Date. The consummation of the Transactions will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code payable to any UAM Business Employee. No UAM Benefit Plan provides for a Tax gross-up, or makes whole or similar payment with respect to, or indemnification for, the Taxes imposed under Sections 409A or 4999 of the Code or other Tax on any UAM Business Employee.

Section 3.13. Labor Relations; Employees.

(a) (i) None of Embraer or its Subsidiaries is a party to or bound by any Collective Bargaining Agreement with any labor or trade union, works council, employee representative body or labor organization or association (collectively, a “Labor Organization”) covering any UAM Business Employee, (ii) no such Collective Bargaining Agreement is being negotiated by Embraer or any of its Subsidiaries with any Labor Organization, (iii) no UAM Business Employee is represented by any Labor Organization with respect to their employment with Embraer or any of its Subsidiaries, as applicable, and (iv) no Labor Organization has, to the Knowledge of Embraer, requested or made a pending demand for recognition or certification or is seeking to organize or represent any of the UAM Business Employees with respect to their employment with Embraer or any of its Subsidiaries, as applicable.

(b) In the past three (3) years through the date hereof, there has been no actual or, to the Knowledge of Embraer, threatened unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or other material labor dispute with respect to the UAM Business Employees.

(c) Each of Embraer and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment of the UAM Business Employees, including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt versus non-exempt status and employee versus independent contractor and worker status), occupational safety, child labor, immigration, affirmative action, employment discrimination, disability rights or benefits, equal opportunity and equal pay, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not individually or in the aggregate reasonably be expected to result in material liability to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

(d) In the past three (3) years, none of Embraer or any of its Subsidiaries (in each case, solely to the extent involving any UAM Business Employee) has received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any material complaints, grievances or arbitrations arising out of any Collective Bargaining Agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress or (v) notice of any material complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee or any person alleged to be a current or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof, labor or employment relations and practices, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

(e) To the Knowledge of Embraer, during the past three (3) years through the date hereof, there have been no employment discrimination or employment sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled relating to any UAM Business Employees at the level of Vice President or above. During the past three (3) years through the date hereof, neither Embraer nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any UAM Business Employee at the level of Vice President or above.

Section 3.14. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or the Brazilian Subsidiary or with respect to the income or operations of the UAM Business or the ownership of the Transferred Assets have been timely filed (taking into account any applicable extensions). Such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material Taxes and all income and other material Tax liabilities of, or with respect to, the Company, the Brazilian Subsidiary, the income or operations of the UAM Business, or the ownership of the Transferred Assets that are due and payable (whether or not shown on any Tax Return) have been timely paid in full. Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the UAM Financial Statements have been properly accrued and adequately disclosed on the UAM Financial Statements in accordance with GAAP and (ii) for periods not covered by the UAM Financial Statements have been properly accrued on the books and records of the Company and its Subsidiaries in accordance with GAAP.

(c) Each of Embraer (solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets), the Company and the Brazilian Subsidiary has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over, and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes required to be withheld.

(d) Each of Embraer (solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets), the Company and the Brazilian Subsidiary has, in the manner prescribed by applicable Laws, (i) collected and remitted all material amounts of sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(e) There are no Liens (other than Permitted Liens) for any material Taxes upon the property or assets of the UAM Business.

(f) To the Knowledge of Embraer, no written claim, assessment, deficiency or proposed adjustment for any material amount of Tax due or payable by the Company or the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, Embraer or its other Subsidiaries, has been asserted or assessed within the past three (3) years by any Governmental Authority against Embraer, the Company or the Brazilian Subsidiary that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in the UAM Financial Statements in accordance with GAAP.

(g) (A) Embraer is not currently and has not been within the past three (3) years the subject of an audit or other examination of Taxes by the taxing authorities of any nation, state or locality, which audit or other examination solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets; and (B) to the Knowledge of Embraer, no such audit is contemplated or pending.

(h) There are no ongoing or pending Legal Proceedings against Embraer (solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets), the Company or the Brazilian Subsidiary with respect to any material Taxes due or payable, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries, that are due or payable.

(i) Neither the Company nor the Brazilian Subsidiary is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and the Brazilian Subsidiary and customary commercial contracts not primarily related to Taxes that were entered into with Persons who are not Affiliates or equity owners of the Company).

(j) Neither the Company nor the Brazilian Subsidiary has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(k) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and its Subsidiaries are the only members).

(l) Neither the Company nor the Brazilian Subsidiary is liable for Taxes of any other Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or otherwise.

(m) Neither the Company nor the Brazilian Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) No written claim has ever been made by any taxing authority in a jurisdiction where Embraer does not file Tax Returns solely with respect to the UAM Business or the Transferred Assets that Embraer is or may be subject to taxation by that jurisdiction with respect to the UAM Business or the Transferred Assets.

(o) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) any inclusion under Section 965 of the Code.

Section 3.15. Real Property.

(a) With respect to each parcel of Leased Real Property, upon consummation of the Pre-Closing Restructuring, except as would not be, or would not reasonably be expected to be, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole:

(i) The Company will hold a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) Embraer will have made available to Zanite true, correct and complete copies of all leases, licenses, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases shall have been modified in any respect, except to the extent that such modifications shall have been disclosed by the copies delivered to Zanite.

(iii) No party, other than the Company, will have any right to use or occupy the Leased Real Property or any portion thereof and no portion of the Leased Real Property will have been sublet or sublicensed to any third party.

(b) None of Embraer or any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property, except as would not be, or would not reasonably be expected to be, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

(c) The Company and the Brazilian Subsidiary does not own, and has never owned, any real property. As of the date of this Agreement, neither the Company nor the Brazilian Subsidiary leases or subleases, nor has any of them ever leased or subleased, any real property.

Section 3.16. Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of (i) each item of Intellectual Property that is registered or applied-for with a Governmental Authority or other applicable registrar or social media site and is a UAM Business Owned IP (“UAM Registered Intellectual Property”), specifying as to each item, if applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; (ii) material unregistered Trademarks and material unregistered proprietary Software that are UAM Business Owned IP; and (iii) Contracts pursuant to which Embraer or one of its Subsidiaries grants any third party any exclusive license or sublicense under any material UAM Business Owned IP. Embraer or one of its Subsidiaries is the sole and exclusive beneficial and record owner of (and upon Closing, the Company and the Brazilian Subsidiary shall be the sole and exclusive beneficial and (subject to recordation) record owners of) all right, title, and interest in and to all UAM Business Owned IP (including all of the UAM Registered Intellectual Property) and each of Embraer or one of its Subsidiaries owns or has the valid right to use and practice (and upon Closing, the Company and the Brazilian Subsidiary shall own or have the valid right to use and practice) all other Intellectual Property and IT Systems used in or necessary for the conduct and operation of the UAM Business, in each case, free and clear of all Liens (other than Permitted Liens). All UAM Registered Intellectual Property is subsisting and, excluding any pending applications included in the UAM Registered Intellectual Property, is valid and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, Trademark, copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each material item of the UAM Registered Intellectual Property.

(b) None of the Company, the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer or any of its Subsidiaries (other than the Company or the Brazilian Subsidiary) or the conduct of the UAM Business (including the use of the UAM Business Owned IP thereby and the currently contemplated or proposed products or services, and the creation, licensing, marketing, importation, offering for sale, sale, or use thereof as currently contemplated or proposed) has, within the three (3) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated and are not infringing, misappropriating or otherwise violating (and when acting or conducted as currently contemplated or proposed to be acting or conducted following Closing, will not infringe, misappropriate, or otherwise violate) any Intellectual Property of any third Person. There is no Action pending to which the Company, the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, to the UAM Business, Embraer or any of its Subsidiaries (other than the Company or the Brazilian Subsidiary) is a named party, or, to the Knowledge of Embraer, threatened in writing, (and none of Embraer or any of its Subsidiaries have received written notice) either (i) alleging any such infringement, misappropriation or other violation of any Intellectual Property of any third Person, or (ii) challenging the scope, validity, patentability, use, ownership, or enforceability of any UAM Business Owned IP (other than responses or correspondence from Governmental Authorities in the ordinary course of prosecution of UAM Registered Intellectual Property), and there has not been, within the six (6) years preceding the date of this Agreement, any such Action brought or threatened in writing (or any such written notice).

(c) To the Knowledge of Embraer, no Person is infringing, misappropriating or otherwise violating any UAM Business Owned IP. None of the Company, the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer or any of its Subsidiaries (other than the Company or the Brazilian Subsidiary) have initiated any Action or sent to any Person, within the six (6) years preceding the date of this Agreement, any written notice, charge, complaint, claim or other written assertion against such third Person alleging such infringement, misappropriation, or other violation by such third Person of any UAM Business Owned IP or challenging the scope, validity, patentability, use, ownership, or enforceability of any Intellectual Property of such third Person. None of the material UAM Business Owned IP is subject to any pending or outstanding Governmental Order that materially adversely restricts the use, transfer or registration of, or materially adversely affects the validity or enforceability of, any such UAM Business Owned IP.

(d) Each of the Company, the Brazilian Subsidiary and, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer and its Subsidiaries (other than the Company or the Brazilian Subsidiary) have taken commercially reasonable measures to protect the confidentiality of all material Trade Secrets included in the UAM Business Owned IP and all other confidential information that is material to the conduct of the UAM Business. To the Knowledge of Embraer, there has not been any unauthorized disclosure of or unauthorized access to any such Trade Secrets or material confidential information to or by any Person in a manner that has resulted or would reasonably be expected to result in the loss of trade secret protection or similar rights in and to such information.

(e) To the Knowledge of Embraer, no current or former director, officer or employee of Embraer or any of its Subsidiaries has any ownership interest in any material UAM Business Owned IP. Each of the past and present directors, officers, employees, consultants and independent contractors of Embraer or any of its Subsidiaries who are or were engaged in creating or developing any UAM Business Owned IP has executed and delivered a written agreement, pursuant to which such Person has (or by operation of Law such Person has): (i) agreed to hold all material Trade Secrets of Embraer and its Subsidiaries (or of another Person and held by Embraer and its Subsidiaries) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (ii) presently assigned to Embraer or one of its Subsidiaries all of such Person’s rights, title and interest in and to all such UAM Business Owned IP created or developed in the course of such Person’s employment or retention thereby; and (iii) if applicable, agreed to waive all moral rights such Person may have in any such work. To the Knowledge of Embraer, no such Person is in violation of any such agreement and there are no pending or, to the Knowledge of Embraer, threatened, claims from current or former directors, employees or contractors of Embraer or any of its Subsidiaries in any jurisdiction for compensation or remuneration for inventions invented, copyright works created or any similar claim with respect to UAM Business Owned IP.

(f) No Governmental Authority, university, college, other educational institution or research center has any right, title or interest in or to any material UAM Business Owned IP. None of the UAM Business Owned IP is subject to any obligation of any industry standards body, patent pool, or similar standard setting organization that would require or obligate the granting or offering of any material license or right therein or thereunder.

(g) The UAM Business IT Systems are adequate for and operate and perform in all material respects as is necessary for the conduct of the UAM Business. With respect to the Software included in the UAM Business Owned IP and the UAM Business IT Systems, to the Knowledge of Embraer, no such Software or UAM Business IT Systems contains any material undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other Software, IT Systems, or information or data (or any parts thereof) of the

Company, the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer or any of its Subsidiaries (other than the Company or the Brazilian Subsidiary). No material source code for any Software included in the UAM Business Owned IP has been delivered, licensed or made available to any escrow agent or other Person (other than employees and contractors acting on behalf of Embraer or its Subsidiaries who are bound by nondisclosure agreements with respect thereto) and none of Embraer or any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any such source code to any escrow agent or such other Person and no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in such delivery, license or disclosure.

(h) Each of the Company, the Brazilian Subsidiary and, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer and its Subsidiaries (other than the Company or the Brazilian Subsidiary) is in material compliance with all Open Source Licenses applicable to the proprietary Software included in the UAM Business Owned IP. None of the Company, the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer or any of its Subsidiaries (other than the Company or the Brazilian Subsidiary) is a party to any Open Source License in a manner that requires (i) any material source code included in the UAM Business Owned IP to be publicly disclosed, licensed or distributed; or (ii) any UAM Business Owned IP (A) to be licensed for the purpose of preparing derivative works or to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), (B) to be redistributable at no or nominal charge; or (C) if patents, to be licensed (or not asserted or enforced) (collectively, “Copyleft Terms”).

(i) Embraer and its Subsidiaries have (and upon Closing, together with the services to be provided to the Company under the Master Agreements, the Company and the Brazilian Subsidiary shall have) in their possession and reasonable access to all know-how, source code, information, and embodiments of all UAM Business Owned IP and the right to use or receive the benefit of all other Intellectual Property (including UAM Business Licensed IP) necessary and sufficient to enable the Company and the Brazilian Subsidiary to use, practice, and exploit such Intellectual Property in the conduct of the UAM Business. The UAM Business Owned IP, the UAM Business Licensed IP (when used within the scope of the applicable inbound licenses), and the UAM Business IT Systems, together with the services to be provided to the Company under the Master Agreements (i) constitute all of the Intellectual Property and IT Systems used or practiced (or held for use or practice) in or necessary for the conduct of the UAM Business and (ii) include all of the Intellectual Property and IT Systems necessary and sufficient to enable the Company and Brazilian Subsidiary to conduct the UAM Business from and after Closing. The Intellectual Property set forth on Section 3.16(a) of the Company Disclosure Letter includes any and all rights, title and interest in or to all Intellectual Property to the extent owned by Embraer or one of its controlled Affiliates that is primarily used or practiced (or primarily held for use or practice) in or otherwise primarily relating to the UAM Business as of the date of this Agreement or the execution date of the Contribution Agreement.

Section 3.17. Privacy and Cybersecurity.

(a) Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole, each of the Company, the Brazilian Subsidiary and, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer and its Subsidiaries (other than the Company or the Brazilian Subsidiary) is in compliance with, and during the past three (3) years has been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) its posted or publicly facing privacy policies (including any such privacy policies relating to employees or contractors), and (iii) its contractual obligations concerning cybersecurity, data security and the security of the information technology systems used in the UAM Business (the foregoing clauses (i)-(iii), “Privacy and Cybersecurity Requirements”). There are not, and have not been in the three (3) years prior to the date hereof, any Actions by any Person pending to which the Company or the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the

UAM Business, Embraer or any of its other Subsidiaries is a named party or, to the Knowledge of Embraer, threatened in writing against the UAM Business alleging a violation of any Privacy and Cybersecurity Requirements.

(b) Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the UAM Business, taken as a whole, or the Company and its Subsidiaries, taken as a whole, each of the Company, the Brazilian Subsidiary and, solely to the extent primarily involving the UAM Business, Embraer and its other Subsidiaries has implemented, and uses commercially reasonable efforts to ensure that all third Persons processing information with respect to the UAM Business have implemented, and maintained commercially reasonable and legally compliant security regarding the confidentiality, integrity and availability of the UAM Business IT Systems and the personal information and sensitive business information the Company owns, operates, or outsources, including measures to protect such personally identifiable information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards.

(c) None of the Company, the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer or any of its other Subsidiaries, has, to the Knowledge of Embraer (i) experienced a material breach of the security of any information technology systems and software applications, (ii) experienced any security incident in which personal information or sensitive business information with respect to the UAM Business was stolen or improperly accessed, including in connection with a breach of security, (iii) experienced any material incident in which the integrity or availability of the information technology and software applications the Company owns has been compromised, (iv) received any material written notice or complaint from any Person with respect to any of the foregoing or any violation of any Privacy and Cybersecurity Requirements, nor, to the Knowledge of Embraer, has any such notice or complaint been threatened in writing against the UAM Business or (v) notified in writing, or has been required by Law or Contract to notify in writing, any person or entity of any material personal data or information security-related incident.

Section 3.18. Environmental Matters. Except as would not have a UAM Material Adverse Effect:

(a) each of the Company, the Brazilian Subsidiary, and solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, Embraer and its other Subsidiaries, and the foregoing’s operations and properties, is and, for the past three (3) years, has been in compliance with all applicable Environmental Laws, including by maintaining in full force and effect all Licenses required under Environmental Laws for their operations and properties;

(b) there has been no release of any Hazardous Materials (i) by the Company, the Brazilian Subsidiary, Embraer or any of its Subsidiaries at, in, on or under any Leased Real Property or any other property or (ii) by any other Person which could reasonably be expected to result in liability to the Company, the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, Embraer or any of its other Subsidiaries;

(c) none of the Company or the Brazilian Subsidiary, or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, Embraer or any of its other Subsidiaries, is subject to any current Governmental Order relating to any non-compliance with or liability under Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) no Legal Proceeding is pending or, to the Knowledge of Embraer, threatened against the Company, the Brazilian Subsidiary, or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business or the Transferred Assets, Embraer or any of its other Subsidiaries, for non-compliance with or liability under Environmental Laws; and

(e) Embraer has made available to Zanite true, correct and complete copies (except to the extent indicated as modified or redacted) of all Phase I or Phase II environmental site assessments and other material documents relating to Environmental Laws that are in Embraer’s possession or control, and solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, the Company, the Brazilian Subsidiary or the Leased Real Property.

Section 3.19. Absence of Changes. From the date of the most recent balance sheet included in the UAM Financial Statements to the date of this Agreement, (a) except for in connection with or in preparation for the Transactions, the UAM Business has been conducted in all material respects in the ordinary course of business, (b) except in connection with or in preparation for the Transactions, no action has been taken with respect to the UAM Business, the Company or the Company’s Subsidiaries, which, if taken after the date of this Agreement but prior to the Closing would constitute a violation of Section 5.1(a), and (c) there has not been any UAM Material Adverse Effect.

Section 3.20. Anti-Corruption Compliance.

(a) For the past five (5) years, neither Embraer nor any of its Subsidiaries or any of their respective directors or officers or, to the Knowledge of Embraer, any employee or agent acting on behalf of any of the foregoing (in each case, other than with respect to the Company and its Subsidiaries, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business), has directly or indirectly offered, promised, authorized or given any improper payment or anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case (i) and (ii) in violation of the Anti-Bribery Laws.

(b) Each of Embraer and its Subsidiaries (in each case, solely with respect to the UAM Business) has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the Knowledge of Embraer, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible or actual material violations of the Anti-Bribery Laws (i) by the Company or the Brazilian Subsidiary or (ii) solely to the extent primarily involving, or materially and adversely affecting, involving the UAM Business, Embraer or any of its other Subsidiaries.

Section 3.21. Sanctions and International Trade Compliance.

(a) The Company and the Brazilian Subsidiary and, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer and its other Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws and (ii) have obtained all required Licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the Knowledge of Embraer, threatened claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company and the Brazilian Subsidiary and, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer and its other Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) None of the Company or the Brazilian Subsidiary or, solely to the extent primarily involving, or materially and adversely affecting, the UAM Business, Embraer and its other Subsidiaries, or to the Knowledge of Embraer, Representatives thereof, (i) is, or has during the past five (5) years been, a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 3.22. Sufficiency of Assets. Upon the Closing, the Company and its Subsidiaries will own and have good and marketable title to, or a valid leasehold interest in or right to use, the Transferred Assets, free and clear of all Liens other than Permitted Liens. The Transferred Assets, together with the rights granted or services to be provided by Embraer and its Subsidiaries to the Company and its Subsidiaries pursuant to the Master Agreements, constitute all of the assets, rights and properties that are necessary and sufficient for the Company and its Subsidiaries to operate the UAM Business.

Section 3.23. Proxy Statement. None of the information relating to Embraer, EAH, the Company, or any of their respective Affiliates supplied by Embraer, EAH, the Company or their respective Affiliates in writing for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Zanite Stockholders, at the time of the Zanite Stockholders’ Meeting, or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading; provided, however, that none of Embraer, EAH or the Company makes any representations or warranties as to (a) the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Embraer, EAH or the Company by or on behalf of Zanite specifically for inclusion in the Proxy Statement, or (b) any forward-looking statements supplied by or on behalf of Embraer, EAH or the Company or their respective Affiliates for inclusion in, or relating to information to be included in the Proxy Statement.

Section 3.24. Brokers’ Fees. Except for Raymond James Financial, Inc., Banco Santander (Brasil) S.A., Banco Bradesco BBI S.A. and Banco Itaú International (in each case, whose fees shall constitute Company Transaction Expenses), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Embraer, EAH, the Company or any of their Affiliates for which Zanite, the Company or the Brazilian Subsidiary has any obligation.

Section 3.25. Insurance.

(a) True, correct and complete copies of the material insurance policies primarily relating to the UAM Business and/or the Transferred Assets (the “Insurance Policies”) have been made available to Zanite.

(b) Except as would not be material to the Transferred Assets (taken as a whole) or the UAM Business (taken as a whole), (i) the Insurance Policies are in full force and effect, (ii) neither Embraer nor any of its Subsidiaries has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder, (iii) all premiums on such Insurance Policies due and payable have been paid and (iv) there is no pending claim (and, in the past three (3) years there have been no such claims) by or with respect to Embraer or any of its Subsidiaries with respect to the Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.26. Anti-Takeover Laws. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover statute or Law is applicable to the Company, the Brazilian Subsidiary, Embraer, this Agreement, the Transactions or the Ancillary Agreements.

Section 3.27. No Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, each of Embraer, EAH and the Company acknowledges and agrees that each of Embraer, EAH and the Company has made its own investigation of Zanite, and that neither Zanite nor any of its Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Zanite in Article IV. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Zanite Disclosure Letter or elsewhere, as well as any information, documents or other materials or management presentations that have been or shall hereafter be provided to Embraer, EAH or the Company or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of Zanite, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement.

Section 3.28. No Additional Representation or Warranties. Except as provided in this Article III, neither Embraer nor any of its Affiliates, nor any of their respective Representatives has made, or is making, or will be deemed to have made, any representation or warranty whatsoever, express or implied, at law or in equity, to Zanite or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any documentation or other information provided to Zanite or its Affiliates, including information, documents, projections, forecasts or other material made available to Zanite, its Affiliates or Representatives in any “data rooms,” management presentations or otherwise in connection with the Transactions and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Zanite in executing, delivering or performing this Agreement, the Ancillary Agreements or the Transactions. Except for the representations and warranties expressly set forth in this Article III or the Ancillary Agreements, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials, made available by or on behalf of the Company are not and shall not be deemed to be or to include representations or warranties of Embraer, the Company or any other person, and are not and shall not be deemed to be relied upon by Zanite in executing, delivering or performing this Agreement, the Ancillary Agreements or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ZANITE

Except as set forth in (a) any Zanite SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Zanite SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.9, Section 4.14 and Section 4.17), or (b) the disclosure letter delivered by Zanite to Embraer (the “Zanite Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 10.11, qualifies the correspondingly numbered and lettered representations in this Article IV), Zanite represents and warrants to Embraer as follows:

Section 4.1. Organization. Zanite has been duly incorporated and is validly existing under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Zanite’s Organizational Documents, as amended and in effect on the date of this Agreement, available as part of the Zanite SEC Filings, are true, correct and complete. Zanite is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be, individually or in the aggregate, material to Zanite.

Section 4.2. Due Authorization.

(a) Zanite has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and (subject to the approvals described in Section 4.8) consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which Zanite is a party and the consummation or performance of the Transactions have been (A) duly and validly authorized and approved by the Zanite Board and (B) determined by the Zanite Board as advisable to Zanite and the Zanite Stockholders, and recommended for approval by the Zanite Stockholders. No other corporate proceeding on the part of Zanite is necessary to authorize this Agreement, the Ancillary Agreements to which Zanite is a party, or the Transactions, other than the Zanite Stockholder Approval. This Agreement has been, and on or prior to the Closing, the Ancillary Agreements to which Zanite is a party will be, duly and validly executed and delivered by Zanite (assuming that this Agreement and such Ancillary Agreements are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other parties thereto), and this Agreement constitutes, and at or prior to the Closing, the Ancillary Agreements to which Zanite is a party will constitute, a legal, valid and binding obligation of Zanite, enforceable against Zanite in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Zanite’s Organizational Documents) is present (i) each of those Transaction Proposals (other than the Business Combination Proposal) identified in Section 7.2(b)(ii), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Zanite Common Stocks entitled to vote, who attend and vote thereupon (as determined in accordance with Zanite’s Organizational Documents) at a stockholders’ meeting duly called by the Zanite Board and held for such purpose and (ii) the BCA Proposal shall require approval by an affirmative vote of the holders of a majority of the outstanding shares of Zanite Common Stock entitled to vote on such matter.

(c) The foregoing votes are the only votes of any of Zanite’s share capital necessary in connection with entry into this Agreement by Zanite and the consummation of the Transactions, including the Closing.

(d) At a meeting duly called and held, the Zanite Board has unanimously approved the Transactions as a Business Combination.

Section 4.3. No Conflict. Subject to Zanite Stockholder Approval and the approvals, authorizations and other requirements described in Section 4.8, the execution and delivery of this Agreement by Zanite and the Ancillary Agreements to which Zanite is a party and the consummation or performance of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under, the Organizational Documents of Zanite, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Zanite, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Zanite is a party or by which Zanite may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than any Permitted Liens) upon any of the properties or assets of Zanite, except, in the case of each of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have a Zanite Material Adverse Effect.

Section 4.4. Litigation and Proceedings. (a) There are no pending or, to the Knowledge of Zanite, threatened Legal Proceedings against Zanite, its properties or assets, or, to the Knowledge of Zanite, any of its directors, managers, officers or employees (in each case, in their capacity as such); and (b) there is no outstanding Governmental Order imposed upon Zanite, nor are any properties or assets of Zanite bound or subject to any Governmental Order, except, in the case of each of clauses (a) and (b), as would not have a Zanite Material Adverse Effect.

Section 4.5. Legal Compliance.

(a) Zanite is not, and since its incorporation has not been, in violation of any Laws, except as such violation would not be material to Zanite.

(b) Zanite holds all Licenses necessary under applicable Laws for the conduct of its business as currently conducted and to own, lease or operate its assets or properties (which Licenses are valid and in full force and effect) and is, and since its incorporation has been, in compliance with the terms of such Licenses, except as would not have a Zanite Material Adverse Effect.

(c) Since the incorporation of Zanite, none of Zanite or, to the Knowledge of Zanite, any of its officers, directors or employees acting in such capacity, has received any written notice of, or been charged with, the violation of any Laws, which would have a Zanite Material Adverse Effect. None of Zanite or any of its officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, which would have a Zanite Material Adverse Effect.

Section 4.6. SEC Filings. Zanite has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since November 16, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Zanite SEC Filings”), other than Zanite’s late filing of its quarterly report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on June 21, 2021 (the “Zanite Q1 2021 10-Q”). Each of the Zanite SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Zanite SEC Filings, except for any non-compliance arising out of the accounting treatment of any Zanite Warrants and such other accounting matters (collectively, the “Zanite Accounting Matters”) described in Zanite’s annual report on Form 10-K/A for the fiscal year ended December 31, 2020 filed with the SEC on June 14, 2021 (the “Zanite 10-K/A”), which Zanite Accounting Matters were corrected in the Zanite 10-K/A. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Zanite SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except for any statements or omissions arising out of the Zanite Accounting Matters, which were corrected in the Zanite 10-K/A. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Zanite SEC Filings. To the Knowledge of Zanite, none of the Zanite SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.7. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Zanite’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Zanite has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Zanite, including its consolidated Subsidiaries, if any, is made known to Zanite’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Except for the Zanite Accounting Matters, such disclosure controls and procedures are effective in timely alerting Zanite’s principal executive officer and principal financial officer to material information required to be included in Zanite’s periodic reports required under the Exchange Act. Except for the Zanite Accounting Matters, since November 16, 2020, Zanite has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Zanite’s financial reporting and the preparation of the Zanite Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Zanite has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Zanite has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since November 16, 2020, Zanite has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq, other than Zanite’s temporary non-compliance with Nasdaq Listing Rule 5250(c)(1) relating to the Zanite Q1 2021 10-Q, pursuant to which Zanite received notice from Nasdaq on May 28, 2021 (the “Zanite Nasdaq Notice”), which non-compliance has since been remedied. Zanite Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the Knowledge of Zanite, threatened against Zanite by Nasdaq or the SEC with respect to any intention by such entity to deregister Zanite Class A Common Stock or prohibit or terminate the listing of Zanite Class A Common Stock on Nasdaq.

(d) The Zanite SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2020, and statement of operations, cash flow and stockholders’ equity of Zanite for the period from August 7, 2020 (inception) through December 31, 2020, together with the notes thereon (the “Zanite Financial Statements”). Zanite Financial Statements (i) have been prepared from the books and records of Zanite, (ii) present fairly, in all material respects, the state and the financial position of Zanite, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (iii) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof, except for any presentation, preparation and/or compliance arising out of the Zanite Accounting Matters. The books and records of Zanite have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Zanite to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Zanite. Zanite has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Except for the material weakness in Zanite’s system of internal accounting controls resulting from the Zanite Accounting Matters disclosed in the Zanite SEC Filings prior to the date hereof, Zanite has not identified or been made aware of (and, to the Knowledge of Zanite, none of Zanite Employees or independent auditors has identified or been made aware of) (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Zanite, (ii) any fraud, whether or not material, that involves Zanite or any of Zanite’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Zanite or (iii) any claim or allegation regarding any of the foregoing.

Section 4.8. Governmental Authorities; Consents. Except for (i) applicable requirements of the HSR Act, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not be, or would not reasonably be expected to be, material to Zanite, (iii) applicable requirements for securities Laws or (iv) as may be necessary as a result of any facts or circumstances relating solely to Embraer, EAH or the Company, and assuming the truth and completeness of the representations and warranties of Embraer, EAH and the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of Zanite with respect to Zanite’s execution or delivery of this Agreement and the Ancillary Agreements Zanite is a party to or the consummation or performance by Zanite of the Transactions.

Section 4.9. Trust Account. As of the date of this Agreement, Zanite has at least $236,900,000 in the Trust Account (including, if applicable, an aggregate of approximately $8,050,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 16, 2020, between Zanite and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Zanite SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Zanite holding Zanite Common Stocks sold in Zanite’s initial public offering who shall have elected to redeem their shares of Zanite Common Stock pursuant to Zanite’s Organizational Documents and the underwriters of Zanite’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Zanite Share Redemptions. There are no claims or proceedings pending or, to the Knowledge of Zanite, threatened with respect to the Trust Account. Zanite has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. Since August 7, 2020, Zanite has not released any money from the Trust Account except as permitted pursuant to the Trust Agreement and Zanite’s Organizational Documents. As of the Closing Date, the obligations of Zanite to dissolve or liquidate pursuant to Zanite’s Organizational Documents shall terminate, and as of the Closing Date, Zanite shall have no obligation whatsoever pursuant to Zanite’s Organizational Documents to dissolve and liquidate the assets of Zanite by reason of the consummation of the Transactions. To the Knowledge of Zanite, as of the date hereof, following the Closing Date, no Zanite Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Zanite Stockholder is exercising a Zanite Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of Embraer contained herein and the compliance by Embraer with its obligations hereunder, Zanite has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or that funds available in the Trust Account will not be available to Zanite on the Closing Date.

Section 4.10. Investment Company Act; JOBS Act. Zanite is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Zanite constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.11. Absence of Changes. From December 31, 2020 to the date of this Agreement, (a) except in connection with or in preparation for the Transactions, Zanite has, in all material respects, conducted its business and operated its properties in the ordinary course of business, (b) no action has been taken with respect to Zanite which, if taken after the date of this Agreement but prior to the Closing would constitute a violation of Section 6.3(a), and (c) there has not been any event or occurrence that has had a Zanite Material Adverse Effect.

Section 4.12. Anti-Corruption Compliance.

(a) Since the incorporation of Zanite, neither Zanite nor any of its Subsidiaries or their respective officers or directors or, to the Knowledge of Zanite, any employee or agent acting on behalf of any of the foregoing, has directly or indirectly offered, promised, authorized, or given any improper payment or anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case (i) and (ii) in violation of the Anti-Bribery Laws.

(b) Each of Zanite and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the Knowledge of Zanite, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible or actual material violations of the Anti-Bribery Laws by Zanite or any of its Subsidiaries.

Section 4.13. No Undisclosed Liabilities. Zanite has no liabilities, obligations, claims or judgements, except for those liabilities, obligations, claims or judgements (a) reflected or reserved for on the Zanite Financial Statements or disclosed in the notes thereto included in the Zanite SEC Filings, (b) that have arisen in the ordinary course of business since the date of the most recent balance sheet included in the Zanite Financial Statements, (c) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements or the consummation of the Transactions, (d) that will be discharged or paid off prior to or at the Closing or (e) which would not be, individually or in the aggregate, material to Zanite. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 4.14. Capitalization of Zanite.

(a) As of the date of this Agreement, the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which Zanite is authorized to issue is 111,000,000 shares, consisting of (i) 110,000,000 shares of Zanite Common Stock, including 100,000,000 shares of Zanite Class A Common Stock, of which 23,000,000 are issued and outstanding, and 10,000,000 shares of Zanite Class B Common Stock, of which 5,750,000 are issued and outstanding, and (ii) 1,000,000 shares of Zanite preferred stock, of which no shares are issued and outstanding (clauses (i) and (ii) collectively, the “Zanite Securities”). The foregoing represents all of the issued and outstanding Zanite Securities as of the date of this Agreement. All issued and outstanding Zanite Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Zanite’s Organizational Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Zanite’s Organizational Documents or any Contract to which Zanite is a party or otherwise bound.

(b) Subject to the terms of conditions of the Zanite Warrant Agreement, Zanite Warrants will be exercisable after giving effect to the Equity Exchange for one share of Zanite Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per whole share. Subject to the terms of conditions of each New Warrant, each New Warrant will be exercisable for the number of shares of Zanite Common Stock set forth in each New Warrant at an exercise price of either one cent ($0.01) per whole share, eleven Dollars fifty cents ($11.50) per whole share or fifteen Dollars ($15.00) per whole share, as applicable. As of the date of this Agreement, 11,500,000 Zanite Public Warrants, 14,250,000 Zanite Private Placement Warrants and zero Zanite Working Capital Warrants are issued and outstanding and, as of the Closing Date, the New Warrants will be issued and outstanding. Zanite Warrants are not exercisable until the later of (x) November 16, 2021 and (y) thirty (30) days after the Closing. All outstanding Zanite Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Zanite, enforceable against Zanite in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Zanite’s Organizational Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Zanite’s Organizational Documents or any Contract to which Zanite is a party or otherwise bound. Except for Zanite’s Organizational Documents and this Agreement, there are no outstanding Contracts of Zanite to repurchase, redeem or otherwise acquire any Zanite Securities.

(c) Except as set forth in this Section 4.14 or as contemplated by this Agreement or the other documents contemplated hereby, Zanite has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Zanite Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Zanite Securities or the value of which is determined by reference to Zanite

Securities, and there are no Contracts of any kind that may obligate Zanite to issue, purchase, redeem or otherwise acquire any of its Zanite Securities.

(d) The Zanite Exchange Stock, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien (other than being subject to transfer restrictions under any applicable securities related Laws, under the Registration Rights Agreement or under the Amended and Restated Zanite Organizational Documents), purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Zanite’s Organizational Documents, or any Contract to which Zanite is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Zanite has entered into Subscription Agreements with certain PIPE Investors, true and correct copies of which have been provided to Embraer on or prior to the date of this Agreement, pursuant to which, as of the date hereof and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Zanite, shares of Zanite Class A Common Stock for a PIPE Investment Amount of at least $305,000,000 (such amount, the “Committed PIPE Investment Amount”), (i) at least $175,000,000 of which is in respect of such shares to be so purchased by one or more Embraer PIPE Investors and (ii) at least $25,000,000 of which shall be in respect of such shares to be so purchased by one or more Sponsor PIPE Investors. On or prior to the date of this Agreement, Zanite has identified to Embraer each of such PIPE Investors (or has caused the identification of each such PIPE Investor to Embraer). Such Subscription Agreements are in full force and effect with respect to, and binding on, Zanite and, to the Knowledge of Zanite, on each PIPE Investor party thereto, in accordance with their terms.

(f) Zanite has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Zanite is not party to any Contract that obligates Zanite to invest money in, loan money to or make any capital contribution to any other Person. There are no other Contracts between Zanite (or any of its Affiliates) and any PIPE Investor relating to any Subscription Agreement that would reasonably be expected to adversely affect the obligations of the PIPE Investor to fund its subscription.

Section 4.15. Brokers’ Fees. Except fees described on Section 4.15 of the Zanite Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Zanite or any of its Affiliates.

Section 4.16. Indebtedness. Without taking into account any Working Capital Loans, Zanite has no Indebtedness.

Section 4.17. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Zanite have been timely filed (taking into account any applicable extensions). Such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material Taxes and all income and other material Tax liabilities of, or with respect to, Zanite that are due and payable (whether or not shown on any Tax Return) have been timely paid in full. Any such Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Zanite Financial Statements have been properly accrued and adequately disclosed on the Zanite Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Zanite Financial Statements have been properly accrued on the books and records of Zanite in accordance with GAAP.

(c) Zanite has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes required to be withheld.

(d) Zanite has, in the manner prescribed by applicable Laws, (i) collected and remitted all material amounts of sales, use, value-added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value-added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(e) There are no Liens (other than Permitted Liens) for any material Taxes upon the property or assets of Zanite.

(f) To the Knowledge of Zanite, no written claim, assessment, deficiency or proposed adjustment for any material amount of Tax due or payable by Zanite has been asserted or assessed within the past three (3) years by any Governmental Authority against Zanite that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(g) (A) Zanite is not currently and has not been within the past three (3) years the subject of an audit or other examination of Taxes by the taxing authorities of any nation, state or locality; and (B) to the Knowledge of Zanite, no such audit is contemplated or pending.

(h) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of Zanite that are due and payable and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Zanite that are due and payable.

(i) No written claim has been made by any Governmental Authority where Zanite does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(j) Zanite is not a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between Zanite and customary commercial contracts not primarily related to Taxes that were entered into with Persons who are not Affiliates or equity owners of Zanite).

(k) Zanite has not been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(l) Zanite has not been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(m) Zanite is not liable for Taxes of any other Person (other than Zanite) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or otherwise.

(n) Zanite has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(o) Zanite is, and has since its formation been, treated as an association taxable as a corporation for U.S. federal income tax purposes.

(p) Zanite will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) any inclusion under Section 965 of the Code.

Section 4.18. Business Activities.

(a) Since formation, Zanite has not conducted any business activities other than activities related to Zanite’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Zanite’s Organizational Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, or Governmental Order binding upon Zanite or to which Zanite is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Zanite or any acquisition of property by Zanite or the conduct of business by Zanite as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Zanite.

(b) Except for the Transactions, Zanite does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, Zanite has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) As of the date hereof and except for this Agreement, the Ancillary Agreements and the Transactions (including with respect to expenses and fees incurred in connection therewith and the Zanite Transaction Expenses), Zanite is not a party to any Contract with any other Person that would require payments by Zanite or any of its Affiliates after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract.

Section 4.19. Employee Matters. Zanite does not have and has never had any employees or other individual service providers (collectively, “Zanite Employees”) and Zanite does not and has never sponsored, maintained, contributed to or had any liability in respect of any Zanite Benefit Plan. No Zanite Employee is or has been covered by any Collective Bargaining Agreement nor is the consent of, consultation of, rendering of formal advice by, issuance of notice to, or making any filing with, any Labor Organization or any Governmental Authority required for Zanite to enter into this Agreement and the documents contemplated hereby.

Section 4.20. Stock Market Quotation. As of the date hereof, Zanite Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “ZNTE.” The Zanite Units are listed on Nasdaq under the symbol “ZNTEU.” As of the date hereof, Zanite Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ZNTEW.” Zanite is in compliance with the rules of Nasdaq applicable to it and there is no Action or proceeding pending or, to the Knowledge of Zanite, threatened against Zanite by Nasdaq or the SEC with respect to any intention by such entity to deregister Zanite Class A Common Stock, Zanite Units or Zanite Warrants or terminate the listing of Zanite Class A Common Stock, Zanite Units or Zanite Warrants on Nasdaq. None of

Zanite or its Affiliates has taken any action in an attempt to terminate the registration of Zanite Class A Common Stock, Zanite Units or Zanite Warrants under the Exchange Act except as contemplated by this Agreement.

Section 4.21. Proxy Statement. None of the information relating to Zanite or its Affiliates supplied by Zanite or its Affiliates in writing for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Zanite Stockholders, at the time of the Zanite Stockholders’ Meeting, or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading; provided, however, that Zanite makes no representations or warranties as to (a) the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Zanite by or on behalf of Embraer specifically for inclusion in the Proxy Statement, or (b) any forward-looking statements supplied by or on behalf of Zanite or its Affiliates for inclusion in, or relating to information to be included in the Proxy Statement.

Section 4.22. Anti-Takeover Laws. The Board of Directors of Zanite (including any required committee or subgroup of the Board of Directors of Zanite, as applicable) has taken all necessary actions, if any, so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement or the Ancillary Agreements by Zanite or the consummation of the Transactions by Zanite or to any transactions by Embraer or its Subsidiaries following the consummation of the Transactions. As of the date of this Agreement, no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover statute or Law is applicable to Zanite, this Agreement, the Transactions or the Ancillary Agreements.

Section 4.23. No Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, Zanite acknowledges and agrees that Zanite has made its own investigation of the UAM Business, the Company and the Brazilian Subsidiary and that neither Embraer, EAH, the Company nor any of their respective Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Embraer, EAH and the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the UAM Business. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Zanite or its Representatives) or reviewed by Zanite pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Zanite or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of Embraer, EAH or the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement. Except as otherwise expressly set forth in this Agreement, Zanite understands and agrees that any assets, properties and the UAM Business are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.24. No Additional Representation or Warranties. Except as provided in this Article IV, neither Zanite or any of its Affiliates, nor any of their respective Representatives has made, or is making, or will be deemed to have made, any representation or warranty whatsoever, express or implied, at law or in equity, to Embraer, EAH or the Company or any of their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any documentation or other information provided to Embraer, EAH or the Company or any of their respective Affiliates, including information, documents, projections, forecasts or other material made available to Embraer, EAH or the Company or any of their respective Affiliates or Representatives in any “data rooms,” management presentations or otherwise in connection with the Transactions and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Embraer, EAH or the Company in executing, delivering or performing this Agreement, the Ancillary Agreements or the Transactions. Except for the representations and warranties expressly set forth in this Article IV or the Ancillary Agreements, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials, made available by or on behalf of Zanite are not and shall not be deemed to be or to include representations or warranties of Zanite or any other person, and are not and shall not be deemed to be relied upon by Embraer, EAH or the Company in executing, delivering or performing this Agreement, the Ancillary Agreements or the Transactions.

ARTICLE V

COVENANTS OF THE EMBRAER PARTIES

Section 5.1. Conduct of UAM Business.

(a) From the date of this Agreement through the earlier of the Closing and valid termination of this Agreement pursuant to Article IX (the “Interim Period”), except (x) as otherwise expressly contemplated by this Agreement, Section 5.1 or Section 7.3 of the Company Disclosure Letter or as expressly contemplated by the Ancillary Agreements (including, for the avoidance of doubt, any actions that are expressly contemplated by the Contribution Agreement, the Subscription Agreements, any Additional Subscription Agreements or the Registration Rights Agreement), (y) as required by applicable Law, Governmental Order or other directive by a Governmental Authority (including any COVID-19 Measures) or (z) as consented to by Zanite in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) each of Embraer, EAH and the Company shall, and shall cause its respective Subsidiaries to, use commercially reasonable efforts to (i) operate the UAM Business (including the Transferred Assets) in all material respects in the ordinary course of business and (ii) maintain in all material respects the existing business relations and goodwill of the UAM Business, the Company or its Subsidiaries with their key customers, suppliers, partners, contractors, consultants, distributors and creditors; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19 (including any COVID-19 Measures), Embraer and its Subsidiaries (solely with respect to the UAM Business) shall not be deemed to be acting outside of the ordinary course of business, so long as such actions or omissions are reasonably designed to protect the health or welfare of employees, directors, officers or agents of the UAM Business or to meet such legal requirements and (B) each of the Company, EAH and Embraer (in the case of each of Embraer and EAH, solely with respect to the UAM Business, including the Transferred Assets) shall not, and shall cause its respective Subsidiaries not to:

(i) change, modify or amend, or seek any approval from their respective equityholders to change, modify or amend, the Organizational Documents of the Company or the Brazilian Subsidiary or form or cause to be formed any Subsidiary of the Company;

(ii) make or declare any dividend or distribution to the equityholders of the Company or the Brazilian Subsidiary or make any other distributions in respect of any Company Units or other equity interests of the Company or the Brazilian Subsidiary;

(iii) split, combine, reclassify, recapitalize or otherwise amend any terms of any units (including the Company Units), shares or series of the Company’s or the Brazilian Subsidiary’s capital stock or equity interests;

(iv) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of the Company or the Brazilian Subsidiary;

(v) (A) modify in any material respect or terminate (other than in accordance with its terms) any Contract required to be listed on Section 3.11 of the Company Disclosure Letter, or (B) other than in the ordinary course, enter into any Contract required to be listed on Section 3.11 of the Company Disclosure Letter that would be material to the Company and its Subsidiaries, taken as a whole, or the UAM Business, taken as a whole, in each case, other than as required by applicable Law;

(vi) sell, assign, transfer, convey, lease or otherwise dispose of, or create or incur any Lien (other than Permitted Liens) on, any tangible assets or properties of the Company or the Brazilian Subsidiary (including any Transferred Assets), except for (i) dispositions of obsolete or worthless equipment and (ii) transactions in the ordinary course of business;

(vii) acquire any ownership interest in any real property or, except for the Real Property Leases contemplated by the Contribution Agreement, enter into any Real Property Lease (or amend any Real Property Lease in any material manner);

(viii) except as otherwise required by Law, any Benefit Plan or Collective Bargaining Agreement or in connection with the Pre-Closing Restructuring, (i) enter into, adopt or amend any Transferring UAM Benefit Plan, (ii) enter into, adopt or amend any material Benefit Plan that would be an UAM Benefit Plan if in effect on the date hereof, other than entering into, adopting or amending Benefit Plans that, are not Transferring UAM Benefit Plans, are generally applicable to employees of Embraer and its Affiliates and do not disproportionately impact UAM Business Employees, (iii) increase the compensation, bonus, pension, welfare, fringe or other benefits provided to any UAM Business Employee, other than such increases that do not exceed 20% individually or 10% in the aggregate with respect to any UAM Business Employees with annual base salary or wages of less than $150,000, (iv) hire or engage any new employee or individual independent contractor who is deemed a UAM Business Employee if such new employee or individual independent contractor will receive annual base compensation in excess of $150,000, or (v) terminate (other than for cause) any UAM Business Employee that is an executive officer, or give notice of any such action;

(ix) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(x) incur or assume any Indebtedness for borrowed money, or guarantee any Indebtedness for borrowed money of another Person, that would be Indebtedness of the Company or the Brazilian Subsidiary as of the Closing Date, other than, in each case, in an aggregate amount not to exceed $30,000,000;

(xi) (A) make, revoke, or change any material election in respect of material Taxes of the Company and/or the Brazilian Subsidiary or with respect to the UAM Business or the Transferred Assets, except in the ordinary course of business, (B) materially amend, modify or otherwise change any filed material Tax Return filed by or with respect to the Company and/or the Brazilian Subsidiary or with respect to the UAM Business or the Transferred Assets, (C) enter into any closing agreement in respect of material Taxes of the Company and/or the Brazilian Subsidiary or with respect to the UAM Business or the Transferred Assets executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement or (D) settle any claim or assessment in respect of material Taxes of the Company and/or the Brazilian Subsidiary or with respect to the UAM Business or the Transferred Assets, except, in the ordinary course of business;

(xii) issue any limited liability company interests (including Company Units) or shares of capital stock of the Company or any of its Subsidiaries, or securities exercisable for or convertible into limited liability company interests (including Company Units) or shares of capital stock of the Company or any of its Subsidiaries;

(xiii) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or the Brazilian Subsidiary;

(xiv) waive, release, settle, compromise or otherwise resolve any Legal Proceeding (A) primarily relating to the UAM Business, the Transferred Assets, the Company or the Brazilian Subsidiary or (B) which would result in a material and adverse impact or material liability on the UAM Business, the Transferred Assets, the Company or the Brazilian Subsidiary;

(xv) (A) license, sublicense, covenant not to assert, abandon, allow to lapse, fail to maintain, sell, assign, transfer, convey, lease or otherwise dispose, or create or incur any Lien (other than Permitted Liens) on, or grant to, or agree to grant to, any Person rights in, to, or under any material UAM Registered Intellectual Property or other UAM Business Owned IP (other than (x) non-exclusive licenses or non-exclusive sublicenses of UAM Business Owned IP granted in the ordinary course of business, and (y) abandonments or lapsing of any rights to any UAM Registered Intellectual Property whose cost of prosecution or maintenance, in the reasonable exercise of the Company’s business judgement, would outweigh any benefit to the Company of prosecution or maintaining such item); (B) subject any UAM Business Owned IP to Copyleft Terms; or (C) disclose any material Trade Secrets or other material confidential or proprietary information included in the UAM Business Owned IP to any third Person (other than pursuant to written non-disclosure agreements (or non-disclosure obligations by operation of Law) adequately restricting the use and disclosure thereof);

(xvi) make or commit to make any capital expenditures in an amount in excess of $5,000,000 in the aggregate;

(xvii) except as expressly contemplated by the Contribution Agreement, enter into or materially amend any Collective Bargaining Agreement covering any UAM Business Employee, other than as required by applicable Law, or recognize or certify any Labor Organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any UAM Business Employee;

(xviii) terminate without replacement (other than in accordance with its terms) or voluntarily fail to use commercially reasonable efforts to maintain or obtain any License material to the conduct of the UAM Business, taken as a whole;

(xix) waive the restrictive covenant obligations of any UAM Business Employee;

(xx) (A) enter into any Contract that limits the right of the Company or either of the Company Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, or (B) grant any exclusive or similar rights to any Person with respect to the UAM Business, the Transferred Assets (as applicable) or the Company or any of its Subsidiaries;

(xxi) enter into any line of business or business that is unrelated to the UAM Business;

(xxii) terminate without replacement, amend in a manner materially detrimental to the UAM Business, the Company or the Brazilian Subsidiary or voluntarily fail to take any action reasonably required to maintain any Insurance Policies in force (in each case, other than (x) substitution of an Insurance Policy by an insurance policy with a substantially similar coverage or (y) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting); or

(xxiii) enter into any agreement to do any action prohibited under this Section 5.1.

(b) During the Interim Period, the Company and the Brazilian Subsidiary shall comply with, and continue performing under, their respective Organizational Documents.

(c) Nothing contained in this Agreement shall be deemed to give Zanite, directly or indirectly, the right to control or direct the UAM Business, the Company or the Brazilian Subsidiary or its operations prior to the Closing. Prior to the Closing, the Company and the Brazilian Subsidiary shall exercise, consistent with the terms and conditions of this Agreement and the Ancillary Agreements, control over their respective businesses and operations.

Section 5.2. Access to Information. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to Embraer or any of its Subsidiaries (in each case, solely with respect to the UAM Business) by third parties that may be in Embraer’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-

client privilege (provided that, in each of the foregoing cases, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, Embraer shall, and shall cause its Subsidiaries to, afford to Zanite and its Representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance written notice, in such manner as to not materially interfere with the ordinary course of business of Embraer and its Subsidiaries, to, and shall furnish Zanite or such Representatives with, all financial and operating data, properties, books, Contracts, commitments, Tax Returns, records, appropriate officers and employees (subject to the last sentence of this Section 5.2) of Embraer and its Subsidiaries and other information, in each case, solely to the extent concerning the UAM Business, the Transferred Assets, the Company or the Brazilian Subsidiary, as Zanite or such Representatives may reasonably request; provided, however, that such access shall not include (a) any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of Embraer or any of its Subsidiaries without the prior written consent of Embraer, (b) any information that is reasonably pertinent to any litigation if Zanite or any of its Affiliates, on the one hand, and Embraer or any of its Affiliates, on the other hand, are adverse parties in such litigation (unless otherwise required by applicable Law), (c) any information that, in Embraer’s reasonable determination, is competitively sensitive (provided that in such case such reasonably requested information shall be made available pursuant to mutually agreed “clean team” procedures, to the extent permissible under applicable Law), or (d) any information to the extent unrelated to the UAM Business, the Company or the Brazilian Subsidiary. In exercising its rights hereunder, Zanite shall conduct itself so as not to unreasonably interfere in the conduct of the UAM Business. Zanite acknowledges and agrees that any contact or communication by it and its Representatives with officers, employees or agents of the UAM Business hereunder shall be arranged and supervised by Representatives of Embraer granting access, unless Embraer otherwise expressly consents in writing with respect to any specific contact.

Section 5.3. Preparation and Delivery of Additional Company Financial Statements. The Company shall use reasonable best efforts to deliver to Zanite, as soon as reasonably practicable following the date of this Agreement, (i) audited carve-out balance sheet of the UAM Business as of December 31, 2020 and 2019, and related income statements, statements of comprehensive income, changes in stockholders’ equity and statements of cash flows of the UAM Business as of and for each of the years ended December 31, 2020 and 2019, in each case, which have been prepared on a carve-out basis from the audited consolidated financial statements of Embraer to represent the performance and financial position of the UAM Business for each of the years ended December 31, 2020 and 2019, and as at December 31, 2020 and 2019 (together with the notes, if any, relating thereto) and (ii) unaudited condensed combined carve-out balance sheet of the UAM Business as of September 30, 2021, and related condensed combined statements of operations, statements of other comprehensive loss, statements of net parent equity and statements of cash flows of the UAM Business for the nine month period ended September 30, 2021 (collectively, the “PCAOB Financial Statements”). The PCAOB Financial Statements will (i) be prepared from the books and records of Embraer and be complete and accurate, (ii) present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the UAM Business as of the dates and for the periods indicated, the state and the financial position of the UAM Business as at the respective dates thereof and the results of operations and cash flows for the periods then ended, in each case, after giving effect to the Pre-Closing Restructuring as if it had been completed as of the dates thereof (subject to, in the case of any unaudited financial statements, normal year-end adjustments and the absence of footnotes or the inclusion of limited footnotes), (iii) be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated therein or in the notes thereto and, in the case of any unaudited financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iv) solely in the case of any audited financial statements, be audited in accordance with the auditing standards of the PCAOB applicable to carve-out financial statements.

Section 5.4. Acquisition Proposals. During the Interim Period, each of Embraer, EAH and the Company shall not, and shall cause each of its respective Subsidiaries to not, and each of Embraer, EAH and the Company shall instruct and use their respective reasonable best efforts to cause their respective Representatives acting on their behalf, not to, directly or indirectly: (a) make any proposal or offer that constitutes an Alternative Proposal, (b) initiate, solicit, engage in or continue any discussions, negotiations or transactions with any Person with respect to, or provide any non-public information or data concerning the UAM Business, the Transferred Assets, the Company or the Brazilian Subsidiary to any Person relating to, or cooperate in any way that would otherwise reasonably be expected to lead to, an Alternative Proposal or afford to any Person access to the business, properties, assets or personnel of the UAM Business (including the Transferred Assets), the Company or the Brazilian Subsidiary in connection with an Alternative Proposal, (c) execute or enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Proposal, (d) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (e) encourage, facilitate or respond to any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Proposal, (f) commence, continue or renew any due diligence investigation regarding an Alternative Proposal; (g) approve, endorse or recommend, or propose to approve, endorse or recommend, an Alternative Proposal; or (h) resolve, agree or otherwise commit to enter into or engage in any of the foregoing, in each case other than with Zanite and its respective Representatives. From and after the date hereof, each of Embraer, EAH and the Company shall, and shall instruct their respective officers and directors to, and each of Embraer, EAH and the Company shall instruct and cause their respective Representatives acting on their behalf, their respective Subsidiaries and their respective Representatives (acting on their behalf) to, (A) immediately cease and terminate all discussions and negotiations with, and (B) request the prompt return of any due diligence materials, and immediately terminate access to any data room, provided to, in each case of clauses (A) and (B), any Person with respect to, or which may reasonably be expected to give rise to or result in, an Alternative Proposal (other than with Zanite).

Section 5.5. Stock Transactions. During the Interim Period, except as otherwise contemplated by this Agreement, none of Embraer, EAH or the Company or any of their respective Subsidiaries, directly or indirectly, shall engage in any transactions involving the securities of Zanite without the prior written consent of Zanite.

Section 5.6. Use of Names. Embraer hereby agrees, on behalf of itself and its controlled Affiliates, that upon the Closing, (a) the Company and the Brazilian Subsidiary shall, as between the Parties and their respective controlled Affiliates, exclusively own and have the sole right to use as source identifiers the Trademarks “EVE,” “EVEX,” and all other Trademarks included in the UAM Business Owned IP, in each case, in word and logo form, and all other Trademarks included in the UAM Business Owned IP, including any and all variations, derivations, translations of the foregoing, any Trademarks to the extent containing or comprising the foregoing, and any Trademarks confusingly similar to any of the foregoing (collectively, the “Company Marks”) and (b) except as expressly set forth in any Ancillary Agreement or as otherwise contributed to the Company pursuant to the Contribution Agreement, Embraer shall (and shall cause each of its controlled Affiliates to) cease all use of the Company Marks as source identifiers as promptly as practicable following the Closing (but in any event, no later than thirty (30) days following the Closing Date). Without limiting the foregoing, Embraer shall affirmatively abandon (and cease use of) all trademark registrations set forth on Schedules B to the Contribution Agreement. Zanite hereby agrees, on behalf of itself and its controlled Affiliates, that Embraer and its Subsidiaries, as between the Parties and their respective Affiliates, exclusively own the Trademark “EMBRAER” and “EMBRAERX,” in each case, in word and logo form, and all other Trademarks of Embraer and its Subsidiaries that are not included in the UAM Business Owned IP, including any and all variations, derivations, translations of the foregoing, any Trademarks to the extent containing or comprising the foregoing (collectively, the “Embraer Marks”). Zanite shall (and shall cause each of its controlled Affiliates, including the Company and the Brazilian Subsidiary, to) cease all use of the Embraer Marks as source identifiers as promptly as practicable following the Closing (but in any event, no later than thirty (30) days following the Closing Date). If the Company wishes to use the Trademarks “EMBRAER” and “EMBRAERX” in connection with the marketing, promotion, or advertising of eVTOL or the UAM Business, then the Company shall send to Embraer the Company’s proposed use of such Trademarks for Embraer’s prior written approval (and the Company shall not make such use of such Trademarks without such prior written approval of Embraer). Notwithstanding the foregoing, the Parties acknowledge and agree that this Section 5.6 shall not prevent Embraer, the Company or their respective controlled Affiliates, from using or referencing the Company Marks or the Embraer Marks, as and to the extent required by applicable Law or applicable stock exchange regulation, including any documents required to be filed by any Party with the SEC, the Brazilian Securities Commission (Comissão de Valores Mobiliários) or any applicable stock exchange, or to, in a customary and non-trademark manner, factually describe the Transactions and any relationships between the Parties or their respective Affiliates. For the purposes of this Section 5.6, Zanite, the Company and their respective Subsidiaries shall not be deemed Affiliates of Embraer from and after the Closing.

Section 5.7. Preferred Stock Sale. Embraer shall, prior to entering into the binding agreement relating to the Preferred Stock Sale, disclose to Zanite the identity of the Unaffiliated Investor and provide Zanite such further information regarding the Unaffiliated Investor as Zanite reasonably requests, subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise).

ARTICLE VI

COVENANTS OF ZANITE

Section 6.1. Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Zanite shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Zanite (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (1) pay as and when due all amounts payable to Zanite Stockholders pursuant to Zanite Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Zanite for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.2. No Solicitation by Zanite. During the Interim Period, Zanite shall not, and shall cause its Subsidiaries not to, and Zanite shall instruct and use its reasonable best efforts to cause its Representatives acting on its and their behalf, not to, directly or indirectly: (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate, solicit, engage in or continue any discussions, negotiations or transactions with any Person with respect to, or provide any non-public information or data concerning Zanite or its Subsidiaries to any Person relating to, or cooperate in any way that would otherwise reasonably be expected to lead to, a Business Combination Proposal or afford to any Person access to the business, properties, assets or personnel of Zanite in connection with a Business Combination Proposal, (c) execute or enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, (d) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (e) encourage, facilitate or respond to any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, (f) commence, continue or renew any due diligence investigation regarding a Business Combination Proposal, (g) approve, endorse or recommend, or propose to approve, endorse or recommend, a Business Combination Proposal, or (h) resolve, agree or otherwise commit to enter into or engage in any of the foregoing, in each case, other than to or with Embraer, EAH, the Company or any of their respective Representatives. From and after the date hereof, Zanite shall, and shall instruct its officers and directors to, and Zanite shall instruct and cause its Representatives acting on its behalf, its Subsidiaries and their respective Representatives (acting on their behalf) to, (A) immediately cease and terminate all discussions and negotiations with, and (B) request the prompt return of any due diligence materials, and immediately terminate access to any data room, provided to, in each case of clauses (A) and (B), any Persons with respect to, or that may reasonably be expected to give rise to or result in a Business Combination Proposal (other than with Embraer, EAH, the Company or any of their respective Subsidiaries).

Section 6.3. Zanite Conduct of Business.

(a) During the Interim Period, except (x) as otherwise expressly contemplated by this Agreement, Section 6.3 of the Zanite Disclosure Letter or as expressly contemplated by the Ancillary Agreements (including, for the avoidance of doubt, any actions that are expressly contemplated by the Subscription Agreements or any Additional Subscription Agreements), (y) as required by applicable Law, Governmental Order or other directive by a Governmental Authority (including any COVID-19 Measures) or (z) as consented to by Embraer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) Zanite shall use commercially reasonable efforts to (i) operate its business in all material respects in the ordinary course of business and (ii) maintain in all material respects the existing business relations of Zanite with its key customers, suppliers, partners, contractors, consultants, distributors and creditors; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19 (including any COVID-19 Measures), Zanite shall not be deemed to be acting outside of the ordinary course of business, so long as such actions or omissions are reasonably designed to protect the health or welfare of employees, directors, officers or agents or to meet such legal requirements and (B) and Zanite shall not:

(i) change, modify or amend, or seek any approval from Zanite Stockholders to change, modify or amend, the Trust Agreement or the Organizational Documents of Zanite, or form or cause to be formed any Subsidiary of Zanite;

(ii) make or declare any dividend or distribution to the stockholders of Zanite or make any other distributions in respect of any of Zanite’s capital stock, share capital or equity interests;

(iii) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Zanite’s capital stock or equity interests;

(iv) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Zanite, other than a redemption of shares of Zanite Class A Common Stock made as part of Zanite Share Redemptions;

(v) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Zanite (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) (A) make, revoke or change any material election in respect of material Taxes, except in the ordinary course of business, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement, or (D) settle any claim or assessment in respect of material Taxes, except in the ordinary course of business;

(vii) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(viii) incur or assume any Indebtedness for borrowed money, or guarantee any Indebtedness for borrowed money of another Person, other than Working Capital Loans in an aggregate amount not to exceed $3,000,000 made by the Sponsor necessary to finance Zanite’s ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Transactions;

(ix) (A) issue any Zanite Securities or securities exercisable for or convertible into Zanite Securities, (B) grant any options, warrants or other equity-based awards with respect to Zanite Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Zanite Warrant or the Zanite Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(x) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the business and operations of Zanite;

(xi) hire or engage any individual; adopt any Zanite Benefit Plan or enter into or adopt any Collective Bargaining Agreement (or enter into any other material commitment with any Labor Organization); or

(xii) enter into any agreement to do any action prohibited under this Section 6.3.

(b) During the Interim Period, Zanite shall comply with, and continue performing under, as applicable, Zanite’s Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Zanite is a party.

(c) Nothing contained in this Agreement shall be deemed to give Embraer, EAH or the Company, directly or indirectly, the right to control or direct Zanite or its operations prior to the Closing. Prior to the Closing, Zanite shall exercise, consistent with the terms and conditions of this Agreement and the Ancillary Agreements, control over its businesses and operations.

Section 6.4. Access to Information. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to Zanite by third parties that may be in Zanite’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, in each of the foregoing cases, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, Zanite shall afford to Embraer, the Company and their respective Representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance written notice, in such manner as to not materially interfere with the ordinary course of business of Zanite, to, and shall furnish Embraer, the Company and their respective Representatives with, all financial and operating data, properties, books, Contracts, commitments, Tax Returns, records, appropriate officers and employees of Zanite and other information, in each case solely to the extent concerning Zanite as Embraer, the Company or such Representatives may reasonably request; provided, however, that such access shall not include (a) any information that is reasonably pertinent to any litigation if Zanite or any of its Affiliates, on the one hand, and Embraer or any of its Affiliates, on the other hand, are adverse parties in such litigation (unless otherwise required by applicable Law), (b) any information that, in Zanite’s reasonable determination, is competitively sensitive (provided that in such case such reasonably requested information shall be made available pursuant to mutually agreed “clean team” procedures, to the extent permissible under applicable Law), or (c) any information to the extent unrelated to Zanite. In exercising its rights hereunder, each of Embraer and the Company shall conduct itself so as not to unreasonably interfere in the conduct of Zanite’s business. Embraer and the Company acknowledges and agrees that any contact or communication by them and their Representatives with officers, employees or agents of Zanite hereunder shall be arranged and supervised by Representatives of Zanite granting access, unless Zanite otherwise expressly consents in writing with respect to any specific contact.

Section 6.5. Zanite Public Filings. During the Interim Period, Zanite will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed or furnished with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with its reporting obligations under applicable Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. As used in this Section 6.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC Reports which discuss or refer to this Agreement or the Transactions, the contents of which are inconsistent with that of, or otherwise not disclosed in, any prior or contemporaneous press release or public announcement by Embraer or Zanite (or any of their respective Affiliates) in compliance with this Agreement shall be subject to the prior review and approval of Embraer (which approval shall not to be unreasonably withheld, delayed or conditioned); provided that in the case of a current report required to be filed by Zanite or an Affiliate thereof on Form 8-K, Zanite shall, prior to the filing of any such current report on Form 8-K, consult with Embraer as to the timing and contents of such current report on Form 8-K, unless such consultation would not be reasonably feasible.

Section 6.6. Zanite Listing. During the Interim Period, Zanite shall use its reasonable best efforts to maintain the listing of the Zanite Units, the Zanite Common Stock and the Zanite Warrants on Nasdaq, and shall prepare and submit to the Approved Stock Exchange a listing application, if required under the Approved Stock Exchange rules, covering the shares of Zanite Common Stock issuable in the Equity Exchange, and shall use reasonable best efforts to obtain approval for the listing of such shares of Zanite Common Stock (subject to official notice of issuance) and Embraer shall reasonably cooperate with Zanite with respect to such listing.

Section 6.7. PIPE Subscription. (A) Unless otherwise approved in writing by the Company, EAH, and Embraer (which approval shall not be unreasonably withheld, conditioned or delayed) or (B) except for any actions that would not increase conditionality or impose any new obligation on Embraer, EAH, the Company or Zanite, reduce the Committed PIPE Investment Amount or the subscription amount under any Subscription Agreement or Additional Subscription Agreement or reduce or impair the rights of Zanite under any Subscription Agreement or Additional Subscription Agreement, Zanite shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or Additional Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement or Additional Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Zanite Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements and any Additional Subscription Agreements have been satisfied, Zanite shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements and any Additional Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements and any Additional Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Zanite the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement or Additional Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Zanite shall give the Company, EAH, and Embraer written notice as promptly as practicable: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement or Additional Subscription Agreement, in each case, that is known to Zanite and (ii) of the receipt of any written notice by Zanite from any party to any Subscription Agreement or Additional Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or Additional Subscription Agreement or of any provisions of any Subscription Agreement or Additional Subscription Agreement.

Section 6.8. Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the Knowledge of Zanite, threatened in writing, against Zanite or the Zanite Board by any of Zanite Stockholders prior to the Closing, Zanite shall promptly notify Embraer of any such litigation and keep Embraer reasonably informed with respect to the status thereof. Zanite shall provide Embraer the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to Embraer’s advice with respect to such litigation and shall not settle any such litigation if and to the extent all such settlement payments exceed the amount set forth in Section 6.8 of the Zanite Disclosure Letter in the aggregate without the prior written consent of Embraer, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VII

JOINT COVENANTS

Section 7.1. Regulatory Filings and Communications.

(a) In connection with the Transactions, each Party shall, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreement (the “Regulatory Filings”). Each Party shall use reasonable best efforts to cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and effect any such filing, withdrawal or amendment. With respect to the Regulatory Filings, each Party agrees to use its reasonable best efforts and cooperate with the other Parties (i) in timely making inquiries with Governmental Authorities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by Governmental Authorities, (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where the Parties agree that a Regulatory Filing is not required), and (iv) promptly informing the other Parties of any communication with any Governmental Authority regarding the Transactions. Without limiting the generality of the foregoing, each Party shall (and, to the extent required, shall cause its Affiliates to) (x) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within fifteen (15) Business Days following the date of this Agreement), (y) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act, and (z) request early termination of the applicable waiting period under the HSR Act and not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties. Notwithstanding anything herein to the contrary, Embraer and Zanite shall each bear fifty percent (50%) of the HSR Act filing fee.

(b) During the Interim Period, Zanite, on the one hand, and Embraer, EAH and the Company, on the other hand, shall give counsel for Embraer (in the case of Zanite) or Zanite (in the case of Embraer, EAH and the Company) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to any Regulatory Filing. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with any Regulatory Filing unless it consults with, in the case of Zanite, Embraer, or, in the case of Embraer, EAH or the Company, Zanite in advance and, to the extent not prohibited by such Governmental Authority, gives such other Party the opportunity to attend and participate in such meeting or discussion.

(c) During the Interim Period, Embraer and the Company shall promptly notify Zanite in writing of any material communications, applications, approvals, or rejections with the Aviation Administrations or any other national aviation authority regarding the Transferred Assets, the UAM Business and/or any related Licenses or governmental approvals; provided, however, that the Company may redact any information that, in Embraer’s reasonable determination (after consultation with outside legal counsel), is competitively sensitive.

Section 7.2. Preparation of Proxy Statement; Stockholders’ Meeting and Approvals.

(a) Proxy Statement.

(i) As promptly as practicable after the execution of this Agreement, Zanite, Embraer, EAH and the Company shall use reasonable best efforts to prepare, and Zanite shall use reasonable best efforts to file, or cause to be filed, with the SEC, a proxy statement with the SEC and, once the SEC confirms it has no further comments on the filing, sent to the Zanite Stockholders for the matters to be acted upon at the Zanite Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Each Party shall use its reasonable best efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to have the Proxy Statement declared effective under the Securities Act as promptly as practicable after such filing, and to keep the Proxy Statement effective as long as is necessary to consummate the Transactions. Zanite also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Embraer, EAH or the Company shall furnish all information concerning EAH and the Company and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each Party agrees to furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement, a current report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Zanite, Embraer, EAH, the Company or their respective Subsidiaries to any regulatory authority (including the Approved Stock Exchange) in connection with the Equity Exchange and the other Transactions contemplated hereby. Zanite will cause the Proxy Statement to be mailed to the Zanite Stockholders promptly (and in any event, within seven (7) Business Days) after the filing of the Proxy Statement with the SEC.

(ii) No filing of, or amendment or supplement to, the Proxy Statement will be made by Zanite without providing Embraer with a reasonable opportunity to review and comment thereon and Zanite shall give reasonable and good faith consideration to any comments made by Embraer and its counsel. Embraer will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Zanite or its counsel in any discussions or meetings with the SEC. Zanite shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, Zanite’s Organizational Documents, and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Zanite Stockholders’ Meeting and the Zanite Share Redemption.

(iii) Each of Zanite, Embraer, EAH and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Zanite Stockholders and at the time of the Zanite Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing Date, any information relating to Zanite, Embraer, EAH, the Company or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by Zanite, Embraer, EAH or the Company, which is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Zanite Stockholders.

(v) Zanite shall provide Embraer with copies of any written comments, and shall inform Embraer of any oral comments, that Zanite receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments.

(vi) Without limiting the generality of the foregoing, each of Zanite, Embraer, EAH and the Company shall cooperate with each other in the preparation of each of the Proxy Statement, and each of Embraer, EAH and the Company shall furnish Zanite with all information concerning it and its affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement, including, without limitation, if the anticipated effective date of the Proxy Statement is after February 14, 2022, each of Zanite and the Company shall use their respective reasonable best efforts to deliver to each other, as soon as reasonably practicable following February 14, 2022, the audited consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of Zanite and the Company and its Subsidiaries, respectively, as of and for the year ended December 31, 2021, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

(b) Zanite Stockholder Approval.

(i) Zanite shall (x) as promptly as practicable (and in any event, within seven (7) Business Days) after the Proxy Statement is filed with the SEC, (A) cause the Proxy Statement to be disseminated to Zanite Stockholders in compliance with applicable Law, (B) solely with respect to the Transaction Proposals, duly (1) give notice of and (2) convene and hold a special meeting (the “Zanite Stockholders’ Meeting”) in accordance with Zanite’s Organizational Documents and Nasdaq Listing Rule 5620(b) for a date no later than thirty (30) Business Days following the date the Proxy Statement is filed with the SEC, and (C) solicit proxies from the holders of Zanite Common Stock to vote in favor of each of the Transaction Proposals, and (y) provide its stockholders with the opportunity to elect to effect a Zanite Share Redemption.

(ii) Zanite shall, through the Zanite Board, recommend to its stockholders the (A) adoption and approval of this Agreement and the Transactions in accordance with applicable Law and exchange rules and regulations (the “BCA Proposal”), (B) approval of the change of Zanite’s name to “Eve Holding, Inc.”, (C) amendment and restatement of Zanite’s Organizational Documents, in the form of the Amended and Restated Zanite Organizational Documents, including any separate or unbundled proposals as are required to implement the foregoing (the “Organizational Documents Proposal”), (D) approval of the issuance of shares of Zanite Common Stock in connection with the Equity Exchange and the PIPE Investment (the “Share Issuance Proposal”), (E) approval of the adoption by Zanite of the Zanite Equity Plan and associated forms of award agreements described in Section 7.10(a), (F) the election of directors of Zanite effective as of the Closing as contemplated by Section 7.8 (the “Board Election Proposal”), (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Parties to be necessary or appropriate in connection with the Transactions and (I) adjournment of the Zanite Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendations in the Proxy Statement. The Zanite Board shall not withdraw, amend, qualify or modify its recommendation to the stockholders of Zanite that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the stockholders of Zanite described in the Recitals hereto, a “Change in Recommendation”). Notwithstanding the foregoing, prior to, but not after, obtaining the Zanite Stockholder Approval, the Zanite Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that an Intervening Event has occurred and that, as a result thereof, a failure to make a Change in Recommendation would be a breach by the Zanite Board of its fiduciary obligations to the Zanite Stockholders under applicable Law; provided that the Zanite Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (x) Zanite delivers to Embraer a written notice (an “Intervening Event Notice”) advising Embraer that the Zanite Board proposes to take such action and containing the material facts underlying the Zanite Board’s determination that an Intervening Event has occurred and that a failure to make a Change in Recommendation would constitute a breach by the Zanite Board of its fiduciary obligations under applicable Law, and (y) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which Zanite delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which Zanite delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional three (3) Business Day (instead of a five (5) Business Day) period from the date of such notice), the “Intervening Event Notice Period”), after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Embraer shall have, prior to the expiration of the Intervening Event Notice Period, offered to Zanite, the Zanite Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would be a breach of its fiduciary duties under applicable Law; provided, further, that, if requested by Embraer, during the Intervening Event Notice Period and prior to making a Change in Recommendation, Zanite will, and will cause its Representatives to, negotiate in good faith with Embraer and its Representatives during the Intervening Event Notice Period to make such revisions or adjustments to the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation. For the avoidance of doubt, a Change in Recommendation will not limit or otherwise affect the agreements and covenants set forth in Section 1 of the Sponsor Support Agreement.

(iii) To the fullest extent permitted by applicable Law, (x) Zanite’s obligations to establish a record date for, duly call, give notice of, convene and hold the Zanite Stockholders’ Meeting shall not be affected by any Change in Recommendation, (y) Zanite agrees to establish a record date for, duly call, give notice of, convene and hold the Zanite Stockholders’ Meeting and submit for approval the Transaction Proposals and (z) Zanite agrees that if the Zanite Stockholder Approval shall not have been obtained at any such Zanite Stockholders’ Meeting, then Zanite shall promptly continue to take all such necessary actions, including the actions required by this Section 7.2(b), and hold additional Zanite Stockholders’ Meetings in order to obtain the Zanite Stockholder Approval. Zanite may only adjourn the Zanite Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Zanite Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Zanite has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Zanite Stockholders prior to the Zanite Stockholders’ Meeting; provided that the Zanite Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Zanite Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Zanite agrees that it shall provide the holders of shares of Zanite Class A Common Stock the opportunity to elect redemption of such shares of Zanite Class A Common Stock in connection with the Zanite Stockholders’ Meeting, as required by Zanite’s Organizational Documents.

Section 7.3. Pre-Closing Restructuring. Prior to the Closing, Embraer, EAH and the Company shall enter into the Contribution Agreement and pursuant thereto take the actions as expressly set forth in Section 7.3 of the Company Disclosure Letter, with such changes (a) that are determined by Embraer to be reasonably necessary to effect such transactions and (b) solely in the case of any such change that would reasonably be expected to either (A) adversely affect the Intended Tax Treatment or (B) be adverse to Zanite, the Company or any of its Subsidiaries, the Transferred Assets or the UAM Business, that are subject to Zanite’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) (such actions as expressly set forth in the Contribution Agreement or Section 7.3 of the Company Disclosure Letter, collectively, the “Pre-Closing Restructuring”); provided that no such change shall limit in any manner or otherwise affect the representations and warranties of Embraer, EAH or the Company set forth in Article III. Zanite shall, and shall cause its Affiliates (as applicable) and its and their Representatives to, reasonably cooperate during normal business hours in a timely manner in connection with the Pre-Closing Restructuring upon Embraer’s or the Company’s reasonable request upon reasonable advance notice, including by providing such information relating to Zanite and assistance as Embraer or the Company may reasonably request upon reasonable advance notice.

Section 7.4. Support of Transaction. Without limiting any covenant contained in Article V, Article VI or Article VII, which covenants shall control to the extent of any conflict with the succeeding provisions of this Section 7.4, Zanite, Embraer, EAH and the Company shall each, and each shall cause its respective Subsidiaries to: (a) use commercially reasonable efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Zanite, Embraer, EAH or the Company or any of their respective Affiliates are required to obtain in order to consummate the Transactions, and (b) use its reasonable best efforts to take such other action as soon as practicable as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, in no event shall Embraer or any of its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or will be a party following the Pre-Closing Restructuring or otherwise in connection with the consummation of the Transactions. Notwithstanding anything to the contrary contained herein, in no event shall Zanite be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which Zanite, the Company or any of its Subsidiaries is a party or will be a party following the Pre-Closing Restructuring or otherwise in connection with the consummation of the Transactions.

Section 7.5. Tax Matters.

(a) All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the Transactions, including the Pre-Closing Restructuring, shall constitute Company Transaction Expenses. The Parties shall cooperate with respect to the filing of any Tax Returns with respect to Transfer Taxes. If one party remits to the appropriate Governmental Authority payment for Transfer Taxes and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes. Notwithstanding any other provision in this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b) On or prior to the Closing Date, EAH shall provide to the Company a properly completed IRS Form W-9.

(c) Certain Tax Matters. The Parties agree to the matters set forth on Section 7.5(c) of the Company Disclosure Letter.

Section 7.6. Cooperation; Consultation. From the date of the announcement of this Agreement or the Transactions (pursuant to any applicable public communication made in compliance with Section 10.14), until the earlier of the Closing Date and valid termination of this Agreement pursuant to Article IX, Zanite shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company, EAH, Embraer and their respective financial advisors reasonably informed with respect to the PIPE Investment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company, EAH, Embraer and their respective financial advisors with respect to such matters; provided that each of Zanite, the Company, EAH and Embraer acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by each of Embraer, EAH, the Company and Zanite in writing.

Section 7.7. Section 16 Matters. Prior to the Closing Date, each of the Company and Zanite shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions or dispositions of shares of Zanite Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8. Post-Closing Directors and Officers. In accordance with the Amended and Restated Zanite Organizational Documents and the Stockholders Agreement, the Parties shall take all such actions within their power as may be necessary or appropriate, including causing the directors of Zanite to resign, such that immediately following, and conditioned upon, the Closing:

(a) the Board of Directors of Zanite shall consist of seven (7) members, which shall initially include:

(i) Kenneth Charles Ricci as the director nominee of the Sponsor (the “Sponsor Nominee”);

(ii) five (5) director nominees to be designated by EAH pursuant to written notice to be delivered to Zanite prior to the Closing (the “Embraer Nominees”), at least three (3) of whom shall qualify as “independent” directors under the Approved Stock Exchange listing rules (the “Embraer Independent Nominee”); and

(iii) one (1) remaining director nominee to be mutually agreed by EAH and the Sponsor, which nominee shall qualify as an “independent” director under the Approved Stock Exchange listing rules (the “Joint Nominee”);

(b) the Board of Directors of Zanite shall have at least five (5) “independent” directors for the purposes of the Approved Stock Exchange, as applicable, each of whom shall serve in such capacity in accordance with the terms of the Amended and Restated Zanite Organizational Documents following the Closing;

(c) the Board of Directors of Zanite will be a classified board with three classes of directors, with:

(i) a first class of directors (the “Class I Directors”), initially serving a term effective from the Closing until the first annual meeting of the stockholders of Zanite held after the Closing (but any subsequent Class I Directors serving a three (3)-year term), with the Joint Nominee and one (1) Embraer Independent Nominee to serve as Class I Directors;

(ii) a second class of directors (the “Class II Directors”), initially serving a term effective from the Closing until the second annual meeting of stockholders of Zanite held following the Closing (but any subsequent Class II Directors serving a three (3)-year term), with two (2) Embraer Independent Nominees to serve as Class II Directors; and

(iii) a third class of directors (the “Class III Directors”), serving a term effective from the Closing until the third annual meeting of stockholders of Zanite held following the Closing (and any subsequent Class III Directors serving a three (3)-year term), with the Sponsor Nominee and the two (2) remaining Embraer Nominees to serve as Class III Directors; and

(d) the initial officers of Zanite shall be as set forth on Section 2.5 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of the Amended and Restated Zanite Organizational Documents following the Closing.

Section 7.9. Indemnification and Insurance.

(a) Zanite shall, and shall cause its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Closing Date provisions in their respective Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of each present and former director and officer of (x) the Company and each of its Subsidiaries and (y) Zanite and each of its Subsidiaries (the directors and officers referred to in clauses (x) and (y), collectively, the “D&O Indemnified Parties”) that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company, Zanite or their respective Subsidiaries, as applicable, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.

(b) For a period of six (6) years from the Closing Date, Zanite shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Zanite’s, the Company’s, or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company or its Representatives) on terms no less favorable than the terms of such current insurance coverage, except that in no event shall Zanite be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the most recent aggregate annual premium paid by Zanite or by Embraer on behalf of the Company, as applicable, for such insurance policy for the twelve (12)-month period ended on the date of this Agreement; provided, however, that (i) Zanite may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing Date and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.9 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.9 shall survive the consummation of the Equity Exchange indefinitely and shall be binding, jointly and severally, on Zanite and all successors and assigns of Zanite. In the event that Zanite or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Zanite shall ensure that proper provision shall be made so that the successors and assigns of Zanite shall succeed to the obligations set forth in this Section 7.9.

(d) As promptly as reasonably practicable following the Closing Date, Zanite shall enter into customary indemnification agreements in substantially the form attached hereto as Exhibit H with the post-Closing directors of Zanite, which indemnification agreements shall continue to be effective following the Closing.

Section 7.10. Incentive Equity Plan.

(a) Prior to the Closing Date, Zanite shall approve and adopt an incentive equity plan in substantially the form attached hereto as Exhibit G (with such changes as may be mutually agreed in writing by Embraer and Zanite (such agreement not to be unreasonably withheld, conditioned or delayed)) (the “Zanite Equity Plan”).

(b) Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.10 are included for the sole benefit of the Parties hereto, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Zanite or its Affiliates to amend, terminate or otherwise modify the Zanite Equity Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of Zanite, or any participant in the Zanite Equity Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.11. Notification of Certain Matters. During the Interim Period, each Party shall provide the other Parties with prompt written notice upon becoming aware of any event, fact or circumstance that would cause or would reasonably be expected to cause any of such Party’s conditions set forth in Article VIII not to be satisfied. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. No notice pursuant to this Section 7.11 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party.

Section 7.12. EAH and Company Approval. Promptly following the execution of this Agreement but in any event no later than the end of the day following the date of this Agreement, (a) Embraer shall approve and adopt this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby as the sole member of the Company, and (b) Embraer shall approve and adopt this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby as the sole stockholder of EAH, and in each case, Embraer shall promptly deliver evidence of such adoption to Zanite.

Section 7.13. Insider Letters. Pursuant to the Insider Letters, entered into by and between Zanite and each of Steven H. Rosen, Kenneth C. Ricci, Michael A. Rossi, John B. Veihmeyer, Larry R. Flynn and Gerard J. DeMuro and the Sponsor, such individuals and the Sponsor agreed to vote all of the shares of the capital stock of Zanite they hold to approve the Transaction Proposals and not to redeem any such shares in connection with the Transactions. Zanite hereby agrees to enforce the terms and conditions of the Insider Letters, including the agreement to vote all of the shares of the capital stock of Zanite they hold to approve the Transaction Proposals and the agreement not to redeem any such shares, in connection with the consummation of the Transactions.

Section 7.14. Non-Competition.

(a) During a period commencing on the Closing Date and ending on the date that is three (3) years thereafter, with respect to the European Union, or five (5) years thereafter, with respect to any other territories (the “Restricted Period”), Zanite hereby covenants and agrees that neither it nor its Subsidiaries (including the Company and the Brazilian Subsidiary) shall, whether on their own behalf or on behalf of or in conjunction with any Person (other than Embraer, its Subsidiaries (other than the Company and the Brazilian Subsidiary) or any of their respective Representatives), directly or indirectly:

(i) engage in or assist others in engaging in (A) the business of designing, developing, manufacturing, assembling, testing, certifying, marketing, selling and delivering commercial aviation, executive aviation, defense and security or crop dusting platforms and programs anywhere in the world, as well as all forms of maintaining, sustaining and supporting, and providing other aftermarket services for, such platforms and programs, including modifications, parts distribution and other logistics, maintenance, repair and overhaul services and training for such platforms and programs, or (B) UATM in Brazil, in the case of each of clauses (A) and (B), including the Out-Of-Scope Businesses, but excluding the Zanite Restricted Business (each, an “Embraer Restricted Business”);

(ii) have an ownership interest (whether equity, debt or other) in, or otherwise become actively involved with, any Person who engages in any Embraer Restricted Business in any capacity, including as a partner, shareholder, member, principal, lender or guarantor;

(iii) interfere with, or attempt to interfere with, the business relationships (whether formed prior to or after the date of this Agreement) between Embraer or any of its Affiliates and their respective customers, suppliers, manufacturers, licensors, vendors, lessors, or investors; or

(iv) knowingly provide any information, assistance, support, product, technology or Intellectual Property to any Person engaged in any Embraer Restricted Business.

(b) During the Restricted Period, Embraer hereby covenants and agrees that neither it nor its Subsidiaries (other than the Company or its Subsidiaries) shall, whether on their own behalf or on behalf of or in conjunction with any Person (other than the Company, the Brazilian Subsidiary or any of their respective Representatives), directly or indirectly:

(i) engage in or assist others in engaging in the business of (A) designing, developing, manufacturing, assembling, testing, certifying, marketing, selling and delivering urban air mobility platforms and programs with UAM anywhere in the world, as well as all forms of maintaining, sustaining and supporting, and providing other aftermarket services for, such platforms and programs, including modifications, parts distribution and other logistics, maintenance, repair and overhaul services and training for such platforms and programs, and other services that support the integrated operation of UAM vehicles in low level airspace, or (B) UATM worldwide other than in Brazil, in the case of each of clauses (A) and (B), including the UAM Business, but excluding the Embraer Restricted Business (each, a “Zanite Restricted Business” and, together with the Embraer Restricted Business, the “Restricted Businesses”);

(ii) have an ownership interest (whether equity, debt or other) in, or otherwise become actively involved with, any Person who engages in any Zanite Restricted Business in any capacity, including as a partner, shareholder, member, principal, lender or guarantor;

(iii) interfere with, or attempt to interfere with, the business relationships (whether formed prior to or after the date of this Agreement) between Zanite or any of its Affiliates and their respective customers, suppliers, manufacturers, licensors, vendors, lessors, or investors; or

(iv) knowingly provide any information, assistance, support, product, technology or Intellectual Property to any Person engaged in any Zanite Restricted Business.

(c) Notwithstanding anything to the contrary herein, nothing contained in this Section 7.14 shall be construed as prohibiting Embraer, Zanite or any of their respective Subsidiaries from, directly or indirectly:

(i) acquiring an interest or investing in (including by merger, acquisition, sale of assets or otherwise), or otherwise holding an interest in, any Person that engages in, owns, manages or operates any Restricted Business; provided that:

(1) (x) Embraer, Zanite or any of their respective Subsidiaries, as applicable, is a passive investor and does not directly or indirectly control the activities or management of such Person or business and (y) such ownership stake does not exceed five percent (5%) of such Person or business; or

(2) (x) the annual net revenues of the Restricted Business for the most recent fiscal year do not exceed the lesser of (A) $100,000,000 and (B) twenty percent (20)% of the overall annual net revenues of the combined businesses being acquired for such fiscal year or, if the Restricted Business is at a pre-revenue stage, the Restricted Business’ fair market value does not exceed $300,000,000 and (y) Zanite, Embraer or one of their respective Subsidiaries, as applicable, (I) within thirty (30) days after the closing of any such investment or acquisition, offers to sell to Embraer or the Company, as applicable, on substantially the same terms and conditions as contained in the relevant investment or acquisition agreement, the portion of such business engaged in Embraer Restricted Business or the Zanite Restricted Business, as applicable, (but at the applicable portion of the price paid for such portion), (II) enters into a definitive agreement for the divestment of the relevant part of such business with Embraer or the Company, as applicable, or its designee (or, if the other Party is not interested in acquiring such business at such price, with any other Person) and/or ceases the activities of the relevant part of such business or Person, in each case, within six (6) months from the date of such acquisition and (III) operates such acquired business in a manner and on a scale consistent in all material respects with such business’s historical practices prior to the acquisition of such business until such time as such business is divested or ceases activities; or

(ii) continuing to perform under any agreements with, as applicable, Embraer, Zanite or any of their respective Subsidiaries, including the Master Agreements.

(d) Each of Embraer and Zanite acknowledges and agrees that (i) it would be difficult to calculate damages to Embraer or Zanite, as applicable, from any breach of the obligations under this Section 7.14, (ii)

injury to Embraer or Zanite, as applicable, from any such breach would be irreparable and impossible to measure and (iii) the remedy at law for any breach or threatened breach of this Section 7.14, including monetary damages, would therefore be an inadequate remedy and, accordingly, each of Embraer and Zanite shall have the right to specific performance and injunctive relief of its rights under this Section 7.14.

(e) Each of Embraer and Zanite acknowledges and agrees that the restrictions contained in this Section 7.14 are reasonable in scope and duration in the light of the nature, size and location of each Restricted Business. If any provision of this Section 7.14 is held to be excessively broad as to duration, scope, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent permissible under applicable Law.

(f) For the avoidance of doubt, references to Affiliates, Subsidiaries or Representatives of Embraer in this Section 7.14 shall not include Zanite, the Company or their respective Subsidiaries.

Section 7.15. Embraer Competitors. During the Restricted Period, the Company shall not, directly or indirectly, engage Embraer Competitors in the development, engineering, certification, manufacturing, services or support of products and services for the UAM Business without the prior written consent of Embraer (which consent shall not be unreasonably withheld, conditioned or delayed) in each instance.

Section 7.16. Non-Solicitation. For a period of three (3) years following the Closing Date, each of Embraer and Zanite agrees not to, and to cause their respective Subsidiaries not to, solicit for employment, hire or employ, or assist any other Person in soliciting for employment, hiring or employing any employee of Zanite or its Subsidiaries (in the case of Embraer) or Embraer and its Subsidiaries (other than Zanite, the Company and their respective Subsidiaries) (in the case of Zanite); provided that the foregoing shall not prohibit Embraer, Zanite or their respective Subsidiaries, as applicable, from (a) offering employment to, hiring or employing any individual who (i) ceases to be an employee of Embraer or its Subsidiaries (other than Zanite, the Company and their respective Subsidiaries) or of Zanite or its Subsidiaries, as applicable, more than six (6) months prior to such employment without any breach of this Section 7.16 or (ii) responds to a bona fide general solicitation or advertisement that is permitted pursuant to clause (b) of this Section 7.16, or (b) engaging in any general solicitations or advertisements that are not specifically targeted to the employees of Embraer or its Subsidiaries (other than Zanite, the Company and their respective Subsidiaries) or of Zanite or its Subsidiaries, as applicable. For the avoidance of doubt, references to Subsidiaries of Embraer in this Section 7.16 shall not include Zanite, the Company or their respective Subsidiaries.

Section 7.17. Insurance. Following the Closing Date and for as long as Embraer owns at least fifty percent (50%) of the voting power of the total outstanding equity securities of Zanite, upon Embraer’s prior written consent, Zanite and its Subsidiaries may make claims and receive proceeds under one or more insurance policies maintained by Embraer of which Embraer and its Subsidiaries are beneficiaries, in which case Embraer shall, or shall cause one of its Subsidiaries to, provide reasonable assistance, as may be reasonably requested by Zanite or its Subsidiaries from time to time, in submitting such claim and in collecting the insurance proceeds with respect to such claims under such policies on behalf of Zanite or its Subsidiaries, in each case, subject to the terms and conditions of each such policy and solely to the extent such coverage is available; provided that Zanite and its Subsidiaries shall be responsible for, and shall pay or reimburse Embraer for, all costs, premiums and other expenses associated with Zanite’s and its Subsidiaries’ reliance on such insurance policies, including all costs incurred in pursuing such claims and any amount of any claim that falls below applicable deductibles or self-insured retention.

Section 7.18. Confidential Information. Zanite, Embraer, EAH and the Company acknowledge that the information provided by each such Party or their respective Representatives in connection with this Agreement, the Ancillary Agreements and the consummation of the Transactions is subject to the Confidentiality Agreement, mutatis mutandis as if the Confidentiality Agreement was a mutual confidentiality agreement, the terms of which are incorporated herein by reference. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms (but subject to the preceding sentence) until the Closing Date or, if for any reason this Agreement is terminated prior to the Closing pursuant to Section 9.1, until the date that is two (2) years after such termination.

Section 7.19. Additional Equity Financing. For the avoidance of doubt, during the Interim Period and in accordance with Sections 5.1(a) and 6.3(a), Zanite, the Company and/or Embraer may execute Additional Subscription Agreements with equity investors with the prior written consent of the other Parties hereto.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

Section 8.1. Conditions to Obligations of Zanite, Embraer, EAH and the Company. The obligations of Zanite, Embraer, EAH and the Company to consummate, or cause to be consummated, the Equity Exchange is subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) The applicable waiting period or periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(b) The Required Zanite Stockholder Approval shall have been obtained;

(c) There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Transactions or any Law that makes the consummation of the Transactions illegal or otherwise prohibited; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the Parties with respect to the Transactions; and

(d) The Pre-Closing Restructuring shall have been completed in all material respects prior to the Closing in accordance with the terms of this Agreement (including Section 7.3 of the Company Disclosure Letter) and the Contribution Agreement.

Section 8.2. Conditions to Obligations of Zanite. The obligations of Zanite to consummate, or cause to be consummated, the Equity Exchange are subject to the satisfaction of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing by Zanite:

(a) (i) The Company Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the representations and warranties of Embraer, EAH and the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and UAM Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a UAM Material Adverse Effect;

(b) Each of the covenants of each of the Company, EAH or Embraer to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) Since the date of this Agreement, there shall not have occurred a UAM Material Adverse Effect; and

(d) Embraer, EAH and/or the Company, as applicable, shall have delivered or cause to be delivered all of the certificates, instruments, Contracts and other documents (including all Ancillary Agreements) specified to be delivered by each such Party hereunder pursuant to Section 2.3(a) (other than Section 2.3(a)(vii)), duly executed by, as applicable, Embraer, EAH, the Company and/or the other such parties as specified in Section 2.3(a).

Section 8.3. Conditions to the Obligations of Embraer, EAH and the Company. The obligation of Embraer, EAH and the Company to consummate, or cause to be consummated, the Equity Exchange is subject to the satisfaction of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing by Embraer, EAH and the Company:

(a) (i) The Zanite Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the representations and warranties of Zanite contained in this Agreement other than the Zanite Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Zanite Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Zanite Material Adverse Effect;

(b) Each of the covenants of Zanite to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) (i) The amount of cash available in the Trust Account following the Zanite Stockholders’ Meeting, after deducting the amount required to satisfy the Zanite Share Redemption Amount (but prior to payment or reimbursement, as applicable, of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Company Transaction Expenses or Zanite Transaction Expenses, as contemplated by Section 10.8), plus (ii) the PIPE Investment Amount actually received prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Zanite Cash”), shall be equal to or greater than $350,000,000;

(d) Since the date of this Agreement, there shall not have occurred a Zanite Material Adverse Effect;

(e) All of the directors of Zanite (other than those Persons identified as the initial directors of Zanite after the Closing in accordance with the provisions of Section 7.8) shall have resigned or otherwise been removed effective as of the Closing; and

(f) Zanite shall have delivered or cause to be delivered all of the certificates, instruments, Contracts and other documents (including all Ancillary Agreements) specified to be delivered by Zanite hereunder pursuant to Section 2.3(b) duly executed by, as applicable, Zanite and/or the other such parties as specified in Section 2.3(b).

Section 8.4. Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach.

ARTICLE IX

TERMINATION/EFFECTIVENESS

Section 9.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing only as follows:

(a) by mutual written consent of Embraer and Zanite;

(b) by written notice of Embraer or Zanite if any Governmental Authority having jurisdiction over the Parties with respect to the Transactions shall have enacted, issued, promulgated, enforced or entered any Governmental Order that has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions or if there shall be adopted any Law that permanently makes consummation of the Transactions illegal or otherwise prohibited;

(c) by written notice of Embraer or Zanite if the Required Zanite Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Zanite Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by Embraer if there has been a Change in Recommendation;

(e) by Embraer or Zanite, if the Closing has not occurred on or before the date that is six (6) months after the date of this Agreement (the “Agreement End Date”); provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any such Party that has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach shall have proximately caused the failure of the Transactions to be consummated on or before the Agreement End Date;

(f) by written notice to Embraer from Zanite if there is any breach of any representation, warranty, covenant or agreement on the part of Embraer, EAH or the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing (a “Terminating Embraer Breach”), except that, if such Terminating Embraer Breach is curable by Embraer, EAH or the Company, as applicable, through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Embraer of notice from Zanite of such breach (the “Embraer Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Embraer Breach is not cured within the Embraer Cure Period; provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to Zanite if Zanite is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing;

(g) by written notice to Zanite from Embraer if there is any breach of any representation, warranty, covenant or agreement on the part of Zanite set forth in this Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing (a “Terminating Zanite Breach”), except that, if any such Terminating Zanite Breach is curable by Zanite through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Zanite of notice from Embraer of such breach (the “Zanite Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Zanite Breach is not cured within Zanite Cure Period; provided, however, that the right to terminate this Agreement under this Section 9.1(g) shall not be available to Embraer if Embraer, EAH or the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing; or

(h) by written notice to Embraer from Zanite if the written consents of Embraer, as the sole stockholder of EAH and the sole member of the Company, respectively, referred to in Section 7.12 shall not have been delivered to Zanite by the end of the day following the date of this Agreement.

Section 9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders, other than liability of Zanite, Embraer, EAH or the Company, as the case may be, for Fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2, Article X and Section 7.18, and any other Section or Article of this Agreement referenced in this Section 9.2, Article X and Section 7.18, which are required to survive in order to give appropriate effect to this Section 9.2, Article X and Section 7.18, shall survive any termination of this Agreement and remain in full force and effect.

ARTICLE X

MISCELLANEOUS

Section 10.1. Trust Account Waiver. Each of Embraer, EAH and the Company acknowledges that Zanite is a blank check company with the powers and privileges to effect a Business Combination. Each of Embraer, EAH and the Company further acknowledges that, as described in the prospectus dated November 16, 2020 (the “Zanite Prospectus”) available at www.sec.gov, substantially all of Zanite assets consist of the cash proceeds of Zanite’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Zanite, certain of its public stockholders and the underwriters of Zanite’s initial public offering (the “Trust Account”). Each of Embraer, EAH and the Company acknowledges that it has been advised by Zanite that, except with respect to interest earned on the funds held in the Trust Account that may be released to Zanite to pay its Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Zanite completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Zanite Prospectus; (ii) if Zanite fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Zanite in limited amounts to permit Zanite to pay the costs and expenses of its liquidation and dissolution, and then to Zanite’s public stockholders; and (iii) if Zanite holds a stockholder vote to amend Zanite’s amended and restated certificate of incorporation to modify the substance or timing of the obligation to redeem 100% of Zanite Common Stocks if Zanite fails to complete a Business Combination within the allotted time period or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, then for the redemption of any Zanite Common Stocks properly tendered in connection with such vote. For and in consideration of Zanite entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of Embraer, EAH and the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Zanite; provided that (x) nothing herein shall serve to limit or prohibit any of Embraer’s, EAH’s or the Company’s right to pursue a claim against Zanite for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Zanite to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to Zanite Share Redemptions) to Zanite in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Zanite’s ability to fulfill its obligation to effectuate Zanite Share Redemptions, or for Fraud and (y) nothing herein shall serve to limit or prohibit any claims that Embraer’s, EAH’s or the Company may have in the future against Zanite’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 10.2. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s Fraud:

(a) Solely with respect to Embraer, EAH, the Company and Zanite, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, Embraer, EAH, the Company or Zanite as named parties hereto; and

(b) except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (i) no past, present or future Representative or Affiliate of Embraer, EAH, the Company or Zanite and (ii) no past, present or future Representative or Affiliate of any of the foregoing, shall have any liability

(whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Embraer, EAH, the Company or Zanite under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.3. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 9.2 or (y) in the case of claims against a Person in respect of such Person’s Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article X, and (c) Section 7.5.

Section 10.4. Waiver. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Section 10.5. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)	If to Zanite, prior to the Closing, to:

Zanite Acquisition Corp. 25101 Chagrin Boulevard, Suite 350

Cleveland, Ohio 44122

Attention:	Steven H. Rosen, Co-CEO
Email:	srosen@resiliencecapital.com

with copies to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention:	Joel Rubinstein Matthew Kautz
Email:	joel.rubinstein@whitecase.com mkautz@whitecase.com

(b)	If to Embraer, EAH or, prior to the Closing, the Company:

Embraer S.A.

Avenida Dra. Ruth Cardoso, 8501,

30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil

Attention:	Fabiana Klajner Leschziner
Email:	fabiana.leschziner@embraer.com.br

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:	Paul T. Schnell Thomas W. Greenberg
Email:	Paul.Schnell@skadden.com Thomas.Greenberg@skadden.com

(c)	If, following the Closing, to the Company:

EVE Holding, Inc.

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:	Flávia Pavie
Email:	fpavie@eveairmobility.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.6. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void; provided, however, that either of Embraer and EAH may assign all or any portion of its rights and obligations hereunder to another Affiliate of Embraer, so long as such assignment shall only occur upon the prior or concurrent written adhesion of the respective assignee to the terms and conditions of this Agreement; provided, further, that no such assignment shall relieve Embraer or EAH, as applicable, of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 10.7. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that (a) the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.9, and (b) the D&O Indemnified Parties and the past, present and future Representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 10.2.

Section 10.8. Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that, if this Agreement is terminated in accordance with Article IX, Embraer shall pay, or cause to be paid, all Company Transaction Expenses, and Zanite shall pay, or cause to be paid, all Zanite Transaction Expenses, in each case, except as set forth in Annex E; provided, further, that if the Closing shall occur, Zanite shall (x) pay or reimburse, or cause to be paid or reimbursed, all Company Transaction Expenses, and (y) pay or cause to be paid, all Zanite Transaction Expenses, in each of case (x) and (y), including the expenses set forth in Annex E and in accordance with Section 2.3(c)(ii).

Section 10.9. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.10. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.11. Company and Zanite Disclosure Letters. The Company Disclosure Letter and Zanite Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or Zanite Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute (i) an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, (ii) an admission of any breach or violation of any Contract or applicable Law, or (iii) an admission of any liability or obligation to any third party, nor shall such information be deemed to establish a standard of materiality. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or Zanite Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Zanite Disclosure Letter, as applicable, in any dispute or controversy between the parties hereto as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or Zanite Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. Under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or Zanite Disclosure Letter, where a representation or warranty of the Company or Zanite, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by UAM Material Adverse Effect or Zanite Material Adverse Effect, as applicable, imply that any other undisclosed matter having a greater value or other significance is material or would have a UAM Material Adverse Effect or a Zanite Material Adverse Effect, as applicable. Neither the Company nor Zanite shall be prejudiced in any manner whatsoever, and no presumptions shall be created, solely due to the disclosure of any matter in the Company Disclosure Letter or Zanite Disclosure Letter which otherwise is not required to be disclosed by this Agreement.

Section 10.12. Entire Agreement. This Agreement (together with the Company Disclosure Letter and Zanite Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such Parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 10.13. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.14. Publicity. Except as otherwise expressly provided herein, during the Interim Period, (a) the Parties shall consult in advance with each other before issuing any press release or otherwise making any public disclosure or public statements with respect to this Agreement, the Ancillary Agreements or the Transactions; and (b) no such press release, public disclosure or public statement shall be made unless mutually agreed upon by the Parties or required by Law or applicable stock exchange regulation. Disclosures resulting from the Parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing, in each case in accordance with the terms and conditions of Section 7.1, shall be deemed not to violate this Section 10.14.

Section 10.15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 10.16. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 10.16.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.17. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any such Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 10.18. Conflicts and Privilege.

(a) Zanite, Embraer, EAH and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the

Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Zanite or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company and the Brazilian Subsidiary) (collectively, the “Zanite Group”), on the one hand, and (y) Zanite, the Company and/or any member of the Embraer Group, on the other hand, any legal counsel, including, White & Case (“White & Case”) that represented Zanite and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Zanite Group, in such dispute even though the interests of such Persons may be directly adverse to Zanite and/or the Company, and even though such counsel may have represented Zanite in a matter substantially related to such dispute, or may be handling ongoing matters for Zanite, the Company and/or the Sponsor. Zanite, Embraer, EAH and the Company, on behalf of their respective successors and assigns, further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among Zanite, the Sponsor and/or any member of the Zanite Group, on the one hand, and White & Case, on the other hand (the “White & Case Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Zanite Group after the Closing, and shall not pass to or be claimed or controlled by Zanite or the Company or any member of the Embraer Group. Zanite and Embraer, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the White & Case Privileged Communications, whether located in the records or email server of Zanite, the Company or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and Zanite, Embraer and EAH agree not to assert that any privilege has been waived as to the White & Case Privileged Communications, by virtue of the Transactions.

(b) Zanite, Embraer, EAH and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) Embraer, EAH, the stockholders or holders of other equity interests of Embraer or EAH or the stockholders or holders of other equity interests of the Company prior to the Equity Exchange and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company, the Brazilian Subsidiary, Zanite and, for the avoidance of doubt, the Zanite Group) (collectively, the “Embraer Group”), on the one hand, and (y) Zanite, the Company and/or any member of the Zanite Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) that represented Embraer, EAH and/or the Company prior to the Closing may represent any member of the Embraer Group in such dispute even though the interests of such Persons may be directly adverse to Zanite and/or the Company, and even though such counsel may have represented Zanite and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Zanite and/or the Company. Zanite, Embraer, EAH and the Company, on behalf of their respective successors and assigns, further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among the Company and/or any member of the Embraer Group, on the one hand, and Skadden, on the other hand (the “Skadden Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Embraer Group after the Closing, and shall not pass to or be claimed or controlled by Zanite or the Company or any member of the Zanite Group. Zanite and Embraer, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Skadden Privileged Communications, whether located in the records or email server of Zanite, the Company or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and Zanite, Embraer and EAH agree not to assert that any privilege has been waived as to the Skadden Privileged Communications, by virtue of the Transactions.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ZANITE ACQUISITION CORP.

By:	/s/ Steven H. Rosen
Name: Steven H. Rosen
Title: Co-Chief Executive Officer

EVE UAM, LLC

By:	/s/ André Duarte Stein
Name: André Duarte Stein
Title: President

By:	/s/ Eduardo Siffert Couto
Name: Eduardo Siffert Couto
Title: Officer

EMBRAER AIRCRAFT HOLDING, INC.

By:	/s/ Gary Kretz
Name: Gary Kretz
Title: Officer

By:	/s/ Michael Klevens
Name: Michael Klevens
Title: Officer

EMBRAER S.A.

By:	/s/ Antonio Carlos Garcia
Name: Antonio Carlos Garcia
Title: Executive Vice President & CFO

By:	/s/ Fabiana Klajner Leschziner
Name: Fabiana Klajner Leschziner
Title: Executive Vice President, General Counsel & Chief Compliance Officer

[Signature Page to Business Combination Agreement]

ANNEX B

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of December 21, 2021, is made by and among Zanite Acquisition Corp., a Delaware corporation (“Zanite”), Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), Embraer Aircraft Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Embraer Aircraft Holding, Inc., a Delaware corporation (“EAH”), Zanite Sponsor LLC, a Delaware limited liability company (the “Sponsor HoldCo”), and the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”). Zanite, Embraer, EAH and the Sponsors shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,750,000 shares of Zanite Class B Common Stock and 14,250,000 Zanite Private Placement Warrants as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Zanite, EAH, EVE UAM, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Embraer (the “Company”), and Embraer entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other transactions, (A) Embraer will transfer all of the common units of the Company to EAH in exchange for shares of common stock and shares of non-voting preferred stock of EAH, following which (B) EAH will transfer all of the common units of the Company to Zanite in exchange for the issuance of 220,000,000 shares of Zanite Common Stock, with the Company becoming a wholly owned subsidiary of Zanite and EAH becoming a controlling stockholder of Zanite following such second transfer, in each case on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Zanite, Embraer, EAH and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. During the period commencing on the date hereof and ending on the Termination Date (as defined in Section 5 below), each Sponsor hereby irrevocably and unconditionally agrees:

a. to vote (or cause to be voted) at any meeting of the stockholders of Zanite, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Zanite is sought, including in any action by written resolution of the stockholders of Zanite, all of its shares of Zanite Class B Common Stock (together with any other equity securities of Zanite that such Sponsor holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership of after the date hereof, including, without limitation, any equity securities of Zanite issued to such Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Zanite Class B Common Stock or Zanite Private Placement Warrants, and any equity securities of Zanite with respect to which such Sponsor has or acquires the right to vote or share in the voting, collectively, the “Subject Zanite Equity Securities”) (i) in favor of adoption and approval of the Transaction Proposals and (ii) against, and withhold consent with respect to, (A) any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals), (B) against any business combination agreement or merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Zanite (in each case, other than the Business Combination Agreement, the Equity Exchange or the other Transactions); (C) against any change in the business, management or Board of Directors of Zanite (other than in connection with the Transaction Proposals or pursuant to the Business Combination Agreement or the Transactions); and (D) any other matter, action or proposal that (x) would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Equity Exchange, (2) result in a breach in any respect of any of Zanite’s covenants, agreements or obligations under the Business Combination Agreement, (2) result in any of the conditions to the Closing set forth in Article VIII of the Business Combination Agreement not being satisfied or (y) otherwise is in direct opposition to or direct competition with, or would materially frustrate or materially impede, any of the Transaction Proposals,

b. if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of its Subject Zanite Equity Securities then owned by such Sponsor to be counted as present thereat for purposes of establishing a quorum or, if action by written resolution is sought in respect of the matters set forth in clause (a), to execute and deliver a written consent (or cause a written consent to be executed and delivered) covering all of its Subject Zanite Equity Securities, and

c. not to redeem, elect to redeem or tender or submit any of its Subject Zanite Equity Securities for redemption pursuant to Zanite’s Organizational Documents in connection with the Transactions.

During the period commencing on the date hereof and ending on the Termination Date, each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. The obligations of the Sponsors specified in this Section 1 will apply whether or not any of the Transaction Proposals is recommended by the Zanite Board and whether or not the Zanite Board has previously recommended any of the Transaction Proposals but changed such recommendation.

2. Transfer of Shares. Each Sponsor hereby agrees that it shall not, prior to the Termination Date, directly or indirectly, (i) sell, assign, transfer (including by operation of Law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of its Subject Zanite Equity Securities or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Subject Zanite Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject Zanite Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any of its Subject Zanite Equity Securities, (iv) engage in any swap, hedging or other transaction which is designed to, or which would (either alone or in connection with one or more developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its Subject Zanite Equity Securities or any of its economic consequences of ownership even if such Subject Zanite Equity Securities would be disposed of by a Person other than such Sponsor, (v) file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any of its Subject Zanite Equity Securities, (vi) take any action that would prevent or materially delay the performance of its obligations hereunder or (vii) publicly announce any intention to effect any transaction specified in clauses (i) through (v) above; provided, however, that the foregoing shall not apply to any Transfer (A) to another Sponsor; (B) to Sponsor HoldCo’s officers or directors, any Affiliate or family member of any Sponsor, or any members or partners of Sponsor HoldCo or its Affiliates; or (C) by private sales or transfers made to any PIPE Investors or their Affiliates in connection with the Transactions; provided that Transfer of the types set forth in clauses (B) or (C) is conditioned upon the respective transferee entering into a written agreement, in a form reasonably acceptable to Embraer, agreeing to be bound by this Agreement.

3. Other Covenants.

a. Until the Termination Date, each Sponsor hereby agrees to be bound by and subject to (i) Section 6.4 (Access to Information), Section 7.18 (Confidential Information) and Section 10.14 (Publicity) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor is directly a party thereto, and (ii) Section 6.2 (No Solicitation by Zanite) and Section 7.4 (Support of Transaction) of the Business Combination Agreement to the same extent as such provisions apply to Zanite (but for the avoidance of doubt, without expanding the definition of “Business Combination” or “Business Combination Proposal”), as if such Sponsor is directly a party thereto.

b. On the Closing Date, each Sponsor shall deliver to Zanite, Embraer and EAH a duly executed copy of the Registration Rights Agreement, in substantially the form attached as Exhibit B to the Business Combination Agreement.

c. Each Sponsor acknowledges and agrees that each of Embraer, EAH and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, Embraer, EAH and the Company would not have entered into, or agreed to consummate the transactions contemplated by, the Business Combination Agreement.

d. Each Sponsor hereby (but subject to the consummation of the Equity Exchange) (i) acknowledges that pursuant to Section 4.3(b)(i) of the amended and restated certificate of incorporation of Zanite (as may be amended from time to time, the “Amended and Restated Certificate”) and by virtue of the Equity Exchange, all of such Sponsor’s Zanite Class B Common Stock shall convert into Zanite Class A Common Stock at the Initial Conversion Ratio (as defined in the Amended and Restated Certificate) and (ii) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by applicable Law and the Amended and Restated Certificate, any adjustment to the Initial Conversion Ratio to which such Sponsor would otherwise be entitled pursuant to Section 4.3(b)(ii) of the Amended and Restated Certificate or any other adjustments or anti-dilution protections that arise in connection with the conversion of shares of Zanite Common Stock. The acknowledgement and waiver specified in this Section 3.d shall be applicable only in connection with the transactions contemplated by the Business Combination Agreement and this Agreement and shall be immediately void and of no force and effect upon the termination of the Business Combination Agreement for any reason.

e. Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Insider Letter, including the obligations of such Sponsor pursuant to Section 1 therein to not redeem any shares of Zanite Common Stock owned by such Sponsor in connection with the transactions contemplated by the Business Combination Agreement.

f. During the period commencing on the date hereof and ending on the Termination Date, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Zanite or any of its Subsidiaries), on the one hand, and Zanite or any of Zanite’s Subsidiaries, on the other hand, including the Insider Letter.

4. Representations and Warranties. Each Sponsor represents and warrants to Embraer, EAH and Zanite as follows:

a. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the applicable Laws of the state of Delaware, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s limited liability company powers and have been duly authorized by all necessary actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder.

b. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of its, his or her obligations hereunder will not, (A) if such Sponsor is not an individual, conflict with or result in a violation of the Organizational Documents of such Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Sponsor or such Sponsor’s Subject Zanite Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement. There are no Legal Proceedings pending against such Sponsor or, to the knowledge of such Sponsor, threatened against such Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

c. This Agreement has been duly and validly executed and delivered by such Sponsor and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Sponsor.

d. As of the date of this Agreement, such Sponsor is the sole record owner and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of all of the shares of Zanite Class B Common Stock and all of the Zanite Private Placement Warrants set forth next to such Sponsor’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction with respect to such shares of Zanite Class B Common Stock and such Zanite Private Placement Warrants (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than Liens, limitations or restrictions pursuant to (A) this Agreement, (B) Zanite’s Organizational Documents, (C) the Business Combination Agreement, (D) the Registration Rights Agreement, dated November 16, 2020, by and among Zanite, the Sponsors and the other parties thereto, (E) the Insider Letter, (F) the Sponsor’s Organizational Documents or (G) securities-related applicable Laws. Such Sponsor’s shares of Zanite Class B Common Stock and Zanite Private Placement Warrants are the only equity securities in Zanite owned of record or beneficially by such Sponsor on the date of this Agreement, and none of such Sponsor’s shares of Zanite Class B Common Stock and such Zanite Private Placement Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Zanite Class B Common Stock and such Zanite Private Placement Warrants, except as provided hereunder and under the Insider Letter. Other than the Zanite Private Placement Warrants set forth next to such Sponsor’s name on Schedule I hereto, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Zanite or any equity securities convertible into, or which can be exchanged for, equity securities of Zanite.

e. Except as described on Section 4.15 of the Zanite Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Sponsor, for which Zanite or any of its Affiliates may become liable.

f. Except as set forth on Schedule II attached hereto, neither such Sponsor nor anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Zanite or its Subsidiaries.

g. Such Sponsor understands and acknowledges that each of Zanite, Embraer, EAH and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement.

Zanite, Embraer and EAH each hereby acknowledges that, except as expressly provided above in this Section 4, each Sponsor has not made, is not making, nor shall be deemed to make, any representation or warranty whatsoever, express or implied, at law or in equity, to Zanite, Embraer or EAH or any of their respective Affiliates or Representatives or any other Person, with respect to such Sponsor or otherwise. Without limiting the foregoing, each Sponsor shall not be deemed to make to Zanite, Embraer or EAH or any of their respective Affiliates or Representatives, any representation or warranty other than as expressly made by such Sponsor above in this Section 4.

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (A) the Closing, (B) the valid termination of the Business Combination Agreement in accordance with its terms, and (C) as to each Sponsor, the time this Agreement is terminated upon the mutual written agreement of such Sponsor, Zanite, Embraer and EAH (with respect to each Sponsor, the earliest such date under clause (A), (B) and (C) being referred to herein as the “Termination Date”). None of the representations, warranties, covenants or agreements in this Agreement shall survive the Termination Date and upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further rights, obligations, liabilities, claims or causes of action (whether in contract or in tort or otherwise, or whether at law or in equity), in each case, under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to clauses (B) or (C) of this Section 5 shall not affect any liability on the part of any Party for a willful breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud and (ii) this Section 5 and Sections 6, 7, and 8 shall survive any termination of this Agreement.

6. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of Embraer, EAH or the Company or any Affiliate of Zanite or any Sponsor (in each case, other than the Sponsors, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of Embraer, EAH or the Company or the Affiliates of Zanite or any Sponsor (in each case, other than the Sponsors, on the terms and subject to the conditions expressly set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Sponsor makes any agreement, covenant or understanding herein in any capacity other than, and each Sponsor is signing this Agreement, solely in such Sponsor’s capacity as a record holder and beneficial owner of shares of Zanite Class B Common Stock and Zanite Private Placement Warrants and (b) nothing herein will be construed to limit or affect any action or inaction by any Sponsor or any representative of any Sponsor in his, her or its capacity as a member of the board of directors (or other similar governing body) of Zanite or any of its Affiliates or as an officer, employee, agent, representative or fiduciary of Zanite or any of its Affiliates, in each case, acting in such person’s capacity as a director (or member of such other similar governing body), officer, employee, agent, representative or fiduciary of Zanite or such Affiliate.

8. General Provisions.

a. Incorporation by Reference. Sections 1.2 (Construction), 10.1 (Trust Account Waiver), 10.6 (Assignment), 10.9 (Governing Law), 10.10 (Headings; Counterparts), 10.15 (Severability), 10.16 (Jurisdiction; Waiver of Jury Trial), and 10.17 (Enforcement) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

b. Notices. Any notice or other communication to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 10.5 (Notices) of the Business Combination Agreement to the applicable Party. For the foregoing purposes, communications to the Sponsor, to be valid, must be addressed as follows:

Zanite Sponsor LLC

25101 Chagrin Boulevard

Suite 350

Cleveland, Ohio 44122

Attention: Steven H. Rosen, co-CEO

Email: srosen@resiliencecapital.com

c. Entire Agreement; No Third Party Beneficiaries. This Agreement together with the Business Combination Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

d. Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of Zanite, Embraer, EAH and each Sponsor.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ZANITE ACQUISITION CORP.

By:	/s/ Steven H. Rosen
Name: Steven H. Rosen
Title: Co-Chief Executive Officer

ZANITE SPONSOR LLC

By:	/s/ Steven H. Rosen
Name: Steven H. Rosen
Title: Manager

JOHN B. VEIHMEYER

By:	/s/ John B. Veihmeyer
Name: John B. Veihmeyer
Title: Independent Director

LARRY R. FLYNN

By:	/s/ Larry R. Flynn
Name: Larry R. Flynn
Title: Independent Director

GERARD J. DEMURO

By:	/s/ Gerard J. DeMuro
Name: Gerard J. DeMuro
Title: Independent Director

RONALD D. SUGAR

By:	/s/ Ronal D. Sugar
Name: Ronald D. Sugar
Title: Senior Advisor

EMBRAER AIRCRAFT HOLDING, INC.

By:	/s/ Gary Kretz
Name: Gary Kretz
Title: Officer

By:	/s/ Michael Klevens
Name: Michael Klevens
Title: Officer

EMBRAER S.A.

By:	/s/ Antonio Carlos Garcia
Name: Antonio Carlos Garcia
Title: Executive Vice President & CFO

By:	/s/ Fabiana Klajner Leschziner
Name: Fabiana Klajner Leschziner
Title: Executive Vice President, General Counsel & Chief Compliance Officer

[Signature Pages to Sponsor Support Agreement]

Schedule I

Sponsor Shares of Zanite Common Stock and Zanite Private Placement Warrants

Sponsor Name	Number of shares of Zanite Class B Common Stock	Number of Zanite Private Placement Warrants
Zanite Sponsor LLC	5,050,000	14,250,000
John B. Veihmeyer	150,000	0
Larry R. Flynn	150,000	0
Gerard J. DeMuro	150,000	0
Ronald D. Sugar	250,000	0

Schedule II

Affiliate Agreements

Letter Agreement, dated November 16, 2020, by and among the Company, Zanite Sponsor LLC, Steven H. Rosen, Kenneth C. Ricci, Michael A. Rossi, John B. Veihmeyer, Larry R. Flynn and Gerard J. DeMuro.

Registration Rights Agreement, dated November 16, 2020, by and among the Company, Zanite Sponsor LLC, Steven H. Rosen, Kenneth C. Ricci, Michael A. Rossi, John B. Veihmeyer, Larry R. Flynn, Gerard J. DeMuro and Ronald D. Sugar.

Indemnity Agreements, each dated November 16, 2020, by and between the Company and each of John B. Veihmeyer, Larry R. Flynn and Gerard J. DeMuro.

Private Placement Warrants Purchase Agreement, dated November 16, 2020, by and between the Company and Zanite Sponsor LLC.

Administrative Services Agreement, dated November 16, 2020 by and between the Company and Zanite Sponsor LLC.

ANNEX C

FORM OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZANITE ACQUISITION CORP.

Zanite Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The Corporation was originally incorporated under the name “Zanite Acquisition Corp.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on August 7, 2020 (the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation of the Corporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on November 16, 2020 (the “Existing Certificate”)

3. This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation, in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the Existing Certificate is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on [●], 2022.

ZANITE ACQUISITION CORP.

By:
Name:	[●]
Title:	[●]

[Signature Page to Second Amended and Restated Certificate of Incorporation]

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EVE HOLDING, INC.

ARTICLE I

The name of the corporation is “Eve Holding, Inc.” (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3411 Silverside Road, Tatnall Building, Suite 104, Wilmington, County of New Castle, 19810, and the name of its registered agent at such address is Corporate Creations Network Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 1,100,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 1,000,000,000, having a par value of $0.001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.001 per share.

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of

Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no other vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in its discretion from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends or other distributions.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5. Transfer Rights. Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided. The Board of Directors is expressly authorized, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to provide, out of unissued shares of Preferred Stock that have not been designated as to series, for series of Preferred Stock and, with respect to each series, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Any shares of any series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or in such resolution or resolutions.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no other vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Except as otherwise expressly provided by the DGCL or this Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws.

B. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. Subject to the terms and conditions of the Stockholders Agreement, dated as of [●], by and among the Corporation and the stockholders named therein (the “Stockholders Agreement”), the Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Amended and Restated Certificate of Incorporation. Any decrease in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors and subject to the terms and conditions of the Stockholders Agreement, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors and subject to the terms and conditions of the Stockholders Agreement, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any increase in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any director appointed in accordance with this paragraph D of Article VI shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) and the Bylaws. Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall automatically terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

H. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VII

A. Subject to the rights of the holders of any series of Preferred Stock, at any time when Embraer Aircraft Holding Inc., a Delaware corporation, and its affiliates (collectively, the “Embraer Group”) collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL; provided that, from and after the first date that the Embraer Group ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation shall be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, any Chief Executive Officer or a President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. The ability of the stockholders to call a Special Meeting of Stockholders is hereby specifically denied. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL or other applicable law as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL or other applicable law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or other applicable law as so amended.

ARTICLE IX

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

A. In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. No Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Subsection C of this Article X. Subject to Subsection C of this Article X, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to, or acquired or developed by, such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Subsection B of this Article X shall not apply to any such corporate opportunity.

D. In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

E. For purposes of this Article X, (i) “Affiliate” shall mean (a) in respect of a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (x) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (y) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (z) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (each, a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, to the fullest extent permitted by applicable law, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Covered Person in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Covered Person, to repay all amounts so advanced if it shall ultimately be determined that the Covered Person is not entitled to be indemnified under this Article XI or otherwise. The rights to indemnification and advancement of expenses conferred by this Article XI shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article XI, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. Any repeal or modification of this Article XI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of any Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Amended and Restated Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE XII

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof (the “Chosen Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder arising pursuant to any provision of the DGCL or the Bylaws or this Amended and Restated Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder governed by the internal affairs doctrine. If any action, suit or proceeding the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the Chosen Courts (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Chosen Courts in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C. Notwithstanding the foregoing, the provisions of Paragraph A of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim for which the federal courts of the United States have exclusive jurisdiction.

D. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation (including, but not limited to, shares of capital stock of the Corporation) shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

A. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, in addition to any vote required by applicable law or the Stockholders Agreement, the following provisions in this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VI, Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and this Article XIII.

B. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

*****

ANNEX D

FORM OF

AMENDED AND RESTATED BYLAWS

OF

EVE HOLDING, INC.

(A DELAWARE CORPORATION)

D-i

D-ii

AMENDED AND RESTATED BYLAWS

OF

EVE HOLDING, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation shall be 3411 Silverside Road, Tatnall Building, Suite 104, in the City of Wilmington, County of New Castle, State of Delaware, 19810.

Section 2. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by Section 211 of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2. Annual Meetings. The Annual Meeting of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the Annual Meeting of Stockholders.

Section 3. Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), Special Meetings of Stockholders, for any purpose or purposes, may be called by (i) the Chairperson of the Board of Directors, (ii) any Chief Executive Officer or (iii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings. Such request shall state the purpose or purposes of the proposed meeting. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

Section 4. Notice. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting, in the form of a writing or electronic transmission, shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of such meeting and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of such meeting.

Section 5. Nature of Business at Meetings of Stockholders.

(a) Only such business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 6 of this Article II) may be transacted at an Annual Meeting of Stockholders as is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 5 of this Article II and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in this Section 5 of this Article II.

(b) In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual Meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (a) as to each matter such stockholder proposes to bring before the Annual Meeting, a brief description of the business desired to be brought before the Annual Meeting and the proposed text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of the proposed amendment), and the reasons for conducting such business at the Annual Meeting, and (b) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (i) the name and address of such person, (ii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with or relating to (A) the Corporation or (B) the proposal, including any material interest in, or anticipated benefit from the proposal to such person, or any affiliates or associates of such person, (iv) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the Annual Meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

(d) A stockholder providing notice of business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 5 of this Article II shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Annual Meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the Annual Meeting.

(e) No business shall be conducted at the Annual Meeting of Stockholders except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 5 of this Article II; provided, however, that, once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 5 of this Article II shall be deemed to preclude discussion by any stockholder of any such business. If the chairperson of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the chairperson shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

(f) Nothing contained in this Section 5 of this Article II shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).

Section 6. Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders, or at any Special Meeting of Stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 6 of this Article II and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting or Special Meeting and (ii) who complies with the notice procedures set forth in this Section 6 of this Article II.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation (a) in the case of an Annual Meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs; and (b) in the case of a Special Meeting of Stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the Special Meeting was mailed or public disclosure of the date of the Special Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual Meeting or a Special Meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation, (iv) such person’s written representation and agreement that such person (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation in such representation and agreement and (C) in such person’s individual capacity, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Corporation and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and record address of the stockholder giving the notice and the name and principal place of business of such beneficial owner; (ii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (iii) a description of (A) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any proposed nominee, or any affiliates or associates of such proposed nominee, (B) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any other person or persons (including their names) pursuant to which the nomination(s) are being made by such person, or otherwise relating to the Corporation or their ownership of capital stock of the Corporation, and (C) any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; (iv) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting or Special Meeting to nominate the persons named in its notice; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(d) A stockholder providing notice of any nomination proposed to be made at an Annual Meeting or Special Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 6 of this Article II shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Annual Meeting or Special Meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of such Annual Meeting or Special Meeting.

(e) No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 6 of this Article II. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded

Section 7. Adjournments and Postponements. Any meeting of the stockholders may be adjourned or postponed from time to time by the Chairperson of such meeting or by the Board of Directors, without the need for approval thereof by stockholders to reconvene or convene, respectively at the same or some other place. Notice need not be given of any such adjourned or postponed meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or postponed meeting are announced at the meeting at which the adjournment is taken or, with respect to a postponed meeting, are publicly announced. At the adjourned or postponed meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment or postponement is for more than thirty (30) days, notice of the adjourned or postponed meeting in accordance with the requirements of Section 4 hereof shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment or postponement, a new record date for stockholders entitled to vote is fixed for the adjourned or postponed meeting, the Board of Directors shall fix a new record date for notice of such adjourned or postponed meeting in accordance with Section 11 hereof, and shall give notice of the adjourned or postponed meeting to each stockholder of record entitled to vote at such adjourned or postponed meeting as of the record date fixed for notice of such adjourned or postponed meeting.

Section 8. Quorum. Unless otherwise required by the DGCL or other applicable law or the Certificate of Incorporation, the holders of a majority of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 5 hereof, until a quorum shall be present or represented.

Section 9. Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, or permitted by the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation’s capital stock present at the meeting in person or represented by proxy and entitled to vote on such question, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, and subject to Section 11(a) of this Article II, each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder.

Such votes may be cast in person or by proxy as provided in Section 8 of this Article II. The Board of Directors, in its discretion, or the Chairperson of a meeting of the stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 10. Consent of Stockholders in Lieu of Meeting.

(a) Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be executed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. No written consent shall be effective to take the corporate action referred to therein unless written consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner required by this Section 10 within sixty (60) days of the first date on which a written consent is so delivered to the Corporation. Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such a consent will be effective at a future time (including a time determined upon the happening of an event), no later than sixty (60) days after such instruction is given or such provision is made, if evidence of such instruction or provision is provided to the Corporation. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective. An electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxy holder, or by a person or persons authorized to act for a stockholder or proxy holder, shall be deemed to be written and signed for the purposes of this Section 10, provided that any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the electronic transmission was transmitted by the stockholder or proxy holder or by a person or persons authorized to act for the stockholder or proxy holder and (ii) the date on which such stockholder or proxy holder or authorized person or persons transmitted such electronic transmission.

(b) A consent given by electronic transmission shall be deemed delivered to the Corporation upon the earliest of: (i) when the consent enters an information processing system, if any, designated by the Corporation for receiving consents, so long as the electronic transmission is in a form capable of being processed by that system and the Corporation is able to retrieve that electronic transmission; (ii) when a paper reproduction of the consent is delivered to the Corporation’s principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded; (iii) when a paper reproduction of the consent is delivered to the Corporation’s registered office by hand or by certified or registered mail, return receipt requested; or (iv) when delivered in such other manner, if any, provided by resolution of the Board of Directors. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided above in this Section 10.

Section 11. Proxies. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

(a) A stockholder may execute a document authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished in the manner permitted by the DGCL by the stockholder or such stockholder’s authorized officer, director, employee or agent.

(b) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder. If it is determined that such transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

(c) Any copy, facsimile telecommunication or other reliable reproduction of the document (including any electronic transmission) authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original document.

Section 12. List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Such list shall be arranged in alphabetical order, and show the address of each stockholder and the number of shares registered in the name of each stockholder; provided, that the Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 13. Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of

Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix, as the record date for stockholders entitled to notice of such adjourned meeting, the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting in accordance with the foregoing provisions of this Section 11.

Section 14. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by Section 10 of this Article II or the books and records of the Corporation, or to vote in person or by proxy at any meeting of stockholders. As used herein, the stock ledger of the Corporation shall refer to one (1) or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfer of stock of the Corporation are recorded in accordance with Section 224 of the DGCL.

Section 15. Conduct of Meetings. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if there shall be one, or in his or her absence, or there shall not be a Chairperson of the Board of Directors or in his or her absence, any Chief Executive Officer. The Board of Directors shall have the authority to appoint a temporary Chairperson to serve at any meeting of the stockholders if the Chairperson of the Board of Directors or each Chief Executive Officer is unable to do so for any reason. Except to the extent inconsistent with any rules and regulations adopted by the Board of Directors, the Chairperson of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the Chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the Chairperson of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by stockholders.

Section 16. Inspectors of Election. In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairperson of the Board of Directors or any Chief Executive Officer shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the Chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall execute and deliver to the Corporation a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

ARTICLE III

DIRECTORS

Section 1. Number and Election of Directors. The Board shall consist of not less than one nor more than fifteen members, each of whom be a natural person, the exact number of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors. Except as provided in Section 2 of this

Article III, directors shall be elected by a plurality of the votes cast at each Annual Meeting of Stockholders. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors and shall be subject to the terms and conditions of the Stockholders Agreement, dated as of [●], by and among the Corporation and the stockholders named therein (the “Stockholders Agreement”). The initial Class I directors shall serve for a term expiring at the first Annual Meeting of Stockholders following the filing and effectiveness of the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second Annual Meeting of Stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third Annual Meeting of Stockholders following the Effective Time. At each Annual Meeting of Stockholders beginning with the first Annual Meeting of Stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director. Directors need not be stockholders.

Section 2. Vacancies. Subject to the terms and conditions of the Stockholders Agreement, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Section 3. Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation except as may be otherwise provided in the DGCL, the Certificate of Incorporation, these Bylaws or required by the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading.

Section 4. Meetings. The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, if there be one, any Chief Executive Officer, or by resolution adopted by a majority of the entire Board of Directors. Special meetings of any committee of the Board of Directors may be called by the Chairperson of such committee, if there be one, any Chief Executive Officer, or a majority of the directors serving on such committee. Notice of any special meeting stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) not less than twenty-four (24) hours before the date of the meeting, by telephone, or in the form of a writing or electronic transmission, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 5. Organization. At each meeting of the Board of Directors or any committee thereof, the Chairperson of the Board of Directors or the Chairperson of such committee, as the case may be, or, in his or her absence or if there be none, a director chosen by a majority of the directors present, shall act as Chairperson of such meeting. Except as provided below, the Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the Chairperson of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.

Section 6. Resignations and Removals of Directors. Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing or by electronic transmission to the Chairperson of the Board of Directors, if there be one, any Chief Executive Officer or the Secretary of the Corporation and, in the case of a committee, to the Chairperson of such committee, if there be one. Such resignation shall take effect when delivered or, if such resignation specifies a later effective time or an effective time, determined upon the happening of an event or events, in which case, such resignation takes effect upon such effective time. Unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding and subject to the terms and conditions of the Stockholders Agreement, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

Section 7. Quorum. Except as otherwise required by law, or the Certificate of Incorporation or the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the vote of a majority of the directors or committee members, as applicable, present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 8. Actions of the Board by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. Any person, whether or not then a director, may provide, through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event) no later than sixty (60) days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 9. Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.

Section 10. Committees. Subject to the terms and conditions of the Stockholders Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority to (i) approve, adopt, or recommend to the stockholders any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend, or repeal any of these Bylaws. Each committee shall keep regular minutes and report to the Board of Directors when required. Notwithstanding anything to the contrary contained in this Article III, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these Bylaws and, to the extent that there is any inconsistency between these Bylaws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

Section 11. Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating a committee, such committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except for references to committees and members of committees in Section 10 of this Article III, every reference in these Bylaws to a committee of the Board of Directors or a member of a committee shall be deemed to include a reference to a subcommittee or member of a subcommittee.

Section 12. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for service as committee members.

Section 13. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes such contract or transaction.

ARTICLE IV

OFFICERS

Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall include one or more Chief Executive Officers, a Secretary and a Treasurer. The Board of Directors, in its discretion but subject to the terms and conditions of the Stockholders Agreement, also may choose a Chairperson of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairperson of the Board of Directors, need such officers be directors of the Corporation.

Section 2. Election. The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders, shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by any Chief Executive Officer or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation or other entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 4. Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. Subject to the terms and conditions of the Stockholders Agreement, the Chairperson of the Board of Directors shall be appointed by the Board, and, except where by law the signature of a Chief Executive Officer is required, the Chairperson of the Board of Directors shall possess the same power as a Chief Executive Officer or President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the Chief Executive Officer (or, if there is more than one Chief Executive Officer, the absence or disability of both Co-Chief Executive Officers), the Chairperson of the Board of Directors shall exercise all the powers and discharge all the duties of the Chief Executive Officer. The Chairperson of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these Bylaws or by the Board of Directors.

Section 5. Chief Executive Officer. Subject to such supervisory powers, if any, as the Board may give to the Chairperson of the Board, the Board may elect one or more persons to serve as Chief Executive Officer or Co-Chief Executive Officers and each such individual shall be deemed to be a Chief Executive Officer, and each Chief Executive Officer, if any, shall, subject to the control of the Board, have general supervision, direction, and control of the business and affairs of the corporation and shall report directly to the Board. Any Chief Executive Officer shall see that all orders and resolutions of the Board are carried into effect. Any Chief Executive Officer may serve as chairperson of and preside at all meetings of the stockholders. In the event the Corporation has Co-Chief Executive Officers, any matters upon which the Co-Chief Executive Officers are unable to agree shall be referred to the Board of Directors. In the absence of a Chairperson of the Board, any Chief Executive Officer may preside at all meetings of the Board. Any reference to the Chief Executive Officer in these Bylaws shall be deemed to mean, if there are Co-Chief Executive Officers, either Co-Chief Executive Officer, each of whom may exercise the full powers and authorities of the office unless otherwise determined by the Board.

Section 6. Vice Presidents. At the request of the President or in the President’s absence or in the event of the President’s inability or refusal to act (and if there be no Chairperson of the Board of Directors), the Vice President, or the Vice Presidents if there are more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairperson of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 7. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairperson of the Board of Directors or any Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or any Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 8. Treasurer. The Treasurer shall have the custody of the Corporation’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors or any Chief Executive Officer taking proper vouchers for such disbursements, and shall render to any Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation.

Section 9. Assistant Secretaries. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, any Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 10. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, any Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Corporation.

Section 11. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK

Section 1. Form of Certificates. The shares of capital stock of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation, certifying the number of shares owned by such stockholder in the Corporation. The Corporation shall not have power to issue a certificate in bearer form.

Section 2. Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation (or by delivery of duly executed instructions with respect to uncertificated shares) only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 5. Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 7. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE VI

NOTICES

Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given in writing directed to such director’s, committee member’s or stockholder’s mailing address (or by electronic transmission directed to such director’s, committee member’s or stockholder’ electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such director’s, committee member’s or stockholder’s address or (c) if given by electronic mail, when directed to such director’s, committee member’s or stockholder’s electronic mail address unless such director, committee member or stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the under applicable law, the Certificate of Incorporation or these Bylaws. Without limiting the manner by which notice otherwise may be given effectively to stockholders, but subject to Section 232(e) of the DGCL, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (i) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

Section 2. Waivers of Notice. Whenever any notice is required, by applicable law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual or Special Meeting of Stockholders or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by law, the Certificate of Incorporation or these Bylaws.

ARTICLE VII

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 8 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 3. Fiscal Year. Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall end on December 31st of each year.

Section 4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

INDEMNIFICATION

Section 1. Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 4. Good Faith Defined. For purposes of any determination under Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be.

Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 1 or Section 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 6. Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the Corporation or by persons serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

Section 7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 and Section 2 of this Article VIII shall be made to the fullest extent permitted by law. A right to indemnification or to advancement of expenses arising under a provision of the Certificate of Incorporation or these Bylaws shall not be eliminated or impaired by an amendment to the Certificate of Incorporation or these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or Section 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify, under the provisions of the DGCL, or otherwise.

Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII or the DGCL.

Section 9. Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

Section 10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11. Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 of this Article VIII), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

Section 12. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

ARTICLE IX

AMENDMENTS

Section 1. Amendments. These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of a meeting of the stockholders or Board of Directors, as the case may be, called for the purpose of acting upon any proposed alteration, amendment, repeal or adoption of new Bylaws. All such alterations, amendments, repeals or adoptions of new Bylaws must be approved by either the holders of two-thirds of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office. Any amendment to these Bylaws adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

Section 2. Entire Board of Directors. As used in this Article IX and in these Bylaws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

ANNEX E

FORM OF STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made and entered into as of [●], 2022 (the “Effective Date”), by and among Eve Holding, Inc., a Delaware corporation (the “Company”), Embraer Aircraft Holding, Inc., a Delaware corporation (“EAH”), and, solely for purposes of Sections 2.1, 2.5(b), 2.10 and 4.4, Article VI and Article VIII, Zanite Sponsor LLC, a Delaware limited liability company (the “Sponsor” and, together with Company and EAH, the “Parties”, and each a “Party”).

WHEREAS, pursuant to that certain Business Combination Agreement, dated as of December 21, 2021, by and among EAH, Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), EVE UAM, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Eve”), and Zanite Acquisition Corp., a Delaware corporation (the “BCA”);

WHEREAS, as of the date hereof and immediately following the closing of the transactions contemplated by the BCA, EAH holds [●] percent ([●]%) of the issued and outstanding Shares (as defined below); and

WHEREAS, pursuant to the BCA, the Company and EAH are entering into this Agreement to provide for, among other things, certain governance matters and other rights and obligations associated with the ownership of Shares.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth below.

“Action” means any claim, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning specified in the preamble hereto.

“Annual Financial Statements” has the meaning specified in Section 4.1(e).

“BCA” shall have the meaning set forth in the recitals hereto.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Cleveland, Ohio or São Paulo, Brazil are authorized or required by Law to close.

“Closing Date” shall have the meaning ascribed to “Closing Date” in the BCA.

“Commission” means the United States Securities and Exchange Commission.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Public Documents” has the meaning specified in Section 4.1(f).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Controlled Company Eligible” means qualifying as a controlled company under the listing rules of NYSE.

“CVM” means the Brazilian Securities Commission (Comissão de Valores Mobiliários).

“Director” has the meaning specified in Section 2.1(a).

“EAH” shall have the meaning specified in the preamble hereto.

“Effective Date” shall have the meaning specified in the preamble hereto.

“Embraer” shall have the meaning specified in the preamble hereto.

“Embraer Directors” has the meaning specified in Section 2.1(a).

“Embraer Group” means EAH and its Affiliates; provided that for purposes of this definition, Embraer Group shall not include the Company or any of its Subsidiaries.

“Embraer Group Requisite Ownership” has the meaning specified in Section 2.2(a).

“Embraer Independent Directors” has the meaning specified in Section 2.1(a).

“Embraer Public Filings” has the meaning specified in Section 4.1(j).

“Embraer Transferee” shall have the meaning specified in Section 8.4.

“Eve” shall have the meaning specified in the preamble hereto.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Government Official” shall mean (i) any elected or appointed governmental official (e.g., a member of a ministry of health), (ii) any employee or person acting for or on behalf of a governmental official, agency or enterprise performing a governmental function, (iii) any candidate for public office, political party officer, employee or person acting for or on behalf of a political party or candidate for public office or (iv) any person otherwise categorized as a Government Official under local Law. As used in this definition, “Government” is meant to include all levels and subdivisions of U.S. and non-U.S. governments (i.e., local, regional or national and administrative, legislative or executive)

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“IFRS” means the International Financial Reporting Standards and related interpretations as issued by the International Accounting Standards Board (IASB).

“Indemnified Liabilities” has the meaning set forth in Section 6.1(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Necessary Action” means, with respect to a specified result set forth in this Agreement, any action that is necessary or advisable, to the fullest extent permitted by applicable Law, to cause such specified result, including: (a) voting or providing a written consent or proxy with respect to the Shares; (b) causing the adoption of amendments to the Organizational Documents; (c) executing agreements and instruments relating to such specified result; and (d) making, or causing to be made, with any Governmental Authority, all filings, registrations or similar actions, in each case of the foregoing, that are in connection with causing such specified result.

“Master Services Agreement” has the meaning set forth in Section 3.2.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to the Company and any of its Subsidiaries, collectively, such Person’s articles of association, memorandum of association or other similar governing instruments required by the Laws of its jurisdiction of formation or organization.

“Party” shall have the meaning set forth in the preamble hereto.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Quarterly Financial Statements” has the meaning specified in Section 4.1(d).

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective professional advisors, directors, officers, members, managers, stockholders, partners, employees, agents and authorized representatives.

“Shares” means shares of Common Stock of the Company, par value of $0.001 each.

“Sponsor” has the meaning specified in the preamble hereto.

“Sponsor Director(s)” has the meaning specified in Section 2.1(a).

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Transfer” means, with respect to any securities, to sell, assign, transfer, pledge or otherwise dispose of such securities.

“Unaffiliated Director” has the meaning specified in Section 2.1(a).

ARTICLE II

BOARD MATTERS; APPROVAL RIGHTS

Section 2.1 Initial Board Composition.

(a) As of the Effective Date, the initial number of directors of the Board (each, a “Director”) shall be seven (7), of which (i) EAH shall have the right to designate for nomination by the Board five (5) of the Directors (the

“Embraer Directors”), three (3) of whom shall satisfy the independence requirements of the NYSE (the “Embraer Independent Directors”), (ii) Sponsor, pursuant to the terms of the BCA, shall have the right to designate for nomination by the Board one (1) Director (the “Sponsor Director”), and (iii) one shall be mutually agreed upon between EAH and the Sponsor, and who shall satisfy the independence requirements of the NYSE (the “Unaffiliated Director”).

(b) In accordance with the Company’s Organizational Documents, as of the Effective Date, the Directors shall be divided into three (3) classes of Directors designated as Class I, Class II and Class III. Each class of Directors shall consist, as nearly equal as possible, of one third (1/3) of the total number of Directors constituting the entire Board. The Class I Directors shall serve for a one (1)-year term of office, the Class II Directors shall serve for a two (2)-year term of office, and the Class III Directors shall serve for a three (3)-year term of office. At each succeeding annual general meeting of the Company, successors to the class of Directors whose term expires at that meeting shall be elected for a three (3)-year term of office.

(c) The Company shall take all Necessary Action to cause, as of the Effective Date, the Embraer Directors, the Sponsor Director and the Unaffiliated Directors to be divided into Class I, Class II and Class III, as follows:

(i) the Class I Directors shall include the Unaffiliated Director and one (1) Embraer Independent Director;

(ii) the Class II Directors shall include two (2) Embraer Independent Directors; and

(iii) the Class III Directors shall include the Sponsor Director and the two (2) remaining Embraer Directors.

(d) The initial term of the Class I Directors shall expire at the first (1st) annual meeting of stockholders of the Company following the Effective Date at which Directors are elected. The initial term of the Class II Directors shall expire at the second (2nd) annual meeting of stockholders of the Company following the Effective Date at which Directors are elected. The initial term of the Class III Directors shall expire at the third (3rd) annual meeting of stockholders of the Company following the Effective Date at which Directors are elected.

Section 2.2 EAH Representation.

(a) For so long as the Embraer Group collectively holds a number of Shares representing less than a majority of the Shares then issued and outstanding but at least ten percent (10%) of the Shares then issued and outstanding (the “Embraer Group Requisite Ownership”), at the request of EAH, the Company and EAH shall take all Necessary Action to (i) include in the slate of nominees recommended by the Board for election as Directors at each applicable annual or special meeting of stockholders at which Directors are to be elected such number of individuals nominated by EAH so that if elected, there will be a number of Embraer Directors at least proportional to the number of Shares then owned by Embraer Group and not less than one (1) Director; (ii) to include such persons in the Company’s proxy materials and form of proxy disseminated to stockholders in connection with the election of Directors at each applicable annual or special meeting of stockholders held for the election of Directors; and (iii) cause the election of each such designee to the Board, including nominating such designees to be elected as directors and by soliciting proxies in favor of the election of such persons.

(b) If at any time the Embraer Group collectively holds a number of Shares representing less than the Embraer Group Requisite Ownership such that the rights set forth in Section 2.2(a) no longer apply, then any Director previously nominated by Embraer and then serving on the Board shall be entitled to serve for the remainder of his or her term as a Class I, Class II or Class III Director, as applicable, and shall not be required to resign from the Board prior to the expiration of such term.

Section 2.3 Chairperson. For so long as the Embraer Group collectively holds a number of Shares representing at least than twenty percent (20%) of the Shares then issued and outstanding, the Embraer Directors shall have the right to designate the Chairperson of the Board. The Chairperson may, but is not required to, be an Embraer Director.

Section 2.4 Committee Representation. For so long as the Embraer Group collectively holds the Embraer Group Requisite Ownership, the Embraer Directors shall have the right to appoint a number of Embraer Directors to serve on each Committee of the Board that is proportional to the number of Shares Embraer then owns, so long as such appointment complies with the applicable rules of NYSE and the Commission.

Section 2.5 Vacancies and Removal.

(a) EAH shall have the exclusive right to request the removal of any Embraer Director from the Board, and the Company shall take all Necessary Action to cause the removal of any Embraer Director at the request of EAH. EAH shall have the exclusive right to appoint or nominate for election, as the case may be, to the Board a Director to fill vacancies created by reason of death, removal or resignation of any then-serving Embraer Director or the Chairperson of the Board, and the Company shall take all Necessary Action to cause any such vacancies to be filled by replacement Directors nominated by EAH as promptly as reasonably practicable.

(b) During the initial term of the Sponsor Director, the Sponsor shall have the exclusive right to request the removal of the Sponsor Director from the Board, and the Company shall take all Necessary Action to cause the removal of the Sponsor Director at the request of the Sponsor. The Sponsor shall have the exclusive right to appoint or nominate for election, as the case may be, to the Board a Director to fill a vacancy created by reason of death, removal or resignation of the then-serving Sponsor Director for the remaining initial term of the Sponsor Director, and the Company shall take all Necessary Action to cause such vacancy to be filled by the replacement Director nominated by the Sponsor as promptly as reasonably practicable. For the avoidance of doubt, other than the right to appoint the Sponsor Director for the initial term pursuant to Section 2.1 and the right replace the Sponsor Director for the remainder of the Sponsor Director’s initial term pursuant to this Section 2.5(b), the Sponsor will not have any right under this Agreement to appoint or replace any Directors.

Section 2.6 Board Meeting Expenses. The Company shall pay all reasonable and documented out-of-pocket costs and expenses (including travel and lodging) incurred by each Director nominated pursuant to this Agreement in the course of, and in connection with, his or her service as a Director, including in connection with attending regular and special meetings of the Board, any board of directors or board of managers of any of the Company’s Subsidiaries or any of their respective committees.

Section 2.7 Director Indemnification. As promptly as reasonably practicable following the Effective Date, the Company shall enter into an indemnification agreement with each Embraer Director and the Sponsor Director, each on substantially the same terms entered into with, and based on the same customary and reasonable form provided to, the other Directors. The Company shall not amend, alter or repeal any right to indemnification or exculpation benefiting any Director nominated pursuant to this Agreement, as and to the extent consistent with applicable law, contained in the Company’s Organizational Documents (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto). Such indemnification agreements shall reflect that (a) the Company is the indemnitor of first resort (i.e., the Company’s obligations to the Directors are primary, and any obligation of the Directors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Director are secondary), (b) the Company shall be required to advance the full amount of expenses incurred by each Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, any other agreement between the Company and the Directors or the certificate of incorporation or bylaws of the Company and (c) the Company hereby irrevocably waives, relinquishes and releases each of the Directors from any and all claims against any of the Directors for contribution, subrogation or any other recovery of any kind in respect thereof.

Section 2.8 D&O Insurance. The Company shall (a) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (b) for so long as a Director nominated pursuant to this Agreement serves as a Director of the Company, maintain such coverage with respect to such Director and shall use commercially reasonable efforts to extend such coverage for a period of not less than six years from any removal or resignation of such Director, in respect of any act or omission occurring at or prior to such event.

Section 2.9 Controlled Company Exception. At all times at which the Company is Controlled Company Eligible and for so long as requested by EAH, the Company shall take all Necessary Action to avail itself of all “controlled company” exemptions to the rules of NYSE or any other exchange on which the Shares are then listed and shall comply with all requirements under Law (including Item 407(a) of Regulation S-K) and all disclosure requirements to take such actions; provided that the Board shall initially include at least four (4) Directors who satisfy the independence requirements of NYSE.

Section 2.10 Sharing of Information. Each of the Company, EAH and the Sponsor agrees and acknowledges that the Embraer Directors and the Sponsor Director may share confidential, non-public information about the Company and its Subsidiaries with members of the Embraer Group, the Sponsor, and their Representatives, respectively.

Section 2.11 Certain Approvals. For so long as the Embraer Group collectively holds a number of Shares representing at least thirty-five percent (35%) of the Shares then issued and outstanding, the Company will not undertake, or agree to undertake, whether directly or indirectly, any of the following actions without the prior written consent of EAH; provided that to the extent such action requires stockholders consent or approval as a matter of Law, consent or approval given by EAH for such purpose shall constitute consent for the purpose of this Section 2.11: (a) any transaction or series of related transactions that results in a direct or indirect sale (including by way of merger, consolidation, recapitalization, reorganization, transfer, sale or other business combination or similar transaction) of greater than thirty percent (30%) of the property or assets, or greater than thirty percent (30%) of the voting securities of, the Company (other than (i) pursuant to any offer to purchase securities made directly to the stockholders of the Company that is not subject to approval by the Board, (ii) any merger or issuance of voting securities that does not result in a Person or group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act becoming the holder of greater than thirty percent (30%) of the voting securities of the Company, or (iii) any reorganization or recapitalization that does not violate clauses (b) or (c) of this Section 2.11); (b) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company, except for a liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) in connection with an involuntary case within the meaning of any bankruptcy or similar Law relating to insolvency; (c) any amendment to or modification of the Organizational Documents of the Company that materially and adversely affects EAH in its capacity as stockholder of the Company; (d) relocation of the domicile of the Company; (e) any change to the Company’s corporate name; (f) any change to the size of the Board; or (g) any corporate action that would have the effect of eliminating, or materially adversely affecting, any approval right to which EAH is then entitled pursuant to clauses (a) through (e) of this Section 2.11.

ARTICLE III

CERTAIN COVENANTS

Section 3.1 Corporate Opportunities.

(a) From and after the Effective Date and for so long as the Embraer Group collectively holds a number of Shares representing at least the Embraer Group Requisite Ownership or has any directors, officers or employees who serve on the Board, (A) the Board will (i) in accordance with Section 122(17) of the General Corporation Law of the State of Delaware, renounce to the fullest extent permitted by Law any interest or expectancy of the Company in, or in being communicated about, presented with or offered an opportunity to participate in, any corporate opportunities of the Company or its Subsidiaries that are presented to any member of the Embraer Group or any of its directors, officers or employees; and (ii) elect not to be governed by Section 203 of the General Corporation Law of the State of Delaware; and (B) in the event that any Embraer Director acquires knowledge of a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Director shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Company or any of its Affiliates or stockholders and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Company solely by reason of the fact that such Director pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person (including, without limitation, any member of the Embraer Group) or does not present such opportunity to the Company or any of its Affiliates or stockholders.

(b) For the purposes of this Section 3.1, “corporate opportunities” shall include, but not be limited to, business opportunities which the Company and its Subsidiaries is financially able to undertake, which are, from their nature, in the line of the Company’s and its Subsidiaries’ businesses, are of practical advantage to it and are ones in which the Company and its Subsidiaries would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by the Embraer Group or its directors, officers or employees, the self-interest of the Embraer Group or any of its directors, officers or employees will or could be brought into conflict with that of the Company and its Subsidiaries.

Section 3.2 Amendments to Master Services Agreements; Related Party Transactions. For so long as the Embraer Group collectively holds a majority of the Shares then issued and outstanding, the Company shall not, and shall cause its Subsidiaries not to, (i) materially amend, waive any material rights under or terminate (other than as a result of expiration, non-renewal or material breach) that certain Master Services Agreement, dated as of December 14, 2021, by and between Eve and Embraer, or that Master Services Agreement, dated as of December 14, 2021, by and between Eve and Atech –Negócios e Tecnologias S.A. (the “Master Services Agreement”), or (ii) effectuate any transactions subject to the Company’s policies or procedures relating to transactions with related persons, without the prior approval of a majority of the Directors that satisfy the independence requirements of NYSE.

Section 3.3 No Share Transfer Restrictions. The Company will not, without the prior written consent of EAH, take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of EAH to freely Transfer its Shares or would restrict or limit the rights of any transferee of EAH as a holder of Shares. Without limiting the generality of the foregoing, the Company will not, without the prior written consent of EAH, (a) adopt or thereafter amend, supplement, restate, modify or alter any stockholder rights plan in any manner that would result in (i) an increase in the ownership of Shares by EAH causing the rights thereunder to detach or become exercisable and/or (ii) EAH and its transferees not being entitled to the same rights thereunder as other holders of Shares or (b) take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, EAH as a the Company stockholder either (i) solely as a result of the amount of Shares owned by EAH or (ii) in a manner not applicable to the Company stockholders generally.

Section 3.4 Certain Tax Payments. For any period or portion thereof during which the Company is treated as a member of any consolidated, combined, affiliated or other group for U.S. federal or applicable state income tax purposes, and an EAH or an affiliate thereof is the common parent of such group for U.S. federal or applicable state income tax purposes, the Company and such common parent shall enter into the tax sharing agreement in the form attached hereto as Exhibit A on the date the Company becomes a member of such consolidated, combined, affiliated or other group for U.S. federal or applicable state income tax purposes.

Section 3.5 Company Policies and Procedures.

(a) For the duration of the Master Agreements:

(i) The Company will, and will cause its controlled Affiliates (other than any member of the Embraer Group) to, not take any action directly or indirectly to (A) offer or pay, or authorize the offer or payment of, any money or anything of value, or (B) accept any payment referred to in clause (A), in each case, in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage;

(ii) The Company will, and will cause its controlled Affiliates (other than any member of the Embraer Group) to, implement, maintain and enforce a compliance and ethics program in substance and form and effectiveness reasonably equivalent to Embraer’s compliance and ethics program, designed to prevent and detect violations of applicable anti-corruption Laws throughout its operations (including Subsidiaries) and the operations of its contractors and sub-contractors; and

(iii) The Company will, and will cause its controlled Affiliates (other than any member of the Embraer Group) to, implement, maintain and enforce, a system of adequate internal accounting controls designed to ensure the making and keeping of fair and accurate books, records and accounts.

ARTICLE IV

FINANCIAL STATEMENTS; ACCESS TO INFORMATION

Section 4.1 Financial Statements; Disclosure and Financial Controls. For so long as the Embraer Group collectively holds a number of Shares representing at least twenty percent (20%) of the Shares then issued and outstanding:

(a) The Company shall, and shall cause its Subsidiaries (if any) to, maintain a fiscal year and fiscal quarters that commence and end on the same calendar days as Embraer’s fiscal year and fiscal quarters commence and end, and maintain monthly accounting periods that commence and end on the same calendar days as Embraer’s monthly accounting periods commence and end.

(b) The Company shall deliver to EAH, as soon as available, but in any event in accordance with the financial closing deliverables timeline established by EAH, after the end of each monthly accounting period in each fiscal year, (i) a subsidiary reporting package prepared in accordance with IFRS (and GAAP, if requested by EAH), consistently applied, and the accounting policies of Embraer and (ii) such other information as reasonably requested from time to time by EAH.

(c) The Company shall deliver to EAH, as soon as practicable, but in any event within twenty-five (25) days after the end of each quarterly accounting period of the Company in each fiscal year (i) the consolidated financial statements of the Company and its Subsidiaries (and notes thereto) (in the forms to be publicly filed by the Company pursuant to applicable Law, if applicable), for each fiscal quarter and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of the Company the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and, if applicable, comparisons to budgeted amounts, all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP, consistently applied and (ii) discussion and analysis by management of the Company’s financial condition and results of operations for such fiscal quarter, including an explanation of any material period-to-period changes and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that the Company will deliver such information at a specified, earlier time upon EAH’s written request with at least twenty (20) days’ advance notice. The information set forth in (i) and (ii) above is referred to in this Agreement as the “Quarterly Financial Statements.” No later than seven (7) Business Days prior to the date the

Company publicly files the Quarterly Financial Statements with the Commission or otherwise makes such Quarterly Financial Statements publicly available, the Company will deliver to EAH the final form of the Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of the Company in the forms required under Commission rules for periodic reports and in form and substance satisfactory to EAH; provided, however, that the Company may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to EAH as soon as practicable; provided, further, that EAH’s and the Company’s legal and financial representatives will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to its Quarterly Financial Statements and related disclosures during the seven (7) Business Days immediately prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Embraer’s financial statements or related disclosures.

(d) The Company shall deliver to EAH, as soon as available (i) but in any event (A) within forty-five (45) days after the end of each fiscal year of the Company, internally prepared draft annual financial statements, and (B) within sixty (60) days after the end of each fiscal year of the Company, the annual financial statements of the Company (prepared in accordance with GAAP and in the forms required to be publicly filed by it pursuant to applicable Law, if applicable), and (ii) but in any event no later than twenty (20) Business Days prior to the date on which EAH has notified the Company that Embraer intends to file its annual report on Form 20-F or reference form (formulário de referência) or other document containing annual financial statements with the Commission or the CVM, any financial and other information and data with respect to the Company and its Subsidiaries (if any) and their business, properties, financial position, results of operations and prospects as is reasonably requested by EAH in connection with the preparation of Embraer’s financial statements and annual report on Form 20-F. As soon as practicable, and in any event no later than ten (10) Business Days prior to the date on which the Company is required to file an annual report on Form 10-K or other document containing its Annual Financial Statements (as defined below) with the Commission, the Company will deliver to EAH (x) drafts of the consolidated financial statements of the Company and its Subsidiaries (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal years and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP and (y) a discussion and analysis by management of the Company and its Subsidiaries financial condition and results of operations for such year, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K. The information set forth in (x) and (y) above is referred to in this Agreement as the “Annual Financial Statements.” the Company will deliver to EAH all revisions to such drafts as soon as any such revisions are prepared or made. No later than seven (7) Business Days prior to the date the Company publicly files the Annual Financial Statements with the Commission or otherwise makes such Annual Financial Statements publicly available, the Company will deliver to EAH the final form of its annual report on Form 10-K and certifications thereof by the principal executive and financial officers of the Company in the forms required under Commission rules for periodic reports and in form and substance satisfactory to EAH; provided, however, that the Company may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to EAH as soon as practicable; provided, further, that Embraer’s and the Company’s legal and financial representatives will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to its Annual Financial Statements and related disclosures during the seven (7) Business Days immediately prior to any anticipated filing with the Commission. Without limiting the foregoing, the Company will consult with EAH regarding EAH’s comments on the Annual Financial Statements and related disclosures and shall accept all of EAH’s comments on such Annual Financial Statements and related disclosures except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Annual Financial Statement or any other document which refers to, or contains information not previously publicly disclosed with respect to the direct ownership of the Company by EAH and indirect ownership by Embraer will be filed with the Commission or otherwise made public by the Company or its Subsidiaries without the prior written consent of EAH.

(e) The Company shall deliver to EAH (i) substantially final drafts, as soon as the same are prepared, of (A) all reports, notices and proxy and information statements to be sent or made available by the Company or its Subsidiaries to its or their respective security holders and (B) all registration statements and prospectuses to be filed by the Company or its Subsidiaries with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (A) and (B) are referred to in this Agreement as “Company Public Documents”), and (ii) as soon as practicable, but in no event later than five (5) Business Days prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Company Public Documents; provided, however, that the Company may continue to revise such Company Public Documents prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes will be delivered by the Company to EAH as soon as practicable; provided, further, that the legal and financial representatives of EAH and the Company will actively consult with each other regarding any changes (whether or not substantive) which the Company may consider making to any of its Company Public Documents and related disclosures prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon EAH’s financial statements or related disclosures. Without limiting the foregoing, the Company shall consult with EAH regarding EAH’s comments on the Company Public Documents and shall accept all of EAH’s comments on such Company Public Documents except to the extent such comments are inconsistent with applicable Law or GAAP. In addition to the foregoing, no Company Public Document or any other document which refers to, or contains information not previously publicly disclosed with respect to the direct ownership of the Company by EAH and indirect ownership by Embraer will be filed with the Commission or otherwise made public by the Company or its Subsidiaries without the prior written consent of EAH.

(f) The Company shall as promptly as practicable deliver to EAH copies of all annual budgets and financial projections (consistent in terms of format and detail with Embraer’s historical practices, except as mutually agreed upon by the Parties) relating to the Company on a consolidated basis and will provide EAH an opportunity to meet with management of the Company to discuss such budgets and projections. In addition, to the extent requested by EAH, the Company will participate in Embraer’s annual strategic review planning and other similar meetings and processes in a manner consistent with past practices or with such changes as EAH may reasonably request.

(g) With reasonable promptness, the Company shall deliver to EAH such other information and financial data concerning the Company and its Subsidiaries and their business, properties, financial positions, results of operations and prospects as from time to time may be requested by EAH.

(h) The Company will consult with EAH as to the timing of its annual and quarterly earnings releases and any interim financial guidance for a current or future period and the Company will give EAH the opportunity to review the information therein relating to the Company and its Subsidiaries (if any) and to comment thereon. The Company shall coordinate with EAH the timing of (i) the Company’s earnings release conference calls and (ii) the Company’s public earnings release issuance and filings with the Commission, in each case as directed by EAH. No later than one (1) Business Day prior to the time and date that the Company intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, the Company will deliver to EAH copies of substantially final drafts of all related press releases and other statements to be made available by the Company to employees of such Party or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of the Company or its Subsidiaries. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding sentence, the Company will consult with EAH regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the Company will deliver to EAH copies of final drafts of all press releases and other public statements. The Company shall obtain the written consent of EAH prior to issuing any press releases or otherwise making public statements with respect to any of the transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

(i) The Company will cooperate fully, and cause its auditors to cooperate fully, with EAH to the extent requested by EAH in the preparation of Embraer’s public earnings or other press releases, quarterly reports on Form 6-K, annual reports to stockholders, annual reports on Form 20-F, any current reports on Form 6-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Embraer with the Commission, any national securities exchange or otherwise made publicly available (collectively, the “Embraer Public Filings”). The Company agrees to provide to EAH all information that EAH requests in connection with any Embraer Public Filings or that, in the judgment of Embraer’s counsel, is required to be disclosed or incorporated by reference therein under any Law. The Company will provide such information in a timely manner on the dates requested by EAH (which may be earlier than the dates on which the Company otherwise would be required hereunder to have such information available) to enable Embraer to prepare, print and release all Embraer Public Filings on such dates as Embraer may determine but in no event later than as required by applicable Law. The Company will use its commercially reasonable efforts to cause its auditors to consent to any reference to them as experts in any Embraer Public Filings required under any Law. If and to the extent requested by EAH, the Company will diligently and promptly review all drafts of such Embraer Public Filings and prepare in a diligent and timely fashion any portion of such Embraer Public Filing pertaining to the Company. Prior to any printing or public release of any Embraer Public Filing, an appropriate executive officer of the Company will, if requested by EAH, certify that the information relating to the Company or its Subsidiaries in such Embraer Public Filing is accurate, true, complete and correct in all material respects. Unless required by Law, the Company will not publicly release any financial or other information which conflicts with the information with respect to the Company or its Subsidiaries that is included in any Embraer Public Filing without EAH’s prior written consent.

Section 4.2 Access to Information. For so long as the Embraer Group collectively holds the Embraer Group Requisite Ownership:

(a) The Company shall permit, unless prohibited by applicable Law, representatives designated by the members of the Embraer Group, at reasonable times and upon reasonable notice to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances and accounts of any such Persons with the Directors, officers, key employees and independent accountants of the Company and its Subsidiaries.

(b) The Company shall, and shall cause its Subsidiaries to, provide the members of the Embraer Group, in addition to other information that might be reasonably requested by written inquiry by the members of the Embraer Group from time to time (i) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries, (ii) access to the chief executive officer, chief financial officer or other executive officer of the Company from time to time at reasonable times and upon reasonable notice to discuss the Company’s annual business plan and operating budget, and (iii) updates with respect to, and access to other information regarding, progress on the Company’s projects and related technology development roadmap.

(c) The Company will report in reasonable detail to EAH the following events or circumstances promptly (and in any event within forty-eight (48) hours) after any executive officer of the Company or any member of the Board becomes aware of such matter: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting; (iii) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (iv) any other material violation of Law (including any violation of law that an attorney representing the Company or its Subsidiaries has formally reported to any officers or directors of the Company pursuant to the Commission’s attorney conduct rules (17 C.F.R. Part 205)).

(d) The Company will give EAH as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, the Company’s accounting estimates or accounting principles from those in effect on the Effective Date. The Company will consult with EAH and, if requested by EAH, the Company will consult with Embraer’s independent auditors with respect thereto. The Company will not make any such determination or changes without EAH’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in the Company’s or Embraer’s financial statements as filed with the Commission or otherwise publicly disclosed therein.

(e) Each of EAH and the Company, upon the reasonable request of the other Party, shall make available to the requesting Party all information, records and documents in its possession that may be relevant to any tax return, audit, examination, proceeding or determination with respect to taxes of the Company or any of its Subsidiaries, or any member of the Embraer Group, as the case may be.

Section 4.3 Other Information. For so long as the Embraer Group collectively holds the Embraer Group Requisite Ownership, the Company shall promptly provide the members of the Embraer Group with such information as reasonably required or requested by the Embraer Group in connection with any debt or equity financing or refinancing transactions to be effected by them or for purposes of their compliance with applicable Laws or stock exchange regulations.

Section 4.4 Confidentiality.

(a) Subject to Section 2.10, EAH and the Sponsor shall not, and shall cause each member of the Embraer Group and the Sponsor not to, disclose any confidential non-public information provided to EAH and the Sponsor or any other member of the Embraer Group and the Sponsor, or to any Embraer Director and the Sponsor Director, respectively, in each case, pursuant to the terms of this Agreement, to any Person outside of the Embraer Group and the Sponsor.

(b) Notwithstanding the foregoing, any member of the Embraer Group and the Sponsor shall be permitted to disclose such information to its directors, officers or employees, and any member of the Embraer Group and the Sponsor or any Embraer Director and Sponsor Director shall be permitted to disclose any such information to their respective attorneys, accountants, consultants, advisors and other representatives if such Persons have a need to know such information in order to perform their duties and/or properly advise any member of the Embraer Group and the Sponsor, and are bound by an obligation to maintain confidentiality with respect to such information.

(c) Any member of the Embraer Group and the Sponsor shall be permitted to disclose any confidential non-public information to any Person outside of the Embraer Group and the Sponsor, respectively, (a) to the extent required (i) to comply with applicable Laws or stock exchange regulations, including in connection with the filing of financial or other reports required to be filed with any Governmental Authority or stock exchange, or (ii) by any subpoena, investigative demand, audit or similar process of any Governmental Authority, (b) in connection with any financing or capital raising transaction by any member of the Embraer Group and the Sponsor, subject to the execution of one or more customary confidentiality agreements with potential lenders or initial purchasers, or (c) subject to the execution of one or more customary confidentiality agreements, in connection with any transaction involving the direct or indirect sale or other disposition by any member of the Embraer Group and the Sponsor of Shares.

ARTICLE V

INDEPENDENT AUDITORS; COOPERATION

Section 5.1 Independent Auditors. For so long as the Embraer Group collectively holds a majority of the Shares then issued and outstanding, the Company shall take all Necessary Action to ensure that the Company appoints and retains as its independent auditors the same independent registered public accounting firm appointed as the independent auditors of Embraer and its Subsidiaries.

Section 5.2 Cooperation. The Company acknowledges that Embraer and/or EAH may in the future determine to effect a reorganization that may include a transaction or series of transactions that would result in stockholders of Embraer receiving direct ownership of Shares, whether by distribution, dividend, exchange offer or other means. The Company hereby agrees that upon the request of EAH, the Company shall cooperate with Embraer and EAH in implementing any such reorganization event, including by taking any Necessary Action, to effect any such reorganization event.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Sponsor Indemnity.

(a) For a period of six (6) years after the Closing Date, the Company will indemnify, exonerate and hold harmless the Sponsor from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Sponsor before, on or after the date of this Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim directly relating to the transactions contemplated by the BCA which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity securities of the Company or its control or ability to influence the Company; provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor of this Agreement or any other agreement between the Sponsor, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or (ii) the willful misconduct, gross negligence or fraud of the Sponsor.

(b) Notwithstanding anything to the contrary in the foregoing paragraph, the Company shall not be liable for any Indemnified Liabilities in excess of $4 million in the aggregate pursuant to the foregoing paragraph. For the avoidance of doubt, the rights of the Sponsor to indemnification pursuant to the foregoing paragraph will be in addition to any other rights the Sponsor may have under any other agreement or instrument to which the Sponsor is or becomes a party or is or otherwise becomes a beneficiary or under Law.

ARTICLE VII

TERMINATION

Section 7.1 Term. The terms of this Agreement shall terminate, and be of no further force and effect:

(a) upon the mutual consent of all of the parties hereto; or

(b) if the Embraer Group collectively holds a number of Shares representing less than the Embraer Group Requisite Ownership.

Section 7.2 Survival. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no further force and effect, except for: (i) the provisions set forth in this Section 7.2, Section 4.4 (which shall survive for one (1) year after the termination of this Agreement), Section 8.8 and Section 8.9; (ii) the rights with respect to the breach of any provision hereof by the Company; and (iii) the provisions set forth in Section 3.4, which shall survive until the expiration of the applicable statute of limitations with respect to any tax which may be imposed on the Affiliate of EAH referenced in Section 3.4.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Waiver. This Agreement may be amended by the Company and EAH at any time by execution of an instrument in writing signed on behalf of each of the Company and EAH. In addition,

any proposed amendment to Sections 2.1, 2.5(b), 2.10 or 4.4 or this Article VIII shall also require the written consent of the Sponsor until the earlier of (a) the day on which the Sponsor no longer has any rights under any of such Sections and (b) the day on which the Sponsor no longer holds at least 50% of the Shares held by the Sponsor on the date hereof.

Section 8.2 Severability. The Parties acknowledge that the rights and obligations provided for in this Agreement are subject to the applicable provisions of applicable Laws and stock exchange regulations. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (d) in lieu of such illegal, invalid or unenforceable provision, the Parties agree to cooperate to effect an amendment pursuant to Section 8.1 in order to cure the illegality, invalidity or unenforceability of such provision to effect the terms of such illegal, invalid or unenforceable provision as may be possible.

Section 8.3 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the documents referenced herein and therein embody the complete agreement and understanding among the Parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 8.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns and transferees. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no effect; provided that EAH may assign any and all of its rights under this Agreement, together with Transferring its Shares, to (i) any of its Affiliates (for the avoidance of doubt, without requiring the approval of the Company) or (ii) any other Person approved by a majority of the Directors that satisfy the independence requirements of NYSE in their sole discretion (each, an “Embraer Transferee”). EAH shall give written notice to the Company of its transfer of rights under this Section 8.4 no later than five (5) Business Days after EAH enters into a binding agreement for such transfer of rights. Such notice shall state the name and address of the Embraer Transferee and identify the amount of Shares transferred and the scope of rights being transferred under this Section 8.4. In connection with any such transfer, the terms “EAH” and “Embraer” as used in this Agreement shall, where appropriate to give effect to the assignment of rights and obligations hereunder to such Embraer Transferee, be deemed to refer to such Embraer Transferee. EAH and any Embraer Transferee may exercise the rights under this Agreement in such priority, as among themselves, as they shall agree upon among themselves, and the Company shall observe any such agreement of which it shall have notice as provided above.

Section 8.5 Applicability of Rights in the Event of an Acquisition of the Company. In the event the Company merges into, consolidates, sells substantially all of its assets to or otherwise becomes an Affiliate of a Person (other than EAH), pursuant to a transaction or series of related transactions in which any member of the Embraer Group receives equity securities of such Person (or of any Affiliate of such Person) in exchange for Shares held by any member of the Embraer Group, all of the rights of EAH and the Sponsor set forth in this Agreement shall continue in full force and effect and shall apply to the Person the equity securities of which are received by EAH and the Sponsor pursuant to such transaction or series of related transactions. The Company agrees that, without the consent of EAH, it will not enter into any Contract which will have the effect set forth in the first clause of the preceding sentence, unless such Person agrees to be bound by the foregoing provision.

Section 8.6 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 8.7 Remedies. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and EAH shall have the right to injunctive relief or specific performance, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement shall be construed to confer upon any Person who is not a signatory hereto any rights or benefits, as a third-party beneficiary or otherwise.

Section 8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date delivered if delivered personally; (b) one (1) Business Day after being sent by an internationally recognized overnight courier guaranteeing overnight delivery; (c) on the date of transmission, if delivered by email, with confirmation of transmission; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a) if to the Company, to:

Eve Holding, Inc.

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:         Flávia Pavie

Email:              fpavie@eveairmobility.com

(b) if to EAH, to:

Embraer S.A.

Avenida Dra. Ruth Cardoso, 8501,

30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil

Attention:         Fabiana Klajner Leschziner

Email:              fabiana.leschziner@embraer.com.br

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:         Paul T. Schnell

                          Thomas W. Greenberg

Email:              Paul.Schnell@skadden.com

                          Thomas.Greenberg@skadden.com

(c) if to Sponsor, to:

Zanite Sponsor LLC

25101 Chagrin Boulevard, Suite 350

Cleveland, Ohio 44122

Attention:         Steven H. Rosen, Co-CEO

Email:              srosen@resiliencecapital.com

with copies to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention:         Joel Rubinstein

                          Matthew Kautz

Email:              joel.rubinstein@whitecase.com

                          mkautz@whitecase.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth in this Section 8.8 is used, the earliest notice date established as set forth in this Section 8.8 shall control.

Section 8.9 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 8.10 Jurisdiction; WAIVER OF JURY TRIAL.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 8.10.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

Section 8.11 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 8.12 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b) the headings preceding the text of Articles and Sections included herein are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(g) where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Party or a Representative designated by such Party in writing as acceptable to receive such information on behalf of such Party;

(h) references to “day” or “days” are to calendar days;

(i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(j) references to a Person are also to its successors and permitted assigns; and

(k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall, if applicable, end on the next succeeding Business Day.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Stockholders Agreement on the day and year first above written.

EVE HOLDING, INC.

By:
Name:
Title:

EMBRAER AIRCRAFT HOLDING INC.

By:
Name:
Title:

By:
Name:
Title:

ZANITE SPONSOR LLC

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

ANNEX F

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2022, is made and entered into by and among Eve Holding, Inc. (formerly known as Zanite Acquisition Corp.), a Delaware corporation (the “Company”), Zanite Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Embraer Aircraft Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Embraer S.A. (“EAH”), the executive officers and directors of the Company as of immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement and the other members of the Sponsor identified on the signature pages hereto (such executive officers, directors and members, collectively, the “Zanite Insiders” and, collectively with the Sponsor, EAH and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor, certain of the Zanite Insiders and certain other signatories thereto are party to that certain Registration Rights Agreement, dated as of November 16, 2020 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of December 21, 2021 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), EAH and EVE UAM, LLC (“Eve”), a Delaware limited liability company, pursuant to which, through a series of transactions, EAH transferred to the Company all of the issued and outstanding limited liability company interests of Eve in exchange for 220,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, on the date hereof, certain Holders and other investors have purchased an aggregate of 30,500,000 shares of Common Stock in a transaction exempt from registration under the Securities Act pursuant to the respective subscription agreements, each dated as of December 21, 2021, entered into by and between the Company and each of the Holders and other investors party thereto (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor, certain of the Zanite Insiders and certain other signatories hereto are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company, the Sponsor, the applicable Zanite Insiders and certain other signatories hereto desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

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“Additional Holder Common Stock” shall have the meaning given in Section 6.10.

“Additional Subscription Agreements” shall have the meaning given in the Business Combination Agreement.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, the President, such other principal executive officer, the Chief Financial Officer, or the principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“EAH” shall have the meaning given in the Preamble hereto.

“Embraer” shall have the meaning given in the Recitals hereto.

“Eve” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

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“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Insider Letter” shall mean that certain letter agreement, dated as of November 16, 2020, by and among the Company, the Sponsor and each of the other parties thereto.

“Investor Shares” shall mean any shares of Common Stock issued pursuant to the Subscription Agreements and any Additional Subscription Agreements.

“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean the Sponsor, EAH, the Zanite Insiders and each of their respective Permitted Transferees.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date.

“Lock-up Shares” shall mean with respect to (i) the Sponsor and its Permitted Transferees, the shares of Common Stock and Private Placement Warrants held by the Sponsor immediately following the Closing (other than the Investor Shares or shares of Common Stock acquired in the public market), (ii) EAH and its Permitted Transferees, the shares of Common Stock held by EAH immediately following the Closing (other than the Investor Shares or shares of Common Stock acquired in the public market) and (iii) the Zanite Insiders and their respective Permitted Transferees, the shares of Common Stock and Private Placement Warrants held by the Zanite Insiders immediately following the Closing (other than the Investor Shares or shares of Common Stock acquired in the public market).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Sponsor and its Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and any other applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to EAH and its Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and any other applicable agreement between such Holder and/or its Permitted Transferees and the Company and any transferee thereafter and (ii) after the

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expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between the Holder and/or its Permitted Transferees and the Company and any transferee thereafter; (c) with respect to the Zanite Insiders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and any other applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (d) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of the Company’s initial public offering, including any shares of Common Stock issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock and any other equity security (including the Private Placement Warrants and any other warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement and any Investor Shares); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, amalgamation, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders not to exceed $50,000 in the aggregate for each Registration without prior approval of the Company.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“SEC Guidance” shall mean any order, directive, guideline, comment or recommendation from the Commission or the Company’s auditor or accountant that is applicable to the Company.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subscription Agreement” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly,

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or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Zanite Insiders” shall have the meaning given in the Preamble hereto.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially

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reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor, EAH or a Zanite Insider holding, in each case, at least five (5.0%) percent of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of the Sponsor, EAH and the Zanite Insiders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, a Zanite Insider or EAH (any of the Sponsor, a Zanite Insider or EAH being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, net of underwriting discounts and commissions, in the aggregate, $100 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, the Zanite Insiders and EAH may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period, for an aggregate of not more than six (6) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effectuate any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the

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“Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, a Zanite Insider or EAH may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Zanite Insiders, EAH or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, a Zanite Insider or EAH elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Zanite Insider or EAH, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by

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the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered

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offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

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2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $100 million in the aggregate, net of underwriting discounts and commissions or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, provided that the total offering price is reasonably expected to exceed $10 million in the aggregate, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are

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sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations

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promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

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3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if (i) the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, or (ii) the majority of the Board determines to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with SEC Guidance or other changes to the financial statements related to accounting matters with respect to securities issued in, or other matters related to, the Company’s initial public offering, then the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such

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purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company on more than two (2) occasions or for more than sixty (60) consecutive days, or more than ninety (90) total calendar days, in each case during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information

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and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission),

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or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1 Lock-Up. Subject to Section 5.2, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of the Lock-up Period (the “Lock-up”).

5.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) any direct or indirect partners, members, equity holders or affiliates of such Lock-up Party, any employees of such affiliates, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (iv) any other Lock-up Party or any direct or indirect partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (g) to the Company; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party described in clauses (a) through (f) above shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.

5.3 Termination of Existing Lock-Up. The Company, the Sponsor and the Zanite Insiders party to the Insider Letter hereby agree that the lock-up provisions in this ARTICLE V shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which provisions in Section 7 of the Insider Letter shall be of no further force or effect as of the date of this Agreement.

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ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Eve Holding, Inc., 276 SW 34th Street, Fort Lauderdale, FL 33315 Attention: Flávia Pavie or by email:fpavie@eveairmobility.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to EAH, the Zanite Insiders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) EAH shall be permitted to transfer its rights hereunder as EAH to one or more affiliates or any direct or indirect partners, members or equity holders of EAH (it being understood that no such transfer shall reduce or multiply any rights of EAH or such transferees) and (ii) each of the Sponsor and the Zanite Insiders shall be permitted to transfer its rights hereunder as the Sponsor and the Zanite Insiders to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor or the Zanite Insiders (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or the Zanite Insiders or such transferees).

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

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6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE), OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE.

6.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Zanite Insider so long as such Zanite Insider and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of EAH so long as EAH and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. Other than (i) as provided in the Subscription Agreements and the Additional Subscription Agreements, (ii) as provided in those certain Warrant Agreements, dated as of December 21, 2021, between the Company and certain strategic investors, and (iii) as provided in the Warrant Agreement, dated as of November 16, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, (ii) each Zanite Insider, for so long as such Zanite Insider and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company and (ii) EAH, for so long as EAH and its affiliates hold, in the aggregate, at least

F-19

five percent (5%) of the outstanding shares of Common Stock of the Company or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8 Term. This Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor, each Zanite Insider and EAH (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

6.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

F-20

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Eve Holding, Inc. a Delaware corporation

By:
Name:
Title:

HOLDERS:

Embraer Aircraft Holding, Inc. a Delaware corporation

By:
Name:
Title:

Zanite Sponsor LLC a Delaware limited liability company

By:
Name:
Title:

SHR Holdings LLC

By:
Name:
Title:

Directional Capital LLC

By:
Name:
Title:

Canon Portfolio Trust, LLC

By:
Name:
Title:

SHR Zanite LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

F-21

Steven H. Rosen

Kenneth C. Ricci

Michael A. Rossi

Larry R. Flynn

John B. Veihmeyer

Gerard J. De Muro

Ronald D. Sugar

[Signature Page to Amended and Restated Registration Rights Agreement]

F-22

ANNEX G

(Master Services Agreement between Eve and Embraer)

EXECUTION VERSION

Master Services Agreement

This Master Services Agreement (this “Agreement”), dated as of December 14, 2021 (the “Effective Date”), is by and between Embraer S.A, a joint-stock corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil having its principal place of business at Avenida Brigadeiro Faria Lima, 2170, in the City of São José dos Campos, State of São Paulo, Brazil (“Embraer”), and EVE UAM, LLC, a limited liability company organized under the laws of the State of Delaware, United States of America, having its principal place of business at 276 SW 34th Street, Fort Lauderdale, FL 33315 (“Eve” and together with Embraer, the “Parties”, and each a “Party”).

WHEREAS, Embraer is a global aerospace conglomerate, with headquarters in Brazil, that produces commercial, military, executive and agricultural aircraft and provides aeronautical services, and maintains industrial units, offices, service and parts distribution centers, among other activities, worldwide;

WHEREAS, prior to the date hereof, Embraer or its Affiliates was conducting the UAM Business;

WHEREAS, Eve is an indirect wholly-owned subsidiary of Embraer;

WHEREAS, Eve, Embraer, and Embraer Aircraft Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Embraer (“EAH”), expect to enter into a Business Combination Agreement (the “BCA”), with Zanite Acquisition Corp., a Delaware corporation, which, among other things, provides that, prior to the closing of the transactions contemplated by the BCA, Embraer shall transfer, or cause the transfer of, the UAM Business to Eve or its Subsidiaries on terms and conditions as set forth in the Contribution Agreement, dated as of December 10, 2021, between Eve, Embraer and EAH (the “Contribution Agreement”),

WHEREAS, the transactions under the Contribution Agreement were consummated on December 10, 2021, and Eve has since been conducting the UAM Business;

WHEREAS, in connection with Eve’s conduct of the UAM Business, the BCA provides that on or prior to the closing of the transactions contemplated by the BCA, Eve and Embraer shall enter into a master services agreement pursuant to which Embraer and/or certain of its Affiliates (which, for the avoidance of doubt, shall not include Eve or its Subsidiaries) shall provide certain products and services to Eve and its Subsidiaries;

WHEREAS, in furtherance of the foregoing, Eve desires to retain Embraer to provide certain products and services, and Embraer is willing to supply such products and perform such services, relating to the development, certification, manufacturing and support of aircraft for urban air mobility, in each case under and pursuant to the terms and conditions set forth herein; and

WHEREAS, Eve and Atech – Negócios e Tecnologia S.A. (“Atech”), an affiliate of Embraer, have entered into a Master Services Agreement, dated as of the Effective Date (the “Atech Master Agreement”), which Atech Master Agreement is intended to govern the products and services to be provided under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Embraer and Eve agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms used, but not defined, in this Agreement shall have the meanings set forth in the BCA. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the following meanings:

(a) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, (i) Embraer and its Affiliates (which for the avoidance of doubt, shall not include Eve and its Subsidiaries), on the one hand, and Eve and its Subsidiaries, on the other hand, shall be deemed not to be Affiliates of each other, and (ii) Embraer and its Subsidiaries (other than Atech and its Subsidiaries), on the one hand, and Atech and its Subsidiaries, on the other, shall be deemed not to be Affiliates of each other.

(b) “Agnostic IP” means any Intellectual Property (other than Trademarks) that is developed to support business processes and activities that are generalized within the aeronautics industry so that such Intellectual Property is generally suitable, applicable, compatible and interoperable across various products, services, solutions, platforms, processes or practices within the aeronautics industry (i.e., can be used or practiced both within and outside the UAM, the UATM Business, or the UATM, as applicable).

(c) “Airworthiness Authority” means the ANAC—Agência Nacional de Aviação Civil (Brazil), EASA—European Aviation Safety Agency (Europe), FAA—Federal Aviation Administration (United States of America), CAA—Civil Aviation Authority (United Kingdom), and any successors thereto, or such other airworthiness authority that the Parties may agree, under which the Product will be certified.

(d) “AOG” means aircraft on ground.

(e) “Autonomous Systems” mean systems that incorporate artificial intelligence (AI) into the management and control of complex systems. Autonomous systems are operated independently of other management and control systems, though may include human operators (i.e., crew) as part of the operation.

(f) “Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in the state of New York, United States or the cities of São Paulo or São José dos Campos, state of São Paulo, Brazil are closed for business.

(g) “Business Plan” means the document to be developed by Eve setting forth its bona fide business plan to conduct the UAM Business, which plan shall contain, among other things, the Program development milestones timeline, cost assumptions, financial projections and goals, ecosystem and market share assessments, and the target markets.

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(i) “Common Customers” mean all existing and prospective commercial and executive customers of Embraer and its Affiliates, including commercial and non-commercial aircraft and aircraft operations (other than UAM).

(j) “Control” or “Controlled” mean, with respect to Intellectual Property, the right to grant the license(s) as provided for herein without: (i) violating the terms of any agreement or other arrangement with any third Person; (ii) requiring any consent, approvals or waivers from any third Person; or (iii) requiring the payment or granting of consideration to any third Person.

(k) “Control Systems” mean the collection of elements (hardware or software) of a vehicle that are organized and integrated in a particular way to provide to the pilot (or an Autonomous System) means to effectively control the vehicle velocity, attitude, and resulting flight path as intended.

(l) “Data Protection Laws” mean any data protection or privacy Laws, whether currently in force or enacted during the Term.

(m) “Deliverable” means any deliverable, work product, or other result of the Services that are delivered or required to be delivered by Embraer to Eve pursuant to any SOW.

(n) “Distributed Propulsion Systems” mean the distribution of the propulsive thrust stream such that overall vehicle benefits in terms of aerodynamic, propulsive, structural, and other efficiencies are mutually maximized to enhance the vehicle mission.

(o) “EIS” means the aircraft “entry into service”.

(p) “Electrification Systems” mean systems that enable the use of propulsors (propellers or fans) driven by electric motors to propel aircraft.

(q) “Embraer’s Competitors” mean the Persons set forth in Exhibit 2 hereof and any Affiliates thereof, and any successors to any of the foregoing. For purposes of clarity, if any of the foregoing Persons acts directly or indirectly through an Affiliate of such Person, such Affiliate shall also be deemed an Embraer Competitor for such purpose.

(r) “Embraer’s Standard of Care” means the applicable Embraer Party’s (i) performance of the applicable Services and/or (ii) manufacture, development and/or provision of the applicable Product, in each case, in compliance with applicable Laws and in a timely, efficient, and professional manner, and if applicable, at a level of service, skill and care (including in terms of capacity, timeliness, efficiency, professionalism, and quality) with which (x) such Services were performed and/or (y) Products were provided, developed or manufactured, in each case, by such Embraer Party in the ordinary course of business within the twelve (12) month period prior to the Effective Date, but in any case at the level of service, skill, and care (including in terms of capacity, timeliness, efficiency, professionalism, and quality) that is at least customary for such Service and/or provision, development or manufacture of such Products and is no less than the level with which the applicable Embraer Party performs similar services for its own business and/or provides, develops or manufactures its own products, and in any event, with the same priority as such service or product provided by such Embraer Party to its own business and those of its Affiliates (provided that if there is ever a resource constraint conflict, Embraer Party will prioritize the performance and provision of the Services and Products. For clarity, and subject to Section 10.1, if there is a resource constraint conflict, Embraer Party shall prioritize the allocation of resources to Eve, and the Parties shall agree on a reasonable timeframe to address Eve’s resources demands), and in any event (regardless of whether such similar services and/or products are provided by such Embraer Party or not), such level of service, skill and care (including in terms of capacity, timeliness, efficiency, professionalism, and quality) equal to the standard of care of other global suppliers of similar products, services and solutions of similar volumes.

(s) “Embraer Party” means Embraer or an Affiliate of Embraer.

(t) “Eve Party” means Eve or an Affiliate of Eve.

(u) “eVTOL” means: a passenger or cargo aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 200 nautical miles (370.4 kilometers).

(v) “Flight Dynamics” means the study/knowledge of the acting forces, performance, stability and control of the flight of a vehicle in relation to flight environments and to Control Systems inputs.

(w) “Governmental Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

(x) “Governmental Authorization” means any permit, consent, license, ratification, waiver, permission, variance, clearance, registration, certificates, qualification, approval or authorization issued, granted, given or otherwise made available by or under the lawful authority of any Governmental Authority or pursuant to any Law.

(y) “GSE” or “Ground Support Equipment” means tools, equipment, or software required on the ground to support the operation and maintenance of the eVTOL and all its airborne equipment, or the Integrated Product Development.

(z) “Integrated Product Development” or “IPD” means the development of a set of integrated processes and coordinated activities that transform an idea or market opportunity, into a complete, certified and mature product for industrialization and entry into service through the use of multidisciplinary teams, including product engineering, testing engineering and product integrity (airworthiness / regulation and operational standards), manufacturing engineering, quality, tooling, supply chain management, and service and support.

(aa) “Intellectual Property” means any and all right, title, and interest in and to intellectual property or industrial property of any kind and nature throughout the world, including U.S. and foreign rights in, to, or under the following: (i) patents, patent applications, inventions, invention disclosures, and all related patent rights, including provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof and foreign counterparts of the foregoing; (ii) trademarks, logos, service marks, trade dress, trade names, certification marks, slogans, internet domain names, and other similar identifiers or designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (iii) copyrights, design rights, database rights, mask works, works of authorship, and copyrightable subject matter and moral or equivalent rights, (iv) Type Design Data; (v) rights in Software; (vi) trade secrets and all other confidential or proprietary information, know-how, technology, inventions, designs, processes, formulae, models, and methodologies (collectively, “Trade Secrets”); (vii) rights of publicity and privacy and in social media usernames, identifiers, and accounts; (viii) other intellectual property rights and other similar proprietary rights and industrial rights, in any jurisdiction, whether registered or unregistered, including foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world; (ix) all applications and registrations, and any renewals, extensions and reversions, of or for any of the foregoing; (x) all rights to prosecute, sue, enforce, or recover or retain damages, costs, or attorneys’ fees with respect to the past, present and future infringement, misappropriation, dilution, unauthorized use or disclosure, or other violation of any of the foregoing and all rights of renewal with respect thereto; and (xi) all other rights, privileges, and protections of any kind whatsoever accruing under any of the foregoing provided by any applicable Law, treaty, or other international convention throughout the world, including all right to all royalties, fees, income, damages, payments, and other proceeds now or hereafter due or payable with respect thereto.

(bb) “Law” means any statute, act, law, court order, constitution, treaty, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

(cc) “MRO” means maintenance, repair, and overhaul.

(dd) “Out-Of-Scope Business” means any of the following applications or uses whether or not in connection with the eVTOL: crop dusting, defense or security businesses.

(ee) “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any political subdivision, agency or instrumentality or other entity of any kind.

(ff) “Personnel” of a Person means any agents, employees, contractors or subcontractors engaged or appointed by such Person (including, with respect to Embraer or its Affiliates, Subcontractors of Embraer or its Affiliates).

(gg) “POC” or “Proof of Concept” means a simplified version of the eVTOL with enough features to allow validation of specific concepts through testing in early stages of product development.

(hh) “Product” means any and all versions of eVTOLs until the first TC approval of the eVTOL as reflected in the SOW01, and all pieces, parts, Spare Parts or components thereof, as well as any and all tooling, manufacturing instructions and procedures, GSE, software and training devices in connection therewith and any accompanying Technical Publications, and UAM Business Services products and services, related or unrelated to such eVTOL.

(ii) “Program” means all activities related to the UAM Business of the Eve Parties.

(jj) “Program Requirements” means the eVTOL requirements that define its high-level specifications such as product economic life, performance aspects (passenger capacity, payload, range, total weight, etc.), end users’ experiences expected with the product, product operational aspects (costs, noise levels, typical missions, intended operations, etc.), which high-level requirements are to be designed with respect to the eVTOL to enable the Program to achieve its strategic Business Plan targets.

(kk) “Purchase Order” means a purchase order issued by an Eve Party to an Embraer Party in writing pursuant to a SOW for supply of Products or Services.

(ll) “Representatives” means a Person and its Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys and Third Party advisors.

(mm) “Services” means the services (other than manufacture and supply of finished commercial Products) set forth in a SOW.

(nn) “Services Taxes” means the Taxes imposed on the gross revenues derived from the provision of Products or Services. For the sake of clarity, the definition of Services Taxes includes, in Brazil, the Imposto Sobre Serviços de Qualquer Natureza—ISS, the Contribuição para os Programas de Integração Social—PIS and the Contribuição para o Financiamento da Seguridade Social—COFINS, but does not include Taxes assessed or levied on income or net profits (such as, in Brazil, the Imposto sobre a Renda da Pessoa Jurídica—IRPJ and the Contribuição Social sobre o Lucro Liquido—CSLL).

(oo) “SOW” means a Statement of Work as set forth and agreed to in writing from time to time during the Term by the Parties or their respective Affiliates, which Statements of Work shall, among other things, set forth (i) the Eve Party and Embraer Party thereto, (ii) the specific products to be supplied and/or developed or detailed scope of Services to be performed, (iii) technical requirements, (iv) service levels, ordering process, delivery schedule, warranty (if applicable) and lead times, (v) prices and fees, and (vi) other requirements, responsibilities, terms and obligations related to the applicable Products and Services under the SOW, as applicable. The accepted SOWs as of the Effective Date are attached hereto as Exhibit 1, and additional SOWs (and amended SOWs) shall be deemed issued and accepted only if and when signed by the Embraer Contract Manager and the Eve Contract Manager or other authorized officer or employee of an Eve Party and Embraer Party, respectively.

(pp) “Spare Parts” means any parts, components, furnishings or equipment for or to the extent related to eVTOL or Test Vehicles or, as required, for the UAM Business Services.

(qq) “Subcontractor” means any service provider, manufacturer or supplier, excluding Embraer or its Affiliates, which provides services, manufactures or supplies any portion or part of the Services or Products, pursuant to the instructions or contract of Embraer or its Affiliates.

(rr) “Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person. For purposes of this Agreement, (i) Embraer and Eve shall be deemed not to be Subsidiaries of each other, and (ii) Embraer and its Subsidiaries (other than Atech and its Subsidiaries), on the one hand, and Atech and its Subsidiaries, on the other, shall be deemed not to be Subsidiaries of each other.

(ss) “Tax” (including the term “Taxation”) means, without duplication, (i) taxes, charges, fees, contributions, social contributions, contributions on economic intervention imposts, levies or any other assessments imposed by any Tax Authority, including all income, profits, revenues, franchise, services, receipts, gross receipts, margin, capital, financial, net worth, sales, use, excise, recording, real estate, real estate transfer, escheat, unclaimed property, withholding, alternative minimum or add on, ad valorem, inventory, payroll, estimated, goods and services, employment, welfare, social security, disability, occupation, unemployment, general business, premium, real property, personal property, capital stock, stock transfer, stamp, transfer, documentary, conveyance, production, windfall profits, pension, duties, customs duties, contributions on import transactions, value added and other similar taxes, withholdings, duties, charges, fees, levies, imposts, license and registration fees, governmental charges and assessments, including related interest, penalties, fines, additions to tax and expenses levied by any Tax Authority, (ii) any liability for the payment of amounts described in clause (i) whether as a result of transferee liability, joint and several or secondary liability for being a member of an affiliated, consolidated, combined, unitary or other economic group (defined within the meaning of Section 1504(a) of the Code or any similar provision of foreign, state, provincial or local applicable Law), including under Section 1.1502-6 of the Treasury Regulations for any period, or payable by reason of contract assumption, operation of Law, or otherwise and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement.

(tt) “Tax Authority” means any national, federal, state, local, or municipal Governmental Authority exercising authority to charge, audit, regulate or administer the imposition of Taxes (including the Brazilian Federal Revenue Service (Secretaria da Receita Federal do Brasil) and the U.S. Internal Revenue Service).

(uu) “Technical Publications” means all documents used to support or execute the operation and maintenance activities of the eVTOL.

(vv) “Test Vehicles” means any benches, test setup, operational vehicles, rigs, structural test specimen, POC or prototypes used for testing in order to collect data required for eVTOL development and certification.

(ww) “Third Party” means any Person, other than an Embraer Party or an Eve Party.

(xx) “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

(yy) “Type Certificate” or “TC” means the document that grants the airworthiness approval for an aircraft confirming that the aircraft design complies with the airworthiness requirements established by the applicable Airworthiness Authority. “TC” includes the approval of the type design but does not include the issuance of a production certificate by the applicable Airworthiness Authority.

(zz) “Type Design Data” means all drawings, models, methods, specifications and data that evidences compliance with the certification basis of the original aircraft and all the data necessary to evidence that subsequent aircraft conform to the approved type design.

(aaa) “UAM” means a system for commercial or non-commercial passenger or cargo air travel or transportation services, in each case, which involves an eVTOL vehicle and onboard/ground-piloted or autonomous piloting or operations.

(bbb) “UAM Business” means all activities by or on behalf of Embraer or its Subsidiaries (or, upon the Closing, Eve or the Brazilian Subsidiary) related to the research, design, development, testing, engineering, licensing, certification, manufacturing, procurement, assembling, packaging, sales support and after-sales support of, marketing, promotion, advertising, qualification, distribution, importation, fulfillment, offering, sale, deployment delivery, provision, exploitation, configuration, installation, integration, analysis, support, maintenance, repair, service, and other commercialization of or provision of services with respect to eVTOL and related products and services and the UATM for the UAM market, in each case, excluding the Out-Of-Scope Businesses.

(ccc) “UAM Business Services” means all UAM services and goods offered by Eve or its Affiliates to its customers and are typically offered in connection with the eVTOL operation, and any other UAM Business unrelated to the eVTOL. It may include Spare Parts, technical support, operational and technical publications, service bulletins, MRO and training, to ensure the safe and efficient operation of the eVTOL, or other services such as interior/exterior refurbishment, enhancements and modernizations. These services can be included either as part of the aircraft acquisition agreement, other independent agreements, or in the course of the schedule/unscheduled maintenance typically contracted directly from the MROs.

(ddd) “UATM” means the collection of systems and services (including organizations, airspace structures and procedures, and technologies) that support the integrated operation of UAM vehicles in low level airspace, which systems and services are directed to supporting UAM operations and enhancing the performance of UAM and low-level airspace travel, which for avoidance of doubt does not include general air traffic management systems.

Section 1.2 Construction.

(a) As used in this Agreement, (i) each of the words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (ii) references to any specific Law in this Agreement shall be deemed to refer to such as amended from time to time and to any rules or regulations and interpretations promulgated thereunder; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in electronic form; (v) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereinafter,” “hereunder” and derivative or similar words shall, unless otherwise stated, be construed to refer to this entire Agreement as a whole, including the Exhibits and Schedules hereto, and not merely to any particular provision of this Agreement; (vi) references to articles, sections, clauses, exhibits and schedules are to the articles, sections and clauses of, and exhibits and schedules to, this Agreement, unless otherwise specified; (vii) terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement and when used in any certificate or other document made or delivered pursuant hereto, except as otherwise indicated in this Agreement or unless otherwise defined therein; (viii) all references to “days” in this Agreement shall mean calendar days unless otherwise specified; (ix) words of any gender include each other gender; (x) the word “or” shall be disjunctive but not exclusive; (xi) reference to any Person includes such Person’s successors and permitted assigns; (xii) references to amounts of currency are references to United States Dollars unless otherwise indicated; and (xiii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

NATURE AND SCOPE OF PRODUCTS AND SERVICES

Section 2.1 General Purpose. This Agreement is a master agreement governing the relationship between Embraer and Eve with respect to Products and Services to be provided by Embraer Parties to Eve Parties in connection with the UAM Business. Subject and pursuant to this Agreement, Eve (on behalf of itself and the other Eve Parties) hereby engages the Embraer Parties pursuant to SOWs hereunder for, and Embraer (on behalf of itself and the other Embraer Parties) hereby agrees to perform and provide to the Eve Parties: (1) the Integrated Product Development of the eVTOL, up to the TC approval and subsequent support for obtention of the airworthiness certificates of the initial eVTOL aircraft for delivery under ANAC, FAA, and EASA, as reflected in the SOW01 attached (including all other SOWs related to the SOW01); (2) the integrated UAM Business Services development, including services development, parts planning, technical support, AOG support, MRO planning, training, special programs, technical publications development, technical publications management and distribution, and operation services; and (3) eVTOL manufacturing services (subject to the provisions of Section 2.4(b)); Subject and pursuant to this Agreement, Embraer shall, and shall cause the other Embraer Parties to, perform and provide the Services and Products in accordance with Embraer’s Standard of Care, and in any event shall use commercially reasonable efforts to perform and provide the Services and Products in a manner that remains competitive with respect to industry standard lead times, high quality standards and in cost, in comparison with global suppliers of similar products, services and solutions at similar volumes. In addition to the foregoing, Embraer shall ensure that prior to the TC approval as reflected in the SOW01, Embraer shall perform and provide the Products and Services with the same priority as such products and services are provided to its own business. For clarity, and subject to Section 10.1, if there is a resource constraint conflict, Embraer Party shall prioritize the allocation of resources to Eve, for the provision of the Products and the performance of the Services, and the Parties shall agree on a reasonable timeframe to address Eve’s resources demands.

Section 2.2 SOWs.

(a) Entry into SOWs. Subject and pursuant to this Agreement, Embraer shall provide or cause to be provided to the Eve Parties the Products and Services set out in the SOWs. Eve will be the responsible for the UAM Business and UAM Business Services, and other Services, and will direct and engage Embraer for the performance of, and deliver working packages that will be detailed in the specific SOWs. All Products and Services to be provided under this Agreement shall be set forth in a SOW. If the Services provided in a SOW have a term that is different from the Term of this Agreement, the term in the SOW shall prevail. In the event that the Parties wish to modify, upgrade, or otherwise change a SOW (including any Products or Services, or the quantity or amount of a particular Product or Service, set forth in a SOW), the Parties shall enter into and execute a new SOW or an amendment to the applicable SOW or in any other form that the Parties may reasonably agree in writing.

(b) Cost Estimates for SOWs. At the request of Eve prior to entering into a new or amended SOW, Embraer shall provide Eve with a non-binding estimate of the fees, costs and expenses for the provision of a requested Product or Service under a SOW (including a non-binding estimate of hours, cost and duration).

Section 2.3 Acceptance of Products and Services. In the event that a Product or Service is not provided in accordance with Embraer’s Standard of Care, Eve shall give Embraer prompt written notice thereof, with a reasonably detailed description of the failure or deficiency. Upon receipt of such notice, the applicable Embraer Party shall have a reasonable period of time, but in no event more than sixty (60) days (or such other period of time agreed to by Eve and Embraer in writing), to cure such failure or deficiency. If, after the expiration of such period, Embraer has failed to cure such failed or deficient Product or Service, Eve may, in its sole discretion (i) require (and upon Eve’s request, Embraer shall cause the applicable Embraer Party to provide) prompt re-performance (or performance, as the case may be) by the applicable Embraer Party of such failed or deficient Product or Service at Embraer’s sole cost and expense, or (ii) at Eve’s cost and expense, contract with any Third Party service provider, supplier or manufacturer, other than any Embraer Competitor and subject to the Third-Party Access Requirements, to repair, provide, or replace such Product or perform such Service as reasonably necessary to cure such failure or deficiency.

Section 2.4 Provision of Products and Services.

(a) The Eve Parties hereby engage the Embraer Parties for, and Embraer hereby agrees to perform and provide, or hereby agrees to cause to be performed or provided, to Eve Parties, the (1) Integrated Product Development of the eVTOL, up to the TC approval and subsequent support for obtention of the airworthiness certificates of the initial eVTOL aircraft for delivery under ANAC, FAA, and EASA, as reflected in the SOW01 attached (including all other SOWs related to the SOW01); and (2) integrated UAM Business Services development, including services development, parts planning, technical support, AOG support, MRO planning, training, special programs, technical publications development, as contemplated in the SOW02 attached (including all other SOWs related to the SOW02). Subject and pursuant to this Agreement, Embraer shall, and shall cause the other Embraer Parties to perform and provide the Services and Products in accordance with Embraer’s Standard of Care, and in any event shall use commercially reasonable efforts to perform and provide the Services and Products in a manner that remains competitive with respect to industry standard lead times, high quality standards and in cost, in comparison with global suppliers of similar products and services at similar volumes. The Parties agree that in the course of the provision of the Services, provided that if mutually beneficial for the Parties, certain low complexity services, such as certain experimental shop services (e.g., mockup construction, POCs construction, tooling, and other low complexity simple services) can be procured and contracted by Eve directly from Third Party suppliers.

(b) At the Eve Parties’ discretion, the Eve Parties may also request (and Embraer may in its discretion agree to be engaged for) the (1) provision of post TC engineering services; (2) implementation and execution of the integrated UAM Business Services, including parts distribution, technical support, AOG support, MRO management, training provision, special programs management, technical publications management and distribution, and operation services; and (3) eVTOL manufacturing services. Embraer shall, and shall cause the other Embraer Parties to, perform and provide the Services and Products in accordance with Embraer’s Standard of Care, and in any event shall use commercially reasonable efforts to perform and provide the Services and Products in a manner that remains competitive with respect to industry standard lead time, high quality standards, and cost in comparison with global suppliers of similar services and solutions at similar volumes.

(c) Without limiting Section 2.3, if Embraer is in material breach of a SOW, including for not providing the Products or Services under Section 2.4(a) or 2.4(b) in accordance with Embraer’s Standard of Care, and does not cure or reasonably mitigate such breach within sixty (60) days’ written notice from Eve, Eve may engage another supplier or service provider for the Products or Services subject to such SOW to which such material breach relates, for a commercially reasonable time period and at least so long as Embraer does not cure or reasonably mitigate such breach.

(d) Notwithstanding the foregoing, for the Services contemplated under Sections 2.4(a) and 2.4(b), in no event shall the Eve Parties procure, directly or indirectly, a Product or Service from an Embraer Competitor without Embraer’s prior written consent; provided that this clause shall not apply to this Agreement or an applicable SOW if a termination of this Agreement or an applicable SOW, as applicable, has occurred under Article VII.

(e) During the term of this Agreement, Eve hereby agrees that, other than as expressly set forth herein (including, without limitation, Section 2.4(d) hereof), the Eve Parties shall not enter into any arrangement with any Third Party for any of the Services or Products other than an Embraer Party.

Section 2.5 Customer Relationships and Marketing. Eve will be the “face to the customer” in the UAM Business, subject to the “Common Customers” provisions below in Section 2.8, and upon the Eve Parties’ request and Embraer’s agreement, Embraer may support Eve with additional services not contemplated in this Agreement, including marketing and branding, and sales engineering.

Section 2.6 Subcontracting. Embraer may subcontract one or more of its activities or obligations hereunder in Embraer’s reasonable discretion and in a manner consistent with the Embraer Parties’ general practices, as applicable; provided, that Embraer shall (a) use the same degree of care in selecting any Subcontractors as it would if such Subcontractor was being retained to provide similar services or products to the Embraer Parties and (b) the Embraer Parties shall in all cases use reasonable best efforts to ensure that obligations with respect to the provision of services or products applicable to Embraer as set forth in this Agreement (including standards of care and services) are satisfied with respect to any activities provided by a Subcontractor (and, notwithstanding any other provision of this Agreement, Embraer shall not be deemed in breach of this Agreement with respect to Subcontractors if Embraer has used its reasonable best efforts to cause such Subcontractors to so comply). Upon Eve’s reasonable request, Embraer shall permit Eve to: (i) review any Subcontractor’s qualification report or information regarding Subcontractor’s experience, capabilities and performance, and (ii) reasonably audit a Subcontractor’s compliance herewith. Subject and pursuant to this Agreement, Embraer is responsible and liable for the management, supervision and acts and omissions of its Affiliates and Subcontractors hereunder, and subcontracting shall not relieve any Embraer Party from its obligations under this Agreement so long as, with respect to Subcontractors, Embraer is using its reasonable best efforts to ensure such Subcontractors are in compliance with this Agreement.

Section 2.7 Eve’s Facilitation of Services.

(a) Eve Provision of Information/Assistance. Eve shall (i) subject to the terms and conditions of Section 5.2, provide any information and documentation to Embraer in the possession or under the control of Eve Parties that is necessary for Embraer to perform or supply, or cause to be performed or supplied, the Products and Services; (ii) make available, as reasonably requested by Embraer, sufficient resources, timely decisions, approvals and acceptances, in each case of Eve that are required by Embraer so that Embraer can accomplish its obligations hereunder in a timely manner; and (iii) provide reasonable access to Embraer (or its Personnel who need to have such access) to premises, employees, contractors, systems and equipment of Eve Parties to the extent required to enable Embraer to provide the Products or Services; provided, that such Embraer or its applicable Personnel shall strictly follow all of Eve’s reasonable policies, rules and procedures applicable with respect to such access.

(b) Eve Responsible for Approvals/Authorizations. As between the Parties and their respective Affiliates, the Eve Parties shall be responsible for the obtaining of all, and the Services shall not include the obtaining of any, permits, licenses, certifications and other Governmental Authorizations necessary or appropriate for operation by the Eve Parties of the UAM Business. Embraer (i) will obtain and maintain valid all Governmental Authorizations necessary or appropriate for Embraer to perform or supply the Products and Services in accordance with this Agreement and the SOWs; and (ii) will support Eve in making the necessary filings and agreements with the Airworthiness Authority in order to obtain any required authorization for Embraer’s representatives to act on Eve’s behalf for the TC application and product development, if requested by Eve (for the maintenance of the eVTOL TC until the expiration of such TC, upon reasonable commercial conditions to be agreed by the Parties, Embraer may undertake such activities to support Eve and to provide the requested information related to Embraer Parties to the Airworthiness Authorities).

Section 2.8 Common Customers. The Parties recognize and agree that, in the context of the UAM Business, Eve and Embraer may have the opportunity to introduce their respective products and services to Common Customers. The Parties further understand and agree that the successful sale of products and services to Common Customers is of the best interest of the Parties, and that the collaboration between the Eve Parties and Embraer Parties may be substantially more powerful and key to this success. Although Eve and Embraer are not restricted to independently offer products and services to Common Customers, the Parties agree to use commercially reasonable efforts to the extent permitted by applicable Law to maintain a regular communication alignment, and strategic cooperation, in good faith, when approaching Common Customers.

ARTICLE III

RELATIONSHIP MANAGERS

Section 3.1 Relationship Managers. For each SOW, the applicable Embraer Party and applicable Eve Party shall each appoint an individual to serve as that party’s primary representative under such SOW (each, a “Relationship Manager”). Each Relationship Manager shall (a) be authorized to act for and on behalf of such party under the applicable SOW with respect to the day-to-day operation and performance under such SOW, and (b) be responsible for attempting to resolve Disputes concerning such SOW in accordance with the dispute resolution procedures set forth in Section 12.3. The initial Relationship Managers shall be identified in each SOW and may be replaced by notice in writing from the appointing party to the other party from time to time.

Section 3.2 Global Relationship Managers. Embraer and Eve shall also each appoint an individual to serve as their primary representative for this entire Agreement (each, a “Global Relationship Manager”). Each Global Relationship Manager shall (a) have overall responsibility for managing and coordinating the performance under this Agreement of the Party that appointed him or her, (b) be authorized to act for and on behalf of such Party under this Agreement with respect to the Products and Services, and (c) be responsible for attempting to resolve Disputes concerning this Agreement and the provision of Products and Services hereunder in accordance with the dispute resolution procedures set forth in Section 12.3. The initial Global Relationship Managers are identified in Exhibit 3 hereto and may be replaced by notice in writing from the appointing Party to the other Party from time to time.

Section 3.3 Relationship Manager Meetings. During the Term, the Relationship Managers and the Global Relationship Managers shall, unless otherwise set forth in an applicable SOW, meet on a schedule to be mutually established by the Parties, or as reasonably requested by a Party upon sufficient advance written notice, to discuss the Products and Services and other matters arising under this Agreement. If an Embraer Party or Eve Party is a Defaulting Party as a result of a material breach of this Agreement, Embraer’s Relationship Manager and Global Relationship Manager, or Eve’s Relationship Manager and Global Relationship Manager, as applicable, shall promptly provide to the other Party’s Relationship Manager and Global Relationship Manager (x) a written report of how such Party intends to cure such default (if capable of cure) and (y) weekly status updates until such default has been cured.

ARTICLE IV

FEES AND PAYMENT

Section 4.1 Fees and Expenses.

(a) Payment of Fees/Expenses. Eve shall pay the fees set out in the applicable SOW (the “Fees”) and shall reimburse Embraer for all reasonable and documented out-of-pocket costs and expenses incurred by Embraer and its Representatives in connection with a SOW (“Expenses”). Unless otherwise provided in an applicable SOW, Fees and Expenses will be payable within forty-five (45) days of receipt by Eve of an invoice from Embraer together with documentation supporting the Fees and Expenses set forth on such invoice. All payments and amounts due or paid under or in connection with this Agreement will be in United States Dollars. No payment shall be deemed to have occurred unless and until the amounts due are fully credited to Embraer in freely available US dollars in the bank or other account designated by Embraer. Disputes concerning any Fees or Expenses or related invoices shall be resolved in accordance with the dispute resolution procedures set forth in Section 12.3.

(b) Calculation of Fees. Unless otherwise specified in an applicable SOW, all Fees shall be determined in accordance with applicable transfer pricing regulations. Embraer and its Representatives shall be responsible for, and shall not be entitled to reimbursement for, any costs attributable to an Embraer Party’s third-party advisors, including legal, tax and accounting, except if and to the extent reasonably necessary to provide Services and Products.

(c) Calculation of Hourly/Daily Fees. Where Services are to be provided, and Fees therefor paid, on a daily or hourly basis, supply thereof shall: (i) be deemed to have commenced (a) on the first day that Services are provided, if Services are to be provided at the site that such Personnel regularly is employed (“Embraer Site”); (b) on the first day of such Personnel’s trip, if Services are to be provided at any place other than the Embraer Site; and (ii) be deemed completed (a) on the last day of Services, for Services provided at the Embraer Site, (b) upon the arrival of such Personnel at such individual’s place of residence or another destination not connected to the Services, or (c) if previously agreed, after the delivery of the documentation required as an output of the trip. Rates calculated on a per-day basis shall always apply in full, regardless of the period of the day in which the Services are commenced or completed. The invoicing of unfinished services that may be still being performed at the time of the monthly payment reconciliations shall be calculated based upon the actual hours and days accumulated within the thirty (30) days following the previous invoicing cut off time/day.

Section 4.2 Cost Efficiencies. Embraer shall use, where applicable and practicable, existing assets of the Embraer Parties to reduce product development costs and development cycles. Eve and Embraer shall agree to develop or adopt new manufacturing technologies designed to optimize cost of Products and Services to meet market demand. Eve, in consultation with Embraer, shall determine the locations for Services to be provided, and shall seek a no-cost or low-cost structure by maximizing incentives from Governmental Authorities, or a minimum-cost alternative utilizing the existing sites of the Parties and their respective Affiliates, taking into account economic and financial local opportunities and Eve’s business strategy.

Section 4.3 Taxes. Eve shall be responsible for all sales, use excise taxes, and Services Taxes and any other similar taxes, duties and charges of any kind imposed by any Governmental Authority on any amounts payable by the Eve Parties hereunder (“Specified Taxes”); provided that, in no event shall Eve pay or be responsible for any Taxes imposed on, or regarding, Embraer’s or its Affiliates’ net income, net worth, gross revenue, personnel, or real or personal property or other assets (other than Services Taxes). The Parties shall use commercially reasonable efforts to cooperate with each other to reduce or eliminate Specified Taxes or Services Taxes in accordance with applicable Laws. Embraer shall include the Services Taxes on the invoices issued to Eve where reasonably possible in case such Taxes are collected in Brazil.

Section 4.4 Late Payments. Except for invoiced payments that Eve has successfully disputed, all late payments shall bear interest at the lesser of (a) the rate per annum equal to the prime rate as published in the Wall Street Journal (or similar or successor publication thereto, if the Wall Street Journal is no longer being published) from time to time, measured as of the applicable due date, plus two percent (2%), and (b) the highest rate permissible under applicable Law, calculated daily and compounded monthly. Eve shall also reimburse Embraer for all reasonable and documented out-of-pocket costs incurred in collecting any late payments, including reasonable attorneys’ fees.

Section 4.5 Suspension. In addition to all other remedies available under this Agreement or at law, the Embraer Parties shall be entitled to suspend the provision of any Products or Services if an Eve Party fails to pay any amounts when due hereunder and such failure continues for forty-five (45) days following written notice thereof; provided that (a) during such forty-five (45) day period the Parties shall discuss in good faith any such dispute, and (b) the Embraer Parties shall promptly resume providing any such suspended Products or Services upon receipt of such payment.

Section 4.6 No Offset. Neither of the Parties nor their Affiliates payment obligations hereunder shall be subject to offset or reduction for any reason, including by reason of any alleged breach of any provision of this Agreement.

ARTICLE V

INTELLECTUAL PROPERTY; CONFIDENTIALITY; PUBLICITY

Section 5.1 Intellectual Property.

(a) Assigned Foreground IP.

(i) Embraer shall and shall cause the applicable Embraer Parties to, and hereby does (on behalf of itself and each other Embraer Party), irrevocably assign, transfer, and convey (and without limiting the foregoing, agrees in the future to assign, transfer, convey, and deliver) to Eve, free and clear of all Liens (other than Permitted Liens), all of Embraer’s entire worldwide right, title, and interest in and to any and all Intellectual Property created, conceived, invented, authored, discovered, or otherwise developed by any of the Embraer Parties (whether solely or jointly with any other Person) in the course of performing the Services or providing the Products to Eve during the Term, in each case to the extent owned by the Embraer Parties, (collectively “Foreground IP”) that is either (A) expressly and specifically described or identified as Assigned Foreground IP or a Deliverable in a SOW or (B) is primarily used (or primarily held for use) in or primarily relates to the UAM Business (including, for clarity, primarily related to the eVTOL), UATM Business (including, for the avoidance of doubt, any Products primarily related to the UATM Business), or UATM, in each case, excluding, for clarity, any Intellectual Property expressly excluded under an SOW and any Agnostic IP (“Assigned Foreground IP”). For the avoidance of doubt, the Assigned Foreground IP shall include all Intellectual Property necessary to obtain or maintain the eVTOL Type Certificate (other than Agnostic IP).

(ii) Subject to the terms and conditions of this Agreement, Eve hereby grants to Embraer an exclusive (solely outside of the UAM, the UAM Business (including, for the avoidance of doubt, any Products outside the UAM Business), or the UATM), perpetual, worldwide, irrevocable, sublicensable (through multiple tiers), fully paid-up, royalty-free right and license to use or practice (including, for clarity, to distribute, copy, make derivative works of, perform, display, or otherwise exploit) the Assigned Owned IP (as defined in the Contribution Agreement) and Assigned Foreground IP (in each case, other than Trademarks) throughout the world for any and all purposes outside of the UAM, the UAM Business (including, for the avoidance of doubt, any Products outside the UAM Business), or the UATM (the “Retained Foreground IP License”).

(iii) In furtherance of the foregoing, at the reasonable request by and at the expense of Eve with respect to any third-party preparation, administrative or filing fees from time to time, Embraer shall and shall cause its Affiliates and their Personnel to execute and deliver any and all assignments or other documents in a standard and appropriate form recordable in an applicable Governmental Authority for purposes of effecting, perfecting, enforcing, recording, or otherwise evidencing the foregoing assignment and transfer of any Assigned Foreground IP from Embraer Parties to Eve or its designee.

(b) License of Existing IP to Eve. Subject to the terms and conditions of this Agreement, Embraer, on behalf of itself and the Embraer Parties, hereby grants to Eve a perpetual, worldwide, irrevocable, non-exclusive, transferable (subject to Section 12.10), sublicensable (through multiple tiers in support of the UAM, the UAM Business, or the UATM of the Eve Parties (including for pilot training in the UAM Business) but not for independent use by Third Parties), fully paid-up, royalty-free right and license to and under any and all Intellectual Property (other than Trademarks or UAM Business Owned IP), including Agnostic IP, owned or Controlled as of the Effective Date by Embraer or any of its Affiliates that is either disclosed, delivered, or otherwise provided by the Embraer Parties for use by the Eve Parties under an SOW or is otherwise necessary for the receipt or use of the Products or Services (or any Deliverable) by any Eve Party (collectively, the “Existing Licensed UAM IP”), in each case, to use or practice the Existing Licensed UAM IP throughout the world for any and all purposes that are solely in connection with the UAM, the UAM Business (including, for the avoidance of doubt, any Products in the UAM Business), or the UATM (including, for clarity, to (A) make, have made, offer for sale, sell, import, distribute, market, repair, service, and otherwise commercialize any products or services of the UAM, the UAM Business, or the UATM or (B) use, practice, distribute, copy, make derivative works of, perform, display, or otherwise exploit any such Existing Licensed UAM IP in the UAM, the UAM Business (including, for clarity, any Products in the UAM Business) or the UATM).

(c) License of New IP to Eve. Subject to the terms and conditions of this Agreement, Embraer, on behalf of itself and the Embraer Parties, hereby grants to Eve a perpetual, worldwide, irrevocable, transferable (subject to Section 12.10), sublicensable (through multiple tiers in support of the UAM, the UAM Business, or the UATM of the Eve Parties (including for pilot training) but not for independent use by Third Parties), fully paid-up, royalty-free:

(i) non-exclusive right and license to and under any and all Intellectual Property (other than Trademarks or, for clarity, UAM Business Owned IP), including Agnostic IP, that is not owned as of the Effective Date but is otherwise created independently of this MSA or any SOW after the Effective Date by Embraer or any of its Affiliates (in each case to the extent owned or Controlled by the Embraer Parties) that is disclosed, delivered, or otherwise provided by the Embraer Parties for use by the Eve Parties under an SOW or that is otherwise necessary for the receipt or use of the Products or Services (or any Deliverable) by any Eve Party (collectively, the “New Licensed UAM IP”), in each case, to use or practice the New Licensed UAM IP throughout the world for any and all purposes that are solely in connection with the UAM, the UAM Business (including, for the avoidance of doubt, any Products in the UAM Business), or the UATM (including, for clarity, to (A) make, have made, offer for sale, sell, import, distribute, market, repair, service, and otherwise commercialize any products or services of the UAM, the UAM Business, or the UATM or (B) use, practice, distribute, copy, make derivative works of, perform, display, or otherwise exploit any such Existing Licensed UAM IP in the UAM, the UAM Business (including, for clarity, any Products in the UAM Business) or the UATM); and

(ii) exclusive (with respect to the UAM, the UAM Business (including, for clarity, any Products in the UAM Business), and the UATM) right and license to and under any and all Foreground IP (other than Trademarks, Assigned Foreground IP and New Licensed UAM IP, but including Agnostic IP) that is either disclosed, delivered, or otherwise provided by the Embraer Parties for use by the Eve Parties under an SOW or is otherwise necessary for the receipt or use of the Products or Services (or any Deliverable) by any Eve Party (collectively, the “Licensed Parent Foreground IP” and together with the Existing Licensed UAM IP, and the New Licensed UAM IP, the “Licensed Parent IP”) to use or practice the Licensed Parent Foreground IP throughout the world for any and all purposes that are solely in connection with the UAM, the UAM Business (including, for the avoidance of doubt, any Products in the UAM Business), or the UATM (including, for clarity, to (A) make, have made, offer for sale, sell, import, distribute, market, repair, service, and otherwise commercialize any products or services of the UAM Business (including, for clarity, any Products and UAM Business Services or any Deliverable) in the UAM Business; or (B) use, practice, distribute, copy, make derivative works of, perform, display, or otherwise exploit any such Licensed Parent IP (or any Deliverable) solely in connection with the UAM, the UAM Business (including, for the avoidance of doubt, any Products), or the UATM).

(d) No Use by Eve Outside UAM. For the avoidance of doubt, (i) Eve acknowledges and agrees that it and its Affiliates must not use or license the Licensed Parent IP outside of the UAM Business; and (ii) Embraer acknowledges and agrees that it and its Affiliates must not (except as provided for herein in connection with providing Products or Services to Eve Parties) use or license any Foreground IP in the UAM, the UAM Business, or the UATM.

(e) Embraer Data.

(i) To the extent required for the execution of specific activities set out in a SOW or to the extent required by an Airworthiness Authority, including, but not limited to, the FAA’s AC 20-179 “Certification Data Retention Agreements and Government Records Document Information”, (A) a Subsidiary of Eve as mutually agreed to by the Parties in writing, may be granted instantaneous, limited, and controlled access to certain data of Embraer for such purpose (“Embraer Data”); provided, that written agreements permitting such access are executed by the applicable Embraer Parties and Eve Parties (including Database Limited Access Agreements and Individual Confidentiality Agreements as required by Embraer); provided, further, that, for clarity, to the extent permitted by the applicable Airworthiness Authority, Embraer may submit such Embraer Data to the relevant Airworthiness Authority directly and (B) a Subsidiary of Embraer as mutually agreed to by the Parties in writing, may be granted instantaneous, limited, and controlled access to certain data of Eve for such purpose (“Eve Data”); provided, that written agreements permitting such access are executed by the applicable Embraer Parties and Eve Parties (including Database Limited Access Agreements and Individual Confidentiality Agreements as required by Eve).

(ii) Without limiting the rights and licenses granted in Sections 5.1(a) or (b), (A) Eve acknowledges and agrees that (1) as between the Parties, all Embraer Data is proprietary to the Embraer Parties and (2) access to Embraer Data shall not, in and of itself, be considered a license or an assignment of proprietary rights of any kind to the Eve Parties or any other Person; and (B) Embraer acknowledges and agrees that (1) as between the Parties, all Eve Data is proprietary to the Eve Parties and (2) access to Eve Data shall not, in and of itself, be considered a license or an assignment of proprietary rights of any kind to the Embraer Parties or any other Person.

(f) Reservation of Rights. Except as expressly provided for herein, each of the Eve Parties and the Embraer Parties retain all rights, title, and interest in and to their respective Intellectual Property, and no such rights are assigned, licensed or otherwise granted, whether express or by implication, to the other Party or any Third Party.

(g) Third Parties. In the event that, during the provision of the Services, Eve engages a Third Party to provide any services or products as permitted hereunder, and such Third Party is required to have access to Embraer’s Data, Eve shall request prior written authorization from Embraer, which authorization shall not be unreasonably withheld, conditioned or delayed, and any such access shall be subject to Embraer’s standard confidentiality and access requirements for data of a similar nature (the “Third-Party Access Requirements”).

(h) Technology Transfer. For the avoidance of doubt, at the reasonable request and at the reasonable expense of Eve for the reasonable costs and expenses incurred by the Embraer Parties in connection with segregating such information and materials from information and materials related to Embraer or its Affiliates’ other businesses, during the Term and prior to the expiration or termination of this Agreement, Embraer shall (a) deliver (or cause to be delivered) to Eve, solely via a method of distribution reasonably designated by Embraer in writing and agreed by Eve (for the avoidance of doubt, no other method shall be considered a valid instrument for such technology transfer), copies (and if applicable, tangible embodiments) of all Licensed Parent IP that are reasonably requested by Eve that are used or practiced (or held for use or practice) in or otherwise relating to the UAM, the UAM Business (including, for the avoidance of doubt, any Products in the UAM Business and UAM Business Services), and the UATM and (b) provide Eve with support and training (unless such support and training is more appropriate to be covered under an SOW entered into by the Parties), in each case, to the extent reasonably necessary for Eve to conduct the UAM Business (including to operate and support the Products in the UAM Business) and to exercise its rights under the licenses granted to Eve hereunder.

Section 5.2 Confidentiality.

(a) From time to time during the Term, either Party or its Representatives (as the “Disclosing Party”) may disclose or make available to the other Party or its Representatives (as the “Receiving Party”), non-public, proprietary, or confidential information of the Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed (“Confidential Information”); provided, however, that (i) Confidential Information does not include any information that: (A) is or becomes generally available to the public other than as a result of the Receiving Party’s breach of this Section 5.2; (B) is or becomes available to the Receiving Party on a non-confidential basis from a Third-Party source (other than a Representative of a Party); provided, that such Third Party is not and was not prohibited from disclosing such Confidential Information; (C) was in the Receiving Party’s possession prior to the Disclosing Party’s disclosure under or in connection with this Agreement or its subject matter; or (D) was or is independently developed by the Receiving Party without using or referencing any of the Disclosing Party’s Confidential Information, and (ii) notwithstanding the foregoing (C) and (D), (x) the Confidential Information of Eve (as the Disclosing Party) shall in any event include (and be deemed to include) any and all non-public, proprietary, or confidential information included in the UAM Business Owned IP or the Assigned Foreground IP, and (y) the Confidential Information of Embraer (as the Disclosing Party) shall in any event include (and be deemed to include) any and all non-public, proprietary, or confidential information included in the Licensed Parent IP (in each case, regardless of whether such information was in the possession of the other Party or its Affiliates prior to disclosure).

(b) The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own similar confidential information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any Person, except to Persons who reasonably need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement (including in connection with a Eve Party or Embraer Party obtaining any permits or governmental authorizations for the purposes of the UAM Business). Without limiting the foregoing, and except in connection with the performance by the Embraer Parties hereunder, from and after the Effective Date, Embraer shall not (and shall cause its Affiliates not to) use, for any purpose in, or in direct competition with, the

UAM Business, any Trade Secrets included in the Assigned Owned IP, Assigned Foreground IP or Licensed Parent Foreground IP without the prior written consent of Eve, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) If the Receiving Party is required by applicable Law to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify the Disclosing Party of such requirements to afford the Disclosing Party the opportunity to seek, at the Disclosing Party’s sole cost and expense, a protective order or other remedy (and the Receiving Party shall reasonably cooperate with the Disclosing Party in connection therewith).

Section 5.3 Publicity. Except as otherwise expressly provided herein, during the Term, (a) the Parties shall consult in advance with each other before issuing any press release or otherwise making any public disclosure or public statements expressly and specifically with respect to this Agreement; and (b) no such press release, public disclosure or public statement shall be made unless mutually agreed upon by the Parties or required by applicable Law or applicable stock exchange regulation.

Section 5.4 U.S. Federal Tax Characterization. The Parties agree:

(a) To treat any Assigned Foreground IP as property, for U.S. federal income tax purposes, owned from creation by Eve;

(b) To treat the Retained Foreground IP License as property, for U.S. federal income tax purposes, owned from creation by Embraer;

(c) To treat the licenses of any Existing Licensed UAM IP pursuant to Section 5.1(b), for U.S. federal income tax purposes, as property, transferred from Embraer to Eve on the date hereof; and

(d) To treat the licenses of any New Licensed UAM IP pursuant to Section 5.1(c)(i) and any licenses of any Licensed Parent Foreground IP pursuant to Section 5.1(c)(ii) as property, for U.S. federal income tax purposes, owned from creation by Eve.

ARTICLE VI

COMPLIANCE WITH LAW

Section 6.1 Legal Compliance.

(a) Compliance with Laws. Each Party shall comply with all Laws applicable to its activities and performance under and in connection with this Agreement. Without limiting the generality of the foregoing, each Party represents and warrants to the other Party hereto that, in connection with this Agreement (including the negotiation, execution, or performance thereof), it will not violate and, to the best of its knowledge, it has not violated applicable “ABC Legislation.” “ABC Legislation” means (a) the United Nations Convention against Corruption (being the subject of General Resolution 58/4); (b) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (d) the UK Bribery Act 2010; (e) any applicable anti-money laundering laws and regulations with respect to a Party; and (f) and any legislation enacted in the country in which that Party is incorporated or where it will conduct activities related to this Agreement addressing anti-corruption, e.g. the Brazilian Clean Company Act.

(b) Anti-Corruption. Each Party further represents and warrants that it has not offered, paid, promised to pay, or authorized, requested, or received the payment of money or anything of value to or from any director, officer, employee or agent of the other Party (“Party-Associated Persons”), or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party also represents that it did not, and will not, attempt to exert any undue influence over any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party undertakes and covenants to refrain from offering, paying, promising to pay, or authorizing the payment of money or anything of value to any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, at any time, whether or not in relation to this Agreement.

(c) Trade Control. Each Party shall comply with all applicable export, import, and sanctions Laws, as they may be amended from time to time, of the government of the United States and any other applicable Governmental Authority (“Trade Control Laws”) in which Embraer and Eve and their respective Affiliates conduct business pursuant to this Agreement. Each Party shall maintain in effect policies and procedures designed to ensure its respective compliance with all applicable export, import, and sanctions Laws. If a Party engages in the export or import of a controlled item in connection with this Agreement, it shall obtain all export and import authorizations that are required under the applicable Trade Control Laws. At the reasonable request of a Party, the other Party shall provide reasonable efforts, including providing necessary documentation including import certificates, end-user certificates, and retransfer certificates, at its own expense to support the requesting Party in obtaining all necessary export and import authorizations and responding to any Governmental Authority inquiry or request for information, in each case required for the Parties to perform their obligations under this Agreement. Such documentation shall be provided to the other Party or an applicable requesting Governmental Authority in a reasonable time.

Section 6.2 Data Privacy and Cybersecurity. Each Party shall comply and shall ensure that its Personnel and other Representatives comply with, the provisions of any Data Protection Laws applicable to their conduct under or in connection with this Agreement. To the extent required under applicable Data Protection Laws with respect to the transfer of personal data, the Parties shall enter into (or to the extent required by such Data Protection Laws, cause their respective Affiliates to enter into) such other agreements as may be required by the applicable Data Protection Laws. Each Party shall implement adequate policies and commercially reasonable security measures regarding the integrity and availability of the information technology and software applications owned, operated, or outsourced by that Party, and the data and Intellectual Property thereon. In case one Party or its Affiliates experiences any of the following events, it shall, as soon as such Party is aware, use reasonable efforts to notify the other Party within thirty-six (36) hours of: a confirmed data breach involving the unauthorized access to or accidental or illicit destruction, loss, change, communication, or dissemination of information related to an identified or identifiable natural person provided by the other Party or its Affiliates or Intellectual Property; or any order issued by a judicial or administrative authority regarding data exchanged between the Parties under this Agreement. Each Party shall use reasonable efforts to notify the other Party within thirty-six (36) hours of receiving: data subject requests related to an identified or identifiable natural person provided by the other Party or its Affiliates, such as access, rectification and deletion requests; and any complaint regarding the processing of data related to an identified or identifiable natural person provided by the other Party or its Affiliates, including allegations that the processing operations violate data subject rights.

ARTICLE VII

TERM AND TERMINATION

Section 7.1 Term, Termination, and Survival.

(a) Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until the fifteenth (15th) anniversary of the Effective Date, unless earlier terminated pursuant to this Agreement (the “Initial Term”). This Agreement shall be automatically renewed for an additional successive one-year period upon the end of the Initial Term and shall automatically renew for additional successive one-year periods thereafter (the Initial Term and each such renewal term, collectively, the “Term”); provided, however, that during any such renewal term, either Party may terminate this Agreement by providing six (6) months’ written notice to the other Party, subject to the Transition Period set forth in Section 7.1(d) hereof.

(b) Termination of Agreement. Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”) if the Defaulting Party:

(i) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach; or

(ii) (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within ten (10) Business Days or is not dismissed or vacated within sixty (60) days after filing; (C) is dissolved or liquidated or takes any corporate action for such purpose; (D) makes a general assignment for the benefit of creditors; or (E) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Termination of a SOW. Either Party may terminate a SOW, effective upon written notice to the other Party (also, the “Defaulting Party”) if the Defaulting Party materially breaches a SOW, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach.

(d) Effect of Termination. Upon any termination or expiration of this Agreement or a SOW, this Agreement or such SOW shall, upon Eve’s written request, continue for an additional wind-down period, not to exceed twelve (12) months, to allow Eve to transition to an Eve Party or Third Party provider or to complete SOWs that are in progress (the “Transition Period”). During the Transition Period, Embraer shall continue to provide any ongoing Products or Services that have not been transitioned from Embraer pursuant to, and on the same terms and conditions set forth in, this Agreement and the applicable SOW; provided that Eve is in material compliance with this Agreement with respect thereto. For the avoidance of doubt, (a) Eve shall be under no obligation to extend the term of any SOW into the Transition Period; (b) Eve shall be permitted to transition from Embraer all Services under a terminated SOW at any time during the Transition Period, and (c) this Agreement or the applicable terminated SOW shall terminate fully upon Eve’s completion of its transition or the end of the Transition Period, whichever is earlier. During the Transition Period, the Parties shall, at Eve’s cost and expense, reasonably cooperate in good faith in an effort to facilitate the transition by the Eve Parties from the SOWs hereunder.

(e) Survival. Upon any termination or expiration of this Agreement or a SOW, the following rights and obligations shall survive such expiration or termination: (a) the rights and obligations of each Party under this Section 7.1(e), Article V, IX, XI and XII, and (b) each Party’s right to receive payment in accordance with Article IV hereof for those Services rendered or Product delivered to such Party prior to, or in connection with (in accordance with the terms and conditions of this Agreement), the termination or expiration of this Agreement.

ARTICLE VIII

FORCE MAJEURE

Section 8.1 Force Majeure. No Party or its Representatives shall be liable or responsible to the other Party or its Representatives, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Eve Parties to make payments to the Embraer Parties hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including the following events (“Force Majeure events”): (a) acts of God; (b) flood, fire, earthquake, volcano eruption, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) order of a Governmental Authority, Law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) epidemics and pandemics; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) shortage of adequate power or transportation facilities; (j) failure, delay or inadequacy of Third Parties in delivering or otherwise providing products, parts, components or services; and (k) other similar events beyond the reasonable control of the Impacted Party.

Section 8.2 Resumption of Performance. The Impacted Party shall give notice as soon as reasonably practicable of the Force Majeure event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure event are minimized, and shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party is an Embraer Party, then, during the period of any such Force Majeure event, to the extent the Embraer Parties have suspended the provision of any Products or Services hereunder, the Eve Parties shall be free to acquire such Products or Services from an alternate source (other than any Embraer Competitor and subject to the Third-Party Access Requirements), at the Eve Parties’ sole cost and expense, for such period and during the continuation of any term of the agreement entered into with such alternate source (provided that Eve shall use commercially reasonable efforts to keep such term to a minimum). For the avoidance of doubt, the Eve Parties shall not be obligated to pay the Embraer Parties for such Products or Services during such period when the Embraer Parties are not themselves providing or procuring such Products or Services.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.1 Representations and Warranties. Each Party represents and warrants to the other Party that (a) it is duly incorporated, organized or formed, validly existing, and in good standing as a corporation or other legal entity, as applicable, under the Laws of its jurisdiction of incorporation, organization or formation; (b) it has all rights, power and authority required to enter into this Agreement and to perform its obligations hereunder; (c) it has taken all requisite corporate and other action to approve and authorize the execution, delivery and performance of this Agreement; (d) such Party’s execution, delivery and performance of this Agreement will not violate any other agreement, restriction, or applicable Law to which such Party is a party or by which such Party is bound; (e) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; and (f) no action, consent or approval by, or filing with, any Governmental Authority, or any other Person, is required in connection with the execution, delivery or performance by either Party of this Agreement or the consummation by either Party of the transactions contemplated by this Agreement.

Section 9.2 No Other Representations or Warranties. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT EXCEPT FOR THOSE PROVIDED IN SECTION 9.1 OR FOR CLARITY, UNDER AND SUBJECT TO THE BCA AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 10.1, EACH EMBRAER PARTY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ALL PROJECTIONS, FORECASTS AND ESTIMATES AND ANY OTHER DATA OR INFORMATION MADE, COMMUNICATED OR FURNISHED TO AN EVE PARTY.

ARTICLE X

OPERATIONAL COVENANTS

Section 10.1 Covenants. During the Term and subject to the terms and conditions of this Agreement, Embraer shall, and shall cause each other Embraer Party to, (a) perform all necessary actions and maintain the appropriate level of resources designed to ensure that it can meet and operate at the Embraer’s Standard of Care throughout the term of this Agreement; and (b) use its commercially reasonable efforts to meet the milestones set forth in Exhibit 1 of SOW01; provided, however, that, notwithstanding anything herein to the contrary, none of Embraer or any Embraer Party shall be required to (x) expend any money or incur any additional obligations with respect to using its commercially reasonable efforts to meet such milestones, or (y) commence or participate in any lawsuits, actions, suits, claims, proceedings or any other proceedings at law or in equity, or offer or grant any accommodation (financial or otherwise) to another Party, the applicable counterparty or any Third Party in connection with using its commercially reasonable efforts to meet such milestones.

ARTICLE XI

LIABILITY AND INDEMNIFICATION

Section 11.1 Indemnification.

(a) Eve Indemnification Obligations. From and after the date of this Agreement, Eve shall indemnify, defend and hold harmless Embraer and its Representatives from and against any and all losses, liabilities, claims, damages, costs (including attorneys’ fees), expenses, interests, awards, judgments, suits, disbursements, penalties and Taxes (“Losses”) arising from any claim, action, suit or proceeding brought by any Third Party (“Third-Party Claim”) to the extent relating to or in connection with (i) the provision of Products or Services hereunder (including the presence of Representatives of Embraer on the property or premises of the Eve Parties or their Representatives in connection with the provision of Products or Services) or (ii) the conduct of the UAM Business by or on behalf of the Eve Parties, except in each case to the extent that such Losses were caused by the common law fraud, gross negligence or willful misconduct of an Embraer Party.

(b) Embraer Indemnification Obligations. From and after the date of this Agreement, Embraer shall indemnify, defend and hold harmless Eve and its Representatives from and against any and all Losses arising from any Third-Party Claims to the extent caused by (i) the common law fraud, gross negligence or willful misconduct of an Embraer Party in connection with the provision of Services or Products hereunder or (ii) any failure of an Embraer Party to perform any Service or provide any Product, in each case, in accordance with the Embraer’s Standard of Care after the relevant cure period for such Service or Product as set forth in Section 2.3 hereof.

(c) Indemnification Procedures.

(i) The party making a claim under this Section 11.1 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Section 11.1 is referred to as the “Indemnifying Party”. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any pending or threatened Third-Party Claim that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third-Party Claim and, to the extent known, a good faith, non-binding, estimate of the aggregate Dollar amount of Losses to which such Indemnified Party might be entitled; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 11.1 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

(ii) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 11.1(c)(i), the Indemnifying Party will be entitled to assume the defense and control of any Third-Party Claim with counsel reasonably acceptable to the Indemnified Party (acting reasonably) but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with the Indemnified Party’s own counsel and at the Indemnified Party’s own expense. If the Indemnifying Party does not assume the defense and control of any Third-Party Claim, it may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any Third-Party Claim. If the Indemnifying Party shall have assumed the defense and control of a Third-Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim; provided that the Indemnifying Party shall (i) subject to any right of appeal, pay or cause to be paid all amounts in such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third-Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably, withheld, conditioned or delayed.

Section 11.2 Limitation of Liability.

(a) Disclaimer of Consequential Damages. EXCEPT TO THE EXTENT ARISING FROM SUCH PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

(b) Damages Limitation. EXCEPT TO THE EXTENT ARISING FROM A PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT (EXCLUDING EVE’S (I) PAYMENT OBLIGATIONS FOR FEES AND EXPENSES HEREUNDER AND (II) INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1(a)), WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THIRTY PERCENT (30%) OF THE AGGREGATE AMOUNTS PAID OR PAYABLE TO EMBRAER PURSUANT TO THIS AGREEMENT (INCLUDING ALL OUTSTANDING SOWS) IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

Section 11.3 Insurance. During the term of this Agreement and for a period of three (3) years thereafter, Eve shall, at its own expense, maintain and carry insurance with financially sound and reputable insurers, in full force and effect that includes, but is not limited to, commercial general liability in a sum reasonably expected to cover the Eve Parties’ activities pursuant to this Agreement and the SOWs. Upon Embraer’s request, Eve shall provide Embraer with a certificate of insurance from Eve’s insurer evidencing the insurance coverage. The certificate of insurance shall name the Embraer Parties as an additional insured. Eve shall provide Embraer with at least thirty (30) days’ advance written notice in the event of a cancellation or material change in Eve’s insurance policy. Except where prohibited by Law, Eve shall require its insurer to waive all rights of subrogation against the insurers of the Embraer Parties and the Embraer Parties.

Section 11.4 Mitigation. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Article XI, regarding indemnification rights and indemnification obligations shall be deemed to override any obligations with respect to mitigation of Losses existing under applicable Law.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Entire Agreement. This Agreement, including and together with any SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter. The Parties acknowledge and agree that if there is any conflict between the terms and conditions of this Agreement and the terms and conditions of any SOW or Purchase Order, the terms and conditions of this Agreement shall supersede and control, except to the extent that any particular provision of a SOW or Purchase Order expressly states that it is intended to supersede any terms and conditions of this Agreement, in which case such provision of such SOW or Purchase Order, as applicable, shall control.

Section 12.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section 12.2). All Notices may be delivered by email or similar, comparable electronic communications, except that Notices to a Defaulting Party under Section 7.1 must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section 12.2.

Notice to Eve:	276 SW 34th Street Fort Lauderdale, FL 33315 Attention: Flávia Pavie Email: fpavie@eveairmobility.com

Notice to Embraer:	Avenida Dra. Ruth Cardoso, 8501, 30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil Attention: Fabiana Klajner Leschziner Email: fabiana.leschziner@embraer.com.br

Section 12.3 Escalation of Disputes.

(a) Disputes. Any dispute, controversy, or claim arising out of or relating to this Agreement (and any subsequent amendments thereof), or the breach, termination, or validity thereof (each a “Dispute”), shall be finally resolved in accordance with the procedures set forth in this Section 12.3 and Section 12.5.

(b) Relationship Managers. At such time as a Dispute arises, any Party shall deliver written notice of such Dispute (a “Dispute Notice”). Upon delivery of a Dispute Notice, the Dispute shall be referred to the appropriate Relationship Managers for resolution. If the Relationship Managers are unable to resolve such Dispute in writing within fifteen (15) Business Days after receipt by a Party of the Dispute Notice or such longer period as the Parties may agree, either Party may deliver notice in writing that the Dispute be escalated to the Global Relationship Managers.

(c) Global Relationship Managers. Promptly after receipt of written notice of escalation by either Party pursuant to Section 12.3(b), the Parties shall submit the Dispute to the Global Relationship Managers for resolution. If such Dispute is not resolved in writing by the Global Relationship Managers within fifteen (15) Business Days after delivery of a Party’s written escalation notice or such longer period as the Parties may agree, then either Party may deliver notice in writing that the Dispute be submitted to the applicable jurisdiction in accordance with Section 12.5.

(d) Tolling of Disputes. With respect to the subject Dispute, no party shall be entitled to rely upon the expiration of any limitations period or contractual deadline during the period between the date of receipt of the Dispute Notice and the date of any proceeding or Action being commenced under Section 12.5 with respect to the Dispute.

(e) Negotiations Inadmissible. All offers, promises, conduct, and statements, whether oral or written, made in the course of the negotiations under Section 12.3(a)-(c) by any of the parties, their agents, employees, experts and attorneys are confidential, privileged, and inadmissible for any purpose, including impeachment, in any proceeding or Action involving the parties; provided, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-disclosable as a result of its use in the negotiation.

Section 12.4 Choice of Law. This Agreement, including all SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, Laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Delaware.

Section 12.5 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement, including all SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, or all transactions contemplated by Agreement, must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.5.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.6 Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any such Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.7 Severability. If any term or provision of this Agreement is found by the arbitrators or court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction or under any present or future applicable Law, such invalidity, illegality or unenforceability will be fully severable, and shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court or arbitrators may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.8 Amendments. No amendment to or modification of this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each Party.

Section 12.9 Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.10 Assignment and Change of Control. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void and of no effect; provided that (a) Embraer may assign any right, benefit, remedy, obligation or liability hereunder to an Affiliate or in connection with the sale or other disposition of any applicable business or assets of the Embraer Parties, and (b) in the event that Eve undergoes a direct or indirect change of control in connection with, or assigns, transfers, delegates or subcontracts any of its rights or obligations under this Agreement to, an Embraer Competitor, Embraer shall have the right to terminate this Agreement by providing at least thirty (30) days’ prior written notice to Eve.

Section 12.11 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors, permitted assigns and permitted transferees.

Section 12.12 Affiliates. Each Party shall cause its Affiliates to comply with the terms and conditions of this Agreement applicable to such Party.

Section 12.13 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party nor its Affiliates shall have authority to contract for or bind the other Party or its Affiliates in any manner whatsoever.

Section 12.14 No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement (and, with respect to an applicable SOW, the Embraer Parties and Eve Parties that are party to such SOW), and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.15 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

EVE UAM, LLC

By:	/s/ André Duarte Stein
Name: André Duarte Stein
Title: President

By:	/s/ Eduardo Siffert Couto
Name: Eduardo Siffert Couto
Title: Officer

EMBRAER S.A.

By:	/s/ Antonio Carlos Garcia
Name: Antonio Carlos Garcia
Title: Executive Vice President & CFO

By:	/s/ Fabiana Klajner Leschziner
Name: Fabiana Klajner Leschziner
Title: Executive Vice President, General Counsel & Chief Compliance Officer

[Signature Page to Master Services Agreement]

ANNEX H

(Master Services Agreement between Eve and Atech)

EXECUTION VERSION

Master Services Agreement

This Master Services Agreement (this “Agreement”), dated as of December 14, 2021 (the “Effective Date”), is by and between Atech Negócios em Tecnologias S.A., a company existing under the laws of Brazil and having its principal place of business at Rua do Rocio, 313, 5th floor, Vila Olimpia, in the city of São Paulo—São Paulo, Brazil (“Atech”) and EVE UAM, LLC, a limited liability company organized under the laws of the State of Delaware, United States of America, having its principal place of business at 276 SW 34th Street, Fort Lauderdale, FL 33315 (“Eve” and together with Atech, the “Parties”, and each a “Party”).

WHEREAS, Atech has expertise and experience in the fields of systems engineering, design, software development, installation, maintenance, training and other services related to Air Traffic Management and defense systems, simulation systems, engineering and consulting services.

WHEREAS, Eve is engaged in the urban air mobility industry, and currently has plans to launch and commercialize advanced electric vertical takeoff and landing vehicles, a global services and support network, and an air traffic management solution for urban air mobility;

WHEREAS, Eve desires to retain Atech to provide certain products and services, and Atech is willing to supply such products and perform such services, relating to ATM with respect to urban air mobility, in each case under and pursuant to the terms and conditions set forth herein;

WHEREAS, Eve agrees to engage Atech in and for the UATM and UTM Solutions in Brazil; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Atech and Eve agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the following meanings:

(a) “Acceptance Criteria” means the criteria by which the Products or Services deliverables will be evaluated for purposes of determining acceptance by Eve. The deliverables and the acceptance criteria will be discussed and agreed between the Parties before the Phases 1 and 2 begin, as described in the SOW01, and (ii) may include verification of conformance against: (x) MIL international standards, methodologies, processes, procedures, tools, tests, and design employed; and/or (y) functional, technical, design and performance characteristics and other requirements, as applicable, specifically set forth or incorporated by express reference in the applicable SOW.

(b) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement,

(i) Atech and its Subsidiaries and Eve and its Subsidiaries shall be deemed not to be Affiliates of each other, and (ii) Atech and its Subsidiaries, on the one hand, and Embraer and its Subsidiaries (other than Atech and its Subsidiaries), on the other, shall be deemed not to be Affiliates of each other.

(c) “Air Traffic Management” or “ATM” means the aggregation of the airborne and ground-based functions (air traffic services, airspace management and air traffic flow management) required to ensure the safe and efficient movement of aircraft during all phases of operations.

(d) “Atech Competitors” mean the Persons set forth in Exhibit 3 hereof and any Affiliates thereof, and any successors to any of the foregoing. For purposes of clarity, if any of the foregoing Persons acts directly or indirectly through an Affiliate of such Person, such Affiliate shall also be deemed an Atech Competitor for such purpose.

(e) “Atech Party” means Atech or an Affiliate of Atech.

(f) “Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in the state of New York, United States or the cities of São Paulo or São José dos Campos, state of São Paulo, Brazil are closed for business.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(h) “Data Protection Laws” mean any data protection or privacy Laws, whether currently in force or enacted during the Term.

(i) “Defect” means a defect or nonconformity in a Product or Service that prevents the Product or Service from complying in all material respects with the applicable Acceptance Criteria.

(j) “Embraer” means Embraer S.A., a Brazilian corporation (sociedade anônima), which controls Atech.

(k) “Eve Party” means Eve or an Affiliate of Eve.

(l) “eVTOL” means a passenger or cargo aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 200 nautical miles (370.4 kilometers).

(m) “Governmental Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

(n) “Governmental Authorization” means any permit, consent, license, ratification, waiver, permission, variance, clearance, registration, certificates, qualification, approval or authorization issued, granted, given or otherwise made available by or under the lawful authority of any Governmental Authority or pursuant to any Law.

(o) “Intellectual Property” means all intellectual property rights of any kind and nature throughout the world, including U.S. and foreign rights in the following: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) trademarks, logos, service marks, trade dress, trade names, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (iii) copyrights and copyrightable subject matter, including such corresponding rights in software and other works of authorship; and (iv) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

(p) “Law” means any statute, act, law, court order, constitution, treaty, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

(q) “Out-Of-Scope Business” means any of the following applications or uses whether or not in connection with the eVTOL: crop dusting, defense or security businesses). For the avoidance of doubt, certain Governmental Authorities in the military segment, when acting as contractors of UATM Solutions for application in the civilian market, shall not be considered “Out-Of-Scope Business” (e.g., the Brazilian Air Force is currently the contractor of UATM Solutions in Brazil for the air traffic control management of commercial air traffic).

(r) “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any political subdivision, agency or instrumentality or other entity of any kind.

(s) “Personnel” of a Person means any agents, employees, contractors or subcontractors engaged or appointed by such Person.

(t) “Products” means products with respect to UATM Solutions.

(u) “Purchase Order” means a purchase order issued by an Eve Party to an Atech Party in writing pursuant to a SOW for supply of Products or Services.

(v) “Representatives” means a Person and its Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys and Third Party advisors.

(w) “Services” means the services with respect to UATM Solutions set forth in a SOW.

(x) “Services Taxes” means the Taxes imposed on the gross revenues derived from the provision of Products or Services. For the sake of clarity, the definition of Services Taxes includes, in Brazil, the Imposto Sobre Serviços de Qualquer Natureza—ISS, the Contribuição para os Programas de Integração Social—PIS and the Contribuição para o Financiamento da Seguridade Social—COFINS, but does not include Taxes assessed or levied on income or net profits (such as, in Brazil, the Imposto sobre a Renda da Pessoa Jurídica—IRPJ and the Contribuição Social sobre o Lucro Líquido—CSLL).

(y) “SOW” means a Statement of Work as set forth and agreed to in writing from time to time during the Term by the Parties or their respective Affiliates, which Statements of Work shall, among other things, set forth (i) the Eve Party and Atech Party thereto, (ii) the specific products to be supplied and/or developed or detailed scope of Services to be performed, (iii) technical requirements, (iv) service levels, ordering process, delivery schedule, warranty (if applicable) and lead times, (v) prices and fees, and (vi) other requirements, responsibilities, terms and obligations related to the applicable Products and Services under the SOW, as applicable. The accepted SOWs as of the Effective Date are attached hereto as Exhibit 1, and additional SOWs (and amended SOWs) shall be deemed issued and accepted only if and when signed by the Atech Contract Manager and the Eve Contract Manager or other authorized officer or employee of an Eve Party and Atech Party, respectively.

(z) “Subcontractor” means any service provider, manufacturer or supplier, excluding Atech or its Affiliates, which provides services, manufactures or supplies any portion or part of the Services or Products, pursuant to the instructions or contract of Atech or its Affiliates.

(aa) “Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person. For purposes of this Agreement, (i) Atech and Eve shall be deemed not to be Subsidiaries of each other, and (ii) Atech and its Subsidiaries, on the one hand, and Embraer and its Subsidiaries (other than Atech and its Subsidiaries), on the other, shall be deemed not to be Subsidiaries of each other.

(bb) “Tax” (including the term “Taxation”) means, without duplication, (i) taxes, charges, fees, contributions, social contributions, contributions on economic intervention imposts, levies or any other assessments imposed by any Tax Authority, including all income, profits, revenues, franchise, services, receipts, gross receipts, margin, capital, financial, net worth, sales, use, excise, recording, real estate, real estate transfer, escheat, unclaimed property, withholding, alternative minimum or add on, ad valorem, inventory, payroll, estimated, goods and services, employment, welfare, social security, disability, occupation, unemployment, general business, premium, real property, personal property, capital stock, stock transfer, stamp, transfer, documentary, conveyance, production, windfall profits, pension, duties, customs duties, contributions on import transactions, value added and other similar taxes, withholdings, duties, charges, fees, levies, imposts, license and registration fees, governmental charges and assessments, including related interest, penalties, fines, additions to tax and expenses levied by any Tax Authority, (ii) any liability for the payment of amounts described in clause (i) whether as a result of transferee liability, joint and several or secondary liability for being a member of an affiliated, consolidated, combined, unitary or other economic group (defined within the meaning of Section 1504(a) of the Code or any similar provision of foreign, state, provincial or local applicable Law), including under Section 1.1502-6 of the Treasury Regulations for any period, or payable by reason of contract assumption, operation of Law, or otherwise and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement.

(cc) “Tax Authority” means any national, federal, state, local, or municipal Governmental Authority exercising authority to charge, audit, regulate or administer the imposition of Taxes (including the Brazilian Federal Revenue Service (Secretaria da Receita Federal do Brasil) and the U.S. Internal Revenue Service).

(dd) “Third Party” means any Person, other than an Atech Party or an Eve Party.

(ee) “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

(ff) “UAIM” means urban aeronautical information management.

(gg) “UAM” means a system for commercial or non-commercial passenger or cargo air travel or transportation services, in each case, which involves an eVTOL vehicle and onboard/ground-piloted or autonomous piloting or operations.

(hh) “UAS” means Unmanned Aircraft System

(ii) “UATM” means the collection of systems and services (including organizations, airspace structures and procedures, and technologies) that support the integrated operation of UAM vehicles in low level airspace as defined by the International Civil Aviation Organization – ICAO (Annex 2 to the Convention on International Civil Aviation), which systems and services are directed to supporting UAM operations and enhancing the performance of UAM and low-level airspace travel. For avoidance of doubt, “UATM” does not include general air traffic management systems.

(jj) “UATM Business” means all activities related to the design, development, certification, manufacturing, assembling, sales and after-sales support of the UATM Solutions for the UAM market, excluding the Out-Of-Scope Business.

(kk) “UATM Solutions” mean the UATM as well as a suite of technologies, products, software and services that are designed to assist in the control and support of UAM operations in collaboration with the ecosystem stakeholders, such as, but not limited to air navigation service providers, airports, vertiports, fleet operators, pilots, network operating centers, city managers.

(ll) “UATM Solutions Phase 1” means the conception and system design stages for the elaboration of the UATM Solutions.

(mm) “UATM Solutions Phase 2” means the development and deployment of the UATM Solution, using the outcomes of the UATM Solution Phase 1, including, if applicable, qualification/industrialization and production.

(nn) “UTM Solutions” mean the UAS traffic management as well as a suite of technologies, product, software, and services that are designed to assist in the control and support of drone operations in very low-level altitude in collaboration with the ecosystem stakeholders, such as, but not limited to, air navigation service providers, airports, vertiports, fleet operators, pilots, network operating centers and city managers

(oo) “VIM” means vertiport information management.

Section 1.2 Construction.

(a) As used in this Agreement, (i) each of the words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (ii) references to any specific Law in this Agreement shall be deemed to refer to such as amended from time to time and to any rules or regulations and interpretations promulgated thereunder; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in electronic form; (v) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereinafter,” “hereunder” and derivative or similar words shall, unless otherwise stated, be construed to refer to this entire Agreement as a whole, including the Exhibits and Schedules hereto, and not merely to any particular provision of this Agreement; (vi) references to articles, sections, clauses, exhibits and schedules are to the articles, sections and clauses of, and exhibits and schedules to, this Agreement, unless otherwise specified; (vii) terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement and when used in any certificate or other document made or delivered pursuant hereto, except as otherwise indicated in this Agreement or unless otherwise defined therein; (viii) all references to “days” in this Agreement shall mean calendar days unless otherwise specified; (ix) words of any gender include each other gender; (x) the word “or” shall be disjunctive but not exclusive; (xi) reference to any Person includes such Person’s successors and permitted assigns; (xii) references to amounts of currency are references to United States Dollars unless otherwise indicated; and (xiii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

NATURE AND SCOPE OF PRODUCTS AND SERVICES

Section 2.1 General Purpose. This Agreement is a master agreement governing the relationship between Atech and Eve with respect to Products and Services to be provided by Atech Parties to Eve Parties in connection with the UATM Business. Subject and pursuant to this Agreement, Eve will engage Atech for Products and Services pursuant to SOWs. Atech shall use commercially reasonable efforts to remain competitive with respect to industry standard lead times, high quality standards and in cost in comparison with other global suppliers of similar products, services and solutions at similar volumes, in each case under and pursuant to the provisions of this Agreement.

Section 2.2 SOWs for Products and Services.

(a) Entry into SOWs. Subject and pursuant to this Agreement, Atech shall provide or cause to be provided to Eve the Products and Services set out in the SOWs. All Products and Services to be provided under this Agreement shall be set forth in a SOW. In the event that the Parties wish to modify, upgrade, or otherwise change a SOW (including any Products or Services, or the quantity or amount of a particular Product or Service, set forth in a SOW), the Parties shall enter into and execute a new SOW or an amendment to the applicable SOW or in any other form that the Parties may reasonably agree in writing.

(b) Cost Estimates for SOWs. Atech will provide to Eve the fees, costs and expenses for the provision of the Product or Service under the specific SOW.

Section 2.3 Acceptance of Products and Services. After a Product or Service has been furnished to Eve, Eve (or its Representative) will be entitled to verify the conformance of each deliverable against the Acceptance Criteria agreed upon by the Parties in a SOW. Unless otherwise specified in the applicable SOW, Eve will have thirty (30) days from the date the Product or Service is first received by an Eve Party to conduct acceptance testing and may use its own internal test procedures. If Eve reasonably determines that a Product or Service does not operate in accordance with, or otherwise conform to, the applicable Acceptance Criteria, then Eve will provide Atech with a notice describing the Defect within such thirty (30) day period. Atech will have thirty (30) days from the date it receives Eve’s notice of Defect, or such longer time as is reasonably acceptable to Eve under the circumstances if Atech is using commercially reasonable efforts, to correct or otherwise reasonably remediate (at no additional cost to Eve) the Defect. If Atech delivers a corrected version of, or otherwise reasonably remediates, the Product or Service within such period, then the Product or Service shall be deemed accepted.

Section 2.4 Provision of Products and Services.

(a) The Eve Parties hereby engage Atech for all the design and development services and solutions for the UATM Solutions for the UATM Business to be defined by EAGLE, consisting of the UATM Solution Phase 1 and Phase 2, which goes up to the final system acceptance by Eve, as reflected in the SOW 01 attached (including all other SOWs related to such SOW).

(b) The Eve Parties may also engage Atech Parties for development of products and services for the Eve Parties’ UATM Business, in connection with customizations, set ups, implementation, deployment, upgrades, improvements, maintenance, management, training, and sustaining, of such products and services resulting from the performance of the Services by Atech under Section 2.4(a), subject to written agreement between the Eve Parties and Atech Parties with respect thereto. These other products and/or services are not contemplated in the scope of this Agreement.

(c) Without limiting Section 2.3, if Atech is in material breach of an SOW, including for not providing the Products or Services under Section 2.4(a) or Section 2.4(b) in accordance with the conditions agreed by the

Parties, and does not cure or reasonably mitigate such breach within ninety (90) days’ written notice from Eve, Eve may engage another supplier or service provider for the Products or Services subject to such SOW to which such material breach relates, for a commercially reasonable time period and at least for so long as Atech does not cure or reasonably mitigate such breach.

(d) Notwithstanding the foregoing, for the Products and the Services contemplated under Section 2.4(a), in no event shall the Eve Parties procure, directly or indirectly, a Product or Service from an Atech Competitor without Atech’s prior written consent.

Section 2.5 Subcontracting. Atech may subcontract one or more of its activities or obligations hereunder provided that Eve shall approve the Third-Party and that Eve may: (i) review any Subcontractor’s qualification report or information regarding Subcontractor’s experience, capabilities and performance, (ii) reasonably audit a Subcontractor’s compliance herewith, and (iii) have the right to reject such Third-Party hiring, if Eve is acting reasonably and in good faith. Atech shall (a) use the same degree of care in selecting any Subcontractors as it would if such Subcontractor was being retained to provide similar services or products to Atech and (b) Atech shall in all cases remain responsible for ensuring that obligations with respect to the provision or services or products set forth in this Agreement are satisfied with respect to any activities provided by a Subcontractor. Atech is responsible and liable for the management, supervision and acts and omissions of its Affiliates and Subcontractors hereunder, and subcontracting shall not relieve Atech from its obligations under this Agreement.

Section 2.6 Eve’s Facilitation of Services.

(a) Eve Provision of Information/Assistance. Eve shall (i) subject to the terms and conditions of Section 6.2, provide any information and documentation to Atech in the possession or under the control of the Eve Parties that is necessary for Atech to perform or supply, or cause to be performed or supplied, the Products and Services; (ii) make available, as reasonably requested by Atech, sufficient resources, timely decisions, approvals and acceptances, in each case of Eve that are required by Atech so that Atech can accomplish its obligations hereunder in a timely manner; and (iii) provide reasonable access to Atech (or its Personnel who need to have such access) to premises, employees, contractors, systems and equipment of Eve to the extent required to enable Atech to provide the Products or Services, provided that such Atech or its applicable Personnel shall strictly follow all of Eve’s reasonable policies, rules and procedures applicable with respect to such access.

(b) Eve Responsible for Approvals/Authorizations. Eve shall be responsible for the obtaining of all permits, licenses, certifications, and other Governmental Authorizations necessary or appropriate for operation by the Eve Parties of the UATM Business, including in Brazil. If reasonably requested by Eve and agreed to by Atech, Eve may pursuant to a SOW contract with Atech to support such efforts as representatives of Eve.

ARTICLE III

RESPONSIBILITY FOR COMMERCIALIZATION OF THE UATM SOLUTIONS

IN BRAZIL AND IN INTERNATIONAL MARKETS

Section 3.1 Sales, Marketing and Customer Support of UATM Solutions Outside Brazil Market. Eve shall be responsible for the commercialization, implementation and customer support services (e.g., installation, training) of the UATM Solutions to customers outside Brazil. In some circumstances, Eve may elect to subcontract Third Parties to sell, market, implement and provide customer support services of UATM Solutions outside Brazil. In such case, Eve shall give preference to contracting Atech for the provision of such services where Atech has reasonably demonstrated a local capability to support customers in such market in a competitive manner, with respect to industry standard lead times, high quality standards and in cost in comparison with other global suppliers of similar products, services and solutions, at similar volumes, in each case under and pursuant to the provisions of this Agreement.

Section 3.2 Sales, Marketing and Customer Support in Brazil. Atech shall be the prime contractor and “face to the customer” in the provision of all UATM Solutions to customers in Brazil. The UATM Solutions in the context of this Section 3.2 include any UATM Solutions from Eve’s portfolio. The Parties agree to enter into a written agreement further detailing the commercialization by Atech Parties of the UATM Solutions in Brazil, consistent with the conditions provided in this Section 3.2.

ARTICLE IV

RELATIONSHIP MANAGERS

Section 4.1 Relationship Managers. For each SOW, the applicable Atech Party and applicable Eve Party shall each appoint an individual to serve as that party’s primary representative under such SOW (each, a “Relationship Manager”). Each Relationship Manager shall (a) be authorized to act for and on behalf of such party under the applicable SOW with respect to the day to day operation and performance under such SOW, and (b) be responsible for attempting to resolve Disputes concerning such SOW in accordance with the dispute resolution procedures set forth in Section 12.3. The initial Relationship Managers shall be identified in each SOW, and may be replaced by notice in writing from the appointing party to the other party from time to time.

Section 4.2 Global Relationship Managers. Atech and Eve shall also each appoint an individual to serve as their primary representative for this entire Agreement (each, a “Global Relationship Manager”). Each Global Relationship Manager shall (a) have overall responsibility for managing and coordinating the performance under this Agreement of the Party that appointed him or her, (b) be authorized to act for and on behalf of such Party under this Agreement with respect to the Products and Services, and (c) be responsible for attempting to resolve Disputes concerning this Agreement and the provision of Products and Services hereunder in accordance with the dispute resolution procedures set forth in Section 12.3. The initial Global Relationship Managers are identified in Exhibit 2 hereto, and may be replaced by notice in writing from the appointing Party to the other Party from time to time.

Section 4.3 Relationship Manager Meetings. During the Term, the Relationship Managers and the Global Relationship Managers shall, unless otherwise set forth in an applicable SOW, meet on a schedule to be mutually established by the Parties, or as reasonably requested by a Party upon sufficient advance written notice, to discuss the Products and Services and other matters arising under this Agreement. If an Atech Party is a Defaulting Party as a result of a material breach of this Agreement, Atech’s Relationship Manager and Global Relationship Manager shall promptly provide Eve’s Relationship Manager and Global Relationship Manager (x) a written report of how such Atech Party intends to cure such default (if capable of cure) and (y) weekly status updates until such default has been cured.

ARTICLE V

FEES, TAXES AND PAYMENT

Section 5.1 Fees and Expenses.

(a) Payment of Fees/Expenses. Eve shall pay the fees set out in the applicable SOW (the “Fees”) and shall reimburse Atech for all reasonable and documented out-of-pocket costs and expenses incurred by Atech and its Representatives in connection with a SOW (“Expenses”). Unless otherwise provided in an applicable SOW, Fees and Expenses will be payable within forty-five (45) days of receipt by Eve of an invoice from Atech together with documentation supporting the Fees and Expenses set forth on such invoice. All payments and amounts due or paid under or in connection with this Agreement will be in United States Dollars. No payment shall be deemed to have occurred unless and until the amounts due are fully credited to Atech in freely available US dollars in the bank or other account designated by Atech. Disputes concerning any Fees or Expenses or related invoices shall be resolved in accordance with the dispute resolution procedures set forth in Section 12.3.

Section 5.2 Calculation of Fees. The price and payment conditions for the Product and Service related to UATM Business provided by Atech shall be defined in the applicable SOW (as amended from time to time).

Section 5.3 Taxes. Eve shall bear any and all Service Taxes relating to sums payable to Atech or its Affiliates in connection with this Agreement. Atech shall include the Services Taxes on the invoices issued to Eve, where reasonably possible. Eve shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any Governmental Authority on any amounts payable by the Eve Parties hereunder; provided that in no event shall Eve pay or be responsible for any Taxes imposed on, or regarding, Atech’s or its Affiliates’ net income, personnel, or real or personal property or other assets. If the Eve Parties are required by law to make any deduction or withholding from any payment made or due to the Atech Parties, the amount due from the Eve Parties in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Atech Parties receive a net amount equal to the amount the Atech Parties would have received had no such deduction or withholding been required to be made.

Section 5.4 Late Payments. Except for invoiced payments that Eve has successfully disputed, all late payments shall bear interest at the lesser of (a) the rate per annum equal to the prime rate as published in the Wall Street Journal (or similar or successor publication thereto, if the Wall Street Journal is no longer being published) from time to time, measured as of the applicable due date, plus two percent (2%), and (b) the highest rate permissible under applicable Law, calculated daily and compounded monthly. Eve shall also reimburse Atech for all reasonable and documented out-of-pocket costs incurred in collecting any late payments, including reasonable attorneys’ fees.

Section 5.5 Suspension. In addition to all other remedies available under this Agreement or at law, the Atech Parties shall be entitled to suspend the provision of any Products or Services if an Eve Party fails to pay any amounts when due hereunder and such failure continues for forty-five (45) days following written notice thereof; provided that (a) during such forty-five (45) day period the Parties shall discuss in good faith any such dispute, and (b) the Atech Parties shall promptly resume providing any such suspended Products or Services upon receipt of such payment.

Section 5.6 No Offset. Neither of the Parties nor their Affiliates payment obligations hereunder shall be subject to offset or reduction for any reason, including by reason of any alleged breach of any provision of this Agreement.

ARTICLE VI

INTELLECTUAL PROPERTY; CONFIDENTIALITY; PUBLICITY

Section 6.1 Intellectual Property.

(a) Assignment of IP to Eve.

(i) Atech shall and shall cause the applicable Atech Parties to, and hereby does, irrevocably assign, transfer and convey (and without limiting the foregoing, agrees in the future to assign, transfer, convey, and deliver) to Eve, free and clear of all liens, all worldwide right, title, and interest in and to any and all Intellectual Property developed by the Atech Parties during the Term that is exclusively related to the UATM Solutions, to the extent fully-funded by Eve and used by the Eve Parties in the UAM Business during the Term, in each case developed or otherwise arising from activities carried out by the Atech Parties, with or without participation by Eve Parties, or by the Eve Parties with participation by Atech Parties, under a SOW (“Assigned SOW UATM IP”).

(ii) In furtherance of the foregoing, at the reasonable request by and at the expense of Eve from time to time, the Parties shall execute assignments in a standard and appropriate form recordable in an applicable Governmental Authority for purposes of recording the transfer of registrations and applications for Assigned SOW UATM IP from Atech Parties to Eve Parties.

(b) License of IP to Atech. Upon Atech’s request, Eve will, on behalf of itself and the applicable Eve Parties, grant to Atech a perpetual, worldwide, irrevocable, exclusive (in Brazil, and non-exclusive outside Brazil), sublicensable (in support of the UATM Business of the Atech Parties but not for the independent use by Third Parties), subject to reasonable royalty-bearing license to all Assigned SOW UATM IP] (the “Licensed SOW UATM IP”), in each case solely to reproduce any documentation and software in or related to the Licensed SOW UATM IP (the “Licensed UATM Software”), in object code form only (except for Open Source Components which will also be provided in source code form, which may be copied in source code form as and to the extent permitted by the open source license agreements governing such Open Source Components), for purposes of developing, producing, marketing and selling the Atech Parties’ own products, services and solutions that incorporate or are bundled with any Licensed UATM Software and with respect to derivative works thereof. “Open Source Components” mean software, or computer programs, in which the source code is available for use or modification by the general public from its original design (which use of Open Source Components by the Parties is subject to and governed solely by the terms and conditions of the applicable open source license agreements).

(c) Reservation of Rights. Except as expressly provided for herein, the Eve Parties and Atech Parties retain all rights, title, and interest in and to their respective Intellectual Property, and no such rights are assigned, licensed or otherwise granted, whether express or by implication, to the other Party or any Third Party.

Section 6.2 Confidentiality.

(a) From time to time during the Term, either Party or its Representatives (as the “Disclosing Party”) may disclose or make available to the other Party or its Representatives (as the “Receiving Party”), non-public, proprietary, or confidential information of the Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed (“Confidential Information”); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of the Receiving Party’s breach of this Section 6.2; (b) is or becomes available to the Receiving Party on a non-confidential basis from a Third-Party source (other than a Representative of a Party), provided that such Third Party is not and was not prohibited from disclosing such Confidential Information; (c) was in the Receiving Party’s possession prior to the Disclosing Party’s disclosure under or in connection with this Agreement or its subject matter; (d) was or is independently developed by the Receiving Party without using or referencing any of the Disclosing Party’s Confidential Information; or (e) is required in connection with the filing of a patent. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own similar confidential information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any Person, except to Persons who reasonably need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement (including in connection with a Eve Party obtaining any permits or governmental authorizations for the purposes of the UAM Business). If the Receiving Party is required by applicable Law to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify the Disclosing Party of such requirements to afford the Disclosing Party the opportunity to seek, at the Disclosing Party’s sole cost and expense, a protective order or other remedy (and the Receiving Party shall reasonably cooperate with the Disclosing Party in connection therewith).

Section 6.3 Publicity. Except as otherwise expressly provided herein, during the Term, (a) the Parties shall consult in advance with each other before issuing any press release or otherwise making any public disclosure or public statements expressly and specifically with respect to this Agreement; and (b) no such press release, public disclosure or public statement shall be made unless mutually agreed upon by the Parties or required by applicable Law or applicable stock exchange regulation.

Section 6.4 U.S. Federal Tax Characterization. The Parties agree to treat any Assigned SOW UATM IP as property, for U.S. federal income tax purposes, owned from creation by Eve.

ARTICLE VII

COMPLIANCE WITH LAW

Section 7.1 Legal Compliance.

(a) Compliance with Laws. Each Party shall comply with all Laws applicable to its activities and performance under and in connection with this Agreement. Without limiting the generality of the foregoing, each Party represents and warrants to the other Party hereto that, in connection with this Agreement (including the negotiation, execution, or performance thereof), it will not violate and, to the best of its knowledge, it has not violated applicable “ABC Legislation.” “ABC Legislation” means (a) the United Nations Convention against Corruption (being the subject of General Resolution 58/4); (b) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (d) the UK Bribery Act 2010; (e) any applicable anti-money laundering laws and regulations with respect to a Party; and (f) and any legislation enacted in the country in which that Party is incorporated or where it will conduct activities related to this Agreement addressing anti-corruption, e.g. the Brazilian Clean Company Act.

(b) Anti-Corruption. Each Party further represents and warrants that it has not offered, paid, promised to pay, or authorized, requested, or received the payment of money or anything of value to or from any director, officer, employee or agent of the other Party (“Party-Associated Persons”), or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party also represents that it did not, and will not, attempt to exert any undue influence over any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party undertakes and covenants to refrain from offering, paying, promising to pay, or authorizing the payment of money or anything of value to any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, at any time, whether or not in relation to this Agreement.

(c) Trade Control. Each Party shall comply with all applicable export, import, and sanctions Laws, as they may be amended from time to time, of the government of the United States and any other applicable Governmental Authority (“Trade Control Laws”) in which Atech and Eve and their respective Affiliates conduct business pursuant to this Agreement. Each Party shall maintain in effect policies and procedures designed to ensure its respective compliance with all applicable export, import, and sanctions Laws. If a Party engages in the export or import of a controlled item in connection with this Agreement, it shall obtain all export and import authorizations that are required under the applicable Trade Control Laws. At the reasonable request of a Party, the other Party shall provide reasonable efforts, including providing necessary documentation including import certificates, end-user certificates, and retransfer certificates, at its own expense to support the requesting Party in obtaining all necessary export and import authorizations and responding to any Governmental Authority inquiry or request for information, in each case required for the Parties to perform their obligations under this Agreement. Such documentation shall be provided to the other Party or an applicable requesting Governmental Authority in a reasonable time.

Section 7.2 Data Privacy and Cybersecurity. Each Party shall comply and shall ensure that its Personnel and other Representatives comply with, the provisions of any Data Protection Laws applicable to their conduct under or in connection with this Agreement. To the extent required under applicable Data Protection Laws with respect to the transfer of personal data, the Parties shall enter into (or to the extent required by such Data Protection Laws, cause their respective Affiliates to enter into) such other agreements as may be required by the applicable Data Protection Laws. Each Party shall implement adequate policies and commercially reasonable security measures regarding the integrity and availability of the information technology and software applications owned, operated, or outsourced by that Party, and the data and Intellectual Property thereon. In case one Party or its Affiliates experiences any of the following events, it shall, as soon as such Party is aware, use reasonable efforts to notify the other Party within thirty-six (36) hours of: a confirmed data breach involving the unauthorized access to or accidental or illicit destruction, loss, change, communication, or dissemination of information related to an identified or identifiable natural person provided by the other Party or its Affiliates or Intellectual Property; or any order issued by a judicial or administrative authority regarding data exchanged between the Parties under this Agreement. Each Party shall use reasonable efforts to notify the other Party within thirty-six (36) hours of receiving: data subject requests related to an identified or identifiable natural person provided by the other Party or its Affiliates, such as access, rectification and deletion requests; and any complaint regarding the processing of data related to an identified or identifiable natural person provided by the other Party or its Affiliates, including allegations that the processing operations violate data subject rights.

ARTICLE VIII

TERM AND TERMINATION

Section 8.1 Term, Termination, and Survival.

(a) Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until the fifteenth (15th) anniversary of the Effective Date, unless earlier terminated pursuant to this Agreement (the “Term”).

(b) Termination of Agreement. Either Party may terminate this Agreement, subject to the provisions of Sections 12.3 and 12.5, effective upon written notice to the other Party (the “Defaulting Party”) if the Defaulting Party:

(i) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach; or

(ii) (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within ten (10) Business Days or is not dismissed or vacated within sixty (60) days after filing; (C) is dissolved or liquidated or takes any corporate action for such purpose; (D) makes a general assignment for the benefit of creditors; or (E) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Termination of a SOW. Either Party may terminate a SOW, effective upon written notice to the other Party (also, the “Defaulting Party”) if the Defaulting Party materially breaches a SOW, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach.

(d) Effect of Termination. Upon any termination or expiration of this Agreement or a SOW, this Agreement or such SOW shall, upon Eve’s written request, continue for an additional wind-down period, not to exceed twelve (12) months, to allow Eve to transition to an Eve Party or Third Party provider or to complete SOWs that are in progress (the “Transition Period”). During the Transition Period, Atech shall continue to provide any ongoing Products or Services that have not been transitioned from Atech pursuant to, and on the same terms and conditions set forth in, this Agreement and the applicable SOW; provided, that Eve is in material compliance with this Agreement with respect thereto. For the avoidance of doubt, (a) Eve shall be under no obligation to extend the term of any SOW into the Transition Period; (b) Eve shall be permitted to transition from Atech all Services under a terminated SOW at any time during the Transition Period, and (c) this Agreement or the applicable terminated SOW shall terminate fully upon Eve’s completion of its transition or the end of the Transition Period, whichever is earlier. During the Transition Period, the Parties shall, at Eve’s cost and expense, reasonably cooperate in good faith in an effort to facilitate the transition by the Eve Parties from the SOWs hereunder.

(e) Survival. Upon any termination or expiration of this Agreement or a SOW, the following rights and obligations shall survive such expiration or termination: (a) the rights and obligations of each Party under Section 8.1(d), this Section 8.1(e), ARTICLES VI, X, XI and XII and (b) each Party’s right to receive payment in accordance with ARTICLE V hereof for those Services rendered or Product delivered to such Party prior to, or in connection with (in accordance with the terms and conditions of this Agreement), the termination or expiration of this Agreement.

ARTICLE IX

FORCE MAJEURE

Section 9.1 Force Majeure. No Party or its Representatives shall be liable or responsible to the other Party or its Representatives, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Eve Parties to make payments to the Atech Parties hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including the following events (“Force Majeure events”): (a) acts of God; (b) flood, fire, earthquake, volcano eruption, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) order of a Governmental Authority, Law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) epidemics and pandemics; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) shortage of adequate power or transportation facilities; (j) failure, delay or inadequacy of Third Parties in delivering or otherwise providing products, parts, components or services; and (k) other similar events beyond the reasonable control of the Impacted Party.

Section 9.2 Resumption of Performance. The Impacted Party shall give notice as soon as reasonably practicable of the Force Majeure event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure event are minimized, and shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party is an Atech Party, then, during the period of any such Force Majeure event, to the extent the Atech Parties have suspended the provision of any Products or Services hereunder, the Eve Parties shall be free to acquire such Products or Services from an alternate source (other than any Atech Competitor), at the Eve Parties’ sole cost and expense, for such period and during the continuation of any term of the agreement entered into with such alternate source (provided that Eve shall use commercially reasonable efforts to keep such term to a minimum). For the avoidance of doubt, the Eve Parties shall not be obligated to pay the Atech Parties for such Products or Services during such period when the Atech Parties are not themselves providing or procuring such Products or Services.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

Section 10.1 Representations and Warranties. Each Party represents and warrants to the other Party that (a) it is duly incorporated, organized or formed, validly existing, and in good standing as a corporation or other legal entity, as applicable, under the Laws of its jurisdiction of incorporation, organization or formation; (b) it has all rights, power and authority required to enter into this Agreement and to perform its obligations hereunder; (c) it has taken all requisite corporate and other action to approve and authorize the execution, delivery and performance of this Agreement; (d) such Party’s execution, delivery and performance of this Agreement will not violate any other agreement, restriction, or applicable Law to which such Party is a party or by which such Party is bound; (e) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; and (f) no action, consent or approval by, or filing with, any Governmental Authority, or any other Person, is required in connection with the execution, delivery or performance by either Party of this Agreement or the consummation by either Party of the transactions contemplated by this Agreement.

(a) No Other Representations or Warranties. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE PROVIDED IN SECTION 10.1. ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED. EACH ATECH PARTY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ALL PROJECTIONS, FORECASTS AND ESTIMATES AND ANY OTHER DATA OR INFORMATION MADE, COMMUNICATED OR FURNISHED TO AN EVE PARTY.

ARTICLE XI

LIABILITY AND INDEMNIFICATION

Section 11.1 Indemnification.

(a) Eve Indemnification Obligations. From and after the date of this Agreement, Eve shall indemnify, defend and hold harmless Atech and its Representatives from and against any and all losses, liabilities, claims, damages, costs (including attorneys’ fees), expenses, interests, awards, judgments, suits, disbursements, penalties and Taxes (“Losses”) arising from any claim, action, suit or proceeding brought by any Third Party (“Third Party Claim”) to the extent relating to or in connection with (i) the provision of Products or Services hereunder (including use thereof), (ii) the conduct of the UAM Business (including, for clarity, the UATM Business) by or on behalf of the EVE Parties (including any claims relating to injury, death or destruction of property), or (iii) the presence of Representatives of Atech on the property or premises of the Eve Parties or their Representatives in connection with the provision of Products or Services, except in each case to the extent that such Losses were caused by the common law fraud, gross negligence or willful misconduct of an Atech Party.

(b) Atech Indemnification Obligations. From and after the date of this Agreement, Atech shall indemnify, defend and hold harmless Eve and its Representatives from and against any and all Losses arising from any Third Party Claims to the extent caused by the common law fraud, gross negligence or willful misconduct of an Atech Party or any of its Representatives.

(c) Indemnification Procedures.

(i) The party making a claim under this Section 11.1 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Section 11.1 is referred to as the

“Indemnifying Party”. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any pending or threatened Third Party Claim that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim and, to the extent known, a good faith, non-binding, estimate of the aggregate Dollar amount of Losses to which such Indemnified Party might be entitled; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 11.1 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

(ii) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 11.1(c)(i), the Indemnifying Party will be entitled to assume the defense and control of any Third Party Claim with counsel reasonably acceptable to the Indemnified Party (acting reasonably), but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with the Indemnified Party’s own counsel and at the Indemnified Party’s own expense. If the Indemnifying Party does not assume the defense and control of any Third Party Claim, it may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim. If the Indemnifying Party shall have assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim; provided that the Indemnifying Party shall (i) subject to any right of appeal, pay or cause to be paid all amounts in such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably, withheld, conditioned or delayed.

Section 11.2 Limitation of Liability.

(a) Disclaimer of Consequential Damages. EXCEPT TO THE EXTENT ARISING FROM SUCH PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

(b) Damages Limitation. EXCEPT TO THE EXTENT ARISING FROM A PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT (EXCLUDING EVE’S (I) PAYMENT OBLIGATIONS FOR FEES AND EXPENSES HEREUNDER AND (II) INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1(a)), WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THIRTY PERCENT (30%) OF THE AGGREGATE AMOUNTS PAID OR PAYABLE TO ATECH PURSUANT TO THIS AGREEMENT (INCLUDING ALL OUTSTANDING SOWS) IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

Section 11.3 Insurance.

(a) During the term of this Agreement and for a period of three (3) years thereafter, Eve shall, at its own expense, maintain and carry insurance with financially sound and reputable insurers, in full force and effect that includes, but is not limited to, commercial general liability in a sum reasonably expected to cover the Eve Parties’ activities pursuant to this Agreement and the SOWs. Upon Atech’s request, Eve shall provide Atech with a certificate of insurance from Eve’s insurer evidencing the insurance coverage. The certificate of insurance shall name the Atech Parties as an additional insured. Eve shall provide Atech with at least thirty (30) days’ advance written notice in the event of a cancellation or material change in Eve’s insurance policy. Except where prohibited by Law, Eve shall require its insurer to waive all rights of subrogation against the insurers of the Atech Parties and the Atech Parties.

Section 11.4 Mitigation. Notwithstanding anything to the contrary contained in this Agreement, nothing in this ARTICLE XI regarding indemnification rights and indemnification obligations shall be deemed to override any obligations with respect to mitigation of Losses existing under applicable Law.

ARTICLE XII

MISCELLANEOUS.

Section 12.1 Entire Agreement. This Agreement, including and together with any SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter. The Parties acknowledge and agree that if there is any conflict between the terms and conditions of this Agreement and the terms and conditions of any SOW or Purchase Order, the terms and conditions of this Agreement shall supersede and control, except to the extent that any particular provision of a SOW or Purchase Order expressly states that it is intended to supersede any terms and conditions of this Agreement, in which case such provision of such SOW or Purchase Order, as applicable, shall control.

Section 12.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section 12.2). All Notices may be delivered by email or similar, comparable electronic communications) , except that Notices to a Defaulting Party under Section 8.1 must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section 12.2.

Notice to Eve:	276 SW 34th Street Fort Lauderdale, FL 33315 Attention: Flávia Pavie Email: fpavie@eveairmobility.com
Notice to Atech:	Rua do Rocio, 313, 5th floor, Vila Olimpia, São Paulo, SP, 04552-904, Brazil Attention: Matheus Augusto de Lima Ribeiro Email: maribeiro@atech.com.br

Section 12.3 Escalation of Disputes .

(a) Disputes. Any dispute, controversy, or claim arising out of or relating to this Agreement (and any subsequent amendments thereof), or the breach, termination, or validity thereof (each a “Dispute”), shall be finally resolved in accordance with the procedures set forth in this Section 12.3 and Section 12.5.

(b) Relationship Managers. At such time as a Dispute arises, any Party shall deliver written notice of such Dispute (a “Dispute Notice”). Upon delivery of a Dispute Notice, the Dispute shall be referred to the appropriate Relationship Managers for resolution. If the Relationship Managers are unable to resolve such Dispute in writing within fifteen (15) Business Days after receipt by a Party of the Dispute Notice or such longer period as the Parties may agree, either Party may deliver notice in writing that the Dispute be escalated to the Global Relationship Managers.

(c) Global Relationship Managers. Promptly after receipt of written notice of escalation by either Party pursuant to Section 12.3(b), the Parties shall submit the Dispute to the Global Relationship Managers for resolution. If such Dispute is not resolved in writing by the Global Relationship Managers within fifteen (15) Business Days after delivery of a Party’s written escalation notice or such longer period as the Parties may agree, then either Party may deliver notice in writing that the Dispute be submitted to the applicable in accordance with Section 12.5.

(d) Tolling of Disputes. With respect to the subject Dispute, no party shall be entitled to rely upon the expiration of any limitations period or contractual deadline during the period between the date of receipt of the Dispute Notice and the date of any proceeding or Action being commenced under Section 12.5 with respect to the Dispute.

(e) Negotiations Inadmissible. All offers, promises, conduct, and statements, whether oral or written, made in the course of the negotiations under Section 12.3(a)-(c) by any of the parties, their agents, employees, experts and attorneys are confidential, privileged, and inadmissible for any purpose, including impeachment, in any proceeding or Action involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-disclosable as a result of its use in the negotiation.

Section 12.4 Choice of Law. This Agreement, including all SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, Laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Delaware.

Section 12.5 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement, including all SOWs, Purchase Orders, exhibits, schedules, attachments and appendices, or all transactions contemplated by Agreement, must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.5.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.6 Enforcement(a) . The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any such Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.7 Severability. If any term or provision of this Agreement is found by the arbitrators or court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction or under any present or future applicable Law, such invalidity, illegality or unenforceability will be fully severable, and shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court or arbitrators may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.8 Amendments. No amendment to or modification of this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each Party.

Section 12.9 Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.10 Assignment and Change of Control. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void and of no effect; provided that (a) Atech may assign any right, benefit, remedy, obligation or liability hereunder to an Affiliate or in connection with the sale or other disposition of any applicable business or assets of the Atech Parties, and (b) in the event that Eve undergoes a direct or indirect change of control in connection with, or assigns, transfers, delegates or subcontracts any of its rights or obligations under this Agreement to, an Atech Competitor, Atech shall have the right to terminate this Agreement by providing at least thirty (30) days’ prior written notice to Eve.

Section 12.11 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors, permitted assigns and permitted transferees.

Section 12.12 Affiliates. Each Party shall cause its Affiliates to comply with the terms and conditions of this Agreement applicable to such Party.

Section 12.13 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party nor its Affiliates shall have authority to contract for or bind the other Party or its Affiliates in any manner whatsoever.

Section 12.14 No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement (and, with respect to an applicable SOW, the Atech Parties and Eve Parties that are party to such SOW), and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.15 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

EVE UAM, LLC

By:	/s/ André Duarte Stein
Name:	André Duarte Stein
Title:	President

By:	/s/ Eduardo Siffert Couto
Name:	Eduardo Siffert Couto
Title:	Officer

ATECH—NEGÓCIOS EM TECNOLOGIA S.A.

By:	/s/ Edson Carlos Mallaco
Name:	Edson Carlos Mallaco
Title:	Diretor Presidente

By:	/s/ Giacomo Feres Staniscia
Name:	Giacomo Feres Staniscia
Title:	Diretor Operacional

[Signature Page to Master Services Agreement]

ANNEX I

EXECUTION VERSION

Services Agreement

This Services Agreement (this “Agreement”), dated as of December 14, 2021 (the “Effective Date”), is by and between EVE Soluções de Mobilidade Aérea Urbana Ltda., a company existing under the laws of Brazil and having its principal place of business at Rodovia Presidente Dutra, km 134 in São José dos Campos, state of São Paulo 12247-004 (“Eve Brazil”) and EVE UAM, LLC, a limited liability company organized under the laws of the State of Delaware, United States of America, having its principal place of business at 276 SW 34th Street, Fort Lauderdale, FL 33315 (“Eve” and together with Eve Brazil, the “Parties”, and each a “Party”).

WHEREAS, Eve is engaged in the urban air mobility industry, and currently has plans to launch and commercialize advanced electric vertical takeoff and landing vehicles, a global services and support network, and an air traffic management solution for urban air mobility; and

WHEREAS, Eve desires to retain Eve Brazil to provide certain services, and Eve Brazil is willing to perform such services, in each case under and pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eve Brazil and Eve agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the following meanings:

(a) “Action” means any claim, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation or investigation by or before any Governmental Authority.

(b) “Administrative Services” means accounting, information technology, compliance, tax, purchase of direct and indirect material as well as fixed assets to support product development, purchase of services regarding indirect supply chain, financial, human resources people management (including hiring, payroll, dismissal) and other relevant administrative and backoffice services.

(c) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Eve and its Subsidiaries (other than Eve Brazil and its Subsidiaries), on the one hand, and Eve Brazil and its Subsidiaries, on the other hand, shall be deemed not to be Affiliates of each other.

(d) “Airworthiness Authority” means the ANAC—Agência Nacional de Aviação Civil (Brazil), EASA—European Aviation Safety Agency (Europe), FAA—Federal Aviation Administration (United States of America), CAA—Civil Aviation Authority (United Kingdom), and any successors thereto, or such other airworthiness authority that the Parties may agree, under which the Product will be certified.

(e) “Atech” means Atech—Negócios em Tecnologias S.A., a Brazilian corporation (sociedade anônima).

(f) “Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in the state of New York, United States or the cities of São Paulo or São José dos Campos, state of São Paulo, Brazil are closed for business.

(g) “Business Plan” or “BP” means the document to be developed by Eve setting forth its bona fide business plan to conduct the UAM Business, which plan shall contain, among other things, the Program development milestones timeline, cost assumptions, financial projections and goals, ecosystem and market share assessments, and the target markets.

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(i) “Closing” shall mean the consummation of the transactions contemplated by that certain Business Combination Agreement to be entered into by and among Eve, Embraer, Embraer Aircraft Holding, Inc., a Delaware corporation, and Zanite Acquisition Corp., a Delaware corporation.

(j) “Data Protection Laws” mean any data protection or privacy Laws, whether currently in force or enacted during the Term.

(k) “Defect” means a defect, failure, malfunction, or nonconformity in a Service that prevents the Service from complying in all material respects with the applicable Acceptance Criteria.

(l) “EIS” means the aircraft “entry into service”.

(m) “Eve Brazil Party” means Eve Brazil or an Affiliate of Eve Brazil.

(n) “Eve Party” means Eve or an Affiliate of Eve.

(o) “Embraer” means Embraer S.A., a Brazilian corporation (sociedade anônima).

(p) “eVTOL” means: a passenger or cargo aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 200 nautical miles (370.4 kilometers).

(q) “Governmental Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

(r) “Governmental Order” means any order, judgment, injunction, temporary restraining order, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

(s) “Law” means any statute, act, law, court order, constitution, treaty, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

(t) “Master Agreements” means, collectively, (i) the Master Services Agreement, dated as of the date hereof, by and between Embraer and Eve, (ii) the Master Services Agreement, dated as of the date hereof, by and between Atech and Eve, and (iii) the Shared Services Agreement, dated as of the date hereof, by and among Embraer, EAH, Eve and Eve Brazil.

(u) “Out-Of-Scope Business” means any of the following applications or uses whether or not in connection with the eVTOL: crop dusting, defense or security businesses.

(v) “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any political subdivision, agency or instrumentality or other entity of any kind.

(w) “Personnel” of a Person means any agents, employees, contractors or subcontractors engaged or appointed by such Person.

(x) “Program” means all activities related to the UAM Business of the Eve Parties.

(y) “Representatives” means a Person and its Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys and Third Party advisors.

(z) “Services Taxes” means the Taxes imposed on the gross revenues derived from the provision of Services. For the sake of clarity, the definition of Service Taxes includes, in Brazil, the Imposto Sobre Serviços de Qualquer Natureza—ISS, the Contribuição para os Programas de Integração Social—PIS and the Contribuição para o Financiamento da Seguridade Social—COFINS, but does not include Taxes assessed or levied on income or net profits (such as, in Brazil, the Imposto sobre a Renda da Pessoa Jurídica—IRPJ and the Contribuição Social sobre o Lucro Líquido—CSLL).

(aa) “Subcontractor” means any service provider, manufacturer or supplier, excluding Eve Brazil or its Affiliates, which provides services, manufactures or supplies any portion or part of the Services, pursuant to the instructions or contract of Eve Brazil or its Affiliates.

(bb) “Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

(cc) “Tax” (including the term “Taxation”) means, without duplication, (i) taxes, charges, fees, contributions, social contributions, contributions on economic intervention imposts, levies or any other assessments imposed by any Tax Authority, including all income, profits, revenues, franchise, services, receipts, gross receipts, margin, capital, financial, net worth, sales, use, excise, recording, real estate, real estate transfer, escheat, unclaimed property, withholding, alternative minimum or add on, ad valorem, inventory, payroll, estimated, goods and services, employment, welfare, social security, disability, occupation, unemployment, general business, premium, real property, personal property, capital stock, stock transfer, stamp, transfer, documentary, conveyance, production, windfall profits, pension, duties, customs duties, contributions on import transactions, value added and other similar taxes, withholdings, duties, charges, fees, levies, imposts, license and registration fees, governmental charges and assessments, including related interest, penalties, fines, additions to tax and expenses levied by any Tax Authority, (ii) any liability for the payment of amounts described in clause (i) whether as a result of transferee liability, joint and several or secondary liability for being a member of an affiliated, consolidated, combined, unitary or other economic group (defined within the meaning of Section 1504(a) of the Code or any similar provision of foreign, state, provincial or local applicable Law), including under Section 1.1502-6 of the Treasury Regulations for any period, or payable by reason of contract assumption, operation of Law, or otherwise and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement.

(dd) “Tax Authority” means any national, federal, state, local, or municipal Governmental Authority exercising authority to charge, audit, regulate or administer the imposition of Taxes (including the Brazilian Federal Revenue Service (Secretaria da Receita Federal do Brasil) and the U.S. Internal Revenue Service).

(ee) “Third Party” means any Person, other than an Eve Brazil Party or an Eve Party.

(ff) “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

(gg) “Type Certificate” or “TC” means the document that grants the airworthiness approval for an aircraft confirming that the aircraft design complies with the airworthiness requirements established by the applicable Airworthiness Authority.

(hh) “UAM” means a system for commercial or non-commercial passenger or cargo air travel or transportation services, in each case, which involves an eVTOL vehicle and onboard/ground-piloted or autonomous piloting or operations.

(ii) “UAM Business” means all activities by or on behalf of Eve or Eve Brazil related to the research, design, development, testing, engineering, licensing, certification, manufacturing, procurement, assembling, packaging, sales support and after-sales support of, marketing, promotion, advertising, qualification, distribution, importation, fulfillment, offering, sale, deployment delivery, provision, exploitation, configuration, installation, integration, analysis, support, maintenance, repair, service, and other commercialization of or provision of services with respect to eVTOL and related products and services and the UATM for the UAM market, in each case, (i) as conducted as of the date hereof or as of the Closing and (ii) excluding the Out-Of-Scope Businesses.

(jj) “UAM Business Services” means all UAM services and goods offered by Eve or its Affiliates to its customers and are typically offered in connection with the eVTOL operation, and any other UAM Business unrelated to the eVTOL. It may include Spare Parts, technical support, operational and technical publications, service bulletins, MRO and training, to ensure the safe and efficient operation of the eVTOL, or other services such as interior/exterior refurbishment, enhancements and modernizations. These services can be included either as part of the aircraft acquisition agreement, other independent agreements, or in the course of the schedule/unscheduled maintenance typically contracted directly from the MROs.

(kk) “UATM” means the collection of systems and services (including organizations, airspace structures and procedures, and technologies) that support the integrated operation of UAM vehicles in low level airspace, which systems and services are directed to supporting UAM operations and enhancing the performance of UAM and low-level airspace travel, which for avoidance of doubt does not include general air traffic management systems.

(ll) “UATM Business” means all activities related to the design, development, certification, manufacturing, assembling, sales and after-sales support of the UATM Solutions for the UAM market, excluding the Out-Of-Scope Business.

(mm) “UATM Solutions” mean the UATM as well as a suite of technologies, products, software and services that are designed to assist in the control and support of UAM operations in collaboration with the ecosystem stakeholders, such as, but not limited to air navigation service providers, airports, vertiports, fleet operators, pilots, network operating centers, city managers.

(nn) “Value proposition” means a promise of value to be delivered, communicated and recognized. It is also a customer’s belief in how the value will be delivered, experienced and acquired.

Section 1.2 Construction.

(a) As used in this Agreement, (i) each of the words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (ii) references to any specific Law in this Agreement shall be deemed to refer to such as amended from time to time and to any rules or regulations and interpretations promulgated thereunder; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in electronic form; (v) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereinafter,” “hereunder” and derivative or similar words shall, unless otherwise stated, be construed to refer to this entire Agreement as a whole, including the Exhibits and Schedules hereto, and not merely to any particular provision of this Agreement; (vi) references to articles, sections, clauses, exhibits and schedules are to the articles, sections and clauses of, and exhibits and schedules to, this Agreement, unless otherwise specified; (vii) terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement and when used in any certificate or other document made or delivered pursuant hereto, except as otherwise indicated in this Agreement or unless otherwise defined therein; (viii) all references to “days” in this Agreement shall mean calendar days unless otherwise specified; (ix) words of any gender include each other gender; (x) the word “or” shall be disjunctive but not exclusive; (xi) reference to any Person includes such Person’s successors and permitted assigns; (xii) references to amounts of currency are references to United States Dollars unless otherwise indicated; and (xiii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

NATURE AND SCOPE OF SERVICES

Section 2.1 Services. Subject and pursuant to this Agreement, Eve Brazil will provide the following services to Eve (the “Services”):

I.	Program management and development of products:

(a) Preparation, integration and presentation of the Business Plan to address the UAM Business to Eve’s board of directors approval. The document shall contain: (a) all strategies related to the eVTOL, UATM Solutions and UAM Business Services; (b) ecosystem and market share assessments, (c) Program’s Value Proposition; (d) Program’s development milestones timeline, (e) financial projections and goals; (f) target markets; (g) risks and opportunities; and (h) the management plan.

(b) Business Plan execution and management including:

i.	Value Proposition deployment definition , execution, and monitoring;

ii.	Decision making processes conducted within Eve Parties;

iii.	Program’s governance definition and implementation, including planning, controls, tools, management scripts and progress monitoring;

iv.	Program’s budget, resources, and investments management across the projects;

v.	Negotiation, coordination and management of Eve’s rights and obligations under the Master Agreements;

vi.	Inspection and acceptance of the Master Agreements’ deliverables;

vii.	Suppliers procurement and management;

viii.	Risk management;

ix.	Project management;

x.	Stakeholders management; and

xi.	Daily program management throughout the program life cycle;

(c) eVTOL Integrated product development to obtain the TC from the Airworthiness Authority, preparation for EIS and serial production execution, if applicable; technical publications development, technical data provision and e-VTOL EIS support.

(d) eVTOL EIS strategic analysis development, including (i) design, planning and development of services and goods solutions related to the e-VTOL EIS; and (2) design, develop and provide services & goods solutions to support Eve’s demand, related to the e-VTOL operation and/or other UAM Business’ customers unrelated to the e-VTOL (agnostic services & goods solutions).

(e) UATM Solution development coordination for the UATM Business.

(f) Contracts management of partnerships;

(g) Contracts management between Eve and Brazilian entities;

(h) Market and user research activities, identifying potential exponential technologies, diagnosing market trends, consumer insights and forces that impact the marketplace and its players, development market opportunities (prospection phase), and creating products roadmap and strategies in order to reinforce Eve’s brand, product and service.

(i) Cohesive User experience vision creation and implementation;

(j) Exploration of opportunities, partnerships and innovation projects to generate product and service ideas associated with Eve’s business; and

(k) Development of promotional marketing strategy which may include messaging/external communications, marketing and technical presentations/analysis, event planning/coordination and other promotional activities related to the UAM market as required.

Section 2.2 SubcontractingSection 2.3 . Eve Brazil may subcontract one or more of its activities or obligations hereunder in Eve Brazil’s reasonable discretion and in a manner consistent with the Eve Brazil Parties’ general practices, as applicable. Upon Eve’s reasonable request, Eve Brazil shall permit Eve to: (i) review any Subcontractor’s qualification report or information regarding Subcontractor’s experience, capabilities and performance, and (ii) reasonably audit a Subcontractor’s compliance herewith. Eve Brazil is responsible for the management of its Affiliates and Subcontractors hereunder, and subcontracting shall not relieve Eve Brazil from its obligations under this Agreement.

Section 2.4 Eve’s Facilitation of Services. Eve shall (i) provide any information and documentation necessary for Eve Brazil to perform or supply, or cause to be performed or supplied, the Services, (ii) make available, as reasonably requested by Eve Brazil, sufficient resources, timely decisions, approvals and acceptances, in each case of Eve that are required by Eve Brazil so that Eve Brazil may accomplish its obligations hereunder in a timely manner, and (iii) provide reasonable access to Eve Brazil or its Personnel to premises, employees, contractors, systems and equipment as required to enable Eve Brazil to provide the Services, provided that such Eve Brazil or its applicable Personnel shall strictly follow all of Eve’s reasonable policies, rules and procedures applicable with respect to such access.

ARTICLE III

FEES AND PAYMENT

Section 3.1 Fees and Expenses.

(a) Payment of Fees/Expenses. Eve shall pay the fees as calculated in Section 3.1(b) (the “Fees”), and shall reimburse Eve Brazil for all reasonable and documented out-of-pocket costs and expenses incurred by Eve Brazil and its Representatives in connection with the Services (“Expenses”). Fees and Expenses will be payable within forty-five (45) days of receipt by Eve of an invoice from Eve Brazil together with documentation supporting the Fees and Expenses set forth on such invoice. All payments and amounts due or paid under or in connection with this Agreement will be in United States Dollars. No payment shall be deemed to have occurred unless and until the amounts due are fully credited to Eve Brazil in freely available US dollars in the bank or other account designated by Eve Brazil. Disputes concerning any Fees or Expenses or related invoices shall be resolved in accordance with the dispute resolution procedures set forth in Section 10.3.

(b) Calculation of Fees. Unless otherwise agreed in writing by the Parties, all Fees shall be determined in accordance with applicable Brazilian transfer pricing regulations.

(c) Calculation of Hourly/Daily Fees. Where Services are to be provided, and Fees therefor paid, on a daily or hourly basis, supply thereof shall: (i) be deemed to have commenced (a) on the first day that Services are provided, if Services are to be provided at the site that such Personnel regularly is employed (“Eve Brazil Site”); (b) on the first day of such Personnel’s trip, if Services are to be provided at any place other than the Eve Brazil Site; and (ii) be deemed completed (a) on the last day of Services, for Services provided at the Eve Brazil Site, (b) upon the arrival of such Personnel at such individual’s place of residence or another destination not connected to the Services, (c) or if previously agreed, after the delivery of the documentation required as an output of the trip. Rates calculated on a per-day basis shall always apply in full, regardless of the period of the day in which the Services are commenced or completed. The invoicing of unfinished services that may be still being performed at the time of the monthly payment reconciliations shall be calculated based upon the actual hours and days accumulated within the thirty (30) days following the previous invoicing cut off time/day.

Section 3.2 Taxes. Eve shall bear any and all Service Taxes relating to sums payable to Eve Brazil or its Affiliates in connection with this Agreement. Eve Brazil shall include the Services Taxes on the invoices issued to Eve, where reasonably possible. Eve shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any Governmental Authority on any amounts payable by the Eve Parties hereunder; provided, that, in no event shall Eve pay or be responsible for any Taxes imposed on, or regarding, Eve Brazil’s or its Affiliates’ net income, personnel, or real or personal property or other assets. If the Eve Parties are required by law make any deduction or withholding from any payment made or due to the Eve Brazil Parties, the amount due from the Eve Parties in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Eve Brazil Parties receive a net amount equal to the amount the Eve Brazil Parties would have received had no such deduction or withholding been required to be made.

Section 3.3 Late Payments. Except for invoiced payments that Eve has successfully disputed, all late payments shall bear interest at the lesser of (a) the rate per annum equal to the prime rate as published in the Wall

Street Journal (or similar or successor publication thereto, if the Wall Street Journal is no longer being published) from time to time, measured as of the applicable due date, plus two (2%) percent, and (b) the highest rate permissible under applicable Law, calculated daily and compounded monthly. Eve shall also reimburse Eve Brazil for all reasonable and documented out-of-pocket costs incurred in collecting any late payments, including reasonable attorneys’ fees.

Section 3.4 Suspension. In addition to all other remedies available under this Agreement or at law, the Eve Brazil Parties shall be entitled to suspend the provision of any Services if an Eve Party fails to pay any amounts when due hereunder and such failure continues for forty-five (45) days following written notice thereof; provided that (a) during such forty-five (45) day period the Parties shall discuss in good faith any such dispute, and (b) the Eve Brazil Parties shall promptly resume providing any such suspended Products or Services upon receipt of such payment.

Section 3.5 No Offset. Neither of the Parties nor their Affiliates payment obligations hereunder shall be subject to offset or reduction for any reason, including by reason of any alleged breach of any provision of this Agreement.

Section 3.6 Shared Services. Subject to the terms and conditions provided herein, during the Term, if previously agreed between the Parties and subject to an amendment to this Agreement being entered into between the Parties addressing same (the “Amendment”), Eve Brazil may share and allow Eve to use the Administrative Services (“Shared Services”). In this case, the Parties shall agree in the Amendment, among other things, to (i) the detailed scope of services to be shared, (ii) technical requirements, (iii) service levels, ordering process, delivery schedule and lead times, (iv) reimbursement rules, and (v) other requirements, responsibilities, terms and obligations related to such Shared Service.

ARTICLE IV

CONFIDENTIALITY

Section 4.1 Confidentiality. From time to time during the Term, either Party or its Representatives (as the “Disclosing Party”) may disclose or make available to the other Party or its Representatives (as the “Receiving Party”), non-public, proprietary, or confidential information of the Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed (“Confidential Information”); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of the Receiving Party’s breach of this Section 4.1; (b) is or becomes available to the Receiving Party on a non-confidential basis from a Third-Party source (other than a Representative of a Party), provided that such Third Party is not and was not prohibited from disclosing such Confidential Information; (c) was in the Receiving Party’s possession prior to the Disclosing Party’s disclosure under or in connection with this Agreement or its subject matter; or (d) was or is independently developed by the Receiving Party without using or referencing any of the Disclosing Party’s Confidential Information. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own similar confidential information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any Person, except to Persons who reasonably need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. If the Receiving Party is required by applicable Law to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify the Disclosing Party of such requirements to afford the Disclosing Party the opportunity to seek, at the Disclosing Party’s sole cost and expense, a protective order or other remedy (and the Receiving Party shall reasonably cooperate with the Disclosing Party in connection therewith).

ARTICLE V

COMPLIANCE WITH LAW

Section 5.1 Legal Compliance.

(a) Compliance with Laws. Each Party shall comply with all Laws applicable to its activities and performance under and in connection with this Agreement. Without limiting the generality of the foregoing, each Party represents and warrants to the other Party hereto that, in connection with this Agreement (including the negotiation, execution, or performance thereof), it will not violate and, to the best of its knowledge, it has not violated applicable “ABC Legislation”. “ABC Legislation” means (a) the United Nations Convention against Corruption (being the subject of General Resolution 58/4); (b) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010; (d) any applicable anti-money laundering laws and regulations with respect to a Party; and (f) any legislation enacted in the country in which that Party is incorporated or where it will conduct activities related to this Agreement addressing anti-corruption, e.g. the Brazilian Clean Company Act.

(b) Anti-Corruption. Each Party further represents and warrants that it has not offered, paid, promised to pay, or authorized, requested, or received the payment of money or anything of value to or from any director, officer, employee or agent of the other Party (“Party-Associated Persons”), or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party also represents that it did not, and will not, attempt to exert any undue influence over any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party undertakes and covenants to refrain from offering, paying, promising to pay, or authorizing the payment of money or anything of value to any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, at any time, whether or not in relation to this Agreement.

(c) Trade Control. Each Party shall comply with all applicable export, import, and sanctions Laws, as they may be amended from time to time, of the government of the United States and any other applicable Governmental Authority (“Trade Control Laws”) in which Eve Brazil and Eve and their respective Affiliates conduct business pursuant to this Agreement. Each Party shall maintain in effect policies and procedures designed to ensure its respective compliance with all applicable export, import, and sanctions Laws. If a Party engages in the export or import of a controlled item in connection with this Agreement, it shall obtain all export and import authorizations that are required under the applicable Trade Control Laws. At the reasonable request of a Party, the other Party shall provide reasonable efforts, including providing necessary documentation including import certificates, end-user certificates, and retransfer certificates, at its own expense to support the requesting Party in obtaining all necessary export and import authorizations and responding to any Governmental Authority inquiry or request for information, in each case required for the Parties to perform their obligations under this Agreement. Such documentation shall be provided to the other Party or an applicable requesting Governmental Authority in a reasonable time.

Section 5.2 Data Privacy Cybersecurity. Each Party shall comply and shall ensure that its Personnel and other Representatives comply with, the provisions of any Data Protection Laws applicable to their conduct under or in connection with this Agreement. To the extent required under applicable Data Protection Laws with respect to the transfer of personal data, the Parties shall enter into (or to the extent required by such Data Protection Laws, cause their respective Affiliates to enter into) such other agreements as may be required by the applicable Data Protection Laws. Each Party shall implement adequate policies and commercially reasonable security measures regarding the integrity and availability of the information technology and software applications owned, operated, or outsourced by that Party, and the data and Intellectual Property thereon. In case one Party or its Affiliates experiences any of the following events, it shall, as soon as such Party is aware, use reasonable efforts to notify the other Party within thirty-six (36) hours of: a confirmed data breach involving the unauthorized access to or accidental or illicit destruction, loss, change, communication, or dissemination of information related to an identified or identifiable natural person provided by the other Party or its Affiliates or Intellectual Property; or any order issued by a judicial or administrative authority regarding data exchanged between the Parties under this Agreement. Each Party shall use reasonable efforts to notify the other Party within thirty-six (36) hours of receiving: data subject requests related to an identified or identifiable natural person provided by the other Party or its Affiliates, such as access, rectification and deletion requests; and any complaint regarding the processing of data related to an identified or identifiable natural person provided by the other Party or its Affiliates, including allegations that the processing operations violate data subject rights.

ARTICLE VI

TERM AND TERMINATION

Section 6.1 Term, Termination, and Survival.

(a) Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until the fifteenth (15th) anniversary of the Effective Date, being automatically renewed on an annual basis, unless earlier terminated pursuant to this Agreement (the “Term”).

(b) Termination of Agreement. Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”) if the Defaulting Party:

(i) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach; or

(ii) (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within ten (10) Business Days or is not dismissed or vacated within sixty (60) days after filing; (C) is dissolved or liquidated or takes any corporate action for such purpose; (D) makes a general assignment for the benefit of creditors; or (E) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Termination for Eve’s convenience, before expiration of the Term. Eve may terminate this Agreement by providing at least thirty (30) days’ written notice to Eve Brazil, without any penalties to Eve. Upon termination, Eve shall remain obligated to make any outstanding payment to Embraer under this Agreement.

(d) Effect of Termination. Upon any termination or expiration of this Agreement, this Agreement shall, upon Eve’s written request, continue for an additional wind-down period, not to exceed twelve (12) months, to allow Eve to transition to an Eve Party or Third Party provider that are in progress (the “Transition Period”). During the Transition Period, Eve Brazil shall continue to provide any ongoing Services that have not been transitioned from Eve Brazil pursuant to, and on the same terms and conditions set forth in, this Agreement; provided that Eve is in compliance with this Agreement with respect thereto. For the avoidance of doubt, this Agreement shall terminate fully upon Eve’s completion of its transition or the end of the Transition Period, whichever is earlier. During the Transition Period, the Parties shall, at Eve’s cost and expense, reasonably cooperate in good faith in an effort to facilitate the transition by the Eve Parties from the Services hereunder.

(e) Survival. Upon any termination or expiration of this Agreement, the following rights and obligations shall survive such expiration or termination: (a) the obligations of each Party under ARTICLES VIII, IX and X and (b) each Party’s right to receive payment in accordance with ARTICLE III hereof for those Services rendered to such Party prior to, or in connection with (in accordance with the terms and conditions of this Agreement), the termination or expiration of this Agreement.

ARTICLE VII

FORCE MAJEURE

Section 7.1 Force Majeure. No Party or its Representatives shall be liable or responsible to the other Party or its Representatives, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Eve Parties to make payments to the Eve Brazil Parties hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including the following events (“Force Majeure events”): (a) acts of God; (b) flood, fire, earthquake, volcano eruption, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) order of a Governmental Authority, Law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) epidemics and pandemics; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) shortage of adequate power or transportation facilities; (j) failure, delay or inadequacy of Third Parties in delivering or otherwise providing products, parts, components or services; and (k) other similar events beyond the reasonable control of the Impacted Party.

Section 7.2 Resumption of Performance. The Impacted Party shall give notice as soon as reasonably practicable of the Force Majeure event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure event are minimized, and shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. For the avoidance of doubt, the Eve Parties shall not be obligated to pay the Eve Brazil Parties for such Services during such period when the Eve Brazil Parties are not themselves providing or procuring such Services.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES.

Section 8.1 Representations and Warranties(a) . Each Party represents and warrants to the other Party that (a) it is duly incorporated, organized or formed, validly existing, and in good standing as a corporation or other legal entity, as applicable, under the Laws of its jurisdiction of incorporation, organization or formation; (b) it has all rights, power and authority required to enter into this Agreement and to perform its obligations hereunder; (c) it has taken all requisite corporate and other action to approve and authorize the execution, delivery and performance of this Agreement; (d) such Party’s execution, delivery and performance of this Agreement will not violate any other agreement, restriction, or applicable Law to which such Party is a party or by which such Party is bound; (e) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; and (f) no action, consent or approval by, or filing with, any Governmental Authority, or any other Person, is required in connection with the execution, delivery or performance by either Party of this Agreement or the consummation by either Party of the transactions contemplated by this Agreement.

Section 8.2 No Other Representations or Warranties. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE PROVIDED IN SECTION 8.1. ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED.

Section 8.3 Eve Assumes Risk of UATM Business. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE EVE PARTIES ASSUME ALL RISK AND LIABILITY FOR THE RESULTS OF THEIR BUSINESS AND THEIR CUSTOMER RELATIONSHIPS, INCLUDING THE USE OF ANY PRODUCTS OR

SERVICES, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY THE EVE BRAZIL PARTIES OR THEIR REPRESENTATIVES, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE GOODS.

ARTICLE IX

LIABILITY AND INDEMNIFICATION

Section 9.1 Indemnification.

(a) Eve Indemnification Obligations. From and after the date of this Agreement, Eve shall indemnify, defend and hold harmless Eve Brazil and its Representatives from and against any and all losses, liabilities, claims, damages, costs (including attorneys’ fees), expenses, interests, awards, judgments, suits, disbursements, penalties and Taxes (“Losses”) arising from any claim, action, suit or proceeding brought by any Third Party (“Third Party Claim”) to the extent relating to or in connection with (i) the Services (including the presence of Representatives of Eve Brazil on the property or premises of the Eve Parties or their Representatives in connection with the provision of Services) or (ii) the conduct of the UAM Business by or on behalf of the Eve Parties, except to the extent that such Losses were caused by common law fraud, gross negligence or willful misconduct of, an Eve Brazil Party.

(b) Eve Brazil Indemnification Obligations. From and after the date of this Agreement, Eve Brazil shall indemnify, defend and hold harmless Eve and its Representatives from and against any and all Losses arising from any Third Party Claims to the extent caused by common law fraud, gross negligence or willful misconduct of an Eve Brazil Party.

(c) Indemnification Procedures.

(i) The party making a claim under this Section 9.1 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Section is referred to as the “Indemnifying Party”. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any pending or threatened Third Party Claim that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim and, to the extent known, a good faith, non-binding, estimate of the aggregate Dollar amount of Losses to which such Indemnified Party might be entitled; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.1 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

(ii) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.1(c)(i), the Indemnifying Party will be entitled to assume the defense and control of any Third Party Claim with counsel reasonably acceptable to the Indemnified Party (acting reasonably), but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with the Indemnified Party’s own counsel and at the Indemnified Party’s own expense. If the Indemnifying Party does not assume the defense and control of any Third Party Claim, it may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim. If the Indemnifying Party shall have assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim; provided that the Indemnifying Party shall (i) subject to any right of appeal, pay or cause to be paid all amounts in such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably, withheld, conditioned or delayed.

Section 9.2 Limitation of Liability.

(a) Disclaimer of Consequential Damages. EXCEPT TO THE EXTENT ARISING FROM SUCH PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

(b) Damages Limitation. EXCEPT TO THE EXTENT ARISING FROM AN EVE BRAZIL PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL THE EVE BRAZIL PARTIES’ AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THIRTY PERCENT (30%) OF THE AGGREGATE AMOUNTS PAID OR PAYABLE TO EVE BRAZIL PURSUANT TO THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

Section 9.3 Mitigation. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Article IX, regarding indemnification rights and indemnification obligations shall be deemed to override any obligations with respect to mitigation of Losses existing under applicable Law.

ARTICLE X

MISCELLANEOUS.

Section 10.1 Entire Agreement. This Agreement, including and together with any exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

Section 10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). All Notices may be delivered by email or similar, comparable electronic communications, except that Notices to a Defaulting Party under Section 6.1 must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Eve:	276 SW 34th Street Fort Lauderdale, FL 33315 Attention: Flávia Pavie Email: fpavie@eveairmobility.com

Notice to Eve Brazil:	Rodovia Presidente Dutra, km 134, 12247-004 —Eugênio de Melo, São José dos Campos, SP Attention: Flávia Pavie Email: fpavie@eveairmobility.com

Section 10.3 Escalation of Disputes .

(a) Disputes. Any dispute, controversy, or claim arising out of or relating to this Agreement (and any subsequent amendments thereof), or the breach, termination, or validity thereof (each a “Dispute”), shall be finally resolved in accordance with the procedures set forth in this Section 10.3 and Section 10.5.

(b) Relationship Managers. At such time as a Dispute arises, any Party shall deliver written notice of such Dispute (a “Dispute Notice”). Upon delivery of a Dispute Notice, the Dispute shall be referred to the appropriate Relationship Managers for resolution. If the Relationship Managers are unable to resolve such Dispute in writing within fifteen (15) Business Days after receipt by a Party of the Dispute Notice or such longer period as the Parties may agree, either Party may deliver notice in writing that the Dispute be escalated to the Global Relationship Managers.

(c) Global Relationship Managers. Promptly after receipt of written notice of escalation by either Party pursuant to Section 10.3(b), the Parties shall submit the Dispute to the Global Relationship Managers for resolution. If such Dispute is not resolved in writing by the Global Relationship Managers within fifteen (15) Business Days after delivery of a Party’s written escalation notice or such longer period as the Parties may agree, then either Party may deliver notice in writing that the Dispute be submitted for arbitration in accordance with Section 10.5.

(d) Tolling of Disputes. With respect to the subject Dispute, no party shall be entitled to rely upon the expiration of any limitations period or contractual deadline during the period between the date of receipt of the Dispute Notice and the date of any arbitration being commenced under Section 10.5 with respect to the Dispute.

(e) Negotiations Inadmissible. All offers, promises, conduct, and statements, whether oral or written, made in the course of the negotiations under Section 12.3(a)-(c) by any of the parties, their agents, employees, experts and attorneys are confidential, privileged, and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-disclosable as a result of its use in the negotiation.

Section 10.4 Choice of Law. This Agreement, including all exhibits, schedules, attachments and appendices, and all claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, Laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Delaware.

Section 10.5 Jurisdiction; Waiver of Jury Trial

(a) Any proceeding or Action based upon, arising out of or related to this Agreement, including all exhibits, schedules, attachments and appendices, or all transactions contemplated by Agreement, must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 10.5.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.6 Severability. If any term or provision of this Agreement is found by the arbitrators or court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction or under any present or future applicable Law, such invalidity, illegality or unenforceability or under any present or future applicable Law shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court or arbitrators may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.7 Amendments. No amendment to or modification of this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each Party.

Section 10.8 Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.9 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors, permitted assigns and permitted transferees.

Section 10.10 Affiliates. Each Party shall cause its Affiliates to comply with the terms and conditions of this Agreement applicable to such Party.

Section 10.11 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party nor its Affiliates shall have authority to contract for or bind the other Party or its Affiliates in any manner whatsoever.

Section 10.12 No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement, and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.13 Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

EVE UAM, LLC

By:	/s/ André Duarte Stein
Name:	André Duarte Stein
Title:	President

By:	/s/ Eduardo Siffert Couto
Name:	Eduardo Siffert Couto
Title:	Officer

EVE SOLUÇÕES DE MOBILIDADE AÉREA URBANA LTDA.

By:	/s/ André Duarte Stein
Name:	André Duarte Stein
Title:	Director

By:	/s/ Luiz Felipe Ribeiro Valentini
Name:	Luiz Felipe Ribeiro Valentini
Title:	Director

[Signature Page to Services Agreement]

ANNEX J

EXECUTION VERSION

CONTRIBUTION AGREEMENT

by and between

EMBRAER S.A.,

EMBRAER AIRCRAFT HOLDING, INC.

and

EVE UAM, LLC

Dated as of December 10, 2021

J-i

Section 7.9	Specific Performance	J-25
Section 7.10	Governing Law	J-25
Section 7.11	Jurisdiction; WAIVER OF JURY TRIAL	J-25
Section 7.12	Termination	J-25
Section 7.13	Counterparts	J-25

EXHIBIT

A	Form of Business Combination Agreement
B	Form of Lease Agreements
C	Form of Conveyance and Assumption Instruments

SCHEDULE

A	Embraer Retained Assets
B	Embraer Retained Names
C	UAM Contributed Assets
D	UAM Benefit Plans
E	UAM Employees
F	Book Value of UAM Contributed Assets
G	Intercompany Payables

J-ii

CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT, dated as of December 10, 2021, by and between EVE UAM, LLC, a Delaware limited liability company (“Eve”), Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), and Embraer Aircraft Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of Embraer (“EAH,” and, together with Eve and Embraer, the “Parties,” and each, a “Party”).

WHEREAS, Embraer is engaged in, among other businesses, the UAM Business;

WHEREAS, Eve is a direct wholly-owned subsidiary of Embraer, and EVE Soluções de Mobilidade Aérea Urbana Ltda., a Brazilian limited liability company (sociedade limitada) (the “Brazilian Subsidiary”), is a direct wholly-owned subsidiary of Eve, each of which were both formed for purposes of conducting the UAM Business;

WHEREAS, EAH is a direct wholly-owned subsidiary of Embraer;

WHEREAS, Eve, Embraer and EAH, expect to, subject to authorization and approval by each of the Boards of Directors or Board of Managers, as applicable, of Eve, Embraer and EAH, enter into a Business Combination Agreement with Zanite Acquisition Corp., a Delaware corporation (“Zanite”), substantially in the form attached hereto as Exhibit A (the “BCA”), which, among other things, will provide that, prior to the closing of the transactions contemplated by the BCA, the UAM Transfer (as defined below), the transfer of the Transferred Eve Units (as defined below) to EAH and the other transactions contemplated by this Agreement shall have been consummated;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement (a) Embraer desires to, or to cause its Subsidiaries to, effect the UAM Transfer through a series of transactions that will result in all of the UAM Contributed Assets (as defined below) being directly or indirectly owned by Eve in exchange for the issuance to Embraer of 1,000 Eve Units (the “Embraer Consideration”) such that immediately following the UAM Transfer but prior to the transfer described in the immediately following clause (b), Embraer (in its capacity as the sole member of Eve) will own in the aggregate (after taking into account the Embraer Consideration) 1,100 Eve Units (the “Transferred Eve Units”); and (b) Embraer will then transfer all of the Transferred Eve Units to EAH in exchange for the issuance of 1,000 shares of common stock (“EAH Common Stock”) and 10,000 shares of non-voting preferred stock of EAH (“EAH Preferred Stock”);

WHEREAS, on December 9, 2021, Embraer entered into a binding agreement (the “Preferred Stock Purchase Agreement”) with KPI Jet, LLC, a Delaware limited liability company (the “Unaffiliated Investor”), to sell, and obligating the Unaffiliated Investor to purchase, all shares of EAH Preferred Stock and, subject to the terms and conditions set forth therein, will sell and transfer to the Unaffiliated Investor such shares of EAH Preferred Stock on or prior to the BCA Closing;

WHEREAS, upon the terms and subject to the conditions of the BCA, at the BCA Closing, EAH will contribute and transfer to Zanite, and Zanite will receive from EAH, all of the Transferred Eve Units, as consideration and in exchange for the issuance and transfer to EAH of 220,000,000 shares of Zanite common stock (the “Equity Exchange”);

WHEREAS, as a result of the Equity Exchange and after taking into consideration the PIPE Investment (as defined below), immediately following the BCA Closing, (a) Eve will be a direct wholly-owned subsidiary of Zanite; (b) EAH will hold a majority of the issued and outstanding equity interest in Zanite; and (c) Embraer will hold a majority of the issued and outstanding equity interest in EAH;

WHEREAS, for U.S. federal income tax purposes, (i) the transfer of the Transferred Eve Units to EAH is intended to be integrated with the Preferred Stock Sale and, (ii) accordingly, the transfer of the Transferred Eve Units to EAH is intended to be treated as a taxable disposition described in Section 1001 of the Code;

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth or referenced below:

“Action” means any claim, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, (i) the Embraer Entities, on the one hand, and the Eve Entities, on the other hand, shall be deemed not to be Affiliates of each other.

“Agreement” means this Contribution Agreement between the Parties and all amendments hereto made in accordance with the provisions of Section 7.6.

“Ancillary Agreements” shall have the meaning ascribed to “Ancillary Agreements” in the BCA.

“Assets” means all right, title and interests in and to all properties, rights (including Intellectual Property), claims, Contracts, businesses, entities or assets (including goodwill and all direct or indirect interests in the capital stock of, or any other equity interests in, any Person), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person.

“Assigned IP” means, collectively, any and all rights, title and interest of Embraer and its Subsidiaries in or to:

(a) all Intellectual Property owned by Embraer or one of its controlled Affiliates that is primarily used or practiced (or primarily held for use or practice) in or otherwise primarily relating to the UAM Business as of the date of this Agreement and that is set forth on item (a) of Schedule D hereto (collectively, the “Assigned Owned IP”);

(b) all rights to prosecute, sue, enforce or recover or retain damages, costs or attorneys’ fees with respect to the past, present and future infringement, misappropriation, dilution, unauthorized use or disclosure, or other violation of any of the foregoing items described in clause (a) and all rights of renewal solely to the extent relating to any of the foregoing items described in clause (a);

(c) all rights of Embraer and any of its controlled Affiliates (other than Eve and its Subsidiaries) under non-disclosure or confidentiality, invention assignment, work made for hire, non-compete or non-solicitation agreements with any former or current employees, contractors, consultants, agents or other Persons employed or engaged by Embraer or any of its controlled Affiliates (other than Eve and its Subsidiaries) or with third Persons, in each case, related to the UAM Business and solely to the extent relating to the foregoing items described in clause (a) (or any portion thereof);

(d) all Actions, defenses, credits or rights of setoff of any kind (in each case at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent), and all rights under and pursuant to all indemnities, warranties, representations and guarantees made by suppliers, manufacturers, contractors, customers or other third parties, in each case, solely to the extent relating to any of the foregoing items described in clause (a), and the right to collect damages or proceeds in connection therewith;

(e) all royalties, fees, income, payments and other proceeds now or hereafter due or payable, in each case solely to the extent relating to any of the foregoing items described in clause (a);

(f) all goodwill solely to the extent associated with any of the foregoing items described in clause (a); and

(g) all other rights, privileges and protections of any kind whatsoever of Embraer or any of its Affiliates (other than Eve and its Subsidiaries), in each case solely to the extent accruing under any of the foregoing clauses (a)-(f) provided by any applicable Law, treaty, or other international convention throughout the world.

“Assigned Patents” shall have the meaning set forth in Section 2.3(a).

“Atech” means Atech – Negócios em Tecnologias S.A., a Brazilian corporation (sociedade anônima) and an indirect wholly owned subsidiary of Embraer.

“BCA” shall have the meaning set forth in the recitals hereto.

“BCA Closing” shall have the meaning ascribed to “Closing” in the BCA.

“BCA Closing Date” shall have the meaning ascribed to “Closing Date” in the BCA.

“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, practice, program, agreement or other arrangement (including, in each case, with respect to any employment, consulting, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, stock option, stock purchase, stock appreciation rights, equity or equity-based compensation, severance, termination, retention, retirement, supplemental retirement, profit-sharing, change in control, vacation, sick, insurance, medical, welfare, fringe or similar plan, policy, practice, program, agreement or other arrangement) providing compensation or other benefits to any current or former director, officer, worker, employee or individual independent contractor, in each case, whether or not (i) subject to the Laws of the United States (including any Non-U.S. Benefit Plan), (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required to be maintained under applicable law or any Governmental Authority.

“Brazilian Subsidiary” has the meaning specified in the recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or São Paulo, Brazil are authorized or required by Law to close.

“Claim Notice” has the meaning specified in Section 4.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or labor organization, in each case to which Embraer is party or by which it is bound.

“Contract” means any legally binding contracts, agreements, subcontracts, leases and purchase orders, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Conveyance and Assumption Instruments” means the contribution agreements, share and asset transfer agreements, bills of sale, deeds, Intellectual Property assignment agreements, assignment and assumption agreements and other documents between Embraer (or the applicable Embraer Entity), on the one hand, and Eve (or its designated Subsidiary), on the other hand, pursuant to which the UAM Contributed Assets will be transferred to, or the UAM Assumed Liabilities will be assumed by, Eve or its designated Subsidiary, in each case in the forms attached hereto as Exhibit C or as may otherwise be reasonably agreed between the Parties and Zanite.

“Defense Notice” has the meaning specified in Section 4.4(b)(i).

“EAH” shall have the meaning specified in the preamble hereto.

“EAH Common Stock” shall have the meaning specified in the recitals hereto.

“EAH Preferred Stock” shall have the meaning specified in the recitals hereto.

“Embraer” shall have the meaning specified in the preamble hereto.

“Embraer Closing” has the meaning specified in Section 2.1(a).

“Embraer Closing Date” has the meaning specified in Section 2.1(a).

“Embraer Consideration” shall have the meaning specified in the recitals hereto.

“Embraer Entities” means, for purposes of this Agreement, Embraer and its controlled Affiliates (including EAH), other than any Eve Entity.

“Embraer Group” means the Embraer Entities.

“Embraer Indemnified Parties” has the meaning specified in Section 4.1.

“Embraer Master Agreement” means the Master Services Agreements to be entered into by and between Eve and Embraer on or prior to the BCA Closing Date pursuant to which the Embraer Entities will provide certain services to the Eve Entities.

“Embraer Retained Assets” means all right, title and interest of Embraer and its Subsidiaries (for the avoidance of doubt, other than any Eve Entity) in and to any and all of the following Assets:

(a) the Assets listed on Schedule A;

(b) all Embraer Retained IP;

(c) any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by Embraer Entities, that are not UAM Contributed Assets, including for the avoidance of doubt all Assets related to the Out-Of-Scope Businesses that are not UAM Contributed Assets;

(d) any and all Tax refunds, rebates, abatements or other recoveries for Taxes of Embraer Entities; and

(e) any and all Assets that are acquired or otherwise become an Asset of any Embraer Entity after the Effective Time.

Notwithstanding anything to the contrary herein, the UAM Contributed Assets shall not include any Embraer Retained Assets and vice-a-versa.

“Embraer Retained Benefit Plan” means each Benefit Plan that is sponsored, maintained or contributed to by any Embraer Entity (or to which any Embraer Entity is obligated to contribute, or with respect to which any Embraer Entity has any Liability), other than any UAM Benefit Plan.

“Embraer Retained Business” means the businesses of Embraer (other than the UAM Business).

“Embraer Retained Employees” means each employee or other service provider of an Embraer Entity, other than an UAM Employee.

“Embraer Retained Employee Liabilities” means all Liabilities of any Embraer Entity or Eve Entity with respect to any Embraer Retained Employee and his or her dependents and beneficiaries deriving from the Embraer Retained Employee’s employment with any Embraer Entity or Eve Entity, whether or not such Liabilities arose pursuant to an Embraer Retained Benefit Plan or a UAM Benefit Plan (with respect to such Retained Employee’s participation in the UAM Benefit Plan prior to Closing), applicable Law or otherwise, including any such Liabilities under any Benefit Plan sponsored or maintained by any third parties.

“Embraer Retained IP” means (i) all Intellectual Property of the Embraer Entities other than the Assigned IP, (ii) any Intellectual Property rights licensed to Eve Entities pursuant to the Ancillary Agreements, and (iii) the Embraer Retained Names.

“Embraer Retained Names” means the Trademarks set forth in Schedule B, and any Trademarks containing or comprising any of such Trademarks or derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses containing any of the foregoing Trademarks.

“Effective Time” shall have the meaning ascribed to “Effective Time” in the BCA.

“Equity Exchange” shall have the meaning set forth in the recitals hereto.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with Embraer or Eve would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eve” shall have the meaning specified in the preamble hereto.

“eVTOL” means an aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 200 nautical miles (370.4 kilometers).

“Eve Entities” means Eve, the Brazilian Subsidiary and any other Subsidiary of Eve, from time to time.

“Eve Indemnified Parties” has the specified in Section 4.2.

“Eve Units” means the limited liability company interests of Eve designated as “Common Units” and having the rights and obligations specified with respect to Common Units in Eve’s Organizational Documents (as defined in the BCA).

“Governmental Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

“Governmental Order” means any order, judgment, injunction, temporary restraining order, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group” means the Embraer Entities, on the one hand, or the Eve Entities, on the other hand, as the case may be.

“Indemnified Party” shall have the meaning specified in Section 4.4(a).

“Indemnified Tax Party” has the meaning specified in Section 4.4(b)(iv)(1).

“Indemnified Taxes” has the meaning specified in Section 4.4(b)(iv)(1).

“Indemnified UAM Liabilities” means (a) any third-party claims by any UAM Employees with respect to any periods prior to the BCA Closing; (b) any third-party claims by any unaffiliated vendors, suppliers, manufacturers, licensors or lessors of the UAM Business with respect to invoices, fees, costs, expenses, commissions or other amounts incurred and due and payable prior to the BCA Closing and that were not paid when due; and (c) any Taxes from or relating to the UAM Business or UAM Contributed Assets with respect to any periods or portions thereof (with income, sales, use and withholding Taxes for the pre-closing portion of any period beginning on or before and ending after the BCA Closing determined on a “closing of the books” basis and other Taxes determined on a per diem basis) prior to the BCA Closing (the liabilities in this clause (c), the “Tax Liabilities”).

“Indemnifying Party” shall have the meaning specified in Section 4.4(a).

“Indemnifying Tax Party” has the meaning specified in Section 4.4(b)(iv)(1).

“Indemnity Claim” shall have the meaning specified in Section 4.4(a).

“Intellectual Property” means any and all right, title and interest in and to intellectual property or industrial property of any kind and nature throughout the world, including U.S. and foreign rights in, to, or under the following: (i) patents, patent applications, inventions, invention disclosures, and all related patent rights, including provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof and foreign counterparts of the foregoing; (ii) trademarks, logos, service marks, trade dress, trade names, certification marks, slogans, internet domain names and other similar identifiers or designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (iii) copyrights, design rights, database rights, mask works, works of authorship and copyrightable subject matter and moral or equivalent rights, (iv) rights in Software, as well as in and to any and all (a) testing, validation, verification and quality assurance materials, (b) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (v) trade secrets and all other confidential or proprietary information, know-how, technology, inventions, designs, proprietary processes, formulae, models and methodologies (collectively, “Trade Secrets”); (vi) rights of publicity and privacy and in social media usernames, identifiers, and accounts; (vii) other intellectual property rights and other similar proprietary rights and industrial rights, in any jurisdiction, whether registered or unregistered, including foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world; (viii) all applications and registrations, and any renewals, extensions and reversions, of or for any of the foregoing; (ix) all rights to prosecute, sue, enforce or recover or retain damages, costs, or attorneys’ fees with respect to the past, present and future infringement, misappropriation, dilution, unauthorized use or disclosure, or other violation of any of the foregoing and all rights of renewal with respect thereto; and (xi) all other rights, privileges and protections of any kind whatsoever to the extent accruing under any of the foregoing provided by any applicable Law, treaty or other international convention throughout the world, including all right to all royalties, fees, income, damages, payments and other proceeds now or hereafter due or payable to the extent relating thereto.

“Law” means any statute, act, law, constitution, treaty, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lease Agreements” means the Lease Agreements entered into or to be entered into by and between (a) the Brazilian Subsidiary and Embraer or (b) Eve and Embraer Engineering & Technology Center USA, Inc., a Delaware corporation, as applicable, in each case, on or prior to the BCA Closing Date and substantially in the form attached hereto as Exhibit B.

“Liabilities” means any and all indebtedness, liabilities, Taxes, obligations, commitments, damages, losses, costs or expenses, in each case, of any kind, character or description whatsoever, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, due or to become due, vested or unvested, contractual or tortious or otherwise, or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment or undertaking.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, rights of first refusal, rights of first offer, easements, covenants, rights of way, licenses, rights of priority, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Losses” has the meaning specified in Section 4.1.

“Master Agreements” means (a) the Master Services Agreements to be entered into by and between (i) Eve and Embraer and (ii) Eve and Atech, in each case, on or prior to the BCA Closing Date pursuant to which the Embraer Entities will provide certain services to the Eve Entities, (b) the Shared Services Agreement to be entered into by and between Eve, the Brazilian Subsidiary, EAH and Embraer on or prior to the BCA Closing Date pursuant to which the Embraer Entities will provide certain services to the Eve Entities and (c) the Database Limited Access Agreement to be entered into by and between Embraer, Eve and the Brazilian Subsidiary on or prior to the BCA Closing Date pursuant to which Embraer will provide the Eve Entities with access to certain of its intellectual property and proprietary information.

“Non-Assignable Assets” has the meaning specified in Section 2.1(e).

“Out-Of-Scope Businesses” means any of the following applications or uses whether or not in connection with eVTOL: crop dusting, defense or security businesses.

“Party” shall have the meaning set forth in the preamble hereto.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association, Governmental Authority or any political subdivision, agency or instrumentality thereof, or any other entity of any kind.

“PIPE Investment” shall have the meaning ascribed to such term in the BCA.

“Preferred Stock Purchase Agreement” has the meaning set forth in the recitals hereto.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective professional advisors, directors, officers, members, managers, stockholders, partners, employees, agents and authorized representatives.

“Stockholders Agreement” has the meaning ascribed to such term in the BCA.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), alternative or add-on minimum, or estimated taxes, and including any interest, penalty or addition thereto, and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement the principal purpose of which is not Taxes).

“Tax Claim” has the meaning specified in Section 4.4(b)(iv)(1).

“Tax Proceeding” has the meaning specified in Section 4.4(b)(iv)(1).

“Tax Return” or “Tax Returns” means any return, report, declaration, information return, statement, certificate, notice, disclosure, election, form or other document filed or required to be filed with any taxing authority, in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning specified in Section 4.4(a).

“UAM” means a system for commercial or non-commercial passenger or cargo air travel or transportation services, in each case, which involves an eVTOL vehicle and onboard/ground-piloted or autonomous piloting or operations.

“UAM Assumed Liabilities” has the meaning specified in Section 2.1(b).

“UAM Benefit Plan” means any Benefit Plan that is solely or primarily for the benefit of UAM Employees and which is identified by the Parties as a Benefit Plan that will be transferred to an Eve Entity in connection with the UAM Transfer and listed in Schedule E hereto.

“UAM Business” means all activities by or on behalf of Embraer or its Subsidiaries (or, upon the Closing, Eve or the Brazilian Subsidiary) related to the research, design, development, testing, engineering, licensing, certification, manufacturing, procurement, assembling, packaging, sales support and after-sales support of, marketing, promotion, advertising, qualification, distribution, importation, fulfillment, offering, sale, deployment delivery, provision, exploitation, configuration, installation, integration, analysis, support, maintenance, repair, service and other commercialization of or provision of services with respect to eVTOL and related products and services and the UATM for the UAM market, in each case, excluding the Out-Of-Scope Businesses.

“UAM Contributed Assets” means all right, title and interest of Embraer and its Subsidiaries in and to any and all of the following Assets:

(a) all Assigned IP (subject to the license of such rights to Embraer described in the Embraer Master Agreement);

(b) all Contracts set forth on item (b) of Schedule D hereto, and any and all rights or claims arising thereunder;

(c) all goodwill solely to the extent associated with or arising in connection with the UAM Business or any of the UAM Contributed Assets and any intangible capitalized investments associated with the UAM Business that are reflected on the UAM Financial Statements (as defined in the BCA); and

(d) all books and records and financial and operational data, whether in hard copy, computer or other format, in each case solely to the extent relating to the UAM Business or any of the UAM Contributed Assets (and, with respect to any books and records and financial and operational data which any of the Embraer Entities is required to retain under applicable Law, copies of such books and records and financial and operational data), including, without limitation, copies of Tax Returns and books and records (including working papers) to the extent related to non-income Taxes, related to the UAM Business or the UAM Contributed Assets; provided that Embraer shall be permitted to retain copies of any books and records and financial and operational data described in this clause (d) to the extent they also relate to the Embraer Retained Business and provided that such books and records and data shall be held in confidence in accordance with Embraer’s confidentiality policies or procedures that apply to Embraer’s comparable confidential information.

Notwithstanding anything to the contrary herein, the UAM Contributed Assets shall not include any Embraer Retained Assets and vice-a-versa.

“UAM Employee” means each employee or other service provider of an Embraer Entity who provides services to the UAM Business, and who is set forth on Schedule E hereto, which Schedule shall be updated by Embraer as necessary prior to the Effective Time to reflect ordinary course changes in employment (including hires to fill open positions).

“UAM Employee Liabilities” means all Liabilities of any Embraer Entity or Eve Entity with respect to any UAM Employee and his or her dependents and beneficiaries deriving from the UAM Employee’s employment with any Embraer Entity or Eve Entity, whether or not such Liabilities arose pursuant to a UAM Benefit Plan, applicable Law or otherwise, other than any such Liabilities arising or resulting from any UAM Benefit Plan or employment or termination of UAM Employees (even if termination is pursuant to a notice of termination delivered by an Embraer Entity prior to the Effective Time but with termination effective following the Effective Time) prior to the Effective Time or under any Embraer Retained Benefit Plan or any Benefit Plan sponsored or maintained by any third parties.

“UAM Transfer” has the meaning specified in Section 2.1(a).

“UATM” means the collection of systems and services (including organizations, airspace structures and procedures and technologies) that support the integrated operation of UAM vehicles in low level airspace, which systems and services are directed to supporting UAM operations and enhancing the performance of UAM and low-level airspace travel, which for the avoidance of doubt does not include general air traffic management systems.

“Unaffiliated Investor” has the meaning specified in the recitals hereto.

“Zanite” shall have the meaning set forth in the recitals hereto.

Section 1.2 Interpretation and Rules of Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) reference to any Person includes such Person’s successors and permitted assigns; (viii) reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder; (ix) references to amounts of currency are references to United States Dollars unless otherwise indicated; or (x) the words “made available,” “provided” or “delivered” to a Party, or similar formulations, means that such materials were provided by electronic transmission directly to a Party’s legal counsel or financial advisors prior to such time.

(b) Unless the context of this Agreement otherwise requires, (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (ii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(d) The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

UAM TRANSFER; CONTRIBUTION OF TRANSFERRED EVE UNITS

Section 2.1 UAM Transfer.

(a) Transfer of UAM Contributed Assets. Subject to the terms and conditions of this Agreement, and effective as of the date hereof, Embraer, on behalf of itself and the other Embraer Entities, hereby absolutely, irrevocably and unconditionally transfers, contributes, distributes, delivers, assigns and conveys (or causes to be transferred, contributed, distributed, delivered, assigned and conveyed) to Eve and the other applicable Eve Entities, and Eve, on behalf of itself and the other applicable Eve Entities, hereby accepts, acquires and receives, all of Embraer’s and each other Embraer Entities’ entire direct or indirect worldwide right, title and interest in, to and/or under each of the UAM Contributed Assets (such actions, collectively the “UAM Transfer,” the time at which all of the UAM Contributed Assets become owned by Eve or the other applicable Eve Entities, the “Embraer Closing” and such date (being the date hereof), the “Embraer Closing Date”). As consideration for the UAM Transfer, Eve hereby delivers, or causes to be delivered, to Embraer the Embraer Consideration. On or as soon as reasonably practicable after the Embraer Closing Date and, in any event, prior to the BCA Closing Date, Embraer shall deliver, or cause to be delivered, to Eve copies or documentation of Assigned IP possessed by Embraer to the extent not already in the possession of Eve.

(b) Assumption of UAM Liabilities. Subject to the terms and conditions of this Agreement, in connection with the UAM Transfer and effective from and after the Embraer Closing Date, in each case pursuant to this Agreement or the applicable Conveyance and Assumption Instruments, Eve hereby accepts, assumes (or, as applicable, retains) and performs, discharges and fulfills, or causes an Eve Entity to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms all of the Liabilities related to or arising from the UAM Business (the “UAM Assumed Liabilities”), regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, at or subsequent to the Embraer Closing Date, (iii) whether accruals for such Liabilities have been transferred to an Eve Entity or included on a combined balance sheet of the UAM Business or whether any such accruals are sufficient to cover such Liabilities, (iv) where or against whom such Liabilities are asserted or determined, (v) whether arising from or alleged to arise from negligence, recklessness, violation of Law or misrepresentation by any member of the Embraer Group or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, (vi) which entity is named in any Action associated with any Liability, or (vii) any benefits, or lack thereof, that have been or may be obtained by the Embraer Group in respect of such Liabilities. For the avoidance of doubt and notwithstanding anything to the contrary herein, UAM Assumed Liabilities shall not include (A) any Taxes imposed on any member of the Embraer Group, its Affiliates (other than Eve and its Subsidiaries), or their respective equityholders or (B) any Liabilities arising from or alleged to arise from common law fraud, gross negligence or willful misconduct by any member of the Embraer Group or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(c) Liens; Conveyance and Assumption Instruments. Each of the UAM Contributed Assets agreed to be transferred pursuant to this Section 2.1 or the applicable Conveyance and Assumption Instrument are hereby transferred free and clear of all Liens, other than Permitted Liens (as defined in the BCA). In furtherance of the assignment, transfer, contribution, conveyance, distribution and delivery of the UAM Contributed Assets and UAM Assumed Liabilities pursuant to this Section 2.1, each of Embraer and Eve has, or has caused their respective controlled Affiliates (including the other Eve Entities and Embraer Entities, as applicable) to, as applicable, duly execute and deliver, simultaneously with the execution and delivery of this Agreement, Conveyance and Assumption Instruments as and to the extent necessary to evidence and perfect the assignment, transfer, contribution, conveyance, distribution and delivery of the UAM Contributed Assets and UAM Assumed Liabilities to the applicable Eve Entity transferee.

(d) Approvals and Consents. Embraer shall, and shall cause the other Embraer Entities to, and Eve shall, and shall cause the other Eve Entities to, use commercially reasonable efforts to promptly give all notices to, and obtain all consents, authorizations, approvals and waivers from, all third parties (including any Governmental Authority) notice to whom, or whose consent, authorization, approval or waiver, is required in connection with the conveyance, transfer, contribution, distribution, delivery or assignment of any UAM Contributed Asset. Embraer shall not, and shall cause the other Embraer Entities not to, and Eve shall not, and shall cause the other Eve Entities not to, intentionally take any action that will have the effect of delaying, impairing or impeding the delivery of any required notices or the receipt of any required consents, authorizations, approvals or waivers. For the avoidance of doubt, prior to the BCA Closing Date, Embraer shall, at its sole cost and expense, execute and file all documents with the applicable Governmental Authority (including any applicable foreign or international office or registrar) and take all other actions reasonably necessary to record Eve or the Brazilian Subsidiary, as applicable, as the owner of the Assigned Patents and the Assigned Marks; provided that the Parties acknowledge and agree that such record may not be updated or recorded by the applicable Governmental Authority prior to the BCA Closing Date.

(e) Non-Assignable Assets. Notwithstanding anything to the contrary herein, in the event that any consent, authorization, approval or waiver or amendment is required from any third party (including any Governmental Authority) in order to convey, transfer, contribute, distribute, deliver or assign (as the case may be) any UAM Contributed Asset and such consent, authorization, approval, waiver or amendment is not obtained prior to the Embraer Closing (such assets, “Non-Assignable Assets”), then this Agreement and the related Conveyance and Assumption Instruments shall not constitute a conveyance, transfer, contribution, distribution, delivery or assignment of the Non-Assignable Assets, the Eve Entities will not assume the Embraer Entities’ rights, obligations or Liabilities thereunder and instead, following the Embraer Closing, to the extent not specifically addressed in the Master Agreements, Embraer shall, or shall cause the applicable Embraer Entity to, use their reasonable best efforts to (i) continue to hold the Non-Assignable Assets in trust for the applicable Eve Entity to provide the applicable Eve Entity with all of the rights, benefits, obligations and liabilities of the Non-Assignable Assets after the Embraer Closing as if the appropriate consent, authorization, approval, waiver or amendment had been obtained (including by entering into subleasing, sublicensing or subcontracting arrangements), and to the extent required by the terms applicable to such Non-Assignable Assets, operate such Non-Assignable Assets in all material respects in the ordinary course of business and (ii) cooperate in any arrangement, reasonable and lawful as to the applicable Persons, designed to provide to the applicable Eve Entities the benefits and obligations arising under such Non-Assignable Assets. Additionally, following the Embraer Closing Date, Embraer shall, and shall cause the other Embraer Entities to, and Eve shall, and shall cause the other Eve Entities to, use commercially reasonable efforts to promptly obtain all such consents, authorizations, approvals, waivers or amendments required from any third party (including any Governmental Authority) in order to convey, transfer, contribute, distribute, deliver or assign (as the case may be) the Non-Assignable Assets and upon receiving all such consents, authorizations, approvals, waivers or amendments, Embraer shall, or shall cause the applicable Embraer Entity to, convey, transfer, contribute, distribute, deliver or assign (as the case may be) the Non-Assignable Assets to the applicable Eve Entity for no additional consideration. Following any such conveyance, transfer, contribution, distribution, delivery or assignment (as the case may be), the Non-Assignable Assets will be deemed UAM Contributed Assets for all purposes of this Agreement. In furtherance of clause (i) of this Section 2.1(e), Embraer shall, or shall cause the applicable Embraer Entity to, without further consideration therefor, pay and remit to Eve (or its designees) promptly all monies, rights and other consideration received by them, net of any reasonable and documented out-of-pocket costs payable to a third party, in respect of such performance. Notwithstanding anything to the contrary herein, Eve shall, or shall cause the applicable Eve Entity to, pay or reimburse the applicable Embraer Entity for all Liabilities paid or incurred in connection with the retention by such applicable Embraer Entity of such applicable Non-Assignable Assets for so long as such Non-Assignable Assets are held by the applicable Embraer Entity in trust for the applicable Eve Entity to provide (and do provide) the applicable Eve Entity with all of the rights, benefits, obligations and liabilities of the Non-Assignable Assets.

(f) Shared Contracts. If an Embraer Entity or an Eve Entity is a party to any Contract that is related to both the Embraer Retained Business and the UAM Business, Embraer and Eve shall cooperate in a reasonable manner with each other to determine the optimal treatment of such Contract, including whether such Contract should be (i) split so that the portion of such Contract that relates to the UAM Business is assigned to or retained by, as applicable, an Eve Entity, (ii) the subject of an agency, subcontracting or similar arrangement so that the applicable Person receives the benefits and bears the burden of the portion of such Contract applicable to its business, or (iii) addressed under the Master Agreements. Embraer and Eve shall, and shall cause their applicable Subsidiaries to use, their commercial reasonable efforts to cause the agreed upon treatment of such Contract to be implemented.

Section 2.2 Wrong Pockets. If, following the Embraer Closing (including following the completion of the conveyance, transfer, contribution, delivery, distribution or assignment of a Non-Assignable Asset), any right, property, asset or Liability not forming part of the UAM Contributed Assets or UAM Assumed Liabilities, as applicable, is found to have been transferred to an Eve Entity in error, Eve shall cause the applicable Eve Entity to transfer, at no cash consideration and at Embraer’s sole cost and expense, such right, property, asset (and any related Liability) or Liability as soon as reasonably practicable to the Embraer Entity designated by Embraer, and Embraer shall cause the applicable Embraer Entity to accept such right, property, asset (and any related Liability) or Liability, as applicable. If, following the Embraer Closing (including following the completion of the conveyance, transfer, contribution, delivery, distribution or assignment of a Non-Assignable Asset), any right, property, asset or Liability forming part of the UAM Contributed Assets or UAM Assumed Liabilities, as applicable, is found to have been retained by a Embraer Entity in error, Embraer shall cause the applicable Embraer Entity to transfer, at no cash consideration and at Embraer’s sole cost and expense, such right, property, asset (and any related Liability) or Liability as soon as reasonably practicable to the Eve Entity designated by Eve, and Eve shall cause the applicable Eve Entity to accept such right, property, asset (and any related Liability) or Liability, as applicable. Each Party shall give prompt written notice to the other Party if any Embraer Entity, on the one hand, or any Eve Entity, on the other hand, discovers that any such right, property, asset or Liability has been transferred to an Eve Entity in error or retained by an Embraer Entity in error.

Section 2.3 Maintenance and Enforcement of Assigned Patents.

(a) Maintenance. Eve shall have the sole and exclusive right to prosecute and maintain all patent applications and patents included in the Assigned IP (“Assigned Patents”) and Embraer shall, at Eve’s sole cost and expense, provide all cooperation and assistance reasonably requested by Eve in support of such prosecution and maintenance; provided that if Eve is unable or unwilling to maintain any Assigned Patents, Eve shall inform Embraer within a reasonable time and reasonably in advance of all applicable deadlines. Effective upon such notice, or if Eve fails to provide such notice, at Embraer’s written request, Eve hereby grants standing to Embraer to maintain such patents at Embraer’s sole cost and expense but in Eve’s name, unless Eve promptly (and in advance of all applicable deadlines) assigns all right, title and interest in and to any such patents to Embraer. If Eve fails to make the above assignment and this Section 2.3(a) is insufficient to grant standing for Embraer to maintain any such patent, Eve shall take all further actions necessary to allow Embraer to effect such maintenance in advance of all applicable deadlines. In the event that (i) Eve provides such notice (or Eve fails to provide such notice but Embraer provides such written request) and (ii) Eve fails to make the aforementioned assignment and (iii) Eve is unwilling or unable to otherwise grant Embraer standing to maintain any such patents in advance of all applicable deadlines, then Eve grants to Embraer and its designees a power of attorney, such power to be a right coupled with an interest and therefore irrevocable, to take all actions and execute all documents solely to the extent necessary to effect such maintenance of such patents; provided, however, that Embraer shall not settle any claim or take any other action that would reasonably be expected in any material respect to require payment or other action (other than such actions required under this Section 2.3(a)) by Eve, subject Eve to liability, or otherwise adversely affect Eve or its rights in any Assigned IP, in each case, without the prior written consent of Eve (in its sole discretion).

(b) Enforcement of Assigned Patents. Eve shall have the first right (but not the obligation), in its sole discretion, to (i) enforce the Assigned Patents against infringement by third parties and (ii) defend the Assigned Patents against any third-party claims that allege the invalidity or unenforceability of same; provided that Embraer shall, at Eve’s sole cost and expense, provide all cooperation and assistance reasonably requested by Eve in support of any such enforcement or defense actions. If Eve declines or otherwise fails to take any enforcement actions with respect to an infringement of or invalidity claim with respect to the Assigned Patents that is, in whole or in part, outside of the UAM Business (including, for the avoidance of doubt, any Products (as defined in the Embraer Master Agreement) outside the UAM Business), or the UATM, within ninety (90) days of Eve’s receipt of written reasonable request from Embraer to take diligent actions with respect to such enforcement or defense, then Embraer shall have the second right to take action with respect to such infringement of or invalidity claim with respect to the Assigned Patents outside of the UAM, the UAM Business (including, for the avoidance of doubt, any Products (as defined in the Embraer Master Services Agreement) outside the UAM Business), or the UATM, and at Embraer’s reasonable request and expense, Eve hereby grants standing to Embraer to do so and agrees to take all actions necessary to grant Embraer standing to do so, including by joining as a party to any action, if required to provide such standing. In the event that Eve (i) declines or otherwise fails to take any enforcement action with respect to an infringement of or invalidity claim with respect to such Assigned Patents that is outside of the UAM Business or the UATM within such ninety (90) days period and (ii) is unwilling or unable to otherwise grant to Embraer standing to enforce or defend the Assigned Patents as set forth above, then Eve grants to Embraer and its designees a power of attorney, such power to be a right coupled with an interest and therefore irrevocable, to take all actions and execute all documents solely to the extent necessary to (A) enforce the Assigned Patents against infringement by third parties and (B) defend the Assigned Patents against any third-party claims that allege the invalidity or unenforceability of same, in each case, outside of the UAM Business or the UATM; provided, however, that Embraer shall not settle any claim or take any other action that would reasonably be expected in any material respect to require payment or other action (other than such actions required under this Section 2.3(b)) by Eve, subject Eve to liability, or otherwise adversely affect Eve or its rights in any Assigned IP, in each case, without the prior written consent of Eve (in its sole discretion).

Section 2.4 Other Matters.

(a) For U.S. federal income tax purposes, the Parties agree:

(i) to treat any Assigned IP as property, transferred to Eve from Embraer pursuant to this Agreement;

(ii) to treat any Retained Assigned IP (as defined in the Embraer Master Agreement) as property owned by Embraer and not transferred, granted or otherwise conveyed by a Party pursuant to this Agreement; and

(iii) to treat the UAM Transfer, the transfer of the Assigned IP and the transfer of the Transferred Eve Units as a transfer of property transferred from Embraer to EAH in a transfer described in Section 1001 of the Code.

(b) For Brazilian tax and accounting purposes, the Parties agree:

(i) to treat the UAM Transfer as a transfer to Eve at book value; and

(ii) that the book values assigned to the UAM Contributed Assets shall be as set forth on Schedule F.

(c) The Parties shall report the transactions contemplated by this Agreement and shall execute and file all Tax Returns in a manner consistent with Section 2.4 unless otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code or any comparable provisions of applicable law.

Section 2.5 Contribution of Transferred Eve Units. On or prior to the BCA Closing Date (but in any event prior to the Equity Exchange), Embraer shall (i) transfer all of the Transferred Eve Units to EAH in exchange for the issuance of shares of EAH Common Stock and EAH Preferred Stock; and (ii) transfer all of the shares of EAH Preferred Stock to the Unaffiliated Investor, pursuant to the terms and conditions set forth in the Preferred Stock Purchase Agreement.

ARTICLE III

EMPLOYEE MATTERS

Section 3.1 Transfer of Employment or Engagement. On or prior to the Embraer Closing Date, Embraer has used, or has caused an Embraer Entity to use, best efforts to transfer the employment or novation of engagement, as applicable, to an Eve Entity, and Eve has accepted, or has caused an Eve Entity to accept, such transfer of the employment or novation of the engagement, as applicable, of each UAM Employee to an Eve Entity. On or prior to the Embraer Closing Date, Embraer has used commercially reasonable efforts to cause the Eve Entities to replicate each Collective Bargaining Agreement covering UAM Employees that is required to be set forth on Section 3.13(a) of the Company Disclosure Letter (as defined in the BCA) and has caused the Eve Entities to comply with applicable labor laws with respect to the transfer of employment of UAM Employees to the Eve Entities, including recognizing each employee representative body covering UAM Employees as may be required by law.

Section 3.2 Transfer of Plans. Effective as of the Embraer Closing, Embraer and Eve shall use commercially reasonable efforts to cause the Eve Entities to, assume or retain, as the case may be, all obligations with respect to each UAM Benefit Plan and honor and discharge all obligations under each UAM Benefit Plan. For the avoidance of doubt, the Embraer Entities shall continue to assume or retain, as the case may be, all obligations with respect to each Embraer Retained Benefit Plan and to honor and discharge all obligations under each Embraer Retained Benefit Plan.

Section 3.3 Transfer of Liabilities. Without limiting the generality of Section 3.1, effective as of the Embraer Closing, Embraer and Eve shall use commercially reasonable efforts to cause the Eve Entities to, assume or retain, as the case may be, and be responsible for all obligations with respect to (and indemnify, defend and hold harmless the Embraer Entities from and against) any and all UAM Employee Liabilities.

Section 3.4 Terms and Conditions of Employment. Eve will cause the other Eve Entities to undertake commercially reasonable efforts to comply with any obligations or standards arising under applicable Laws or Collective Bargaining Agreements governing the terms and conditions of the employment of UAM Employees.

Section 3.5 No Third-Party Beneficiaries; No Amendment. Without limiting the generality of Section 7.8, all provisions contained in this Article III are included for the sole benefit of the Parties, and nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (a) in any other Person, including any employees, former employees, any participant in any Benefit Plan or any dependent or beneficiary thereof (including any UAM Employee), or (b) to continued employment with any Embraer Entity or any Eve Entity. Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification or adoption of any Benefit Plan or Collective Bargaining Agreement, or shall limit the right of any Embraer Entity or any Eve Entity to amend, terminate or otherwise modify any Benefit Plan or Collective Bargaining Agreement following the Embraer Closing in accordance with its terms. In the event that (i) a party other than the Parties makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Benefit Plan or Collective Bargaining Agreement, and (ii) such provision is deemed in any judicial proceeding to be an amendment to such Benefit Plan or Collective Bargaining Agreement even though not explicitly designated as such in this Agreement, then such provision, to the extent covered by such deemed amendment, shall lapse retroactively and shall have no amendatory effect.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification by Eve. From and after the BCA Closing, Eve shall indemnify and hold harmless each Embraer Entity and each of their respective directors, managers, officers, employees, agents, representatives, successors and assigns (collectively, the “Embraer Indemnified Parties”) from and against any and all Liabilities, claims, losses, damages, costs, fees, expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) (collectively, “Losses”) suffered or incurred by them to the extent arising out of, relating to or resulting from any of (a) the UAM Business, (b) the UAM Contributed Assets, (c) the UAM Assumed Liabilities (including, without limitation, any third-party claims by any UAM Employees with respect to any periods following the BCA Closing, any third-party claims by any unaffiliated vendors, suppliers, manufacturers, licensors or lessors of the UAM Business with respect to invoices, fees, costs, expenses, commissions or other amounts incurred and payable following the BCA Closing and that were not paid when due and Taxes arising from or relating to the UAM Business or UAM Contributed Assets with respect to any periods or portions thereof (with income, sales, use and withholding Taxes for the post-closing portion of any period beginning on or before and ending after the BCA Closing determined on a “closing of the books” basis and other Taxes determined on a “per diem” basis) following the BCA Closing), (d) the UAM Employee Liabilities, whether arising before, on or following the BCA Closing Date or (e) any breach of any representation or warranty of Eve under this Agreement, but, in each case of the foregoing sub-clauses (a) to (e), excluding any Losses to the extent arising out of, relating to or resulting from (A) any action taken by any Embraer Indemnified Party with respect to (i) the Embraer Retained Business or (ii) the UAM Business following the BCA Closing Date, as applicable, in each case of the foregoing sub-clauses (a) to (e), other than pursuant to a Contract between an Eve Entity and any Embraer Entity or with the written consent of an Eve Entity, (B) any Indemnified UAM Liabilities or (C) any Embraer Indemnified Party’s common law fraud, gross negligence or willful misconduct.

Section 4.2 Indemnification by Embraer . From and after the BCA Closing, Embraer shall indemnify and hold harmless each Eve Entity and each of their respective directors, managers, officers, employees, agents, representatives, successors and assigns (collectively, the “Eve Indemnified Parties”) from and against any and all Losses suffered or incurred by them to the extent arising out of, relating to or resulting from any of (a) the Indemnified UAM Liabilities, (b) the Embraer Retained Business, (c) the Embraer Retained Assets (other than as licensed to and used by or on behalf of an Eve Entity), (d) the Embraer Retained Employees, (e) the Embraer Retained Benefit Plans, (f) the Embraer Retained Employee Liabilities or (g) any breach of any representation or warranty of Embraer or EAH set forth in Article VI of this Agreement, in each case of the foregoing sub-clauses (a) to (f), whether arising before, on or following the BCA Closing Date, but, in each case of sub-clauses (a) to (f), excluding any Losses to the extent arising out of, relating to or resulting from (A) any action taken by any Eve Indemnified Party with respect to the UAM Business or the Embraer Retained Business, as applicable, following the BCA Closing Date, other than pursuant to a Contract between an Eve Entity and any Embraer Entity or with the written consent of an Embraer Entity or (B) any Eve Indemnified Party’s common law fraud, gross negligence or willful misconduct.

Section 4.3 Survival; Limitations on Indemnification.

(a) Embraer shall not have any indemnification obligations for claims pursuant to Section 4.2(a) or Section 4.2(g) after the date that is twelve (12) months following the BCA Closing (except that Embraer shall have indemnification obligations pursuant to Section 4.2(a) for any claims arising out of, relating to or resulting from any Tax Liabilities until the date that is thirty-six (36) months following the BCA Closing); provided that, in each case, any such claims for which a Claim Notice (as defined below) is validly delivered to Embraer in accordance with the terms hereof on or prior to the date that is twelve (12) months following the BCA Closing (or, solely with respect to any claims arising out of, relating to or resulting from any Tax Liabilities, on or prior to the date that is thirty-six (36) months following the BCA Closing) shall survive until such claims are finally resolved. All other covenants, obligations or other agreements in this Agreement, including the indemnification obligations in Section 4.1 or Section 4.2 (other than Section 4.2(a) and Section 4.2(g)) or in any certificate, statement or instrument delivered pursuant to this Agreement (including the Conveyance and Assumption Instruments), shall survive the Embraer Closing for the period explicitly specified therein. All representations and warranties in this Agreement shall survive the BCA Closing and continue for twelve (12) months following the BCA Closing.

(b) The aggregate amount of all indemnification payments made by Embraer in satisfaction of any claims for indemnification pursuant to Section 4.2(a) and Section 4.2(g) shall not exceed $110,000,000.

(c) For all purposes of this Article IV, “Losses” shall be net of any recovery or benefit (including insurance and indemnification, but not including Taxes) actually received by the Indemnified Party or any member of the applicable Group, net of reasonable and documented out-of-pocket expenses incurred in obtaining such recovery or benefit, in connection with such Losses and, if the Indemnified Party or any member of the applicable Group receives such recovery or benefit after receipt of payment from Eve or Embraer, as applicable, then the amount of such recovery or benefit, net of reasonable and documented out-of-pocket expenses incurred in obtaining such recovery or benefit, shall be promptly paid to Eve or Embraer, respectively; (ii) reduced by any Tax benefit actually realized by the Indemnified Party or any member of its Group arising as a result of the accrual, incurrence or payment of any such Losses; and (iii) increased by any Tax detriment of the Indemnified Party or any member of its Group resulting from the receipt or accrual of any indemnification payment hereunder.

Section 4.4 Procedures for Indemnification.

(a) Any Person seeking any indemnification under this Article IV (an “Indemnified Party”), acting through Embraer or Eve, as applicable, shall give the Party from which indemnification is being sought (an “Indemnifying Party”) prompt notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Article IV; provided, however, that if an Indemnified Party shall receive written notice of any third-party claim (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party a Claim Notice as promptly as possible, but, in any event, within the earlier of (i) 1/3 (one-third) of the relevant timeframe for submission of the defense/rebuttal of the Third-Party Claim, if applicable, and (ii) twenty (20) Business Days of receipt by the Indemnified Party of such Claim Notice. The Claim Notice shall (i) indicate whether the matter for which indemnification is sought (an “Indemnity Claim”) results from or arises out of a Third-Party Claim or a direct claim, (ii) describe with reasonable specificity the nature of the Indemnity Claim, as well as attaching, to the extent available, the supporting documentation and information that is necessary for its analysis, and (iii) state the amount of Losses sought pursuant to such Indemnity Claim to the extent then known. Notwithstanding the foregoing, the failure to deliver or timely deliver the Claim Notice shall not affect the rights of the Indemnified Party to indemnification under this Article IV, except and only to the extent that the Indemnifying Party shall have been actually and materially prejudiced by reason of such failure.

(b) Third-Party Claims.

(i) The Indemnifying Party shall have the right to conduct, at its sole cost and expense, the defense of a Third-Party Claim, upon delivery of written notice to the Indemnified Party (the “Defense Notice”) within the earlier of (A) 10 (ten) Business Days after the Indemnifying Party’s receipt of the Claim Notice and (B) if applicable, 2/3 (two-thirds) of the relevant timeframe for submission of the defense/rebuttal of the Third-Party Claim (or sooner if the nature of the Third-Party Claim so requires); provided that the Defense Notice shall specify the outside counsel the Indemnifying Party will appoint to defend such Third-Party Claim (such counsel to be reasonably satisfactory to the Indemnified Party). The Indemnified Party shall be entitled to be indemnified in accordance with and subject to the terms of this Agreement for the reasonable and documented fees and expenses of outside counsel for any period during which the Indemnifying Party has not assumed the defense of any such Third-Party Claim in accordance herewith. If the Indemnifying Party timely delivers a Defense Notice and thereby elects to conduct the defense of the Third-Party Claim, (A) the Indemnifying Party shall keep the Indemnified Party reasonably apprised of all material developments with respect to such Third-Party Claim and (B) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole expense of the Indemnifying Party, and the Indemnified Party shall have the right at its sole expense to participate in the defense assisted by counsel of its own choosing.

(ii) Notwithstanding anything to the contrary herein, the Indemnifying Party shall not be entitled to control the defense of any Third-Party Claim if (A) such Third-Party Claim is with respect to a criminal proceeding, action, indictment, allegation or investigation, (B) it fails to actively and diligently conduct its defense of such Third-Party Claim, (C) the Indemnified Party has been advised by outside counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third-Party Claim or (D) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party. In the event of any of the foregoing circumstances and the Indemnified Party has nonetheless permitted the Indemnifying Party to control the defense of such Third-Party Claim, and the Indemnifying Party desires to so control such defense, the Indemnified Party shall be entitled to retain its own outside counsel, and the Indemnifying Party shall be entitled to be indemnified in accordance with and subject to the terms of this Agreement the reasonable and documented fees and expenses of one outside counsel (in addition to any required local counsel) of the Indemnified Party.

(iii) The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (A) settle or compromise a Third-Party Claim or consent to the entry of any order which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of the Third-Party Claim, (B) settle or compromise any Third-Party Claim if the settlement imposes equitable or other non-monetary remedies or other obligations on the Indemnified Party or (C) settle or compromise any Third-Party Claim if the result is to admit civil or criminal liability or culpability on the part of the Indemnified Party that gives rise to criminal liability with respect to the Indemnified Party. No Third-Party Claim which is being defended by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party (such consent not to be unreasonably conditioned, withheld or delayed). The provisions of this Section 4.4(b)(iii) shall apply, mutatis mutandis, to the adhesion to Tax installment payment programs, which will be considered as a “settlement” for the purposes hereof (e.g. REFIS).

(iv) Notwithstanding the generality of the foregoing:

(1) If any Party receives any notice, written or oral, formal or informal, from any Governmental Authority (a “Tax Claim”) regarding Taxes for which another Party may be required to provide indemnification hereunder (“Indemnified Taxes”), the Party receiving the Tax Claim (the “Indemnified Tax Party”) shall promptly inform the Party which is or may be required to provide indemnification hereunder (the “Indemnifying Tax Party”). The Indemnifying Tax Party shall be entitled to control, at its sole cost and expense, any audit, examination, contest, litigation or other legal proceeding with respect to such Taxes (a “Tax Proceeding”); provided that the Indemnified Tax Party shall be permitted to participate, at its own expense, in such Tax Proceeding and the Indemnifying Tax Party shall not settle, compromise or abandon the Tax Proceeding without the prior consent of the Indemnified Tax Party (such consent not to be unreasonably withheld, conditioned or delayed).

(2) Without the prior written consent of each Party that may be required to provide indemnification for indemnification hereunder, no Party shall, nor shall permit its Subsidiaries or Affiliates to, (i) file or amend or otherwise modify or amend any Tax Return relating to Indemnified Taxes, (ii) make or change any Tax election or accounting method or practice with respect to Indemnified Taxes, or (iii) make or initiate any contact with a Governmental Authority.

(3) To the extent of any conflict between this Section 4.4(b)(iv), and the rest of Section 4.4, this Section 4.4(b)(iv) shall govern with respect to Tax Proceedings.

ARTICLE V

CERTAIN OTHER MATTERS

Section 5.1 Access to Information.

(a) Solely for the purposes of facilitating the resolution of any claims made against, or incurred by, any Embraer Entity relating to the UAM Business and for purposes of compliance with applicable securities, environmental, employment and other Laws, from and after the Embraer Closing Date and until the later of the seventh (7th) anniversary of the Embraer Closing Date and the expiration of the relevant period of the applicable statute of limitations (including any extension thereof), Eve shall, and shall cause the other Eve Entities to, (i) retain the books and records and financial and operational data relating to the UAM Business for periods prior to the Embraer Closing Date (to the extent relating to a UAM Contributed Asset or UAM Assumed Liability and in Eve’s or the other Eve Entities’ possession and to the extent copies of such books and records and data are not in any Embraer Entity’s possession); and (ii) upon reasonable advance notice, afford the Representatives of the Embraer Entities reasonable access (including the right to make, at Embraer’s expense, copies), during normal business hours, to such books and records. After the expiration of such period, Eve shall offer to turn over possession of such books and records and data to Embraer at least sixty (60) days prior to disposing of or destroying any of such books and records and data.

(b) Solely for the purposes of facilitating the resolution of any claims made against, or incurred by, any Eve Entity relating to the UAM Business or for purposes of compliance with applicable securities, environmental, employment and other Laws, from and after the Embraer Closing Date and until the later of the seventh (7th) anniversary of the Embraer Closing Date or the expiration of the relevant period of the applicable statute of limitations (including any extension thereof), Embraer shall, and shall cause the other Embraer Entities to, (i) retain the books and records and financial and operational data relating to the UAM Business for periods prior to the Embraer Closing Date, to the extent such books, records and other data and information were in the possession or control of the Embraer Entities prior to the Embraer Closing Date and have not been delivered to the Eve Entities in connection with the UAM Transfer; and (ii) upon reasonable notice, afford the Representatives of the Eve Entities reasonable access (including the right to make, at Eve’s expense, copies), during normal business hours, to such books and records. After the expiration of such period, Embraer shall offer to turn over possession of such books and records and data to Eve at least sixty (60) days prior to disposing of or destroying any of such books and records and data.

Section 5.2 Privileged Matters.

(a) The Parties acknowledge and agree that the Embraer Entities’ and the Eve Entities’ attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to any communications concerning any proposed transfer of the UAM Business or any other transaction contemplated by this Agreement, the BCA, the Ancillary Agreements or any Conveyance and Assumption Instrument, and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by Embraer, and may be waived only by Embraer. Embraer and Eve acknowledge and agree that (i) the foregoing attorney-client privilege, attorney work-product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by the Eve Entities upon consummation of the Embraer Closing; and (ii) in the event of a dispute between an Eve Entity, on the one hand, and a third party, on the other hand, or any other circumstance in which a third-party requests or demands that an Eve Entity produce privileged materials or attorney work-product of Embraer or another Embraer Entity (including the privileged communications and attorney work-product covered by this Section 5.2(a)), Eve shall, and shall cause such Eve Entity, to assert such attorney-client privilege on behalf of Embraer or the applicable Embraer Entity to prevent disclosure of privileged communications or attorney work-product to such third party.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Parties acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to any communications concerning general business matters related to the UAM Business and the Eve Entities and arising prior to the Embraer Closing Date for the benefit of both the Embraer Entities and the Eve Entities shall be subject to a joint privilege and protection between Embraer, on the one hand, and Eve, on the other hand, and Embraer and Eve shall, on behalf of their applicable Group members, have an equal right to assert such joint privilege and protection and no such joint privilege or protection may be waived by (i) any Embraer Entity without the prior written consent of Eve; or (ii) any Eve Entity without the prior written consent of Embraer.

Section 5.3 Litigation Cooperation.

(a) The Parties agree that at all times from and after the Embraer Closing, if an Action relates to the UAM Business and the Embraer Retained Business or is commenced by a third-party naming an Eve Entity (with respect to any Action related to the Embraer Retained Business) or an Embraer Entity (with respect to any Action related to the UAM Business) as a defendant thereto, then the Parties hereto shall reasonably cooperate and reasonably consult to the extent necessary or advisable with respect to the defense of such Action.

(b) Each Party shall use commercially reasonable efforts to make available, during regular business hours, to the other Party and its attorneys, accountants, consultants and other designated Representatives, upon advance written request by such other Party, its applicable directors, managers, officers, employees and

Representatives as witnesses, and shall otherwise reasonably cooperate with such other Party, to the extent reasonably requested in connection with any Action relating to the UAM Business, the facts of which arise prior to the Embraer Closing and in which the requesting Party may from time to time be involved.

Section 5.4 Insurance Matters. For as long as Embraer owns, directly or indirectly, at least fifty percent (50%) of the voting power of the total outstanding equity securities of Eve, upon Embraer’s prior written consent, the Eve Entities may, at their sole discretion, make claims and receive proceeds under one or more insurance policies maintained by Embraer of which Embraer and its Subsidiaries are beneficiaries, in which case Embraer shall, or shall cause one of its Subsidiaries to, provide reasonable assistance, as may be reasonably requested by any of the Eve Entities from time to time, in submitting such claim and in collecting the insurance proceeds with respect to such claims under such policies on behalf of any of the Eve Entities, in each case, subject to the terms and conditions of each such policy and solely to the extent such coverage is available; provided that the Eve Entities shall be responsible for, and shall pay or reimburse Embraer for, all costs, premiums and other expenses associated with the Eve Entities’ reliance on such insurance policies, including all out-of-pocket costs incurred in pursuing such claims and any amount of any claim that falls below applicable deductibles or self-insured retention.

Section 5.5 Intercompany Accounts. All intercompany receivables, payables and loans between any Embraer Entity, on the one hand, and any Eve Entity, on the other hand, other than receivables or payables in respect of ordinary course of business transactions on arm’s length terms (including under the Master Agreements or the Lease Agreements), shall, prior to the Embraer Closing or as promptly as reasonably practicable thereafter, be settled, paid, capitalized, contributed to the capital of the applicable Person, distributed or otherwise terminated, in each case, as mutually determined by Embraer and Zanite prior to the Embraer Closing; and Embraer and, if applicable, Eve, shall cause the applicable Embraer Entities and Eve Entities to make all payments, capital contributions, transfers or distributions necessary or appropriate to effectuate such settlement, payment, capitalization, contribution, distribution or other termination of such intercompany receivables, payables and loans with the result that there shall not be any material intercompany receivables, payables and loans between any Embraer Entity, on the one hand, and any Eve Entity, on the other hand, prior to or as promptly as practicable after the Embraer Closing. Notwithstanding the foregoing, the Parties agree that the payments in respect of intercompany payables arising in connection with the UAM Business and as identified on Schedule G will be made following the BCA Closing Date in accordance with the steps set forth on Schedule G. Notwithstanding the foregoing, Embraer, EAH and Eve acknowledge and agree that no capital contribution shall be made by any of the Embraer Entities to any of the Eve Entities pursuant to the foregoing terms of this Section 5.5 if such capital contribution would result in (i) the Embraer Entities (including Embraer and EAH) holding, in the aggregate, more than 220,000,000 shares of Zanite common shares; provided that, for the avoidance of doubt, this clause (i) does not apply to the Embraer Entities’ participation in the PIPE Investment, (ii) Eve not being a wholly-owned direct Subsidiary of Zanite following the Equity Exchange or (iii) the Brazilian Subsidiary or any other Subsidiary of Eve not being a direct or indirect wholly-owned Subsidiary of Eve.

Section 5.6 Lease Agreements. On or prior to the BCA Closing Date, the relevant Embraer Entities and the relevant Eve Entities will enter into the Lease Agreements.

Section 5.7 Further Actions. From time to time after the Embraer Closing, without additional consideration, each Party shall, and shall cause its Subsidiaries to, execute and deliver such further agreements and instruments, in addition to those expressly provided for herein, and take such other action as may be necessary or is reasonably requested by the other Party to make effective the transactions contemplated by this Agreement and each of the other agreements and instruments delivered in connection herewith. Without limiting the foregoing, reasonably promptly following the Embraer Closing, Embraer shall, and shall cause the Embraer Entities to, take all action necessary, including by executing and delivering to Eve such further conveyances, assignments or other written assurances as Eve may reasonably request to comply with to perfect and protect Eve’s title to the Assigned IP and filing all necessary documentation with the applicable Governmental Authority (or Internet domain name registrar, in the case of Internet domain names), to cause Eve or one of the other Eve Entities designated by Eve to be the legal, beneficial and record owner of each item of UAM Registered Intellectual Property (as defined in the BCA) that will be set forth or is required to be set forth on Section 3.16(a) of the Company Disclosure Letter (as defined in the BCA), and Embraer shall reasonably promptly deliver evidence of the foregoing to Zanite. In addition to the foregoing, Embraer (on behalf of itself and its Affiliates) with respect to the Assigned IP, and Eve (on behalf of itself and its Affiliates) with respect to the Embraer Retained IP, hereby absolutely, irrevocably and unconditionally covenants and agrees that, from and after the Closing, such Party and its Affiliates will not (and will not be entitled to and shall cause their respective Representatives not to) use in any way or for any purpose (other than the Retained Assigned IP (as defined in the Embraer Master Agreement) with respect to Embraer and the Licensed Parent IP (as defined in the Embraer Master Agreement) with respect to Eve), nor disclose to any third party, any of the Trade Secrets or other confidential Intellectual Property rights included in the Assigned IP or the Embraer Retained IP, as applicable, without the prior written consent of Eve or Embraer, as applicable, except pursuant to the license of any such rights to Embraer or Eve, as applicable, or the provisions concerning Confidential Information (as defined in the Embraer Master Agreement), in each case, solely as expressly stated in the Embraer Master Agreement.

Section 5.8 Tax Matters.

(a) Withholding. To the extent that one Party is required by applicable Law to deduct or withhold Taxes from any payment or transfer pursuant to this Agreement to the other Party, the Party required to so withhold and its Representatives shall be entitled to do so, provided such withheld amounts are promptly paid over to the applicable Governmental Authority. If any Party (or any of its Representatives) deducts or withholds any such amounts, such amounts so deducted or withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

(b) Transfer Taxes. All transfer, sales and use, registration, stamp and similar Taxes, if any, imposed in connection with the contribution of the UAM Contributed Assets or any other transaction that occurs pursuant to this Agreement shall be borne by Embraer. Embraer and Eve shall cooperate in the preparation and filing of any Tax Returns with respect thereto.

(c) Any payments or other transfers made pursuant to this Agreement, including pursuant to Section 2.1 and 2.2 hereof, between the Parties shall be treated as an adjustment to the amount transferred or received, as applicable, in the UAM Transfer.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES; DISCLAIMER

Section 6.1 Representations and Warranties.

(a) General Representations and Warranties. Each Party represents and warrants to the other Party that (i) it is duly incorporated, organized or formed, validly existing, and in good standing as a corporation or other legal entity, as applicable, under the Laws of its jurisdiction of incorporation, organization or formation; (ii) it has all rights, power and authority required to enter into this Agreement and the Conveyance and Assumption Instruments it is a party to and to perform its obligations hereunder and thereunder; (iii) it is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing except where the failure to be so licensed or qualified or in good standing would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the UAM Business, taken as a whole; (iv) the execution, delivery and performance of this Agreement and the Conveyance and Assumption Instruments it is a party to and the consummation of the transactions hereunder and thereunder have been duly and validly authorized and approved by all requisite corporate proceedings; (v) such Party’s execution, delivery and performance of this Agreement and the Conveyance and Assumption Instruments it is a party to, and the consummation of the transactions hereunder or thereunder, will not violate or conflict with, or result in the breach or default of (A) the organizational documents of such Party or (B) any other Contract of the type described in Section 3.11(a) of the Company Disclosure Letter (as defined in the BCA), any restriction, any Governmental Order, or any applicable Law, to which such Party is a party, or by which such Party or its assets or properties is bound or otherwise relate to (except, in the case of subclause (B), to the extent the occurrence of the foregoing would not have a UAM Material Adverse Effect (as defined in the BCA)); and (vi) when executed and delivered by such Party, this Agreement and the Conveyance and Assumption Instruments it is a party to will be duly and validly executed and delivered and will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Additional Representations and Warranties of Embraer. Embraer represents and warrants to Eve that Embraer and the other Embraer Entities are the sole and exclusive beneficial and record owners of all right, title, and interest in and to, and have good and marketable title in and to, the UAM Contributed Assets, free and clear of all Liens (other than Permitted Liens (as defined in the BCA)) and all Governmental Orders. Upon the consummation of the Embraer Closing, the Eve Entities will own and have good and marketable title to, or a valid leasehold interest in or right to use, the UAM Contributed Assets, free and clear of all Liens (other than Permitted Liens (as defined in the BCA)).

Section 6.2 General Disclaimer. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT, ANY CONVEYANCE AND ASSUMPTION INSTRUMENT, THE BCA OR ANY OTHER ANCILLARY AGREEMENTS, ALL INTERESTS AND ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS.

Section 6.3 Disclaimer of Consequential Damages. EXCEPT TO THE EXTENT ARISING FROM SUCH PARTY’S COMMON LAW FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT OR ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT TO THE EXTENT ACTUALLY AWARDED TO A THIRD PARTY BY A COURT OF COMPETENT JURISDICTION.

ARTICLE VII

GENERAL PROVISIONS.

Section 7.1 Expenses. Except as otherwise expressly specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses; provided that all fees paid or to be paid to any Governmental Authority relating to the assignment and transfer of any Assigned IP pursuant to the transactions contemplated by this Agreement shall be borne by the Parties equally; provided, further, that, for clarity, all fees, costs or expenses of attorney, accountants and other advisors and service providers as a result of or in connection with this Agreement and the transactions contemplated hereby will be considered Company Transaction Expenses (as defined in the BCA) in accordance with the terms and conditions of the BCA. For the avoidance of doubt, this Section 7.1 does not apply to Taxes.

Section 7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date delivered if delivered personally; (b) one (1) Business Day after being sent by an internationally recognized overnight courier guaranteeing overnight delivery; (c) on the date of transmission, if delivered by email, with confirmation of transmission; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a)	if to Eve, to:

EVE UAM, LLC

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:         Flávia Pavie

Email:              fpavie@eveairmobility.com

(b)	if to Embraer or to EAH, to:

Embraer S.A.

Avenida Dra. Ruth Cardoso, 8501,

30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil

Attention: Fabiana Klajner Leschziner

Email:       fabiana.leschziner@embraer.com.br

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Paul T. Schnell

            Thomas W. Greenberg

Email: Paul.Schnell@skadden.com

           Thomas.Greenberg@skadden.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth in this Section 7.2 is used, the earliest notice date established as set forth in this Section 7.2 shall control.

Section 7.3 Severability. The Parties acknowledge that the rights and obligations provided for in this Agreement are subject to the applicable provisions of applicable Laws and stock exchange regulations. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, the Parties agree to cooperate to effect an amendment pursuant to Section 7.6 in order to cure the illegality, invalidity or unenforceability of such provision to effect the terms of such illegal, invalid or unenforceable provision as may be possible, giving effect to the intent of the Parties.

Section 7.4 Entire Agreement. This Agreement, and, to the extent applicable hereto, the BCA (including all schedules and exhibits thereto), the Master Agreements and the Conveyance and Assumption Instruments constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

Section 7.5 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns and transferees. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void and of no effect; provided that (a) Embraer may assign any and all of its rights under this Agreement to EAH and/or any other Affiliate of Embraer, together with concurrently transferring (prior to the Embraer Closing) its ownership interests in Eve to such same transferee; and (b) EAH (or any Embraer Transferee (as defined in the Stockholders Agreement) who has received shares of Zanite pursuant to and in accordance with Section 8.4 of the Stockholders Agreement) may assign, following the BCA Closing, any and all of its rights under this Agreement to any Embraer Transferee (as defined in the Stockholders Agreement), together with concurrently transferring its ownership interests in Zanite to such same Embraer Transferee, in each case pursuant to and in accordance with Section 8.4 of the Stockholders Agreement; provided, further, that (i) no such assignment by Embraer, EAH or any such Embraer Transferee (as defined in the Stockholders Agreement), as applicable, shall relieve it of any of its Liabilities hereunder and (ii) as a condition to any such assignment by Embraer or EAH or any such Embraer Transferee (as defined in the Stockholders Agreement), the applicable assignee shall execute a joinder to this Agreement, in form and substance reasonably acceptable to Eve, pursuant to which such assignee shall assume all of the rights and obligations of the related assigning party set forth in this Agreement. Embraer, EAH or any such Embraer Transferee (as defined in the Stockholders Agreement), as applicable, shall give written notice to Eve of its transfer of rights under this Section 7.5 no later than thirty (30) days after such assignor enters into a binding agreement for such transfer of rights. Such notice shall state the name and address of the assignee and identify the amount of Zanite shares transferred (if applicable) and the scope of rights being transferred under this Section 7.5. In connection with any such transfer, the term “Embraer” or “EAH”, as applicable, as used in this Agreement shall, where appropriate to give effect to the assignment of rights and obligations hereunder to such assignee, be deemed to refer to such assignee. Embraer, EAH and/or any such assignee, as applicable, may exercise the rights under this Agreement in such priority, as among themselves, as they shall agree upon among themselves, and Eve shall observe any such agreement of which it shall have notice as provided above.

Section 7.6 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each Party that expressly references the Section of this Agreement to be amended or by a waiver in accordance with Section 7.7.

Section 7.7 Waiver. Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 7.8 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement; provided that Zanite, the other Eve Entities, the Embraer Entities, and the Indemnified Parties as applicable, shall be intended third-party beneficiaries of the terms of this Agreement applicable to such Persons.

Section 7.9 Specific Performance. The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by either Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which either Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

Section 7.10 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 7.11 Jurisdiction; WAIVER OF JURY TRIAL.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 7.11.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

Section 7.12 Termination. This Agreement may be terminated at any time by the mutual written consent of Embraer and Eve.

Section 7.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any Party may execute and deliver signed counterparts of this Agreement to the other parties hereto by electronic mail or other electronic transmission in portable document format (.PDF).

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties have executed this Agreement as of the date first written above.

EMBRAER S.A.

By:	/s/ Antonio Carlos Garcia
Name: Antonio Carlos Garcia
Title: Executive Vice President & CFO

By:	/s/ Fabiana Klajner Leschziner
Name: Fabiana Klajner Leschziner
Title: Executive Vice President, General Counsel & Chief Compliance Officer

EMBRAER AIRCRAFT HOLDING, INC.

By:	/s/ Gary Kretz
Name: Gary Kretz
Title: Officer

By:	/s/ Michael Klevens
Name: Michael Klevens
Title: Officer

EVE UAM, LLC

By:	/s/ André Duarte Stein
Name: André Duarte Stein
Title: President

By:	/s/ André Duarte Stein
Name: André Duarte Stein
Title: Officer

[Signature Page to Contribution Agreement]

ANNEX K

FORM OF EVE HOLDING, INC.

2022 STOCK INCENTIVE PLAN

Section 1. Purpose of Plan.

The name of the Plan is the Eve Holding, Inc. 2022 Stock Incentive Plan (the “Plan”). The purposes of the Plan are to provide an additional incentive to selected Officers, Employees, Non-Employee Directors and Consultants of the Company or its Affiliates (as hereinafter defined) whose contributions are essential to the growth and success of the business of the Company and its Affiliates, in order to strengthen the commitment of such persons to the Company and its Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company and its Affiliates. To accomplish such purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses, Other Stock-Based Awards, Cash Awards or any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(c) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus, Other Stock-Based Award or Cash Award granted under the Plan.

(d) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan. Each Participant who is granted an Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion.

(e) “Base Price” has the meaning set forth in Section 8(b) hereof.

(f) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(g) “Board” means the Board of Directors of the Company.

(h) “By-Laws” means the by-laws of the Company, as may be amended and/or restated from time to time.

(i) “Cash Award” means an Award granted pursuant to Section 12 hereof.

(j) “Cause” has the meaning assigned to such term in the Award Agreement or in any individual employment, service or severance agreement with the Participant or, if any such agreement does not define “Cause,” Cause means (i) the commission of an act of fraud or dishonesty by the Participant in the course of the Participant’s employment or service; (ii) the indictment of, or conviction of, or entering of a plea of nolo contendere by, the Participant for a crime constituting a felony or in respect of any act of fraud or dishonesty; (iii) the commission of an act by the Participant which would make the Participant or the Company (including any of its Subsidiaries or Affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) gross negligence or willful misconduct in connection with the Participant’s performance of his or her duties in connection with the Participant’s employment by or service to the Company (including any Subsidiary or Affiliate for whom the Participant may be employed by or providing services to at the time) or the Participant’s failure to comply with any of the restrictive covenants to which the Participant is subject; (v) the Participant’s willful failure to comply with any material policies or procedures of the Company as in effect from time to time, provided that the Participant shall have been delivered a copy of such policies or notice that they have been posted on a Company website prior to such compliance failure; or (vi) the Participant’s failure to perform the material duties in connection with the Participant’s position, unless the Participant remedies the failure referenced in this clause (vi) no later than ten (10) days following delivery to the Participant of a written notice from the Company (including any of its Subsidiaries or Affiliates) describing such failure in reasonable detail (provided that the Participant shall not be given more than one opportunity in the aggregate to remedy failures described in this clause (vi)).

(k) “Certificate of Incorporation” means the certificate of incorporation of the Company, as may be amended and/or restated from time to time.

(l) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event; (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, or other property), stock split, reverse stock split, subdivision or consolidation; (iii) combination or exchange of shares; or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 hereof is appropriate.

(m) “Change in Control” means, unless otherwise defined in an Award Agreement, an event set forth in any one of the following paragraphs shall have occurred:

(1) any Person (or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (2) below;

(2) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(3) there is a complete liquidation or dissolution of the Company or there is a consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof; or

(4) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended.

Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

(n) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(o) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Certificate of Incorporation or By-Laws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(p) “Common Stock” means the common stock, $$0.001 par value per share, of the Company.

(q) “Company” means EVE URBAN AIR MOBILITY SOLUTIONS, INC., a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(r) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Non-Employee Director and/or Employee, or payment of a fee for such service, shall not cause a Non-Employee Director or Employee to be considered a “Consultant” for purposes of the Plan.

(s) “Disability” has the meaning assigned to such term in the Award Agreement or in any individual employment, service or severance agreement with the Participant or, if any such agreement does not define “Disability,” Disability means, with respect to any Participant, that such Participant, as determined by the Administrator in its sole discretion, is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

(t) “Effective Date” has the meaning set forth in Section 20 hereof.

(u) “Eligible Recipient” means an Officer, Employee, Non-Employee Director, or Consultant who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Stock Appreciation Right means an Officer, Employee, Non-Employee Director or Consultant with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

(v) “Employee” means any person employed by the Company or an Affiliate.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(x) “Exercise Price” means, with respect to any Option, the per share price at which a holder of such Option may purchase such shares of Common Stock issuable upon the exercise of such Option.

(y) “Fair Market Value” of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on the day prior to such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of a share of Common Stock or other security on such exchange, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share of Common Stock or other security in such over-the-counter market for the last preceding date on which there was a sale of such share of Common Stock or other security in such market.

(z) “Free Standing Right” has the meaning set forth in Section 8(a) hereof.

(aa) “Good Reason” has the meaning assigned to such term in the Award Agreement or in any individual employment, service or severance agreement with the Participant; provided that if no such agreement exists or if such agreement does not define “Good Reason,” Good Reason and any provision of the Plan that refers to Good Reason shall not be applicable to such Participant.

(bb) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(cc) “Non-Employee Directors” means a member of a Board who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a member of a Board (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(dd) “Nonqualified Stock Option” means an Option that is not designated as an ISO.

(ee) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(ff) “Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof. The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”

(gg) “Other Stock-Based Award” means an Award granted pursuant to Section 10 hereof.

(hh) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 hereof, to receive grants of Awards, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

(ii) “Performance Goals” means performance goals based on criteria selected by the Administrator in its sole discretion, including, without limitation, one or more of the following criteria: (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) stock price or total shareholder return; (xv) cost targets, reductions and savings, productivity and efficiencies; (xvi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and information technology goals, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xviii) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any Affiliate thereof, or a division or strategic business unit of the Company or any Affiliate thereof, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). The Administrator shall have the authority to make equitable adjustments to the Performance Goals as may be determined by the Administrator, in its sole discretion.

(jj) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(kk) “Plan” has the meaning set forth in Section 1 hereof.

(ll) “Related Right” has the meaning set forth in Section 8(a) hereof.

(mm) “Restricted Stock” means Shares granted pursuant to Section 9 hereof subject to certain restrictions that lapse at the end of a specified period or periods.

(nn) “Restricted Stock Unit” means the right, granted pursuant to Section 9 hereof, to receive an amount in cash or Shares (or any combination thereof) equal to the Fair Market Value of a Share subject to certain restrictions that lapse at the end of a specified period or periods.

(oo) “Rule 16b-3” has the meaning set forth in Section 3(a) hereof.

(pp) “Shares” means Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(qq) “Stock Appreciation Right” means the right to receive, upon exercise of the right, the applicable amounts as described in Section 8 hereof.

(rr) “Stock Bonus” means a bonus payable in fully vested shares of Common Stock granted pursuant to Section 11 hereof.

(ss) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

(tt) “Transfer” has the meaning set forth in Section 18 hereof.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Awards are to be granted hereunder to Participants;

(3) to determine the number of Shares to be covered by each Award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Stock or Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Stock or Restricted Stock Units shall lapse, (ii) the Performance Goals and periods applicable to Awards, (iii) the Exercise Price of each Option and the Base Price of each Stock Appreciation Right, (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards);

(5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(6) to determine the Fair Market Value in accordance with the terms of the Plan;

(7) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment or service for purposes of Awards granted under the Plan;

(8) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(9) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the Plan; and

(10) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

(d) The Administrator may, in its sole discretion, delegate its authority, in whole or in part, under this Section 3 (including, but not limited to, its authority to grant Awards under the Plan, other than its authority to grant Awards under the Plan to any Participant who is subject to reporting under Section 16 of the Exchange Act) to one or more officers of the Company, subject to the requirements of applicable law or any stock exchange on which the Shares are traded.

Section 4. Shares Reserved for Issuance; Certain Limitations

(a) The maximum number of shares of Common Stock reserved for issuance under the Plan shall be 8,730,000 shares (the “Share Reserve”) (subject to adjustment as provided Section 5); provided, however the Share Reserve will automatically increase on January 1st of each calendar year (each, an “Evergreen Date”), prior to the tenth anniversary of the Effective Date, in an amount equal to the lesser of (i) 3% of the total number of shares of Common Stock outstanding on the December 31st immediately preceding the applicable Evergreen Date and (ii) a number of shares of Common Stock determined by the Administrator. All and up to the number of shares of Common Stock reserved for issuance under the Plan pursuant to this Section 4(a) as of the Effective Date (subject to adjustment as provided in Section 5 hereof)]may be granted as ISOs.

(b) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise of any Option or Stock Appreciation Right under the Plan or the payment of any purchase price with respect to any other Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan, shall not be available for subsequent Awards under the Plan, and notwithstanding that a Stock Appreciation Right is settled by the delivery of a net number of shares of Common Stock, the full number of shares of Common Stock underlying such Stock Appreciation Right shall not be available for subsequent Awards under the Plan. In addition, (i) to the extent an Award is denominated in shares of Common Stock, but paid or settled in cash, the number of shares of Common Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) shares of Common Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.

(c) No Participant who is a Non-Employee Director of the Company shall be granted Awards during any calendar year that, when aggregated with such Non-Employee Director’s cash fees with respect to such calendar year, exceed $ 750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company’s financial reporting purposes).

Section 5. Equitable Adjustments.

(a) In the event of any Change in Capitalization (including a Change in Control), an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of shares of Common Stock reserved for issuance under the Plan, (ii) the kind and number of securities subject to, and the Exercise Price or Base Price of, any outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of shares of Common Stock, or the amount of cash or amount or type of other property, subject to outstanding Restricted Stock, Restricted Stock Units, Stock Bonuses and Other Stock-Based Awards granted under the Plan or (iv) the Performance Goals and performance periods applicable to any Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion.

(b) Without limiting the generality of the foregoing, in connection with a Change in Capitalization (including a Change in Control), the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, reduced by the aggregate Exercise Price or Base Price thereof, if any; provided, however, that if the Exercise Price or Base Price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Board may cancel such Award without the payment of any consideration to the Participant.

(c) The determinations made by the Administrator or the Board, as applicable, pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.

Section 7. Options.

(a) General. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Stock Option). The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but, except as provided in the applicable Award Agreement, in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant.

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement.

(d) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise, referred to as “net exercise,” with a Fair Market Value up to or equal to (but not exceeding) the applicable aggregate Exercise Price with the remainder paid in cash or other form of payment permitted by the Award Agreement), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) in any other form of consideration approved by the Administrator and permitted by applicable law or (iv) by any combination of the foregoing.

(f) ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan. At the discretion of the Administrator, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company.

(i) ISO Grants to 10% Stockholders. Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company, the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

(ii) $100,000 Per Year Limitation For ISOs. To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(iii) Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date the Participant makes a “disqualifying disposition” of any Share acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the ISO and (ii) one year after the date the Participant acquired the Shares by exercising the ISO. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(g) Rights as Stockholder. Except as provided in the applicable Award Agreement, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 17 hereof.

(h) Termination of Employment or Service. In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Options, such Options shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(i) Other Change in Employment or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator.

Section 8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the Base Price, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Base Price. Except as provided in the applicable Award Agreement, each Stock Appreciation Right shall be granted with a base price that is not less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant (such amount, the “Base Price”).

(c) Rights as Stockholder. Except as provided in the applicable Award Agreement, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a stockholder with respect to the Shares, if any, subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 17 hereof.

(d) Exercisability.

(1) Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(2) Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8.

(e) Consideration Upon Exercise.

(1) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Base Price per share specified in the Free Standing Right, multiplied by (ii) the number of Shares in respect of which the Free Standing Right is being exercised.

(2) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of exercise over the Exercise Price specified in the related Option, multiplied by (ii) the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash), to the extent set forth in the Award Agreement.

(f) Termination of Employment or Service.

(1) In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(2) In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g) Term.

(1) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(2) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(h) Other Change in Employment or Service Status. Stock Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator.

Section 9. Restricted Stock and Restricted Stock Units.

(a) General. Restricted Stock and Restricted Stock Units may be issued under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Stock or Restricted Stock Units shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock or Restricted Stock Units; the period of time prior to which Restricted Stock or Restricted Stock Units become vested and free of restrictions on Transfer (the “Restricted Period”); the Performance Goals (if any); and all other conditions of the Restricted Stock and Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock or Restricted Stock Units, in accordance with the terms of the grant. The provisions of Restricted Stock or Restricted Stock Units need not be the same with respect to each Participant.

(b) Awards and Certificates.

(1) Except as otherwise provided in Section 9(b)(3) hereof, (i) each Participant who is granted an Award of Restricted Stock may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Stock; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a stock transfer form, endorsed in blank, relating to the Shares covered by such award. Certificates for shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Stock.

(2) With respect to an Award of Restricted Stock Units to be settled in Shares, at the expiration of the Restricted Period, stock certificates in respect of the shares of Common Stock underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or his or her legal representative, in a number equal to the number of shares of Common Stock underlying the Award of Restricted Stock Units.

(3) Notwithstanding anything in the Plan to the contrary, any Restricted Stock or Restricted Stock Units to be settled in Shares (at the expiration of the Restricted Period) may, in the Company’s sole discretion, be issued in uncertificated form.

(4) Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units, at the expiration of the Restricted Period, Shares (either in certificated or uncertificated form) or cash, as applicable, shall promptly be issued to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made no later than March 15th of the calendar year following the year of vesting or within such other period as is required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

(c) Restrictions and Conditions. The Restricted Stock and Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

(1) The Award Agreement may provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as set forth in the Award Agreement, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment or service with the Company or any Affiliate thereof, or the Participant’s death or Disability. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 13 hereof.

(2) Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to shares of Restricted Stock during the Restricted Period, including the right to vote such shares and to receive any dividends declared with respect to such shares; provided, however, that except as provided in the applicable Award Agreement, any dividends declared during the Restricted Period with respect to such shares shall only become payable if (and to the extent) the underlying Restricted Shares vest. Except as provided in the applicable Award Agreement, the Participant shall generally not have the rights of a stockholder with respect to shares of Common Stock subject to Restricted Stock Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to any dividends declared during the Restricted Period with respect to the number of shares of Common Stock covered by Restricted Stock Units may, to the extent set forth in an Award Agreement, be provided to the Participant at the time (and to the extent) that shares of Common Stock in respect of the related Restricted Stock Units are delivered to the Participant.

(d) Termination of Employment or Service. The rights of Participants granted Restricted Stock or Restricted Stock Units upon termination of employment or service with the Company and all Affiliates thereof for any reason during the Restricted Period shall be set forth in the Award Agreement.

(e) Form of Settlement. The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Stock Unit represents the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award, to the extent set forth in the Award Agreement.

Section 10. Other Stock-Based Awards.

Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards (other than in connection with Options or Stock Appreciation Rights) under the Plan. Any dividend or dividend equivalent awarded hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Awards and shall only become payable if (and to the extent) the underlying Awards vest. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in shares of Common Stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Stock-Based Awards.

Section 11. Stock Bonuses.

In the event that the Administrator grants a Stock Bonus, the Shares constituting such Stock Bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

Section 12. Cash Awards.

The Administrator may grant Awards that are payable solely in cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Cash Awards may be granted with value and payment contingent upon the achievement of Performance Goals.

Section 13. Change in Control Provisions.

Except as provided in the applicable Award Agreement, in the event that (a) a Change in Control occurs and (b) either (x) an outstanding Award is not assumed or substituted in connection therewith or (y) an outstanding Award is assumed or substituted in connection therewith and the Participant’s employment or service is terminated by the Company, its successor or an Affiliate thereof without Cause or by the Participant for Good Reason (if applicable) on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control, then:

(a) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable; and

(b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at target performance levels.

For purposes of this Section 13, an outstanding Award shall be considered to be assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to Shares, the Award instead confers the right to receive common stock of the acquiring entity (or such other security or entity as may be determined by the Administrator, in its sole discretion, pursuant to Section 5 hereof).

Section 14. Voting Proxy

The Company reserves the right to require the Participant, to the fullest extent permitted by applicable law, to appoint such Person as shall be determined by the Administrator in its sole discretion as the Participant’s proxy with respect to all applicable unvested Awards of which the Participant may be the record holder of from time to time to (A) attend all meetings of the holders of the shares of Common Stock, with full power to vote and act for the Participant with respect to such Awards in the same manner and extent that the Participant might were the Participant personally present at such meetings, and (B) execute and deliver, on behalf of the Participant, any written consent in lieu of a meeting of the holders of the shares of Common Stock in the same manner and extent that the Participant might but for the proxy granted pursuant to this sentence.

Section 15. Amendment and Termination.

The Board may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would adversely affect the rights of a Participant under any Award theretofore granted without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s stockholders for any amendment to the Plan that would require such approval in order to satisfy any rules of the stock exchange on which the Common Stock is traded or other applicable law. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 hereof and the immediately preceding sentence, no such amendment shall adversely affect the rights of any Participant without his or her consent.

Section 16. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 17. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, an amount in respect of such taxes up to the maximum statutory rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the

Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto as determined by the Company. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations as determined by the Company; provided that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from such delivery Shares or other property, as applicable, or (ii) by delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations as determined by the Company. Such already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award as determined by the Company.

Section 18. Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator or except for estate planning purposes, subject to the Participant’s and/or the transferee’s execution of any additional documentation reasonably required by the Company. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of any shares of Common Stock or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or Stock Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

Section 19. Continued Employment or Service.

Neither the adoption of the Plan nor the grant of an Award hereunder shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 20. Effective Date.

The Plan was adopted by the Board on [●], was approved by its stockholders as of [●], and became effective on [●] (“Effective Date”).

Section 21. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

Section 22. Securities Matters and Regulations.

(a) Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 23. Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.

Section 24. No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 25. Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 26. Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 27. Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 28. Clawback.

(a) Each Award granted under the Plan shall be subject to any applicable recoupment policy maintained by the Company or any of its Affiliates as in effect from time to time.

(b) Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 29. Section 409A of the Code.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

Section 30. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of Delaware, without giving effect to the principles of conflicts of law of such state.

Section 31. Titles and Headings.

The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 32. Successors.

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

Section 33. Relationship to other Benefits.

No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

ANNEX L

FORM OF INDEMNIFICATION AGREEMENT

AGREEMENT, dated as of [●] (this “Agreement”), between Eve Holding, Inc. a Delaware corporation (the “Company”), and [●] (the “Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;

WHEREAS, Indemnitee is a [●] of the Company;

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies in today’s environment;

WHEREAS, uncertainties as to the availability of indemnification created by recent court decisions may increase the risk that the Company will be unable to retain and attract as directors and officers the most capable persons available;

WHEREAS, the board of directors of the Company (“Board of Directors”) has determined that the inability of the Company to retain and attract as directors and officers the most capable persons would be detrimental to the interests of the Company and that the Company therefore should seek to assure such persons that indemnification and insurance coverage will be available in the future;

WHEREAS, the parties intend that any rights Indemnitee may have (in his or her capacity as a director or executive officer of the Company) from Indemnitee-Related Entities (as defined herein) shall be secondary to the primary obligation of the Company to indemnify and hold harmless Indemnitee under this Agreement; and

WHEREAS, in recognition of Indemnitee’s need for protection against personal liability, and in part to provide Indemnitee with specific contractual assurance of indemnification (regardless of, among other things, any amendment to or revocation of the Corporation’s Certificate of Incorporation or By-laws (collectively, the “Governing Documents”) or any change in the composition of the Board of Directors or acquisition transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies;

NOW, THEREFORE, in consideration of the premises and of Indemnitee continuing to serve the Company directly or, at its request, another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Certain Definitions: In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement:

(a)

Affiliate: shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; provided that no Stockholder shall be deemed an Affiliate of any other Stockholder solely by reason of any investment in the Company.

(b)

Change in Control: shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company and its affiliates and Embraer S.A. and its affiliates and other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of the Company or such surviving entity, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, lease, exchange or other or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the assets of the Company and its subsidiaries.

(c)

Claim: means any threatened, asserted, pending or completed action, suit or proceeding, including a request to waive or toll a statute of limitations, whether civil, criminal, administrative, investigative or other, including any arbitration, mediation or other alternative dispute resolution mechanism, or any appeal of any kind thereof, or any inquiry or investigation, whether instituted by (or in the right of) the Company or any governmental agency or any other person or entity, in which Indemnitee was, is, may be or will be involved as a party, deponent, witness or otherwise and which is first threatened, noticed, brought or asserted on or after the date of this Agreement.

(d)	ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

(e)	Exchange Act: means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

(f)

Expenses: means reasonable attorneys’ fees and all other direct or indirect costs, expenses and obligations, including judgments, fines, penalties, interest, appeal bonds, amounts paid in settlement with the approval of the Company, counsel fees and disbursements (including, without limitation, experts’ fees, court costs, retainers, appeal bond premiums, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges), and other fees, including witness fees, travel expenses and fees of private investigators and professional advisors, actually paid or incurred in connection with investigating, prosecuting, defending, being a witness in or participating in (including, in all cases, in settlement or on appeal), or preparing to investigate, prosecute, defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event, and shall include (without limitation) all reasonable attorneys’ fees and all other expenses incurred by or on behalf of an Indemnitee in connection with preparing and submitting any requests or statements for indemnification, advancement or any other right provided by this Agreement (including, without limitation, such fees or expenses incurred in connection with legal proceedings contemplated by Section 2(d) hereof). Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding (as defined below), including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. “Expenses,” however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(g)

Indemnifiable Amounts: means (i) any and all liabilities, Expenses, damages, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such liabilities, Expenses, damages, judgments, fines, penalties, ERISA excise taxes or amounts paid in settlement) arising out of or resulting from any Claim relating to an Indemnifiable Event, (ii) any liability pursuant to a loan guaranty or otherwise, for any indebtedness of the Company or any subsidiary of the Company, including, without limitation, any indebtedness which the Company or any subsidiary of the Company has assumed or taken subject to, and (iii) any liabilities which an Indemnitee incurs as a result of acting on behalf of the Company (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the United States Internal Revenue Service, penalties assessed by the Department of Labor, restitution to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise).

(h)

Indemnifiable Event: means any event or occurrence, whether occurring before, on or after the date of this Agreement, related to the fact that Indemnitee is or was a director, officer or fiduciary of the Company, or is or was serving on behalf of the Company or at the request of the Company as a director, officer or fiduciary or similar capacity, of another company, corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other entity or enterprise, or by reason of anything done or not done by Indemnitee in any such capacity (in all cases whether or not Indemnitee is acting or serving in any such capacity or has such status at the time any Indemnifiable Amount is incurred for which indemnification, advancement or any other right can be provided by this Agreement). The term “Company,” where the context requires when used in this Agreement, shall be construed to include such other company, corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other entity or enterprise.

(i)

Indemnitee-Related Entities: means any company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise (other than the Company or any other company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise Indemnitee has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer or fiduciary and which service is covered by the indemnity described in this Agreement) from whom an Indemnitee may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation.

(j)

Independent Legal Counsel: means an attorney or firm of attorneys (following a Change in Control, selected in accordance with the provisions of Section 3 hereof) who is experienced in matters of corporate law and who shall not have otherwise performed services for the Company or Indemnitee within the last three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(k)

Jointly Indemnifiable Claim: means any Claim for which Indemnitee may be entitled to indemnification from both an Indemnitee-Related Entity and the Company pursuant to applicable laws, any indemnification agreements or the certificate of incorporation, By-Laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or an Indemnitee-Related Entity.

(l)

Reviewing Party: any appropriate person or body consisting of a member or members of the Company’s Board of Directors or any other person or body appointed by the Board of Directors who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel, selected as set forth in Section 1(j).

(m)	Securities Act: means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(n)	Voting Securities: means any securities of the Company which vote generally in the election of directors.

2.	Basic Indemnification Arrangement; Advancement of Expenses.

(a)

In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee, or cause Indemnitee to be indemnified, to the fullest extent permitted by law as soon as practicable but in any event no later than thirty (30) days after written demand is presented to the Company, and hold Indemnitee harmless against any and all Indemnifiable Amounts, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. For purposes of this Section 2(a), the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:

(i)

to the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL or such provision thereof; and

(ii)

to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its executive officers and directors.

(b)

If so requested by Indemnitee, the Company shall advance, or cause to be advanced (within five (5) business days of such request), any and all Expenses incurred by Indemnitee (an “Expense Advance”). Expense Advances shall, to the fullest extent permitted by law, be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to be indemnified or held harmless under the other provisions of this Agreement. The Company shall, in accordance with such request (but without duplication), either (i) pay, or cause to be paid, such Expenses on behalf of Indemnitee, or (ii) reimburse, or cause the reimbursement of, Indemnitee for such Expenses. Subject to Section 2(d), Indemnitee’s right to an Expense Advance is absolute and shall not be subject to any prior determination by the Reviewing Party that Indemnitee has satisfied any applicable standard of conduct for indemnification.

(c)

Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification or advancement of Expenses pursuant to this Agreement in connection with any Claim initiated by Indemnitee unless (i) the Company has joined in or the Board of Directors has authorized or consented to the initiation of such Claim or (ii) the Claim is one to enforce Indemnitee’s rights under this Agreement.

(d)

Notwithstanding the foregoing, (i) the indemnification obligations of the Company under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written legal opinion, in any case in which the Independent Legal Counsel is involved as required by Section 3 hereof) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 2(b) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines (in a written legal opinion, in any case in which the Independent Legal Counsel is involved as required by Section 3 hereof) that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who, by execution of this Agreement, hereby agrees to reimburse the Company) for all such amounts theretofore paid (it being understood and agreed that the foregoing agreement by Indemnitee shall be deemed to satisfy any requirement that Indemnitee provide the Company with an undertaking to repay any Expense Advance if it is ultimately determined that Indemnitee is not entitled to indemnification under applicable law); provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s undertaking to repay such Expense Advances shall be unsecured and interest-free. If there has not been a Change in Control (or there has been a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), the Reviewing Party shall be the Independent Legal Counsel referred to in Section 3 hereof. If there has been no determination by the Reviewing Party within thirty days (30) after written demand is presented to the Company or if the Reviewing Party determines that Indemnitee would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the State of Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual basis therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

3.

Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any provision of the Governing Documents now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably delayed, conditioned or withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Legal Counsel and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

4.

Indemnification for Additional Expenses. The Company shall indemnify, or cause the indemnification of, Indemnitee against any and all Expenses and, if requested by Indemnitee, shall advance such Expenses to Indemnitee subject to and in accordance with Section 2(b), which are actually incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or an Expense Advance by the Company under this Agreement or any provision of the Governing Documents now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, Expense Advance or insurance recovery, as the case may be; provided that Indemnitee shall be required (and by execution of this Agreement does hereby agree) to reimburse such Expenses in the event that a final judicial determination is made (as to which all rights of appeal therefrom have been exhausted or lapsed) that such action brought by Indemnitee, or the defense by Indemnitee of an action brought by the Company or any other person, as applicable, was frivolous or in bad faith.

5.

Partial Indemnity, Etc. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses or other Indemnifiable Amounts in respect of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

6.

Burden of Proof, Etc. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder the Reviewing Party, court, any finder of fact or other relevant person shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the burden of proof shall be on the Company (or any other person or entity disputing such conclusions) to establish, by clear and convincing evidence, that Indemnitee is not so entitled.

7.

Reliance as Safe Harbor. For purposes of this Agreement, Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee’s actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the employees of the Company in the course of their duties, or by committees of the Board of Directors, or by any other person (including legal counsel, accountants and financial advisors) as to matters Indemnitee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnification hereunder.

8.

No Other Presumptions. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

9.

Nonexclusivity, Etc. The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Governing Documents or the Delaware General Corporation Law or otherwise. To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Governing Documents and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. To the extent that there is a conflict or inconsistency between the terms of this Agreement and the Company’s Governing Documents, it is the intent of the parties hereto that Indemnitee shall enjoy the greater benefits regardless of whether contained herein or in the Company’s Governing Documents. No amendment or alteration of the Company’s Governing Documents or any other agreement shall adversely affect the rights provided to Indemnitee under this Agreement.

10.

Liability Insurance. The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the directors and officers of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be (i) covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for the Company’s directors and officers and (ii) named as an insured in such a manner as to provide Indemnitee with the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director, or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer. Notwithstanding the foregoing, the purchase, establishment, and maintenance of any such insurance shall not in any way limit or affect the rights and obligations of the Company or of Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto with respect to any such insurance. If, at the time the Company receives notice from any source of a Claim as to which Indemnitee is a party or a participant (as a witness, deponent or otherwise), the Company has director and officer liability or similar insurance in effect, the Company shall give prompt notice of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

11.

Amendments, Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

12.

Subrogation. Subject to Section 13 hereof, in the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights. The Company shall pay or reimburse all Expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

13.

Jointly Indemnifiable Claims. Given that certain Jointly Indemnifiable Claims may arise due to the relationship between the Indemnitee-Related Entities and the Company and the service of Indemnitee as a director and/or officer of the Company at the request of the Indemnitee-Related Entities, the Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to Indemnitee in respect of indemnification and advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of recovery Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of Indemnitee or the obligations of the Company hereunder. In the event that any of the Indemnitee-Related Entities shall make any payment to Indemnitee in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, the Company agrees that such payment or advancement shall not extinguish or affect in any way the rights of Indemnitee under this Agreement and further agrees that the Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee against the Company. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 13, entitled to enforce this Section 13 against the Company as though each such Indemnitee-Related Entity were a party to this Agreement.

14.

No Duplication of Payments. Subject to Section 13 hereof, the Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent payment has otherwise actually been made by or on behalf of Indemnitee (under any insurance policy, any provision of the Governing Documents or otherwise) of the amounts otherwise indemnifiable hereunder.

15.

Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event or to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any such Claim, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by Indemnitee in connection with Indemnitee’s defense of such Claim other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its own legal counsel in such Claim, but all Expenses related to such counsel incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s own expense; provided that, if Indemnitee reasonably believes, after consultation with counsel selected by Indemnitee, that (i) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict of interest, (ii) the named parties in any such Claim (including any impleaded parties) include both the Company, or any subsidiary of the Company, and Indemnitee, and Indemnitee concludes that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company or any subsidiary of the Company, or (iii) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Claim or series of related Claims) at the Company’s expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any Claim relating to an Indemnifiable Event effected without the Company’s prior written consent. The Company shall not, without the prior written consent of Indemnitee, effect any settlement of any Claim relating to an Indemnifiable Event which Indemnitee is or could have been a party unless such settlement involves solely the payment of money and includes a complete and unconditional release of Indemnitee from all liability on all claims that are the subject matter of such Claim. Neither the Company nor Indemnitee shall unreasonably withhold, condition or delay its or his or her consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee. In no event shall Indemnitee be required to waive, prejudice or limit attorney-client privilege or work-product protection or other applicable privilege or protection.

16.

No Adverse Settlement. The Company shall not seek, nor shall it agree to, consent to, support, or agree not to contest any settlement or other resolution of any Claim(s), or settlement or other resolution of any other claim, action, proceeding, demand, investigation or other matter that has the actual or purported effect of extinguishing, limiting or impairing Indemnitee’s rights hereunder, including without limitation the entry of any bar order or other order, decree or stipulation, pursuant to 15 U.S.C. § 78u-4 (the Private Securities Litigation Reform Act), or any similar foreign, federal or state statute, regulation, rule or law.

17.

Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, (including any direct or indirect successor or continuing company by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), permitted assigns, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director or officer of the Company or of any other enterprise at the Company’s request.

18.

Security. To the extent requested by Indemnitee and approved by the Board of Directors, the Company may at any time and from time to time provide security to Indemnitee for the obligations of the Company hereunder through an irrevocable bank line of credit, funded trust or other collateral or by other means. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of such Indemnitee.

19.

Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee serves as a director or officer of the Company or as a director, officer, trustee, partner, manager, managing member, fiduciary, employee or agent of any another company, corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other entity or enterprise which Indemnitee serves at the request of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible Claim by reason of service of Indemnitee as a director and/or officer of the Company at the request of the Indemnitee-Related Entities, whether or not Indemnitee is acting in any such capacity at the time any liability or expense is incurred for which indemnification or advancement can be provided under this Agreement.

20.

Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to the terms of this Agreement.

21.

Specific Performance, Etc. The parties recognize that if any provision of this Agreement is violated by the Company, Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue.

22.

Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written document delivered in person or sent by electronic mail, nationally recognized overnight courier or personal delivery, addressed to such party at the address set forth below or such other address as may hereafter be designated on the signature pages of this Agreement or in writing by such party to the other parties:

(a)	If to the Company, to:

EVE Holding, Inc.

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:   Flávia Pavie

Email:        fpavie@eveairmobility.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:   Paul T. Schnell

                   Thomas W. Greenberg

Email:         Paul.Schnell@skadden.com

                   Thomas.Greenberg@skadden.com

(b)	If to Indemnitee, to:

[●]

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when received (including by overnight courier) by the parties at the above addresses or sent by electronic transmission, with confirmation received, to the emails specified above (or at such other address for a party as shall be specified by like notice). Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

23.

Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

24.

Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

25.

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EVE HOLDING, INC.

By
Name:
Title:

[Indemnitee]

[Signature Page to Indemnification Agreement]

ANNEX M

EXECUTION VERSION

DATABASE LIMITED ACCESS AGREEMENT

This Database Limited Access Agreement dated as of December 14, 2021 (“Effective Date”), is entered into by EMBRAER S.A. (“Embraer”), a Brazilian Corporation with registered office at Av. Brigadeiro Faria Lima 2170, São José dos Campos, Brazil, EVE UAM, LLC (“Eve USA”), a limited liability company existing under the laws of Delaware, which address and principal place of business is at 276 SW 34th Street, Fort Lauderdale, FL 33315, and EVE SOLUÇÕES DE MOBILIDADE AÉREA URBANA LTDA. (“Eve Brazil”), a company existing under the laws of Brazil, which address and principal place of business is at Rodovia Presidente Dutra, km 134 in São José dos Campos, state of São Paulo 12247-004.

Embraer, Eve USA and Eve Brazil are referred to herein collectively as the “Parties” or individually as a “Party”. Eve USA and Eve Brazil are referred to herein collectively as “Eve”.

RECITALS

WHEREAS, Embraer is a global company that designs, develops and manufacture commercial, military, executive and agricultural aircraft and provides aeronautical services.

WHEREAS, Eve USA is a company that is developing a portfolio of solutions to enable the urban air mobility market, including urban air mobility air traffic management solution and an electric vertical takeoff and landing vehicle (the “Urban Air Mobility Market”);

WHEREAS, Eve Brazil is a wholly-owned subsidiary of Eve USA operating in Brazil;

WHEREAS, Eve USA has engaged Embraer to assist in the designs, development and manufacture of products and services for the Urban Air Mobility Market under specific statements of work (“SOWs”) entered into pursuant to a Master Services Agreement, dated December 14, 2021, between Eve USA and Embraer (the “MSA”);

WHEREAS, Eve Brazil—for the benefit of Eve USA—requires limited and controlled access to Embraer’s systems and database for the purpose of executing specific activities set out in a SOW;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Parties agree to:

1. DEFINITIONS

For purposes of this Agreement, the following terms shall be defined as set forth below and terms not so defined below shall have the meaning set forth in the applicable SOW. As required by the context, defined terms expressed in the singular form shall be deemed to refer to the plural form and vice versa. The words “Clause”, “Paragraph”, “Article”, “Section”, “Exhibit” and like references are references to this Agreement, unless otherwise specified. Any references herein to this Agreement or to any other agreement, exhibit, instrument or document will include any and all amendments, modifications, supplements or substitutions that may be made from time to time to this Agreement or to any such agreement, exhibit, instrument or document, all as permitted by this Agreement, unless otherwise specified.

“Agreement”	means this Database Limited Access Agreement, including its exhibits and any other attachments hereto, together with any amendments, modifications and supplements executed by the Parties.

“Background IP”	means Intellectual Property (i) owned or controlled by either Party or its Affiliates prior to this Agreement entering into force; (ii) generated or acquired by either Party or its Affiliates at any time independently from the performance of this Agreement; or (iii) licensed to either Party or its Affiliates by third parties and, which are required for the full and proper performance of this Agreement.

“Data”	means Embraer’s Background IP and Proprietary Information drawn from Embraer’s or its Affiliates’ systems, database, files and personnel know how.

“Effective Date”	means the date on which this Agreement enters into force.

“Intellectual Property”	means all intellectual property and industrial property rights arising under the laws of any jurisdiction, including: (a) patents, patent applications and statutory invention registrations and similar rights in inventions, (b) copyrights and all rights in any original works of authorship that are within the scope of any applicable copyright Law, (c) trade secrets and all other intellectual property rights in confidential or proprietary information, processes, technology, designs, algorithms, procedures, methods, discoveries, specifications, inventions, compositions, formulae, and know how, and (d) rights in data, databases, and software, but excluding any trademarks, service marks, trade names, service names, trade dress, logos, domain names, and other identifiers of source or origin, together with goodwill associated with any of the foregoing.

“Permitted Purpose”	means the sole purpose for which Eve Brazil is permitted to use the Data, that is, the purpose of executing specific activities set out in a SOW.

“Proprietary Information”	Means all information or data marked or otherwise specified as proprietary or confidential, related to this Agreement. This information may include, but is not limited to, information relating to: inventions, computer software programming and technology, research, development of new products, engineering, manufacturing processes, purchasing data, make-or-buy plans, business plans and information, accounting, marketing, sales or pricing data. Such information or data may be contained in materials such as drawings, designs, engineering releases, tools, master tools, models, samples, databases, datasets, specifications, algorithms, manuals, reports, compilations, research, patent applications, computer programs, machine-readable data (such as electronic files) and marketing and financial information and plans, and any information derived or compiled in whole or in part there from. Such information and data includes but is not limited to information received by a Party from a third party which the Party is obligated, contractually or otherwise, to hold in confidence.

“SOW”	has the meaning defined in the RECITALS.

“Urban Air Mobility Market”	has the meaning defined in the RECITALS.

2. SCOPE OF THE AGREEMENT

2.1. In consideration of the obligations accepted by Eve under this Agreement, Embraer grants to Eve Brazil during the term of this Agreement a personal, non-exclusive, limited, controlled and non-transferable authorization to access the Data strictly for the Permitted Purpose.

2.2. All rights not expressly granted to Eve under this Agreement are reserved by Embraer. For the avoidance of doubt, this Agreement does not restrict Embraer’s rights to the Data, including Embraer’s rights to distribute the Data to other third parties.

2.3. The authorization granted herein is conditional on the existence of a valid SOW whereby access to the Data is needed for a Permitted Purpose. For the avoidance of doubt, no Data will be made available to Eve Brazil until or unless an applicable SOW is in force and effect.

3. PARTIES OBLIGATIONS

3.1. Eve shall not:

3.1.1. use the Data other than for the Permitted Purpose in strict conformity with this Agreement and any other reasonable instructions of Embraer;

3.1.2. except for the Permitted Purpose (or as required by law) alter, modify, adapt, delete, add to or translate the whole or any part of the Data, nor permit the whole or any part of the Data to be combined with or become incorporated with any other data or within any other computer program(s) or database of any kind, nor decompile, disassemble or reverse engineer the same nor attempt (or permit any third party to attempt) to do any such thing;

3.1.3. except as may be strictly necessary for carrying out the Permitted Purpose, provide or otherwise make available Data to any third party or allow use of it by or on behalf of any third party, in whole or in part, whether by way of sale, resale, loan, transfer, hire or any other form of exploitation;

3.1.4. unless otherwise expressly agreed in writing by Embraer, make Data (or allow it to be made) available online, in whole or in part, via the internet or on any intranet or similar or successor media;

3.1.5. remove any reference to Embraer or its Affiliates which may be incorporated into or accompany the Data when provided to Eve Brazil; or

3.1.6. unless otherwise expressly agreed in writing by Embraer, access any information that relates to an identified or identifiable living individual from the Data (this Agreement does not grant access to personal data).

3.2. Eve Brazil shall:

3.2.1. comply with all applicable laws, regulations and Embraer’s internal policies and procedures in relation to the use of the Data;

3.2.2. promptly notify Embraer of any unlicensed or other unauthorised use of the whole or any part of any of the Data (whether by Eve or Eve’s employees, agents or any third party) which comes to its attention; and

3.2.3. notify Embraer promptly of any inaccuracies, errors or malfunctions in the Data which come to its attention.

3.3. Eve shall permit Embraer to take such steps as Embraer reasonably considers appropriate to monitor compliance with the terms of this Agreement and shall co-operate fully with Embraer in relation to such monitoring.

3.4. Eve Brazil shall promptly submit annual reports (from the Effective Date) and any other information reasonably requested by Embraer to evidence the work undertaken by Eve Brazil in connection with the Permitted Purpose.

3.5. Embraer shall:

3.5.1. Promptly following the Effective Date, provide or make available to Eve Brazil access to the Data in accordance with Schedule 1, subject to Section 2.3.

3.5.2. Use reasonable endeavors to notify Eve Brazil of any material errors or faults in the Data which may come to Embraer’s attention, and (where reasonably appropriate and feasible) to rectify the same Eve Brazil shall take all such action as Embraer may require in relation to such error or fault.

4. STRUCTURE OF THE DATA

4.1. Embraer reserves the right at any time, without liability to Eve, to alter, withdraw or delete any item from the Data if, for example (but without limitation):

4.1.1. Embraer no longer retains the right to publish or allow it to be used;

4.1.2. Embraer is so required by any judicial, governmental or administrative decision, rule or order;

4.1.3. in Embraer’s sole discretion, Embraer believes that there is at least a reasonable chance that publication or use of it would amount to an infringement or other violation of copyright, database right, defamation or any other unlawful act; or

4.1.4. the item in question relates to a discontinued line of data within the database or is otherwise out of date or redundant.

4.2. Eve shall promptly alter, withdraw or delete any item from the Data, upon notification by Embraer and in accordance with Embraer’s instructions.

4.3. Embraer shall not be liable for any use that Eve may make of any discontinued or superseded element of the Data and Eve shall indemnify and hold harmless Embraer from and against any claims that may be made by third parties on account of the use made by Eve of a discontinued or superseded element of the Data.

5. INTELLECTUAL PROPERTY

5.1. Nothing in this Agreement does or is intended to grant either Party any right, title, interest in or authorization to use the other’s Background IP save to the limited extent necessary hereunder for the performance of a SOW and the Permitted Purpose. For the avoidance of doubt, all Intellectual Property rights in the Data are and shall remain at all times the property of Embraer.

5.2. All Intellectual Property rights created, invented or developed in the course of performing the Permitted Purpose shall follow the applicable terms and conditions stablished under the specific SOW.

6. CONFIDENTIALITY & DATA SECURITY

6.1. Eve undertakes to keep the Data strictly confidential and only to use or disclose the same strictly in accordance with the Permitted Purpose (or as may be required by law or a court of competent jurisdiction).

6.2. Eve shall take appropriate technical and organizational measures against the unauthorized or unlawful accessing, processing and/or use of the Data, or processing or use beyond the scope of the Permitted Purpose, and against the accidental loss or destruction of, or damage to, such Data.

6.3. Eve shall restrict access to the Data to such of its employees and personnel who strictly need to access such data and/or information to undertake the Permitted Purpose, and shall ensure that all such employees and personnel are:

6.3.1. informed of the confidential nature of such data and/or information, the importance of processing it securely and the consequences of any breach of such confidentiality obligation, and

6.3.2. bound by and execute confidentiality undertakings on substantially the same terms as set out in this Agreement.

6.4. Upon the direction of Embraer (either at termination or earlier), Eve shall make reasonable efforts to return or provide evidence of the destruction of any Data belonging to Embraer.

7. COMPLIANCE WITH LAWS, ANTICORRUPTION AND EXPORT

7.1. Compliance with Laws

7.1.1. Each Party represents and warrants to the other Party hereto that, in connection with this Agreement (including the negotiation, execution, or performance thereof), it will not violate and, to the best of its knowledge, it has not violated the ABC Legislation. “ABC Legislation” means (a) the United Nations Convention against Corruption (being the subject of General Resolution 58/4); (b) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (c) the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, as amended; and (d) any applicable anti-money laundering laws and regulations with respect to a Party, and any legislation enacted in the country in which that Party is incorporated or where it will conduct activities related to this Agreement addressing anti-corruption, e.g. the Brazilian Clean Company Act.

7.2. Anticorruption

7.2.1. Each Party further represents and warrants that it has not offered, paid, promised to pay, or authorized the payment of money or anything of value to any director, officer, employee or agent of the other Party (“Party-Associated Persons”), or any other person in violation of the ABC Legislation, in connection with this Agreement. Each Party also represents that it did not, and will not, attempt to exert any undue influence over any Party-Associated Person, or any other person in violation of the ABC Legislation, in the context of this Agreement or the subject matter hereof. Each Party undertakes and covenants to refrain from offering, paying, promising to pay, or authorizing the payment of money or anything of value to any Party-Associated Person, or any other person in violation of the ABC Legislation, at any time, whether or not in relation to this Agreement, and further represents and warrants that it has not been offered or received money or anything of value from any Party-Associated Person in connection with this Agreement.

7.3. Export Compliance

7.3.1. Each Party represents and warrants that it will comply with all applicable laws related to the export, re-export, transfer or release of technical data hereunder. Without limiting the generality of the foregoing, each Party further represents and warrants that:

7.4. Each Party shall ensure that no technical data subject to the jurisdiction of the United States Export Administration Regulations (“EAR”) or the International Traffic In Arms Regulations (“ITAR”) shall be (i) exported, transferred, or released from the United States or by United States persons or (ii) re-exported, transferred, or released from countries other than the United States without first complying with all requirements of the EAR or ITAR, including the requirement for obtaining an export license, if applicable;

7.5. Each Party will comply with all similar requirements under the laws of any other country that has jurisdiction over the export, re-export, transfer or release of technical data under this Agreement, if applicable; and,

7.6. The Party disclosing technical data shall timely notify the Party receiving such data of the existence of any export control restrictions and, if a license is required, shall ensure that the appropriate license is in effect, and a copy is provided to the receiving Party, before release of such technical data.

8. INDEPENDENT CONTRACTORS

8.1. Each Party shall act as an independent contractor. No agency, partnership, joint venture or other joint relationship is created by this Agreement. Neither Party may make any commitments binding on the other, nor may either Party make any representation that they are acting for, or on behalf of, the other.

9. AMENDMENTS AND ASSIGNMENT

9.1. This Agreement may only be altered, amended or supplemented by a written instrument executed by duly authorized representatives of the Parties, except where otherwise provided herein.

9.2. Neither Party may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other, unless otherwise specifically provided in this Agreement or the MSA.

10. LIMITATION OF LIABILITY

10.1. ALTHOUGH EMBRAER ENDEAVORS TO USE REASONABLE CARE IN GENERATING, COMPILING, PUBLISHING AND PROVIDING THE DATA, THE LIABILITY OF EMBRAER AND ITS AFFILIATES FOR ANY CONTENT (OR THE USE OF SUCH CONTENT) AND ANY ERRORS, OMISSIONS OR INACCURACIES IN SUCH DATA, FOR WHATEVER REASON, IS LIMITED AS SET OUT IN THIS SECTION 10.

10.2. WITHOUT PREJUDICE TO ANY OTHER PROVISION OF THIS AGREEMENT, EVE SHALL BE SOLELY RESPONSIBLE AND PRIMARILY LIABLE FOR ALL USE OF THE DATA PROVIDED TO EVE. EMBRAER AND ITS AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS ARISING AS A RESULT OF ANY RELIANCE PLACED ON THE DATA.

10.3. NOTWITHSTANDING ANYTHING ELSE CONTAINED IN THIS AGREEMENT AND TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EMBRAER AND EMBRAER’S AFFILIATES AND ITS AND THEIR OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS SHALL NOT

BE LIABLE TO EVE UNDER ANY CIRCUMSTANCES FOR: (I) LOSS OF PROFITS OR CONTRACTS, LOSS OF BUSINESS OR ANTICIPATED SAVINGS, THE COST OF SUBSTITUTE SERVICES OR PRODUCTS, STATUTORY PENALTIES, PUNITIVE DAMAGES OR INDIRECT, SPECIAL, INCIDENTAL, MULTIPLE OR CONSEQUENTIAL LOSS, IN EACH CASE WHETHER ARISING FROM NEGLIGENCE, BREACH OF CONTRACT OR HOWSOEVER CAUSED WHETHER SUCH LOSS IS FORESEEABLE, FORESEEN OR UNKNOWN; (II) ANY LOSS OR DAMAGE ARISING FROM EVE’S FAILURE TO ENSURE SOFTWARE COMPATIBILITY WITH EVE’S HARDWARE AND OTHER SOFTWARE OR TO CARRY OUT APPROPRIATE VIRUS CHECKS; (III) ANY LOSS OR DAMAGE ARISING FROM EVE’S FAILURE TO USE THE DATA STRICTLY IN ACCORDANCE WITH ANY INSTRUCTIONS SET OUT OR MADE AVAILABLE BY EMBRAER; OR (IV) FOR ANY LIABILITY TO THIRD PARTIES INCURRED BY EVE, INCLUDING SUBCONTRATORS, OR ANY OTHER THEORY OF LIABILITY, INCLUDING STRICT LIABILITY.

10.4. IF NOTWITHSTANDING THE PROVISIONS OF CLAUSES 10.a,10.b AND 10.c, EMBRAER OR ITS AFFILIATES IS HELD TO BE LIABLE TO EVE FOR ANY REASON, EMBRAER AND ITS AFFILIATES’ AGGREGATE LIABILITY TO EVE UNDER THIS AGREEMENT (WHETHER ARISING FROM NEGLIGENCE, BREACH OF CONTRACT OR OTHERWISE) SHALL NOT EXCEED FIVE PERCENT (5%) OF THE AGGREGATE AMOUNTS PAID OR PAYABLE TO EMBRAER IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO ANY SUCH CLAIM PURSUANT TO THE APPLICABLE SOW FOR WHICH THE DATA IS USED IN ACCORDANCE WITH THIS AGREEMENT.

11. TERM AND TERMINATION OF AGREEMENT

11.1. This Agreement shall come into force as of the Effective Date and shall continue until terminated in accordance with this section.

11.2. This Agreement may be terminated by Embraer giving prior written notice to Eve (with termination taking effect on the expiration of the notice period to be reasonably specified by Embraer) if:

11.2.1. Eve commits any material breach or persistent breach of any of the terms of this Agreement;

11.2.2. Eve is unable to pay its debts as they fall due or is the subject of a bankruptcy petition or enters into compulsory or voluntary liquidation or compounds with or convenes a meeting of its creditors or has a receiver, manager, administrator or administrative receiver appointed of its assets or ceases for any reason to carry on business.

11.3. This Agreement may be terminated immediately by Embraer upon written notice to Eve if Eve USA or Eve Brazil comes under direct or indirect control of any entity competing with Embraer or its Affiliates.

11.4. This Agreement may be terminated by Embraer giving ninety (90) days’ notice in writing to Eve, such termination to take effect on the expiration of the ninety (90) day notice period, if:

11.4.1. Embraer determines in its reasonable commercial judgment that the termination is necessary to protect Embraer or the Data from operational, business, legal, or security risk; or

11.4.2. there is no valid SOW whereby access to the Data is needed for a Permitted Purpose.

11.5. The termination of this Agreement shall not affect any on-going (“in force and effect”) SOW.

12. CONSEQUENCES OF TERMINATION

12.1. On expiry or termination of this Agreement for any reason:

12.1.1. all rights and obligations of the Parties (other than any accrued rights of action and liabilities or obligations which expressly or by implication are to come into or continue in force on or after termination of this Agreement including, Sections 5 and 6) shall automatically cease and terminate; and

12.1.2. unless otherwise agreed in writing by Embraer, Eve shall immediately cease all use of any Data and delete all Data from Eve’s systems and will, at Embraer’s option, erase, delete or otherwise destroy or return to Embraer all copies of the Data in whatever format and certify to Embraer that this has been done.

12.2. Survival. The Parties’ obligations under this Agreement which by their nature are intended to continue beyond the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

13. NOTICES

13.1. All notices or communications (or other normal business communications) required by this Agreement or desired to be given hereunder, shall be in writing, addressed as follows, and given by certified or registered mail, return receipt requested, courier or e-mail transmission and shall be deemed to be given when received. Each Party may change its cognizant point of contact by written notice to the other.

If to Eve USA:

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:	Flávia Pavie
Email:	fpavie@eveairmobility.com

If to Eve Brazil:

Rodovia Presidente Dutra, km 134, 12247-004 –

Eugênio de Melo, São José dos Campos, SP

Attention:	Flávia Pavie
Email:	fpavie@eveairmobility.com

If to Embraer:

Avenida Dra. Ruth Cardoso, 8501,

30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil

Attention:	Fabiana Klajner Leschziner
Email:	fabiana.leschziner@embraer.com.br

14. EXCUSABLE DELAY

14.1. Each Party shall be excused for failures and delays in performance caused by war, terrorist acts, riots or insurrections in such Party’s country, any laws, proclamations, ordinances, or regulations of the government of such Party’s country or of any political subdivision of such country, floods, fires, explosions or other catastrophes beyond the reasonable control of and without the fault of such Party. To the extent that any such cause actually retards a Party’s performance under this Agreement, the scheduled time for performance shall be extended for a period of time to be determined by the Parties after an assessment of alternate work methods. Any Party claiming any such excuse for failure or delay in performance shall give prompt written notice thereof to the other Party.

14.2. If the excusable delay event continues for a period of six (6) months or more and no alternative arrangements which are effective to restore full performance are made within that time, the Party not affected by the excusable delay event may terminate this Agreement by giving not less than thirty (30) days prior written notice to the other Party, but the notice shall be of no effect if the Party affected by the excusable delay event resumes full performance of its obligations before the expiry of the notice period.

15. GOVERNING LAW AND DISPUTE RESOLUTION

15.1. All disputes arising out of or in connection with this Agreement which cannot be resolved amicably by the Parties shall be determined in accordance with the MSA.

16. GENERAL CONDITIONS

16.1. Each Party is responsible for ensuring the safety of its own employees and shall comply with all legal requirements whether imposed by statute, statutory instrument, regulation, common law or otherwise which is required to be observed to perform its obligations and/or representations under this Agreement.

16.2. Unless otherwise agreed in writing between the Parties, each Party shall be responsible for its costs and expenses in performing this Agreement.

16.3. The waiver in a particular instance of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition in future instances.

16.4. The headings contained in this Agreement are for the conveniences of the Parties and shall not change the meaning or construction of the Articles.

16.5. This Agreement shall be severable such that the invalidity or unenforceability of any portion or provision of this Agreement shall in no way affect the validity or enforceability of any other portion or provision. If any portion or provision of this Agreement is held invalid or unenforceable, the balance of the Agreement shall be construed and enforced as if it did not contain such invalid or unenforceable portion or provision.

16.6. This Agreement and all exhibits, attachments and appendices hereto set forth the entire understanding and agreement of the Parties with respect to the subject matter, superseding any prior or contemporaneous written or oral agreements thereon.

17. COUNTERPARTS

17.1. This Agreement may be signed by the Parties in any number of separate counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

EVE UAM, LLC		EMBRAER S.A.

By:	/s/ André Duarte Stein	By:	/s/ Antonio Carlos Garcia
Name:	André Duarte Stein	Name:	Antonio Carlos Garcia
Title:	President	Title:	Executive Vice President & CFO

By:	/s/ Eduardo Siffert Couto	By:	/s/ Fabiana Klajner Leschziner
Name:	Eduardo Siffert Couto	Name:	Fabiana Klajner Leschziner
Title:	Officer	Title:	Executive Vice President, General Counsel & Chief Compliance Officer

EVE SOLUÇÕES DE MOBILIDADE AÉREA URBANA LTDA.

By:	/s/ André Duarte Stein
Name:	André Duarte Stein
Title:	Director

By:	/s/ Luiz Felipe Ribeiro Valentini
Name:	Luiz Felipe Ribeiro Valentini
Title:	Director

[Signature Page to Database Limited Access Agreement]

ANNEX N

EXECUTION VERSION

Shared Services Agreement

This Shared Services Agreement (this “Agreement”), dated as of December 14, 2021 (the “Effective Date”), is by and among Embraer S.A, a joint-stock corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil having its principal place of business at Avenida Brigadeiro Faria Lima, 2170, in the City of São José dos Campos, State of São Paulo, Brazil (“Embraer”), Embraer Aircraft Holding, Inc., a corporation organized under the laws of the State of Delaware, United States of America (“EAH”), EVE Soluções de Mobilidade Aérea Urbana Ltda., a company existing under the laws of Brazil, which address and principal place of business is at Rodovia Presidente Dutra, km 134 in São José dos Campos, state of São Paulo 12247-004 (“Eve Brazil”) and EVE UAM, LLC, a limited liability company organized under the laws of the State of Delaware, United States of America, having its principal place of business at 276 SW 34th Street, Fort Lauderdale, FL 33315 (“Eve” and together with Embraer, EAH and Eve Brazil the “Parties”, and each a “Party”).

WHEREAS, Embraer is a global aerospace conglomerate, with headquarters in Brazil, that produces commercial, military, executive and agricultural aircraft and provides aeronautical services, and maintains industrial units, offices, service and parts distribution centers, among other activities, worldwide;

WHEREAS, Eve is engaged in the urban air mobility industry, and currently has plans to launch and commercialize advanced electric vertical takeoff and landing vehicles, a global services and support network, and an air traffic management solution for urban air mobility;

WHEREAS, EAH is a direct wholly-owned subsidiary of Embraer;

WHEREAS, Eve Brazil is a direct wholly-owned subsidiary of Eve and, as of the date of this Agreement, Eve is a direct wholly-owned subsidiary of EAH;

WHEREAS, pursuant to the terms and subject to the conditions of that certain Business Combination Agreement expected to be signed by and among Embraer, EAH, Eve and Zanite Acquisition Corp., a Delaware corporation (“Zanite”), it is contemplated that, through a series of transactions provided therein, Eve will become a wholly-owned subsidiary of Zanite;

WHEREAS, Eve and Embraer have entered into a Master Services Agreement, dated as of the Effective Date (the “Embraer Master Agreement”); and

WHEREAS, Eve and Eve Brazil desire that Embraer or EAH, as applicable, provide certain shared administrative services to Eve and Eve Brazil in each case under and pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the following meanings:

(a) “Action” means any claim, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation or investigation by or before any Governmental Authority.

(b) “Administrative Services” means accounting, information technology, compliance, tax, purchase of direct and indirect material as well as fixed assets to support product development, purchase of services regarding indirect supply chain, financial, human resources people management (including hiring, payroll, dismissal) and other relevant administrative and backoffice services.

(c) “Additional Services” mean any additional services not covered by the terms of this Agreement that the Parties may mutually agree will be provided by Embraer or EAH to support the growth and development of Eve or Eve Brazil, as applicable.

(d) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Embraer and its Affiliates (which for the avoidance of doubt, shall not include Eve and its Subsidiaries), on the one hand, and Eve and its Subsidiaries, on the other hand, shall be deemed not to be Affiliates of each other.

(e) “Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in the state of New York, United States or the cities of São Paulo or São José dos Campos, state of São Paulo, Brazil are closed for business.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(g) “Data Protection Laws” mean any data protection or privacy Laws, whether currently in force or enacted during the Term.

(h) “Embraer Party” means Embraer or an Affiliate of Embraer.

(i) “Embraer’s Standard of Care” means the applicable Embraer Party’s (i) performance of the applicable Shared Services, in each case, in compliance with applicable Laws and in a timely, efficient, and professional manner, and if applicable, at a level of service, skill and care (including in terms of capacity, timeliness, efficiency, professionalism, and quality) with which such Shared Services were performed in the ordinary course of business within the twelve (12) month period prior to the Effective Date, but in any case at the level of service, skill, and care (including in terms of capacity, timeliness, efficiency, professionalism, and quality) that is at least customary for such Shared Service and no less than the level applied to the applicable Embraer Party for similar services for its own business, and in any event, with the same priority applied to such Embraer Party’s own business and its Affiliates, and in any event, such level of service, skill and care (including in terms of capacity, timeliness, efficiency, professionalism, and quality) shall equal the standard of care of other global suppliers of similar products, services and solutions of similar volumes.

(j) “Eve Party” means Eve or an Affiliate of Eve.

(k) “Governmental Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

(l) “Governmental Order” means any order, judgment, injunction, temporary restraining order, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

(m) “Law” means any statute, act, law, court order, constitution, treaty, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

(n) “Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any political subdivision, agency or instrumentality or other entity of any kind.

(o) “Personnel” of a Person means any agents, employees, contractors or subcontractors engaged or appointed by such Person (including, with respect to Embraer or its Affiliates, Subcontractors of Embraer or its Affiliates).

(p) “Representatives” means a Person and its Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys and Third Party advisors.

(q) “Services Taxes” means the Taxes imposed on the gross revenues derived from the provision of Shared Services. For the sake of clarity, the definition of Service Taxes includes, in Brazil, the Imposto Sobre Serviços de Qualquer Natureza—ISS, the Contribuição para os Programas de Integração Social—PIS and the Contribuição para o Financiamento da Seguridade Social—COFINS, but does not include Taxes assessed or levied on income or net profits (such as, in Brazil, the Imposto sobre a Renda da Pessoa Jurídica—IRPJ and the Contribuição Social sobre o Lucro Líquido—CSLL).

(r) “Shared Services” means the Administrative Services set forth in Exhibit 1 hereof, together with any Additional Services that may be agreed upon from time to time.

(s) “Tax” (including the term “Taxation”) means, without duplication, (i) taxes, charges, fees, contributions, social contributions, contributions on economic intervention imposts, levies or any other assessments imposed by any Tax Authority, including all income, profits, revenues, franchise, services, receipts, gross receipts, margin, capital, financial, net worth, sales, use, excise, recording, real estate, real estate transfer, escheat, unclaimed property, withholding, alternative minimum or add on, ad valorem, inventory, payroll, estimated, goods and services, employment, welfare, social security, disability, occupation, unemployment, general business, premium, real property, personal property, capital stock, stock transfer, stamp, transfer, documentary, conveyance, production, windfall profits, pension, duties, customs duties, contributions on import transactions, value added and other similar taxes, withholdings, duties, charges, fees, levies, imposts, license and registration fees, governmental charges and assessments, including related interest, penalties, fines, additions to tax and expenses levied by any Tax Authority, (ii) any liability for the payment of amounts described in clause (i) whether as a result of transferee liability, joint and several or secondary liability for being a member of an affiliated, consolidated, combined, unitary or other economic group (defined within the meaning of Section 1504(a) of the Code or any similar provision of foreign, state, provincial or local applicable Law), including under Section 1.1502-6 of the Treasury Regulations for any period, or payable by reason of contract assumption, operation of Law, or otherwise and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement.

(t) “Tax Authority” means any national, federal, state, local, or municipal Governmental Authority exercising authority to charge, audit, regulate or administer the imposition of Taxes (including the Brazilian Federal Revenue Service (Secretaria da Receita Federal do Brasil) and the U.S. Internal Revenue Service).

(u) “Third Party” means any Person, other than an Embraer Party or an Eve Party.

(v) “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

Section 1.2 Construction.

(a) As used in this Agreement, (i) each of the words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (ii) references to any specific Law in this Agreement shall be deemed to refer to such as amended from time to time and to any rules or regulations and interpretations promulgated thereunder; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in electronic form; (v) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereinafter,” “hereunder” and derivative or similar words shall, unless otherwise stated, be construed to refer to this entire Agreement as a whole, including the Exhibits and Schedules hereto, and not merely to any particular provision of this Agreement; (vi) references to articles, sections, clauses, exhibits and schedules are to the articles, sections and clauses of, and exhibits and schedules to, this Agreement, unless otherwise specified; (vii) terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement and when used in any certificate or other document made or delivered pursuant hereto, except as otherwise indicated in this Agreement or unless otherwise defined therein; (viii) all references to “days” in this Agreement shall mean calendar days unless otherwise specified; (ix) words of any gender include each other gender; (x) the word “or” shall be disjunctive but not exclusive; (xi) reference to any Person includes such Person’s successors and permitted assigns; (xii) references to amounts of currency are references to United States Dollars unless otherwise indicated; and (xiii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

NATURE AND SCOPE OF SERVICES

Section 2.1 Shared Services. Subject and pursuant to this Agreement, Embraer or EAH will provide, or cause to be provided, to Eve or Eve Brazil, as applicable, the Shared Services, and each of Embraer and EAH will, and will cause any Affiliate of Embraer providing Shared Services to Eve or Eve Brazil to, perform and provide such Shared Services in accordance with Embraer’s Standard of Care.

Section 2.2 Facilitation of Shared Services.

(a) Obligations of Eve and Eve Brazil. Each of Eve and Eve Brazil shall (i) subject to the terms and conditions of Section 4.1, provide any information and documentation to the applicable Embraer Party in the possession or under the control of the Eve Parties that is necessary for the applicable Embraer Party to perform or supply, or cause to be performed or supplied, the Shared Services (which shall include, but not be limited to, information related to budgeting, workforce planning (including information with respect to employee recruitment), human resources data-management systems and meal reimbursements) (ii) make available, as reasonably requested by the applicable Embraer Party, sufficient resources, timely decisions, approvals and acceptances that are required by the applicable Embraer Party so that the applicable Embraer Party can accomplish its obligations hereunder in a timely manner, and (iii) provide reasonable access to the applicable

Embraer Party (or the Personnel who need to have such access) to premises, employees, contractors, systems and equipment of the applicable Eve Parties to the extent required to enable the applicable Embraer Party to provide the Shared Services, provided that the applicable Embraer Party, and each of its applicable Personnel, shall strictly follow all of the applicable Eve Party’s reasonable policies, rules and procedures applicable with respect to such access.

(b) Additional Obligations of Eve Brazil. If the use of a software/ system is required by Eve Brazil or by Embraer so that Embraer can accomplish its obligations hereunder in a timely manner, (i) Eve Brazil shall directly negotiate the purchase of new software/ systems licenses with vendors from time to time, provided that that such vendors and licenses meet Embraer’s criteria for its own vendors and licenses, or (ii) in the event that Embraer purchases such licenses directly, Embraer shall be reimbursed by Eve Brazil for the purchase price for such licenses.

FEES AND PAYMENT

Section 3.1 Payment of Incurred Costs & Expenses Reimbursement. Each of Eve and Eve Brazil shall pay the incurred costs and shall reimburse the applicable Embraer Party for all reasonable expenses incurred by the applicable Embraer Party and its Representatives in connection with the provision of Shared Services to Eve or Eve Brazil, as set forth in Exhibit 2 (the “Costs and Expenses”). Costs and Expenses will be payable within forty-five (45) days of receipt by Eve or Eve Brazil of an invoice from the applicable Embraer Party. All payments and amounts due or paid under or in connection with this Agreement will be in United States Dollars. No payment shall be deemed to have occurred unless and until the amounts due are fully credited to the applicable Embraer Party, in freely available US dollars in the bank or other account designated by the applicable Embraer Party.

Section 3.2 Taxes. The Eve Parties (individually and not jointly with respect to any Shared Services provided to such Eve Party) shall (i) bear any and all Service Taxes relating to sums payable to the Embraer Parties in connection with this Agreement and (ii) be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any Governmental Authority on any amounts payable by the Eve Parties hereunder; provided, that, in no event shall any Eve Party pay or be responsible for any Taxes imposed on, or regarding, any Embraer Party’s income, personnel, or real or personal property or other assets. If any Eve Party is required by law to make any deduction or withholding from any payment made or due to any Embraer Party, the amount due from such Eve Party in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the applicable Embraer Party receives a net amount equal to the amount such Embraer Party would have received had no such deduction or withholding been required to be made. The Embraer Parties shall include the Services Taxes on the invoices issued to the applicable Eve Party, where reasonably possible.

Section 3.3 Late Payments. Except for invoiced payments that Eve or Eve Brazil has successfully disputed, all late payments shall bear interest at the lesser of (a) the rate per annum equal to the prime rate as published in the Wall Street Journal (or similar or successor publication thereto, if the Wall Street Journal is no longer being published) from time to time, measured as of the applicable due date, plus three (3%) percent, and (b) the highest rate permissible under applicable Law, calculated daily and compounded monthly. Each of Eve and Eve Brazil shall also reimburse the applicable Embraer Party for all reasonable and documented out-of-pocket costs incurred in collecting any late payments, including reasonable attorneys’ fees.

Section 3.4 Suspension. In addition to all other remedies available under this Agreement or at law, Embraer and EAH shall be entitled to suspend the provision of any Shared Services if Eve or Eve Brazil, as applicable, fails to pay any amounts when due hereunder and such failure continues for ninety (90) days following written notice thereof.

Section 3.5 No Offset. Neither of the Parties nor their Affiliates’ payment obligations hereunder shall be subject to offset or reduction for any reason, including by reason of any alleged breach of any provision of this Agreement; provided that (a) during such forty-five (45) day period the Parties shall discuss in good faith any such dispute, and (b) the relevant Party shall promptly resume providing any such suspended Shared Services upon receipt of such payment.

CONFIDENTIALITY

Section 4.1 Confidentiality. From time to time during the Term, either Party or its Representatives (as the “Disclosing Party”) may disclose or make available to the other Party or its Representatives (as the “Receiving Party”), non-public, proprietary, or confidential information of the Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed (“Confidential Information”); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of the Receiving Party’s breach of this Section 4.1; (b) is or becomes available to the Receiving Party on a non-confidential basis from a Third-Party source (other than a Representative of a Party), provided that such Third Party is not and was not prohibited from disclosing such Confidential Information; (c) was in the Receiving Party’s possession prior to the Disclosing Party’s disclosure under or in connection with this Agreement or its subject matter; or (d) was or is independently developed by the Receiving Party without using or referencing any of the Disclosing Party’s Confidential Information. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own similar confidential information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any Person, except to Persons who reasonably need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. If the Receiving Party is required by applicable Law to disclose any Confidential Information, it shall, prior to making such disclosure, use commercially reasonable efforts to notify the Disclosing Party of such requirements to afford the Disclosing Party the opportunity to seek, at the Disclosing Party’s sole cost and expense, a protective order or other remedy (and the Receiving Party shall reasonably cooperate with the Disclosing Party in connection therewith)..

COMPLIANCE WITH LAW

Section 5.1 Legal Compliance.

(a) Compliance with Laws. Each Party shall comply with all Laws applicable to its activities and performance under and in connection with this Agreement. Without limiting the generality of the foregoing, each Party represents and warrants to the other Party hereto that, in connection with this Agreement (including the negotiation, execution, or performance thereof), it will not violate and, to the best of its knowledge, it has not violated applicable “ABC Legislation”. “ABC Legislation” means (a) the United Nations Convention against Corruption (being the subject of General Resolution 58/4); (b) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010; (d) any applicable anti-money laundering laws and regulations with respect to a Party; and (e) any legislation enacted in the country in which that Party is incorporated or where it will conduct activities related to this Agreement addressing anti-corruption, e.g. the Brazilian Clean Company Act.

(b) Anti-Corruption. Each Party further represents and warrants that it has not offered, paid, promised to pay, or authorized, requested or received the payment of money or anything of value to or from any director, officer, employee or agent of the other Party (“Party-Associated Persons”), or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party also represents that it did not, and will not, attempt to exert any undue influence over any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, in connection with this Agreement. Each Party undertakes and covenants to refrain from offering, paying, promising to pay, or authorizing the payment of money or anything of value to any Party-Associated Person, or any other Person in violation of applicable ABC Legislation, at any time, whether or not in relation to this Agreement.

(c) Trade Control. Each Party shall comply with all applicable export, import, and sanctions Laws, as they may be amended from time to time, of the government of the United States and any other applicable Governmental Authority (“Trade Control Laws”) in which Embraer and Eve and their respective Affiliates conduct business pursuant to this Agreement. Each Party shall maintain in effect policies and procedures designed to ensure its respective compliance with all applicable export, import, and sanctions Laws. If a Party engages in the export or import of a controlled item in connection with this Agreement, it shall obtain all export and import authorizations that are required under the applicable Trade Control Laws. At the reasonable request of a Party, the other Party shall provide reasonable efforts, including providing necessary documentation including import certificates, end-user certificates, and retransfer certificates, at its own expense to support the requesting Party in obtaining all necessary export and import authorizations and responding to any Governmental Authority inquiry or request for information, in each case required for the Parties to perform their obligations under this Agreement. Such documentation shall be provided to the other Party or an applicable requesting Governmental Authority in a reasonable time.

Section 5.2 Data Privacy and Cybersecurity. Each Party shall comply and shall ensure that its Personnel and other Representatives comply with, the provisions of any Data Protection Laws applicable to their conduct under or in connection with this Agreement. To the extent required under applicable Data Protection Laws with respect to the transfer of personal data, the Parties shall enter into (or to the extent required by such Data Protection Laws, cause their respective Affiliates to enter into) such other agreements as may be required by the applicable Data Protection Laws. Each Party shall implement adequate policies and commercially reasonable security measures regarding the integrity and availability of the information technology and software applications owned, operated, or outsourced by that Party, and the data and Intellectual Property thereon. In case one Party or its Affiliates experiences any of the following events, it shall, as soon as such Party is aware, use reasonable efforts to notify the other Party within thirty-six (36) hours of: a confirmed data breach involving the unauthorized access to or accidental or illicit destruction, loss, change, communication, or dissemination of information related to an identified or identifiable natural person provided by the other Party or its Affiliates or Intellectual Property; or any order issued by a judicial or administrative authority regarding data exchanged between the Parties under this Agreement. Each Party shall use reasonable efforts to notify the other Party within thirty-six (36) hours of receiving: data subject requests related to an identified or identifiable natural person provided by the other Party or its Affiliates, such as access, rectification and deletion requests; and any complaint regarding the processing of data related to an identified or identifiable natural person provided by the other Party or its Affiliates, including allegations that the processing operations violate data subject rights.

TERM AND TERMINATION

Section 6.1 Term, Termination, and Survival.

(a) Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until the fifteenth (15th) anniversary of the Effective Date, unless earlier terminated pursuant to this Agreement (the “Term”).

(b) Termination of Agreement.

(i) This Agreement shall automatically terminate in the event that the Embraer Master Agreement terminates.

(ii) Any Party may terminate this Agreement, effective upon written notice to a Party to which it provides or receives Shared Services (the “Defaulting Party”) if the Defaulting Party:

(1) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within ninety (90) days after receipt of written notice of such breach; or

(2) (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within ten (10) Business Days or is not dismissed or vacated within sixty (60) days after filing; (C) is dissolved or liquidated or takes any corporate action for such purpose; (D) makes a general assignment for the benefit of creditors; or (E) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c) Termination for Eve’s Convenience, before Expiration of the Term. Eve may terminate this Agreement on behalf of the Eve Parties by providing at least thirty (30) days’ written notice to the applicable Embraer Parties, without any penalties to the Eve Parties. Upon termination, the Eve Parties, as applicable, shall remain obligated to make any outstanding payments owed to the Embraer Parties, as applicable, under this Agreement.

(d) Effect of Termination. Upon any termination or expiration of this Agreement, this Agreement shall, upon any Eve Party’s written request, continue for an additional wind-down period, not to exceed twelve (12) months, to allow such Eve Party to transition the Shared Services then provided to a Third Party (the “Transition Period”). During the Transition Period, the applicable Embraer Party shall continue to provide any ongoing Shared Services that have not been transitioned from such Embraer Party pursuant to, and on the same terms and conditions set forth in, this Agreement; provided, that such Eve Party is in material compliance with this Agreement with respect thereto. For the avoidance of doubt, this Agreement shall terminate fully upon the applicable Eve Party’s completion of its transition or the end of the Transition Period, whichever is earlier. During the Transition Period, the Parties shall, at the applicable Eve Party’s cost and expense, reasonably cooperate in good faith in an effort to facilitate the transition by such Eve Party from the Shared Services hereunder.

(e) Survival. Upon any termination or expiration of this Agreement, the following rights and obligations shall survive such expiration or termination: (a) the obligations of each Party under ARTICLES VIII and IX, X and (b) each Party’s right to receive payment in accordance with ARTICLE III hereof for those Shared Services rendered to such Party prior to, or in connection with (in accordance with the terms and conditions of this Agreement), the termination or expiration of this Agreement.

FORCE MAJEURE.

Section 7.1 Force Majeure. No Party or its Representatives shall be liable or responsible to the other Party or its Representatives, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Eve Parties to make payments to the Embraer Parties hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including the following events (“Force Majeure Events”): (a) acts of God; (b) flood, fire, earthquake, volcano eruption, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) order of a Governmental Authority, Law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) epidemics and pandemics; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; (i) shortage of adequate power or transportation facilities; (j) failure, delay or inadequacy of Third Parties in delivering or otherwise providing products, parts, components or services; and (k) other similar events beyond the reasonable control of the Impacted Party.

Section 7.2 Resumption of Performance. The Impacted Party shall give notice as soon as reasonably practicable of the Force Majeure event to any Party that it either provides Shared Services to or receives Shared Services from stating the period of time the occurrence is expected to continue. The Impacted Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized, and shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. For the avoidance of doubt, the Eve Parties shall not be obligated to pay the Embraer Parties for such Shared Services during such period when the Embraer Parties are not themselves providing or procuring such Shared Services.

REPRESENTATIONS AND WARRANTIES.

Section 8.1 Representations and Warranties. The Parties hereto each, individually and not jointly, represent and warrant to any such other Party that it either provides Shared Services to or receives Shared Services from that (a) it is duly incorporated, organized or formed, validly existing, and in good standing as a corporation or other legal entity, as applicable, under the Laws of its jurisdiction of incorporation, organization or formation; (b) it has all rights, power and authority required to enter into this Agreement and to perform its obligations hereunder; (c) it has taken all requisite corporate and other action to approve and authorize the execution, delivery and performance of this Agreement; (d) such Party’s execution, delivery and performance of this Agreement will not violate any other agreement, restriction, or applicable Law to which such Party is a party or by which such Party is bound; (e) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; and (f) no action, consent or approval by, or filing with, any Governmental Authority, or any other Person, is required in connection with the execution, delivery or performance by either Party of this Agreement or the consummation by either Party of the transactions contemplated by this Agreement.

Section 8.2 No Other Representations or Warranties. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE PROVIDED IN SECTION 8.1. ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED.

Section 8.3 Assumption of Risk. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE EVE PARTIES ASSUME ALL RISK AND LIABILITY FOR THE RESULTS OF THEIR BUSINESS AND CUSTOMER RELATIONSHIPS, INCLUDING THE USE OF ANY PRODUCTS OR SERVICES, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY THE EMBRAER PARTIES OR THEIR REPRESENTATIVES, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE GOODS OR SERVICES.

INDEMNIFICATION.

Section 9.1 Indemnification.

(a) Eve Indemnification Obligations. From and after the date of this Agreement, each of Eve and Eve Brazil shall indemnify, defend and hold harmless the Embraer Parties and their respective Representatives from and against any and all losses, liabilities, claims, damages, costs (including attorneys’ fees), expenses, interests, awards, judgments, suits, disbursements, penalties and Taxes (“Losses”) arising from any claim, action, suit or proceeding brought by any Third Party (“Third Party Claim”) to the extent relating to or in connection with (i) the Shared Services hereunder (including the presence of Representatives of the Embraer Parties on the property or premises of the Eve Parties or their Representatives in connection with the provision of Shared Services) or (ii) the conduct of the UAM Business by or on behalf of the Eve Parties, except to the extent that such Losses were caused by common law fraud, gross negligence or willful misconduct of the Embraer Parties.

(b) Embraer Indemnification Obligations. From and after the date of this Agreement, each of Embraer and EAH shall indemnify, defend and hold harmless the Eve Parties and their respective Representatives, and Embraer shall indemnify, defend and hold harmless Eve Brazil and its Representatives, from and against any and all Losses arising from any Third Party Claims to the extent caused by common law fraud, gross negligence or willful misconduct of Embraer or EAH.

(c) Indemnification Procedures.

(i) The party making a claim under this Section 9.1 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Section is referred to as the “Indemnifying Party”. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any pending or threatened Third Party Claim that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim and, to the extent known, a good faith, non-binding, estimate of the aggregate Dollar amount of Losses to which such Indemnified Party might be entitled; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.1 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

(ii) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.1(c)(i), the Indemnifying Party will be entitled to assume the defense and control of any Third Party Claim with counsel reasonably acceptable to the Indemnified Party (acting reasonably), but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with the Indemnified Party’s own counsel and at the Indemnified Party’s own expense. If the Indemnifying Party does not assume the defense and control of any Third Party Claim, it may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim. If the Indemnifying Party shall have assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim; provided that the Indemnifying Party shall (i) subject to any right of appeal, pay or cause to be paid all amounts in such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably, withheld, conditioned or delayed.

Section 9.2 Limitation of Liability.

(a) Disclaimer of Consequential Damages. EXCEPT TO THE EXTENT ARISING FROM SUCH PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

(b) Damages Limitation. EXCEPT TO THE EXTENT ARISING FROM AN EMBRAER PARTY’S COMMON LAW FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, IN NO EVENT SHALL THE EMBRAER PARTIES’ AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THIRTY PERCENT (30%) OF THE

AGGREGATE AMOUNTS PAID OR PAYABLE TO THE EMBRAER PARTIES PURSUANT TO THIS AGREEMENT (INCLUDING ALL OUTSTANDING SOWS) IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

Section 9.3 Mitigation. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Article XI, regarding indemnification rights and indemnification obligations shall be deemed to override any obligations with respect to mitigation of Losses existing under applicable Law.

MISCELLANEOUS

Section 10.1 Entire Agreement. This Agreement, including and together with any exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

Section 10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the receiving Party at its address set forth below (or to such other address that any Party may designate from time to time in accordance with this Section). All Notices may be delivered by email or similar, comparable electronic communications, except that Notices to a Defaulting Party under Section 6.1 must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the Party to which such Notice is addressed and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Embraer or EAH:	Embraer S.A. Avenida Dra. Ruth Cardoso, 8501, 30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil Attention: Fabiana Klajner Leschziner Email: fabiana.leschziner@embraer.com.br

Notice to Eve:	EVE Holding, Inc. 276 SW 34th Street Fort Lauderdale, FL 33315 Attention: Flávia Pavie Email: fpavie@eveairmobility.com

Notice to Eve Brazil:	EVE Soluções de Mobilidade Aérea Urbana Ltda. Rodovia Presidente Dutra, km 134, 12247-004 – Eugênio de Melo, São José dos Campos, SP Attention: Flávia Pavie Email: fpavie@eveairmobility.com

Section 10.3 Escalation of Disputes.

(a) Disputes. Any dispute, controversy, or claim arising out of or relating to this Agreement (and any subsequent amendments thereof), or the breach, termination, or validity thereof (each a “Dispute”), shall be finally resolved in accordance with the procedures set forth in this Section 10.3 and Section 10.5.

(b) Relationship Managers. At such time as a Dispute arises, any Party shall deliver written notice of such Dispute (a “Dispute Notice”). Upon delivery of a Dispute Notice, the Dispute shall be referred to the appropriate Relationship Managers for resolution. If the Relationship Managers are unable to resolve such

Dispute in writing within fifteen (15) Business Days after receipt by a Party of the Dispute Notice or such longer period as the Parties may agree, either Party may deliver notice in writing that the Dispute be escalated to the Global Relationship Managers.

(c) Global Relationship Managers. Promptly after receipt of written notice of escalation by either Party pursuant to Section 10.3(b), the Parties shall submit the Dispute to the Global Relationship Managers for resolution. If such Dispute is not resolved in writing by the Global Relationship Managers within fifteen (15) Business Days after delivery of a Party’s written escalation notice or such longer period as the Parties may agree, then either Party may deliver notice in writing that the Dispute be submitted for arbitration in accordance with Section 10.5.

(d) Tolling of Disputes. With respect to the subject Dispute, no party shall be entitled to rely upon the expiration of any limitations period or contractual deadline during the period between the date of receipt of the Dispute Notice and the date of any arbitration being commenced under Section 10.5 with respect to the Dispute.

(e) Negotiations Inadmissible. All offers, promises, conduct, and statements, whether oral or written, made in the course of the negotiations under Section 10.3(a)-(c) by any of the parties, their agents, employees, experts and attorneys are confidential, privileged, and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-disclosable as a result of its use in the negotiation.

Section 10.4 Choice of Law. This Agreement, including all exhibits, schedules, attachments and appendices, and all claims or causes of action based upon, arising out of or relating to this Agreement or the transactions contemplated thereby, shall be governed by, and construed in accordance with, Laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Delaware.

Section 10.5 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement, including all exhibits, schedules, attachments and appendices, or all transactions contemplated by Agreement, must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 10.5.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.6 Severability. If any term or provision of this Agreement is found by the arbitrators or court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction or under any present or future applicable Law, such invalidity, illegality or unenforceability will be fully severable, and shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court or arbitrators may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.7 Amendments. No amendment to or modification of this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each Party.

Section 10.8 Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.9 Assignment and Change of Control. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void and of no effect; provided that (a) each of Embraer and EAH may assign any right, benefit, remedy, obligation or liability hereunder to an Affiliate thereof or in connection with the sale or other disposition of any applicable business or assets of the Embraer Parties, and (b) in the event that Eve or Eve Brazil undergoes a direct or indirect change of control in connection with, or assigns, transfers, delegates or subcontracts any of its rights or obligations under this Agreement to, an Embraer Competitor, each of Embraer and EAH shall have the right to terminate this Agreement by providing at least thirty (30) days’ prior written notice to Eve or Eve Brazil, as applicable.

Section 10.10 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors, permitted assigns and permitted transferees.

Section 10.11 Affiliates. Each Party shall cause its Affiliates to comply with the terms and conditions of this Agreement applicable to such Party.

Section 10.12 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party nor its Affiliates shall have authority to contract for or bind the other Party or its Affiliates in any manner whatsoever.

Section 10.13 No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement, and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.14 Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

EVE UAM, LLC		EMBRAER S.A.

By:	/s/ André Duarte Stein	By:	/s/ Antonio Carlos Garcia
Name:	André Duarte Stein	Name:	Antonio Carlos Garcia
Title:	President	Title:	Executive Vice President & CFO

By:	/s/ Eduardo Siffert Couto	By:	/s/ Fabiana Klajner Leschziner
Name:	Eduardo Siffert Couto	Name:	Fabiana Klajner Leschziner
Title:	Officer	Title:	Executive Vice President, General Counsel & Chief Compliance Officer

EVE SOLUÇÕES DE MOBILIDADE AÉREA URBANA LTDA.		EMBRAER AIRCRAFT HOLDING, INC.

By:	/s/ André Duarte Stein	By:	/s/ Gary Kretz
Name:	André Duarte Stein	Name:	Gary Kretz
Title:	Director	Title:	Officer

By:	/s/ Luiz Felipe Ribeiro Valentini	By:	/s/ Michael Klevens
Name:	Luiz Felipe Ribeiro Valentini	Name:	Michael Klevens
Title:	Director	Title:	Officer

[Signature Page to Shared Services Agreement]

ANNEX O

FORM OF

TAX RECEIVABLE AGREEMENT

between

EVE HOLDING, INC.

and

EMBRAER AIRCRAFT HOLDING, INC.

Dated as of [●]

O-i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) is dated as of [●], and is between Eve Holding, Inc., a Delaware corporation (“PubCo” or the “Corporate Taxpayer”), and Embraer Aircraft Holding, Inc., a Delaware corporation (“Eagle US” ).

RECITALS

WHEREAS, as of immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement (as defined below), Eagle US directly or indirectly held 100% of the limited liability company interests (the “Units”) of EVE UAM, LLC, a Delaware limited liability company (“Eve”), which is classified as a disregarded entity for U.S. federal income tax purposes;

WHEREAS pursuant to that certain Business Combination Agreement, dated as of December 21, 2021, by and among Embraer S.A. (“Eagle Brazil”), Eagle US, PubCo and Eve (the “Business Combination Agreement”), Eagle US contributed, as of the date hereof, 100% of the Units of Eve to PubCo (the “Contribution”);

WHEREAS, prior to the Contribution, Eagle Brazil and/or subsidiaries of Eagle Brazil contributed 100% of the units of Eve to Eagle US (the “Pre-Closing Restructuring”) in a transaction described in Section 1001 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), giving rise to the Basis Adjustments (as described below);

WHEREAS, the Contribution is intended to qualify either, (i) taken together with certain other transfers to PubCo, as a transaction described in Section 351 of the Code or (ii) as a transaction described in Section 1001 of the Code.

WHEREAS, As a result of the Pre-Closing Restructuring, the basis of assets held by Eve is adjusted to fair market value, for U.S. federal income tax purposes, giving rise to the Basis Adjustments (as described below);

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of PubCo may be affected by the Basis Adjustments (as defined below) and the Imputed Interest (as defined below);

WHEREAS, the Basis Adjustments are expected to result in Tax savings for PubCo; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of PubCo.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means the sum of (i) the actual liability for Taxes of PubCo as reported on its U.S. federal income Tax Return for a given Taxable Year and (ii) the product of the amount of the U.S. federal income or gain for such Taxable Year reported on the Corporate Taxpayer’s U.S. federal income Tax Return and the Blended Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Preamble to this Agreement.

“Amended Schedule” means an Amended Tax Benefit Schedule.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 1012 or 362 of the Code and comparable sections of state and local tax laws, as a result of (i) the Pre-Closing Restructuring, (ii) the entering into of this Agreement, and/or (iii) the payments made pursuant to this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blended Rate” means, with respect to any Taxable Year, the sum of the product of (a) PubCo’s income and franchise tax apportionment rate(s) for each state and local jurisdiction in which PubCo (or any of its Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal or applicable state and local tax purposes) file income or franchise Tax Returns for the relevant Taxable Year and (b) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which PubCo or its applicable Subsidiaries file income or franchise Tax Returns for each such relevant Taxable Year.

“Board” means the Board of Directors of PubCo.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the consummation of any transaction resulting in the occurrence of any of the following events:

(i) any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of PubCo in substantially the same proportions as their ownership of stock of the PubCo or (b) a group of Persons in which one or more Affiliates of Permitted Investors, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of the PubCo’s then outstanding voting securities; or

(ii) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by PubCo of all or substantially all of the assets of PubCo and its Subsidiaries, taken as a whole, other than such sale or other disposition by PubCo of all or substantially all of the assets of PubCo and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale, lease or other disposition.

Notwithstanding the foregoing, except with respect to clause (ii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“Closing Date” shall have the meaning set forth in the Business Combination Agreement.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of PubCo, up to and including such Taxable Year. The Realized Tax Benefit for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits which, for the avoidance of doubt, shall take into account any adjustments made pursuant to Section 2.2(b).

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of 6.5% or LIBOR plus 100 basis points.

“Expert” is defined in Section 7.9 of this Agreement.

“Independent Directors” means the members of the Board who are “independent” under the standards of the principal U.S. securities exchange on which the Class A Common Stock of the Corporate Taxpayer is traded or quoted.

“Imputed Interest” in respect of Eagle US shall mean interest, if any, imputed under sections 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to PubCo’s payment obligations in respect of Eagle US under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period; provided, however, that in the event that LIBOR ceases to be published in accordance with the definition hereof, then, during any period, all references in this Agreement to LIBOR shall automatically and without further action by any party refer to the SOFR.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Non-Stepped-Up Federal Tax Liability” means, with respect to any Taxable Year, the hypothetical liability for Taxes of the PubCo using the same methods, elections, conventions and similar practices used on the relevant Tax Return of PubCo, but (a) using the Non-Stepped-Up Tax Basis for the Taxable Year, (b) excluding any deduction attributable to Imputed Interest for the Taxable Year and (c) taking into account U.S. federal income tax benefit actually realized by PubCo, if any, with respect to state and local jurisdiction income taxes (with such benefit determined using the Non-Stepped-Up State/Local Tax Liability (rather than any amount for state or local tax liabilities)). For the avoidance of doubt, Non-Stepped-Up Federal Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Basis Adjustment, Imputed Interest or any deduction in respect of the Non-Stepped-Up State/Local Tax Liability, as applicable.

“Non-Stepped-Up State/Local Tax Liability” means, with respect to any Taxable Year, the U.S. federal taxable income determined in connection with calculating the Non-Stepped-Up Federal Tax Liability for such Taxable Year (determined without regard to clause (c) thereof) multiplied by the Blended Rate for such Taxable Year.

“Non-Stepped-Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made and assuming that the Tax basis of any Reference Asset (other than cash or cash equivalents) of Eve immediately prior to the Pre-Closing Reorganization is zero.

“Non-Stepped-Up Tax Liability” means, with respect to any Taxable Year, the Non-Stepped-Up Federal Tax Liability for such Taxable Year, plus the Non-Stepped-Up State/Local Tax Liability for such Taxable Year.

“Objection Notice” has the meaning set forth in Section 2.2(a) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Investors” means Eagle Brazil and its Affiliates.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“PubCo” is defined in the Recitals of this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped-Up Tax Liability over the Actual Tax Liability of PubCo. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.2(a) of this Agreement.

“Reference Asset” means an asset that is held by Eve, or by any of its direct or indirect Subsidiaries treated as a partnership, disregarded entity or grantor trust (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships, disregarded entities or grantor trusts) for purposes of the applicable Tax, at the time of the Pre-Closing Restructuring. A Reference Asset also includes (i) assets that Eve or any of its direct or indirect Subsidiaries treated as a partnership, disregarded entity or grantor trust (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships, disregarded entities or grantor trusts) is considered to own for U.S. federal income tax purposes, including licenses treated as property for U.S. federal income tax purposes, and (ii) any asset that is “substituted basis property” under section 7701(a)(42) of the Code with respect to a Reference Asset. For the avoidance of doubt and without limitation, an asset will be treated as “held by” an applicable entity that is a disregarded entity for U.S. federal income tax purposes and such entity will be “considered to own for U.S. federal income tax purposes” an asset, if the sole owner of such entity would be treated as owning such asset, for U.S. federal income tax purposes, by virtue of its ownership of such entity.

“Schedule” means any of the following: (i) a Tax Benefit Schedule; or (ii) the Early Termination Schedule.

“SOFR” means the Secured Overnight Financing Rate as provided by the Federal Reserve Bank of New York (the “New York Federal Reserve”), as the administrator of such rate (or a successor administrator), on the New York Federal Reserve’s website.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.1 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Tax Sharing Agreement” means the agreement between the Corporate Taxpayer and Eagle US entered into or to be entered into in the event the Corporate Taxpayer and Eagle US are included in an affiliated group of corporations filing a consolidated U.S. federal income tax return, substantially in the form attached to the Shareholders Agreement between Eagle US and the Corporate Taxpayer.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Uncompensated TSA Tax Benefit Register” means the amount remaining in the “Cumulative Tax Benefit Register,” as defined in the Tax Sharing Agreement, following the Corporate Taxpayer ceasing to be a member of all affiliated or consolidated groups of corporations that file consolidated income tax returns pursuant to Sections 1501 et seq. of the Code and any corresponding provisions of state or local law of which Eagle US is also a member, as reported pursuant to Section 4(e) of the Tax Sharing Agreement, which amount has not been applied to reduce a payment required to be made by the Corporate Taxpayer to Eagle US pursuant to the Tax Sharing Agreement. Principles similar to Section 5 of the Tax Sharing Agreement shall apply to adjust the amount remaining in the Uncompensated TSA Tax Benefit Register as a result of any Redetermination (as defined in the Tax Sharing Agreement) described in Section 5 of the Tax Sharing Agreement. For the avoidance of doubt, the amount in the Uncompensated TSA Tax Benefit Register shall be zero for any period during which the Corporate Taxpayer is a member of an affiliated or consolidated group of corporations that files a consolidated income tax return of which Eagle US is the common parent or a member. For the avoidance of doubt, the amount in the Uncompensated TSA Tax Benefit Register shall be reduced by any amount which is applied to offset a payment obligation pursuant to this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date or the date when a Change of Control occurs (in either case, the “Valuation Date”), the assumptions that in each Taxable Year ending on or after such Valuation Date, (1) PubCo will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) any (a) loss carryovers generated by deductions arising from Basis Adjustments or Imputed Interest that are available as of the Valuation Date will be used by PubCo on a pro rata basis from the date of such Valuation Date through the scheduled expiration date under applicable Tax law of such loss carryovers (or, if such loss carryovers will not expire, the fifteenth (15th) anniversary of the Valuation Date), (3) the U.S. federal, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Valuation Date and the Blended Rate will be calculated based on such rates and the apportionment factor applicable in such Taxable Year, (4) any non-amortizable Reference Assets (other than stock) will be disposed of on the fifteenth (15th) anniversary of the applicable Basis Adjustment and any cash equivalents will be disposed of twelve (12) months following the Valuation Date; provided that in the event of a Change of Control that includes the taxable disposition of any non-amortizable assets, such non-amortizable assets shall be deemed disposed of at the time of such disposition in the Change of Control (if earlier than such fifteenth (15th) anniversary or twelve (12) month period), and (5) payments required to be made during such Taxable Year will be deemed made on the due date (including extensions) under applicable law for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each such Taxable Year.

Section 1.2 Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv) The term “including” is by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Unless otherwise expressly provided herein, (i) references to organization documents, agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (ii) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the due date (with extensions) of the U.S. federal income tax return of PubCo for any Taxable Year in which there is a Realized Tax Benefit, PubCo shall provide to Eagle US a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.2(a) and may be amended as provided in Section 2.2(b) (subject to the procedures set forth in Section 2.2(b)).

(b) Applicable Principles. The Realized Tax Benefit for each Taxable Year is intended to measure the decrease in the Actual Tax Liability of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the Actual Tax Liability of the Corporate Taxpayer will take into account any items attributable to the Basis Adjustments and the Imputed Interest (and any carryovers and carrybacks attributable thereto), subject to the rules of the Code and the Treasury Regulations or appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of such items. Such Basis Adjustments and Imputed Interest (and carryovers and carrybacks attributable thereto) shall be taken into account by the Corporate Taxpayer after taking into account the Tax assets and attributes available for use in the applicable Taxable Year (including, without limitation, any deductions, credits, carryovers and carrybacks or other similar Tax assets and attributes) not attributable to the Basis Adjustments or Imputed Interest.

Section 2.2 Procedures, Amendments.

(a) Procedure. Every time the Eagle US or PubCo delivers to the other Party, an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b), and any Early Termination Schedule or amended Early Termination Schedule, the delivering party shall also (x) deliver to the recipient party supporting schedules and work papers, as determined by the delivering party or as reasonably requested by the recipient party providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (y) allow the recipient party reasonable access at no cost to the appropriate representatives at the delivering party, as determined by the delivering party or as reasonably requested by the recipient party, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, PubCo shall ensure that any Tax Benefit Schedule that is delivered to Eagle US along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability of PubCo and the Non-Stepped-Up Tax Liability, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless recipient Party, (i) within thirty (30) calendar days from such date provides the delivering party with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the delivering party. If Pubco and Eagle US for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the delivering party of an Objection Notice, Pubco and Eagle US, shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Tax Benefit Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Tax Benefit Schedule, (ii) to correct inaccuracies in the Tax Benefit Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to Eagle US, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Tax Benefit Schedule”). The Corporate Taxpayer shall provide an Amended Tax Benefit Schedule to Eagle US within sixty (60) calendar days of the occurrence of a material event referenced in clauses (i) through (v) of the first sentence of this paragraph. In the event a Tax Benefit Schedule is amended after such Tax Benefit Schedule becomes final pursuant to Section 2.2(a) or, if applicable, Section 7.9, (A) the Amended Tax Benefit Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Tax Benefit Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to Eagle US becomes final in accordance with Section 2.2(a), or, if applicable, Section 7.9, PubCo shall pay to Eagle US

(i) the Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by Eagle US to PubCo or as otherwise agreed by PubCo and Eagle US. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b) A “Tax Benefit Payment” for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit and the Interest Amount. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the Contribution, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 75% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Tax Return of PubCo with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to Eagle US, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a) and regardless of whether the amount of any unpaid Net Tax Benefit has yet become final in accordance with Section 2.2(a) or, if applicable, Section 7.9.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Overpayments. To the extent the Corporate Taxpayer makes a payment to Eagle US in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to Eagle US in respect of such Taxable Year under the terms of this Agreement, then Eagle US shall not receive further payments under Section 3.1(a) until Eagle US has foregone an amount of payments equal to such excess.

Section 3.4 Change of Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control, all Tax Benefit Payments made or required to be made after the date of the Change of Control shall be calculated by using Valuation Assumptions (1), (2) and (4).

Section 3.5 Uncompensated TSA Tax Benefit Register Offset. In the event the amount in the Uncompensated TSA Tax Benefit Register is greater than zero as of the date of any Tax Benefit Payment, at the Company’s election, amounts payable by the Company pursuant to Section 3.1 or Section 4.3, as applicable, may reduce the amount in the Uncompensated TSA Tax Benefit Register (but not below zero). Any reduction in the amount of the Uncompensated TSA Tax Benefit Register pursuant to the preceding sentence shall be treated, for purposes of this Agreement, as a payment in like amount by the Corporate Taxpayer to Eagle US pursuant to Section 3.1 or Section 4.3, as applicable. For the avoidance of doubt, no payment shall be required to be made from Eagle US to the Corporate Taxpayer on account of any amount in the Uncompensated TSA Tax Benefit Register.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) With the written approval of the majority of the Independent Directors of the Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to Eagle US at any time by paying to Eagle

US the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of such Early Termination Payment by Eagle US, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of such Early Termination Payment by the Corporate Taxpayer, neither Eagle US nor the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (1) Tax Benefit Payment due and payable to Eagle US and that remains unpaid as of the date the Early Termination Notice is delivered, (2) Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement and (3) Tax Benefit Payment due to such Counterparty for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (2) or clause (3) is included in such Early Termination Payment or is included in clause (1)); provided that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this Agreement shall terminate.

(b) In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (except for all or a portion of such payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute) or failure to honor any other material obligation required hereunder to the extent not cured within thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such failure from Eagle US or by operation of law as a result of the rejection of this Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise or (2) (A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) days, then all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (I) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such breach, (II) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such breach, as applicable, (III) any Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement and (IV) any Tax Benefit Payment in respect of any Counterparty due for the Taxable Year ending with or including the date of such breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing (other than as set forth in subsection (2) above), in the event that the Corporate Taxpayer breaches its material obligations under this Agreement, each Counterparty shall be entitled to elect to receive the amounts set forth in clauses (I), (II), (III) and (IV) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment in the Corporate Taxpayer’s sole judgment exercised in good faith; provided that the interest provisions of Section 5.2 shall apply to such late payment.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to Eagle US a notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due to Eagle US. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which Eagle US is treated as having received such Schedule or amendment thereto under Section 7.1 unless Eagle US, (i) within thirty (30) calendar days after such date provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and Eagle US, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and Eagle US, shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) days after the conclusion of the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within five (5) Business Days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to Eagle US an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by Eagle US, or as otherwise agreed by the Corporate Taxpayer and Eagle US.

(b) The “Early Termination Payment” in respect of Eagle US shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments (excluding the Interest Amount) in respect of Eagle US, that would be required to be paid by the Corporate Taxpayer beginning from the applicable Early Termination Date (but which have not been previously paid as of such date) and assuming that (i) the Valuation Assumptions are applied and (ii) for purposes of calculating the Early Termination Rate, LIBOR shall be LIBOR as of the date of the Early Termination Notice.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to Eagle US under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”), shall rank senior in right to any principal, interest or other amounts due and payable in respect of any principal, interest or other amounts due and payable in respect of any future Tax receivable or other similar agreement entered into by the Corporate Taxpayer (“Other Tax Receivable Obligation”), and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations or Other Tax Receivable Obligations. The Corporate Taxpayer shall use reasonable best efforts to ensure that the terms of agreements governing any Senior Obligations expressly permit the payment of amounts hereunder by the Corporate Taxpayer. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing any Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of Eagle US and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to Eagle US when due under the terms of this

Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s Tax Matters. Except as otherwise provided herein, in the Tax Sharing Agreement, or in any other agreement between the Corporate Taxpayer, on one hand, and Eagle US or any Affiliate of Eagle US on the other hand, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer (i) agrees to treat the entering into of this Agreement and the receipt of payments hereunder, for U.S. federal income tax purposes, in the manner designated by Eagle US in writing, within thirty (30) days after the Closing Date and (ii) shall notify Eagle US of, and keep Eagle US reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of Eagle US under this Agreement, and (x) shall provide to Eagle US reasonable opportunity to provide information and other input to the Corporate Taxpayer and its advisors concerning the conduct of any such portion of such audit and (y) Eagle US shall have the right to participate in and monitor at its own expense any such portion of any such audit, provided, however, that the Corporate Taxpayer shall not settle or fail to contest any issue pertaining to Taxes that is reasonably expected to materially adversely affect Eagle US’s rights or obligations under this Agreement without the prior written consent of Eagle US, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.2 Consistency. PubCo and Eagle US agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement (including, for the avoidance of doubt, with respect to the treatment of the entering into of this Agreement and the receipt of payments hereunder, as specified pursuant to Section 6.1), and, to the extent not inconsistent with the foregoing, as specified by Eagle US unless otherwise required by law. The Corporate Taxpayer shall (and shall cause its other Subsidiaries to) use reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of Eagle US under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Eagle US shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse Eagle US for any reasonable and documented out-of-pocket third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to PubCo, to:

Eve Holding, Inc.

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:       Flávia Pavie

Email:            fpavie@eveairmobility.com

With a copy to:

[●]

[●]

Attention: [●]

Fax: [●]

Email: [●]

If to Eagle US, to:

Embraer Aircraft Holding, Inc.

c/o Embraer S.A.

Avenida Dra. Ruth Cardoso, 8501,

30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil

Attention:       Fabiana Klajner Leschziner

Email:            fabiana.leschziner@embraer.com.br

With a copy to:

[●]

[●]

Attention: [●]

Fax: [●]

Email: [●]

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Without obtaining the consent of PubCo, Eagle US may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to PubCo, agreeing to become a party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by Eagle US and PubCo. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Jurisdiction and Governing Law. Sections 10.9 and 10.16 of the Business Combination Agreement shall apply mutatis mutandis to the Parties to this Agreement as if set forth herein.

Section 7.9 Reconciliation. In the event that PubCo and Eagle US are unable to resolve a disagreement with respect to the calculation of amounts owed pursuant to this Agreement, the matters governed by Sections 2.2 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless PubCo and Eagle US agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with PubCo or Eagle US, or other actual or potential conflict of interest. If PubCo and Eagle US, are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by PubCo, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by PubCo except as provided in the next sentence. PubCo and Eagle US, shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the position of Eagle US, in which case PubCo shall reimburse Eagle US for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts PubCo’s position, in which case Eagle US shall reimburse PubCo for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on PubCo and Eagle US and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The parties hereto agree that, under applicable Law currently in effect as of the date of this Agreement, if Eagle US provides a properly completed IRS Form W-9, no amounts are required to be withheld under the Code or any provision of state, local or foreign Tax law, from any amounts payable in cash or otherwise pursuant to this Agreement to Eagle US and no amounts will be withheld unless otherwise required pursuant to a change in applicable Law after the date of this Agreement. In the event the Corporate Taxpayer becomes aware of any amounts that are or may be required to be withheld from a payment hereunder, the Corporate Taxpayer shall use commercially reasonable efforts to promptly inform Eagle US of such potential requirement and shall provide Eagle US with the opportunity to contest the application of such withholding or otherwise establish an exemption, in each case, prior to withholding from any payments hereunder. The parties hereto shall cooperate in good faith to eliminate or reduce any deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) as reasonably requested by the relevant party.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state or local law (other than an affiliated or consolidated group of corporations of which Eagle US is the common parent or a member), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole, to the extent the income and loss of the Corporate Taxpayer are reflected on the consolidated income tax return of the common parent of such group; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole, to the extent the income and loss of the Corporate Taxpayer are reflected on the consolidated income tax return of the common parent of such group. To the extent the Corporate Taxpayer is a member of an affiliated or consolidated group of corporations that files a consolidated income tax return of which Eagle US is the common parent or a member, the Realized Tax Benefit of the Corporate Taxpayer shall be calculated without taking into account Taxes (or any reduction in Taxes) of the common parent of such group attributable to income or deductions of the Corporate Taxpayer that are reflected on the consolidated income tax return of the common parent of such group.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to section 1501 of the Code or any corresponding provisions of state, local or foreign law (including as a result of any series of transactions or acts), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the gross fair market value of the contributed asset. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit for such Taxable Year based on the income, gain or loss of the Corporate Taxpayer using the Non-Stepped-Up Tax Basis of the Reference Assets in calculating its Non-Stepped-Up Tax Liability for such Taxable Year and using the actual Tax basis of the Reference Assets in calculating the Actual Tax Liability, determined using the “with and without” methodology. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporate Taxpayer takes all such actions to ensure that the amount to be received by Eagle US hereunder and the timing of the receipt of such payments, taking into account such actions (which actions may, at the election of the Corporate Taxpayer, include the payment of an additional amount to Eagle US), would be the same amount and at the same time as if such transfer described in the first sentence of this Section 7.11(b) did not occur, then this Section 7.11(b) shall not apply with respect to such transfer. Additionally, this Section 7.11(b) shall not apply with respect to any transfer of one or more Reference Assets if a majority of the Independent Directors shall have affirmatively voted to disapprove such transfer.

Section 7.12 Confidentiality.

(a) The Corporate Taxpayer and Eagle US and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer and Eagle US is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates or Eagle US, as required by law or legal process (including filing a copy of this Agreement as an exhibit to filings made with the Securities and Exchange Commission) or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors and Eagle US and its Affiliates and successors learned as the case may be, heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of any party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, PubCo and Eagle US (and each employee, representative or other agent of such party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure PubCo, Eagle US, and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(b) If Eagle US, PubCo, or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, Eagle US or PubCo, as the case may be, shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to PubCo or Eagle US, as the case may be and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, the Corporate Taxpayer, and Eagle US have duly executed this Agreement as of the date first written above.

Corporate Taxpayer:

EVE HOLDING, INC.

By:
Name:
Title:

Eagle US:

EMBRAER AIRCRAFT HOLDING, INC.

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

ANNEX P

EXECUTION VERSION

Form of Strategic Warrant Agreement Number 11

THIS WARRANT AGREEMENT, dated as of December 21, 2021 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is by and between Zanite Acquisition Corp., a Delaware corporation (the “Company”), [●], a [●] incorporated under the laws of [●], with principal place of business at [●] (“[●]”), [●], a [●] incorporated under the laws of [●], with principal place of business at [●] (“[●]” and, together with [●], the “Warrantholders”).

WHEREAS, [●] and Eve Soluções de Mobilidade Aérea Urbana Ltda., a company incorporated under the laws of the Federative Republic of Brazil (“Eve Brazil”), entered into a letter of intent, dated as of [●], 2021 (as may be amended, supplemented or otherwise modified from time to time, the “LOI”), pursuant to which, among other things, subject to the terms and conditions therein set forth, Eve Brazil agreed to cause the Company to issue certain equity warrants to the Warrantholders;

WHEREAS, on the date hereof, the Company, Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), Embraer Aircraft Holding, Inc., a Delaware corporation (“EAH”), and EVE UAM, LLC, a Delaware limited liability company (“Eve”), entered into a Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “BCA”), pursuant to which, among other things, (a) Embraer will transfer all of the issued and outstanding common units of Eve to EAH such that upon

[1]

Bracketed and/or footnoted provisions illustrate certain additional or alternative key provisions that were included in the forms specific to each Strategic Investor. Subject to the terms and conditions of each Warrant Agreement, Zanite has agreed to issue to the Strategic Investors new warrants to acquire an aggregate of (a) 18,650,000 shares of common stock, each with an exercise price of $0.01 per share, which warrants will be issued at the closing of the Transactions or in connection with the achievement of certain milestones following the closing of the Transactions, as follows: (i) warrants to acquire 7,200,000 shares of Common Stock will be issued and exercisable at the closing of the Transactions, but all such warrants (including the shares of Common Stock underlying such warrants) will be subject to restrictions on transfer until the date that is two, three or five years after the Closing Date, (ii) warrants to acquire 2,350,000 shares of Common Stock will be issued at the closing of the Transactions, but will only become exercisable upon receipt of the first type certification for eVTOL in compliance with certain airworthiness authorities, (x) receipt of the first binding commitment from a third party to purchase eVTOL jointly developed by Embraer and a certain Strategic Investor for the defense and security technology market, (y) eVTOL successful enter into service or (z) completion of initial term of a certain engineering services agreement to be entered into with a certain Strategic Investor, as applicable, (iii) warrants to acquire 2,000,000 shares of Common Stock will be issued and vested upon receipt of the first type certification for eVTOL in compliance with certain airworthiness authorities, (iv) warrants to acquire 4,800,000 shares of Common Stock will be issued and vested upon receipt of binding commitments from certain Strategic Investors for an aggregate of 500 eVTOLs, (v) warrants to acquire 300,000 shares of Common Stock will be issued and vested upon receipt of an initial deposit to purchase 200 eVTOLs from a certain Strategic Investor, and (vi) warrants to acquire 200,000 shares of Common Stock will be issued and vested upon mutual agreement to continue to collaborate beyond December 31, 2022 with a certain Strategic Investor and (vii) penny warrants to acquire 1,800,000 shares of common stock will be issued and vested the time at which ten vertiports that have been developed or implemented with the services of a certain Strategic Investor have entered operation or are technically capable of entering operation; (b) 12,000,000 shares of common stock, each with an exercise price of $15.00 per share, which warrants will be issued and exercisable at the closing of the Transactions; and (c) 5,000,000 shares of common stock each with an exercise price of $11.50 per share, which warrants will be issued and exercisable at the Closing. In addition, Embraer has entered into arrangements with certain of such strategic investors to provide them with price protections in the amount of up to their $30 million aggregate commitments in the form of credits for parts and services or cash in exchange for the transfer of shares to Embraer.

the transfer of such units, Eve will become a wholly owned subsidiary of EAH and (b) EAH will contribute and transfer to the Company, and the Company will receive from EAH all of the issued and outstanding common units of Eve, as consideration and in exchange for the issuance and transfer to EAH of shares of Class A common stock, par value $0.0001 per share, of the Company (“Common Stock”), in each case, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”). Upon consummation of the Transactions, the Company’s name will change to “Eve Holding, Inc.”;

WHEREAS, in connection with the Transactions, on the date hereof, [●] entered into a subscription agreement (the “Subscription Agreement”) with the Company, pursuant to which, among other things, [●], agreed to subscribe for and purchase from the Company [●] ([●]) shares of Common Stock, for a purchase price of $10.00 per share, on the terms and subject to the conditions set forth therein (the “PIPE Investment”);

WHEREAS, in connection with the Transactions, and to give effect to Eve Brazil’s commitments under the LOI, the Company has, by resolution of its board of directors passed on or around the date hereof, resolved to create, issue and deliver the Warrants (as defined below) to the Warrantholders pursuant to the terms and subject to the conditions set forth herein;

WHEREAS, on the date hereof, [●] entered into a lock-up agreement in respect of the Warrant A and the Warrant A Shares (the “Lock-Up Agreement”);

WHEREAS, subject to the terms and conditions herein set forth, the Warrant A (as defined below) will entitle the holder thereof to purchase up to [●] shares of Common Stock, each of the Warrant B (as defined below) and the Warrant D (as defined below) will entitle the holder thereof to purchase up to [●] shares of Common Stock and each of the Warrant C (as defined below) and the Warrant E (as defined below) will entitle the holder thereof to purchase up to [●] shares of Common Stock, in each case, for $[●] per whole share, subject to adjustment as described herein;

WHEREAS, pursuant to the LOI, Eve Brazil and the Warrantholders will continue to negotiate the Partnership Agreement (as defined in the LOI) and the Purchase Agreement (as defined in the LOI);

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms and conditions upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company and the Warrantholders; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed by or on behalf of the Company, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.    Definitions and Interpretation.

1.1    Definitions. In this Agreement, unless the context otherwise requires, each of the following words and expressions shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Aircraft Binding Commitment” means a firm, legally binding commitment pursuant to which a Warrantholder or any of its Affiliates has placed a firm order for an aggregate of [●] ([●]) eVTOLs, or any combination of such commitments that results in an order, without duplication, for [●] ([●]) eVTOLs, in each case pursuant to the terms and conditions of the LOI, the Partnership Agreement or the Purchase Agreement, as applicable.

“Aircraft Binding Commitment Notice” has the meaning set forth in Section 3.4.

“Airworthiness Authority” means ANAC - Agência Nacional de Aviação Civil (Brazil), EASA - European Aviation Safety Agency (Europe), FAA - Federal Aviation Administration (United States of America) and any successors thereto, as applicable, or such other airworthiness authority that the Company and a Warrantholder may agree, under which eVTOL will be certified, and any successor thereto.

“Alternative Issuance” has the meaning set forth in Section 6.4.

“BCA” has the meaning set forth in the recitals to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, USA, Cleveland, Ohio, USA, São Paulo, Brazil, Saint Helier, Jersey or Dublin, Ireland are authorized or required by law to close.

“Closing” has the meaning set forth in Section 2.1.

“Commission” has the meaning set forth in Section 8.5(a).

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Prospectus” has the meaning set forth in Section 9.1.

“EAH” has the meaning set forth in the recitals to this Agreement.

“Effectiveness Date” has the meaning set forth in Section 8.5(a).

“Election to Purchase” has the meaning set forth in Section 5.3.1.

“Embraer” has the meaning set forth in the recitals to this Agreement.

“enforcement action” has the meaning set forth in Section 9.4.

“Eve” has the meaning set forth in the recitals to this Agreement.

“Eve Brazil” has the meaning set forth in the recitals to this Agreement.

“eVTOL” means a passenger or cargo aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 200 nautical miles (370.4 kilometers).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Period” has the meaning set forth in Section 5.2.

“Expiration Date” has the meaning set forth in Section 5.2.

“Fair Market Value” has the meaning set forth in Section 6.1.

“Filing Date” has the meaning set forth in Section 8.5(a).

“foreign action” has the meaning set forth in Section 9.4.

“Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.

“LOI” has the meaning set forth in the recitals to this Agreement.

“Losses” has the meaning set forth in Section 8.5(e)(i).

“Opt-Out Notice” has the meaning set forth in Section 8.5(d).

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or any political subdivision, agency or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning set forth in the recitals to this Agreement.

“Prospectus” has the meaning set forth in Section 8.5(e).

“Registrable Securities” has the meaning set forth in Section 8.5(a).

“Registration Statement” has the meaning set forth in Section 8.5(a).

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Suspension Event” has the meaning set forth in Section 8.5(c).

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 9.1.

“Type Certification” means the document that grants the airworthiness approval for the Company’s eVTOL confirming that the Company’s eVTOL design complies with the airworthiness requirements established by the Airworthiness Authority. For purposes of clarity, “Type Certification” includes, but is not limited to, the approval of the type design, the issuance of a production certificate and the issuance of an airworthiness certificate, by the Airworthiness Authority.

“Warrant A” means the warrant issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant A Shares.

“Warrant A Shares” means [●] ([●]) shares of Common Stock.

“Warrant B” means the warrant issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant B Shares.

“Warrant B Shares” means [●] ([●]) shares of Common Stock.

“Warrant C” means the warrant issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant C Shares.

“Warrant C Shares” means [●] ([●]) shares of Common Stock.

“Warrant D” means the warrant issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant D Shares.

“Warrant D Shares” means [●] ([●]) shares of Common Stock.

“Warrant E” means the warrant issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant E Shares.

“Warrant E Shares” means [●] ([●]) shares of Common Stock.

“Warrant Price” has the meaning set forth in Section 5.1.

“Warrant Register” has the meaning set forth in Section 4.3.1.

“Warrant Shares” means, collectively, the Warrant A Shares, the Warrant B Shares, the Warrant C Shares, the Warrant D Shares and the Warrant E Shares.

“Warrantholder” has the meaning set forth in the preamble to this Agreement.

“Warrants” means, collectively, Warrant A, Warrant B, Warrant C, Warrant D and Warrant E.

1.2    Interpretation.

1.2.1    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Section” or “Exhibit” refer to the specified Section or Exhibit of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) reference to any Person includes such Person’s successors and permitted assigns; (viii) reference to any statutes or regulations means such statute or regulation as amended, modified, codified, replaced or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder; and (ix) references to amounts of currency are references to United States Dollars.

1.2.2    Unless the context of this Agreement otherwise requires, (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (ii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

1.2.3    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

2.    Effectiveness, Conditions and Termination.

2.1    The issuance of the Warrants and each Warrantholder’s right to exercise its rights under this Agreement shall be conditional upon the consummation of the Transactions and the consummation of the PIPE Investment (the “Closing”). This Agreement shall automatically terminate upon the termination of the BCA.

2.2    The Warrants, if and when issued, will be subject to the Company’s bylaws and certificate of incorporation and the terms and conditions of this Agreement, which are binding upon the Company and the Warrantholders. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Company’s bylaws or certificate of incorporation, this Agreement shall prevail between the Company and the Warrantholders.

3.    Issue of the Warrants.

3.1    Warrants Issued at Closing. Subject to Section 2.1, immediately after the Closing, the Company shall issue the Warrant A to [●].

3.2    Warrants Issued upon Payment of Initial Deposit. Subject to Section 2.1, within ten (10) Business Days following payment by [●], directly or indirectly through one of its Affiliates, to Eve Brazil, on or before March 27, 2023, of a refundable initial deposit of $[●] (representing $[●] per eVTOL that [●], directly or indirectly through one of its Affiliates, is interested in acquiring on a firm commitment basis), the Company shall issue the Warrant B to [●] or, subject to the Company’s prior written consent (which may not be unreasonably withheld, conditioned or delayed), another party that is an “accredited investor” (as such term is defined in Regulation D under the Securities Act) to be designated by [●]; provided that the Company’s prior written consent shall not be needed to issue the Warrant B to an Affiliate of [●]; provided, further, that such Affiliate must enter into a written agreement with the Company agreeing to be bound by the transfer and other restrictions contained in this Agreement.

3.3    Warrants Issued upon Mutual Agreement to Continue to Collaborate. Subject to Section 2.1, if Eve Brazil and [●] continue to collaborate to jointly identify potential eVTOL operators and jointly open new markets for the sale and lease of eVTOLs pursuant to the terms of the LOI, the Partnership Agreement or the Purchase Agreement, as applicable, beyond December 31, 2022, within ten (10) Business Days thereof, the Company shall issue the Warrant C to [●] or, subject to the Company’s prior written consent (which may not be unreasonably withheld, conditioned or delayed), another party that is an “accredited investor” (as such term is defined in Regulation D under the Securities Act) to be designated by [●]; provided that the Company’s prior written consent shall not be needed to issue the Warrant C to an Affiliate of [●]; provided, further, that such Affiliate must enter into a written agreement with the Company agreeing to be bound by the transfer and other restrictions contained in this Agreement.

3.4    Warrants Issued upon Aircraft Binding Commitment. Subject to Section 2.1, (a) within fifteen (15) Business Days of an Aircraft Binding Commitment being entered into, a Warrantholder shall send to the Company notice: (i) specifying the date on which the Aircraft Binding Commitment was entered into; and (ii) a copy of the Aircraft Binding Commitment (such notice, the “Aircraft Binding Commitment Notice”), and (b) within ten (10) Business Days of receipt of the Aircraft Binding Commitment Notice, the Company shall issue the Warrant D to [●] or, subject to the Company’s prior written consent (which may not be unreasonably withheld, conditioned or delayed), another party that is an “accredited investor” (as such term is defined in Regulation D under the Securities Act) to be designated by [●]; provided that the Company’s prior written consent shall not be needed to issue the Warrant D to an Affiliate of [●]; provided, further, that such Affiliate must enter into a written agreement with the Company agreeing to be bound by the transfer and other restrictions contained in this Agreement. For the avoidance of doubt, no other Warrant shall be issued in connection to this Section 3.4 if [●] or any of its Affiliates enters into any additional Aircraft Binding Commitment.

3.5    Warrants Issued upon Type Certification. Subject to Section 2.1, within ten (10) Business Days after obtaining the first Type Certification, the Company shall issue the Warrant E to [●] or, subject to the Company’s prior written consent (which may not be unreasonably withheld, conditioned or delayed), another party that is an “accredited investor” (as such term is defined in Regulation D under the Securities Act) to be designated by [●]; provided that the Company’s prior written consent shall not be needed to issue the Warrant E to an Affiliate of [●]; provided, further, that such Affiliate must enter into a written agreement with the Company agreeing to be bound by the transfer and other restrictions contained in this Agreement. For the avoidance of doubt, no other Warrant shall be issued in connection to this Section 3.5 if the Company obtains any additional Type Certification.

4.    Warrants.

4.1    Form of Warrant. Each Warrant shall be issued in registered form only and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the Person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such Person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

4.2    Effect of Countersignature. Unless and until countersigned by the Company pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by any Warrantholder.

4.3    Registration.

4.3.1    Warrant Register. The Company shall maintain books (the “Warrant Register”) for the registration of original issuance of the Warrants. Upon the issuance of the Warrants, the Company shall issue and register the Warrants in the names of the relevant Warrantholder.

4.3.2    Registered Holder. The Company may deem and treat the Person in whose name such Warrant is registered in the Warrant Register as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

5.    Terms and Exercise of Warrants.

5.1     Warrant Price. Each Warrant shall entitle the relevant Warrantholder, subject to the provisions of such Warrant and this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $0.01 per share, subject to the adjustments provided in Section 6 hereof. The term “Warrant Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised.

5.2    Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on, with respect to Warrant A, the date on which the Lock-Up Period (as defined in the Lock-Up Agreement) terminates or with respect to Warrants B, C, D, and E, the date on which such Warrant is issued pursuant to Section 3, and terminating on the earlier to occur of: (a) at 5:00 p.m., New York City time on the date that is five (5) years after the date on which such Warrant is issued pursuant to Section 3 and (b) the liquidation of the Company (the “Expiration Date”). Each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that any such extension shall be identical in duration among all the Warrants.

5.3    Exercise of Warrants.

5.3.1    Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the relevant Warrantholder by delivering to the Company (i) the definitive warrant certificate evidencing the Warrants to be exercised, (ii) an election to purchase (“Election to Purchase”) shares of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the relevant Warrantholder on the reverse of the definitive warrant certificate, and (iii) payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the order of the Company or by wire transfer of immediately available funds; or

(b) as provided in Section 8.4 hereof.

5.3.2    Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to Section 5.3.1(a)), the Company shall issue to the relevant Warrantholder a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which such Warrantholder is entitled, registered in the relevant Warrantholder’s name, and if such Warrant shall not have been exercised in full, a countersigned Warrant for the number of shares of Common Stock as to which such Warrant shall not have been exercised. In no event will the Company be required to net cash settle the Warrant exercise. The Company may require the Warrantholders to settle the Warrants on a “cashless basis” pursuant to Section 8.4. If, by reason of any exercise of a Warrant on a “cashless basis,” the relevant Warrantholder would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

5.3.3    Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

5.3.4    Date of Issuance. A Warrantholder shall for all purposes be deemed to have become the holder of record of the shares of Common Stock issued upon exercise of a Warrant on the date on which such Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books are open.

6.    Adjustments.

6.1    Stock Dividends. If after the date hereof, and subject to the provisions of Section 6.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to all or substantially all holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this Section 6.1, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for the shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

6.2    Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

6.3    Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 6.1 or 6.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

6.4    Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 6.1 or 6.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation (and is not a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock in substantially the same proportions immediately before such transaction) and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election.

6.5    Notices of Changes in Warrant. Upon the occurrence of any event specified in Sections 6.1, 6.2, 6.3 or 6.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

6.6    No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 6, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

6.7    Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 6, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

6.8    Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 6 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 6, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 6 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

7.    Transfer of Warrants. The Warrantholders may not sell, assign, transfer, pledge or dispose of any portion of a Warrant without the prior written consent of the Company.

8.    Other Provisions Relating to Rights of Holders of Warrants.

8.1    No Rights as Stockholder. A Warrant does not entitle any Warrantholder to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

8.2    Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

8.3    Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

8.4    Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule).

8.5    Registration Rights.

(a)    The Warrantholders agree that, as soon as practicable, but in no event later than thirty (30) calendar days after the first day of the Exercise Period of a Warrant (each, a “Filing Date”), the Company will file with the U.S. Securities and Exchange Commission (the “Commission”) (at the Company’s sole cost and expense) a registration statement registering the resale of the Warrant Shares issuable upon exercise of such Warrant (each, a “Registration Statement”), and the Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the ninetieth (90th) calendar day (if the Commission notifies the Company that it will “review” such Registration Statement) following the first day of the Exercise Period of such Warrant and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (each, an “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the applicable Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations; provided, further, that the Company’s obligations to include the applicable Warrant Shares in the Registration Statement are contingent upon the Warrantholders furnishing in writing to the Company such information regarding the Warrantholders, the securities of the Company held by the Warrantholders, the intended method of disposition of the applicable Warrant Shares (which shall be limited to non-underwritten public offerings) and such other information as shall be reasonably requested by the Company to effect the registration of such Warrant Shares, and the Warrantholders shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of any Registration Statement during any customary blackout or similar period or as permitted hereunder. Any failure by the Company to file a Registration Statement by the applicable Filing Date or to effect such Registration Statement by the applicable Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the applicable Registration Statement as set forth above in this Section 8.5(a). Upon the request of the Warrantholders, the Company will provide a draft of each Registration Statement to the Warrantholders at least two (2) Business Days in advance of filing such Registration Statement, and will reasonably promptly advise the Warrantholders when such Registration Statement has been declared effective by the Commission. In no event shall the Warrantholders be identified as a statutory underwriter in a Registration Statement unless requested by the Commission; provided, however, that, if the Commission requests that the Warrantholders be identified as a statutory underwriter in a Registration Statement, the Warrantholders will have an opportunity to withdraw the applicable Warrant Shares from such Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the Warrant Shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the applicable Warrant Shares by the Warrantholders or otherwise, such Registration Statement shall register for resale such number of Warrant Shares which is equal to the maximum number of Warrant Shares as is permitted by the Commission. In such event, the number of shares of Common Stock to be registered for the Warrantholders or other holders of shares of Common Stock named in such Registration Statement shall be reduced pro rata among all such holders. In the event the Company amends a Registration Statement in accordance with the foregoing, the Company will use its commercially reasonable efforts to promptly file with the Commission one or more registration statements to register the resale of those Registrable Securities that were not registered on such initial Registration Statement, as so amended, and to cause such amendment or Registration Statement to become effective as promptly as reasonably practicable. The Company will, at its own expense, use its commercially reasonable efforts to maintain the continuous effectiveness of each Registration Statement until all applicable securities cease to be Registrable Securities or such shorter period upon which each holder of Registrable Securities included in such Registration Statement have notified the Company that such Registrable Securities have actually been sold. The Company will provide all customary and commercially reasonable cooperation necessary to (i) enable the Warrantholders to resell the applicable Warrant Shares pursuant to the applicable Registration Statement or Rule 144, as applicable, (ii) qualify the applicable Warrant Shares for listing on the primary stock exchange on which the Company’s Common Stock are then listed, (iii) update or amend each Registration Statement as necessary to include applicable Registrable Securities and (iv) provide customary notice to holders of Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, with respect to a Registration Statement, the Warrant Shares and any other equity security of the Company issued or issuable with respect to the Warrant Shares registered for resale under such Registration Statement by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities with respect to a Registration Statement at the earliest of: (A) when the Warrantholders cease to hold any Registrable Securities registered for resale under such Registration Statement; (B) the date all Registrable Securities held by the Warrantholders registered for resale under such Registration Statement may be sold without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions which may be applicable to Affiliates under Rule 144, and without the requirement for the Company to be in compliance with the current public information required under Rule 144, (C) when such securities shall have ceased to be outstanding or (D) three (3) years from the date of effectiveness of the applicable Registration Statement.

(b)    In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Agreement, the Company shall, upon reasonable request, inform the Warrantholders as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:

(i)    except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the Warrantholders, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, for as long as the Warrantholders continue to hold applicable Registrable Securities;

(ii)    advise the Warrantholders, as promptly as practicable but in any event, within three (3) Business Days:

(1)    when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(2)    after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3)    of the receipt by the Company of any notification with respect to the suspension of the qualification of any Warrant Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(4)    subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (and in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; and

(5)    notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Warrantholders of such events, provide the Warrantholders with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Warrantholders of the occurrence of the events listed in (1) through (4) above may constitute material, nonpublic information regarding the Company;

(iii)    use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)    upon the occurrence of any event contemplated in Section 8.5(b)(ii)(4), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Warrant Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)    use its commercially reasonable efforts to cause all applicable Warrant Shares to be listed on the primary securities exchange or market, if any, on which the Common Stock issued by the Company have been listed;

(vi)    allow the Warrantholders to review and consent to (which consent shall not be unreasonably withheld, conditioned or delayed) disclosure specifically regarding the Warrantholders in any Registration Statement on reasonable advance notice; and

(vii)    use its commercially reasonable efforts to take all other steps reasonably necessary to effect the registration of the Warrant Shares pursuant to this Section 8.5.

(c)    Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay the filing or postpone the effectiveness of any Registration Statement, and from time to time to require the Warrantholders not to sell under any Registration Statement or to suspend the effectiveness thereof, if it determines (1) that in order for a Registration Statement not to contain a material misstatement or omission, (x) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (y) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes would require additional disclosure by the Company in such Registration Statement of material information that the Company has a bona fide business purpose or legal obligations for keeping confidential and the non-disclosure of which in such Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, to cause such Registration Statement to fail to comply with applicable disclosure requirements, or (z) in the good faith judgment of the majority of the members of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the members of the Company’s board of directors concludes as a result that it is essential to defer such filing, or (2) to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with any order, directive, guideline, comment or recommendation from the Commission or the Company’s auditor or accountant that is applicable to the Company or other changes to the financial statements related to accounting matters with respect to securities issued in, or other matters related to, the Company’s initial public offering (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event a Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Warrantholders agree that (i) it will immediately discontinue offers and sales of the applicable Warrant Shares under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Warrantholders receive copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Warrantholder will deliver to the Company or, in the Warrantholders’ sole discretion destroy, all copies of the prospectus covering the applicable Warrant Shares in the Warrantholders’ possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the applicable Warrant Shares shall not apply (i) to the extent the Warrantholders are required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(d)    The Warrantholders may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Warrantholders not receive notices from the Company otherwise required by this Section 8.5; provided, however, that the Warrantholdersmay later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Warrantholders (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Warrantholders and the Warrantholders shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Warrantholders’ intended use of an effective Registration Statement, the Warrantholders will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 8.5(d)) and the related suspension period remains in effect, the Company will so notify the Warrantholders, within one (1) Business Day of the Warrantholders’] notification to the Company, by delivering to the Warrantholders a copy of such previous notice of Suspension Event, and thereafter will provide the Warrantholders with the related notice of the conclusion of such Suspension Event promptly following its availability.

(e)    Indemnification.

(i)    The Company shall, notwithstanding the termination of this Agreement, indemnify and hold harmless, to the extent permitted by law, the Warrantholders, their respective directors, officers, employees, Affiliates, agents, and each Person who controls the Warrantholders (within the meaning of Section 15 of the Securities Act or the Exchange Act) and the officers, directors and employees of each such controlling Person from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) that arise out of, are based upon, or are caused by any untrue statement of material fact contained in any Registration Statement (or incorporated by reference therein), prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or document incorporated by reference therein or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, except to the extent that such untrue statements, omissions or alleged omissions are caused by or contained in any information furnished in writing to the Company by or on behalf of the Warrantholders expressly for use therein. The Company shall notify the Warrantholders promptly of the institution, threat or assertion (to the Company’s knowledge) of any proceeding arising from or in connection with the Registration Statement; provided, however, that the indemnification contained in this Section 8.5(e) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of such Person to deliver or cause to be delivered a Prospectus made available by the Company in a timely manner or (B) in connection with any offers or sales effected by or on behalf of the Warrantholders in violation of this Agreement.

(ii)    In connection with any Registration Statement in which the Warrantholders are participating, the Warrantholders agree to indemnify and hold harmless, to the extent permitted by law, the Company, its directors, officers, agents, employees and Affiliates and each Person who controls the Company (within the meaning of Section 15 of the Securities Act) and the officers, directors and employees of each such controlling Person against any Losses, resulting from, arising out or that are based upon of any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission was made (or not made in the case of an omission) in reliance on, and in conformity with, any information or affidavit so furnished in writing by or on behalf of the Warrantholders expressly for use therein; provided, however, that in no event shall the liability of the Warrantholders be greater in amount than the dollar amount of the net proceeds received by the Warrantholders from the sale of Warrant Shares pursuant to such Registration Statement giving rise to such indemnification obligation and provided further that the indemnification contained in this Section 8.5(e) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Warrantholders (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii)    Any Person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (together with one firm of local counsel (in each jurisdiction)) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)    The indemnification provided under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, Affiliate or controlling Person of such indemnified party and shall survive the transfer of the Warrant Shares.

(v)    If the indemnification provided under this Section 8.5(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 8.5(e)(i), Section 8.5(e)(ii) and Section 8.5(e)(iii), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8.5(e)(v) from any Person who was not guilty of such fraudulent misrepresentation.

(f)    The Company will use its commercially reasonable efforts to (A) at the reasonable request of the Warrantholders, deliver all the necessary documentation to cause the transfer agent to the Company to remove all restrictive legends from any Registrable Securities being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Registrable Securities, or that may be sold by the Warrantholders without restriction under Rule 144, including without limitation, any volume, information and manner of sale restrictions, and (B) deliver or cause its legal counsel to deliver to the transfer agent to the Company the necessary legal opinions or instruction letters required by the transfer agent to the Company, if any, in connection with the instruction under clause (A), in each case in the case of clauses (A) and (B), upon the receipt of the Warrantholders’ representation letters and such other customary supporting documentation as requested by (and in a form reasonably acceptable to) the Company and its counsel. The Warrantholders agree to disclose their respective beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Registrable Securities to the Company (or its successor) upon reasonable request to assist the Company in making the determination described above.

9.    Miscellaneous Provisions.

9.1    Trust Account Waiver. The Warrantholders acknowledge that the Company is a blank check company with the powers and privileges to effect an initial business combination. The Warrantholders further acknowledge that, as described in the prospectus dated November 16, 2020 (the “Company Prospectus”) available at www.sec.gov, substantially all of the Company assets consist of the cash proceeds of Company’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Company, certain of its public stockholders and the underwriters of Company’s initial public offering (the “Trust Account”). The Warrantholders acknowledge that they have been advised by the Company that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the Trust Agreement (as defined in the Company Prospectus) provides that the cash in the Trust Account may be disbursed only (i) if the Company completes the transactions that constitute an initial business combination, then to those Persons and in such amounts as described in the Company Prospectus; (ii) if the Company fails to complete an initial business combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Company in limited amounts to permit the Company to pay the costs and expenses of its liquidation and dissolution, and then to Company’s public stockholders; and (iii) if the Company holds a stockholder vote to amend Company’s amended and restated certificate of incorporation to modify the substance or timing of the obligation to redeem 100% of the Common Stock if the Company fails to complete an initial business combination within the allotted time period or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, then for the redemption of any Common Stock properly tendered in connection with such vote. For and in consideration of the Company entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Warrantholders hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Company; provided that (x) nothing herein shall serve to limit or prohibit any of the Warrantholders’ right to pursue a claim against the Company for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of this Agreement (including a claim for the Company to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the redemption of all Common Stock in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Company’s ability to fulfill its obligation to effectuate the redemption of all Common Stock, or for fraud) and (y) nothing herein shall serve to limit or prohibit any claims that the Warrantholders may have in the future against Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

9.2    Successors and Assigns. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrantholders shall bind and inure to the benefit of their respective successors and permitted assigns. The Warrantholders shall not assign this Agreement or any part hereof without the prior written consent of the Company and any such transfer without the Company’s prior written consent shall be void.

9.3    Notices. Any notice, statement or demand authorized by this Agreement shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed, as follows:

If to the Company:

Zanite Acquisition Corp.

25101 Chagrin Boulevard, Suite 350

Cleveland, Ohio 44122

Attention: Steven H. Rosen, Co-CEO

Email: srosen@resiliencecapital.com

with a copy to:

EVE UAM, LLC

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:        Flávia Pavie

Email:              fpavie@eveairmobility.com

If to the Warrantholders:

[●]

and

[●]

with a copy to:

[●]

Attention: [●]

Email: [●]

9.4    Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any Person purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.4. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any Warrantholder, such Warrantholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Warrantholder in any such enforcement action by service upon such Warrantholder’s counsel in the foreign action as agent for such Warrantholder.

9.5    Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns.

9.6    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7    Entire Agreement. This Agreement, the Subscription Agreement and the Lock-Up Agreement constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective subsidiaries relating to the transactions contemplated hereby and thereby. For the avoidance of doubt, this Agreement does not supersede the LOI with respect to the negotiation of the Purchase Agreement and the Partnership Agreement and the terms of the LOI relating to the Purchase Agreement and the Partnership Agreement, shall remain in full force and effect in accordance with their respective terms.

9.8    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.9    Amendments. This Agreement may not be amended, supplemented or modified except by a written instrument signed by all of the parties hereto. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 5.1 and 5.2, respectively, without the consent of the Warrantholders.

9.10    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

ZANITE ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Warrant Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

[FACE]

Number [                ]

WARRANT [A/B/C/D/E]

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

EVE HOLDING, INC. (f/k/a ZANITE ACQUISITION CORP.)

Incorporated Under the Laws of the State of Delaware

CUSIP [                ]

Warrant Certificate

THIS WARRANT CERTIFICATE (“Warrant Certificate”) CERTIFIES THAT [                ], or registered assigns, is the registered holder of the warrant evidenced hereby (the “Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Eve Holding, Inc. (f/k/a Zanite Acquisition Corp.), a Delaware corporation (the “Company”). The Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Company referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Capitalized terms used but not defined in this Warrant Certificate shall have the respective meanings given to them in the Warrant Agreement.

The Warrant is initially exercisable for [●] fully paid and non-assessable shares Common Stock. No fractional shares shall be issued upon exercise of the Warrant. If, upon the exercise of the Warrant, a holder would be entitled to receive a fractional interest in a share Common Stock, the Company shall, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the holder of the Warrant. The number of shares of Common Stock issuable upon exercise of the Warrant is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Warrant Price per share of Common Stock for the Warrant is equal to $0.01 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrant may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, the Warrant shall become void.

Reference is hereby made to the provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Company.

This Warrant Certificate shall be governed by, and construed in accordance with, the internal laws of the State of New York.

EVE HOLDING, INC.

By:
Name:
Title:

[●]

By:
Name:
Title:

FORM OF WARRANT CERTIFICATE

[Reverse]

The Warrant evidenced by this Warrant Certificate is part of a duly authorized issue of Warrant entitling the holder on exercise to receive shares of Common Stock is are issued or to be issued pursuant to a Warrant Agreement, dated as of [●] (as amended, supplemented or otherwise modified from time to time, the “Warrant Agreement”), duly executed and delivered by the Company and [●]/[●], a company incorporated under the laws of [●]/[●] (the “Warrantholder”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Warrantholders. Capitalized terms used but not defined in this Warrant Certificate shall have the respective meanings given to them in the Warrant Agreement.

The Warrant may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of the Warrant evidenced by this Warrant Certificate may exercise it by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the warrant agent.

The Warrant Agreement provides, that upon the occurrence of certain events, the number of shares of Common Stock issuable upon exercise of the Warrant set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of the Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

This Warrant Certificate, when surrendered at the principal corporate trust office of the Company by the Warrantholder in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate of like tenor evidencing the Warrant.

The Company and the warrant agent may deem and treat the Warrantholder as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof and any distribution to the holder hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrant nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [                ] shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Eve Holding, Inc. (f/k/a Zanite Acquisition Corp.) (the “Company”) in the amount of $[                ] in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in its own name and that such shares of Common Stock be delivered to it, whose address is [                ]. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in its own name of and that such Warrant Certificate be delivered to it.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in its own name and that such Warrant Certificate be delivered to it, whose address is [                ].

[Signature Page Follows]

Date: , 20
[●]

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).

ANNEX Q

EXECUTION VERSION

Form of Strategic Warrant Agreement Number 21

THIS WARRANT AGREEMENT, dated as of December 21, 2021 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is by and between Zanite Acquisition Corp., a Delaware corporation (the “Company”) and [●], a [●] incorporated under the laws of [●] (the “Warrantholder”).

WHEREAS, Warrantholder and Eve Soluções de Mobilidade Aérea Urbana Ltda., a company incorporated under the laws of the Federative Republic of Brazil (“Eve Brazil”), entered into a letter of intent, dated as of [●], 2021 (as may be amended, supplemented or otherwise modified from time to time, the “LOI”), pursuant to which, among other things, subject to the completion of the Transactions and the PIPE Investment (each, as defined below), Eve Brazil agreed to cause the Company to issue certain equity warrants to the Warrantholder;

WHEREAS, on the date hereof, the Company, Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), Embraer Aircraft Holding, Inc., a Delaware corporation (“EAH”), and EVE UAM, LLC, a Delaware limited liability company (“Eve”), entered into a Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “BCA”), pursuant to which, among other things, (a) Embraer will transfer all of the issued and outstanding common units of Eve to EAH such that upon the transfer of such units, Eve will become a wholly owned subsidiary of EAH and (b) EAH will contribute and transfer to the Company, and the Company will receive from EAH all of the issued and outstanding common units of Eve, as consideration and in exchange for the issuance and transfer to EAH of shares of Class A common

[1]

Bracketed and/or footnoted provisions illustrate certain additional or alternative key provisions that were included in the forms specific to each Strategic Investor. Subject to the terms and conditions of each Warrant Agreement, Zanite has agreed to issue to the Strategic Investors new warrants to acquire an aggregate of (a) 18,650,000 shares of common stock, each with an exercise price of $0.01 per share, which warrants will be issued at the closing of the Transactions or in connection with the achievement of certain milestones following the closing of the Transactions, as follows: (i) warrants to acquire 7,200,000 shares of Common Stock will be issued and exercisable at the closing of the Transactions, but all such warrants (including the shares of Common Stock underlying such warrants) will be subject to restrictions on transfer until the date that is two, three or five years after the Closing Date, (ii) warrants to acquire 2,350,000 shares of Common Stock will be issued at the closing of the Transactions, but will only become exercisable upon receipt of the first type certification for eVTOL in compliance with certain airworthiness authorities, (x) receipt of the first binding commitment from a third party to purchase eVTOL jointly developed by Embraer and a certain Strategic Investor for the defense and security technology market, (y) eVTOL successful enter into service or (z) completion of initial term of a certain engineering services agreement to be entered into with a certain Strategic Investor, as applicable, (iii) warrants to acquire 2,000,000 shares of Common Stock will be issued and vested upon receipt of the first type certification for eVTOL in compliance with certain airworthiness authorities, (iv) warrants to acquire 4,800,000 shares of Common Stock will be issued and vested upon receipt of binding commitments from certain Strategic Investors for an aggregate of 500 eVTOLs, (v) warrants to acquire 300,000 shares of Common Stock will be issued and vested upon receipt of an initial deposit to purchase 200 eVTOLs from a certain Strategic Investor, and (vi) warrants to acquire 200,000 shares of Common Stock will be issued and vested upon mutual agreement to continue to collaborate beyond December 31, 2022 with a certain Strategic Investor and (vii) penny warrants to acquire 1,800,000 shares of common stock will be issued and vested the time at which ten vertiports that have been developed or implemented with the services of a certain Strategic Investor have entered operation or are technically capable of entering operation; (b) 12,000,000 shares of common stock, each with an exercise price of $15.00 per share, which warrants will be issued and exercisable at the closing of the Transactions; and (c) 5,000,000 shares of common stock each with an exercise price of $11.50 per share, which warrants will be issued and exercisable at the Closing. In addition, Embraer has entered into arrangements with certain of such strategic investors to provide them with price protections in the amount of up to their $30 million aggregate commitments in the form of credits for parts and services or cash in exchange for the transfer of shares to Embraer.

stock, par value $0.0001 per share, of the Company (“Common Stock”), in each case, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”). Upon consummation of the Transactions, the Company’s name will change to “Eve Holding, Inc.”;

WHEREAS, in connection with the Transactions, on the date hereof, the Warrantholder entered into a subscription agreement (the “Subscription Agreement”) with the Company, pursuant to which, among other things, the Warrantholder, agreed to subscribe for and purchase from the Company [●] ([●]) shares of Common Stock, for a purchase price of $10.00 per share, on the terms and subject to the conditions set forth therein (the “PIPE Investment”);

WHEREAS, in connection with the Transactions, and to give effect to Eve Brazil’s commitments under the LOI, the Company has, by resolution of its board of directors passed on or around the date hereof, resolved to create, issue and deliver the Warrants (as defined below) to the Warrantholder pursuant to the terms and subject to the conditions set forth herein;

WHEREAS, on the date hereof, the Warrantholder entered into a lock-up agreement in respect of the Warrant A and the Warrant A Shares (the “Lock-Up Agreement”);

[Certain Warrant Agreements also included the following:

WHEREAS, on the date hereof, the Warrantholder and EAH entered into a Put Option (as defined in the LOI);]

WHEREAS, subject to the terms and conditions herein set forth, each Warrant [(as defined below)] will entitle the holder thereof to purchase [●]shares of Common Stock [for]2 $[●] per [whole] share, subject to adjustment as described herein;

WHEREAS, pursuant to the LOI, Eve Brazil and Warrantholder will continue to [negotiate the Purchase Agreement (as defined in the LOI) and the Partnership Agreement (as defined in the LOI)]3;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms and conditions upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company and the Warrantholder; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed by [or on behalf of] the Company, as provided herein, the [valid, binding and legal obligations]4 of the Company, and to authorize the execution and delivery of this Agreement.

[2]	In place of the bracketed language, certain Warrant Agreements included the following: at an exercise price of.
[3]

In place of the bracketed language, certain Warrant Agreements included the following: (a) explore and facilitate the Potential Commercial Partnership (as defined in the LOI), (b) explore the Proposed eVTOL Purchase and (c) to negotiate, in good faith, the Purchase Agreement and the Partnership Agreement (each, as defined in the LOI).

[4]	In place of the bracketed language, certain Warrant Agreements included the following: legally valid and binding obligations.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.    Definitions and Interpretation.

1.1    Definitions. In this Agreement, unless the context otherwise requires, each of the following words and expressions shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Aircraft Binding Commitment” means [a firm, legally binding commitment pursuant to which the Warrantholder or any of its Affiliates has placed a firm order for an aggregate of up to [●] ([●]) eVTOLs, or any combination of such commitments that results in an order, without duplication, for up to [●] ([●]) eVTOLs, in each case pursuant to the terms and conditions of the LOI[, the Partnership Agreement] or the Purchase Agreement, as applicable]5.

“Aircraft Binding Commitment Notice” has the meaning set forth in Section 3.2.1.

“Alternative Issuance” has the meaning set forth in Section 6.4.

“BCA” has the meaning set forth in the recitals to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Cleveland, Ohio or São Paulo, Brazil are authorized or required by law to close.

“Closing” has the meaning set forth in Section 2.1.

“Commission” has the meaning set forth in [Section 8.5(a)]6.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Prospectus” has the meaning set forth in Section 9.1.

[Certain Warrant Agreements included the following:

“Corporate Event Adjustments” has the meaning set forth in Section 5.1.1.]

“EAH” has the meaning set forth in the recitals to this Agreement.

“Effectiveness Date” has the meaning set forth in [Section 8.5(a)]7.

[5]

In place of the bracketed language, certain Warrant Agreements included the following: a definitive purchase agreement pursuant to which Warrantholder and/or any of its Affiliates firmly commits to purchase an aggregate of [●] ([●]) eVTOLs.

[6]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 8.4(a).
[7]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 9.5(a) or the following section: Section 8.4(a).

“Election to Purchase” has the meaning set forth in [Section 5.3.1]8.

“Embraer” has the meaning set forth in the recitals to this Agreement.

“enforcement action” has the meaning set forth in Section 9.4.

“Eve” has the meaning set forth in the recitals to this Agreement.

“Eve Brazil” has the meaning set forth in the recitals to this Agreement.

“eVTOL” means a passenger or cargo aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 200 nautical miles (370.4 kilometers).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Period” has the meaning set forth in Section 5.2.

“Expiration Date” has the meaning set forth in Section 5.2.

“Fair Market Value” [has the meaning set forth in Section 6.1 and Section 8.4, as applicable]9.

“Filing Date” has the meaning set forth in [Section 8.5(a)]10.

“foreign action” has the meaning set forth in Section 9.4.

[8]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 5.3.
[9]

In place of the bracketed language, certain Warrant Agreements included the following: means, as of any particular date: (a) (i) the volume weighted average of the closing sales prices of the Company’s Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (ii) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (iii) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over ten (10) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading; or (b) if at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the fair market value per share as determined jointly by the Company’s board of directors and the Warrantholder; provided that if the Company’s board of directors and the Warrantholder are unable to agree on the fair market value per share of the Common Stock within a reasonable period of time, such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Company’s board of directors and the Warrantholder.

[10]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 8.4(a).

“Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.

“LOI” has the meaning set forth in the recitals to this Agreement.

[Certain Warrant Agreements included the following:

“Losses” has the meaning set forth in Section 8.5(e)(i).]

“Opt-Out Notice” has the meaning set forth in [Section 8.5(d)]11.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or any political subdivision, agency or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning set forth in the recitals to this Agreement.

[Certain Warrant Agreements included the following:

“Prospectus” has the meaning set forth in Section 8.5(e).]

“Registrable Securities” has the meaning set forth in [Section 8.5(a)]12.

“Registration Statement” has the meaning set forth in [Section 8.5(a)]13.

[Certain Warrant Agreements included the following:

“Securities Act” means the Securities Act of 1933 as amended.]

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Suspension Event” has the meaning set forth in [Section 8.5(c)]14.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 9.1.

“Warrant A” [means the warrant issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant A Shares]15.

“Warrant A Shares” means [●] ([●]) shares of Common Stock.

[11]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 8.4(d).
[12]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 8.4(a).
[13]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 8.4(a).
[14]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 8.4(c).
[15]	In place of the bracketed language, certain Warrant Agreements included the following: has the meaning set forth in Section 3.1.

“Warrant B” [means the warrant issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant B Shares]16.

“Warrant B Shares” means [up to] [●] ([●]) shares of Common Stock.

“Warrant Price” has the meaning set forth in Section 5.1.

“Warrant Register” has the meaning set forth in Section 4.3.1.

“Warrant Shares” means, collectively, the Warrant A Shares and the Warrant B Shares.

“Warrantholder” has the meaning set forth in the preamble to this Agreement.

“Warrants” means, collectively, [the] Warrant A and [the] Warrant B.

1.2    Interpretation.

1.2.1    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Section” or “Exhibit” refer to the specified Section or Exhibit of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) reference to any Person includes such Person’s successors and permitted assigns; (viii) reference to any statutes or regulations means such statute or regulation as amended, modified, codified, replaced or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder; and (ix) references to amounts of currency are references to United States Dollars.

1.2.2    Unless the context of this Agreement otherwise requires, (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (ii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

1.2.3    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

2.    Effectiveness, Conditions and Termination.

2.1    The issuance of the Warrants and the Warrantholder’s right to exercise its rights under this Agreement shall be conditional upon the consummation of the Transactions and the consummation of the PIPE Investment (the “Closing”). This Agreement shall automatically terminate upon the termination of the BCA [or upon the mutual written agreement of the parties hereto].

2.2    The Warrants, if and when issued, will be subject to the Company’s bylaws and certificate of incorporation and the terms and conditions of this Agreement, which are binding upon the Company and the

[16]	In place of the bracketed language, certain Warrant Agreements included the following: has the meaning set forth in Section 3.2.2.

Warrantholder. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Company’s bylaws or certificate of incorporation, this Agreement shall prevail between the Company and the Warrantholder.

3.    Issue of the Warrants.

3.1 Warrants Issued at Closing. Subject to Section 2.1, immediately after the Closing, the Company shall issue [to the Warrantholder a warrant to acquire the Warrant A Shares at an initial exercise price of $0.01 per share (subject to adjustment as set forth herein) (“Warrant A”)]17.

3.2 Warrants Issued upon Aircraft Binding Commitment.

3.2.1 [Subject to Section 2.1, (a) within fifteen (15) Business Days of an Aircraft Binding Commitment being entered into, the Warrantholder shall]18 send to the Company notice: (i) specifying the date on which the Aircraft Binding Commitment was entered into; and (ii) a copy of the Aircraft Binding Commitment (such notice, the “Aircraft Binding Commitment Notice”). For the avoidance of doubt, no other Warrant shall be issued in connection to this Section 3.2.1 if the Warrantholder or any of its Affiliates enters into any additional Aircraft Binding Commitment.

3.2.2 [Subject to Section 2.1,] within [five (5)]19 Business Days of receipt of the Aircraft Binding Commitment Notice, the Company shall issue [the Warrant B] to the Warrantholder [in accordance with Section 5.1.1]20.

4.    Warrants.

4.1    Form of Warrant. Each Warrant shall be issued in registered form only and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the Person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such Person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

4.2    Effect of Countersignature. Unless and until countersigned by the Company pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the Warrantholder.

4.3    Registration.

4.3.1    Warrant Register. The Company shall maintain books (the “Warrant Register”) for the registration of [the] original issuance [and transfers] of the Warrants. Upon the [initial] issuance of the Warrants, the Company shall issue and register the Warrants in the names of the [Warrantholder]21.

[17]	In place of the bracketed language, certain Warrant Agreements included the following: the Warrant A to the Warrantholder.
[18]

In place of the bracketed language, certain Warrant Agreements included the following: Following the Closing and the execution of an Aircraft Binding Commitment, the Warrantholder shall, within fifteen (15) Business Days after the execution of the Aircraft Binding Commitment.

[19]	In place of the bracketed language, certain Warrant Agreements included the following: ten (10).
[20]

In place of the bracketed language, certain Warrant Agreements included the following: a warrant to acquire the Warrant B Shares at an initial price of $0.01 per share (subject to adjustment as set forth herein) (“Warrant B”).

[21]	In place of the bracketed language, certain Warrant Agreements included the following: respective holders thereof.

4.3.2    Registered Holder. [Prior to due presentment for registration of transfer of any Warrant pursuant to Section 7,] the Company may deem and treat the Person in whose name such Warrant is registered in the Warrant Register as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

5.    Terms and Exercise of Warrants.

5.1    Warrant Price.

[Subject to Section 5.1.1 below with respect to Warrant B,] each Warrant shall entitle the Warrantholder, subject to the provisions of such Warrant and this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at [the price]22 of $0.01 per share, subject to the adjustments provided in Section 6 hereof [(the “Warrant Price”)]23.

[Certain Warrant Agreements included the following:

5.1.1 Exercise of Warrant B. Notwithstanding anything to the contrary herein, the Warrantholder’s rights in respect of Warrant B, shall be exercised as follows: (i) in the case of an Aircraft Binding Commitment for [●] ([●]) eVTOLs, with respect to [●] ([●]) shares of Common Stock [(provided that, in accordance with Section 6.2 below, such number of shares shall be adjusted proportionally to reflect any splits, recapitalizations, combinations or other similar transactions affecting the Company’s Common Stock subsequent to the date hereof, “Corporate Event Adjustments”)] and (ii) in the case of an Aircraft Binding Commitment for less than [●] ([●]) eVTOLs, with respect to a number of shares of Common Stock equal to the quotient of (x) the result of the number of eVTOLs that are the subject of such Aircraft Binding Commitment multiplied by [●] ([●])[, or such number adjusted to reflect a Corporate Event Adjustment,] divided by (y) [●] ([●]). For the avoidance of doubt, the aggregate number of Warrant B Shares shall never exceed [●] ([●]) shares of Common Stock [other than as a result of Corporate Event Adjustments].]

5.2    Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date on which such Warrant is issued pursuant to Section 3, and terminating on the earlier to occur of: (a) at 5:00 p.m., New York City time on the date that is [ten (10) years]24 after the date on which such Warrant is issued pursuant to Section 3; and (b) the liquidation of the Company (the “Expiration Date”). [Each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date.] The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that any such extension shall be identical in duration among all the Warrants.

5.3    Exercise of Warrants.

5.3.1    Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Warrantholder [on more than one occasion] by delivering to the Company (i) the definitive warrant certificate evidencing the Warrants to be exercised, (ii) an election to purchase (“Election to Purchase”) shares of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Warrantholder on the reverse of the definitive warrant certificate, and (iii) payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in

[22]	In place of the bracketed language, certain Warrant Agreements included the following: an exercise price.
[23]

In place of the bracketed language, certain Warrant Agreements included the following: The term “Warrant Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised.

[24]	In place of the bracketed language, certain Warrant Agreements included the following: five (5) years.

connection with the exercise of the Warrant[, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a) in lawful money of the United States, [in good]25 certified check or [good] bank draft payable to the order of the Company or by wire transfer of immediately available funds; or

(b) as provided in Section 8.4 hereof]26.

5.3.2    Issuance of Shares of Common Stock on Exercise. [As soon as practicable after]27 the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if [other than a cashless exercise and] payment is pursuant to Section 5.3.1[(a)]), the Company shall issue to the Warrantholder a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which the Warrantholder is entitled, registered in the Warrantholder’s name [or names of one or more Affiliates of the Warrantholder as directed by the Warrantholder], and if such Warrant shall not have been exercised in full, a countersigned Warrant for the number of shares of Common Stock as to which such Warrant shall not have been exercised. In no event will the Company be required to net cash settle the Warrant exercise. [The Company may require the Warrantholder to settle the Warrant on a “cashless basis” pursuant to Section 8.4.] If, by reason of any exercise of Warrants on a “cashless basis,” the Warrantholder would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

5.3.3    Valid Issuance. [All shares of Common Stock issued upon the proper exercise of a Warrant]28 in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

5.3.4    Date of Issuance. The Warrantholder [or an Affiliate of the Warrantholder in whose name any such certificate for shares of Common Stock is issued] shall for all purposes be deemed to have become the holder of record of the shares of Common Stock issued upon exercise of a Warrant on the date on which such Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books are open.

[25]	In place of the bracketed language, certain Warrant Agreements included the following: by.
[26]

In place of the bracketed language, certain Warrant Agreements included the following: in lawful money of the United States by certified check or bank cashier’s check payable to the order of the Company or by wire transfer of immediately available funds; provided that, notwithstanding anything contained herein to the contrary, the Warrantholder may exercise the Warrants in whole or in part in lieu of making a cash payment, by providing notice to the Company in a subscription form of its election to utilize a cashless exercise, in which event the Company shall issue to the Warrantholder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

Where:

X = the number of Warrant A Shares or Warrant B Shares, as applicable, to be issued to the Warrantholder.

Y = the number of Warrant A Shares or Warrant B Shares, as applicable, with respect to which a Warrant is being exercised.

A = the Fair Market Value of one share of Common Stock.

B = the Warrant Price.

[27]	In place of the bracketed language, certain Warrant Agreements included the following: No later than ten (10) Business Days following, or the following: Within five (5) Business Days after.
[28]

In place of the bracketed language, certain Warrant Agreements included the following: The Warrants, when issued, shall be duly authorized and validly issued, and the Warrant A Shares and Warrant B Shares, when issued upon the exercise of Warrant A or Warrant B, as applicable.

6.    Adjustments.

6.1    Stock Dividends. If after the date hereof, and subject to the provisions of Section 6.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a [forward or reverse] split[-up] of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split[-up] or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased [or decreased] in proportion to such increase in the outstanding shares of Common Stock. A rights offering to all or substantially all holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” [(as defined below)] shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this Section 6.1, [(i)] if the rights offering is for securities convertible into or exercisable for [shares of] Common Stock, in determining the price payable for [the] shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion [and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights].

6.2    Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

6.3    Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 6.1 or 6.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

6.4    Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 6.1 or 6.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation (and is not a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock in substantially the same proportions immediately before such transaction) and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election.

6.5    Notices of Changes in Warrant. Upon the occurrence of any event specified in Sections 6.1, 6.2, 6.3 or 6.4, the Company shall give [prompt] written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

6.6    No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 6, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

6.7    Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 6, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

6.8    Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 6 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 6, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 6 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

7.    Transfer of Warrants. The Warrantholder may not sell, assign, transfer, pledge or dispose of any portion of [a]29 Warrant without the prior written consent of the Company, provided that the Warrantholder may sell, assign, transfer, pledge or dispose of any portion of a Warrant [to an Affiliate of the Warrantholder] [(i)] without the prior written consent of the Company [to one or more of its Affiliates;] provided, further, that such Affiliate must enter into a written agreement with the Company agreeing to be bound by the transfer and other restrictions contained in this Agreement and, in the case of any sale, assignment, transfer, pledge or disposal of any portion of the Warrant A during the Lock-Up Period (as defined in the Lock-Up Agreement), in the Lock-Up Agreement[; or (ii) with prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), to another Person that is an “accredited investor” (as such term is defined in Regulation D under the Securities Act)].

8.    Other Provisions Relating to Rights of Holders of Warrants.

8.1    No Rights as Stockholder. A Warrant does not entitle the Warrantholder to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

[29]	In place of the bracketed language, certain Warrant Agreements included the following: the.

8.2    Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

8.3    Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

[Certain Warrant Agreements included the following:

8.4    Cashless Exercise. If the Warrants are held by the Warrantholder or any of its Affiliates [or other permitted transferee], the Warrantholder may exercise Warrants on a “cashless basis” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the Fair Market Value over the Warrant Price by (ii) the Fair Market Value. Solely for purposes of this Section 8.4, the “Fair Market Value” shall mean the average closing price of the Common Stock for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise of the Warrants is sent to the Company. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule).]

8.4    Registration Rights.

(a)    The [Warrantholder agrees]30 that, as soon as practicable, but in no event later than thirty (30) calendar days after the first day of the Exercise Period of a Warrant (each, a “Filing Date”), the Company will file with the U.S. Securities and Exchange Commission (the “Commission”) (at the Company’s sole cost and expense) a registration statement registering the resale of the Warrant Shares issuable upon exercise of such Warrant (each, a “Registration Statement”), and the Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the ninetieth (90th) calendar day (if the Commission notifies the Company that it will “review” such Registration Statement) following the first day of the Exercise Period of such Warrant and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (each, an “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the applicable Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations; provided, further, that the Company’s obligations to include the applicable Warrant Shares in the Registration Statement are contingent upon the Warrantholder furnishing in writing to the Company such information regarding the Warrantholder, the securities of the Company held by the Warrantholder, the intended method of disposition of the applicable Warrant Shares (which shall be limited to non-underwritten public offerings) and such other information as shall be reasonably requested by the Company to effect the registration of such Warrant Shares, and the Warrantholder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of any Registration Statement during any customary blackout or similar period or as permitted hereunder. Any failure by the Company to file a Registration Statement by the applicable Filing Date

[30]	In place of the bracketed language, certain Warrant Agreements included the following: parties hereto agree.

or to effect such Registration Statement by the applicable Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the applicable Registration Statement as set forth above in this [Section 8.5(a)]31. [Upon the request of the Warrantholder,] the Company will provide a draft of each Registration Statement to the Warrantholder at least two (2) Business Days in advance of filing such Registration Statement. In no event shall the Warrantholder be identified as a statutory underwriter in a Registration Statement unless requested by the Commission; provided, however, that, if the Commission requests that the Warrantholder be identified as a statutory underwriter in a Registration Statement, the Warrantholder will have an opportunity to withdraw the applicable Warrant Shares from such Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the Warrant Shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the applicable Warrant Shares by the Warrantholder or otherwise, such Registration Statement shall register for resale such number of Warrant Shares which is equal to the maximum number of Warrant Shares as is permitted by the Commission. In such event, the number of shares of Common Stock to be registered for the Warrantholder or other holders of shares of Common Stock named in such Registration Statement shall be reduced pro rata among all such holders. In the event the Company amends a Registration Statement in accordance with the foregoing, the Company will use its commercially reasonable efforts to promptly file with the Commission one or more registration statements to register the resale of those Registrable Securities that were not registered on such initial Registration Statement, as so amended. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of each Registration Statement until all applicable securities cease to be Registrable Securities or such shorter period upon which each holder of Registrable Securities included in such Registration Statement have notified the Company that such Registrable Securities have actually been sold. The Company will provide all customary and commercially reasonable cooperation necessary to (i) enable the Warrantholder to resell the applicable Warrant Shares pursuant to the applicable Registration Statement or Rule 144, as applicable, (ii) qualify the applicable Warrant Shares for listing on the primary stock exchange on which the [Company’s] Common Stock [are]32 then listed, (iii) update or amend each Registration Statement as necessary to include applicable Registrable Securities and (iv) provide customary notice to holders of Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, with respect to a Registration Statement, the Warrant Shares and any other equity security of the Company issued or issuable with respect to the Warrant Shares registered for resale under such Registration Statement by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities with respect to a Registration Statement at the earliest of: (A) when the Warrantholder ceases to hold any Registrable Securities registered for resale under such Registration Statement; (B) the date all Registrable Securities held by the Warrantholder registered for resale under such Registration Statement may be sold without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144, and without the requirement for the Company to be in compliance with the current public information required under Rule 144, (C) when such securities shall have ceased to be outstanding or (D) [two years following the expiration of the applicable Exercise Period]33.

(b)    In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Agreement, the Company shall, upon reasonable request, inform the Warrantholder as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:

(i)    except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the

[31]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 8.4.
[32]	In place of the bracketed language, certain Warrant Agreements included the following: is.
[33]	In place of the bracketed language, certain Warrant Agreements included the following: three (3) years from the date of effectiveness of the applicable Registration Statement.

Company determines to obtain, continuously effective with respect to the Warrantholder, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, for as long as the Warrantholder continues to hold applicable Registrable Securities;

(ii)    advise the Warrantholder, as promptly as practicable but in any event, within three (3) Business Days:

(1)    when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(2)    after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3)    of the receipt by the Company of any notification with respect to the suspension of the qualification of any Warrant Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; [and]

(4)    subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (and in the case of a prospectus, in the light of the circumstances under which they were made) not misleading[; and]

[(5)]    Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Warrantholder of such events, provide the Warrantholder with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Warrantholder of the occurrence of the events listed in (1) through (4) above may constitute material, nonpublic information regarding the Company;

(iii)     use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)     upon the occurrence of any event contemplated in [Section 8.5(b)(ii)(4)]34, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Warrant Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)     use its commercially reasonable efforts to cause all applicable Warrant Shares to be listed on the primary securities exchange or market, if any, on which the Common Stock [issued by the Company have been]35 listed;

[34]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 8.4(b)(ii)(4).
[35]	In place of the bracketed language, certain Warrant Agreements included the following: is then

(vi)     allow the Warrantholder to review disclosure specifically regarding the Warrantholder in any Registration Statement on reasonable advance notice [(at least two (2) Business Days in advance of filing such Registration Statement)]; and

(vii)     use its commercially reasonable efforts to take all other steps reasonably necessary to effect the registration of the Warrant Shares pursuant to this [Section 8.5]36.

(c)    Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay the filing or postpone the effectiveness of any Registration Statement, and from time to time to require the Warrantholder not to sell under any Registration Statement or to suspend the effectiveness thereof, if it determines (1) that in order for a Registration Statement not to contain a material misstatement or omission, (x) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (y) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes would require additional disclosure by the Company in such Registration Statement of material information that the Company has a bona fide business purpose or legal obligations for keeping confidential and the non-disclosure of which in such Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, to cause such Registration Statement to fail to comply with applicable disclosure requirements, or (z) in the good faith judgment of the majority of the members of the Company’s board of directors, [upon the advice of legal counsel,] such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the members of the Company’s board of directors concludes as a result that it is essential to defer such filing, or (2) to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with [any order, directive, guideline, comment or recommendation from the Commission or the Company’s auditor or accountant that is applicable to the Company]37 or other changes to the financial statements related to accounting matters with respect to securities issued in, or other matters related to, the Company’s initial public offering (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event a Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Warrantholder agrees that (i) it will immediately discontinue offers and sales of the applicable Warrant Shares under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Warrantholder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Warrantholder will deliver to the Company or, in the Warrantholder’s sole discretion destroy, all copies of the prospectus covering the applicable Warrant Shares in the Warrantholder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the applicable Warrant Shares shall not apply (i) to the extent the Warrantholder is required to retain a copy of such prospectus (a) in order to comply with applicable legal,

[36]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 8.4.
[37]	In place of the bracketed language, certain Warrant Agreements included the following: the Commission guidance.

regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(d)    The Warrantholder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Warrantholder not receive notices from the Company otherwise required by this [Section 8.5]38; provided, however, that the Warrantholder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Warrantholder (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Warrantholder and the Warrantholder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Warrantholder’s intended use of an effective Registration Statement, the Warrantholder will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this [Section 8.5(d)]39) and the related suspension period remains in effect, the Company will so notify the Warrantholder, within one (1) Business Day of the Warrantholder’s notification to the Company, by delivering to the Warrantholder a copy of such previous notice of Suspension Event, and thereafter will provide the Warrantholder with the related notice of the conclusion of such Suspension Event promptly following its availability.

[Certain Warrant Agreements included the following:

[(e)    Indemnification.

(i)    The Company shall, notwithstanding the termination of this Agreement, indemnify and hold harmless, to the extent permitted by law, the Warrantholder, its directors, officers, employees, Affiliates, agents, and each Person who controls the Warrantholder (within the meaning of Section 15 of the Securities Act [or the Exchange Act]) and the officers, directors and employees of each such controlling Person from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) that arise out of, are based upon, or are caused by any untrue statement of material fact contained in any Registration Statement (or incorporated by reference therein), prospectus included in any Registration Statement [(“Prospectus”)] or preliminary [Prospectus]40 or any amendment thereof or supplement thereto or document incorporated by reference therein or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, except to the extent that such untrue statements, omissions or alleged omissions are caused by or contained in any information furnished in writing to the Company by or on behalf of the Warrantholder expressly for use therein. The Company shall notify the Warrantholder [in writing] promptly of the institution, threat or assertion (to the Company’s knowledge) of any proceeding arising from or in connection with the Registration Statement; provided, however, that the indemnification contained in this Section 8.5(e)(i) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of such Person to deliver or cause to be delivered a [Prospectus]41 made available by the Company in a timely manner or (B) in connection with any offers or sales effected by or on behalf of the Warrantholder in violation of this Agreement.

[38]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 8.4.
[39]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 8.4(d).
[40]	In place of the bracketed language, certain Warrant Agreements included the following: prospectus relating thereto.
[41]	In place of the bracketed language, certain Warrant Agreements included the following: prospectus included in any Registration Statement.

(ii)    In connection with any Registration Statement in which the Warrantholder is participating, the Warrantholder agrees[, severally and not jointly with any other holder of Common Shares that is a party to any other subscription agreement,] to indemnify and hold harmless, to the extent permitted by law, the Company, its directors, officers, agents, employees and Affiliates and each Person who controls the Company (within the meaning of Section 15 of the Securities Act) and the officers, directors and employees of each such controlling Person against any Losses, resulting from, arising out or that are based upon of any untrue statement of material fact contained in the Registration Statement, [Prospectus]42 or preliminary [Prospectus]43 or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission was made (or not made in the case of an omission) in reliance on, and in conformity with, any information or affidavit so furnished in writing by or on behalf of the Warrantholder expressly for use therein; provided, however, that in no event shall the liability of the Warrantholder be greater in amount than the dollar amount of the net proceeds received by the Warrantholder from the sale of Warrant Shares pursuant to such Registration Statement giving rise to such indemnification obligation and provided further that the indemnification contained in this Section 8.5(e)(ii) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Warrantholder (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii)    Any Person entitled to indemnification [under this Section 8.5(e)]44 shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the [reasonable and documented] fees and expenses of more than one counsel (together with one firm of local counsel (in each jurisdiction)) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)    The indemnification provided under this [Section 8.5(e)]45 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, Affiliate or controlling Person of such indemnified party and shall survive the transfer of the Warrant Shares.

(v)    If the indemnification provided under this Section 8.5(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the

[42]	In place of the bracketed language, certain Warrant Agreements included the following: prospectus included in any Registration Statement.
[43]	In place of the bracketed language, certain Warrant Agreements included the following: prospectus relating thereto.
[44]	In place of the bracketed language, certain Warrant Agreements included the following: herein.
[45]	In place of the bracketed language, certain Warrant Agreements included one of the following references: Agreement.

relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in [this] [Section 8.5(e)]46, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8.5(e)(v) from any Person who was not guilty of such fraudulent misrepresentation. [Certain Warrant Agreements also included the following: Any contribution pursuant to this Section 8(e)(v) by any seller of Warrant Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Warrant Shares pursuant to the Registration Statement.]]

9.    Miscellaneous Provisions.

9.1    Trust Account Waiver. The Warrantholder acknowledges that the Company is a blank check company with the powers and privileges to effect an initial business combination. The Warrantholder further acknowledges that, as described in the prospectus dated November 16, 2020 (the “Company Prospectus”) available at www.sec.gov, substantially all of the Company assets consist of the cash proceeds of Company’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Company, certain of its public stockholders and the underwriters of Company’s initial public offering (the “Trust Account”). The Warrantholder acknowledges that it has been advised by the Company that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the Trust Agreement (as defined in the Company Prospectus) provides that the cash in the Trust Account may be disbursed only (i) if the Company completes the transactions which constitute an initial business combination, then to those Persons and in such amounts as described in the Company Prospectus; (ii) if the Company fails to complete an initial business combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Company in limited amounts to permit the Company to pay the costs and expenses of its liquidation and dissolution, and then to Company’s public stockholders; and (iii) if the Company holds a stockholder vote to amend Company’s amended and restated certificate of incorporation to modify the substance or timing of the obligation to redeem 100% of the Common Stock if the Company fails to complete an initial business combination within the allotted time period or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, then for the redemption of any Common Stock properly tendered in connection with such vote. For and in consideration of the Company entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Warrantholder hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement [and any negotiations, contracts or agreements with Company]; provided that (x) [nothing in this Section 9.1 shall be deemed to limit the Warrantholder’s right, title, interest or claim to the Trust Account by virtue of the Warrantholder’s redemption rights in connection with the Transactions with respect to any shares of Class A common stock of the Company owned by the Warrantholder, (y)] nothing herein shall serve to limit or prohibit any of the Warrantholder’s right to pursue a claim against the Company for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of this Agreement, including a claim for the Company to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account

[46]	In place of the bracketed language, certain Warrant Agreements referenced the following sections: Section 8.5(e)(i), Section 8.5(e)(ii) and Section 8.5(e)(iii).

(after giving effect to the redemption of all Common Stock in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Company’s ability to fulfill its obligation to effectuate the redemption of all Common Stock, or for fraud, and [(y)]47 nothing herein shall serve to limit or prohibit any claims that the Warrantholder may have in the future against Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

9.2    Successors and Assigns. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrantholder shall bind and inure to the benefit of their respective successors and permitted assigns. The Warrantholder shall not assign this Agreement or any part hereof without the prior written consent of the Company and any such transfer without the Company’s prior written consent shall be void [Certain Warrant Agreements included the following: ; provided that the Warrantholder may assign this Agreement (i) without the prior written consent of the Company to one or more of its Affiliates; provided, further, that such Affiliate must enter into a written agreement with the Company agreeing to be bound by the transfer and other restrictions contained in this Agreement and, in the case of any assignment of any rights relating to the Warrant A during the Lock-Up Period (as defined in the Lock-Up Agreement), in the Lock-Up Agreement; or (ii) with prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), to another Person that is an “accredited investor” (as such term is defined in Regulation D under the Securities Act)].

9.3    Notices. Any notice, statement or demand authorized by this Agreement shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed, as follows:

If to the Company:

Zanite Acquisition Corp.

25101 Chagrin Boulevard, Suite 350

Cleveland, Ohio 44122

Attention: Steven H. Rosen, Co-CEO

Email: srosen@resiliencecapital.com

with a copy to:

EVE UAM, LLC

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:           Flávia Pavie

Email:                 fpavie@eveairmobility.com

If to the Warrantholder [(or any of its Affiliates_]:

[●]

[with a copy to]48:

[●]

9.4    Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York[, without

[47]	In place of the bracketed language, certain Warrant Agreements included the following: (z).
[48]	In place of the bracketed language, certain Warrant Agreements included the following: with copies to (which shall not constitute notice).

giving effect to conflict of laws]. [Subject to applicable law,] the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. [Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.]49

Any Person purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.4. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.5    Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto [and permitted assigns,] any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns.

9.6    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7    Entire Agreement. This Agreement, the Subscription Agreement [certain warrant agreements included the following: , the Put Option Agreement] and the Lock-Up Agreement constitute the entire agreement between the parties to this Agreement relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective subsidiaries relating to the transactions contemplated hereby and thereby. For the avoidance of doubt, this Agreement does not supersede the LOI with respect to [the study and exploration of the Potential Commercial Partnership or the Proposed eVTOL Purchase and] the negotiation of the Purchase Agreement and the Partnership Agreement [between Eve Brazil and the Warrantholder] and the terms of the LOI relating to [the Potential Commercial Partnership, the Proposed eVTOL Purchase,] the Purchase Agreement and the Partnership Agreement], shall remain in full force and effect in accordance with their respective terms.

9.8    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.9    Amendments. This Agreement may be amended by the Company without the consent of the Warrantholder [(i) for the purpose of (x) curing any ambiguity or [to correct]50 any defective provision [or

[49]

In place of the bracketed language, certain Warrant Agreements included the following: Any such process or summons to be served upon the Warrantholder (or any of its Affiliates), the Company or the warrant agent may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.3 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party receiving such service in any action, proceeding or claim.

[50]	In place of the bracketed language, certain Warrant Agreements included the following: curing, correcting or supplementing.

mistake] contained herein or (y) [adding or changing]51 any other provisions with respect to matters or questions arising under this Agreement [as the Company may deem necessary or desirable and that the Company deems shall]52 not adversely affect the rights of the Warrantholder under this Agreement, and (ii)] to provide for the delivery of Alternative Issuance pursuant to Section 6.4. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the written consent of the Warrantholder. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 5.1 and 5.2, respectively, without the consent of the Warrantholder.

9.10    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Certain Warrant Agreements included the following:

9.11 Similar Terms. The terms and conditions of this Agreement (other than those related to number of shares, exercise price and vesting terms) are substantially similar to the material terms and conditions of any other warrant agreement (or side letter or similar agreement in respect thereof) entered into, or to be entered into, on or prior to the Closing, with any other similarly situated strategic investor operating in the United States of America in connection with the Transaction, including the PIPE Investment.]

[Signature Page Follows]

[51]	In place of the bracketed language, certain Warrant Agreements included the following: making.
[52]	In place of the bracketed language, certain Warrant Agreements included the following: that is not inconsistent with the provisions of this Agreement or the Warrant certificates and that will.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[●]

By:
Name:
Title:

ZANITE ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Warrant Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

[FACE]

Number [            ]

WARRANT [A/B]

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

EVE HOLDING, INC. (f/k/a ZANITE ACQUISITION CORP.)

Incorporated Under the Laws of the State of Delaware

CUSIP [                ]

Warrant Certificate

THIS WARRANT CERTIFICATE (“Warrant Certificate”) CERTIFIES THAT [                ], or registered assigns, is the registered holder of the warrant evidenced hereby (the “Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Eve Holding, Inc. (f/k/a Zanite Acquisition Corp.), a Delaware corporation (the “Company”). The Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Company referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Capitalized terms used but not defined in this Warrant Certificate shall have the respective meanings given to them in the Warrant Agreement.

The Warrant is initially exercisable for [●] fully paid and non-assessable shares Common Stock. No fractional shares shall be issued upon exercise of the Warrant. If, upon the exercise of the Warrant, a holder would be entitled to receive a fractional interest in a share Common Stock, the Company shall, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the holder of the Warrant. The number of shares of Common Stock issuable upon exercise of the Warrant is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Warrant Price per share of Common Stock for the Warrant is equal to $0.01 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrant may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, the Warrant shall become void. [The Warrant may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.]

Reference is hereby made to the provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Company.

This Warrant Certificate shall be governed by, and construed in accordance with, the internal laws of the State of New York.

EVE HOLDING, INC.

By:
Name:
Title:

[●] By:
Name:
Title:

FORM OF WARRANT CERTIFICATE

[Reverse]

The Warrant evidenced by this Warrant Certificate is part of a duly authorized issue of Warrant entitling the holder on exercise to receive shares of Common Stock is are issued or to be issued pursuant to a Warrant Agreement, dated as of [●] (as amended, supplemented or otherwise modified from time to time, the “Warrant Agreement”), duly executed and delivered by the Company and [●] (the “Warrantholder”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Warrantholder. Capitalized terms used but not defined in this Warrant Certificate shall have the respective meanings given to them in the Warrant Agreement.

The Warrant may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of the Warrant evidenced by this Warrant Certificate may exercise it by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the warrant agent.

The Warrant Agreement provides, that upon the occurrence of certain events, the number of shares of Common Stock issuable upon exercise of the Warrant set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of the Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

This Warrant Certificate, when surrendered at the principal corporate trust office of the Company by the Warrantholder in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate of like tenor evidencing the Warrant.

The Company and the warrant agent may deem and treat the Warrantholder as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof and any distribution to the holder hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrant nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [                ] shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Eve Holding, Inc. (f/k/a Zanite Acquisition Corp.) (the “Company”) in the amount of $[                ] in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in its own name and that such shares of Common Stock be delivered to it, whose address is [                ]. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in its own name of and that such Warrant Certificate be delivered to it.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in its own name and that such Warrant Certificate be delivered to it, whose address is [                ].

[Signature Page Follows]

Date: , 20
[●]

(Address)

(Tax Identification Number)

Signature Guaranteed:

[Certain Warrant Agreements included the following:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).]

ANNEX R

EXECUTION VERSION

Form of Strategic Warrant Agreement Number 31

THIS WARRANT AGREEMENT, dated as of [●] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is by and [between]2 Zanite Acquisition Corp., a Delaware corporation (the “Company”) and [●], a [●] incorporated under the laws of [●] (the “Warrantholder”) [and Embraer Aircraft Holding, Inc., a Delaware corporation (“EAH”)].

WHEREAS, [Warrantholder]3 [, Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”),] and Eve Soluções de Mobilidade Aérea Urbana Ltda., a company incorporated under the laws of the Federative

[1]

Bracketed and/or footnoted provisions illustrate certain additional or alternative key provisions that were included in the forms specific to each Strategic Investor. Subject to the terms and conditions of each Warrant Agreement, Zanite has agreed to issue to the Strategic Investors new warrants to acquire an aggregate of (a) 18,650,000 shares of common stock, each with an exercise price of $0.01 per share, which warrants will be issued at the closing of the Transactions or in connection with the achievement of certain milestones following the closing of the Transactions, as follows: (i) warrants to acquire 7,200,000 shares of Common Stock will be issued and exercisable at the closing of the Transactions, but all such warrants (including the shares of Common Stock underlying such warrants) will be subject to restrictions on transfer until the date that is two, three or five years after the Closing Date, (ii) warrants to acquire 2,350,000 shares of Common Stock will be issued at the closing of the Transactions, but will only become exercisable upon receipt of the first type certification for eVTOL in compliance with certain airworthiness authorities, (x) receipt of the first binding commitment from a third party to purchase eVTOL jointly developed by Embraer and a certain Strategic Investor for the defense and security technology market, (y) eVTOL successful enter into service or (z) completion of initial term of a certain engineering services agreement to be entered into with a certain Strategic Investor, as applicable, (iii) warrants to acquire 2,000,000 shares of Common Stock will be issued and vested upon receipt of the first type certification for eVTOL in compliance with certain airworthiness authorities, (iv) warrants to acquire 4,800,000 shares of Common Stock will be issued and vested upon receipt of binding commitments from certain Strategic Investors for an aggregate of 500 eVTOLs, (v) warrants to acquire 300,000 shares of Common Stock will be issued and vested upon receipt of an initial deposit to purchase 200 eVTOLs from a certain Strategic Investor, (vi) warrants to acquire 200,000 shares of Common Stock will be issued and vested upon mutual agreement to continue to collaborate beyond December 31, 2022 with a certain Strategic Investor, and (vii) warrants to acquire 1,800,000 shares of Common Stock will be issued and vested upon the time at which ten vertiports that have been developed or implemented with the services of a certain Strategic Partner have entered operation or are technically capable of entering operation; (b) 12,000,000 shares of common stock, each with an exercise price of $15.00 per share, which warrants will be issued and exercisable at the closing of the Transactions; and (c) 5,000,000 shares of common stock each with an exercise price of $11.50 per share, which warrants will be issued and exercisable at the Closing. In addition, Embraer has entered into arrangements with certain of such strategic investors to provide them with price protections in the amount of up to their $30 million aggregate commitments in the form of credits for parts and services or cash in exchange for the transfer of shares to Embraer.

[2]	In place of the bracketed language, certain Warrant Agreements included the following: among.
[3]	In place of the bracketed language, certain Warrant Agreements included the name of the parent entity of the Warrantholder.

Republic of Brazil (“Eve Brazil”), entered into a letter of intent, dated as of [●] (as may be amended, supplemented or otherwise modified from time to time, the “LOI”), pursuant to which, among other things, subject to the [completion of the Transactions and the PIPE Investment (each, as defined below)]4, Eve Brazil [and Eve] [(as defined below)] agreed to cause the Company to issue [certain]5 equity warrants to the [Warrantholder]3;

WHEREAS, on [●], the Company, Embraer [S.A., a Brazilian corporation (sociedade anônima) (“Embraer”)], [Embraer Aircraft Holding, Inc., a Delaware corporation (“EAH”)]6, and EVE UAM, LLC, a Delaware limited liability company (“Eve”), entered into a Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “BCA”), pursuant to which, among other things, (a) Embraer [will transfer]7 all of the issued and outstanding common units of Eve to EAH such that upon the transfer of such units, Eve will become a wholly owned subsidiary of EAH and (b) EAH will contribute and transfer to the Company, and the Company will receive from EAH all of the issued and outstanding common units of Eve, as consideration and in exchange for the issuance and transfer to EAH of shares of Class A common stock, par value $0.0001 per share, of the Company (“Common Stock”), in each case, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”). Upon consummation of the Transactions, the Company’s name will change to “Eve Holding, Inc.”;

WHEREAS, in connection with the Transactions, on the date hereof, [the] Warrantholder entered into a subscription agreement (the “Subscription Agreement”) with the Company, pursuant to which, among other things, [the] Warrantholder, agreed to subscribe for and purchase from the Company [●] ([●]) shares of Common Stock, for a purchase price of $10.00 per share, on the terms and subject to the conditions set forth therein (the “PIPE Investment”);

WHEREAS, in connection with the Transactions, and to give effect to Eve Brazil’s commitments under the LOI, the Company has, by resolution of its board of directors passed on or around the date hereof, resolved to create, issue and deliver the Warrant[s] (as defined below) to the Warrantholder pursuant to the terms and subject to the conditions set forth herein;

[Certain Warrant Agreements included the following:

WHEREAS, on the date hereof, the Warrantholder entered into a lock-up agreement in respect of the Warrant A[-1] [(as defined below)] and the Warrant A[-1] [(as defined below)] Shares (the “Lock-up Agreement”);]

[Certain other Warrant Agreements included the following:

WHEREAS, on the date hereof, the Warrantholder and EAH entered into a Put Option (as defined in the LOI);]

WHEREAS, subject to the terms and conditions herein set forth, the [whole] Warrant[s] [A] [(as defined below)] will entitle the holder thereof to purchase [up to] [●] shares of Common Stock and [each of] the Warrant B (as defined below) [and the Warrant C (as defined below)] will entitle the holder thereof to purchase [up to] [●] shares of Common Stock, in each case,] for $[●] per whole share, subject to adjustment as described herein. [The Warrantholder will be able to exercise any fraction of the Warrant];

[4]	In place of the bracketed language, certain Warrant Agreements included the following: term and conditions therein set forth.
[5]	In place of the bracketed language, certain Warrant Agreements included the following: one or more.
[6]	In place of the bracketed language, certain Warrant Agreements included the following: EAH.
[7]	In place of the bracketed language, certain Warrant Agreements included the following: has transferred.

[Certain Warrant Agreements included the following:

WHEREAS, pursuant to the LOI, Eve Brazil, Eve and Warrantholder will continue to jointly study and explore a Potential Commercial Partnership (as defined in the LOI);]

[Certain other Warrant Agreements included the following:

WHEREAS, subject to the terms and conditions herein set forth, the Warrant B (as defined below) will entitle the holder thereof to purchase [●] shares of Common Stock for $[●] per whole share, subject to adjustment as described herein;

WHEREAS, pursuant to the LOI, Embraer and Warrantholder will continue to jointly study and explore a Potential Commercial Partnership (as defined in the LOI);]

[Certain other Warrant Agreements included the following:

WHEREAS, pursuant to the LOI, Eve Brazil and Warrantholder will continue to negotiate (i) the Engineering Services Agreement (as defined in the LOI), (ii) the Priority Opportunities (as defined in the LOI), and (iii) the Supply Agreement (as defined in the LOI);]

WHEREAS, the Company desires to provide for the form and provisions of the Warrant[s], the terms and conditions upon which [it]8 shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company and the Warrantholder; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrant[s], when executed by [or on behalf of] the Company, as provided herein, the [valid, binding and legal obligations]9 of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.    Definitions and Interpretation.

1.1    Definitions. In this Agreement, unless the context otherwise requires, each of the following words and expressions shall have the following meanings:

[Certain Warrant Agreements included the following:

“[name of the parent entity of the Warrantholder]” has the meaning set forth in the preamble to this Agreement.”

“Advisory Committee” has the meaning set forth in Section 9.7.]

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

[8]	In place of the bracketed language, certain Warrant Agreements included the following: they.
[9]	In place of the bracketed language, certain Warrant Agreements included the following: legally valid and binding obligations.

“Agreement” has the meaning set forth in the preamble to this Agreement.

[Certain Warrant Agreements included the following:

“Airworthiness Authority” means ANAC - Agência Nacional de Aviação Civil (Brazil), EASA - European Aviation Safety Agency (Europe), FAA - Federal Aviation Administration (United States of America) and any successors thereto, as applicable, or such other airworthiness authority that the Company and [the] Warrantholder may agree, under which eVTOL will be certified, and any successor thereto.]

“Alternative Issuance” has the meaning set forth in Section 6.4.

“BCA” has the meaning set forth in the recitals to this Agreement.

[Certain Warrant Agreements included the following:

“Board” has the meaning set forth in Section 9.6.]

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, [New York,] Cleveland, Ohio or São Paulo, Brazil are authorized or required by law to close.

[Certain Warrant Agreements included the following:

“Cause” means the failure to appoint a director designee or the removal of a director, in each case because of such person’s (i) willful misconduct that is materially injurious, monetarily or otherwise, to the Company or any of its subsidiaries, (ii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude or (iii) abuse of illegal drugs or other controlled substances or habitual intoxication.]

“Closing” has the meaning set forth in Section 2.1.

“Commission” has the meaning set forth in Section 9.5(a).

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Prospectus” has the meaning set forth in Section 10.1.

[Certain Warrant Agreements included the following:

“Completion of Initial Term” has the meaning set forth in Section 5.2.1.]

“EAH” has the meaning set forth in the [recitals]10 to this Agreement.

“Effectiveness Date” has the meaning set forth in Section 9.5(a).

“Election to Purchase” has the meaning set forth in Section 5.3[.1].

“Embraer” has the meaning set forth in the recitals to this Agreement.

“enforcement action” has the meaning set forth in Section 10.4.

[10]	In place of the bracketed language, certain Warrant Agreements included the following: preamble.

“Eve” has the meaning set forth in the recitals to this Agreement.

“Eve Brazil” has the meaning set forth in the recitals to this Agreement.

[Certain Warrant Agreements included the following:

“eVTOL” means a passenger or cargo aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 200 nautical miles (370.4 kilometers).]

[Certain Warrant Agreements included the following:

“eVTOL Operating Vertiport” means a vertiport of Eve’s eVTOLs, which vertiport (i) has entered into operation or is technically capable of entering into operation and (ii) has been developed or implemented with [●]’s participation, either directly or through one of its subsidiaries, through the provision of area, consultancy, design, engineering, construction services, operation and maintenance, handling, facility services, mobility interconnection (e.g., with [●]’s motorbikes or cars), recharge solutions, energy power grid or other similar services or infrastructure to such vertiport.]

[Certain other Warrant Agreements included the following:

“eVTOL Successful Entry Into Service” has the meaning set forth in Section 5.2.2.]

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Period” has the meaning set forth in [Section 5.2]11.

“Expiration Date” has the meaning set forth in [Section 5.2]12.

“Fair Market Value” has the meaning set forth in [Section 5.3.1(b)]13 and Section 6.1, as applicable.

“Filing Date” has the meaning set forth in Section 9.5(a).

[Certain Warrant Agreements included the following:

“First Defense Market Sale” means a firm, legally binding commitment pursuant to which a third party has placed the first firm order for an eVTOL jointly developed by Embraer and the Warrantholder pursuant for the defense & security technology market pursuant to the Partnership Agreement (as defined in the LOI).

“First Defense Market Sale Notice” has the meaning set forth in Section 5.2.2.]

[Certain other Warrant Agreements included the following:

“First Annual Meeting” has the meaning set forth in Section 9.6.]

“foreign action” has the meaning set forth in Section 10.4.

[Certain Warrant Agreements included the following:

“Lock-up Agreement” has the meaning set forth in the recitals to this Agreement.]

[11]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 5.2.2 or the following section: Section 5.2.4.
[12]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 5.2.2 or the following section: Section 5.2.4.
[13]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 5.4.1(b).

“LOI” has the meaning set forth in the recitals to this Agreement.

[Certain Warrant Agreements included the following:

“Losses” has the meaning set forth in Section 9.5(e)(i).]

“Opt-Out Notice” has the meaning set forth in Section 9.5(d).

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or any political subdivision, agency or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning set forth in the recitals to this Agreement.

[Certain Warrant Agreements included the following:

“Prospectus” has the meaning set forth in Section 9.5(e)(i).]

“Redemption Date” has the meaning set forth in Section 8.2.

“Redemption Period” has the meaning set forth in Section 8.2.

“Redemption Price” has the meaning set forth in Section 8.1.

“Registrable Securities” has the meaning set forth in Section 9.5(a).

“Registration Statement” has the meaning set forth in Section 9.5(a).

[Certain Warrant Agreements included the following:

“Securities Act” has the meaning set forth in Section 9.4.

“Sponsor” has the meaning set forth in Section 9.6.]

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Suspension Event” has the meaning set forth in Section 9.5(c).

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 10.1.

[Certain Warrant Agreements included the following:

“Type Certification” means the document that grants the airworthiness approval for the Company’s eVTOL confirming that [the]14 Company’s eVTOL design complies with the airworthiness requirements established by the Airworthiness Authority. For purposes of clarity, “Type Certification” includes[, but is not limited to,] the approval of the type design, the issuance of a production certificate and the issuance of an airworthiness certificate, by the Airworthiness Authority.]

[14]	In place of the bracketed language, certain Warrant Agreements included the following: such.

“Warrant[s]” means [the warrant issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant Shares]15.

“Warrant Price” has the meaning set forth in Section 5.1[.2].

“Warrant Register” has the meaning set forth in Section 4.3.1.

“Warrant Shares” means [[●] ([●]) shares of Common Stock]16.

“Warrantholder” has the meaning set forth in the preamble to this Agreement.

[Certain Warrant Agreements that granted both Warrant A and Warrant B also included the following definitions:

“Warrant[s] A” means [the warrant issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant A Shares]17.

“Warrant[s] A Exercise Period” has the meaning set forth in [Section 5.2.1]18.

“Warrant[s] A Expiration Date” has the meaning set forth in [Section 5.2.1]19.

“Warrant[s] A Shares” means [[●] ([●]) shares of Common Stock]20.

“Warrant B” means the warrant issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant B Shares.

“Warrant B Exercise Period” has the meaning set forth in [Section 5.2.2]21.

“Warrant B Expiration Date” has the meaning set forth in [Section 5.2.2]22.

“Warrant B Shares” means [●] ([●]) shares of Common Stock.]

[15]

In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included one of the following alternatives: (i) means, collectively, [each]/[the] Warrant[s] A and the Warrant B; or (ii) means, collectively, Warrant A, Warrant B and Warrant C.

[16]

In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included one of the following alternatives: (i) means, collectively, [each]/[the] Warrants A Shares and the Warrant B Shares; or (ii) means, collectively, the Warrant A Shares, the Warrant B Shares and the Warrant C Shares.

[17]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of Warrant A included the following: means, collectively, Warrant A-1, Warrant A-2, and Warrant A-3.
[18]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of Warrant A referenced the following section: Section 5.2.3.
[19]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of Warrant A referenced the following section: Section 5.2.3.
[20]

In place of the bracketed language, certain Warrant Agreements that granted more than one type of Warrant A included the following: means, collectively, Warrant A-1 Shares, Warrant A-2 Shares, and Warrant A-3 Shares.

[21]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of Warrant A referenced the following section: Section 5.2.4.
[22]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of Warrant A referenced the following section: Section 5.2.4.

[Certain Warrant Agreements that granted more than one type of Warrant A (A-1, -2 and A-3) and had different prices for the warrants also included the following definitions:

“Warrant A-1 Exercise Period” has the meaning set forth in Section 5.2.1.

“Warrant A-2 Exercise Period” has the meaning set forth in Section 5.2.2.

“Warrant A-3 Exercise Period” has the meaning set forth in Section 5.2.3.

“Warrant A-1 Expiration Date” has the meaning set forth in Section 5.2.1.

“Warrant A-2 Expiration Date” has the meaning set forth in Section 5.2.2.

“Warrant A-3 Expiration Date” has the meaning set forth in Section 5.2.3.

“Warrants A Price” has the meaning set forth in Section 5.1.1.

“Warrant A-1” means the Warrants A issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant A-1 Shares.

“Warrant A-1 Shares” means eight hundred thousand (800,000) shares of Common Stock.

“Warrant A-2” means the Warrants A issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant A-2 Shares.

“Warrant A-2 Shares” means eight hundred thousand (800,000) shares of Common Stock.

“Warrant A-3” means the Warrants A issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant A-3 Shares.

“Warrant A-3 Shares” means four hundred thousand (400,000) shares of Common Stock.

“Warrant B Price” has the meaning set forth in Section 5.1.2.]

[Certain Warrant Agreements that granted Warrant A, Warrant B and Warrant C also included the following definitions:

“Warrant A” means the warrant issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant A Shares.

“Warrant A Shares” means nine-hundred thousand (900,000) shares of Common Stock.

“Warrant B” means the warrant issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant B Shares.

“Warrant B Shares” means one million eight-hundred thousand (1,800,000) shares of Common Stock.

“Warrant C” means the warrant issued by the Company in accordance with this Agreement and all rights conferred by it, including the subscription rights, in respect of the Warrant C Shares.

“Warrant C Shares” means one million eight-hundred thousand (1,800,000) shares of Common Stock.]

1.2    Interpretation.

1.2.1    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Section” or “Exhibit” [or “Schedule”] refer to the specified Section or Exhibit [or Schedule] of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) reference to any Person includes such Person’s successors and permitted assigns; (viii) reference to any statutes or regulations means such statute or regulation as amended, modified, codified, replaced or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder; and (ix) references to amounts of currency are references to United States Dollars.

1.2.2    Unless the context of this Agreement otherwise requires, (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (ii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

1.2.3    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

2.    Effectiveness, Conditions and Termination.

2.1    The issuance of the Warrant[s] and [the] Warrantholder’s right to exercise its rights under this Agreement shall be conditional upon the consummation of the Transactions and the consummation of the PIPE Investment (the “Closing”). This Agreement shall automatically terminate upon the termination of the BCA.

2.2    The Warrant[s], if and when issued, will be subject to the Company’s bylaws and certificate of incorporation and the terms and conditions of this Agreement, which are binding upon the Company and the Warrantholder. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Company’s bylaws or certificate of incorporation, this Agreement shall prevail between the Company and the Warrantholder.

3.    Issue of the Warrant[s].

[3.1 Warrant[s] Issued at Closing.] Subject to Section 2.1, [at]23 the Closing, the Company shall issue [each of] the Warrant A [and the Warrant B] to the Warrantholder. [The Warrantholder shall not be required to make any payment to Issuer in connection with the issuance of the Warrant A.]

[Certain Warrant Agreements included the following:

3.2 Warrant Issued upon eVTOL Operating Vertiports. Subject to Section 2.1, within twenty five (25) Business Days of the tenth (10th) eVTOL Operating Vertiport (regardless of whether any other eVTOL Operating Vertiports are then in operation), the Company shall issue the Warrant B to the Warrantholder. The Warrantholder shall not be required to make any payment to Issuer in connection with the issuance of the Warrant B. For the avoidance of doubt, no other Warrant shall be issued in connection to this Section 3.2 if any additional eVTOL Operating Vertiport starts operating.

[23]	In place of the bracketed language, certain Warrant Agreements included the following: immediately after or the following: substantially concurrent with.

3.3 Warrant Issued upon Type Certification. Subject to Section 2.1, within ten (10) Business Days after obtaining the first Type Certification, the Company shall issue the Warrant C to the Warrantholder. The Warrantholder shall not be required to make any payment to Issuer in connection with the issuance of the Warrant C. For the avoidance of doubt, no other Warrant shall be issued in connection to this Section 3.3 if the Company obtains any additional Type Certification.]

4.    Warrant[s].

4.1    Form of Warrant. [The]24 Warrant[s] shall be issued in registered form only and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto [and the Warrant B shall be issued in registered form only and, if a physical certificate is issued, shall be in substantially the form of Exhibit B hereto, in each case], the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company [who is empowered to represent the Company in this act]. In the event the Person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such Person signed the Warrant before [the]25 Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance[, without any negative effect to its validity or effectiveness].

4.2    Effect of Countersignature. [If a physical certificate is issued,] unless and until countersigned by the Company pursuant to this Agreement, [the]26 Warrant certificate shall be invalid and of no effect and may not be exercised by [the] Warrantholder.

4.3    Registration.

4.3.1    Warrant Register. The Company [or the warrant agent, as applicable,] shall maintain books (the “Warrant Register”) for the registration of [the] original issuance of the Warrant[s]. Upon the [original] issuance of the Warrant[s], the Company shall issue and register the Warrant[s] in the name[s] of the Warrantholder.

4.3.2    Registered Holder. The Company may deem and treat the Person in whose name [the]27 Warrant is registered in the Warrant Register as the absolute owner of [the]28 Warrant [and of each Warrant represented thereby], for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

[24]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: Each [of the].
[25]	In place of the bracketed language, certain Warrant Agreements included the following: such.
[26]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: a.
[27]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: such.
[28]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: such.

5.    Terms and Exercise of Warrant[s].

5.1    Warrant Price. [[The]29 Warrant shall entitle the Warrantholder, subject to the provisions of [the]30 Warrant and this Agreement, to purchase from the Company [[●] ([●]) shares of Common Stock]31, at the price of $[●] per share, subject to the adjustments provided in Section 6 hereof. The term “Warrant [A] Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time [the]32 Warrant is exercised.]

[In place of the foregoing bracketed language, certain Warrant Agreements that granted more than one type of Warrant A (A-1, A-2 and A-3) and had different prices for the warrants included the following:

5.1.1    Warrants A Price. Each of the Warrants A shall entitle the Warrantholder, subject to the provisions of such Warrant A and this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $[●] per share, subject to the adjustments provided in Section 6 hereof. The term “Warrants A Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time each of the Warrants A is exercised.

5.1.2    Warrant B Price. The Warrant B shall entitle the Warrantholder, subject to the provisions of the Warrant B and this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $[●] per share, subject to the adjustments provided in Section 6 hereof. The term “Warrant B Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time the Warrant B is exercised. The term “Warrant Price” as used in this Agreement shall mean the Warrant A Price or the Warrant B Price, as applicable.]

5.2    [Duration of Warrant[s]. [[The]33 Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date on which the Warrant is issued pursuant to Section 3, and terminating on the earlier to occur of: (a) at 5:00 p.m., New York City time on the date that is five (5) years after the date on which the Warrant is issued pursuant to Section 3; (b) the liquidation of the Company; and (c) the Redemption Date (as defined below) as provided in Section [8.3]34 hereof (the “Expiration Date”). [Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 8 hereof), each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that any such extension shall be identical in duration among all the Warrants.]]]

[In place of the foregoing bracketed language, certain Warrant Agreements that granted both Warrant A and Warrant B also included the following:

5.2.1    Durant of Warrant A. The Warrant A may be exercised only during the period (the “Warrant A Exercise Period”) commencing on the date that is twelve (12) months after the execution of the

[29]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: Each.
[30]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: such.
[31]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: the number of shares of Common Stock stated therein.
[32]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: a.
[33]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: A.
[34]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of Warrant A referenced the following section: Section 8.2.

Engineering Services Agreement (the “Completion of Initial Term”), and terminating on the earlier to occur of: (a) 5:00 p.m., New York City time on the date that is five (5) years after the Completion of Initial Term; (b) the liquidation of the Company; and (c) the Redemption Date (as defined below) as provided in Section 8.2 hereof (the “Warrant A Expiration Date”); provided that (i) neither the Company nor one of its Affiliates has terminated the Engineering Services Agreement for material breach of such agreement during the Initial Term and (ii) neither the Warrantholder nor one of its Affiliates has terminated the Engineering Services Agreement for any reason whatsoever.

5.2.2    Durant of Warrant B. The Warrant B may be exercised only during the period (the “Warrant B Exercise Period” and each of the Warrant B Exercise Period and the Warrant A Exercise Period, the “Exercise Period”) commencing on the date on which the Company’s eVTOL successfully enters into service (the “eVTOL Successful Entry Into Service”), and terminating on the earlier to occur of: (a) 5:00 p.m., New York City time on the date that is five (5) years after the eVTOL Successful Entry Into Service; (b) the liquidation of the Company; and (c) the Redemption Date (as defined below) as provided in Section 8.2 hereof (the “Warrant B Expiration Date” and each of the Warrant B Expiration Date and the Warrant A Expiration Date, an “Expiration Date”); provided that (i) the Company or one of its Affiliates has entered into a Supply Agreement with the Warrantholder or one of its Affiliates, (ii) neither the Company nor one of its Affiliates has terminated the Supply Agreement for material breach of such agreement from the date of execution of the Supply Agreement until the eVTOL Successful Entry Into Service and (ii) neither the Warrantholder nor one of its Affiliates has terminated the Supply Agreement for any reason whatsoever from the date of execution of the Supply Agreement until the eVTOL Successful Entry Into Service.

or, in the case of certain Warrant Agreements that granted more than one type of Warrant A (A-1, A-2 and A-3) and had different prices for the warrants, the following:

5.2.1    Duration of Warrant A-1. The Warrant A-1 may be exercised only during the period (the “Warrant A-1 Exercise Period”) commencing on the date of the Closing and terminating on the earlier to occur of: (a) 5:00 p.m., New York City time on the date that is five (5) years after the date of the Closing; (b) the date on which the Warrantholder has delivered a written notice committing to exercise the Put Option; (c) the liquidation of the Company; and (d) the Redemption Date (as defined below) as provided in Section 8.3 hereof (the “Warrant A-1 Expiration Date”).

5.2.2    Duration of Warrant A-2. The Warrant A-2 may be exercised only during the period (the “Warrant A-2 Exercise Period”) commencing on the fifteenth (15th) Business Day after the date on which the Warrantholder sends to the Company notice specifying the date on which the First Defense Market Sale was entered into, together with a copy of the First Defense Market Sale related documents (such notice, the “First Defense Market Sale Notice”), and terminating on the earlier to occur of: (a) 5:00 p.m., New York City time on the date that is five (5) years after the First Defense Market Sale; (b) the date on which the Warrantholder has delivered a written notice committing to exercise the Put Option; (c) the liquidation of the Company; and (d) the Redemption Date (as defined below) as provided in Section 8.3 hereof (the “Warrant A-2 Expiration Date”).

5.2.3    Duration of Warrant A-3. The whole Warrant A-3 may be exercised only during the period (the “Warrant A-3 Exercise Period” and, together with the Warrant A-1 Exercise Period and with the Warrant A-2 Exercise Period, the “Warrant A Exercise Period”) commencing on the tenth (10th) Business Day after the date on which the first Type Certification is obtained and terminating on the earlier to occur of: (a) 5:00 p.m., New York City time on the date that is five (5) years after the date on which the first Type Certification is obtained; (b) the date on which the Warrantholder has delivered a written notice committing to exercise the Put Option; (c) the liquidation of the Company; and (d) the Redemption Date (as defined below) as provided in Section 8.3 hereof (the “Warrant A-3 Expiration Date” and, together with the Warrant A-1 Expiration Date and with the Warrant A-2 Expiration Date, the “Warrant A Expiration Date”).

5.2.4    Duration of Warrant B. The Warrant B may be exercised only during the period (the “Warrant B Exercise Period” and, together with the Warrant A Exercise Period, the “Exercise Period”)

commencing on the date of the Closing, and terminating on the earlier to occur of: (a) 5:00 p.m., New York City time on the date on which the first Type Certification is obtained; (b) the date on which the Warrantholder has delivered a written notice committing to exercise the Put Option; (c) the liquidation of the Company; and (d) the Redemption Date (as defined below) as provided in Section 8.3 hereof (the “Warrant B Expiration Date” and each of the Warrant B Expiration Date and the Warrant A Expiration Date, an “Expiration Date”).]

[5.3]    Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 8 hereof), [the]35 outstanding Warrant not exercised on or before the [applicable] Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the [applicable] Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date[; provided, however, that any such extension shall be identical in duration among all the Warrants].

5.3    Exercise of Warrant[s].

5.3.1    Payment. Subject to the provisions of the Warrant and this Agreement [(including, without limitation, [Section 5.2.1 and Section 5.2.2]36)], [the]37 Warrant may be exercised by [the] Warrantholder [on more than one occasion] by delivering to the Company (i) the definitive warrant certificate evidencing the Warrant[s] to be exercised [(if a certificate has been issued)], (ii) an election to purchase (“Election to Purchase”) shares of Common Stock pursuant to the exercise of [the]38 Warrant, properly completed and executed by [the] Warrantholder on the reverse of the definitive warrant certificate[(if a physical certificate has been issued) or upon written notice to the Company (if a physical certificate has not been issued)], and (iii) payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the order of the Company or by wire transfer of immediately available funds;

(b) in the event of a redemption pursuant to Section 8 hereof in which the Company’s board of directors has elected to require the Warrantholder to exercise [the]39 Warrant[s] on a “cashless basis,” by surrendering the Warrant[s] for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrant[s], multiplied by the excess of the “Fair Market Value” (as defined in this [Section 5.3.1(b)]40), over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this [Section 5.3.1(b)]41 and Section 8[.3], [(i)] the “Fair Market Value” shall mean the average closing price of the Common Stock [in a Liquidation Event; and (ii) the “Liquidation

[35]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: a.
[36]

In place of the bracketed language, certain Warrant Agreements that granted more than one type of Warrant A (A-1, A-2 and A-3) and had different prices for the warrants included the following: the conditions set forth in Sections 5.2.1, 5.2.2, 5.2.3 and 5.4.2 above.

[37]	In place of the bracketed language, certain Warrant Agreements included the following: a.
[38]	In place of the bracketed language, certain Warrant Agreements included the following: a.
[39]	In place of the bracketed language, certain Warrant Agreements included the following: such.
[40]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant referenced the following section: Section 5.4.1(b).
[41]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant referenced the following section: Section 5.4.1(b).

Event” shall be a sale of all or substantially all of the assets of the Company, or any merger, reorganization or other transaction in which at least fifty percent (50%) of the outstanding voting power of the Company is transferred to any third party]42; or

(c) as provided in Section 9.4 hereof.

5.3.2    Issuance of Shares of Common Stock on Exercise. As soon as practicable [[but]43 no later than five (5) Business Days] after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price [(if payment is pursuant to [Section 5.3.1(a)]44)], the Company shall issue to the Warrantholder [(or any Affiliate of the Warrantholder that the Warrantholder may nominate in writing along with the Election to Purchase)] a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which [the]45 Warrantholder is entitled, registered in the Warrantholder’s name [(or the name of any Affiliate of the Warrantholder that the Warrantholder may nominate in writing along with the Election to Purchase)], and [in the case of the Warrant B,] if the Warrant [B] shall not have been exercised in full, a countersigned Warrant for the number of shares of Common Stock as to which the Warrant [B] shall not have been exercised. In no event will the Company be required to net cash settle the Warrant exercise. The Company may require the Warrantholder to settle the Warrant[s] on a “cashless basis” pursuant to Section 9.4. If, by reason of any exercise of [a]46 Warrant[s] on a “cashless basis,” the Warrantholder would be entitled, upon the exercise of [the]47 Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

5.3.3    Valid Issuance. All shares of Common Stock issued upon the proper exercise of [the]48 Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

5.3.4    Date of Issuance. The Warrantholder [(or, if applicable, the relevant Affiliate that the Warrantholder nominated)] shall for all purposes be deemed to have become the holder of record of the shares of Common Stock issued upon exercise of [the]49 Warrant on the date on which [the]50 Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books are open.

[Certain Warrant Agreements included the following:

5.4.5    Warrant Unavailability. The Warrants shall not be exercisable by the Warrantholder if the Warrantholder has failed to execute the Engineering Services Agreement.]

[42]

In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant referenced the following: for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holder[s] of the Warrant[s] pursuant to Section 8 hereof.

[43]	In place of the bracketed language, certain Warrant Agreements included the following: and.
[44]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant referenced the following section: Section 5.4.1(a).
[45]	In place of the bracketed language, certain Warrant Agreements included the following: such.
[46]	In place of the bracketed language, certain Warrant Agreements included the following: the.
[47]	In place of the bracketed language, certain Warrant Agreements included the following: such.
[48]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: a.
[49]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: a.
[50]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: such.

6.    Adjustments.

6.1    Stock Dividends. If after the date hereof, and subject to the provisions of Section 6.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of [the]51 Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to all or substantially all holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” [(as defined below)] shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this Section 6.1, (i) if the rights offering is for securities convertible into or exercisable for [shares of] Common Stock, in determining the price payable for [the] shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

6.2    Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of [the]52 Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

6.3    Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrant[s] is adjusted, as provided in Section 6.1 or 6.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying [the]53 Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrant[s] immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

6.4    Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 6.1 or 6.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation (and is not a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock [of the Company] in substantially the same proportions immediately before such transaction) and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holder[s] of the Warrant[s] shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrant[s]

[51]	In place of the bracketed language, certain Warrant Agreements included the following: each.
[52]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: each.
[53]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: such.

and in lieu of the shares of Common Stock [of the Company] immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrant[s] would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election.

6.5    Notices of Changes in Warrant. Upon the occurrence of any event specified in Sections 6.1, 6.2, 6.3 or 6.4, the Company shall give written notice of the occurrence of such event to [the]54 holder of [the]55 Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

6.6    No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrant[s]. If, by reason of any adjustment made pursuant to this Section 6, the holder of any Warrant would be entitled, upon the exercise of [the]56 Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

6.7    Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 6, and Warrant[s] issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrant[s] initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate[, acting reasonably,] and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

6.8    Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 6 are strictly applicable, but which would require an adjustment to the terms of the Warrant[s] in order to (i) avoid an adverse impact on the Warrant[s] and (ii) effectuate the intent and purpose of this Section 6, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrant[s] is necessary to effectuate the intent and purpose of this Section 6 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrant[s] in a manner that is consistent with any adjustment recommended in such opinion.

7.    Transfer of Warrants. [Other than to Affiliates of the Warrantholder,] the Warrantholder may not sell, assign, transfer, pledge or dispose of any portion of [the]57 Warrant without the prior written consent of the

[54]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: each.
[55]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: a.
[56]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: such.
[57]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrant included the following: a.

Company[, provided that the Warrantholder may sell, assign, transfer, pledge or dispose of any portion of a Warrant to an Affiliate of the Warrantholder without the prior written consent of the Company, provided further that such Affiliate must [enter into a written agreement with the Company agreeing]58 to be bound by the transfer and other restrictions contained in this Agreement and, in the case of any sale, assignment, transfer, pledge or disposal of any portion of the Warrant A-1 during the Lock-Up Period (as defined in the Lock-Up Agreement), in the Lock-Up Agreement]. [Notwithstanding the foregoing, no assignment, transfer, pledge or disposal of any portion of a Warrant to an Affiliate of the Warrantholders shall relieve Warrantholder from any of its obligations hereunder and the Warrantholder shall cause its Affiliates receiving any portion of a Warrant to comply with the terms of this Agreement applicable to such Warrant, including, without limitation, the transfer restrictions set forth in this Section 7. Upon receipt of reasonable advance notice of a transfer to an Affiliate of the Warrantholder, the Company shall reissue and register such Warrants in the name of such Affiliate of the Warrantholder and take all other actions reasonably necessary to give effect to such transfer. Upon such transfer, such Affiliate of the Warrantholder receiving such Warrants shall have all the rights of the Warrantholder relating to such Warrants under this Agreement.]59

8.    Redemption.

8.1    Redemption of Warrant[s] for Cash. [Exclusively in case that a binding Liquidation Event has been entered into by the Company,] not less than all of the [issued and] outstanding Warrant[s] may be redeemed, at the option of the Company, [at any time while they are exercisable and prior to their expiration]60, upon notice to the Warrantholder, as described in Section 8.2 below, at the [respective] Warrant Price (the “Redemption Price”)[, provided that there is an effective registration statement covering the Warrant Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the Redemption Date (as defined below)]. [Once a notice of redemption has been delivered, the Warrants shall be exercisable at all times thereafter until redemption.]

8.2    Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrant[s] pursuant to Section 8.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be [mailed]61 by first class mail, postage prepaid, [or by email (solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification),] by the Company not less than thirty (30) days prior to the Redemption Date (such period, the “Redemption Period”) to the Warrantholder in accordance with Section 10.3. Any notice [mailed]62 in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Warrantholder received such notice.

[58]	In place of the bracketed language, certain Warrant Agreements included the following: agree in writing.
[59]

In place of the bracketed language, certain Warrant Agreements included the following: Notwithstanding the foregoing, this Warrant Agreement or the Warrant and any of the Warrantholder’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager or investment advisor as the Warrantholder or by an Affiliate of such investment manager or investor advisor, without the prior consent of the Company; provided that such assignee(s) agrees in writing to be bound by the terms hereof. Upon such assignment by the Warrantholder, the assignee(s) shall become the Warrantholder hereunder and have the rights and obligations provided for herein to the extent of such assignment; provided, further, that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager or investment advisor as the Warrantholder or by an Affiliate of such investment manager or investment advisor, unless consented to in writing by the Company (such consent not to be unreasonably conditioned, delayed or withheld).

[60]

In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrants included the following: within ten (10) Business Days from the execution of the binding agreements related to the Liquidation Event.

[61]	In place of the bracketed language, certain Warrant Agreements included the following: e-mailed by the Company to the Warrantholder at [●], with a copy sent.
[62]	In place of the bracketed language, certain Warrant Agreements included the following: sent.

8.3    Exercise After Notice of Redemption. The Warrant[s] may be exercised, for cash (or on a “cashless basis” in accordance with [Section 5.3.1(b)]63 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 8.2 hereof and prior to the Redemption Date. In the event that the Company determines to require the Warrantholder to exercise the Warrant[s] on a “cashless basis” pursuant to [Section 5.3.1(b)]64, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrant[s], including the “Fair Market Value” (as such term is defined in [Section 5.3.1(b)]65 hereof) in such case. On and after the Redemption Date, the record holder of the Warrant[s] shall have no further rights except to receive, upon surrender of the Warrant[s], the Redemption Price.

9.    Other Provisions Relating to Rights of [Holder[s] of Warrant[s]]66.

9.1    No Rights as Stockholder. [The]67 Warrant does not entitle the Warrantholder to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

9.2    Lost, Stolen, Mutilated, or Destroyed Warrant[s]. If any Warrant is lost, stolen, mutilated, or destroyed, the Company [may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof)]68 issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

9.3    Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrant[s] issued pursuant to this Agreement.

9.4    [Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of [the]69 Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, require [the holder[s]]70 of the Warrant[s] who exercise [the] Warrant[s] to exercise [the]71 Warrant[s] on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule).]

[In place of the foregoing bracketed language, certain Warrant Agreements included the following:

9.4    Cashless Exercise. If the Warrants are held by the Warrantholder or any of its Affiliates or other permitted transferee, the Warrantholder may exercise Warrants on a “cashless basis” by surrendering the

[63]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrrants referenced the following section: Section 5.4.1(b).
[64]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 5.4.1(b).
[65]	In place of the bracketed language, certain Warrant Agreements referenced the following section: Section 5.4.1(b).
[66]	In place of the bracketed language, certain Warrant Agreements included the following: the Warrantholder.
[67]	In place of the bracketed language, certain Warrant Agreements that granted more than one type of warrants included the following: A.
[68]	In place of the bracketed language, certain Warrant Agreements included the following: shall.
[69]	In place of the bracketed language, certain Warrant Agreements included the following: a.
[70]	In place of the bracketed language, certain Warrant Agreements included the following: Warrantholder.
[71]	In place of the bracketed language, certain Warrant Agreements included the following: such.

Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the Fair Market Value over the Warrant Price by (ii) the Fair Market Value. Solely for purposes of this Section 9.4, the “Fair Market Value” shall mean the average closing price of the Common Stock for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise of the Warrants is sent to the Company. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”) (or any successor rule), the Company may, at its option, require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule).]

9.5    Registration Rights.

(a)    The [Warrantholder agrees]72 that, as soon as practicable, but in no event later than thirty (30) calendar days after the first day of the Exercise Period of a Warrant (each, a “Filing Date”), the Company will file with the U.S. Securities and Exchange Commission (the “Commission”) (at the Company’s sole cost and expense) a registration statement registering the resale of the Warrant Shares issuable upon exercise of such Warrant (each, a “Registration Statement”), and the Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the ninetieth (90th) calendar day (if the Commission notifies the Company that it will “review” such Registration Statement) following the first day of the Exercise Period of such Warrant and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (each, an “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the applicable Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations; provided, further, that the Company’s obligations to include the applicable Warrant Shares in the Registration Statement are contingent upon the Warrantholder furnishing in writing to the Company such information regarding the Warrantholder, the securities of the Company held by the Warrantholder, the intended method of disposition of the applicable Warrant Shares (which shall be limited to non-underwritten public offerings) and such other information as shall be reasonably requested by the Company to effect the registration of such Warrant Shares, and the Warrantholder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of any Registration Statement during any customary blackout or similar period or as permitted hereunder. Any failure by the Company to file a Registration Statement by the applicable Filing Date or to effect such Registration Statement by the applicable Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the applicable Registration Statement as set forth above in this Section 9.5[(a)]. [Upon the request of the Warrantholder,] the Company will provide a draft of each Registration Statement [or any amendment or supplement to such Registration Statement] to the Warrantholder at least two (2) Business Days in advance of filing such Registration Statement [or any amendment or supplement to such Registration Statement and will reasonably promptly advise the Warrantholder when the Registration Statement or any amendment or supplement to such Registration Statement has been declared effective by the SEC, provided that, for the avoidance of doubt, the Company shall not be required to delay or postpone the filing of such Registration Statement or any amendment or supplement to such Registration Statement as a result of or in connection with Warrantholder’s review, unless the Warrantholder shall have reasonably objected on the grounds that such Registration Statement or supplement or amendment thereto, does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder]. In no event shall the Warrantholder be identified as a statutory underwriter in a Registration Statement unless requested by the Commission; provided, however, that, if the Commission requests that the Warrantholder be identified as a statutory underwriter in a Registration Statement, the Warrantholder will have an opportunity to withdraw the

[72]	In place of the bracketed language, certain Warrant Agreements included the following: parties agree.

applicable Warrant Shares from such Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the Warrant Shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the applicable Warrant Shares by the Warrantholder or otherwise, such Registration Statement shall register for resale such number of Warrant Shares which is equal to the maximum number of Warrant Shares as is permitted by the Commission. In such event, the number of shares of Common Stock to be registered for the Warrantholder or other holders of shares of Common Stock named in such Registration Statement shall be reduced pro rata among all such holders. In the event the Company amends a Registration Statement in accordance with the foregoing, the Company will use its commercially reasonable efforts to promptly file with the Commission one or more registration statements to register the resale of those Registrable Securities [(as defined below)] that were not registered on such initial Registration Statement, as so amended [and to cause such amendment or Registration Statement to become effective as promptly as practicable]. The Company will[, at its own expense,] use its commercially reasonable efforts to maintain the continuous effectiveness of each Registration Statement until all applicable securities cease to be Registrable Securities or such shorter period upon which each holder of Registrable Securities included in such Registration Statement have notified the Company that such Registrable Securities have actually been sold. The Company will provide all customary and commercially reasonable cooperation necessary to (i) enable the Warrantholder to resell the applicable Warrant Shares pursuant to the applicable Registration Statement or Rule 144, as applicable, (ii) qualify the applicable Warrant Shares for listing on the primary stock exchange on which the Company’s Common Stock are then listed, (iii) update or amend each Registration Statement as necessary to include applicable Registrable Securities and (iv) provide customary notice to holders of Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, with respect to a Registration Statement, the Warrant Shares and any other equity security of the Company issued or issuable with respect to the Warrant Shares registered for resale under such Registration Statement by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities with respect to a Registration Statement at the earliest of: (A) when the Warrantholder ceases to hold any Registrable Securities registered for resale under such Registration Statement; (B) the date all Registrable Securities held by the Warrantholder registered for resale under such Registration Statement may be sold without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions which may be applicable to Affiliates under Rule 144, and without the requirement for the Company to be in compliance with the current public information required under Rule 144, (C) when such securities shall have ceased to be outstanding or (D) three (3) years from the date of effectiveness of the applicable Registration Statement.

(b)    In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Agreement, the Company shall, upon reasonable request, inform the Warrantholder as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:

(i)    except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the Warrantholder, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, for as long as the Warrantholder continues to hold applicable Registrable Securities;

(ii)    advise the Warrantholder, as promptly as practicable but in any event, within three (3) Business Days:

(1)    when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(2)    after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3)    of the receipt by the Company of any notification with respect to the suspension of the qualification of any Warrant Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(4)    subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (and in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; and

(5)    notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Warrantholder of such events, provide the Warrantholder with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Warrantholder of the occurrence of the events listed in (1) through (4) above may constitute material, nonpublic information regarding the Company;

(iii)    use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)    upon the occurrence of any event contemplated in Section 9.5(b)(ii)(4), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Warrant Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)     use its commercially reasonable efforts to cause all applicable Warrant Shares to be listed on the primary securities exchange or market, if any, on which the Common Stock issued by the Company have been listed;

(vi)    allow the Warrantholder to review disclosure specifically regarding the Warrantholder in any Registration Statement on reasonable advance notice; and

(vii)    use its commercially reasonable efforts to take all other steps reasonably necessary to effect the registration of the Warrant Shares pursuant to this Section 9.5.

(c)    Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay the filing or postpone the effectiveness of any Registration Statement, and from time to time to require the Warrantholder not to sell under any Registration Statement or to suspend the effectiveness thereof, if it determines (1) that in order for a Registration Statement not to contain a material misstatement or omission, (x) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (y) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes would require additional disclosure by the Company in such Registration Statement of material information that the Company has a bona fide business purpose or legal obligations for keeping confidential and the non-disclosure of which in such Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, to cause such Registration Statement to fail to comply with applicable disclosure requirements, or (z) in the good faith judgment of the majority of the members of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the members of the Company’s board of directors concludes as a result that it is essential to defer such filing, or (2) to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with any order, directive, guideline, comment or recommendation from the Commission or the Company’s auditor or accountant that is applicable to the Company or other changes to the financial statements related to accounting matters with respect to securities issued in, or other matters related to, the Company’s initial public offering (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event a Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Warrantholder agrees that (i) it will immediately discontinue offers and sales of the applicable Warrant Shares under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Warrantholder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Warrantholder will deliver to the Company or, in the Warrantholder’s sole discretion destroy, all copies of the prospectus covering the applicable Warrant Shares in the Warrantholder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the applicable Warrant Shares shall not apply (i) to the extent the Warrantholder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(d)    The Warrantholder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Warrantholder not receive notices from the Company otherwise required by this Section 9.5; provided, however, that the Warrantholder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Warrantholder (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Warrantholder and the Warrantholder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Warrantholder’s intended use of an effective Registration Statement, the Warrantholder will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 9.5(d)) and the related suspension period remains in effect, the Company will so notify the Warrantholder, within one (1) Business Day of the Warrantholder’s notification to the Company, by delivering to the Warrantholder a copy of such previous notice of Suspension Event, and thereafter will provide the Warrantholder with the related notice of the conclusion of such Suspension Event promptly following its availability.

[Certain Warrant Agreements included the following:

(e)    Indemnification.

(i)    The Company shall, notwithstanding [the]73 termination of this Agreement, indemnify and hold harmless, to the extent permitted by law, the Warrantholder, its directors, officers, employees, Affiliates, agents, and each Person who controls the Warrantholder (within the meaning of Section 15 of the Securities Act or the Exchange Act) and the officers, directors and employees of each such controlling Person from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or

[73]	In place of the bracketed language, certain Warrant Agreements included the following: any.

investigating any such action or claim) (collectively, “Losses”) that arise out of, are based upon, or are caused by any [actual or alleged] untrue statement of material fact contained in any Registration Statement (or incorporated by reference therein), prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or document incorporated by reference therein or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, except to the extent that such untrue statements, omissions or alleged omissions are caused by or contained in any information furnished in writing to the Company by or on behalf of such Warrantholder expressly for use therein. The Company shall notify [the] Warrantholder promptly of the institution, threat or assertion (to the Company’s knowledge) of any proceeding arising from or in connection with the Registration Statement[, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or document incorporated by reference therein]; provided, however, that the indemnification contained in this Section 9.5(e)(i) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of such Person to deliver or cause to be delivered a Prospectus made available by the Company in a timely manner or (B) in connection with any offers or sales effected by or on behalf of the Warrantholder in violation of this Agreement.

(ii)    In connection with any Registration Statement in which the Warrantholder is participating, the Warrantholder agrees to indemnify and hold harmless, to the extent permitted by law, the Company, its directors, officers, agents, employees and Affiliates and each Person who controls the Company (within the meaning of Section 15 of the Securities Act) and the officers, directors and employees of each such controlling Person against any Losses, resulting from, arising out or that are based upon [of] any [actual or alleged] untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission was made (or not made in the case of an omission) in reliance on, and in conformity with, any information or affidavit so furnished in writing by or on behalf of the Warrantholder expressly for use therein; provided, however, that in no event shall the liability of the Warrantholder be greater in amount than the dollar amount of the net proceeds received by the Warrantholder from the sale of Warrant Shares pursuant to such Registration Statement giving rise to such indemnification obligation and provided further that the indemnification contained in this Section 9.5(e)(ii) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Warrantholder (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii)    Any Person entitled to indemnification under this Section 9.5(e) shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (together with one firm of local counsel (in each jurisdiction)) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)    The indemnification provided under this Section 9.5(e) shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, Affiliate or controlling Person of such indemnified party and shall survive the transfer of the Warrant Shares.

(v)    If the indemnification provided under this Section 9.5(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 9.5(e), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 9.5(e)(v) from any Person who was not guilty of such fraudulent misrepresentation.]

[Certain Warrant Agreements included the following:

9.6    Right to Designate an Initial Board Member.

(a) Subject to the consummation of the Transactions and the PIPE Investment, Warrantholder will have the non-transferrable right (but not the obligation) to designate for nomination by the board of directors of the Company (the “Board”) one (1) Class I director, who shall serve an initial term of office from the consummation of the Transactions until the first annual meeting of stockholders of the Company held following the consummation of the Transactions as set forth under section 7.8(c)(i) of the BCA (“First Annual Meeting”) and who is hereby proposed in writing by the Warrantholder to the Company and EAH as the person listed on Schedule A hereto, and shall satisfy the independence requirements of the New York Stock Exchange.

(b) The Company and EAH shall take all necessary action to (i) include in the slate of nominees recommended by the Board for election as Class I directors at the First Annual Meeting (serving a three (3)-year term from their appointment at such First Annual Meeting) such individual designated by Warrantholder; (ii) include such person in the Company’s proxy materials and form of proxy disseminated to stockholders in connection with the election of Class I directors at the First Annual Meeting; and (iii) cause the election of each such designee to the Board, including nominating such designee to be elected as a Class I director and by soliciting proxies in favor of the election of such person; in each case, provided that such individual designated by Warrantholder is proposed by Warrantholder as soon as reasonably practicable prior to the First Annual Meeting, but no later than sixty (60) days prior to the First Annual Meeting and satisfies the independence requirements of the New York Stock Exchange.

(c) The Company and EAH shall not take any action directed at removing the Class I director nominated by Warrantholder pursuant to Section 9.6(a) or 9.6(b), except for Cause. If at any time during the term of office of the Class I director nominated by Warrantholder pursuant to Section 9.6(a) or 9.6(b) a vacancy on the

Board is caused by the death, retirement, resignation or removal of such Class I director, then the Warrantholder shall, to the fullest extent permitted by this Section 9.6 and applicable law, have the right to, within twenty (20) Business Days after such vacancy, designate an individual to be appointed to fill such vacancy for the remainder of the deceased, retired, resigned or removed, as applicable, director’s term, and EAH, Zanite Sponsor LLC, a Delaware limited liability company (“Sponsor”) and the Company, as applicable, shall take all necessary action to cause such director to be appointed to the Board.

(d) EAH or the Sponsor, may decline, in good faith and within five (5) Business Days from the date hereof to approve the nomination of the director designated by the Warrantholder on Schedule A hereto and EAH or, prior to the First Annual Meeting, the Sponsor may decline, in good faith and within ten (10) Business Days from the date of any Warrantholder’s written designation proposal under Section 9.6(b) or 9.6(c), to approve the nomination of any director designated by the Warrantholder, in each case, solely for Cause or if such director fails to satisfy the independence requirements of the New York Stock Exchange. In such case, if (i) the nominee was designated by Warrantholder under Section 9.6(a), the Warrantholder may designate a new nominee by no later than March 31, 2022 or Warrantholder will be deemed to have waived its right under Section 9.6(a) (but, for clarity, Warrantholder will still have the right to designate an individual for election as Class I directors at the First Annual Meeting pursuant to Section 9.6(b)), or (ii) the nominee was designated by Warrantholder under Section 9.6(b) or 9.6(c), the Warrantholder may designate a new nominee within thirty (30) Business Days after the previous nominee is declined until a nominee is approved in accordance with this Section 9.6.

9.7    Right to Designate a Member of the Advisory Committee. Subject to the consummation of the Transactions and the PIPE Investment, if the Company, at its sole discretion, creates an advisory committee or other non-Board committee to provide advice and recommendations to the Company’s co-CEOs on strategic and technical matters related to the development of Eve’s eVTOL (the “Advisory Committee”), the Warrantholder will have the non-transferable right (but not the obligation) to designate a member of the Advisory Committee immediately following the consummation of the Transactions and until the earlier of (i) the day on which the Warrantholder no longer holds at least one million five hundred thousand (1,500,000) shares of Common Stock, as appropriately adjusted to reflect any reverse stock split or other similar change in the Common Stock which may be made by the Company after the date of this Agreement and (ii) assuming a Partnership Agreement (as defined in the LOI) is entered into after the date of this Agreement, the day on which a commercial partnership no longer exists under a Partnership Agreement (as defined in the LOI), as such Partnership Agreement may be amended, supplemented, replaced or superseded from time to time. If a vacancy on the Advisory Committee is caused by the death, retirement, resignation or removal of the member nominated pursuant to this Section 9.7, then the Warrantholder shall, to the fullest extent permitted by this Section 9.7 and applicable law, have the right to, within twenty (20) Business Days after such vacancy, designate an individual to be appointed to fill such vacancy for the remainder of the deceased, retired, resigned or removed, as applicable, member’s term, and EAH, the Sponsor and the Company shall take all necessary action to cause such member to be appointed to the Advisory Committee.]

10.    Miscellaneous Provisions.

10.1    Trust Account Waiver. The Warrantholder acknowledges that the Company is a blank check company with the powers and privileges to effect an initial business combination. The Warrantholder further acknowledges that, as described in the prospectus dated November 16, 2020 (the “Company Prospectus”) available at www.sec.gov, substantially all of the Company assets consist of the cash proceeds of Company’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Company, certain of its public stockholders and the underwriters of Company’s initial public offering (the “Trust Account”). The Warrantholder acknowledges that it has been advised by the Company that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the Trust Agreement (as defined in the Company Prospectus) provides that the cash in the Trust Account may be disbursed only (i) if the Company completes the transactions which constitute an initial business combination, then to those Persons and in such amounts as described in the

Company Prospectus; (ii) if the Company fails to complete an initial business combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Company in limited amounts to permit the Company to pay the costs and expenses of its liquidation and dissolution, and then to Company’s public stockholders; and (iii) if the Company holds a stockholder vote to amend Company’s amended and restated certificate of incorporation to modify the substance or timing of the obligation to redeem 100% of the Common Stock if the Company fails to complete an initial business combination within the allotted time period or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, then for the redemption of any Common Stock properly tendered in connection with such vote. For and in consideration of the Company entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Warrantholder hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Company; provided that (x) nothing herein shall serve to limit or prohibit any of the Warrantholder’s right to pursue a claim against the Company for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of this Agreement including a claim for the Company to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the redemption of all Common Stock in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Company’s ability to fulfill its obligation to effectuate the redemption of all Common Stock, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Warrantholder may have in the future against Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

10.2    Successors and Assigns. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrantholder shall bind and inure to the benefit of their respective successors and permitted assigns. [The Warrantholders shall not assign this Agreement or any part hereof without the prior written consent of the Company and any such transfer without the Company’s prior written consent shall be void.]

[Certain Warrant Agreements included the following:

Notwithstanding the foregoing, this Warrant Agreement or the Warrant and any of the Warrantholder’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager or investment advisor as the Warrantholder or by an Affiliate of such investment manager or investor advisor, without the prior consent of the Company; provided that such assignee(s) agrees in writing to be bound by the terms hereof. Upon such assignment by the Warrantholder, the assignee(s) shall become the Warrantholder hereunder and have the rights and obligations provided for herein to the extent of such assignment; provided, further, that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager or investment advisor as the Warrantholder or by an Affiliate of such investment manager or investment advisor, unless consented to in writing by the Company (such consent not to be unreasonably conditioned, delayed or withheld).

Or the following:

Accordingly, neither the Company nor the Warrantholder may, without the prior written consent of the other, assign or otherwise transfer the benefit of all or any of the other’s obligations under this Agreement, or any benefit arising under or out of this Agreement; provided that the Warrantholder may assign or otherwise transfer the benefit of all or any of its obligations under this Agreement, or any benefit arising under or out of this Agreement[, to an Affiliate of the Warrantholder without the prior written consent of the Company, provided further that such Affiliate must enter into a written agreement with the Company agreeing to be bound by the transfer and other restrictions contained in this Agreement and, in the case of any sale, assignment, transfer, pledge or disposal of any portion of the Warrant A-1 during the Lock-Up Period (as defined in the Lock-Up Agreement), in the Lock-Up Agreement.]74]

10.3    Notices. Any notice, statement or demand authorized by this Agreement shall be sufficiently given when so delivered if by [email (solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), by] hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed, as follows:

If to the Company:

Zanite Acquisition Corp.

25101 Chagrin Boulevard, Suite 350

Cleveland, Ohio 44122

Attention: Steven H. Rosen, Co-CEO

Email: srosen@resiliencecapital.com

with a copy to:

EVE UAM, LLC

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:         Flávia Pavie

Email:               fpavie@eveairmobility.com

If to the Warrantholder:

[●]

[with a copy to:

[●]]

[If to EAH:

EMBRAER AIRCRAFT HOLDING INC.

Avenida Dra. Ruth Cardoso, 8501,

30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil

Attention: Fabiana Klajner Leschziner

Email: fabiana.leschziner@embraer.com.br

with copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:         Paul T. Schnell

              Thomas W. Greenberg

Email: Paul.Schnell@skadden.com

            Thomas.Greenberg@skadden.com]

10.4    Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrant[s] shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the

[74]	In place of the bracketed language, certain Warrant Agreements included the following: pursuant to Section 7 of this Agreement.

United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any Person purchasing or otherwise acquiring any interest in the Warrant[s] shall be deemed to have notice of and to have consented to the forum provisions in this Section 10.4. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

10.5    Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns.

10.6    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.7    Entire Agreement. This Agreement, [and] the Subscription Agreement [and] [the Lock-Up Agreement][, and the related letter agreement between the parties dated the date hereof] constitute the entire agreement between the parties to this Agreement relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective subsidiaries relating to the transactions contemplated hereby and thereby. [For the avoidance of doubt, this Agreement does not supersede the LOI with respect to the [negotiation]75 of the [Engineering Services Agreement, including the Services, the Priority Opportunities as well as the Supply Agreement]76, and the terms of the LOI relating to the [Engineering Services Agreement, the Priority Opportunities and the Supply Agreement]77, shall remain in full force and effect [to the extent of and] in accordance with their respective terms.]

10.8    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

[75]	In place of the bracketed language, certain Warrant Agreements included the following: study and exploration.
[76]

In place of the bracketed language, certain Warrant Agreements included one of the following alternatives: (i) Potential Commercial Partnership and the negotiation of the Put Option between EAH and the Warrantholder; or (ii) Potential Commercial Partnership and the negotiation of the Partnership Agreement among Eve Brazil, Eve and the Warrantholder.

[77]

In place of the bracketed language, certain Warrant Agreements included one of the following alternatives: (i) Potential Commercial Partnership and the Put Option; or (ii) Potential Commercial Partnership and the Partnership Agreement.

10.9    Amendments. This Agreement may be amended by the Company without the consent of the Warrantholder (i) for the purpose of (x) curing any ambiguity or to correct any defective provision or mistake contained herein or (y) adding or changing any other provisions with respect to matters or questions arising under this Agreement as the Company may deem necessary or desirable and that the Company deems shall not adversely affect the rights of the Warrantholder under this Agreement, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 6.4. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the written consent of the Warrantholder. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 5.1 and 5.2, respectively, without the consent of the Warrantholder.

10.10    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[●]

By:
Name:
Title:

ZANITE ACQUISITION CORP.

By:
Name:
Title:

[EMBRAER AIRCRAFT HOLDING, INC.

By:
Name:
Title:

By:
Name:
Title:]

[Signature Page to Warrant Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

[FACE]

Number [            ]

WARRANT78

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

EVE HOLDING, INC. (f/k/a ZANITE ACQUISITION CORP.)

Incorporated Under the Laws of the State of Delaware

CUSIP [            ]

Warrant Certificate

THIS WARRANT CERTIFICATE (“Warrant Certificate”) CERTIFIES THAT [                ], or registered assigns, is the registered holder of the warrant evidenced hereby (the “Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Eve Holding, Inc. (f/k/a Zanite Acquisition Corp.), a Delaware corporation (the “Company”). The Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Company referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Capitalized terms used but not defined in this Warrant Certificate shall have the respective meanings given to them in the Warrant Agreement.

The Warrant is initially exercisable for [up to] [●] fully paid and non-assessable shares Common Stock. No fractional shares shall be issued upon exercise of the Warrant. If, upon the exercise of the Warrant, a holder would be entitled to receive a fractional interest in a share Common Stock, the Company shall, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the holder of the Warrant. The number of shares of Common Stock issuable upon exercise of the Warrant is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Warrant Price per share of Common Stock for the Warrant is equal to $[●]79 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

[78]	Certain Warrant Agreements included one of the following alternatives: [A/B]; [A-1/A-2/A-3]; [B] or [A/B/C].
[79]	In place of the bracketed language, certain Warrant Agreements included the following: $0.01/$11.50/$15.00.

Subject to the conditions set forth in the Warrant Agreement, the Warrant may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, the Warrant shall become void. The Warrant may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement. [Certain Warrant Agreements included the following: The Warrant may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.]

Reference is hereby made to the provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Company.

This Warrant Certificate shall be governed by, and construed in accordance with, the internal laws of the State of New York.

EVE HOLDING, INC.

By:
Name:
Title:

[●]

By:
Name:
Title:

FORM OF WARRANT CERTIFICATE

[Reverse]

The Warrant evidenced by this Warrant Certificate is part of a duly authorized issue of Warrant entitling the holder on exercise to receive shares of Common Stock is are issued or to be issued pursuant to a Warrant Agreement, dated as of [●] (as amended, supplemented or otherwise modified from time to time, the “Warrant Agreement”), duly executed and delivered by the Company and [●] (the “Warrantholder”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Warrantholder. Capitalized terms used but not defined in this Warrant Certificate shall have the respective meanings given to them in the Warrant Agreement.

The Warrant may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of the Warrant evidenced by this Warrant Certificate may exercise it by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) [at the principal corporate trust office of the warrant agent].

The Warrant Agreement provides, that upon the occurrence of certain events, the number of shares of Common Stock issuable upon exercise of the Warrant set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of the Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

This Warrant Certificate, when surrendered at the principal corporate trust office of the Company by the Warrantholder in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate of like tenor evidencing the Warrant.

The Company [and the warrant agent] may deem and treat the Warrantholder as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof and any distribution to the holder hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrant nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [                ] shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Eve Holding, Inc. (f/k/a Zanite Acquisition Corp.) (the “Company”) in the amount of $[                ] in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in its own name and that such shares of Common Stock be delivered to it, whose address is [                ]. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in its own name of and that such Warrant Certificate be delivered to it.

In the event that the Warrant has been called for redemption by the Company pursuant to Section 8.1 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 8.3 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with [Section 5.3.1(b)]80 and Section 8.3 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in its own name and that such Warrant Certificate be delivered to it, whose address is [                ].

[Signature Page Follows]

Date: , 20
[●]

(Address)

(Tax Identification Number)

[Certain Warrant Agreements included the following: Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).]

[80]	In place of the bracketed language, certain Warrant Agreements referenced the following section: 5.4.1(b).

ANNEX S

Execution Version

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on December 21, 2021, by and between Zanite Acquisition Corp., a Delaware corporation (the “Issuer”), and the subscriber party set forth on the signature page hereto (“Subscriber”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Issuer is, concurrently with the execution and delivery hereof, entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among the Issuer, EVE UAM, LLC, a Delaware limited liability company (“Eve”), Embraer S.A., a Brazilian joint stock company (“Embraer”), and Embraer Aircraft Holding Inc., a Delaware corporation and wholly owned subsidiary of Embraer (“EAH”), in substantially the same form provided to Subscriber prior to the date hereof, pursuant to which, subject to the terms and conditions contained therein, among other transactions, (i) Embraer will transfer units of Eve to EAH in exchange for shares of EAH such that upon such transfer of units, Eve will become a wholly owned subsidiary of EAH and (ii) following the transfer described in the preceding clause (i), EAH will contribute and transfer units of Eve to the Issuer in exchange for shares of the Issuer, in each case on the terms and conditions set forth therein (the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer that number of shares of the Issuer’s common stock, par value $0.0001 per share (the “Common Stock”), as set forth on the signature page hereto (the “Acquired Shares”), for a purchase price of $10.00 per share (the “Per Share Price”) and an aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer on or prior to the Closing (as defined below);

WHEREAS, the Issuer and Subscriber are executing and delivering this Subscription Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, (i) certain strategic investors and/or investors with existing relationships with Embraer (the “Strategic Subscribers”) have entered into separate subscription agreements with the Issuer (the “Strategic Subscription Agreements”), pursuant to which the Strategic Subscribers have agreed to purchase Common Stock on the Closing Date (as defined below) at the Per Share Price (the “Strategic Acquired Shares”), (ii) certain insiders of the Issuer and Embraer (each, an “Insider Subscriber”) have entered into separate subscription agreements with the Issuer (the “Insider Subscription Agreements”), pursuant to which the Insider Subscribers have agreed to purchase Common Stock on the Closing Date (as defined below) at the Per Share Price (the “Insider Acquired Shares”) and (iii) certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or “accredited investors” (as such term is defined in Rule 501 under the Securities Act) (each a “Third-Party Subscriber”, and together with the Strategic Subscribers and the Insider Subscribers, the “Other Subscribers”), have (severally and not jointly) entered into separate subscription agreements with the Issuer (the “Third-Party Subscription Agreements” and together with the Strategic Subscription Agreements and the Insider Subscription Agreements, the “Other Subscription Agreements”), pursuant to which such investors have agreed to purchase Common Stock on the Closing Date at the Per Share Price (the “Third-Party Acquired Shares”, and together with the Strategic Acquired Shares and the Insider Acquired Shares, the “Other Acquired Shares”);

WHEREAS, as of the date hereof, the aggregate number of shares of Common Stock to be sold by Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements entered into on the date hereof equals 30,500,0001 shares of Common Stock; and

[1]	Note: For subscribers that executed subscription agreements subsequent to December 21, 2021, the recitals have been updated to reflect the increased aggregate size of the PIPE.

WHEREAS, as of the date hereof, the aggregate amount of proceeds to be delivered to the Issuer in connection with the purchase and sale of the Acquired Shares and the Other Acquired Shares pursuant to this Subscription Agreement and the Other Subscription Agreements entered into an the date hereof equals $305,000,000.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).

2. Closing.

(a)

The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transactions and shall occur immediately prior thereto. Not less than five (5)[2] business days prior to the scheduled closing date of the Transactions (the “Closing Date”), the Issuer shall provide written notice to Subscriber (the “Closing Notice”) (i) of such Closing Date, (ii) that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied or waived and (iii) containing wire instructions for the payment of the Purchase Price. Subscriber shall deliver to the Issuer no later than two (2) business days before the Closing Date (as specified in the Closing Notice) or such other date as otherwise agreed to by the Issuer and Subscriber (such date, the “Purchase Price Payment Date”) the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds (i) to the account specified by the Issuer in the Closing Notice, to be held in a non-interest bearing third-party escrow account (the “Escrow Account”) designated by the Issuer prior to the Purchase Price Payment Date for the benefit of Subscriber until the Closing Date, or (ii) to an account specified by the Issuer and subject to such procedures otherwise mutually agreed by Subscriber and the Issuer (“Alternative Settlement Procedures”). On the Closing Date, the Issuer shall deliver to Subscriber (1) the Acquired Shares in book entry form, free and clear of any liens, encumbrances or other restrictions whatsoever (other than those arising under state or federal securities laws or imposed by Subscriber), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (2) a copy of the records of the transfer agent of the Issuer (the “Transfer Agent”) showing Subscriber as the owner of the Acquired Shares on and as of the Closing Date (the “Subscriber’s Deliveries”). Unless otherwise provided pursuant to Alternative Settlement Procedures, upon the transfer of Subscriber’s Deliveries by the Issuer to Subscriber (or its nominee in accordance with its delivery instructions), the Issuer shall, or shall cause the escrow agent for the Escrow Account to, on the Closing Date, release the Purchase Price from the Escrow Account to the Issuer. In the event the closing of the Transactions does not occur within five (5) business days of the Closing Date specified in the Closing Notice, unless otherwise agreed by the Issuer and Subscriber, the Issuer shall, or shall instruct the escrow agent for the Escrow Account to, promptly (but not later than two (2) business days thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 6 hereof, Subscriber shall remain obligated (i) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice setting forth a new Closing Date by which the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied or waived and (ii) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transactions, subject to the procedures set forth in this Section 2(a). For purposes of this Subscription Agreement,

[2]	For certain Strategic Subscribers, funding deadline, funding notice period and corresponding holding period adjusted based upon Subscriber policies and procedures.

“business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, are open for the general transaction of business.

(b)	The Closing shall be subject to the satisfaction, or valid waiver by each of the parties hereto, of the conditions that, on the Closing Date:

(i) solely with respect to the Issuer:

(1) the representations and warranties made by Subscriber in this Subscription Agreement shall be true and correct as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date), except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Subscriber Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein), individually or in the aggregate, would not reasonably be expected to have a Subscriber Material Adverse Effect, in each case without giving effect to the consummation of the Transactions;

(2) Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing; and

(3) Subscriber shall have delivered the Purchase Price in compliance with the terms of this Subscription Agreement.

(ii) solely with respect to Subscriber:

(1) the representations and warranties made by the Issuer in this Subscription Agreement shall be true and correct as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date), except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Issuer Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein), individually or in the aggregate, would not reasonably be expected to have an Issuer Material Adverse Effect, in each case without giving effect to the consummation of the Transactions;

(2) the Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing;

(3) except to the extent consented to in writing by Subscriber, the Business Combination Agreement (as filed with the Commission (as defined below) on or shortly after the date hereof, but other than the condition in Section 8.3(c) of the Business Combination Agreement, or the effects thereof) shall not have been amended, modified, supplemented or waived by Embraer in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement (it being understood that any such amendment, modification or waiver (i) resulting in a decrease in the valuation of Eve in connection with the Transactions, (ii) relating to the failure by one or more Other Subscribers to meet their closing funding obligations in violation of the Other Subscription Agreements or (iii) in connection with any additional financing transactions relating to the Transactions following the date hereof, would not have such a material and adverse effect);3

(4) other than in connection with (i) the customary ongoing review by the Nasdaq Stock Market LLC (“Nasdaq”) or such other applicable stock exchange on which Issuer’s Common Stock or its successor’s common stock is then listed or (ii) any modifications to Issuer’s or its successor’s stock exchange or ticker symbol listings made in connection with the Transactions, no suspension of the qualification of the Common Stock for offering or sale or trading by the Commission (as defined

[3]	For a certain Strategic Subscriber, the specified carveouts contained in this closing condition include additional limiting qualifiers.

below) or under applicable rules of Nasdaq or the New York Stock Exchange (“NYSE”), as applicable, or initiation or threatening in writing of any proceedings for any of such purposes, shall have occurred, and the Acquired Shares shall be approved for listing on NYSE, subject only to official notice of issuance; and

(5) all conditions precedent to the closing of the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived by the party who is the beneficiary of such condition(s) in the Business Combination Agreement (for the avoidance of doubt, a waiver of the following conditions precedent in the Business Combination Agreement shall not be a condition to the Subscriber’s obligations hereunder (1) those conditions that may only be satisfied at the closing of the Transactions, but subject to satisfaction or waiver of such conditions as of the closing of the Transactions and (2) the condition pursuant to Section 8.3(c) of the Business Combination Agreement),4 provided, however, that the Issuer cannot waive any conditions precedent set forth in Section 8.2(a) (i) and/or in Section 8.2(c) of the Business Combination Agreement without the prior approval of the Subscriber to the extent that such waiver would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement.5

(iii) no governmental authority having applicable jurisdiction shall have enacted, issued, promulgated, enforced or entered any material judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Subscription Agreement.

(c)

Upon the terms and subject to the conditions set forth in this Subscription Agreement, Subscriber and the Issuer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to reasonably assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable under applicable legal requirements to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Subscription Agreement.

3. Issuer Representations and Warranties. Provided that no representation or warranty by the Issuer shall apply to any statement or information in reports filed with the Commission (as defined below) that relates to any statement or information in the SEC Reports (as defined below) that relates to changes to historical accounting policies of Issuer in connection with any order, directive, guideline, comment or recommendation from the Commission or Issuer’s auditor or accountant that is applicable to Issuer (collectively, the “SEC Guidance”), nor shall any correction, amendment, revision or restatement of the Issuer’s financial statements due wholly or in part to the SEC Guidance or any other accounting matters, nor any other effects that relate to or arise out of, or are in connection with or in response to, any of the foregoing or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by the Issuer, the Issuer represents and warrants to Subscriber that:

(a)

The Issuer is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. Except where such noncompliance would not reasonably be expected to constitute an Issuer Material Adverse Effect, the Issuer is duly qualified to do business as a foreign corporation and, to the extent applicable, in good standing, in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business required such qualification.

(b)

As of the Closing Date, the Acquired Shares will be duly authorized by the Issuer and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of

[4]	For a certain Strategic Subscriber, the language regarding a waiver of Section 8.3(c) of the Business Combination Agreement is not included.
[5]	For a certain Strategic Subscriber, closing conditions also include a condition regarding minimum commitments from certain insiders/affiliates, pro forma ownership and/or minimum cash.

this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances or other restrictions (except as otherwise stated herein) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws (each, as amended concurrently with the Closing) or under the laws of the State of Delaware or otherwise.

(c)

This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Subscriber, this Subscription Agreement is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d)

The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Acquired Shares by the Issuer and the consummation of the Transactions and other transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, which would reasonably be expected to have an Issuer Material Adverse Effect. For purposes of this Subscription Agreement, an “Issuer Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Issuer and its subsidiaries, taken together as a whole (on a consolidated basis), that, would reasonably be expected to have a material adverse effect on the Issuer’s ability to consummate the (i) transactions contemplated by this Subscription Agreement, including the issuance and sale of the Acquired Shares or (ii) the Transactions.

(e)

The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, the Issuer is a party or by which the Issuer’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Issuer, or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

(f)

The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement or the Transactions (including, without limitation, the issuance of the Acquired Shares), other than, as applicable, (i) the filing with the U.S. Securities and Exchange Commission (the “Commission”) of the Registration Statement (as defined below), (ii) in connection with or as a result of the SEC Guidance or other accounting matters, (iii) filings required by applicable state securities laws, (iv) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable; (v) those required by Nasdaq or NYSE, as applicable, including with respect to obtaining stockholder approval; (vi) those that will be obtained on or prior to the Closing (including those required to consummate the Transactions as provided under the Business Combination Agreement), (vii) any filing, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect; (viii) as set forth in the Business Combination Agreement; and (ix) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act.

(g)

Assuming the accuracy of the representations and warranties of the Subscriber as set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber in the manner contemplated by this Subscription Agreement. The Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(h)

Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect, there is no (i) investigation, action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Issuer, threatened against the Issuer, or (ii) judgment, decree, injunction, ruling or order of any governmental authority outstanding against the Issuer.

(i)

Except for placement fees payable to Jefferies LLC and BTIG, LLC (collectively, the “Placement Agents”), [6] the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Acquired Shares.

(j)

None of the Issuer nor any of its subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay their debts when due, nor does the Issuer or any of its subsidiaries have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

(k)

The Issuer is not, and immediately after receipt of payment for the Acquired Shares, and consummation of the Transactions, will not be, an “investment company” or a company “controlled by an investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(l)

There has been no action taken by the Issuer, any of its subsidiaries, or any of its or their directors, officers or employees, or, to the best knowledge of the Issuer, any of its or their agents or representatives, in each case acting on behalf of the Issuer, in each case, in violation of any applicable Anti-Corruption Laws (as herein defined), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977, amended (the “FCPA”) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of Anti-Corruption Laws, and the Issuer and its subsidiaries and, to the best knowledge of the Issuer, its other affiliates, have conducted their businesses in compliance with the Anti-Corruption Laws. The Issuer has not (i) been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (ii) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws and (iii) received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws in any jurisdiction relating to corruption and bribery, including the FCPA, the UK Bribery Act 2010, and any similar law that prohibits bribery or corruption.

[6]

Note: The Placement Agents are solely acting as placement agents on behalf of certain Third-Party Subscribers. Provisions regarding the involvement of the Placement Agents differ accordingly in the Other Subscription Agreements for the Strategic Subscribers, Insider Subscribers and the other Third-Party Subscribers.

(m)

The Issuer does not engage in (i) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”) or (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800).

(n)

As of their respective filing dates, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports required to be filed by the Issuer with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date thereof, there are no material outstanding or unresolved comments in comment letters received by the Issuer from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports. The financial statements of the Issuer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, and fairly present in all material respects the financial position of the Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Notwithstanding the foregoing, this representation and warranty shall not apply to any statement or information in the SEC Reports that relates or arises from the topics referenced in the SEC Guidance, and any restatement, revision or other modification to the SEC Reports (including any financial statements contained therein) relating to or arising from the SEC Guidance shall not be deemed material noncompliance for purposes of this Subscription Agreement.

(o)

As of the date hereof, the authorized share capital of the Issuer consists of 100,000,000 shares of Class A Common Stock (“Class A Common Stock”), 10,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and 1,000,000 preferred shares, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) 23,000,000 shares of Class A Common Stock, 5,750,000 shares of Class B Common Stock and no Preferred Shares were issued and outstanding; (ii) 25,750,000 warrants, each exercisable to purchase one share of Common Stock at $11.50 per share (“Warrants”), were issued and outstanding, including 14,250,000 private placement warrants; and (iii) no Common Stock was subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing.[7]

(p)

All (i) issued and outstanding shares of Class A Common Stock and shares of Class B Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to and were not issued in violation of any preemptive rights and (ii) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to and were not issued in violation of any preemptive rights.

(q)

Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Acquired Shares.

(r)

The issued and outstanding shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq or such other applicable stock exchange on which Issuer’s Common Stock or its successor’s common stock is then listed. There is no suit, action,

[7]

For a certain Strategic Subscriber, this provision includes language regarding Common Stock adjustments. Such subscriber’s agreement also includes an additional representation and warranty regarding the Issuer’s capitalization.

proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by Nasdaq or such other applicable stock exchange on which Issuer’s Common Stock or its successor’s common stock is then listed or the Commission to prohibit or terminate the listing of the Class A Common Stock or, when issued, the Acquired Shares on Nasdaq or such other applicable stock exchange on which Issuer’s Common Stock or its successor’s common stock is then listed, excluding, for the purposes of clarity, the customary ongoing review by Nasdaq or such other applicable stock exchange on which Issuer’s Common Stock or its successor’s common stock is then listed. Other than in connection with any modifications to Issuer’s or its successor’s stock exchange or ticker symbol listings made in connection with the Transactions, the Issuer has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act.

(s)

The Issuer represents and warrants that none of its officers or directors is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, or the United Kingdom (collectively, the “Sanctions Lists”) (ii) directly or indirectly owned or controlled by, or acting on behalf of, a person, that is named on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Issuer agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Issuer is permitted to do so under applicable law. The Issuer represents that if it is a financial institution subject to the BSA/PATRIOT Act, the Issuer maintains, to the extent required, policies and procedures reasonably designed to comply with any applicable obligations under the BSA/PATRIOT Act. The Issuer also represents that, to the extent required under applicable law, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the Sanctions Lists.

(t)

None of the Issuer, its subsidiaries or any of their affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Acquired Shares under the Securities Act, whether through integration with prior offerings pursuant to Rule 502(a) of the Securities Act or otherwise.

(u)

The Third-Party Subscription Agreements contain the same Per Share Price for the purchase of the Acquired Shares and representations, warranties and covenants that are not more favorable to any similarly situated investors thereunder than the terms of this Subscription Agreement, other than representations, warranties and covenants particular to the regulatory requirements of such investor or its affiliates or related funds.[8]

(v)

The Issuer is in compliance with all applicable laws and has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to Issuer that:

(a)

Subscriber has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation (to the extent applicable in the relevant jurisdiction), with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

[8]	For a certain Strategic Subscriber, Section 3(u) includes different qualifiers and extends to certain provisions in the Other Strategic Subscription Agreements and the Insider Subscription Agreements.

(b)

This Subscription Agreement has been duly authorized, executed and delivered by Subscriber and, assuming that this Subscription Agreement has been duly authorized, executed and delivered by the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c)

The execution, delivery and performance by Subscriber of this Subscription Agreement, including the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither the Issuer nor Embraer nor any of their respective affiliates, have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

(d)

The execution, delivery and performance by Subscriber of this Subscription Agreement, including the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) Subscriber’s organizational documents or under any law, rule, regulation, agreement or other obligation by which Subscriber is bound; and (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of their respective properties, that would reasonably be expected to have a material adverse effect on the ability of the Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”).

(e)

Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is a “qualified institutional buyer” or an “accredited investor” and is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an “accredited investor” and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws of the United States or any other jurisdiction (and shall provide the requested information on Schedule A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares, unless such newly formed entity is an entity in which all of the equity owners are “accredited investors” (within the meaning of Rule 501(a) under the Securities Act).

(f)

Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction. Subscriber understands that it is acquiring its entire beneficial ownership interest in the Acquired Shares for Subscriber’s own account for investment purposes only and not with a view to any distribution of the Acquired Shares in any manner that would violate the securities laws of the United States or any other jurisdiction. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) pursuant to offers and sales that occur in an “offshore transaction” within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act (“Rule 144”), provided that all of the applicable conditions thereof (including those set out in Rule 144(i) which are applicable to the Issuer) have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, including pursuant to a private sale effected under Section 4(a)(7) of the Securities Act or applicable formal or informal Commission interpretation or guidance, such as a so-called “4(a)(1 1⁄2)” sale, and that any certificates or book-entry records representing the Acquired Shares shall contain a legend to such effect, which legend shall be subject to removal as set forth herein and in the Amended and Restated Registration Rights Agreement, dated the date hereof, by and among the Issuer and other parties thereto (the “Registration Rights Agreement”) (but only to the extent that Subscriber is party to the Registration Rights Agreement). Subscriber understands and agrees that the Acquired Shares will be subject to the foregoing restrictions and, as a result, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares. By making the representations herein, Subscriber does not agree to hold any of the Acquired Shares for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the Acquired Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(g)

Subscriber acknowledges and agrees that the book-entry position representing the Acquired Shares will bear or reflect, as applicable, a legend substantially similar to the following (provided that such legend shall be subject to removal in accordance with Section 5(f) hereof):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT THESE SECURITIES MAY NOT BE OFFERED, RESOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF BY THE HOLDER ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT EXCEPT (I) TO THE ISSUER OR A SUBSIDIARY THEREOF, (II) TO NON-U.S. PERSONS PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (III) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION.”

(h)

Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no, and in purchasing the Acquired Shares Subscriber is not relying on any, representations, warranties, covenants or agreements made to Subscriber by the Placement Agents, the Issuer or any of their respective affiliates or any control persons, officers, directors, partners, agents or representatives, or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements expressly stated in Section 3 of this Subscription Agreement.

(i)

To the extent applicable to it, Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

(j)

In making its decision to purchase the Acquired Shares, Subscriber represents that it has conducted and completed its own independent due diligence, to the extent deemed appropriate by Subscriber, and has independently made its own analysis and decision with respect to the Subscription. Subscriber further represents that, except for the representations, warranties, covenants and agreements made by the Issuer herein, it is relying exclusively on its own sources of information, investment analysis and due diligence, to the extent deemed appropriate by Subscriber (including professional advice Subscriber deems appropriate) with respect to the Subscription, the Acquired Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Subscriber acknowledges and agrees that it has received, reviewed and understood the offering materials made available to it in connection with the Subscription and such other information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer, Embraer and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information from the Issuer directly as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. However, neither any such inquiries, nor any due diligence investigation conducted by Subscriber or any of Subscriber’s professional advisors nor anything else contained herein, shall modify, limit or otherwise affect Subscriber’s right to rely on the Issuer’s representations, warranties, covenants and agreements contained in this Subscription Agreement.

(k)

Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, Embraer, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of the Issuer contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber acknowledges and agrees that neither the Placement Agents, nor any of their respective affiliates, has provided Subscriber with any information or advice with respect to the Acquired Shares nor is such information or advice necessary or desired. Neither the Placement Agents nor any of their respective affiliates has made or makes any representation as to the Issuer, Embraer or the quality or value of the Acquired Shares. Further, the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Issuer or Embraer which Subscriber agrees need not be provided to it. On behalf of itself and its affiliates, Subscriber (i) acknowledges that the Placement Agents shall not have any liability or any obligation to Subscriber or its affiliates in respect of this Subscription Agreement or the transactions contemplated hereby including, but not limited to, any action heretofore or hereafter taken or omitted to be taken by any of them in connection with Subscriber’s purchase of the Shares and (ii) releases each Placement Agent in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to this Subscription Agreement or the transactions contemplated hereby.

(l)

Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer or Eve, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or Eve. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means.

(m)

Subscriber acknowledges and agrees that the Placement Agents, and their respective affiliates, are acting solely as placement agents in connection with the Subscription and are not acting as underwriters or in any other capacity and are not and shall not be construed as a financial advisor or fiduciary for Subscriber, the Issuer or any other person or entity in connection with the Subscription; provided however that Raymond James Financial, Inc. is acting as financial advisor to Embraer in relation to the Transactions and Jefferies LLC is acting as financial advisor to the Issuer in relation to the Transactions.

(n)	Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial,

business and private equity matters as to be capable of evaluating the merits and risks of an investment, both in general and with regard to transactions and investment strategies involving a security or securities, including Subscriber’s investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

(o)

Subscriber represents and acknowledges that, alone, or together with any professional advisor(s), Subscriber has analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

(p)

Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

(q)

Subscriber represents and warrants that none of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person or entity named on the Sanctions Lists; (ii) directly or indirectly owned or controlled by, or acting on behalf of, a person, that is named on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the BSA/PATRIOT Act, Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the Sanctions Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

(r)

If Subscriber is or is acting on behalf of an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) none of the Issuer or any of its affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares; (ii) the decision to invest in the Acquired Shares has been made at the recommendation or direction of an “independent fiduciary” within the meaning of US Code of Federal Regulations 29 C.F.R. section 2510.3 21(c), as amended from time to time (the “Fiduciary Rule”) who is (1) independent of the Transaction Parties; (2) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (3) is a fiduciary (under ERISA and/or section 4975 of the Code) with respect to Subscriber’s investment in the Acquired Shares and is responsible for exercising independent judgment in evaluating the investment in the Acquired Shares; and (4) is aware of and acknowledges that (A) none of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser’s or transferee’s investment in the Acquired Shares, and (B) the Transaction Parties have a financial interest in the purchaser’s investment in the Acquired Shares on account of the fees and other remuneration they expect to receive in connection with transactions contemplated by this Subscription Agreement.

(s)	At the Purchase Price Payment Date, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.

(t)

Subscriber represents and warrants that it has not entered into any contract, agreement, commitment or arrangement to dispose of any Acquired Shares, and does not intend or expect to enter into any such contract, agreement, commitment or arrangement at any time up to immediately after Closing, except as provided for in Section 9 (c) below.

(u)

Subscriber acknowledges and is aware that Raymond James Financial, Inc. is acting as financial advisor to Embraer in relation to the Transactions and Jefferies LLC is acting as financial advisor to the Issuer in relation to the Transactions.

(v)

Subscriber acknowledges and agrees that it has not received any recommendation with respect to the Subscription from the Placement Agents and thus will not be deemed to form a relationship with the Placement Agents in connection with the Subscription that would require the Placement Agents to treat Subscriber as a “retail customer” for purposes of Regulation Best Interest pursuant to Rule 11-1 of the Exchange Act, or a “retail investor” for purposes of Form CRS pursuant to Rule 17a-14 of the Exchange Act. Accordingly, Subscriber acknowledges and agrees that it is not entitled to the protections or disclosures required by Regulation Best Interest or Form CRS with respect to the Subscription.

(w)

The Subscriber acknowledges and agrees that any restatement, revision or other modification of the SEC Reports relating to or arising from the SEC Guidance shall be deemed not material for purposes of this Subscription Agreement.[9]

5. Registration Rights.

(a)

The Issuer agrees that, as soon as practicable, but in no event later than thirty (30) calendar days after the Closing Date (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Acquired Shares (the “Registration Statement”), and the Issuer shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the ninetieth (90th) calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the tenth (10th) business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (the “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations, provided, further, that the Issuer’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber, the intended method of disposition of the Acquired Shares (which shall be limited to non-underwritten public offerings) and such other information as shall be reasonably requested by the Issuer to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as

[9]	For a certain Strategic Subscriber, Section 4(w) is not included.

the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Acquired Shares. Any failure by the Issuer to file the Registration Statement by the Filing Date or to cause the effectiveness of such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or cause the effectiveness of the Registration Statement as set forth above in this Section 5. Upon the request of Subscriber, the Issuer will provide a draft of the Registration Statement to Subscriber at least two (2) business days in advance of filing the Registration Statement, and will reasonably promptly advise the Subscriber when the Registration Statement has been declared effective by the SEC, provided that, for the avoidance of doubt, in no event shall the Issuer be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review.[10] In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, however, that, if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw its Acquired Shares from the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Acquired Shares by Subscriber and any Other Subscribers or otherwise, such Registration Statement shall register for resale such number of Acquired Shares which is equal to the maximum number of Acquired Shares as is permitted by the Commission. In such event, the number of Acquired Shares to be registered for each Subscriber or Other Subscriber named in the Registration Statement shall be reduced pro rata among all such subscribers. In the event the Issuer amends the Registration Statement in accordance with the foregoing, the Issuer will use its commercially reasonable efforts to promptly file with the Commission one or more registration statements to register the resale of those Registrable Securities (as defined below) that were not registered on the initial Registration Statement, as so amended and to cause such amendment or Registration Statement to become effective as promptly as practicable. The Issuer will, at its own expense, use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until all such securities cease to be Registrable Securities or such shorter period upon which each holder of Registrable Securities included in such Registration Statement have notified the Issuer that such Registrable Securities have actually been sold. The Issuer will provide all customary and commercially reasonable cooperation necessary to (i) enable Subscriber to resell the Acquired Shares pursuant to the Registration Statement or Rule 144, as applicable, (ii) qualify the Acquired Shares for listing on the primary stock exchange on which the Issuer’s Common Stock are then listed, (iii) update or amend the Registration Statement as necessary to include Registrable Securities and (iv) provide customary notice to holders of Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, the Acquired Shares and any other equity security of the Issuer issued or issuable with respect to the Acquired Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities at the earliest of: (A) when Subscriber ceases to hold any Registrable Securities; (B) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144, and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144, (C) when such securities shall have ceased to be outstanding or (D) three (3) years from the date of effectiveness of the Registration Statement.

[10]

For a certain Strategic Subscriber, additional language is included regarding such subscriber’s rights relating to the filing of the Registration Statement, including amendments and supplements thereto.

(b)

In the case of the registration, qualification, exemption or compliance effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Issuer shall:

(i) except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, for as long as Subscriber continues to hold Registrable Securities;

(ii) advise Subscriber, as promptly as practicable but in any event, within three (3) business days:

(1) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(2) after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (and in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (1) through (4) above may constitute material, nonpublic information regarding the Issuer;

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated in Section 5(b)(ii)(4), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all Acquired Shares to be listed on the primary securities exchange or market, if any, on which the Common Stock issued by the Issuer have been listed;

(vi) allow Subscriber to review disclosure specifically regarding Subscriber in the Registration Statement on reasonable advance notice; and

(vii) use its commercially reasonable efforts to take all other steps reasonably necessary to effect the registration of the Acquired Shares.

(c)

Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay the filing or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if it determines (1) that in order for the Registration Statement not to contain a material misstatement or omission, (x) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (y) the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Issuer’s board of directors reasonably believes would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose or legal obligations for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, to cause the Registration Statement to fail to comply with applicable disclosure requirements or (z) in the good faith judgment of the majority of the members of the Issuer’s board of directors, upon the advice of legal counsel, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Issuer and the majority of the members of the Issuer’s board of directors concludes as a result that it is essential to defer such filing, or (2) to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with the SEC Guidance or other changes to the financial statements related to accounting matters with respect to securities issued in, or other matters related to, the Issuer’s initial public offering (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(d)

Subscriber may deliver written notice (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 5; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5(d)) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.

(e)	Indemnification.

(i) The Issuer shall, notwithstanding the termination of this Subscription Agreement, indemnify and hold harmless, to the extent permitted by law, Subscriber, its directors, officers, employees, affiliates, agents, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or the Exchange Act) and the officers, directors and employees of each such controlling person from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) that arise out of, are based upon, or are caused by any untrue statement of material fact contained in any Registration Statement (or incorporated by reference therein), prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or document incorporated by reference therein or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, except to the extent that such untrue statements, omissions or alleged omissions are caused by or contained in any information furnished in writing to the Issuer by or on behalf of such Subscriber expressly for use therein. The Issuer shall notify Subscriber promptly of the institution, threat or assertion (to the Issuer’s knowledge) of any proceeding arising from or in connection with the Transactions; provided, however, that the indemnification contained in this Section 5(e)(i) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of such person to deliver or cause to be delivered a Prospectus made available by the Issuer in a timely manner or (B) in connection with any offers or sales effected by or on behalf of Subscriber in violation of this Agreement.

(ii) In connection with any Registration Statement in which Subscriber is participating, Subscriber agrees, severally and not jointly with any Other Subscriber that is a party to the Other Subscription Agreements, to indemnify and hold harmless, to the extent permitted by law, the Issuer, its directors, officers, agents, employees and affiliates and each person or entity who controls the Issuer (within the meaning of Section 15 of the Securities Act) and the officers, directors and employees of each such controlling person against any Losses, resulting from, arising out or that are based upon of any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission was made (or not made in the case of an omission) in reliance on, and in conformity with, any information or affidavit so furnished in writing by or on behalf of Subscriber expressly for use therein; provided, however, that in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber from the sale of Acquired Shares pursuant to such Registration Statement giving rise to such indemnification obligation and provided further that the indemnification contained in this Section 5(e)(ii) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (together with one firm of local counsel (in each jurisdiction)) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Acquired Shares.

(v) If the indemnification provided under this Section 5(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 5(e)(i), 5(e)(ii), 5(e)(iii), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(e)(v) from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 5(e)(v) by any seller of Acquired Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Acquired Shares pursuant to the Registration Statement.

(f)

The Issuer will use its commercially reasonable efforts to (A) at the reasonable request of Subscriber, deliver all the necessary documentation to cause the Transfer Agent to remove all restrictive legends from any Acquired Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of the Acquired Shares, or that may be sold by Subscriber without restriction under Rule 144, including without limitation, any volume, information and manner of sale restrictions, and (B) deliver or cause its legal counsel to deliver to the Transfer Agent the necessary legal opinions or instruction letters required by the Transfer Agent, if any, in connection with the instruction under clause (A), in each case in the case of clauses (A) and (B), upon the receipt of Subscriber representation letters and such other customary supporting documentation as requested by (and in a form reasonably acceptable to) the Issuer and its counsel. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Acquired Shares to the Issuer (or its successor) upon reasonable request to assist the Issuer in making the determination described above.

(g)	In the event Subscriber is a party to the Registration Rights Agreement, this Section 5 shall not apply and not be effective with respect to such Subscriber.

6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect (except for those provisions expressly contemplated to survive termination of this Subscription Agreement in accordance with Section 9(d)), and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof (except with respect to those provisions expressly contemplated to survive termination of this Subscription Agreement in accordance with Section 9(d)), upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Section 2 of this Subscription Agreement are not satisfied or waived on or prior to the earlier of the Closing Date or the Outside Date (as defined below), or become incapable of being satisfied on or prior to the earlier of the Closing Date or the Outside Date, and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing or (d) September 21, 2022 (the “Outside Date”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover Losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber in writing (with email being sufficient) of the termination of the Business Combination Agreement. Upon the termination hereof, any monies paid by Subscriber to the Issuer in connection herewith shall promptly (and in any event within two (2) business days) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transactions shall have been consummated.

7. Additional Agreements and Waivers of Subscriber.

(a) Trust Account Waiver. Subscriber acknowledges that the Issuer is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering, dated November 16, 2020 (the “IPO Prospectus”), available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of its public stockholders and the underwriters of its initial public offering. Except with respect to interest earned on the funds in the Trust Account that may be released to the Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its affiliates and representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future as a result of, or arising out of, this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Acquired Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided, however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s redemption rights in connection with the Transactions with respect to any shares of Class A Common Stock of the Issuer owned by such Subscriber. Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Acquired Shares pursuant to the Issuer’s certificate of incorporation in connection with the Transactions or any other business combination, any subsequent liquidation of the Trust Account or the Issuer or otherwise. In the event Subscriber has any claim against the Issuer as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Acquired Shares, it shall pursue such claim solely against the Issuer and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account. This paragraph shall survive any termination of this Subscription Agreement.

(b) No Hedging. Subscriber hereby agrees that neither it, nor any person or entity legally acting on its behalf or pursuant to any understanding with it, shall execute any short sales (as such term is defined in Regulation SHO under the Exchange Act, 17 CFR 242.200) or engage in other hedging transactions of any kind with respect to the Acquired Shares during the period from the date of this Subscription Agreement through the Closing (or such earlier termination of this Subscription Agreement). Nothing in this Section 7(b) shall prohibit any other investment portfolios of Subscriber that is not legally acting on its behalf or pursuant to any understanding with it from entering into any short sales or engaging in other hedging transactions. Subscriber hereby agrees that neither it, nor any person or entity legally acting on its behalf or pursuant to any understanding with it, will, prior to or on the Closing Date, enter into any contract, agreement, commitment or arrangement to dispose of any Acquired Shares.

8. Issuer’s Covenants.

(a)

Except as contemplated herein, the Issuer, its subsidiaries and their respective controlled affiliates shall not, and shall cause any person acting on behalf of any of the foregoing to not, take any action or steps that would require registration of the issuance of any of the Acquired Shares under the Securities Act.

(b)	Following such time as Rule 144 is available, with a view to making available to Subscriber the benefits of Rule 144, the Issuer agrees, for so long as Subscriber holds Acquired Shares to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144; and

(ii) furnish to Subscriber so long as it owns Acquired Shares, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer (public availability on the Commission’s EDGAR system (or successor system) being sufficient) and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

9. Miscellaneous.

(a)

Each party hereto acknowledges that the other party hereto and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein with respect to it are no longer accurate in all material respects. Subscriber and the Issuer further acknowledge and agree that each of the Placement Agents is a third-party beneficiary with the right to enforce Section 3, Section 4 and Section 9 of this Subscription Agreement on its behalf and not, for the avoidance of doubt, on behalf of the Issuer, and that each of the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber and Issuer contained in this Subscription Agreement.

(b)

Each of the Issuer, Subscriber and the Placement Agents (with respect to Section 3, Section 4 and Section 9 hereof), is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(c)

This Subscription Agreement may not be transferred or assigned without the prior written consent of each of the other parties hereto, and any such attempted transfer or assignment shall be void. Notwithstanding the foregoing, this Subscription Agreement and any of Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager or investment advisor as Subscriber or by an affiliate of such investment manager or investor advisor, without the prior consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof. Upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager or investment advisor as Subscriber or by an affiliate of such investment manager or investment advisor, unless consented to in writing by the Issuer (such consent not to be unreasonably conditioned, delayed or withheld).[11]

(d)

All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.

(e)

The Issuer may request from Subscriber such additional information as the Issuer may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that, the Issuer agrees to keep any such information provided by Subscriber confidential; provided, further, that upon receipt of such additional information, the Issuer shall be allowed to convey such information to each Placement Agent and such Placement Agent shall keep the information confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request.

(f)	This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each of the parties hereto.

(g)

This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(h)

Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i)

If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j)

This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(k)	Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated by this Subscription Agreement.

(l)

Except as otherwise provided in this Subscription Agreement, the Issuer shall be solely responsible for the fees of the Transfer Agent, the escrow agent, stamp taxes associated with the issuance of the Acquired Shares.

(m)

Subscriber understands and agrees that (i) no disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Acquired Shares; (ii) none of the Placement Agents, nor any of their respective affiliates, nor any control persons, directors, officers, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to the Issuer, Embraer, or their subsidiaries or any of their respective businesses, the Transactions or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer or Embraer; and (iii) in connection with the issue and purchase of the Acquired Shares, the Placement Agents have not acted as Subscriber’s financial advisor, tax or fiduciary.

[11]	For a certain Strategic Subscriber, this provision was adjusted with respect to transfers to such Subscriber’s affiliates.

(n)

If Subscriber is a Foreign Person (each term herein as defined at 31 C.F.R. § 800), Subscriber shall not have, and the Issuer shall not provide to Subscriber: (i) access to any “material non-public technical information” in the possession of the Issuer; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the Issuer or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Issuer; (iii) any involvement, other than through the voting of shares, in substantive decision-making of the Issuer regarding (x) the use, development, acquisition or release of any Issuer “critical technology”, (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by the Issuer, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure.”

(o)

Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

if to Subscriber, to such address or addresses set forth on the signature page hereto;

if to the Issuer, to:

Zanite Acquisition Corp.

2501 Chagrin Boulevard, Suite 350

Cleveland, Ohio 44122

Attention: Steven H. Rosen, Co-CEO

Email: srosen@resiliencecapital.com

with a required copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Paul T. Schnell, Thomas W. Greenberg

Email: Paul.Schnell@skadden.com; Thomas.Greenberg@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071-3144

Attention:    P. Michelle Gasaway

Email:         michelle.gasaway@skadden.com

and required copies to (which copies shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York NY 10020

Attention: Joel Rubinstein, Matthew Kautz

Email: joel.rubinstein@whitecase.com; matthew.kautz@whitecase.com

(p)

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(q)

This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE), OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9(n) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, PLACEMENT AGENTS OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(p).

(r)

If, any change in the Common Stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Acquired Shares issued to Subscriber and/or the Per Share Price, as applicable, shall be appropriately adjusted to reflect such change.

(s)	The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, file with the Commission a Current Report on Form

8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions [and any other material, nonpublic information that the Issuer has provided to Subscriber any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Issuer or any of its officers, directors or employees or agents and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Issuer or any of their affiliates.][12] Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not, and shall instruct the Placement Agents and Eve not to, publicly disclose the name or identity of Subscriber or any of its affiliates or its investment adviser, or include the name of Subscriber or any of its affiliates or its investment adviser in (i) any press release or marketing materials without the prior written consent of Subscriber and (ii) any filing with the Commission or any regulatory agency or trading market without the prior written consent of Subscriber (such consent not to be unreasonably conditioned, delayed or withheld), except with respect to this clause (ii) as required by state or federal securities law, any governmental authority or stock exchange rule, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted under hereunder.

(t)

The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under any Other Subscription Agreements. The decision of Subscriber to purchase the Acquired Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer, Embraer or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. The decision of each Other Subscriber to purchase Other Acquired Shares pursuant to an Other Subscription Agreement has been made by such Other Subscriber independently of Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer, Embraer or any of their respective subsidiaries which may have been made or given by Subscriber. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Acquired Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

(u)

The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context

[12]

Note: Certain bracketed language not included for certain Strategic Subscribers (1) subject to continuing confidentiality obligations and (2) who executed subscription agreements after December 21, 2021.

otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

ZANITE ACQUISITION CORP.

By:
Name:	Steven H. Rosen
Title:	Co-Chief Executive Officer

Date: [                    ]

[Signature Page to Subscription Agreement]

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By: _______________________________ Name: Title:	By: ___________________________________ Name: Title:

Date: December ____, 2021

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different)

Email Address: fabiana.leschziner@embraer.com.br

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN: _______________	Joint Subscriber’s EIN: ________________________________
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.: ___________________	Telephone No.: ___________________
Facsimile No.: ____________________	Facsimile No.: ____________________

Aggregate Number of Acquired Shares subscribed for:
____________________

Aggregate Purchase Price: $_______________

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1. ☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2. ☐	We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	ACCREDITED INVESTOR STATUS

(Please check each of the following subparagraphs):

1. ☐

We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor”.

2. ☐	We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the Issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below that apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐

Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐	An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;

☐	An investment adviser relying on the exemption from registering with the Securities and Exchange Commission under section 203(l) or (m) of the Investment Advisers Act of 1940;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐	Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of the Securities Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

☐	A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐

Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act;

☐	An entity, of a type not listed in any of the foregoing paragraphs, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐

A “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1): (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐

A “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1), of a family office meeting the requirements in the foregoing paragraph and whose prospective investment in the issuer is directed by such family office pursuant to clause (iii) in the foregoing paragraph;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

ANNEX T

FORM OF TAX SHARING AGREEMENT

This Tax Sharing Agreement (this “Agreement”) is made and entered into as of [●], 2022, by and between EMBRAER AIRCRAFT HOLDING, INC., a Delaware corporation (“Embraer U.S.”), for and on behalf of itself and each Embraer U.S. Affiliate (as defined below), and EVE HOLDING, INC., a Delaware corporation (the “Company”), for and on behalf of itself and each Company Affiliate (as defined below).

WITNESSETH:

WHEREAS, Embraer U.S. and the Company have or may become a part of an Affiliated Group (as defined below), and such Affiliated Group expects to file a consolidated federal income Tax Return in accordance with Section 1501 of the Code (and certain consolidated state and local income Tax Returns) for the Tax year during which the Company becomes a Member (as defined below) of such Affiliated Group and for subsequent Tax years; and

WHEREAS, it is deemed equitable and desirable that the parties hereto enter into this Agreement to set forth (i) the general principles under which they will calculate, allocate, and share consolidated federal, state and local income Tax liabilities (as determined under Treasury Regulation Section 1.1502-2 and any analogous provisions of state or local Tax Law) of the Affiliated Group as between the Embraer U.S. Group, on the one hand, and the Company Group, on the other hand, (ii) the manner in which they will prepare and file various Tax Returns (as defined below) and meet certain other reporting obligations, (iii) the method for reimbursing Embraer U.S. for payment of the Company Group’s allocable share of consolidated federal, state and local income Tax liabilities and compensating the Company for use of a Tax Asset (as defined below) of any Member of the Company Group in arriving at such consolidated federal, state and local income Tax liabilities, and (iv) the provisions governing various related matters.

NOW, THEREFORE, the parties signatory hereto agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

(a) “Affiliated Group” shall mean, for any federal, state, or local Tax jurisdiction, the consolidated, combined or unitary group that files a Joint Return.

(b) “Agreement” shall have the meaning set forth in the first paragraph hereof, as such agreement may be amended or supplemented from time to time.

(c) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Company” shall have the meaning set forth in the first paragraph hereof, except as otherwise provided by Section 23.

(f) “Company Affiliate” means any corporation or other Legal Entity directly or indirectly “controlled” by the Company at the time in question, where “control” means the ownership of 50% or more of the equity interests of such corporation or other Legal Entity (by voting power or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other Legal Entity.

(g) “Company Group” means, with respect to any Taxable year (or portion thereof) beginning on or after the Effective Date, the Company and each Subsidiary of the Company (but only while such Subsidiary is a Subsidiary of the Company).

(h) “Company Successor” shall have the meaning given to such term in Section 23(a).

(i) “Company Successor Parent” shall have the meaning given to such term in Section 23(a).

(j) “Consolidated Return Regulations” shall mean the Treasury Regulations promulgated under Chapter 6 of Subtitle A of the Code, including, as applicable, any predecessor or successor regulations thereto.

(k) “Contested Company Group Item” shall have the meaning given to such term in Section 9(b).

(l) “Controlling Party” shall have the meaning given to such term in Section 9(a).

(m) “Deconsolidation Event” means, with respect to the Company and each member of the Company Group, any event or transaction that causes the Company and/or one or more members of the Company Group to no longer be eligible to join with Embraer U.S. or one or more members of the Embraer U.S. Group in the filing of a Joint Return.

(n) “DIT” shall mean any “deferred intercompany transaction” or “intercompany transaction” within the meaning of the Consolidated Return Regulations, or any similar provisions of state, local or prior federal Tax Law.

(o) “Due Date” shall have the meaning given to such term in Section 6(b).

(p) “Effective Date” shall mean the date of this Agreement.

(q) “ELA” shall mean any “excess loss account” within the meaning of the Consolidated Return Regulations, or any similar provisions of state, local or prior federal Tax Law.

(r) “Embraer U.S.” shall have the meaning set forth in the first paragraph hereof, except as otherwise provided by Section 23.

(s) “Embraer U.S. Affiliate” shall mean any corporation or other Legal Entity directly or indirectly “controlled” by Embraer U.S. where “control” means the ownership of 50% or more of the equity interests of such corporation or other Legal Entity (by voting power or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other Legal Entity; provided, however, that such term shall not include the Company or any Company Affiliate.

(t) “Embraer U.S. Group” means, with respect to any Taxable year (or portion thereof) beginning on or after the Effective Date, Embraer U.S. and each Subsidiary of Embraer U.S. (but only while such Subsidiary is a Subsidiary of Embraer U.S.); provided, however, that such term shall not include any Subsidiary of Embraer U.S. for such Taxable year (or portion thereof) as and to the extent that such Subsidiary is a member of the Company Group.

(u) “Embraer U.S. Successor” shall have the meaning given to such term in Section 23(b)(i).

(v) “Embraer U.S. Successor Parent” shall have the meaning given to such term in Section 23(b)(i).

(w) “Embraer U.S. Successor Transaction” shall have the meaning given to such term in Section 23(b)(ii).

(x) “Estimated Tax Installment Date” means, with respect to United States federal income Taxes, the estimated Tax installment due dates prescribed in Section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

(y) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(z) “Final Determination” shall mean the final resolution of liability for any Tax for any Taxable period, by or as a result of: (i) a closing agreement or similar final settlement with the Internal Revenue Service or the relevant state or local Governmental Authorities, (ii) an agreement contained in Internal Revenue Service Form 870-AD or other similar form, (iii) an agreement that constitutes a determination under Section 1313(a)(4) of the Code, (iv) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, (v) a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state or local tribunal has expired, (vi) a decision, judgment, decree or other order of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired, or (vii) the payment of any Tax with respect to any item disallowed or adjusted by a Tax Authority provided that Embraer U.S. and the Company agree that no action should be taken to recoup such payment.

(aa) “Group” shall mean either the Embraer U.S. Group or the Company Group.

(bb) “Independent Accountant” shall have the meaning set forth in Section 2(b)(i).

(cc) “Interest Rate” means the Rate determined below, as adjusted as of each Interest Rate Determination Date. The “Rate” means, with respect to each period between two consecutive Interest Rate Determination Dates, a rate determined two (2) Business Days before the earlier Interest Rate Determination Date equal to the interest rate that would be applicable on such date to a “large corporate underpayment” (within the meaning of Section 6621(c) of the Code) under Sections 6601 and 6621 of the Code. Interest will be calculated on the basis of a year of 360 days and the actual number of days for which due.

(dd) “Interest Rate Determination Date” means the Due Date and each March 31, June 30, September 30, and December 31 thereafter.

(ee) “Joint Return” shall mean any federal, state or local Tax Return for any Taxable period ending on or after the Effective Date that includes at least two Members, of which one Member is a member of the Company Group and the other Member is a member of the Embraer U.S. Group.

(ff) “Legal Entity” shall mean a corporation, partnership, limited liability company or other legal entity under the corporation, partnership, limited liability company or other organizational laws of a state or other jurisdiction.

(gg) “Losses” shall mean any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder); provided, however, that “Losses” shall exclude any special or punitive damages; provided, further, that the foregoing proviso will not be interpreted to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) in a third-party claim for special or punitive damages.

(hh) “Member” or “member” shall mean an entity that is an includible corporation as defined in Section 1504(b) of the Code (or any analogous provisions of state, local or other applicable Tax Law).

(ii) “Parent” shall mean, as the context may require, the common parent of any consolidated, combined, or unitary group that has filed, or is required to file, any Joint Return.

(jj) “Person” shall mean an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity.

(kk) “Post-Deconsolidation Period” means any Taxable period beginning after the date of a Deconsolidation Event.

(ll) “Pre-Deconsolidation Period” means any Taxable period beginning on or before the date of a Deconsolidation Event.

(mm) “Redetermination” shall mean any redetermination of Taxes as the result of any Tax Proceeding, a claim for refund, an amended Tax Return or otherwise in which (x) additional Taxes to which such determination relates are subsequently paid, (y) a Tax Refund or a Tax Benefit relating to such Taxes is received or used, or (z) the amount or character of any Tax Item is adjusted or redetermined.

(nn) “Separate Return” shall mean any Tax Return that is not a Joint Return.

(oo) “Separate Return Tax Liability” means an amount equal to the hypothetical federal, state or local Tax liability that the members of the Company Group included in a Joint Return filed in any Tax jurisdiction would have incurred if they had filed a consolidated return, combined return (including nexus combination, domestic combination, line of business combination or any other form of combination), unitary return, or separate return, as the case may be, separate from the members of the Embraer U.S. Group, for the relevant Tax period in such Tax jurisdiction (based upon the assumption that such members of the Company Group were required to file in such Tax jurisdiction), and their income was taxable at the highest corporate tax rate in effect for such period in such Tax jurisdiction; provided, however, that (1) the Separate Return Tax Liability shall be computed by Embraer U.S. using such methods, conventions, practices, principles, positions, and elections (for example, the election to deduct or credit foreign Taxes) as are consistent with the methods, conventions, practices, principles, positions and elections that are used by Embraer U.S. or Parent, as the case may be, in preparing the applicable Joint Return, and by taking into account only those Tax Assets of the Company Group (or other Tax Items of loss, deduction or credit of the Company Group) that are included in and used in the applicable Joint Return to create any Tax Benefit (without regard to whether the Company Group could have used such Tax Assets or Tax Items on its hypothetical separate return), (2) the Consolidated Return Regulations (or any similar provisions of state or local Tax Law) and the Joint Returns filed by the Affiliated Group in such Tax jurisdiction shall determine the timing of the recognition of Tax Items with respect to DITs and ELAs and the determination of which Legal Entity shall bear the Tax benefit or burden of such Tax Items, and the Company Group shall be responsible for the Tax Items recognized by its respective members with respect to any DITs and ELAs, (3) the Separate Return Tax Liability with respect to a Joint Return filed in a state or locality shall be computed by taking into account such Tax Items, and such receipts or other data used to compute apportionment factors, of each Company Group member as are taken into account with respect to such Company Group member in preparing such Joint Return, regardless of whether such Company Group member separately has tax nexus with such state or locality, and (4) although the Separate Return Tax Liability is to be computed on a hypothetical basis as if the members of the Company Group that are part of the Affiliated Group were separate from the other members of the Affiliated Group, the fact that such members of the Company Group are included in a Joint Return and the effect that such inclusion has on the calculation of any Tax Item or on any Tax reporting requirement, shall nevertheless be taken into account for purposes of computing the Separate Return Tax Liability. Notwithstanding anything to the contrary in this Agreement, the Separate Return Tax Liability of the Company shall be determined by using, as the U.S. federal and applicable state or local Tax basis for each Reference Asset (as defined in the Tax Receivable Agreement), an amount equal to the product of (i) twenty five percent (0.25 or 25%) and (ii) the actual Tax basis of such Reference Asset (as defined in the Tax Receivable Agreement) at any relevant time, and, for the avoidance of doubt, taking into account only 25% of the actual depreciation or amortization of such Reference Asset for a Tax period.

(pp) “Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation, partnership, or limited liability company) in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority voting interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

(qq) “Tax” and “Taxes” means any and all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other like governmental assessments or charges, and, without limiting the generality of the foregoing, shall include income, gross receipts, net worth, property, sales, use, license, excise, franchise, capital stock, employment, payroll, unemployment insurance, social security, Medicare, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer taxes, together with any related interest, penalties and additions imposed by any Tax Authority. The term “Taxable” shall have a correlative meaning; provided that, references to “Taxable period” for any franchise or other doing business Tax (including, but not limited to, the Texas franchise Tax) shall mean the Taxable period during which the income, operations, assets, or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another Taxable period is obtained by the payment of such Tax.

(rr) “Tax Asset” shall mean any Tax Item that has accrued for Tax purposes, but has not been realized during the Taxable period in which it has accrued, and that could reduce a Tax in another Taxable period, including a net operating loss, net capital loss, disallowed business interest, general business tax credit, foreign tax credit, charitable deduction, credit related to alternative minimum tax, or any other Tax credit.

(ss) “Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

(tt) “Tax Benefit” means a reduction in the Tax liability (or increase in Tax Refund) of a Taxpayer for any Taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable period only if and to the extent that the Tax liability (or Tax Refund) of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability (or Tax Refund) of such Taxpayer in the current period and all prior periods, is less than (or, in case of a Tax Refund, greater than) it would have been had such Tax liability (or Tax Refund) been determined without regard to such Tax Item.

(uu) “Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

(vv) “Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

(ww) “Tax Package” shall have the meaning given to such term in Section 3(c).

(xx) “Tax Proceeding” shall mean any Tax audit, assessment, or other examination by any Tax Authority, as well as any controversy, litigation, other proceeding, or appeal thereof relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

(yy) “Tax Refund” shall mean any refund of Taxes, including any reduction in a Tax liability by means of a credit, offset or otherwise.

(zz) “Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

(aaa) “Tax Receivable Agreement” means that certain tax receivable agreement between the Company and Embraer U.S. entered into on or around [●], 2022.

(bbb) “Taxpayer” means any taxpayer and its Affiliated Group or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction of which a taxpayer is a member.

(ccc) “Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury under the Code.

2. Separate Return Tax Liability of the Company Group; Accounting for Tax Benefits

(a) Payment of Separate Return Tax Liability by the Company to Embraer U.S.

(i) Estimated Tax Payments. Subject to Section 2(c), with respect to each Taxable period for which a Joint Return will be filed, at least five (5) Business Days prior to each relevant Estimated Tax Installment Date, the Company shall pay to Embraer U.S. an amount equal to the installment of the estimated Separate Return Tax Liability, as shown in the computation provided by Embraer U.S. to the Company pursuant to Section 2(b)(i). For the avoidance of doubt, the amounts paid by the Company to Embraer U.S. under this Section 2(a)(i) shall be taken into account in determining the amounts to be paid by the Company or Embraer U.S., as the case may be, pursuant to Section 2(a)(ii).

(ii) Final Return Tax Payments. Subject to Section 2(c), with respect to each Taxable period for which a Joint Return will be filed (other than a Joint Return relating to estimated Tax payments), at least ten (10) Business Days prior to the due date (including extensions) for the filing of each such Joint Return, (1) the Company shall pay to Embraer U.S. an amount equal to the excess, if any, of (x) the Separate Return Tax Liability of the Company Group for such Taxable period and such Joint Return over (y) the aggregate amount, if any, previously paid by the Company to Embraer U.S. with respect to such Taxable period and such Joint Return under Section 2(a)(i), as shown in the computation provided by Embraer U.S. to the Company pursuant to Section 2(b)(i); and (2) Embraer U.S. shall pay to the Company an amount equal to the excess, if any, of (x) the aggregate amount, if any, previously paid by the Company to Embraer U.S. with respect to such Taxable period and such Joint Return under Section 2(a)(i) over (y) the Separate Return Tax Liability of the Company Group for such Taxable period and such Joint Return, as shown in the computation provided by Embraer U.S. to the Company pursuant to Section 2(b)(i).

(b) Determination of Separate Return Tax Liability.

(i) Manner of Calculation. For each Taxable period during which a Joint Return will be filed, Embraer U.S. shall provide to the Company, not less than twenty (20) Business Days prior to the due date (including extensions) for the filing of such Joint Return (1) a pro forma draft of the portion of such Joint Return that reflects the Tax Items of the Company Group, (2) a statement that sets forth in reasonable detail the computation of the Separate Return Tax Liability of the Company Group in respect of such Joint Return, and (3) the amount payable by the Company or Embraer U.S., as determined in accordance with this Agreement, pursuant to Section 2(a); provided, however, that in the case of any Joint Return relating to estimated Tax payments, Embraer U.S. shall provide the foregoing information to the Company not less than ten (10) Business Days prior to each relevant Estimated Tax Installment Date. If the Company disagrees with any Tax Item of the Company Group reflected on the pro forma draft of any Joint Return or any tax position relating to the computation of the Separate Return Tax Liability, then the Company shall promptly notify Embraer U.S. and the parties shall use their reasonable best efforts to resolve the dispute. If the parties are unable to resolve any such dispute within ten (10) Business Days after the Company gives notice to Embraer U.S., then the matter shall be referred to a nationally recognized accounting firm that is mutually acceptable to Embraer U.S. and the Company (the “Independent Accountant”) to resolve such dispute. All costs, fees, and expenses incurred with respect to the resolution of such dispute shall be borne equally by Embraer U.S. and the Company, except that if the Independent Accountant determines that the proposed position submitted by a party to the Independent Accountant for its determination is frivolous, has not been asserted in good faith, or is not supported by substantial authority, then 100% of such costs, fees, and expenses shall be borne by such party. If any dispute related to the computation of the Separate Return Tax Liability has not been resolved by the due date for the payment of the Separate Return Tax Liability (including installments of estimated Separate Return Tax Liability) with respect to the applicable Joint Return as described in Section 2(a), then the Company or Embraer U.S., as the case may be, shall make its payment based upon the original statement prepared by Embraer U.S., and any adjustments to such payment will be made in accordance with Section 5 following the resolution of such dispute.

(ii) Separate Return Tax Liability. For purposes of this Agreement, the “Separate Return Tax Liability” shall be determined as if the Company Group were filing a separate Tax Return under the Code or any analogous provisions of state or local Tax Law, and the term will not have the same meaning as set forth in Treasury Regulation Section 1.1502-12. For the avoidance of doubt, (A) the computation of the Separate Return Tax Liability of the Company Group shall be determined without regard to whether the Affiliated Group is obligated to pay a Tax liability for the applicable Taxable period and (B) no Tax Asset or other Tax Item that has previously been taken into account in any Taxable period for the Company Group’s benefit in determining the Separate Return Tax Liability payable under Section 2(a) or any amount payable under Section 5, or that has otherwise been realized by the Company Group, shall again be taken into account in this computation. If the Separate Return Tax Liability of the Company Group for a Taxable period is less than zero, then the Separate Return Tax Liability of the Company Group shall be deemed to be zero for such period for purposes of Section 2(a).

(c) Accounting for Tax Benefits. In the event that the Embraer U.S. Group recognizes a Tax Benefit on a Joint Return as a result of the Separate Return Tax Liability being less than zero for a Taxable period, the amount of such Tax Benefit for such Taxable period shall be recorded and added to a cumulative register of prior Tax Benefits (the “Cumulative Tax Benefit Register”). Amounts payable by the Company pursuant to Section 2(a)(i) or (ii) for any Taxable period may, at the option of the Company, reduce the amounts in the Cumulative Tax Benefit Register (but not below zero). Any reduction in the amounts in the Cumulative Tax Benefit Register pursuant to the preceding sentence shall be treated, for purposes of this Agreement, as a payment in like amount by the Company to Embraer U.S. pursuant to Section 2(a). Within ten (10) Business Days of filing a Joint Return, Embraer U.S. shall provide to the Company a statement setting forth in reasonable detail the computation of the amount, if any, reflected in the Cumulative Tax Benefit Register. For the avoidance of doubt, no Tax Asset or other Tax Item that has been taken into account in any Taxable period for the Company Group’s benefit in determining the Separate Return Tax Liability payable under Section 2(a) or any amount payable under Section 5, or that has otherwise been realized by the Company Group, shall again be taken into account for purposes of determining any amount added to the Cumulative Tax Benefit Register under this Section 2(c). For the avoidance of doubt, no payment will be required to be made from Embraer U.S. to the Company on account of any amounts in the Cumulative Tax Benefit Register.

3. Preparation and Filing of Tax Returns.

(a) Joint Returns. Embraer U.S. shall be responsible for (i) preparing and filing (or causing to be prepared and filed) all Joint Returns for any Taxable period and (ii) remitting (or causing to be remitted) to the proper Tax Authority the Tax shown on such Joint Returns.

(b) Separate Returns.

(i) Embraer U.S. Separate Returns. Embraer U.S. shall be responsible for (1) preparing and filing (or causing to be prepared and filed) all Separate Returns for any Taxable period that include one or more members of the Embraer U.S. Group and (2) remitting (or causing to be remitted) to the proper Tax Authority the Tax shown on such Separate Returns.

(ii) Company Separate Returns. The Company shall be responsible for (1) preparing and filing (or causing to be prepared and filed) all Separate Returns for any Taxable period that include one or more members of the Company Group and (2) remitting (or causing to be remitted) to the proper Tax Authority the Tax shown on such Separate Returns.

(c) Provision of Information. The Company shall provide Embraer U.S. with all information necessary for Embraer U.S. or Parent to properly and timely file all Joint Returns. Such information may include, but need not be limited to (i) a Tax Return package for Joint Returns and Separate Returns of the Company Group, (ii) an estimated Tax package for Joint Returns and Separate Returns of the Company Group, (iii) a Tax provision package, (iv) a Tax projection package, and (v) workpapers and other supporting documentation relating to the foregoing (collectively, the “Tax Package”). With respect to any Tax Items of the Company Group includible in a Joint Return, the Tax Package shall be prepared, with respect to such Tax Items, using the methods, conventions, practices, principles, positions, and elections used by Embraer U.S. or Parent in preparing the applicable Joint Return. In the event the Company fails to provide information necessary for Embraer U.S. or Parent to properly and timely file a Joint Return in the form reasonably requested by Embraer U.S. and within sufficient time to permit the timely filing of such Joint Return, the twenty (20) Business Day notice period (or ten (10) Business Day notice period in the case of estimated Tax payments) in Section 2(b)(i) shall be waived, and any penalties, interest, or other payment obligation assessed against the Affiliated Group by reason of a delay in filing such Tax Return shall be payable by the Company, but only to the extent that such delay is attributable to the Company’s failure to provide the necessary information on a timely basis.

(d) Special Rules Relating to the Preparation of Tax Returns.

(i) Except as otherwise provided in this Agreement, the party that is responsible for filing (or causing to be filed) a Tax Return pursuant to this Section 3 shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (1) the manner in which such Tax Return shall be prepared and filed, including the methods, conventions, practices, principles, positions, and elections to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) whether an amended Tax Return shall be filed, (4) whether any claims for refund shall be made, (5) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (6) whether to retain outside firms to prepare or review such Tax Return; provided, however, that with respect to Joint Returns, Embraer U.S. shall prepare such Joint Returns in good faith and shall consult with the Company prior to changing any method of accounting if such action would impact the Company Group.

(ii) With respect to any Separate Return for which the Company is responsible for filing (or causing to be filed), the Company may not take (and shall cause the members of the Company Group not to take) any positions that it knows, or reasonably should know, are inconsistent with the methods, conventions, practices, principles, positions, or elections used by Embraer U.S. in preparing any Joint Return, except to the extent that the failure to take such position would be contrary to applicable Tax Law. The Company and the other members of the Company Group shall (1) allocate Tax Items between such Separate Return for which the Company is responsible and any related Joint Return for which Embraer U.S. is responsible that is filed in the same Tax year in a manner that is consistent with the reporting of such Tax Items on such related Joint Return and (2) make any applicable elections required under applicable Tax Law necessary to effect such allocation.

4. Tax Liability of the Company in the Event of Disaffiliation. Although neither party has any plan or intent to effectuate any transaction that would constitute a Deconsolidation Event, the parties have set forth how certain Tax matters with respect to a Deconsolidation Event would be handled in the event that, as a result of changed circumstances, a transaction that constitutes a Deconsolidation Event occurs at some future time.

(a) In General. In the case of a Deconsolidation Event, the Company and the Company Affiliates shall remain liable under this Agreement for the Separate Return Tax Liability of the Company Group for the Taxable period during which such Deconsolidation Event occurs and for prior Taxable periods in which any such disaffiliated members of the Company Group were members of the Affiliated Group, and the Company shall be required to pay Embraer U.S. all amounts for such Taxable periods that are determined pursuant to this Agreement. Moreover, should a Tax Proceeding ultimately result in assessment of a Tax deficiency against any Affiliated Group for years in which the Company or the other members of the Company Group were affiliated with such Affiliated Group, the Company and the Company Affiliates shall remain liable for the Company Group’s portion of such Tax deficiency determined pursuant to this Agreement, plus interest and penalties as provided in Section 6(a), if any.

(b) Allocation of Tax Items. In the case of a Deconsolidation Event, all Tax computations for (i) any Pre-Deconsolidation Periods ending on the date of the Deconsolidation Event and (ii) the immediately following Taxable period of the Company or any disaffiliated members of the Company Group, shall be made pursuant to the principles of Section 1.1502-76(b) of the Treasury Regulations or any similar provision of federal, state or local Tax Law, as reasonably determined by Embraer U.S.

(c) Carrybacks.

(i) Relinquishment. In the case of a Deconsolidation Event, notwithstanding any other provision of this Agreement, to the extent permitted by law, the Company hereby expressly agrees to elect (under Section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any federal, state or local Tax Law, including Section 1.1502-21(b)(3) of the Treasury Regulations) to relinquish any right to carryback net operating losses (or other Tax Items, to the extent permissible) to any Pre-Deconsolidation Periods of Embraer U.S. (in which event no payment shall be due from Embraer U.S. to the Company in respect of such net operating losses or other Tax Items).

(d) Continuing Covenants. Each of Embraer U.S. (for itself and each Embraer U.S. Affiliate) and the Company (for itself and each Company Affiliate) agrees (i) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (ii) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit; provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

(e) Cumulative Tax Benefit Register. Following any Deconsolidation Event, Embraer U.S. will deliver to the Company a schedule setting forth the amounts remaining in the Cumulative Tax Benefit Register that have not applied to reduce payments hereunder within 120 days of such Deconsolidation Event.

5. Adjustments.

(a) Adjustment Payments. In the event of any Redetermination of any Joint Return, or resolution of any dispute between the parties by the Independent Accountant or otherwise, which affects the calculation of the Company Group’s Separate Return Tax Liability or any other calculations or determinations under this Agreement for any Taxable period, the amounts required to be paid pursuant to Section 2(a) or amounts added to the Cumulative Tax Benefit Register pursuant to Section 2(c), as applicable, (as well as any amounts required to be paid under Section 6 below) shall be recomputed for such Taxable period to take into account such Redetermination or dispute resolution. The Company shall pay Embraer U.S., or Embraer U.S. shall pay the

Company, as applicable, an amount equal to the difference between the payment or payments previously made between the parties in respect of such redetermined Joint Return or Separate Return Tax Liability and the amount that would have been paid pursuant to this Agreement in respect of such redetermined Joint Return (if such redetermined Joint Return had been filed on the basis of the Redetermination) or Separate Return Tax Liability. In the event Embraer U.S. or Parent is required to pay to any Tax Authority any amount for additional Taxes due to the disallowance of all or part of any Tax Item for which the Company added an amount to the Cumulative Tax Benefit Register pursuant to Section 2(c) and offset a payment under Section 2(a) (or if Embraer U.S. or Parent would have been so required to pay any Tax Authority but for other credits or adjustments), the Company shall pay to Embraer U.S. the amount of such additional Tax paid by Embraer U.S. or Parent (or which Embraer U.S. or Parent would have been required to pay but for other credits or adjustments); provided, however, the amount so paid by the Company to Embraer U.S. shall not exceed the cumulative amount credited to the Cumulative Tax Benefit Register by the Company pursuant to Section 2(c) with respect to such Tax Item (except as provided in Section 6 below). If a payment is made as a result of a Redetermination or dispute resolution which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of any subsequent Redeterminations or dispute resolution, as applicable.

(b) Timing of Payments. Any payment by Embraer U.S. or the Company required (x) by any dispute resolution shall be paid within five (5) Business Days after the date such dispute is resolved and (y) by any Redetermination in which (i) additional Taxes are paid, will be due five (5) Business Days after the date on which the additional Taxes were paid or, if later, five (5) Business Days after the date of a request from the other party for the payment, or (ii) the amount or character of a Tax Item was adjusted or redetermined, will be due five (5) Business Days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either party or their Subsidiaries, as applicable.

6. Payments.

(a) Payment of Interest, Penalties, and Expenses. Interest, penalties, and expenses incurred by Embraer U.S. or Parent in connection with the amendment of any Joint Return and/or any Tax Proceeding, shall be borne equitably by those parties whose Tax liability may be affected by such amendment or Tax Proceeding, unless otherwise provided under this Agreement. Embraer U.S. shall act in good faith with respect to any interest, penalties, and expenses to be charged to the Company.

(b) Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, not later than five (5) Business Days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at the Interest Rate. Such interest will be payable at the same time as the payment to which it relates.

(c) Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, under the principles of Treasury Regulation Section 1.1552-1(b)(2), Treasury Regulation Section 1.1502-33(d)(1)(ii), Revenue Ruling 73605, 1973-2 C.B. 109 or Revenue Ruling 76-302, 1976-2 C.B. 257, as applicable, and such payments will not create liabilities or receivables among the parties. If the receipt or accrual of any payment under this Agreement causes, directly or indirectly, an increase in the taxable income of the recipient under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in taxable income. To the extent that any payment for which any party hereto (the indemnifying party) is required to pay another party (the indemnified party) pursuant to this Agreement may be deducted or credited in determining the amount of any other Taxes required to be paid by the indemnified party (for example, state Taxes which are permitted to be deducted in determining federal Taxes), the amount of any payment made to the indemnified party by the indemnifying party shall be decreased by taking into account any resulting reduction in other Taxes of the indemnified party. If such a reduction in Taxes of the indemnified party occurs following the payment made to the indemnified party with respect to the relevant indemnified Taxes, the indemnified party shall promptly repay the indemnifying party the amount of such reduction when actually realized. If the Tax Benefit arising from the foregoing reduction of Taxes described in this Section 6(c) is subsequently decreased or eliminated, then the indemnifying party shall promptly pay the indemnified party the amount of the decrease in such Tax Benefit.

7. Indemnification.

(a) Indemnification by Embraer U.S. Embraer U.S. shall indemnify and hold harmless each member of the Company Group from and against (i) any Taxes which a member of the Embraer U.S. Group is required to pay to a Tax Authority (except for Taxes, including the amount of any Separate Return Tax Liability, which Embraer U.S. has a right of reimbursement hereunder from the Company), or in respect of which Embraer U.S. is required to make a payment hereunder to the Company, (ii) any Taxes imposed upon any member of the Company Group pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state or local Tax Law for any Taxable period for which a Joint Return was filed in any Tax jurisdiction (except for Taxes, including the amount of any Separate Return Tax Liability, which Embraer U.S. has a right of reimbursement hereunder from the Company) and (iii) any Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Embraer U.S. contained in this Agreement. For the avoidance of doubt, in no event shall Embraer U.S. be required to indemnify the Company with respect to the loss of any Tax attributes by any member of the Company Group.

(b) Indemnification by the Company. The Company shall indemnify and hold harmless each member of the Embraer U.S. Group from and against (i) any Taxes which a member of the Company Group is required to pay to a Tax Authority (except for Taxes which the Company has a right of reimbursement hereunder from Embraer U.S. or Taxes described in Section 7(a)(ii)) or in respect of which the Company is required to make a payment hereunder to Embraer U.S. and (ii) any Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by the Company contained in this Agreement. For the avoidance of doubt, in no event shall the Company be required to indemnify Embraer U.S. with respect to the loss of any Tax attributes by any member of the Embraer U.S. Group.

8. Appointment of Agent. The Company consents to the appointment of Embraer U.S. (and Parent, if Parent is not Embraer U.S.) as agent for the members of the Company Group in respect of all matters relating to Joint Returns, and agrees that Embraer U.S. (and Parent) shall have full authority to determine the Company Group’s Separate Return Tax Liability in accordance with Section 2, to file Joint Returns (or otherwise cause any Joint Returns to be filed) and to make or change any Tax elections (or cause any Tax elections to be made or changed) on behalf of the Company Group, and to control Tax Proceedings in accordance with Section 9, in each case, except as otherwise provided in this Agreement. The agency power of Embraer U.S. (and Parent), as described in this Section 8, shall extend to all periods during which the Company or any member of the Company Group is a member of any Affiliated Group, and, in the event of the disaffiliation of the Company or any member of the Company Group, Embraer U.S. (and Parent) shall retain its agency powers described herein to make or change on behalf of the Company, or any member of the Company Group, any election or other decision affecting Tax liabilities for such periods that the Company or such member of the Company Group was affiliated with the Affiliated Group.

9. Tax Proceedings.

(a) In General. Except as provided in Section 9(b), (i) with respect to any Joint Returns and any Separate Returns described in Section 3(b)(i), Embraer U.S., and (ii) with respect to Separate Returns described in Section 3(b)(ii), the Company (in either case, the “Controlling Party”), shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of each member of the Embraer U.S. Group and/or the Company Group, as applicable, in any Tax Proceeding relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Proceeding. Except as otherwise provided in Section 9(b), the Controlling Party’s rights shall extend to any matter pertaining to the management and control of a Tax Proceeding, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

(b) Participation of Non-Controlling Party. In any Tax Proceeding relating to a Joint Return in which any Tax Item of the Company Group is a subject of such Tax Proceeding (a “Contested Company Group Item”), the Company shall be entitled to participate in such Tax Proceeding at its expense, insofar as the liabilities of the Company Group are concerned, and Embraer U.S. shall consult with the Company with respect to any Contested Company Group Item, shall act in good faith with a view to the merits in connection with such Tax Proceeding, shall keep the Company updated and informed with respect to such Contested Company Group Item and shall not settle or compromise any Contested Company Group Item in excess of $500,000 without the Company’s prior written consent, such consent not be unreasonably withheld or delayed.

(c) Notice. If a party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (and such notice shall contain factual information, to the extent known, describing any asserted Tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Tax Authority relating to such issue. Failure to give timely notice shall not affect the indemnities given hereunder except, and only to the extent that, the indemnifying party shall have been actually materially prejudiced as a result of such failure.

10. Cooperation. The parties shall cooperate with one another in all matters relating to Taxes (and each shall cause its respective affiliates to so cooperate). The Company shall provide Embraer U.S., and Embraer U.S. shall provide the Company, with such cooperation and information as is necessary in order to enable Embraer U.S., Parent and the Company to satisfy its Tax, accounting and other legitimate requirements. Unless otherwise provided under this Agreement, such cooperation and information shall include (i) making the parties’ respective knowledgeable employees available during normal business hours, (ii) providing the information required by reasonable Tax and accounting questionnaires from the other party (at the times and in the format as reasonably required by such other party), (iii) maintaining such books and records and providing such information as may be necessary or reasonably useful in the filing of Joint Returns and Separate Returns, (iv) executing such documents as may be necessary or reasonably useful in connection with any Tax Proceeding, the filing of Joint Returns and Separate Returns, or the filing of refund claims by a member of the Embraer U.S. Group or the Company Group (including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied), and (v) taking any actions which the other party may reasonably request in connection with the foregoing matters.

11. Foreign Tax Returns. If the parties (or any members of their respective Groups) are required to file (or the parties determine that it is in their best interests to file) a foreign Tax Return for any Taxable period ending on or after the Effective Date that includes at least two Legal Entities, of which one Legal Entity is a member of the Company Group and the other Legal Entity is a member of the Embraer U.S. Group (or any such Legal Entity of one Group is required or able to file a Tax Return reflecting the Tax Assets of a Legal Entity of the other Group pursuant to a similar or analogous scheme under applicable foreign Tax Law), the parties shall reasonably cooperate with one another to complete such Tax Returns, and to allocate the responsibility for payment of any Taxes or Tax Benefits with respect to such Tax Returns, consistent with the underlying principles of calculation and allocation in this Agreement, with such changes as are necessary to reflect the Tax Laws of the applicable jurisdiction.

12. Binding Effect; Assignment. Except as otherwise provided in Section 12(b) or 23, this Agreement shall be binding upon and shall inure to the benefit of Embraer U.S., the Company, and each other party hereto and each other Legal Entity that becomes a party hereto pursuant to Section 12(b) or 23, and this Agreement shall inure to the benefit of, and be binding upon, any successors or assigns of the parties hereto. Except as otherwise provided in Section 12(b) or 23, each of Embraer U.S. and the Company may assign its right to receive payments under this Agreement but may not assign or delegate any other right or obligation hereunder.

13. No Third Party Beneficiaries. Except as provided in Sections 7, 12 and 23, this Agreement is solely for the benefit of Embraer U.S. and the Company and is not intended to confer upon any other Person any rights or remedies hereunder.

14. Application of Agreement. This Agreement shall be applicable only to Taxable periods of the Company and the members of the Company Group ending on or after the Effective Date and to each Taxable period thereafter.

15. Interpretation. This Agreement is intended to calculate, allocate and settle certain Tax liabilities of the members of the Embraer U.S. Group and the Company Group, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

16. Legal and Accounting Fees. Unless otherwise specified herein, any fees or expenses (including internal expenses) for legal, accounting or other professional services rendered in connection with Tax research relating to the Company Group, the preparation of a Joint Return or any statement relating to any Separate Return Tax Liability or other calculations under this Agreement or the conduct of any Tax Proceeding shall be allocated between Embraer U.S. and the Company in a manner resulting in Embraer U.S. and the Company, respectively, bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, their respective Groups. The Company shall pay Embraer U.S. for any fees and expenses allocated to the Company pursuant to this Section 16 within five (5) Business Days after the date the Company receives notice from Embraer U.S. requesting such payment.

17. Effect of the Agreement. This Agreement shall determine the liability of Embraer U.S. and the Company to each other as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or state or local Tax Laws, or for financial reporting purposes or for any other purposes.

18. Allocation Among the Company and Its Included Subsidiaries. Nothing herein shall be deemed to preclude or require any allocation of the Separate Return Tax Liability of the Company Group among or between the Company and its Subsidiaries.

19. Modifications. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound, except that any addition of a new party pursuant to Section 12(b) or 23 shall not require a writing signed by any other party.

20. Entire Agreement. This Agreement embodies the entire agreement among the parties hereto with respect to the matters covered hereby and thereby, and all prior written or oral agreements, representations, warranties or covenants previously existing between the parties with respect to such subject matter are cancelled and are not part of this Agreement.

21. Changes in Law.

(a) Any references to the Code or Treasury Regulations, or a law of another jurisdiction, shall be deemed to refer to the relevant provisions of any successor statute or regulation and shall refer to such provisions as in effect from time to time.

(b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the Effective Date, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

22. Notices. All notices, requests, and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by electronic mail, by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile, electronic mail or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

If to Embraer U.S. or any member of the Embraer U.S. Group:

Embraer Aircraft Holding, Inc.

1111 General Aviation Drive

Melbourne, Florida 32935

Attention:         [●]

Email:               [●]

Facsimile:         [●]

If to the Company or any member of the Company Group:

Eve Holding, Inc. [●]

Attention:         [●]

Email:               [●]

Facsimile:         [●]

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

23. Successors.

(a) Successors to the Company. In the event of any merger, consolidation, reorganization, statutory share exchange, conversion of the Company from a corporation to a limited liability company or other legal entity or other transaction affecting the Company, that results in the exchange or conversion of the equity securities of the Company for or into equity securities of (x) the successor to the Company in such transaction (or to the extent applicable, the acquiror of all or substantially all of the Company’s businesses) (a “Company Successor”) or (y) any Person of which the Company or such successor is a Subsidiary as a result of and after giving effect to such transaction (a “Company Successor Parent”), then (A) for Taxable periods (or portions thereof) beginning at or after the effective time of such transaction, (i) all references herein to the Company, other than in the last sentence of this Section 23(a), shall mean and refer to such Company Successor or Company Successor Parent, as applicable, and (ii) all references herein to any equity securities of the Company shall mean and refer to the equity securities or ownership interests of such Company Successor or Company Successor Parent, as applicable, into which such equity securities shall have been converted (or for which such equity securities shall have been exchanged), and (B) in connection with any such transaction, the Company will cause such Company Successor or Company Successor Parent, as applicable, to become a party to this Agreement, and be bound hereby, as of the effective time of such transaction. For the avoidance of doubt, this Agreement shall continue to be binding upon the Company notwithstanding any change in ownership of the Company.

(b) Successors to Embraer U.S.

(i) In the event of any merger, consolidation, reorganization, statutory share exchange, conversion of Embraer U.S. from a corporation to a limited liability company or other legal entity or other transaction affecting Embraer U.S., that results in the exchange or conversion of any class or series of capital stock of Embraer U.S. for or into equity securities of (x) the successor to Embraer U.S. in such transaction (or to the extent applicable, the acquiror of all or substantially all of Embraer U.S.’s businesses) (an “Embraer U.S. Successor”) or (y) any Person of which Embraer U.S. or such successor is a Subsidiary after giving effect to such transaction (an “Embraer U.S. Successor Parent”), and if (but only if) such Embraer U.S. Successor or Embraer U.S. Successor Parent owns, directly or indirectly, the equity securities of the Company that were owned, directly or indirectly, by Embraer U.S. immediately prior to such transaction, then (A) for Taxable periods (or portions thereof) beginning at or after the effective time of such transaction, (i) all references in this Agreement to Embraer U.S., other than in Section 23(b)(ii), shall mean and refer to such Embraer U.S. Successor or Embraer U.S. Successor Parent, as applicable, and (ii) all references herein to any class or series of capital stock of Embraer U.S. shall mean and refer to the equity securities or ownership interests of such Embraer U.S. Successor or Embraer U.S. Successor Parent, as applicable, into which such class or series of capital stock of Embraer U.S. shall have been converted (or for which it shall have been exchanged), and (B) such Embraer U.S. Successor or Embraer U.S. Successor Parent, as applicable, shall become a party to this Agreement, and be bound hereby, as if such Person were a signatory hereto (whether or not such Person signs a counterpart of this Agreement or enters into a joinder agreement or similar instrument with respect hereto).

(ii) Notwithstanding the provisions of clause (i) of this Section 23(b), and without limiting the rights of any Embraer U.S. Successor or Embraer U.S. Successor Parent, the Company agrees that following the effective time of a transaction described in clause (i) of this Section 23(b) (an “Embraer U.S. Successor Transaction”) in which Embraer U.S. continues as a legal entity, and with respect to Joint Returns for Taxable periods beginning prior to the effective time of such Embraer U.S. Successor Transaction, (a) Embraer U.S. shall continue to have the authority to act as agent for the members of the Company Group, (b) Embraer U.S. shall have the authority to file such Joint Returns (or otherwise cause such Joint Returns to be filed) and to make or change any Tax elections (or cause any Tax elections to be made or changed) on behalf of the Company Group, and (c) Embraer U.S. shall have the right to control Tax Proceedings with respect to any member of the Company Group relating to such Joint Returns, subject to providing the Company with the participation and control rights to which it would otherwise be entitled pursuant to Section 9.

24. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 22 and this Section 24, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 22 shall be deemed effective service of process on such party.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 24(b).

25. Termination. This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise. The obligations and liabilities of each party are made for the benefit of, and shall be enforceable by, the other parties and their successors and permitted assigns.

26. Headings; Interpretation. The headings used in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of any provision hereof. When a reference is made in this Agreement to a “Section” or “Sections,” such reference shall be to a Section or Sections of this Agreement unless otherwise indicated. The words “include,” “includes,” “included,” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used shall dictate otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other such thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

27. Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original, but all of which shall together constitute one Agreement.

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

EMBRAER AIRCRAFT HOLDING, INC. for itself and on behalf of each Embraer U.S. Affiliate

By:
Name:	[●]
Title:	[●]

EVE HOLDING, INC. for itself and on behalf of each Company Affiliate

By:
Name:	[●]
Title:	[●]

[Signature Page to Tax Sharing Agreement]

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF ZANITE ACQUISITION CORP. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints [•] and [•] (the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote all of the shares of Common Stock of Zanite Acquisition Corp. (the “Company” or “ZNTE”), a Delaware corporation, that the undersigned is entitled to vote (the “Shares”) at the special meeting meeting of stockholders of the Company to be held on [•] at [•] Eastern Time, [•] (the “special meeting”), and at any adjournments and/or postponements thereof. The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting. THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 7 AND “FOR” EACH DIRECTOR NOMINEE. PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY. (Continued and to be marked, dated and signed on reverse side) P R O X Y Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [•]. This notice of Special Meeting and the accompanying Proxy Statement are available at: https://www.cstproxy.com/zaniteacquisition/2022

ZANITE ACQUISITION CORP. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 7. Please mark vote as indicated in this example X Proposal No. 1 — A proposal to adopt the Business Combination Agreement, dated as of December 21, 2021 (the “Business Combination Agreement”), a copy of which is attached to the accompanying proxy statement as Annex A, by and among the Company, Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), EVE UAM LLC, a Delaware limited liability company and a newly formed direct wholly owned subsidiary of Embraer that was formed for purposes of conducting the UAM Business (as defined in the accompanying proxy statement) (“Eve”), and Embraer Aircraft Holding, Inc., a Delaware corporation and a direct wholly owned subsidiary of Embraer (the “EAH”), and to approve the transactions contemplated by the Business Combination Agreement (the “business combination”), which provides that, among other things, EAH, as the sole beneficial and record holder of all of the issued and outstanding equity interests of Eve as of immediately prior to the closing of the business combination (the “Closing”), will contribute and transfer to Zanite, and Zanite will receive from EAH, all of the issued and outstanding equity interests of Eve, as consideration and in exchange for the issuance and transfer by Zanite to EAH of 220,000,000 shares of common stock of Zanite at the Closing (the “Business Combination Proposal”); FOR AGAINST ABSTAIN Proposal No. 2 — Proposals to amend and restate, and further amend, the Company’s certificate of incorporation, dated November 16, 2020 (the “Current Charter”), as follows (such amended and restated and further amended certificate of incorporation referred to herein as the “Proposed Charter”) (collectively, the “Charter Amendment Proposals”): (A) Charter Amendment Proposal A: to approve and adopt the Proposed Charter (other than the proposals addressed in Charter Amendment Proposal B), which, if approved, would amend and restate the Current Charter, and which, if approved, would take effect upon the Closing; FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN (B) Charter Amendment Proposal B: to approve and adopt a proposed amendment to the Proposed Charter to (i) increase the number of authorized shares of Class A common stock from 100,000,000 to 1,000,000,000, which will become shares of common stock, par value of $0.001 per share, of the combined company upon the Closing, and the total number of authorized shares of common stock from 111,000,000 to 1,000,000,000 and (ii) provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, which, if approved, will both be in effect upon the Closing; Proposal No. 3 — Proposals to approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with U.S. Securities and Exchange Commission (the “SEC”) guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as six sub-proposals (collectively, the “Advisory Charter Proposals”); (A) Proposal No. 3(A): A proposal to increase the total number of authorized shares and classes of stock to 1,100,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share; (B) Proposal No. 3(B): A proposal to provide that the number of authorized shares of any class of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL; (C) Proposal No. 3(C): A proposal to require the affirmative vote of the holders of at least two-thirds of the total voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class to (1) make amendments to certain provisions of the Proposed Charter (Article THIRTEENTH (A)) and (2) amend the proposed bylaws (as defined in the accompanying proxy statement) (Article SIXTH (F)); (D) Proposal No. 3(D): A proposal to provide that any action required or permitted to be taken by the stockholders of the Company may be taken by written consent until the time the issued and outstanding shares of common stock owned by Embraer Entities (as defined in the accompanying proxy statement) represent less than 50% of the voting power of the then outstanding shares of capital stock of the Company; (E) Proposal No. 3(E): A proposal to elect not to be governed by Section 203 of the DGCL relating to business combinations with by interested stockholders; and (F) Proposal No. 3(F): A proposal to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “Zanite Acquisition Corp.” to “Eve Holding, Inc.”, (ii) making the Company’s corporate existence perpetual and (iii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company; FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Proposal No. 4 — : A proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Stock Market (“Nasdaq”), (x) the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination, consisting of the issuance of (i) shares of common stock to EAH pursuant to the terms of the Business Combination Agreement and (ii) shares of common stock to the PIPE Investors (as defined below) in connection with the PIPE Investment, plus any additional shares of common stock pursuant to subscription agreements we may enter into prior to the Closing, and (y) the issuance of shares of common stock to EAH in connection with the business combination and PIPE Investment that would result in EAH owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under Nasdaq rules (the “Stock Issuance Proposal”); Proposal No. 5 — A proposal to approve and adopt the Eve Holding, Inc. 2022 Stock Incentive Plan (the “Incentive Plan”), a copy of which is attached to the accompanying proxy statement as Annex K (the “Incentive Plan Proposal”); Proposal No. 6 — A proposal to elect seven directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “Director Election Proposal”); the proposed directors under the Director Election Proposal are To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominees on the line below. Class I Nominees: Class II Nominees: Class III Nominees: 01[•] 03 Marion Clifton Blakey 05 Luis Carlos Affonso 02[•] 04 Paul Eremenko 06 Michael Amalfitano 07 Kenneth C. Ricci Proposal No. 7 — A proposal to approve the adjournment of the special FOR AGAINST ABSTAIN meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals (as defined below) or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived (the “Adjournment Proposal”). Dated: , 2022 Signature (Signature if held Jointly) When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person. The Shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of Proposals 1 through 7. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.